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Registration No. 333-118396

As filed with the Securities and Exchange Commission on September 16, 2004

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 1 to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRUPO TMM, S.A.
(Exact name of each registrant as specified in its charter)
(For co-registrants/subsidiary guarantors, please see Schedule A hereto)

TMM GROUP
(Translation of registrant's name into English)

United Mexican States (State or other jurisdiction of incorporation or organization) (For Co-Registrants, please see Schedule A hereto)	4013 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number) (For Co-Registrants, please see Schedule A hereto)

Avenida de la Cúspide, No. 4755
Colonia Parques del Pedregal
14010 Mexico, D.F.
(Address and telephone number of registrant's principal executive office)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, NY 10011
Telephone: (212) 590-9200
(Address and telephone number of agent for service)

Copies to:
Thomas C. Janson, Jr., Esq.
Michael C. Banks, Esq.
Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, NY 10005
(212) 530-5000

        Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: ☐

        We and the Co-Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we and the Co-Registrants file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

CO-REGISTRANTS—SUBSIDIARY GUARANTORS

        The following direct and indirect wholly-owned subsidiaries of Grupo TMM are guarantors of the Senior Secured Notes and are Co-Registrants, each of which is incorporated in the jurisdiction opposite its name set forth below and none of which has an I.R.S. Employer Identification Number.

Name of Co-Registrant	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
TMM Holdings, S.A. de C.V.	United Mexican States	N/A
Operadora de Apoyo Logístico, S.A. de C.V.	United Mexican States	N/A
Compañía Arrendadora TMM, S.A. de C.V.	United Mexican States	N/A
Transportes Marítimos México, S.A.	United Mexican States	N/A
División de Negocios Especializados, S.A. de C.V.	United Mexican States	N/A
Inmobiliaria TMM, S.A. de C.V.	United Mexican States	N/A
Lacto Comercial Organizada, S.A. de C.V.	United Mexican States	N/A
Línea Mexicana TMM, S.A. de C.V.	United Mexican States	N/A
Naviera del Pacifico, S.A. de C.V.	United Mexican States	N/A
Operadora Marítima TMM, S.A. de C.V.	United Mexican States	N/A
Operadora Portuaria de Tuxpan, S.A. de C.V.	United Mexican States	N/A
Personal Marítimo, S.A. de C.V.	United Mexican States	N/A
Servicios Administrativos de Transportación, S.A. de C.V.	United Mexican States	N/A
Servicios de Logística de México, S.A. de C.V.	United Mexican States	N/A
Servicios en Operaciones Logísticas, S.A. de C.V.	United Mexican States	N/A
Servicios en Puertos y Terminales, S.A. de C.V.	United Mexican States	N/A
Terminal Marítima de Tuxpan, S.A. de C.V.	United Mexican States	N/A
TMG Overseas S.A.	Republic of Panama	N/A
TMM Agencias, S.A. de C.V.	United Mexican States	N/A
TMM Logistics, S.A. de C.V.	United Mexican States	N/A
Transportación Portuaria Terrestre, S.A. de C.V.	United Mexican States	N/A

        The address, including zip code, of each of the principal executive offices of the Co-Registrants listed above is Avenida de la Cúspide, No. 4755, Colonia Parques del Pedregal, 14010 Mexico, D.F. The name and address, including zip code, area code and telephone number of the above listed Co-Registrants' agent for service of process is CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, NY 10011, (212) 590-9200. The I.R.S. Employer Identification Number requirement is not applicable to the above listed Co-Registrants.

PROSPECTUS

$392,646,832

Grupo TMM, S.A.

Senior Secured Notes Due 2007

        This prospectus covers the resale by certain selling noteholders named in this prospectus of up to $392,646,832 of our Senior Secured Notes due 2007 plus such additional amounts of Senior Secured Notes that may be issued from time to time in connection with payments in kind of interest on the Senior Secured Notes. We refer to all of our Senior Secured Notes due 2007 from time to time outstanding as the "Senior Secured Notes" and we refer to the Senior Secured Notes that may be sold pursuant to this prospectus as the "Notes." All of the Senior Secured Notes being registered may be offered and sold from time to time by the selling noteholders. You should read this prospectus carefully before you invest.

        The Notes were initially issued (i) to certain holders of our 9 1/2% Notes due 2003, which we refer to as our 2003 notes, and our 10 1/4% Senior Notes due 2006, which we refer to as our 2006 notes (we refer to the 2003 notes and the 2006 notes collectively as the "Old Senior Notes"), in a private exchange offer that closed simultaneously with a public exchange offer (we refer to both exchange offers collectively as the "Exchange Offer") of Senior Secured Notes for Old Senior Notes and (ii) in a private placement to certain holders of the Old Senior Notes who agreed to purchase additional Notes to fund our debt restructuring and to certain other creditors of the Company as consideration for cancellation of outstanding obligations of the Company. The Notes are being registered pursuant to registration rights granted in connection with the initial issuance and sale of the Notes.

        The Senior Secured Notes are guaranteed by each of our wholly-owned subsidiaries that is listed on Schedule A hereto. We may redeem the Senior Secured Notes at any time, in whole or in part, at the applicable redemption price described herein.

        Investing in the Senior Secured Notes involves risks. See "Risk Factors" beginning on page 11 of this prospectus.

        The persons listed as the selling noteholders in this prospectus are offering up to $392,646,832 aggregate principal amount of the Notes plus such additional amounts of Senior Secured Notes that may be issued from time to time in connection with payments in kind of interest on the Senior Secured Notes. The selling noteholders may offer their Notes through public or private transactions, in the Private Offering Resales and Trading through Automated Linkages or "PORTAL" market and at prevailing market prices or at privately negotiated prices. The Notes may be sold directly or through agents or broker-dealers acting as principal or agent. The selling noteholders may engage underwriters, brokers, dealers or agents, who may receive commissions or discounts from the selling noteholders. We will not receive any proceeds from the sale of the Notes by the selling noteholders. We will pay all of the expenses incident to the registration of the Notes, except for the selling commissions, if any. See "Plan of Distribution."

        Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

September 16, 2004.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus.

TABLE OF CONTENTS

PRESENTATION OF FINANCIAL INFORMATION	ii
EXCHANGE RATES	iii
ABOUT THIS PROSPECTUS	iv
SUMMARY	1
SUMMARY OF TERMS OF THE SENIOR SECURED NOTES	4
RISK FACTORS	11
FORWARD-LOOKING STATEMENTS	28
CAPITALIZATION	29
SELECTED CONSOLIDATED FINANCIAL INFORMATION	30
GRUPO TMM AND SUBSIDIARIES SELECTED CONSOLIDATED FINANCIAL DATA	31
GRUPO TMM AND SUBSIDIARIES SELECTED CONSOLIDATED OPERATING DATA	33
SUPPLEMENTAL UNAUDITED SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA GRUPO TMM AND SUBSIDIARIES WITH GRUPO TFM	34
RATIO OF EARNINGS TO FIXED CHARGES	40
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	41
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS	87
BUSINESS	90
MANAGEMENT	115
SELLING NOTEHOLDERS	121
MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS	130
LEGAL PROCEEDINGS	133
DESCRIPTION OF SIGNIFICANT INDEBTEDNESS AND SECURITIZATION FACILITY	137
THE GUARANTORS AND THE SECURITY	140
DESCRIPTION OF THE SENIOR SECURED NOTES	142
NATURE OF TRADING MARKET	188
PLAN OF DISTRIBUTION	189
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	191
MATERIAL MEXICAN FEDERAL INCOME TAX CONSIDERATIONS	201
ENFORCEMENT OF CIVIL LIABILITIES AGAINST NON-U.S. PERSONS	203
LEGAL MATTERS	204
EXPERTS	204
WHERE YOU CAN FIND MORE INFORMATION	204
INDEX TO FINANCIAL STATEMENTS	F-1

        Until October 11, 2004 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PRESENTATION OF FINANCIAL INFORMATION

        Our financial statements are published in dollars and prepared in conformity with accounting principles issued by the International Accounting Standards Committee ("International Financial Reporting Standards" or "IFRS"), which differ in certain significant respects from U.S. generally accepted accounting principles, which we refer to as "U.S. GAAP." We maintain our financial books and records in U.S. dollars. However, we keep our tax books and records in Mexican pesos. We record in our financial records the dollar equivalent of the actual peso charges at the time incurred using the then prevailing exchange rate. See Note 18 to our annual audited Financial Statements for a description of the principal differences between International Financial Reporting Standards and U.S. GAAP applicable to us and a reconciliation to U.S. GAAP of our stockholders' equity at December 31, 2003 and 2002 and net income for the three years ended December 31, 2003. Sums presented in this prospectus may not add up precisely due to rounding.

EXCHANGE RATES

        We maintain our financial records in dollars. However, we keep our tax records in pesos. We record in our financial records the dollar equivalent of the actual peso charges for taxes at the time incurred using the prevailing exchange rate. In 2003, approximately 57% of our net consolidated revenues and 54% of our operating expenses from continuing operations were generated or incurred in dollars. Most of the remainder of our net consolidated revenues and operating expenses from continuing operations were denominated in pesos.

        The following tables set forth, for the periods and dates indicated, information regarding the noon buying rate for cable transfers payable in pesos as certified by the Federal Reserve Bank of New York for customs purposes, expressed in pesos per dollar. On December 31, 2003, the noon buying rate was 11.23 pesos per dollar. On August 13, 2004, the noon buying rate was 11.42 pesos per dollar.

Noon Buying Rate(a)

Year ended December 31,	High	Low	Year-end Average(b)
1999	10.60	9.22	9.54
2000	10.09	9.19	9.46
2001	9.97	8.95	9.34
2002	10.50	8.96	9.75
2003	11.46	10.08	10.83

(a)
Source: Federal Reserve Bank of New York.

(b)
Average of month-end rates.

Noon Buying Rate(a)

Month end	High	Low
February 29, 2004	11.26	10.89
March 31, 2004	11.26	10.89
April 30, 2004	11.48	11.12
May 31, 2004	11.71	11.35
June 30, 2004	11.61	11.28
July 31, 2004	11.57	11.36

(a)
Source: Federal Reserve Bank of New York.

        Except during a liquidity crisis lasting from September through December 1982, the Mexican Central Bank (Banco de México) has consistently made foreign currency available to Mexican private-sector entities (such as us) to meet their foreign currency obligations. Nevertheless, in the event of renewed shortages of foreign currency, it is possible that foreign currency will not continue to be available to private-sector companies or that foreign currency that we may need to service foreign currency obligations or to import goods will not be available for purchase in the open market without substantial additional cost.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, the selling noteholders will offer Notes in one or more offerings up to a total dollar amount of $392,646,832 plus such additional amounts of Senior Secured Notes that may be issued from time to time in connection with payments in kind of interest on the Senior Secured Notes. This prospectus provides you with a description of those securities. We may also add, update, or change information contained in this prospectus during the time the Notes are being offered. You should read this prospectus and any amendment or supplement together with the additional information described under the heading "Where You Can Find More Information." Except in discussing the terms of the Notes, where we state otherwise and where the context requires otherwise, references in this prospectus to "we," "us," "our," "Grupo TMM" and "the Company" refer to Grupo TMM, S.A. and its subsidiaries.

        Pursuant to a voting agreement, certain holders of our Old Senior Notes agreed, among other things, to tender their Old Senior Notes in a private exchange offer for Senior Secured Notes. Pursuant to a purchase agreement, certain of those holders agreed to purchase additional Senior Secured Notes from the Company to fund the cash required to complete our debt restructuring. See "Business—Additional Financing from Certain Holders of Old Senior Notes."

        On August 11, 2004, we completed the private exchange offer, which closed simultaneously with a public exchange offer, of Senior Secured Notes for substantially the full principal amount outstanding of Old Senior Notes. Approximately $170.7 million principal amount of the 2003 notes and $197.1 million principal amount of the 2006 notes were tendered and accepted in the Exchange Offer. On August 11, 2004, we also repaid the principal amount of, and accrued and unpaid interest on, the remaining 2003 notes that were not tendered in the Exchange Offer, and deposited with the trustee for payment on the special payment date for the 2006 notes, all of the accrued unpaid interest on the 2006 notes that were not tendered in the Exchange Offer. Also on August 11, 2004, in connection with the Exchange Offer, we completed a consent solicitation of the holders of 2006 notes to effect amendments to the indenture governing the 2006 notes, which eliminated substantially all of the restrictive covenants and certain events of default contained in the indenture governing the 2006 notes. On the same date we also completed the private placement of $6.5 million principal amount of Senior Secured Notes to Promotora Servia, an affiliate owned by members of the Serrano Segovia family, and approximately $13.7 million principal amount of Senior Secured Notes to J.B. Hunt, in each case as consideration for the cancellation of outstanding obligations of the Company.

        The payments of principal and accrued and unpaid interest on the untendered 2003 notes and accrued unpaid interest on the 2006 notes, together with fees and expenses relating to the debt restructuring, were funded through the issuance for cash of additional Senior Secured Notes on August 11, 2004 to certain holders of the Old Senior Notes that had entered into a purchase agreement, of an aggregate of $29,023,071 principal amount of Senior Secured Notes which yielded gross cash proceeds of $23,255,589. See "Business—Additional Financing from Certain Holders of Old Senior Notes."

        In connection with all of the transactions described above, we issued in the aggregate $508,703,356 principal amount of Senior Secured Notes.

        At the time of the Exchange Offer and sale of the Senior Secured Notes, we entered into a registration rights agreement relating to the registration with the Securities and Exchange Commission of the Senior Secured Notes held by those holders that had entered into the voting agreement that were not eligible to receive unrestricted Senior Secured Notes in the Exchange Offer and the other holders who purchased the Senior Secured Notes in the private placement. In that agreement, we also agreed to deliver this prospectus by which such holders of unregistered Senior Secured Notes may publicly resell their Senior Secured Notes. We refer to the Senior Secured Notes which may be sold pursuant to this prospectus as the "Notes."

        You should read the discussion under the heading "Plan of Distribution" for further information regarding the Senior Secured Notes and our obligations under the registration rights agreement.

SUMMARY

        References in this document to "$," "US$" or "dollars" are to United States dollars and references to "pesos" or "ps." are to Mexican pesos. This document contains translations of certain peso amounts into dollars at specified rates solely for the convenience of the reader. These translations should not be construed as representations that the peso amounts actually represent such dollar amounts or could be converted into dollars at the rates indicated or at any other rate.

The Company and the Guarantors

        We offer an integrated regional network of rail and road transportation services, port management, specialized maritime operations and logistics. Our services include:

  •
  rail transport within Mexico and to and from the United States through our indirect subsidiary, TFM, S.A. de C.V. (which we refer to as "TFM");

  •
  logistics operations, including dedicated contract trucking, and integrated logistics outsourcing services;

  •
  specialized maritime shipping, including chartering supply ships to serve offshore oil rigs, furnishing towing services for ships at the Mexican port of Manzanillo, and transporting automobiles and refined petroleum and chemical products; and

  •
  port and terminal operations at the Mexican ports of Acapulco and Tuxpan.

        Our railroad operations are conducted through TFM. We hold our interest in TFM through TMM Holdings, S.A. de C.V. ("TMM Holdings"), our 100% owned subsidiary which, in turn, owns an approximate 96.6% interest in TMM Multimodal, S.A. de C.V. ("TMM Multimodal"). TMM Multimodal, in turn, has a voting interest of 51% and a direct economic interest of 38.4% in Grupo Transportación Ferroviaria Mexicana, S.A. de C.V. (which we refer to as "Grupo TFM") and Grupo TFM holds an 80% direct economic interest in TFM. The remaining 20% economic interest in TFM is currently owned by the Mexican government. See "—Corporate Structure."

        We were formed on August 14, 1987, under the laws of Mexico as a variable capital corporation (sociedad anónima de capital variable) to serve as a holding company for investments by certain members of the Serrano Segovia family. On December 26, 2001, we completed a merger with our subsidiary, Transportación Marítima Mexicana, S.A. de C.V. ("TMM"), and we were the surviving entity. On September 13, 2002, we completed a reorganization that eliminated the variable portion of our capital stock and we became a fixed capital corporation. Consequently, our registered name changed from Grupo TMM, S.A. de C.V. to Grupo TMM, S.A.

        Each of our wholly-owned direct or indirect subsidiaries, including TMM Holdings, through which we hold our interest in TFM, Operadora de Apoyo Logístico, S.A. de C.V., Compañía Arrendadora TMM, S.A. de C.V., Transportes Marítimos México, S.A., División de Negocios Especializados, S.A. de C.V., Inmobiliaria TMM, S.A. de C.V., Lacto Comercial Organizada, S.A. de C.V., Línea Mexicana TMM, S.A. de C.V., Naviera del Pacifico, S.A. de C.V., Operadora Marítima TMM, S.A. de C.V., Operadora Portuaria de Tuxpan, S.A. de C.V., Personal Marítimo, S.A. de C.V., Servicios Administrativos de Transportación, S.A. de C.V., Servicios de Logística de México, S.A. de C.V., Servicios en Operaciones Logísticas, S.A. de C.V., Servicios en Puertos y Terminales, S.A. de C.V., Terminal Marítima de Tuxpan, S.A. de C.V., TMG Overseas S.A., TMM Agencias, S.A. de C.V., TMM Logistics, S.A. de C.V., and Transportación Portuaria Terrestre, S.A. de C.V. (collectively, the "guarantors"), have irrevocably and unconditionally guaranteed our obligations under the Senior Secured Notes on a senior secured basis. In addition, in the event that any entity becomes a wholly-owned subsidiary after the issuance of the Senior Secured Notes (including as a result of the purchase of additional shares by the Company or another wholly-owned subsidiary), that entity will also be required to guarantee the Senior Secured Notes on a senior secured basis. Furthermore, we and the guarantors have entered into security agreements, which we refer to collectively as the "security agreements," in connection with the issuance of the Senior Secured Notes.

        The Company's obligations under the Senior Secured Notes and the security agreements, and the guarantors' obligations under the guarantee and security agreements, are secured by a first priority security interest in (a) the shares of the stock of our subsidiaries held by the Company and the guarantors, including the shares of TMM Multimodal owned by TMM Holdings (the "MM Shares"), subject to certain restrictions in our existing joint venture arrangements as well as certain rights of holders of certificates issued by a trust pursuant to our receivables securitization facility (the "securitization facility"), and (b) all of the Company's and the guarantors' present and future tangible and intangible assets, subject to certain prior existing security arrangements, other specific carve-outs and release and substitution provisions to permit the Company and its subsidiaries to conduct their business in the ordinary course. See "The Guarantors and the Security" for more information concerning the foregoing.

Corporate Structure

        The following diagram illustrates the basic corporate structure of Grupo TMM and its subsidiaries:

Grupo TMM
Senior Secured Notes
100%
Guarantees
Wholly-Owned Subsidiaries
100%
TMM Holdings
GM
100% voting
96.64% economic
3.36% economic
TMM Multimodal
Kansas City Southern* (KCS)
Mexican Government
51% voting
38.44% direct economic**
49% voting
36.93% direct economic**
GRUPO TFM
24.63% economic
100% voting
80% economic
TFM
20% economic

*
Through its wholly-owned subsidiaries.
**
Without giving effect to the additional indirect interest created by the interest in Grupo TFM held by TFM.

Debt Restructuring

        On August 11, 2004, we successfully completed our debt restructuring. We completed the private exchange offer, which closed simultaneously with a public exchange offer, and issued new Senior Secured Notes for substantially all of the outstanding Old Senior Notes. Approximately $170.7 million principal amount of the 2003 notes and $197.1 million principal amount of the 2006 notes were tendered and accepted in the Exchange Offer. On August 11, 2004, we also repaid the principal amount of, and accrued unpaid interest on, the remaining 2003 notes that were not tendered in the Exchange Offer, and deposited with the trustee for payment on the special payment date for the 2006 notes, all of the accrued and unpaid interest on the 2006 notes that were not tendered in the Exchange Offer. Also on August 11, 2004, in connection with the Exchange Offer, we completed a consent solicitation of the holders of 2006 notes to effect amendments to the indenture governing the 2006 notes, which eliminated substantially all of the restrictive covenants and certain events of default contained in the indenture governing the 2006 notes. On the same date we also completed the private placement of $6.5 million principal amount of Senior Secured Notes to Promotora Servia, an affiliate owned by members of the Serrano Segovia family, and $13.7 million principal amount of Senior Secured Notes to J.B. Hunt, in each case as consideration for the cancellation of outstanding obligations of the Company.

        The payments of principal and accrued and unpaid interest on the untendered 2003 notes and accrued unpaid interest on the 2006 notes, together with fees and expenses relating to the debt restructuring, were funded through the issuance on August 11, 2004 for cash of additional Senior Secured Notes to certain holders of the Old Senior Notes that had entered into a purchase agreement, of an aggregate of $29,023,071 principal amount of Senior Secured Notes which yielded gross cash proceeds of $23,255,589. Pursuant to a purchase agreement with the Company, certain holders agreed to purchase additional Senior Secured Notes in an amount sufficient to provide gross proceeds to the Company of up to $25 million. The Company issued $29,023,071 principal amount of Senior Secured Notes pursuant to the purchase agreement for aggregate gross cash proceeds of $23,255,589 (representing a purchase price of 80.1% of the principal amount of the Senior Secured Notes purchased). The proceeds of this supplemental financing were used as follows: (i) approximately $7.2 million was used to pay principal and accrued unpaid interest on the 2003 notes that had not been tendered and remained outstanding after the Exchange Offer; (ii) approximately $0.44 million was used to pay accrued unpaid interest on outstanding 2006 notes that had not been tendered and remained outstanding after the Exchange Offer in order to cure all outstanding payment defaults on the 2006 notes; (iii) approximately $2.9 million was deposited in an escrow account to provide cash to fund the "make-whole" payment described below, which shall not exceed such amount deposited in escrow; and (iv) approximately $12.71 million was used to pay fees and expenses in connection with the supplemental financing and the Exchange Offer. The Company paid to the purchasers a cash commitment fee of $250,000 in the aggregate, and paid at the closing of the purchase a draw-down fee equal to $0.58 million in the aggregate pursuant to the purchase agreement. In addition, the Company will be required to pay to the purchasers a "make-whole payment" equal to the aggregate purchase price less a "make-whole price," as hereinafter defined, if such "make-whole price" is less than the aggregate purchase price of the Senior Secured Notes purchased under the purchase agreement. The "make-whole price" will be an amount equal to the greater of (x) the aggregate purchase price of the Senior Secured Notes purchased under the purchase agreement minus 10.00% of the aggregate principal amount of such notes and (y) the aggregate value of such notes based on the average trading price of the Senior Secured Notes for the first five trading days following the effective date of this registration statement in which the trading volume is in excess of $1 million. The Company also paid a placement fee to Houlihan, Lokey, Howard and Zukin in connection with the financing. See "Business—Additional Financing from Certain Holders of Old Senior Notes."

        In connection with all of the transactions described above, we issued in the aggregate $508,703,356 principal amount of Senior Secured Notes.

SUMMARY OF TERMS OF THE SENIOR SECURED NOTES

Securities offered by this prospectus	$392,646,832 aggregate principal amount of Senior Secured Notes plus such additional amounts of Senior Secured Notes that may be issued from time to time in connection with payments in kind of interest on the Senior Secured Notes.
Maturity Date	August 1, 2007 or August 1, 2008 if we elect to extend the maturity as described below (the "extension term").
Interest
During the term of the Senior Secured Notes (except during the extension term), interest accrues from August 11, 2004, the settlement date, and will be paid semi-annually on February 1 and August 1 of each year, beginning on February 1, 2005 (an "interest payment date"). If we pay the interest entirely in cash, the interest rate will be 10 1/2% per annum until August 1, 2007.
At our option, we may elect to pay the interest due on any interest payment date until August 1, 2007 as follows:
• At least 2% per annum in cash (plus such additional cash interest payment as we may elect); and
•
the remainder through the issuance of additional Senior Secured Notes with a principal amount equal to the interest due on such interest payment date which is not paid in cash or through the issuance of our ADSs as described below, or through a combination thereof; provided, that if we elect to exercise our option to pay a portion of the interest due on any interest payment date through the issuance of additional Senior Secured Notes or ADSs, the annual interest rate applicable for such interest payment period will be as set forth below (inclusive of any portion of the interest payment made in cash):
Interest Payment Date	Interest Rate
February 1, 2005	12.00%
August 1, 2005	12.00%
February 1, 2006	12.00%
August 1, 2006	12.00%
February 1, 2007	12.50%
August 1, 2007	13.00%
During the term of the Senior Secured Notes (except during the extension term), we may elect to pay all or any portion of the non-cash interest due (at the pay-in-kind election annual interest rate set forth above) on such interest payment date through the issuance of our United States registered ADSs having a value equal to such portion of the interest due, which ADSs shall be issued at a 5% discount to the 20 trading-day volume weighted average price of the ADSs.

Any additional Senior Secured Notes issued as payment for interest on any interest payment date shall have identical terms to the Senior Secured Notes and will be deemed securities offered by this prospectus.
Company Option to Extend Maturity
We may elect to extend the maturity of the Senior Secured Notes for an additional one year period. If we elect to extend the maturity of the Senior Secured Notes, we are required to notify the holders of the Senior Secured Notes of such extension not later than 90 days prior to the original maturity date. We will not be permitted to extend the term of the Senior Secured Notes if an event of default (as described in the indenture governing the Senior Secured Notes) shall have occurred and be continuing on the original maturity date, or would occur as a result of the extension.

If we elect to extend the maturity of the Senior Secured Notes, we will (i) pay each holder of the Senior Secured Notes on the original maturity date a pro rata portion of a cash fee equal to 4% of the principal amount of the then outstanding Senior Secured Notes, (ii) be required to pay interest only in cash at a rate of 12% per annum during the extension term, and (iii) pay such cash interest quarterly in advance beginning on the first day of the extension term and continuing on the first day of each successive three (3) month period thereafter.
Interest Rate Reduction
Notwithstanding the above, if, prior to the maturity date of the Senior Secured Notes, we (i) make an offer to purchase Senior Secured Notes at a purchase price equal to or greater than 100% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date (which offer shall remain open for at least 20 days and shall contain no minimum tender offer condition) and we accept for payment the Senior Secured Notes validly tendered therein (subject to any applicable proration), or (ii) redeem or repurchase Senior Secured Notes for cash pursuant to the terms of the indenture governing the Senior Secured Notes, or (iii) redeem or retire Senior Secured Notes pursuant to a qualifying exchange of our capital stock or certain of our subordinated indebtedness for the Senior Secured Notes, in any such case for an aggregate principal amount of Senior Secured Notes set forth below, then, the annual interest rate then applicable from and after the first date (or, if such date occurs on or after the ex-coupon date for any interest payment, on the next interest payment date occurring subsequent to such date) on which such offer to purchase expires (in the case of (i) above) or such amount is so redeemed or retired (in the case of (ii) or (iii) above), shall be reduced by the amount set forth below (provided that the aggregate reduction will not exceed 1.00% per annum):
Principal Amount	Interest Rate Reduction
Less than $100 million	0.00%
$100 million - $150 million	0.67%
More than $150 million	1.00%

Guarantees	The guarantors have irrevocably and unconditionally guaranteed all of our obligations under the Senior Secured Notes and the indenture governing the Senior Secured Notes on a senior secured basis. Future direct or indirect subsidiaries are required to become guarantors of our obligations under the Senior Secured Notes.
The guarantors' obligations under the guarantee are their senior secured obligations and are separate from, and in addition to, our obligations under the Senior Secured Notes. See "Description of the Senior Secured Notes—The Guarantee and Security."
Security and Collateral	Our obligations under the Senior Secured Notes and the security agreements and the obligations of the guarantors under the guarantees, as applicable, are secured by a first priority security interest in (i) all of the shares of the stock of our subsidiaries which we or the guarantors directly hold, including the MM Shares held by TMM Holdings, subject to certain restrictions in our existing joint venture arrangements and to certain rights of holders of certificates issued by a trust pursuant to the securitization facility, and (ii) all of our and the guarantors' present and future tangible and intangible assets, subject to certain prior existing security arrangements and appropriate and customary carve-outs and release and substitution provisions to permit us and our subsidiaries to conduct business in the ordinary course. See "Description of the Senior Secured Notes—The Guarantee and Security."
Withholding Tax and Payment of Additional Amounts	Payments of interest to holders of the Senior Secured Notes will be subject to Mexican withholding tax. Subject to certain exceptions, we will pay additional amounts in respect of payments on the Senior Secured Notes and the guarantors will pay additional amounts in respect of payments on the guarantees so that, in each case, the net amount received by each holder after the payment of any Mexican withholding tax will be equal to the amount that would have been received if no such taxes had been applicable. See "Description of the Senior Secured Notes—Payment of Additional Amounts." For a discussion of the U.S. tax consequences of holding and disposing of the Senior Secured Notes, see "Material United States Federal Income Tax Considerations."
Optional Tax Redemption	We may at our option redeem the Senior Secured Notes at any time at 100% of the principal amount of the Senior Secured Notes, together with any accrued and unpaid interest, if the Mexican withholding tax rate on payments of interest in respect of the Senior Secured Notes is increased, as a result of a change in Mexican law, to a rate in excess of 4.9%. See "Description of the Senior Secured Notes—Optional Tax Redemption."
Offer to Purchase Upon a Change of Control	Upon a change of control, we will be required, subject to certain restrictions and conditions, to purchase all or any part of the outstanding Senior Secured Notes at (i) 100% of the principal amount thereof plus accrued and unpaid interest and additional amounts, if any, until such time as we have repaid, redeemed or otherwise retired or offered to repurchase an aggregate principal amount of $150 million of Senior Secured Notes, and thereafter, at (ii) 101% of the principal amount thereof plus accrued and unpaid interest and additional amounts, if any.

We have certain other outstanding indebtedness that is subject to acceleration upon a change of control. There can be no assurance that we will have sufficient funds available at the time of any change of control to repurchase any tendered Senior Secured Notes. See "Description of the Senior Secured Notes—Offer to Purchase Upon a Change of Control" and "Risk Factors—Factors Relating to the Senior Secured Notes—We may not be able to finance a change of control offer."
Offer to Purchase Upon Receipt of VAT Proceeds	If we or any of our restricted subsidiaries receive proceeds in respect of the currently pending VAT dispute between the Mexican government and TFM (the "VAT Proceeds") in cash form (or we immediately convert the VAT Proceeds to cash form), then we will be required, subject to certain restrictions and conditions, to apply the net cash amount so received by us or our restricted subsidiaries, net of any taxes payable on receipt of such amounts and certain out-of-pocket expenses related thereto as provided in the Indenture governing the Senior Secured Notes, to purchase all or any part of their Senior Secured Notes at 100% of the principal amount thereof, plus accrued and unpaid interest and additional amounts, if any (provided, that if required by the terms of the securitization facility, such net cash amount may be applied to retire amounts outstanding under the securitization facility). All non-cash VAT Proceeds will be pledged as a first priority security interest to secure the Senior Secured Notes.
If, following our compliance with the course set out above, VAT Proceeds remain, then, between 30 and 60 days after our receipt of such proceeds, we will make an offer to purchase an amount of Senior Secured Notes equal to 100% of the remaining VAT Proceeds. If the remaining VAT Proceeds are insufficient to repurchase all of the outstanding Senior Secured Notes properly tendered as part of such an offer, we will apply the available funds to the purchase of outstanding Senior Secured Notes properly tendered on a pro rata basis.
Redemption Upon Certain Transactions and Asset Sales	If we or any of our restricted subsidiaries complete certain transactions or asset sales, we will be required, subject to certain restrictions and conditions, to apply the net cash proceeds received by us or our restricted subsidiaries in connection with such transaction or asset sale, net of any taxes payable on receipt of such amounts and out-of-pocket expenses related thereto, to purchase all or any part of their Senior Secured Notes at 100% of the principal amount thereof, plus accrued and unpaid interest and additional amounts, if any (provided, that if required by the terms of the securitization facility, such net cash amount may be applied to retire amounts outstanding under the securitization facility). All non-cash proceeds received in respect of the above-described transactions or asset sales will be pledged as a first priority interest to secure the Senior Secured Notes. Subject to certain redemption or repurchase obligations, the Indenture governing the Senior Secured Notes would permit us to complete the kind of transaction as the TFM Sale (as defined below) without having to secure any further consent from the holders of the Senior Secured Notes, provided that (i) we obtain a fairness opinion from an independent investment bank, (ii) the cash consideration to be received by us or our restricted subsidiaries is equal to or greater than 35% of the then outstanding principal amount of the Senior Secured Notes and additional Senior Secured Notes, plus accrued and unpaid interest, and (iii) any non-cash consideration to be received by us or our restricted subsidiaries is in the form of freely transferable securities of an entity eligible to file on Form S-3 or Form F-3 and does not constitute more than 40% of the fully diluted capital stock of that entity.

Mandatory Sinking Fund	None.
Certain Covenants	The Senior Secured Notes indenture contains certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur indebtedness;
	•	create or suffer to exist liens;
	•	make prepayments of particular indebtedness;
	•	pay dividends,
	•	make investments;
	•	engage in transactions with affiliates;
	•	use assets as security in other transactions;
	•	create any unrestricted subsidiary;
	•	sell assets; and
	•	engage in mergers and consolidations or in sale-leaseback transactions.
Ranking of the Senior Secured Notes	The Senior Secured Notes constitute our and the guarantors' direct, secured and unconditional obligations and rank pari passu in right of payment with all of our existing or future senior debt and rank senior to our existing and future subordinated debt, subject to priorities recognized by statute, such as tax and labor obligations.
Trustee and Principal Paying Agent	The Bank of New York is the Senior Secured Notes indenture trustee and principal paying agent for the Senior Secured Notes.
Governing Law	The Senior Secured Notes are governed by the laws of the State of New York. The security agreements are governed either by the laws of Mexico or the laws of the State of New York, depending upon the character and location of the collateral subject to the security agreements.

Summary Consolidated Historical Financial Data

        The following tables set forth summary historical financial data for Grupo TMM and its consolidated subsidiaries. The financial information presented for the fiscal years ended December 31, 2003, 2002 and 2001 was derived from our audited consolidated financial statements, which includes the consolidated balance sheets as of December 31, 2002 and 2003, and the related consolidated statements of income and cash flows for each of the three years ended December 31, 2001, 2002 and 2003. Such financial statements and the accompanying notes are contained elsewhere herein (the "Financial Statements").

        The Financial Statements have been prepared in accordance with International Financial Reporting Standards ("IFRS"), which differ in certain significant respects from U.S. GAAP. See Note 18 to our Financial Statements for a description of the principal differences between IFRS and U.S. GAAP applicable to us through December 31, 2003.

        The following data should be read in conjunction with, and are qualified in their entirety by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and to our Financial Statements and the related Notes thereto included elsewhere herein.

GRUPO TMM AND SUBSIDIARIES
SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA
($ in millions except ratios and per share data)

	(Unaudited) Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
CONSOLIDATED INCOME STATEMENT DATA (IFRS):
Transportation revenues	460.1	470.8	$938.0	$1,008.6	$1,000.1	$989.9	$844.7
Income on transportation	65.5	70.3	137.0	184.0	189.1	197.6	148.3
Operating income(a)	62.6	112.2	104.3	148.8	215.9	201.3	152.1
Net (loss) income	(10.9)	9.9	(86.7)	(42.6)	8.9	1.7	(62.6)
(Loss) income per share(b)	(0.192)	0.174	(1.521)	(0.748)	0.477	0.097	(4.568)
Book value per share(d)	0.742	2.628	0.934	2.454	9.463	0.539	0.555
Weighted Average Shares Outstanding (000s)	56,963	56,963	56,963	56,963	18,694	17,442	13,705
U.S. GAAP:(f)
Transportation revenues	—	—	$907.3	$917.7	$926.9	$935.7	$816.7
Income on transportation	—	—	135.4	181.9	209.0	148.3	117.7
Operating income(a)	—	—	47.3	155.1	180.8	174.8	135.4
Net (loss) income	—	—	(47.1)	10.6	17.8	(1.3)	(70.8)
Net (loss) income per share	—	—	(0.826)	0.187	0.954	(0.075)	(5.166)
BALANCE SHEET DATA (at end of period) (IFRS):
Total assets(e)	2,489.5	2,540.9	$2,476.8	$2,679.7	$2,797.8	$2,652.9	$2,941.0
Long-term debt(e)	864.6	931.5	748.2	1,166.9	932.8	1,174.5	1,039.6
Minority equity interest in subsidiaries	677.9	719.2	678.2	765.5	1,089.4	1,104.9	1,024.5
Capital stock(c)	121.2	121.2	121.2	121.2	121.2	29.9	29.9
Total Stockholders' Equity(c)	42.2	149.7	53.2	139.8	176.9	9.4	7.6
U.S. GAAP:(f)
Total assets	—	—	$2,689.7	$2,800.1	$2,717.6	$2,566.5	$2,862.3
Minority equity interest in subsidiaries	—	—	793.3	773.3	991.5	1,014.1	925.3
Stockholders' Equity	—	—	112.6	159.7	129.4	(9.3)	(8.1)

(a)
Includes the reclassification of the other income (expense)—net in accordance with the International Accounting Standard #1 ("IAS #1") "Presentation of Financial Statements."

(b)
Based on the weighted average of outstanding shares during each period, and restated to reflect the reverse stock split, which occurred in October 2001, prior to the merger of TMM with and into Grupo TMM. See "Business." The aggregate number of Series A Shares outstanding as of December 31, 2003 and 2002 was 56,963,137.

(c)
The increase from 2000 to 2001 in the figures for capital stock and total stockholders' equity is a result of the merger of our predecessor, TMM with and into Grupo TMM and the additional shares issued in connection therewith. See Notes 1 and 12 of the Notes to our Financial Statements.

(d)
Book value: Results from dividing total stockholders' equity by the outstanding shares at the end of each period.

(e)
Proceeds received as borrowings are net of transaction costs incurred, in accordance with the International Accounting Standard #39 ("IAS #39") "Financial Instruments Recognition and Measurements."

(f)
Under IFRS, the sale of our ports and terminals business was accounted for as a discontinued operation, nevertheless, such disclosures are only required to be presented in notes to the financial statements. Under U.S. GAAP, the sale of our ports and terminals business would also be accounted for as a discontinued operation but it is required to be presented in the forepart of the financial statements.

RISK FACTORS

        You should carefully consider the following factors in addition to the other information presented in this prospectus.

Factors relating to the Senior Secured Notes

There is no active trading market for the Senior Secured Notes

        The Senior Secured Notes are new securities and therefore do not currently have an active trading market. If the Senior Secured Notes are traded after their initial issuance, they may trade at a discount from their nominal price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and our financial condition. The Senior Secured Notes are not listed on any exchange. As a result, we cannot assure you that an active trading market will develop for the Senior Secured Notes or that the market for the Notes will provide any liquidity for holders that wish to sell their Senior Secured Notes.

We may not be able to finance a change of control offer

        Under the terms of the indenture governing the Senior Secured Notes, we are required to offer to repurchase all of the Senior Secured Notes if a change of control (as defined under "Description of the Senior Secured Notes—Offer to Purchase Upon a Change of Control") occurs. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase. Other financing arrangements to which we and our subsidiaries are or may become a party may also require that we repay, or offer to repurchase, other obligations upon a change of control. In addition, other agreements to which we and our subsidiaries are or may become subject, including other financing arrangements, may contain provisions that prohibit us from making such a repurchase. Therefore, there can be no assurance that we will be permitted to consummate a repurchase if a change of control occurs without causing a default under or breach of such other financing arrangements.

We are primarily a holding company and we depend upon funds received from our operating subsidiaries to make payments on our indebtedness

        We are primarily a holding company and conduct the majority of our operations, and hold a substantial portion of our operating assets, through numerous direct and indirect subsidiaries. As a result, we rely on income from dividends and fees related to administrative services provided to our operating subsidiaries for our operating income, including the funds necessary to service our indebtedness.

        As a matter of Mexican law, profits of our subsidiaries may only be distributed upon approval by the subsidiaries' shareholders, and no profits may be distributed by our subsidiaries to us until all losses incurred in prior fiscal years have been offset against any sub-account of our capital or net worth account. In addition, at least 5% of the profits of our subsidiaries must be separated to create a reserve (fondo de reserva) until such reserve is equal to 20% of the aggregate value of such subsidiary's capital stock (as calculated based on the actual nominal subscription price received by such subsidiary for all issued shares that are outstanding at the time).

        There is no restriction under Mexican law upon our subsidiaries remitting funds to us in the form of loans or advances in the ordinary course of business, except to the extent that such loans or advances would result in the insolvency of our subsidiaries, or for our subsidiaries to pay to us fees or other amounts for services.

        In addition, the indentures governing TFM's notes and TFM's First Amended and Restated Credit Agreement restrict TFM's ability to pay dividends under certain circumstances and limit the dividends payable to an accrued maximum aggregate amount or "basket" based on Grupo TFM's accumulated consolidated net income after a specified date. Furthermore, we do not own 100% of all of our subsidiaries and, to the extent that we rely on dividends or other distributions from subsidiaries that we do not wholly own, we will only be entitled to a pro rata share of the dividends or other distributions. In May 2002, TFM completed a consent solicitation of holders of its notes as a result of which the indentures were amended to, among other things, further restrict TFM's ability to pay dividends. There is currently no availability under TFM's dividend basket to pay dividends. Consequently, it is unlikely that TFM will provide us with funds necessary to service our debt obligations.

        In addition to operations at our subsidiaries, we are a party to a number of arrangements with other parties where we and those parties have jointly invested in our subsidiaries and we may enter into other similar arrangements in the future. Our partners in these subsidiaries may at any time have economic, business or legal interests or goals that are inconsistent with our interests or those of the entity itself. Any of these partners may also be unable to meet their economic or other obligations to the subsidiaries, and we may be required to fulfill those obligations. Furthermore, any dividends that are distributed from subsidiaries that we do not wholly own would be shared pro rata with our partners according to our relative ownership interests. Disagreements for these or any other reasons with companies with which we have a strategic alliance or relationship could impair or adversely affect our ability to conduct our business and to receive distributions from, and return on our investments in, those subsidiaries. In December 2001, a dispute arose between us and KCS, resulting from a dividend declaration by Grupo TFM and a lease transaction between TFM and Mexrail, Inc. ("Mexrail"). Although we settled the dispute, both we and KCS preserved our respective interpretations of the operative agreements governing our investment in Grupo TFM. In addition, in connection with the dispute with KCS regarding the termination of the agreement for the sale of our interest in Grupo TFM to KCS for a combination of cash and stock of KCS and an additional earnout (the "TFM Sale"), KCS has commenced numerous legal proceedings against us and our officers in Mexico seeking, among other things, to nullify actions taken at board meetings of Grupo TFM and TFM. It is possible that similar or other disputes may arise with respect to other matters relating to Grupo TFM. See "Legal Proceedings" for a more detailed description of disputes.

A portion of the security for the Senior Secured Notes is subject to rights of first refusal or other restrictions on transfer

        Some of the shares which are owned by the guarantors which are part of the security for the obligations under the Senior Secured Notes and the guarantees are subject to rights of first refusal or other rights in favor of third parties. Our ability to sell such shares upon foreclosure could be adversely affected if bidders prove to be unwilling to make an offer to purchase such shares due to the existence of such rights in favor of third parties.

The shares of our direct and indirect subsidiaries may be difficult to sell in the event the Company cannot fulfill its obligations with respect to the Senior Secured Notes, or the guarantors are called upon to satisfy their guarantees of the Senior Secured Notes

        There is no public market for the shares of our and our guarantors' subsidiaries, including Grupo TFM, TMM Multimodal or TMM Holdings, and the shares of these entities cannot be easily liquidated. Accordingly, the number of potential purchasers of such shares is very limited, and may include competitors of the Company. In the event that the holders of Senior Secured Notes seek to foreclose on the shares that the Company or the guarantors have pledged under the security agreements, there can be no assurance that such foreclosure would be able to generate sufficient funds to pay the Senior Secured Notes in full, or that any sale would not be delayed, possibly for a long period of time. Furthermore, certain shareholder agreements and other contracts relating to the shares of our and our guarantors' subsidiaries contain significant restrictions on the sale of those shares, including, with respect to Grupo TFM, our agreement not to sell those shares to a competitor of the Company or KCS. In addition, existing foreign investment restrictions, as well as Mexican antitrust law and the governing concession, could also significantly limit the number of potential purchasers for the shares of our and our guarantors' subsidiaries, and could thus negatively impact our ability to sell such shares. See "Business—Grupo TMM's Strategic Partners."

Mexican law and regulations may impair your ability to enforce in Mexico certain rights in connection with the Senior Secured Notes

        Under Mexican law, as our creditors, your rights are limited in the following ways:

  •
  service of process by mail does not constitute effective service under Mexican law, and if a final judgment based on service of process by mail was made outside of Mexico, it would not be enforceable in Mexico; and

  •
  any judgments as a result of enforcement proceedings in Mexico would be payable in pesos.

You may not be able to receive your payments on the Senior Secured Notes in U.S. dollars in certain circumstances

        We are required to make payments of amounts owed under the Senior Secured Notes and the guarantees in U.S. dollars. However, under the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos), obligations to make payments in Mexico in foreign currency may be discharged in pesos at the rate of exchange for pesos prevailing at the time and place of payment. Although we are contractually required, and intend, to make all payments of amounts owed under the Senior Secured Notes and the guarantees in U.S. dollars, we are legally entitled to pay in pesos if payment on the Senior Secured Notes or the guarantees is sought in Mexico (through the enforcement of a non-Mexican judgment or otherwise). In the event that we make payment in pesos, you may experience a U.S. dollar shortfall when converting the pesos to U.S. dollars.

The indenture for the Senior Secured Notes restricts our ability to take certain actions

        The indenture for the Senior Secured Notes imposes significant operating and financial restrictions. These restrictions affect, and in many respects significantly limit or prohibit, our ability and the ability of our restricted subsidiaries to, among other things:

  •
  incur indebtedness;

  •
  create or suffer to exist liens;

  •
  make prepayments of particular indebtedness;

  •
  pay dividends;

  •
  make investments;

  •
  engage in transactions with shareholders or affiliates;

  •
  use assets as security in other transactions;

  •
  create any unrestricted subsidiary;

  •
  sell assets; and

  •
  engage in mergers and consolidations or in sale-leaseback transactions.

        If we do not comply with these restrictions, a default could occur even if we could at that time pay the amounts required under the Senior Secured Notes. If there were a default, the holders of Senior Secured Notes could demand immediate payment of the Senior Secured Notes. Should that occur, we might not be able to pay or refinance the Senior Secured Notes on acceptable terms.

Factors relating to Grupo TMM

Our dispute with Kansas City Southern could result in a material adverse effect on our business

        We are currently involved in a dispute with KCS regarding the Acquisition Agreement (the "Acquisition Agreement") executed by us and KCS on April 20, 2003, relating to the TFM Sale. Under the terms of the Acquisition Agreement, KCS was to purchase our interest in Grupo TFM in exchange for cash, shares of KCS and an additional cash earnout payment which was contingent on the timing of certain events, such as receipt of the VAT Proceeds and repurchase of the shares of TFM owned by the Mexican government. Subsequent to the execution of the Acquisition Agreement, we believe that KCS representatives undertook certain activities that threatened to jeopardize the value of the earnout. Thereafter, on August 18, 2003, our shareholders voted to reject the Acquisition Agreement and we notified KCS that we were terminating the Acquisition Agreement on August 22, 2003.

        KCS disputed our right to terminate the Acquisition Agreement and alleged certain breaches by us of the Acquisition Agreement. Under the terms of the Acquisition Agreement, the parties submitted these disputes to binding arbitration. An arbitration panel (the "panel") was chosen in accordance with the terms of the Acquisition Agreement. KCS obtained a preliminary injunction from the Delaware Chancery Court enjoining us from violating the terms of the Acquisition Agreement pending a subsequent decision by a panel of arbitrators regarding whether the Acquisition Agreement was properly terminated. On December 8, 2003, we and KCS participated in a preliminary hearing with the arbitrators during which the arbitrators deliberated whether the issue of the Acquisition Agreement's continued effectiveness should be bifurcated from the other issues in the case. On December 22, 2003, the panel bifurcated the issue of whether Grupo TMM properly terminated the Acquisition Agreement from the other disputed issues between the parties and scheduled a hearing on that issue. On February 2, 3 and 4, 2004, a hearing was held in New York on the issue of whether Grupo TMM's termination was proper. We maintained that we properly terminated the Acquisition Agreement while KCS sought a declaration that the Acquisition Agreement was wrongfully terminated. On February 19, 2004, we and KCS filed post-hearing briefs with the panel. On March 19, 2004, the panel issued an Interim Award in which it concluded that the rejection of the Acquisition Agreement by Grupo TMM's shareholders in its vote on August 18, 2003, did not authorize Grupo TMM's purported termination of that Agreement, dated August 22, 2003. Accordingly, the Acquisition Agreement remains in force and binding on the parties until otherwise terminated according to its terms or by law. In reaching this conclusion, the panel found it unnecessary to determine whether approval by Grupo TMM's shareholders is a "condition" of the Agreement. On April 4, 2004, the panel issued an order, which was stipulated to by KCS and Grupo TMM (the "Order and Stipulation"), providing that the parties agreed "not to request a scheduling order for a further hearing in the arbitration at this time" and that "[e]ach party reserves the right to request a scheduling order for a further hearing at any time."

        Since the issuance in April 2004 of the Order and Stipulation, the Company and KCS and their respective representatives have engaged in discussions regarding the potential settlement of the dispute and the possible amendment of the existing Acquisition Agreement. There is no assurance that the parties will be able to agree on the terms of any settlement or amendment or, if an agreement is reached, as to the terms of that agreement. The transaction contemplated by the existing Acquisition Agreement would constitute a "Qualifying Disposition" under the indenture governing the Senior Secured Notes that would permit the Company to complete the transaction without any further consent or approval of the holders of the Senior Secured Notes, subject to compliance with certain conditions, such as receipt of required fairness opinions and a limitation on the ability of KCS to exercise a right to pay a portion of the cash purchase price in additional shares of KCS common stock if the cash consideration would be less than 35% of the principal amount of, and accrued unpaid interest on, the Senior Secured Notes outstanding at the time the transaction is completed. The Company expects that any transaction pursuant to any amended Acquisition Agreement would also constitute a Qualifying Disposition. As a result, if an agreement is reached on that basis, the Company would be permitted under the indenture governing the Senior Secured Notes to complete any transaction provided for under an amended agreement without any further consent or approval from the holders of the Senior Secured Notes. See "Description of the Senior Secured Notes—Certain Convenants—Restrictions on Asset Dispositions; Use of Proceeds of Asset Dispositions, Grupo TFM Dispositions, VAT Proceeds."

        We cannot predict the ultimate outcome of any further arbitration on the remaining disputed issues. If KCS were to be awarded substantial damages in any such proceeding, it could have a material adverse effect on our business. For a more complete discussion of the legal dispute with KCS, see "Legal Proceedings—Dispute with Kansas City Southern."

We have a contingent obligation to purchase shares of TFM owned by the Mexican government

        The Mexican government retained a 20% interest in TFM in connection with the privatization of TFM in 1997, and pursuant to the original agreements relating to the concession, Grupo TFM has an obligation to purchase such interest at the original peso purchase price per share paid by Grupo TFM, indexed to account for Mexican inflation. If Grupo TFM does not purchase the Mexican government's interest, the Mexican government may require that we and KCS, either jointly or individually, purchase the Mexican government's interest at this price. The price of the Mexican government's interest, as indexed for Mexican inflation, was approximately 1,570.3 million UDIs (representing ps. 5,357 million pesos, or approximately $464.6 million, as of June 30, 2004). The estimated fair market value of the Mexican government's interest as of June 30, 2004, was $476.6 million. As a result of legal proceedings initiated by the Company in Mexico, the exercise of the put by the Mexican government has been enjoined by a court in Mexico; however, there is no assurance that the injunction will remain in place. Although our purchase of the Mexican government's interest would not result in a default under any of our obligations in connection with the Senior Secured Notes, we cannot assure you that we will have sufficient resources to acquire the Mexican government's interest if required to do so, or that we will not be prohibited by other agreements from completing the purchase. See "Business—The Mexican Government Put."

Our substantial indebtedness, and that of our subsidiary TFM, could adversely affect our business and, consequently, our ability to pay interest and repay our indebtedness

        We and TFM each have a significant amount of indebtedness, which requires significant debt service. After giving effect to our restructuring, at June 30, 2004, we had consolidated indebtedness of approximately $1,474.2 million, which includes $959.7 million of TFM's indebtedness. At such date, after giving effect to our restructuring, our shareholders' equity, including minority interest in consolidated subsidiaries, was $720.2 million, and TFM's shareholders' equity, including minority interest, was $977.6 million resulting in a debt to equity ratio of 204.7% and 98.2%, respectively.

        The level of our and TFM's consolidated indebtedness could have important consequences. For example, it could:

  •
  limit cash flow available for capital expenditures, acquisitions, working capital and other general corporate purposes because a substantial portion of our cash flow from operations must be dedicated to servicing debt;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  expose us to risks inherent in interest rate fluctuations because some borrowings are at variable rates of interest, which could result in higher interest expenses in the event of increases in interest rates;

  •
  limit our flexibility in planning for, or reacting to, competitive and other changes in our business and the industries in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt and greater operating and financing flexibility than we do; and

  •
  limit, through covenants in our indebtedness, our ability to borrow additional funds.

        Our and TFM's ability to pay interest and to repay or refinance indebtedness will depend upon future operating performance, including the ability to increase revenues significantly and control expenses. Future operating performance depends upon prevailing economic, financial, competitive, legislative, regulatory, business and other factors that are beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated revenues and operating performance will be realized or that future borrowings will be available to us in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. In addition, we may have difficulty accessing cash flows generated by our subsidiaries and joint ventures in which we participate. See "Business—Our Liquidity Position" and "Risk Factors—Factors relating to the Senior Secured Notes—We are primarily a holding company and we depend upon funds received from our operating subsidiaries to make payments on our indebtedness." If we or TFM are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, if at all.

        The indentures relating to our and TFM's debt securities contain a number of restrictive covenants and any additional financing arrangements we enter into may contain additional restrictive covenants. These covenants restrict or prohibit many actions, including our ability, or that of our subsidiaries, to:

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  incur indebtedness;

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  create or suffer to exist liens;

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  make prepayments of particular indebtedness;

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  pay dividends;

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  make investments;

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  engage in transactions with shareholders and affiliates;

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  use assets as security in other transactions;

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  create any unrestricted subsidiary;

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  sell assets; and

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  engage in mergers and consolidations or in sale-leaseback transactions.

        If we fail to comply with these restrictive covenants, our obligation to repay our debt may be accelerated.

TFM has sought waivers under its credit agreements and may require additional waivers in the future

        TFM would not have met certain required maintenance covenants under its bank credit facilities during 2003. Accordingly, TFM sought and received waivers from the lenders under its bank credit facilities for such expected non-compliance. In October 2003 and March 2004, TFM received waivers from the banks which participate in its credit facilities of the term loan facility and U.S. commercial paper program. The waivers applied to the three months ended September 30, 2003, the three months ended December 31, 2003 and the three months ended March 31, 2004, respectively. It is possible that TFM may require additional waivers under its bank credit facilities. If TFM requires such waivers in the future, there can be no assurance that such waivers will be obtained. If such waivers are not obtained, TFM would be in default under its bank credit facilities and such default could result in acceleration of amounts due under the bank credit facilities and in cross-defaults under other obligations.

Uncertainties relating to our financial condition and other factors currently raise substantial doubt about our ability to continue as a going concern

        The Company's audited consolidated financial statements as of December 31, 2003 and 2002 have been prepared assuming that it will continue as a going concern. The auditors' report on the Company's financial statements as of and for the three-year period ended December 31, 2003, includes an explanatory paragraph describing the existence of substantial doubt about the Company's ability to continue as a "going concern." The report indicates that (i) we had outstanding obligations amounting to $176.9 million which became due on May 15, 2003 and we did not make the payment of principal amount thereof nor the accrued interest on the due date; (ii) as a result we entered into default under the terms of the 2003 notes resulting in a cross-default under the 2006 notes with a principal amount of $200.0 million; (iii) payments of interest on the Old Senior Notes amounting to $45.7 million became due on May 15, 2003 and November 15, 2003; (iv) outstanding commercial paper and obligations for sale of receivables amounting to $85.0 million and $15.3 million will become effective September 2004, and on a monthly basis during 2004, respectively; (v) during the year ended December 31, 2003, we incurred a net loss of $86.7 million; and (vi) at December 31, 2003, we had an excess of current liabilities over current assets of $497.0 million and a deficit of $68.0 million. Following the consummation of the Exchange Offer, we are no longer in default under the Old Senior Notes, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Current Liquidity Difficulties and Outlook" and "—Contractual Obligations."

We may be unable to successfully expand our business

        Future growth of our business will depend on a number of factors, including:

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  identification and continued evaluation of niche markets;

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  identification of joint venture opportunities or acquisition candidates;

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  our ability to enter into acquisitions or joint ventures on favorable terms;

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  our ability to hire and train qualified personnel;

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  the successful integration of any acquired businesses with our existing operations; and

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  our ability to effectively manage expansion and to obtain required financing.

        In order to maintain and improve operating results from new businesses, as well as our existing business, we will be required to manage our growth and expansion effectively. However, the management of new businesses involves numerous risks, including difficulties in assimilating the operations and services of the new businesses, the diversion of management's attention from other business concerns and the disadvantage of entering markets in which we may have no or limited direct or prior experience. Our failure to effectively manage our expansion could have a material adverse effect on our operational results.

The Company is controlled by the Serrano Segovia family

        Members of the Serrano Segovia family control the Company through their direct and indirect ownership of our Series A Shares. Since the Series A Shares underlying our CPOs are required to be voted by the CPO Trustee in the same manner as the majority of the Series A Shares not so owned vote on any matter submitted to our stockholders, the Serrano Segovia family effectively controls all matters as to which a shareholder vote is required. As a result, the Serrano Segovia family will be able to direct and control the policies of the Company and its subsidiaries, including mergers, sales of assets and similar transactions. See "Major Shareholders and Related Party Transactions—Major Shareholders." The indenture for the Senior Secured Notes contains covenants that prohibit transactions between the Company and its subsidiaries, affiliates and associates, such as the Serrano

Segovia family. See "Description of the Senior Secured Notes—Certain Covenants—Limitation on Transactions with Affiliates."

        A substantial portion of the Series A Shares and ADSs of the Company held by the Serrano Segovia family is currently pledged to secure indebtedness of the Serrano Segovia family and entities controlled by them and may from time to time in the future be pledged to secure obligations of other of their affiliates. A foreclosure upon any such Series A Shares held by the Serrano Segovia family could constitute a change of control under the Indenture governing the Senior Secured Notes and certain other debt instruments of the Company and its subsidiaries. Such occurrence of a change of control would enable holders of the Senior Secured Notes to require the Company to repurchase their Senior Secured Notes. There can be no assurance that upon a change of control the assets of the Company would be sufficient to repurchase the Senior Secured Notes. See "Risk Factors—Factors relating to the Senior Secured Notes—We may not be able to finance a change of control offer."

If we sell our interest in Grupo TFM, we may be classified as an investment company

        If we sell our interest in Grupo TFM, we may receive as consideration securities of another issuer. Consequently, since a significant portion of the Company's assets may then consist of the shares of an unrelated entity, we risk becoming an inadvertent "investment company" under the U.S. Investment Company Act of 1940 (the "Investment Company Act"). Generally, an issuer is deemed to be an investment company subject to registration if its holdings of "investment securities," which usually are securities other than securities issued by majority owned subsidiaries and government securities, exceed 40% of the value of its total assets, exclusive of government securities and cash items, on an unconsolidated basis. Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner in which we operate our business.

        Securities we could receive through the sale of our interest in Grupo TFM would be considered investment securities. However, a company that otherwise would be deemed to be an investment company may be excluded from such status for a one-year period provided that such company has a bona fide intent to be engaged as soon as reasonably possible, and in any event within that one-year period, primarily in a business other than that of investing, reinvesting, owning, holding or trading in securities. If we would otherwise be deemed to be an investment company under the Investment Company Act, we intend to rely on this exemption while we attempt to redeploy assets, effectuate a combination with another operating business or take other steps to avoid classification as an investment company.

        If we have not taken such steps within the one-year period referred to above, we may be required to (1) apply to the SEC for exemptive relief from the requirements of the Investment Company Act, or (2) invest certain of our assets in government securities and cash equivalents that are not considered "investment securities" under the Investment Company Act. There can be no assurance that we will be able to obtain exemptive relief from the SEC. Investing our assets in government securities and cash equivalents could yield a significantly lower rate of return than other investments we could make if we chose to register as an investment company (although there is no assurance we could successfully register as an investment company even if we chose to do so).

        If we are deemed an unregistered investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period in which it was established that we were an unregistered investment company.

        In addition, if we are unable to take steps to avoid becoming an investment company or to obtain exemptive relief from the SEC, we may be in default under the indenture governing the Senior Secured Notes. See "Description of the Senior Secured Notes—Certain Covenants—Restriction on Investment Activity."

We may be, or may become, subject to Passive Foreign Investment Company rules

        If we are, or were in the future to become, a "passive foreign investment company" ("PFIC") for United States federal income tax purposes, United States holders of our ADSs or our shares generally will be subject to special United States tax rules that would differ in certain respects from the tax treatment described herein. We do not believe that we are currently a PFIC for United States federal income tax purposes. However, PFIC status is determined annually based on the composition of an entity's assets and income from time to time. As a result, our PFIC status may change. In general, if 50% or more of our assets are "passive assets," or 75% or more of our income is "passive income," we would be deemed a PFIC. Passive assets generally include any interest in another corporation in which we own less than a 25% interest (by value). Thus, a reduction in our ownership interest in Grupo TFM, either as a result of our sale of our shares or through dilution due to the sale of shares in Grupo TFM or any of our subsidiaries through which we own shares, could result in our interest in Grupo TFM being considered a passive asset. If this were to occur, we could become a PFIC.

        In general, if we are classified as a PFIC, United States holders of our ADSs or shares will be subject to a special tax at ordinary income tax rates on "excess distributions," including certain distributions by us with respect to ADSs or shares as well as gain that such holders recognize on the sale of ADSs or shares. The amount of income tax on any excess distributions will be increased by an interest charge to compensate for tax deferral, calculated as if the excess distributions were earned ratably over the period a holder held the ADSs or shares. With respect to ADSs and shares, a United States holder can avoid the unfavorable rules described in the preceding paragraph by electing to mark its ADSs and shares to market. If a United States holder makes this mark-to-market election, such holder will be required in any year in which we are a PFIC to include as ordinary income the excess of the fair market value of its ADSs and shares at year-end over its basis in those ADSs and shares. In addition, any gain a United States holder recognizes upon the sale of its ADSs and shares will be taxed as ordinary income in the year of sale. Alternatively, if we provide the necessary information, a United States holder may elect to treat its ADSs and shares as an interest in a "qualified electing fund" ("QEF Election"). Such a QEF Election is available only if we comply with applicable information reporting requirements, and we have not yet determined whether we can or will do so. If a United States holder makes a "QEF Election," such holder will be required to include in income its proportionate share of our income and net capital gain in years in which we were a PFIC, but any gain that such holder subsequently recognizes upon the sale of its ADSs and shares generally will be taxed as capital gain.

TFM's business is very capital intensive

        TFM's business is capital intensive and requires substantial ongoing expenditures for, among other things, improvements to roadway, structures and technology, acquisitions, leases and repair of equipment, and maintenance of its rail system. TFM's failure to make necessary capital expenditures could impair its ability to accommodate increases in traffic volumes or service its existing customers. In addition, TFM's railroad concession from the Mexican government requires TFM to make investments and undertake capital projects, including capital projects described in a business plan filed every five years with the Mexican government. TFM may defer capital expenditures with respect to its five-year business plan with the permission of the Secretaría de Comunicaciones y Transportes (Ministry of Communications and Transports or "Ministry of Transportation"). However, the Ministry of Transportation may not grant this permission, and TFM's failure to comply with the commitments in its business plan could result in the Mexican government revoking the concession.

TFM's concession is subject to revocation or termination in certain circumstances

        The Mexican government may terminate the concession granted to TFM as a result of TFM's surrender of its rights under the concession, or for reasons of public interest, by revocation or upon

TFM's liquidation or bankruptcy. (The Mexican government would not, however, be entitled to revoke the concession upon the occurrence of a liquidation or bankruptcy of Grupo TMM or Grupo TFM.) The Mexican government may also temporarily seize TFM's assets and its rights under the concession. The Ley Reglamentaria del Servicio Ferroviario (Law Regulating Railroad Services or "Mexican railroad services law and regulations") provides that the Ministry of Transportation may revoke the concession upon the occurrence of specified events, some of which will trigger automatic revocation. Revocation or termination of the concession would prevent TFM from operating its railroad and would materially adversely affect TFM's operations and its ability to make payments on its debt. In the event that the concession is revoked by the Ministry of Transportation, TFM will receive no compensation, and its interest in its rail lines and all other fixtures covered by the concession, as well as all improvements made by it, will revert to the Mexican government. See "Business—Railroad Operations—The Concession."

Our interest in TFM is held with our partner, KCS, and we may not be able to control significant operating decisions

        We and KCS are the principal shareholders of Grupo TFM. Although we hold a majority voting interest in Grupo TFM, decisions on certain matters that may be material to TFM's operations and business require the approval of both shareholders or of their representatives on Grupo TFM's board of directors. Differences of views between us and KCS have in the past resulted, and may in the future result, in delayed decisions or the failure to reach an agreement, which could adversely affect TFM's operations and business. See "Legal Proceedings—Dispute with Kansas City Southern."

TFM's results from operations are heavily dependent on fuel expenses

        Approximately 98% of the locomotives TFM operates are diesel-powered, and TFM's fuel expenses are significant. TFM currently meets, and expects to continue to meet, its fuel requirements almost exclusively through purchases at market prices from Petróleos Mexicanos, the national oil company of Mexico ("PEMEX"), a government-owned entity exclusively responsible for the distribution and sale of diesel fuel in Mexico. TFM is party to a fuel supply contract with PEMEX of indefinite duration. Either party may terminate the contract upon 30 days' written notice to the other at any time. If the fuel contract is terminated and TFM is unable to acquire diesel fuel from alternate sources on acceptable terms, TFM's operations could be materially adversely affected. Crude oil prices in August 2004 have been at or near record levels and continued instability in the Middle East and Venezuela may result in continued high fuel prices or further increases in fuel prices. Since TFM's fuel expense represents a significant portion of its operating expenses, high diesel fuel prices have a material adverse effect on TFM's results of operations.

TFM may be unable to generate sufficient cash to service or refinance its debt

        TFM's ability to satisfy its obligations under its debt in the future will depend upon TFM's future performance, including its ability to increase revenues significantly and control expenses. TFM's future operating performance depends upon prevailing economic, financial, business and competitive conditions and other factors, many of which are beyond its control.

        If TFM's cash flow from operations is insufficient to satisfy its obligations, TFM may take specific actions, including delaying or reducing capital expenditures, attempting to refinance its debt at or prior to its maturity or, in the absence of such refinancing, attempting to sell assets quickly in order to make up for any shortfall in payments under circumstances that might not be favorable to getting the best price for the assets, or seeking additional equity capital. TFM's ability to refinance its debt and take other actions will depend on, among other things, its financial condition at the time, the restrictions in the instruments governing its debt and other factors, including market conditions, beyond TFM's control. TFM may be unable to take any of these actions on satisfactory terms or in a timely manner.

Further, any of these actions may not be sufficient to allow TFM to meet its debt obligations. TFM's indentures and commercial paper credit agreement limit its ability to take certain of these actions. TFM's failure to successfully undertake any of these actions or to earn enough revenues to pay its debts, or significant increases in the peso cost to service its dollar-denominated debt, could materially and adversely affect TFM's business or operations.

Certain regulatory and market factors could adversely affect our ability to expand our rail transportation operations

        The trucking industry is TFM's primary competition. In February 2001, a North American Free Trade Agreement ("NAFTA") tribunal ruled in an arbitration between the United States and Mexico that the United States must allow Mexican trucks to cross the border and operate on U.S. highways. NAFTA called for Mexican trucks to have unrestricted access to highways in U.S. border states by 1995 and full access to all U.S. highways by January 2000. However, the United States has not followed the timetable because of concerns over Mexico's trucking safety standards. On March 14, 2002, as part of its agreement under NAFTA, the U.S. Department of Transportation issued safety rules that allow Mexican truckers to apply for operating authority to transport goods beyond the 20-mile commercial zones along the U.S.-Mexico border. These safety rules require Mexican carriers seeking to operate in the United States to pass, among other things, safety inspections, obtain valid insurance with a U.S. registered insurance company, conduct alcohol and drug testing for drivers and to obtain a U.S. Department of Transportation identification number. Mexican commercial vehicles with authority to operate beyond the commercial zones will be permitted to enter the United States only at commercial border crossings and only when a certified motor carrier safety inspector is on duty. Given these recent developments, we cannot assure you that truck transport between Mexico and the United States will not increase substantially in the future. Such an increase could affect TFM's ability to continue converting traffic to rail from truck transport because it may result in an expansion of the availability, or an improvement of the quality, of the trucking services offered in Mexico.

        In recent years, there has been significant consolidation among major North American rail carriers. The resulting merged railroads could attempt to use their size and pricing power to block other railroads' access to efficient gateways and routing options that are currently and have been historically available. We cannot assure you that further consolidation will not have an adverse effect on us.

        Approximately 50% of TFM's expected revenue growth during the next few years is expected to result from increased truck-to-rail conversion. If the railroad industry in general, and TFM in particular, are unable to preserve their competitive advantages vis-à-vis the trucking industry, TFM's business plan may not be achieved and its projected revenue growth could be adversely affected. Additionally, TFM's revenue growth could be affected by, among other factors, its inability to grow its existing customer base, negative macroeconomic developments impacting the United States and Mexican economies, and failure to capture additional cargo transport market share from the shipping industry and other railroads.

Significant competition could adversely affect our future financial performance

        Certain of our business segments face significant competition, which could have an adverse effect on our results of operations. TFM faces significant competition from trucks and other rail carriers as well as limited competition from the shipping industry in its freight operations. Our parcel tanker and supply ship services operating in the Gulf of Mexico have faced significant competition, mainly from U.S. shipping companies. Although we expect that a Mexican law, enacted in January 1994, and amended in May 2000, which restricts cabotage of ships (movement of ships within Mexico and Mexican waters) at Mexican ports to Mexican-owned vessels carrying the Mexican flag, will reduce competition from non-Mexican companies in this sector, there can be no assurance that such competition will be reduced. In our land operations division, our trucking transport and automotive logistics services have faced intense competition, including price competition, from a large number of Mexican, U.S. and international trucking lines. We cannot assure you that we will not lose business in the future due to our inability to respond to competitive pressures by decreasing our prices without adversely affecting our gross margins and operational results.

        TFM faces significant competition from the trucking industry, as well as from some industry segments from other railroads, in particular Ferrocarril Mexicano, S.A. de C.V. ("Ferromex"), which operates the Pacific-North Rail Lines. In particular, TFM has experienced, and continues to experience, competition from Ferromex with respect to the transport of grain, minerals and steel products. The rail lines operated by Ferromex run from Guadalajara and Mexico City to four U.S. border crossings west of Laredo, Texas, providing a potential alternative to TFM's routes for the transport of freight from those cities to the U.S. border. Ferromex directly competes with TFM in some areas of its service territory, including Tampico, Saltillo, Monterrey and Mexico City. Ferrocarril del Sureste, S.A. de C.V. ("Ferrosur"), which operates the Southeast Rail Lines, also competes directly with TFM for traffic to and from southeastern Mexico. Ferrosur, like TFM, serves Mexico City, Puebla and Veracruz. Ferromex and Ferrosur are privately owned companies that may have greater financial resources than TFM. Among other things, this advantage may give them greater ability to reduce freight prices. Price reductions by competitors would make TFM's freight services less competitive and we cannot assure you that TFM would be able to match these rate reductions.

        Under TFM's concession, TFM must grant to Ferromex the right to operate over a north-south portion of its rail lines between Ramos Arizpe near Monterrey and the city of Querétaro that constitutes over 600 kilometers of TFM's main track. Using these trackage rights, Ferromex may be able to compete with TFM over its rail lines for traffic between Mexico City and the United States. TFM's concession also requires it to grant rights to use certain portions of its tracks to Ferrosur and the "belt railroad" operated in the greater Mexico City area by the Ferrocarril y Terminal del Valle de México, S.A. de C.V. (the Mexico City Railroad and Terminal), thereby providing Ferrosur with more efficient access to certain Mexico City industries. As a result of having to grant trackage rights to other railroads, TFM incurs additional maintenance costs and also loses the flexibility of using its tracks at all times.

        In February 2002, Ferromex and Ferrosur announced that they agreed to the acquisition of Ferrosur by Ferromex. TFM filed a notice with the Mexican Antitrust Commission objecting to the proposed acquisition on the grounds that it would limit competition. The acquisition was reviewed by the Mexican Antitrust Commission and on May 16, 2002, the Mexican Antitrust Commission announced that it had notified Ferromex that authorization to consummate the acquisition was denied on antitrust grounds. Ferromex subsequently filed an appeal for review of the order, and on September 18, 2002, the Mexican Antitrust Commission confirmed its prior ruling denying authorization to consummation of the acquisition. Ferromex requested that the Federal Courts in Mexico review the decision of the Mexican Antitrust Commission. TFM also requested a Federal Court in Mexico to review its complaint against the acquisition, requesting to be recognized as a party to the proceedings of the Mexican Antitrust Commission, and obtained a favorable ruling (amparo). Ferromex and Ferrosur subsequently withdrew their petition before the Mexican Antitrust Commission, which terminated the acquisition request in October 2003.

The rates for trackage rights set by the Ministry of Transportation may not adequately compensate TFM

        Pursuant to TFM's concession, TFM is required to grant rights to use portions of its tracks to Ferromex, Ferrosur and the Mexico City Railroad and Terminal. Applicable law stipulates that Ferromex, Ferrosur and the Mexico City Railroad and Terminal are required to grant to TFM rights to use portions of their tracks. Applicable law provides that the Ministry of Transportation is entitled to set the rates in the event that TFM and the party to whom it is granting the rights cannot agree on a rate. TFM and Ferromex have not been able to agree upon the rates each of them is required to pay the other for interline services and haulage and trackage rights. Therefore, in accordance with its rights under the Mexican railroad services law and regulations, TFM initiated an administrative proceeding in February 2001, requesting a determination of such rates by the Ministry of Transportation, which subsequently issued a ruling establishing rates using the criteria set forth in the Mexican railroad services law and regulations. TFM and Ferromex appealed the rulings before the Mexican Federal Courts due to, among other things, a disagreement with the methodology employed by the Ministry of Transportation in calculating the trackage rights and interline rates. TFM and Ferromex also requested and obtained a suspension of the effectiveness of the ruling pending resolution of this appeal. We cannot predict whether TFM will ultimately prevail in this proceeding and whether the rates TFM is ultimately allowed to charge will be adequate to compensate it. See "Business—Railroad Operations" for more information.

If our time charter arrangements are terminated or expire, our business could be adversely affected

        We currently time charter three product tankers to PEMEX. In the event that our time charter arrangements with PEMEX are terminated or expire, we will be required to seek new time charter arrangements for these vessels. We cannot be sure that time charters will be available for the vessels following termination or expiration or that time charter rates in effect at the time of such termination or expiration will be comparable to those in effect under the existing time charters or in the present market. In the event that time charters are not available on terms acceptable to us, we may employ those tankers in the spot market. Because charter rates in the spot market are subject to greater fluctuation than time charter rates, any failure to maintain existing, or enter into comparable, charter arrangements could adversely affect our operating results.

Terrorist activities and geopolitical events and their consequences could adversely affect our operations

        As a result of the terrorist attacks in the United States on September 11, 2001 and the March 11, 2004, terrorist attacks in Spain, and the continuation of armed hostilities involving, among others, the United States and Iraq, there has been increased short-term market volatility, and there may be long-term effects on U.S. and world economies and markets.

        Terrorist attacks may negatively affect our operations. The continued threat of terrorism within the United States and abroad and the potential for military action and heightened security measures in response to such threats may cause significant disruption to commerce throughout the world, including restrictions on cross-border transport and trade. In addition, related political events may cause a lengthy period of uncertainty that may adversely affect our business. Political and economic instability in other regions of the world, including the United States and Canada, may also result and could negatively impact our operations. The consequences of terrorism and the responses thereto are unpredictable and could have an adverse effect on our operations.

Downturns in the U.S. economy or in trade between the United States and Mexico and fluctuations in the peso–dollar exchange rate would likely have adverse effects on our business and results of operations

        The level and timing of our business activity are heavily dependent upon the level of U.S.-Mexican trade and the effects of NAFTA on such trade. Downturns in the U.S. or Mexican economy or in trade between the United States and Mexico would likely have adverse effects on our business and results of operations. Our business of logistics and transportation of products traded between Mexico and the United States depends on the U.S. and Mexican markets for these products, the relative position of Mexico and the United States in these markets at any given time and tariffs or other barriers to trade. Our revenues as well as TFM's were affected by the downturn in the U.S. economy in 2003. However, we believe the U.S. economy started to reflect a recovery in the third quarter of 2003, and in general, continued improving in the first half of 2004. Any future downturn in the U.S. economy could have a material adverse effect on our results of operations and our ability to meet our debt service obligations as described above.

        Also, fluctuations in the peso–dollar exchange rate could lead to shifts in the types and volumes of Mexican imports and exports. Although a decrease in the level of exports of some of the commodities that we transport to the United States may be offset by a subsequent increase in imports of other commodities we haul into Mexico and vice versa, any offsetting increase might not occur on a timely basis, if at all. Future developments in U.S.-Mexican trade beyond our control may result in a reduction of freight volumes or in an unfavorable shift in the mix of products and commodities we carry.

Downturns in certain cyclical industries in which our customers operate could have adverse effects on our results of operations

        The shipping, transportation and logistics industries are highly cyclical, generally tracking the cycles of the world economy. Although transportation markets are affected by general economic conditions, there are numerous specific factors within each particular market segment that may influence operating results. Some of our customers do business in industries that are highly cyclical, including the oil and gas, automotive and agricultural sectors. Any downturn in these sectors could have a material adverse effect on our operating results. For example, during the first half of 2004, our results were negatively impacted by continued sluggish conditions in the automotive sector. Also, some of the products we transport have had a historical pattern of price cyclicality which has typically been influenced by the general economic environment and by industry capacity and demand. For example, global steel and petrochemical prices have decreased in the past. We cannot assure you that prices and demand for these products will not decline in the future, adversely affecting those industries and, in turn, our financial results.

We are exposed to the risk of loss and liability

        Our business is affected by a number of risks, including mechanical failure of vessels and equipment, collisions, property loss of vessels and equipment, cargo loss or damage, as well as business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, the operation of any ocean-going vessel is subject to the inherent possibility of catastrophic marine disaster, including oil spills and other environmental accidents, and the liabilities arising from owning and operating vessels in international trade.

        We maintain insurance to cover the risk of partial or total loss of or damage to all of our assets, including, but not limited to, railtrack, rail cars, port facilities, port equipment, trucks, land facilities and offices. In particular, we maintain marine hull and machinery and war risk insurance on our vessels, which covers the risk of actual or constructive total loss. Additionally, we have protection and indemnity insurance for damage caused by our operations to third persons. We do not carry insurance covering the loss of revenue resulting from a downturn in our operations or resulting from off-hire time on certain vessels. We cannot assure you that our insurance would be sufficient to cover the cost of damages suffered by us or damages to others, that any particular claim will be paid or that such insurance will continue to be available at commercially reasonable rates in the future.

We face potential environmental liability

        Our operations are subject to Mexican federal and state laws and regulations relating to the protection of the environment. The primary environmental law in Mexico is the General Law of Ecological Balance and Environmental Protection (the "Ecological Law"). The Mexican federal agency in charge of overseeing compliance with and enforcement of the federal environmental law is the Ministry of Environmental Protection and Natural Resources (Secretaría del Medio Ambiente y Recursos Naturales, or "Semarnat"). As part of its enforcement powers, Semarnat is empowered to bring administrative and criminal proceedings and impose economic sanctions against companies that violate environmental laws, and temporarily or even permanently close non-complying facilities. Under the Ecological Law, the Mexican government has implemented a program to protect the environment by promulgating rules concerning water, land, air and noise pollution, and hazardous substances. We are also subject to the laws of various jurisdictions and international conferences with respect to the discharge of materials into the environment. While we maintain insurance against certain of these environmental risks in an amount which we believe is consistent with industry norms, we cannot assure you that our insurance would be sufficient to cover damages suffered by us. We cannot predict the effect, if any, that the adoption of additional or more stringent environmental laws and regulations would have on our results of operations, cash flows or financial condition.

        Under the United States Oil Pollution Act of 1990, or "OPA 90," owners and operators of ships could be exposed to substantial liability, and in some cases, unlimited liability for removal costs and damages resulting from the discharge of oil, petroleum or related substances into United States waters by their vessels. In some jurisdictions, including the United States, claims for removal costs and damages would enable claimants to immediately seize the ships of the owning and operating company and sell them in satisfaction of a final judgment. The existence of statutes enacted by individual states of the United States on the same subject, but requiring different measures of compliance and liability, creates the potential for similar claims being brought under state law. In addition, several international conventions that impose liability for the discharge of pollutants have been adopted by other countries. We time-charter product tankers to PEMEX, which PEMEX uses to transport refined petroleum products domestically. Pursuant to these time-charters, PEMEX has the right to transport crude oil and operate internationally. We also operate parcel tankers in the international market. See "Business—Specialized Maritime Services." If a spill were to occur in the course of operation of one of our vessels carrying petroleum products, and such spill affected the United States or another country that had enacted legislation similar to OPA 90, we could be exposed to substantial or unlimited liability. Additionally, our vessels carry bunkers (ship fuel) and certain goods that could, if spilled, under certain conditions, cause pollution and result in substantial claims against us, including claims under OPA 90 and other United States federal, state and local laws. Our railroad operations are subject to the provisions of the Ecological Law. The regulations issued under the Ecological Law and technical environmental requirements issued by the Semarnat have promulgated standards for, among other things, water discharge, water supply, emissions, noise pollution, hazardous substances and transportation and handling of hazardous and solid waste.

        In addition, TFM's ownership of Mexrail may also create certain environmental liabilities with respect to U.S. environmental laws. The U.S. Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") and similar state laws (known as Superfund laws) impose liability for the cost of remedial or removal actions, natural resources damages and related costs at certain sites identified as posing a threat to the environment or public health. CERCLA imposes strict liability on the owners and operators of facilities in which hazardous waste and other hazardous substances are deposited or from which they are released or are likely to be released into the environment. Liability may be imposed, without regard to fault or the legality of the activity, on certain classes of persons, including the current and certain prior owners or operators of a site and persons that arranged for the disposal or treatment of hazardous substances. Liability is imposed on a joint and several basis. In addition, other potentially responsible parties, adjacent landowners or other third parties may initiate cost recovery actions or toxic tort litigation against sites subject to CERCLA or similar state laws.

Potential labor disruptions could adversely affect our financial condition and our ability to meet our obligations under our debt

        Approximately 67.7% of our employees are covered by a labor agreement. The compensation terms of the labor agreement are subject to renegotiation on an annual basis and all other terms are renegotiated every two years. We may not be able to negotiate these provisions favorably, and strikes, boycotts or other disruptions could occur. These potential disruptions could have a material adverse effect on our financial condition and results of operations and on our ability to meet our payment obligations under our debt agreements.

Our customers may take actions that may reduce our revenues

        If our customers believe that we may not be able to continue as a going concern or if they believe that our weakened financial condition will result in a lower quality of service, they may discontinue use of our services. Additionally, some customers may demand lower prices. While we have contracts with some of our customers that prevent them from terminating the services we provide them or which impose penalties on customers who terminate their services with us, it may be impractical or uneconomical to enforce these agreements in Mexican courts. If any of these events occur, our revenues will be reduced.

Factors Relating to Mexico

Mexico is an emerging market economy, with attendant risks to our results of operations and financial condition

        The Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Accordingly, Mexican governmental actions concerning the economy and state-owned enterprises could have a significant impact on Mexican private sector entities in general and on us in particular, as well as on market conditions, prices and returns on Mexican securities, including our securities. The national elections held on July 2, 2000, ended 71 years of rule by the Institutional Revolutionary Party ("PRI") with the election of President Vicente Fox Quesada, a member of the National Action Party ("PAN"), and resulted in the increased representation of opposition parties in the Mexican Congress and in mayoral and gubernatorial positions. Although there have not yet been any material adverse repercussions resulting from this political change, multiparty rule is still relatively new in Mexico and could result in economic or political conditions that could materially and adversely affect our operations. We cannot predict the impact that this new political landscape will have on the Mexican economy. Furthermore, our financial condition, results of operations and prospects and, consequently, the market price for our securities, may be affected by currency fluctuations, inflation, interest rates, regulation, taxation, social instability and other political, social and economic developments in or affecting Mexico.

        The Mexican economy in the past has suffered balance of payment deficits and shortages in foreign exchange reserves. There are currently no exchange controls in Mexico. However, Mexico has imposed foreign exchange controls in the past. Pursuant to the provisions of NAFTA, if Mexico experiences serious balance of payment difficulties or the threat thereof in the future, Mexico would have the right to impose foreign exchange controls on investments made in Mexico, including those made by U.S. and Canadian investors. Any restrictive exchange control policy could adversely affect our ability to obtain dollars or to convert pesos into dollars for purposes of making interest and principal payments to holders of Senior Secured Notes, to the extent that we may have to effect those conversions. This could have a material adverse effect on our business and financial condition.

        Securities of companies in emerging market countries tend to be influenced by economic and market conditions in other emerging market countries. Emerging market countries, including Argentina and Brazil, have recently been experiencing significant economic downturns and market volatility. These events have had an adverse effect on the economic conditions and securities markets of emerging market countries, including Mexico.

Any devaluation of the peso would cause the peso cost of our dollar-denominated debt to increase, adversely affecting our ability to make payments on our indebtedness

        After a five-year period of controlled devaluation of the peso, on December 19, 1994, the value of the peso dropped sharply as a result of pressure against the currency. Although the peso had been appreciating relative to the dollar over the past few years, the peso depreciated 13.8% in 2002, 7.5% in 2003 and 1.6% in the six months ended June 30, 2004, against the dollar. Any additional devaluation in the peso would cause the peso cost of our dollar-denominated debt to increase. In addition, currency instability may affect the balance of trade between the United States and Mexico.

Mexico may experience high levels of inflation in the future which could adversely affect our results of operations

        Mexico has a history of high levels of inflation, and may experience inflation in the future. During most of the 1980s and during the mid- and late-1990s, Mexico experienced periods of high levels of inflation. The annual rates of inflation for the last five years, as measured by changes in the National Consumer Price Index, as provided by Banco de México, were:

1999	12.32%
2000	8.96%
2001	4.40%
2002	5.70%
2003	3.98%
2004 (January through June)	1.63%

        In 2003, the Mexican inflation rate hit its lowest levels in over 30 years. We cannot give any assurance that the Mexican inflation rate will continue to decrease or maintain its current level for any significant period of time. A substantial increase in the Mexican inflation rate would have the effect of increasing some of our costs, which could adversely affect our results of operations and financial condition, as well as the market value of our Senior Secured Notes. High levels of inflation may also affect the balance of trade between Mexico and the United States, and other countries, which could adversely affect our results of operations.

FORWARD-LOOKING STATEMENTS

        This prospectus contains various forward-looking statements, including statements regarding, among other things, our financial performance and operating plans. These statements are based upon the current beliefs of our management, as well as upon assumptions made by management based upon information currently available to it. The words "believe," "expect," "likely," "anticipate" and similar expressions identify some of these forward-looking statements. These statements are subject to various risks and uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Should management's assumptions prove incorrect, actual results may vary materially and adversely from those anticipated or projected. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of their respective dates. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        The following factors, as well as other factors described in this prospectus, could cause actual results to differ materially from our forward-looking statements:

  •
  the outcome of the arbitration and litigation with KCS relating to the previously proposed sale of our interests in Grupo TFM;

  •
  the timing of the receipt by TFM of the recent VAT award, the amount of such award and the form of such award;

  •
  our ability to satisfy our contingent obligation to purchase shares of TFM, owned by the government of Mexico;

  •
  our ability to generate sufficient cash from operations to meet our obligations, including the ability of our subsidiaries, such as TFM, our principal operating subsidiary, to generate sufficient distributable cash flow and to distribute such cash flow in accordance with their existing agreements;

  •
  the ability of TFM to meet the requirements under the covenants in its debt agreements or to obtain waivers from its lenders of the requirements of such covenants if they are not met;

  •
  Mexican, U.S. and global economic, political and social conditions;

  •
  the effect of NAFTA on the level of U.S.-Mexico trade;

  •
  conditions affecting the international shipping and transportation markets;

  •
  our ability to reduce corporate overhead costs;

  •
  the availability of capital to fund our expansion plans;

  •
  our ability to utilize a portion of our current and future tax loss carryforwards ("NOLs");

  •
  changes in legal or regulatory requirements in Mexico or the United States;

  •
  economic uncertainty following the terrorist attacks in the United States in 2001; and

  •
  other factors described in this prospectus.

CAPITALIZATION

        The following table sets forth our capitalization on a consolidated basis as of June 30, 2004, as adjusted to give effect to the completion of the Exchange Offer and the issuance of the Senior Secured Notes. This table should be read in conjunction with "Selected Consolidated Historical Financial Data," and the consolidated financial statements and related notes included in this prospectus.

	As of June 30, 2004
	($ in thousands)
	Actual
					As Adjusted
			Deferred Financing Cost
	Actual			Net	Net
	(Unaudited)
Unsecured short-term debt	$900		—	$900	$900
Grupo TMM's 9 1/2% senior notes due 2003	176,875		—	176,875	—	(1)
Grupo TMM's 10 1/4% senior notes due 2006	199,837		(8,318)	191,519	—	(1)
TFM's commercial paper program due 2006	34,093		$(656)	33,437	33,437
TFM's short-term facilities due 2006	36,571		(515)	36,056	36,056
Other short-term debt	1,581	(2)	—	1,581	1,581

Total short-term debt	$449,857		$(9,489)	$440,368	$71,974

Grupo TMM's 10 1/4% senior notes due 2006	—		—	—	2,879	(3)
Grupo TMM's Senior Secured Notes due 2007	—		—	—	459,689	(1)
TFM's 11.75% senior unsecured notes due 2009	443,501		(5,574)	437,927	437,927
TFM's 12.50% senior unsecured notes due 2012	178,004		(18,051)	159,953	159,953
TFM's 10.25% senior unsecured notes due 2007	150,000		—	150,000	150,000
TFM's commercial paper program due 2006	54,859		(606)	54,253	54,253
TFM's term loan facilities due 2006	60,737		(648)	60,089	60,089
Other long-term debt	2,345	(4)	—	2,345	2,345

Total long-term debt	$889,446		$(24,879)	$864,567	$1,327,135

Total debt	1,339,303		(34,368)	1,304,935	1,399,109
Minority interest	677,929		—	677,929	677,929
Shareholders' equity	42,244		—	42,244	42,244

Total capitalization	$2,059,476		$(34,368)	$2,025,108	$2,119,282

(1)
Reflects the issuance of the Senior Secured Notes on August 11, 2004 in connection with our restructuring. The Senior Secured Notes were issued for (i) $367.8 million principal amount of the 2003 Notes and 2006 Notes tendered in the Exchange Offer (ii) $6.5 million due to Promotora Servia, (iii) $13.7 million due to J.B. Hunt, (iv) $28.9 million in connection with the purchase of new Senior Secured Notes, (v) capitalization of the accrued and unpaid interest of $65.8 million on the Old Senior Notes, and (v) a consent fee of $21.1 million. Amounts presented in the as adjusted column are net of the estimated deferred financing costs and fees.

(2)
Includes $1.2 million of our debt and $0.4 million of TFM's debt.

(3)
Represents notes that were not tendered.

(4)
Includes $0.8 million of our debt and $1.5 million of TFM's debt.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The selected consolidated financial information set forth below for each of the years in the three-year period ended December 31, 2003, and as of December 31, 2003 and 2002, has been derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The selected consolidated financial information set forth below for the years ended December 31, 2000 and 1999 and as of December 31, 2001, 2000 and 1999, has been derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated financial information set forth below as of and for the six months ended June 30, 2004 and June 30, 2003, has been derived from our unaudited interim consolidated financial statements. The unaudited interim consolidated financial information has been prepared on the same basis as our audited consolidated financial statements and, in our opinion, include all adjustments that we consider necessary to fairly present our results of operations and financial condition for and as of the end of these periods. Our results for the six months ended June 30, 2004, are not necessarily indicative of our results to be expected for the full year. You should read the following selected consolidated financial information together with the other information contained in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

        Our consolidated annual audited financial statements have been prepared in accordance with IFRS which differs in certain respects from U.S. GAAP. Note 18 to our consolidated annual audited financial statements provides:

  •
  a summary of the differences between IFRS and U.S. GAAP, as they relate to us;

  •
  a reconciliation to U.S. GAAP of majority net income and majority stockholders' equity; and

  •
  condensed financial statements under U.S. GAAP and additional U.S. GAAP disclosure information.

        Our unaudited consolidated financial information as of and for the six months ended June 30, 2004 and 2003 has not been reconciled to U.S. GAAP.

GRUPO TMM AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
($ in millions, except per share data)

	Unaudited Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
CONSOLIDATED INCOME STATEMENT DATA (IFRS):
Transportation revenues	$460.1	$470.8	$938.0	$1,008.6	$1,000.1	$989.9	$844.7
Income on transportation(g)	65.5	70.3	137.0	184.0	189.1	197.6	148.3
Other income (expense)—Net(b)	(2.9)	41.9	(32.7)	(35.2)	26.8	3.7	3.8
Operating income(a)	62.6	112.2	104.3	148.8	215.9	201.3	152.1
Interest income	0.5	4.1	11.1	8.4	15.9	7.7	7.1
Interest expense—Net(c)	89.6	94.7	191.8	183.5	138.9	167.1	169.8
(Loss) income before (provision) benefit for income taxes, minority interest and discontinued operations	(26.6)	21.5	(76.4)	(26.3)	92.9	41.9	(10.6)
(Provision) benefit for income taxes	15.4	(20.2)	(41.5)	(19.8)	7.2	23.0	47.3
(Loss) income before minority interest and discontinued operations	(11.2)	1.3	(117.9)	(46.1)	100.1	64.9	36.7
Minority interest	0.3	8.5	31.2	3.5	(91.1)	(57.6)	39.9
Net (loss) income from continuing operations	(10.9)	9.9	(86.7)	(42.6)	8.9	7.3	76.6
Net (loss) income from discontinued operations	—	—	—	—	—	(5.6)	(139.2)
Net (loss) income	(10.9)	9.9	(86.7)	(42.6)	8.9	1.7	(62.6)
Net (loss) income per share from continuing operations(d)	(0.192)	0.174	(1.521)	(0.748)	0.477	0.419	5.589
Net (loss) income per share from discontinued operations(d)	—	—	—	—	—	(0.321)	(10.157)
Net (loss) income per share(d)	(0.192)	0.174	(1.521)	(0.748)	0.477	0.097	(4.568)
Book value per share(f)	0.742	2.628	.934	2.454	9.463	0.539	0.555
Weighted average shares outstanding (000s)	56,963	56,963	56,963	56,963	18,694	17,442	13,705
U.S. GAAP:(i)
Transportation revenues	$—	$—	$907.3	$917.7	$926.9	$935.7	$816.7
Income on transportation	—	—	135.4	181.9	209.0	148.3	117.7
Operating income(a)	—	—	47.3	155.1	180.8	174.8	126.4
(Loss) income before benefit (provision) for income taxes, minority interest, discontinued operations and extraordinary item	—	—	(140.5)	(15.5)	56.4	16.4	(34.1)
Net (loss) income from continuing operations	—	—	(136.9)	(24.5)	(12.3)	5.0	82.8
Net income (loss) from discontinued operations	—	—	89.9	35.1	30.1	(1.2)	(153.6)
Net (loss) income	—	—	(47.1)	10.6	17.8	(1.3)	(70.8)
Net (loss) income per share from continuing operations	—	—	(2.404)	(0.430)	(0.660)	0.260	6.042
Net income (loss) per share from discontinued operations	—	—	1.578	0.617	1.614	(0.069)	(11.208)
Net (loss) income per share	—	—	(0.826)	0.187	0.954	(0.075)	(5.166)

BALANCE SHEET DATA (at end of period) (IFRS):
Cash and cash equivalents	$47.9	$57.3	$68.7	$61.3	$85.9	$92.3	$99.6
Cash restricted	6.8	4.9	5.9	4.3	1.6	—	—
Total current assets	379.7	385.0	379.2	401.3	413.3	357.0	504.5
Property, machinery and equipment—Net	733.8	733.1	730.4	757.8	724.8	650.9	636.1
Concessions—Net	1,158.3	1,201.3	1,179.6	1,231.9	1,275.2	1,327.7	1,382.6
Assets attributable to discontinued operations	—	—	—	—	—	14.7	253.0
Total assets(h)	$2,489.5	$2,540.9	$2,476.8	$2,679.7	$2,797.8	$2,652.9	$2,941.0
Current portion of long-term debt	440.4	379.5	566.9	214.0	333.0	72.1	404.7
Long-term debt(h)	864.6	931.5	748.2	1,166.9	932.8	1,174.5	1,039.6
Liabilities attributable to discontinued operations	—	—	—	—	—	76.6	243.9
Minority equity interest in subsidiaries	677.9	719.2	678.2	765.5	1,089.4	1,104.9	1,024.5
Capital stock(e)	121.2	121.2	121.2	121.2	121.2	29.9	29.9
Total stockholders' equity(e)	42.2	149.7	53.2	139.8	176.9	9.4	7.6
U.S. GAAP:
Total assets	$—	$—	$2,689.7	$2,800.1	$2,717.6	$2,566.5	$2,862.3
Long-term debt	—	—	774.5	1,206.8	953.2	1,192.8	1,045.2
Minority equity interest in subsidiaries	—	—	793.3	773.3	991.5	1,014.1	925.3
Stockholders' equity	—	—	112.6	159.7	129.4	(9.3)	(8.1)
OTHER DATA (IFRS):
Incremental capital investments	$33.3	$40.6	$81.1	$307.2	$110.3	$105.7	$83.8
Depreciation and amortization	54.1	57.0	113.1	120.0	111.0	116.7	106.3

(a)
Includes the reclassification of other income (expense)—net in accordance with IAS #1 "Presentation of Financial Statements."

(b)
Includes in the six months ended June 30, 2004: a loss from the sale of fixed assets, railroad equipment related expenses, a loss resulting from subleasing of locomotive and non-operating assets, related expenses such as track maintenance and electricity. Includes in the six months ended June 30, 2003: a gain from the sale of our 51% interest in TMM Ports and Terminals to SSA Mexico and net gains from discontinued operations of the Ports and Terminals Division. Includes in the year ended December 31, 2003: a gain from the sale of our 51% interest in TMM Ports and Terminals to SSA Mexico. Includes in the year ended December 31, 2002: a loss as a result of the sale of fixed assets, expenses related to railroad equipment, provisions for doubtful accounts, a loss as a result of subleasing of locomotives, expenses related to non-operating assets such as track maintenance and electricity and provision for the management fee payable to Promotora Servia. Includes in the year ended December 31, 2001: a net profit as a result of the sale of fixed assets and concession rights, a gain of recovery taxes and expenses related to railroad equipment, expenses related to non-operating assets such as track maintenance and electricity, provisions for doubtful accounts, non-operating expenses and nonrecurring charges. Includes in the year ended December 31, 2000: gain on the sale of assets, premium on the sale of shares of a subsidiary and gain on the sale of subsidiaries. Includes in the year ended December 31, 1999: gain on the sale of subsidiaries.

(c)
Interest expense, net of exchange gains and losses.

(d)
Based on the weighted average of outstanding shares during each period, and restated to reflect the reverse stock split, which occurred in October 2001, prior to the merger of TMM with and into Grupo TMM. See "Summary—The Company and the Guarantors." The aggregate number of Series A Shares outstanding as of June 30, 2004, June 30, 2003, and December 31, 2003 and 2002, was 56,963,137. See "The Company—Reclassification of Series A and Series L Shares."

(e)
The increase from 2000 to 2001 in the figures for capital stock and total stockholders' equity is a result of the merger of our predecessor, TMM with and into Grupo TMM and the additional shares issued in connection therewith. See Notes 1 and 12 of the Notes to our Financial Statements.

(f)
Book value: Results from dividing total stockholders' equity by the outstanding shares at the end of each period.

(g)
See "Results of Operations—Income on Transporation" for further details.

(h)
Proceeds received as borrowings are net of transaction costs incurred in accordance with IAS #39 "Financial Instruments recognition and measurement."

(i)
Under IFRS, the sale of our port and terminal operations was accounted for as a discontinued operation; nevertheless, such disclosures are only required to be presented in notes to the financial statements. Under U.S. GAAP, the Port Sale would also be accounted for as a discontinued operation but it is required to be presented in the forepart of the financial statements.

GRUPO TMM AND SUBSIDIARIES
SELECTED CONSOLIDATED OPERATING DATA
($ in millions)

	Unaudited Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
TRANSPORTATION REVENUES (IFRS):
Railroad operations(a)	$352.4	$345.1	$698.5	$712.3	$722.8	$698.6	$575.6
Port and terminal operations	11.4	41.9	52.2	112.5	100.6	86.5	72.5
Specialized maritime services(b)	62.8	55.9	116.0	123.2	119.0	133.6	123.9
Logistics operations	44.1	36.3	89.5	79.1	77.4	84.0	91.3
Intercompany revenues(g)	(10.6)	(8.4)	(18.2)	(18.5)	(19.7)	(12.8)	(18.6)

Total	$460.1	$470.8	$938.0	$1,008.6	$1,000.1	$989.9	$844.7

INCOME ON TRANSPORTATION (IFRS):(d)(h)
Railroad operations(a)(e)	$63.1	$63.9	$132.0	$155.7	$154.0	$168.6	$126.5
Port and terminal operations(f)	0.0	11.1	10.5	33.4	37.0	33.5	23.4
Specialized maritime services(b)(c)	7.4	1.2	8.0	8.7	9.0	7.6	(7.5)
Logistics operations	3.1	2.3	2.5	4.0	6.3	8.3	5.8
Shared corporate costs	(8.1)	(8.2)	(16.0)	(17.8)	(17.2)	(20.4)	0.1

Total	$65.5	$70.3	$137.0	$184.0	$189.1	$197.6	$148.3

(a)
Our railroad operations consist of TFM and The Texas Mexican Railway Company (the "Tex-Mex Railway").

(b)
Specialized maritime services consists of supply ships, tug boats, dry bulk, refined petroleum products and car carriers.

(c)
Includes a $0.6 million profit on the sale of vessels as of December 31, 2002; a $2.0 million gain on the sale of vessels as of December 31, 2001; and a $3.5 million loss on the sale of vessels 1999.

(d)
Includes estimated allocated administrative costs as follows: In the six months ended June 30, 2004: $1.7 million in port and terminal operations, $2.1 million in specialized maritime services, $2.6 million in logistics operations, $1.9 million in the Tex-Mex Railway and $8.0 million in shared corporate costs. In the six months ended June 30, 2003: $0.4 million in port and terminal operations, $2.4 million in specialized maritime services, $1.0 million in logistics operations and $8.2 million in shared corporate costs. In 2003: $3.7 million in port and terminal operations, $8.6 million in specialized maritime services, $4.8 million in logistics operations, $4.3 million in the Tex-Mex Railway and $16.2 million in shared corporate costs. Includes in 2002: $8.5 million in port and terminal operations, $10.2 million in specialized maritime services, $5.8 million in logistics operations, $3.8 million in the Tex-Mex Railway and $18.0 million in shared corporate costs; in 2001: $10.1 million in port and terminal operations, $9.8 million in specialized maritime services, $7.8 million in logistics operations, $3.1 million in the Tex-Mex Railway and $17.2 million in shared corporate costs; in 2000: $7.8 million in port and terminal operations, $8.6 million in specialized maritime services, $7.8 million in logistics operations, $3.7 million in the Tex-Mex Railway and $20.3 million in shared corporate costs; in 1999: $0.5 million in the Tex-Mex Railway, $7.4 million in port and terminal operations, $8.8 million in specialized maritime services and $7.0 million in logistics operations; and in 1998: $0.5 million in the Tex-Mex Railway, $4.0 million in port and terminal operations, $8.8 million in specialized maritime services and $2.5 million in logistics operations.

(e)
Includes for the Tex-Mex Railway a loss of $1.7 million as a result of reorganization costs in 2000 and includes a gain on the sale of fixed assets of $0.7 million in 1999.

(f)
Includes a gain on the sale of fixed assets of $1.9 million in 1999.

(g)
Represents the elimination of intercompany transactions between segments.

(h)
Includes reorganization expenses in the six months ended June 30, 2004: $0.5 million in shared corporate costs; in the six months ended June 30, 2003: $1.0 million in specialized maritime services and $1.2 million in shared corporate costs; in 2003: $1.3 million in specialized maritime services and $1.6 million in shared corporate costs; in 2002: $0.1 million in specialized maritime services, $0.2 million in logistics operations and $0.6 million in shared corporate costs.

SUPPLEMENTAL UNAUDITED SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
GRUPO TMM AND SUBSIDIARIES WITHOUT GRUPO TFM(a)
($ in millions, except per share data)

	Unaudited Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
CONSOLIDATED INCOME STATEMENT DATA (IFRS):
Transportation revenue	$117.8	$134.0	$257.6	$327.5	$343.9	$358.6	$329.3
Income on transportation(b)	2.5	6.4	5.0	28.3	33.2	31.0	25.4
Other income (expense)—Net(c)	3.6	51.0	2.7	(5.4)	(7.9)	26.7	8.0
Operating income(d)	6.1	57.4	7.7	22.9	25.3	57.7	33.4
Interest income	0.3	2.8	9.6	3.4	11.5	6.2	3.3
Interest expense—Net(e)	29.5	34.9	65.5	64.3	54.7	56.9	64.3
(Loss) income before (provision) benefit for income taxes, minority interest and discontinued operations	(23.1)	25.3	(48.2)	(38.0)	(17.9)	7.0	(27.6)
(Provision) benefit for income taxes	15.2	(1.3)	(8.6)	10.4	11.8	8.9	5.9
Equity interest in Grupo TFM	(1.4)	(9.3)	(25.0)	(6.1)	32.7	16.0	17.4
Minority interest	(1.6)	(4.8)	(4.9)	(8.9)	(17.7)	(24.6)	80.8
Net (loss) income from continuing operations	(10.9)	9.9	(86.7)	(42.6)	8.9	7.3	76.5
Net (loss) from discontinued operations	—	—	—	—	—	(5.6)	(139.1)
Net (loss) income	(10.9)	9.9	(86.7)	(42.6)	8.9	1.7	(62.6)
Net (loss) income per share from continuing operations	(0.192)	0.174	(1.521)	(0.748)	0.476	0.419	5.582
Net (loss) per share from discontinued operations	—	—	—	—	—	(0.321)	(10.150)
Net (loss) income per share(f)	(0.192)	0.174	(1.521)	(0.748)	0.476	0.097	(4.568)
Weighted average shares outstanding (000s)(f)	56,963	56,963	56,963	56,963	18,694	17,442	13,705
BALANCE SHEET DATA (at end of period) (IFRS):
Cash and cash equivalents	$49.4	$45.0	$71.0	$35.4	$34.8	$59.3	$88.7
Total current assets	151.3	152.5	155.4	172.1	185.2	155.2	146.2
Property, machinery and equipment—Net	79.3	85.9	75.1	124.8	184.0	167.3	169.8
Concessions—Net	5.2	5.7	5.4	16.4	17.6	18.8	15.2
Equity interest in Grupo TFM	358.8	376.5	360.5	386.2	406.3	374.1	312.6
Other non-current assets(g)	116.6	120.0	98.7	135.6	140.2	144.2	149.3
Total assets(g)	711.1	740.6	695.1	835.0	933.3	859.6	1,134.8
Current portion of long-term debt	370.5	174.1	373.7	206.3	68.0	67.9	219.0
Long-term debt(g)	0.8	201.8	1.5	189.1	374.1	376.6	371.0
Minority equity interest in subsidiaries	37.3	43.9	35.7	86.8	107.6	195.9	146.0
Capital stock(h)	121.2	121.2	121.2	121.2	121.2	29.9	29.9
Total stockholders' equity	$42.2	$149.7	$53.2	$139.8	$176.9	$9.4	$7.6
OTHER DATA (IFRS):
Incremental capital investments(i)	$9.5	$4.0	$7.9	$20.2	$44.4	$40.3	$34.4
Depreciation and amortization	7.1	12.9	21.5	33.2	29.2	27.0	26.9

(a)
Includes Grupo TFM under the equity method of accounting.

(b)
Includes a $0.6 million gain on the sale of vessels in 2002; a $2.0 million gain on the sale of vessels in 2001; and a $3.5 million loss on the sale of vessels in 1999.

(c)
Includes in 2002: provision for the management fee payable to Promotora Servia and provisions for doubtful accounts; in 2001: provisions for doubtful accounts; in 2000: gain on the sale of assets, premium on the sale of shares of a subsidiary and gain on the sale of subsidiaries; in 1999: gain on the sale of subsidiaries.

(d)
Includes the reclassification of other income (expense)—net in accordance with IAS # 1 "Presentation of Financial Statements."

(e)
Interest expense net of exchange gain and loss.

(f)
Based on the weighted average of outstanding shares during each period and restated to reflect the reverse stock split which occurred in October 2001, prior to the merger of TMM with and into Grupo TMM. See "Summary—The Company and the Guarantors." The aggregate number of our Series A shares outstanding as of June 30, 2004, June 30, 2003, December 31, 2003 and 2002, was 56,963,137.

(g)
Proceeds received as borrowings are net of transaction costs incurred, in accordance with IAS # 39 "Financial Instruments Recognition and Measurement."

(h)
The increase from 2000 to 2001 in the figures for capital stock and total stockholders' equity is a result of the merger of our predecessor TMM with and into Grupo TMM and the additional shares issued in connection therewith. See Notes 1 and 12 to our consolidated Financial Statements, incorporated herein.

(i)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" for further details.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma consolidated financial information for the year ended December 31, 2003, is derived from our historical audited consolidated financial statements as adjusted to give effect to the consummation of the debt restructuring completed on August 11, 2004 assuming that the debt restructuring had occurred on January 1, 2003.

        All pro forma adjustments are described more fully in the accompanying notes. In our opinion, all adjustments have been made that are necessary to present fairly the unaudited pro forma data. Final amounts could differ from those set forth below.

        The unaudited pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the results of operations as of any future date or for any future period. You should read the unaudited pro forma consolidated financial information together with the accompanying notes, as well as our consolidated financial statements and accompanying notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Our consolidated financial statements have been prepared in accordance with IFRS, which differ from U.S. GAAP in certain significant respects. See Note 18 to our Financial Statements for a summary of principal differences as they relate to us. All historical and pro forma information presented in the unaudited pro forma consolidated financial information has also been presented in accordance with IFRS and reconciled to U.S. GAAP.

GRUPO TMM, S. A. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET
As of December 31, 2003
(Unaudited)
($ in thousands)

	Actual	Debt Exchange		As Adjusted
Current assets:
Cash and cash equivalents	$68,761			$68,761
Restricted cash	5,866			5,866
Accounts receivable—Net	138,839			138,839
Related parties	2,143			2,143
Other accounts receivable	61,785			61,785
Tax recoverable	65,326			65,326
Materials and supplies	21,294			21,294
Others current assets	15,141			15,141

Total current assets	379,155			379,155
Long-term account receivable	1,350			1,350
Concession rights and related assets	1,179,634			1,179,634
Property, machinery and equipment	730,413			730,413
Other assets	18,008			18,008
Equity investments	22,212			22,212
Deferred income taxes	146,010			146,010

Total assets	$2,476,782	$—		$2,476,782

Liabilities and stockholders?equity
Short term liabilities:
Current portion of long-term debt	566,947	(371,509)	2a	195,438
Suppliers	99,923			99,923
Interest payable	51,525	(45,818)	2b	5,707
Other accounts payable and accrued expenses	131,699	(4,528)	2c	127,171
Related parties	10,845	(6,500)	2c	4,345
Obligations for sale of receivables	15,257			15,257

Total short-term liabilities	876,196	(428,355)		447,841
Long-term debt	748,214	437,411	2	1,185,625
Dividends payable	9,803			9,803
Reserve for pensions and seniority premiums	10,348			10,348
Obligations for sale of receivables	54,808			54,808
Other long-term liabilities	46,020	(9,056)	2c	36,964

Total long-term liabilities	869,193	428,355		1,297,548

Total liabilities	1,745,389	—		1,745,389

Minority interest	678,205	—		678,205

Stockholders?equity
Capital stock	121,158			121,158
Retained earnings (deficit)	(50,213)			(50,213)
Initial accumulated translation loss	(17,757)			(17,757)

Total stockholders?equity	53,188	—		53,188

Total liabilities and stockholders?equity	$2,476,782	$—		$2,476,782
Total stockholders?equity under IAS	53,188			53,188
U.S. GAAP Adjustments
Deferred gain on building and vessels arising from sales and leaseback transactions—Net	(4,558)			(4,558)
Pension and seniority premium plan	240			240
Deferred taxes	169,328			169,328
Effect of US GAAP adjustments on minority interest	(100,582)			(100,582)
Deferred charges	(197)			(197)
Investments	(3,394)			(3,394)
Dilution in sale of Mexrail	6,036			6,036
Gain on valuation on the Put Opcion	(6,779)			(6,779)
Depreciation	(1,071)			(1,071)
Amortization	415			415
Transaction cost		(18,482)	3a	(18,482)

Total U.S. GAAP adjustments	59,438	(18,482)		40,956

Total stockholders?equity under U.S. GAAP	$112,626	$(18,482)		$94,144

GRUPO TMM, S. A. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED INCOME STATEMENT
For the year ended December 31, 2003
(Unaudited)
($ in thousands, except per share amounts)

	Actual	Debt Exchange		As Adjusted
Transportation and service revenues	$938,043			$938,043
Cost and operating expenses:
Cost and operating expenses	700,820			700,820
Depreciation and amortization	100,206			100,206

Total costs and operating expenses	801,026			801,026
Income on transportation	137,017			137,017

Other (expense) income—Net	(32,667)			(32,667)

Operating income	104,350			104,350

Interest income	11,142			11,142
Interest expense	(173,860)	(28,115)	1-a	(201,975)
Exchange (loss) income—Net	(17,985)			(17,985)

Net comprehensive financing cost	(180,703)	(28,115)		(208,818)
Loss before income taxes, minority interest	(76,353)	(28,115)		(104,468)
(Provision) benefit for taxes	(41,557)			(41,557)

Income before minority interest	(117,910)	(28,115)		(146,025)
Minority interest	31,248			31,248

Net income under IAS	$(86,662)	$(28,115)		$(114,777)

U.S. GAAP Adjustments
Deferred gain on building and vessels arising from sales and leaseback transactions—Net	3,220			3,220
Pension and seniority premium plan	(464)			(464)
Translation adjustments of U.S. GAAP adjustments	393			393
Deferred taxes	82,099			82,099
Effect of U.S. GAAP adjustments on minority interest	(62,039)			(62,039)
Deferred charges	34			34
Investments	536			536
Gain on valuation on the Put Option	(6,779)			(6,779)
Depreciation	(612)			(612)
Amortization	226			226
Effect of U.S. GAAP adjustments on discontinued operations	22,978			22,978

Total U.S. GAAP adjustments	39,592			39,592

Net income for the year under U.S. GAAP	$(47,070)	$(28,115)		$(75,185)
Net (loss) income under IAS for the period per share	(1.521)	(0.494)		(2.015)
Net income (loss) under U.S.GAAP for the period per share	(0.826)	(0.494)		(1.320)
Weighted average of shares outstanding (thousands) for the period	56,963			56,963

Notes to Unaudited Summary Pro Forma Financial Information

Pro forma IFRS adjustments to recognize the consummation of the debt restructuring which occurred on August 11, 2004.

Income statement:

1.
a.    Reflects the additional incremental interest expense of $18.2 million resulting from (i) the interest rate differential of the Senior Secured Notes due 2007 (using the 12% rate) and the 2003 Notes and 2006 Notes for the amounts tendered and exchanged, (ii) the interest expense on the Senior Secured Notes issued to Promotoria Servia, J.B. Hunt and for payment of the consent fee and the issuance of additional Senior Secured Notes and (iii) amortization of $9.9 million resulting from the additional capitalized debt refinancing costs and fees. A deferred income tax benefit has not been reflected as a full valuation allowance has been assumed.

Balance sheet:

2.
Reflects (a) the reclassification of the 2003 Notes and 2006 Notes which were tendered for the Senior Secured Notes due 2007, (b) the reclassification of the interest payable which was capitalized as part of the restructuring and (c) the exchange of the J.B. Hunt and Promotora Servia outstanding liabilities for Senior Secured Notes due 2007.

U.S. GAAP:

3.
a.    Under U.S. GAAP, costs incurred with third parties directly attributable to the exchange or modification which does not qualify as an extinguishment are expensed as incurred. Therefore, the $18.5 million of costs capitalized under IFRS would have been expensed. This amount is not reflected in the U.S. GAAP pro forma income statement as it is considered a one-time charge.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges on a historical basis for each of the five years in the period ended December 31, 2003, and for the six months ended June 30, 2004 and 2003, in each case calculated in accordance with IFRS.

	Unaudited Six Months Ended June 30,			For the Year Ended December 31,
	2004		2003	2003		2002		2001	2000	1999
Historical (A)	N/A(B	)	1.20	N/A(B	)	N/A(B	)	1.52	1.21	N/A(B	)
Pro forma	—		—	N/A(C	)

(A)
The Company considered one-third of the rent expense as imputed interest factor.

(B)
Due to Grupo TMM's loss for the six months ended June 2004, and the years ended December 31, 2003, 2002, and 1999, the ratio of earnings to fixed charges was less than 1:1. Grupo TMM must generate additional earnings of $30.6 million, $75.8 million, $26.8 million and $11.4 million, respectively, to achieve a coverage ratio of 1:1.

(C)
Due to Grupo TMM's loss in 2003, the pro forma ratio of earnings to fixed charges was less than 1:1. The registrant must generate additional earnings of $132.0 million to achieve a coverage ratio of 1:1.

        For the purpose of computing the ratio of earnings to fixed charges, earnings include pre-tax income from continuing operations before minority interest and income or loss from equity investees, fixed charges, amortization of capitalized interest, distributed income of equity investees, net of interest capitalized and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges include interest costs, amortization of debt expense and discount and the portion of rent that is representative of the risk factor.

        The following table sets forth our ratio of earnings to fixed charges on a historical basis for each of the five years in the period ended December 31, 2003 calculated in accordance with U.S. GAAP.

	For the Year Ended December 31,
	2003		2002		2001	2000	1999
Historical	N/A(A	)	N/A(A	)	1.32	1.08	N/A(A	)

(A)
Due to Grupo TMM's loss in 2003, 2002 and 1999, the ratio of earnings to fixed charges was less than 1:1. Grupo TMM must generate additional earnings of $140.0 million, $16.1 million and $35.0 million, respectively, to achieve a coverage ratio of 1:1.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with our consolidated annual audited financial statements and their accompanying notes included elsewhere in this prospectus. The consolidated annual audited financial statements have been prepared in accordance with IFRS which differs in certain respects from U.S. GAAP as described in Note 18 to our consolidated annual audited financial statements.

Executive Overview

        We generate our revenues and cash flows by providing our customers with value-added multimodal transportation and logistics services, such as dedicated truck and rail transportation, warehousing, storage management, port and terminal operations, cargo handling and logistics support "door-to-door." Our commercial and strategic alliances allow us to market a full range of services in the context of a total supply chain distribution process. Through such alliances, we have been able to benefit not only from synergies, but also from the operational expertise of our alliance partners, enhancing our own competitiveness.

        Our operating results are generally affected by a variety of factors, including fluctuation in exchange rates, operating performance of our business units, changes in applicable regulations and fluctuation in oil prices. Changes in any of these factors can materially impact our revenues and operating results.

        Over the last few years, we have been making significant changes to our business, including:

  •
  Reducing our corporate overhead: Since late 2002, we have been attempting to reduce significantly our operating costs. In 2003, we reduced corporate staff headcount from 222 to 97 full-time equivalents through the elimination of redundant positions and the transfer of certain employees to other business areas within the Company, and if necessary we may consider implementing further reductions in the future.

  •
  Implementing significant cost controls: In 2003, we began executing a plan to reduce costs and expenses. We successfully reduced our costs and expenses by 3.0% in salaries, wages and employee benefits, 4.3% in car hire and other rents and 10.2% in purchased services in 2003. These cost controls resulted in an overall reduction of costs and expenses from $824.6 million to $801.0 million from fiscal year 2002 to fiscal year 2003.

  •
  Adding cost-saving technology: In 2003, we developed and completed the first phase of an information systems platform that integrates logistics services using Internet technology, thereby increasing the efficiency of our logistics operations. The information systems platform supports dedicated logistics contracts, yard management, and TFM terminal facilities. The second phase of this project, which is expected to be completed in late 2004, will allow our customers to access information regarding the location and status of their cargo via touch-tone telephone or computer.

  •
  Selling our port businesses: On May 13, 2003, we completed the sale of a portion of our ports and terminals division to SSA Mexico for approximately $114 million net in cash, subject to certain post-closing adjustments. Net proceeds from this sale were used to repay amounts under our securitization facility and other short-term debt.

  •
  Extending the maturity of our debt: On August 11, 2004, we completed our debt restructuring and exchanged Senior Secured Notes for substantially the full principal amount of our outstanding Old Senior Notes.

Cash Flows and Capital Expenditures

Information on Cash Flows

        The following table shows summary cash flow data for the years ended December 31, 2003, 2002 and 2001 and for the six months ended June 30, 2004 and 2003:

	Unaudited Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
	($ in thousands)
Cash flows provided by (used for):
Operating activities	$6,513	$48,573	$72,097	$97,706	$100,066
Investing activities	(32,319)	72,642	41,208	(302,923)	(95,978)
Financing activities	4,916	(125,216)	(105,870)	180,552	(10,420)

Net increase (decrease) in cash and cash equivalents	(20,890)	(4,001)	7,435	(24,665)	(6,332)

Cash and cash equivalents at beginning of period	68,761	61,326	61,326	85,991	92,323

Cash and cash equivalents at end of period	$47,871	$57,325	$68,761	$61,326	$85,991

        For the six months ended June 30, 2004, the Company's consolidated cash position decreased by $9.5 million from the six months ended June 30, 2003. This decrease was mainly attributable to capital expenditures of $33.3 million, partially offset by cash flows generated by operating and financial activities.

        At the year ended December 31, 2003, the Company's consolidated cash position increased by $7.4 million from the year ended December 31, 2002. This increase was mainly attributable to the recovery of working capital and from the remaining cash provided from the sale of assets.

        The Company's consolidated cash position decreased by $24.7 million at the year ended December 31, 2002, from the year ended December 31, 2001. This decrease was mainly attributable to the acquisition of shares in a subsidiary and property, plant and equipment. See "—Liquidity and Capital Resources" for further information on cash flow activity.

        We expect to incur capital expenditures of approximately $14.7 million in 2004; $9.0 million in trucks for the logistics division; $5.0 million in equipment for logistics terminals and $0.7 million in the expansion of our port facilities.

        TFM estimates incurring capital expenditures of approximately $55.0 million in 2004, mainly in the improvement of tracks, yards and sidings, in construction of new facilities and upgrading locomotives and rolling stock. Additionally, TFM expects to incur capital expenditures of $36.0 million in the Tex-Mex Railway. TFM has sought financing for the rehabilitation of the Tex-Mex Railway through the Federal Railroad Administration ("FRA") under its "Railroad Rehabilitation and Improvement Financing" ("RRIF") program.

        Most of the Company's revenues and expenses are denominated in U.S. dollars; therefore it occasionally uses currency derivatives to manage its alternating levels of exposure to foreign currencies. These derivatives allow the Company to offset an increase in operating and/or administrative expenses arising from foreign currency appreciation or depreciation against the U.S. dollar, as well as changes in the level of inflation in Mexico, which have a substantial impact on our Mexican peso-denominated expenses.

        We hold an inventory of goods, especially diesel fuel, which could be subject to price changes in the commodities markets. Although we purchase our diesel fuel and ship bunker fuel on a spot basis inside Mexico, these purchases are exposed to changes in the international energy commodity prices. We enter from time to time into diesel fuel and other energy commodity derivatives to manage these changes. As of December 31, 2003, we did not have any outstanding derivatives swap contracts regarding this exposure. During 2004, we expect high volatility in fuel prices, as oil demand is greater than the increase in oil production estimated for 2004. Therefore, we expect to enter into derivatives swap contracts regarding this exposure.

Differences Between IFRS and U.S. GAAP

        The principal differences between IFRS and U.S. GAAP as they relate to us are those described in Note 18 to the Annual Audited Financial Statements. Each of these differences affects both net income and stockholders' equity; and net income (loss) and total stockholders' equity calculated in accordance with IFRS for the six months ended June 30, 2004 and 2003.

        The table below sets forth net income (loss) and total stockholders' equity calculated in accordance with IFRS and in accordance with U.S. GAAP for the fiscal years ended December 31, 2003, 2002 and 2001; and net income (loss) and total stockholders' equity calculated in accordance with IFRS for the six months ended June 30, 2004 and 2003, and U.S. GAAP for the six months ended June 30, 2003.

	Unaudited Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
	($ in millions)
Net income (loss) for the period
IFRS	$(10.9)	$9.9	$(86.7)	$(42.9)	$8.9
U.S. GAAP	—	—	$(47.1)	$10.6	$17.8
Total stockholders' equity
IFRS	$42.2	$149.7	$53.2	$139.8	$176.9
U.S. GAAP	—	—	$112.6	$159.7	$129.4

Critical Accounting Policies

        Our Annual Audited Financial Statements have been prepared in accordance with IFRS, which differs in certain respects from U.S. GAAP. Note 18 to our Annual Audited Financial Statements provides a description of the principal differences between IFRS and U.S. GAAP as they relate to us and a reconciliation to U.S. GAAP of net income (loss) and total stockholders' equity.

        We have identified certain key accounting policies on which our financial condition and results of operations are dependent. These key accounting policies most often involve complex matters or are based on subjective judgments or decisions. In the opinion of our management, our most critical accounting policies under both IFRS and U.S. GAAP are those related to revenue recognition, financial statement translations into U.S. dollars, use of financial instruments and deferred income taxes. For a full description of all of our accounting policies, see Note 3 to our Financial Statements herein.

        Revenue Recognition.    Voyage revenues (parcel tankers) are recognized as income at the time the voyage is completed. Revenues associated with voyages in process are deferred and recognized at the conclusion of the voyage. Railroad revenues and other voyage revenues for the relevant accounting period are recognized as income based on the shipments originated and that correspond to destinations actually reached during that period. This requires management, at the cut-off date for each accounting period, to estimate the progress of shipments during that period. In addition, with respect to interline revenues and haulage and trackage rights, TFM and the other Mexican railroads are required to agree and reconcile usage amounts on a periodic basis. TFM has had and continues to have disagreements with the other railroads with respect to such amounts and we cannot assure you that this will not continue in the future.

        Financial Statement Translations into U.S. Dollars.    In preparing our Financial Statements, we translate non-U.S. dollar currency amounts to U.S. dollars following the guidelines of Financial Accounting Standards No. 52, "Foreign Currency Translation" ("SFAS 52"), IAS 29, "Financial Reporting in Hyperinflationary Economies" ("IAS 29") and related authoritative guidance. In doing so, we have determined that the U.S. dollar is our functional currency and, therefore, we follow the historical method of translation, and resulting translation gains or losses are reflected in earnings. The determination of our functional currency is dependent upon management's judgment and involves consideration of all relevant economic facts and circumstances affecting us. We evaluate our functional currency each fiscal period. Our most subjective key functional currency indicators are cash flows and sales revenues. Changes in our business in the future may impact the determination of our functional currency for subsequent periods. In the event that our functional currency is no longer deemed to be the U.S. dollar, our results of operations, total assets and stockholders' equity in future periods could be negatively impacted.

        Financial Instruments.    Fuel expense is a significant component of our operating expenses. Fuel costs are affected by various factors including: (i) traffic levels, (ii) efficiency of operations and equipment, and (iii) fuel market conditions. We occasionally enter into transactions to hedge against fluctuations in the price of diesel fuel purchases to protect our operating results against adverse fluctuations in fuel prices. TFM entered into certain fuel hedging transactions in 2002 and 2003. See "Quantitative and Qualitative Disclosures About Market Risks—Commodity Price Sensitivity."

        Deferred Income Taxes.    We apply the provisions of IAS 12, "Income Taxes," and SFAS 109, "Accounting for Income Taxes," which are both full liability methods. Since TFM's commencement of operations, although we have generated book profits, TFM has incurred tax losses primarily due to the accelerated tax amortization of its concession rights. TFM has recognized a deferred income tax asset for the resulting net operating loss carryforwards and may continue to recognize additional amounts in the next few years. However, our management anticipates that such net operating loss carryforwards will be realized given the long carryforward period (through the year 2046) for amortization of the concession, as well as the fact that we expect TFM to generate taxable income in the future. Our tax projections take into consideration certain assumptions, some of which are under our control and others of which are not. Key assumptions include inflation rates, currency fluctuations and future revenue growth. If our assumptions are not correct, we would have to recognize a valuation allowance on our deferred tax asset.

Recent Accounting Pronouncements

IFRS

  •
  The International Accounting Standards Board ("IASB") on December 18, 2003, revised International Accounting Standards ("IAS") 1, 2, 8, 10, 16, 17, 21, 24, 27, 28, 31, 33 and 40 and gave notice of the withdrawal of IAS 15. The revisions bring: (i) removal of some options (i.e., allowed alternatives), (ii) better reporting through convergence, and (iii) new guidance and disclosures. New versions of two further standards (IAS 32 and IAS 39) were also revised by the IASB as part of its improvements project and issued on December 17, 2003. The effective date for the amended standards is for financial periods beginning on or after January 1, 2005. Earlier adoption is permitted.

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  In February 2004, the IASB issued IFRS 2, "Share-based Payment," which replaces IAS 19 disclosure requirements for equity compensation benefits. IFRS 2 requires an entity to recognize share-based payment transactions in its financial statements, including transactions with employees or other parties to be settled in cash, other assets or equity instruments of the entity. The standard sets out measurement principles and specific requirements for three types of share-based payment transactions: (i) equity-settled share-based payment transactions; (ii) cash-settled share-based payment transactions and (iii) with settlement alternatives. The effective date for applying IFRS 2 is January 1, 2005.

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  In March 2004, the IASB issued IFRS 3, "Business Combinations," which supersedes IAS 22 for all business combinations with an agreement date of March 31, 2004, and later. The IFRS also replaces the following interpretations: (i) SIC-9 "Business Combinations—Classification either as Acquisition or Uniting of Interests"; (ii) SIC-22 "Business Combinations—Subsequent Adjustment of Fair Values and Goodwill Initially Reported"; (iii) SIC-28 Business Combinations—"Date of Exchange and Fair Value of Equity Instruments." The objective of this IFRS is to specify the financial reporting by an entity when it undertakes a business combination. In particular, it specifies that all business combinations should be accounted for by applying the purchase method. Therefore, the acquirer recognizes the acquiree's identifiable assets, liabilities and contingent liabilities at their fair values at the acquisition date, and also recognizes goodwill, which is subsequently tested for impairment rather than amortized. This IFRS does not apply to: (i) business combinations in which separate entities or businesses are brought together to form a joint venture; (ii) business combinations involving entities or businesses under common control; (iii) business combinations involving two or more mutual entities; or (iv) business combinations in which separate entities or businesses are brought together to form a reporting entity by contract alone without the obtaining of an ownership interest (for example, combinations in which separate entities are brought together by contract alone to form a dual listed corporation).

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  In March 2004, the IASB issued IFRS 5, "Non-current Assets Held for Sale and Discontinued Operations." This IFRS sets out requirements for the classification, measurement and presentation of non-current assets held for sale and replaces IAS 35, "Discontinued Operations." The objective of this IFRS is to specify the accounting for assets held for sale, and the presentation and disclosure of discontinued operations. In particular, the IFRS requires: (i) assets that meet criteria to be classified as held for sale to be measured at the lower of carrying amount and fair value less costs to sell, and depreciation on such assets to cease; and (ii) assets that meet certain criteria to be classified as held for sale to be presented separately on the face of the balance sheet and the results of discontinued operations to be presented separately in the income statement. An entity shall apply this IFRS for annual periods beginning on or after January 1, 2005. Earlier application is encouraged. If an entity applies this IFRS for an earlier period, it should disclose that fact.

U.S. GAAP

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  In May 2003, SFAS No. 150 ("SFAS No. 150") "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" was issued. SFAS No. 150 improves the accounting for certain free standing financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150 requires that certain instruments be classified as liabilities in the statements of financial position. With the exception of the deferral of the provisions related to mandatory redeemable non-controlling interests, SFAS No. 150 is applicable for all financial instruments entered into or modified after May 31, 2003, and is otherwise applicable at the beginning of the first interim period after June 15, 2003.

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  In January 2003, FIN 46 "Consolidations of Variable Interest Entities" ("FIN 46"), was issued and clarifies the application of Accounting Research Bulletin No. 51 "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. These types of entities are referred to as VIEs. For all Special Purpose Entities ("SPEs") created prior to February 1, 2003, public companies must apply either the provisions of FIN 46 or adopt the provisions of FIN 46-R at the end of the first interim or annual reporting period ending after December 15, 2003 (i.e., as of December 31, 2003, for an entity with a calendar year-end). If a public company applied FIN 46 for such period, the provisions of FIN 46-R must be applied as of the end of the first interim or annual reporting period ending after March 15, 2004. For all non-SPEs created prior to February 1, 2003, public companies will be required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004. For all entities (regardless or whether the entity is an SPE) that were created subsequent to January 31, 2003, public companies were already required to apply the provisions of FIN 46-R, as of the first interim or annual reporting period ending after December 15, 2003. If they do not elect to early adopt FIN 46-R, public companies would be required to apply FIN 46-R to these post-January 31, 2003, entities as of the end of the first interim or annual reporting period ending after March 15, 2004.

        Management is currently evaluating the impact, if any, of the adoption of the above-mentioned standards.

RESULTS OF OPERATIONS

Fiscal Year ended December 31, 2003 Compared to Fiscal Year ended December 31, 2002

        Revenues from consolidated operations for the year ended December 31, 2003, decreased 7.0% to $938.0 million, compared to $1,008.6 million for the year ended December 31, 2002. Significant declines in automobile exports and automotive parts imports impacted automobile and intermodal segment revenues at TFM, which in turn affected car handling movement at the Logistics division and car warehousing activity at the Port and Terminal division. Additionally, the slowdown in auto production affected our revenues at TFM, Logistics, and Port and Terminal division.

Grupo TMM—Transportation Revenues
($ in millions)

	Year Ended December 31,
	2003	% of Net Consolidated Revenues	2002	% of Net Consolidated Revenues	Y2002 vs. Y2003 % Change
Railroad Operations(1)	$698.5	74.5%	$712.1	70.6%	(1.9)%
Port and Terminal Operations	52.2	5.6%	112.5	11.2%	(53.6)%
Specialized Maritime Services	116.0	12.4%	123.2	12.2%	(5.8)%
Logistics Operations	89.5	9.5%	79.1	7.8%	13.1%
Intercompany Revenues(2)	(18.2)	(2.0)%	(18.3)	(1.8)%	0.5%

Total	$938.0	100.0%	$1,008.6	100.0%	(7.0)%

(1)
Railroad operations consist of TFM and the Tex-Mex Railway. Revenues from TFM and the Tex-Mex Railway were $641.4 million and $57.1 million, respectively, for the year ended December 31, 2003, and $660.5 million and $51.6 million, respectively, for the year ended December 31, 2002.

(2)
Represents the elimination of intercompany transactions between segments.

Results by Business Units

Railroad Operations

        Revenues for our Railroad Operations for the year ended December 31, 2003 totaled $698.5 million, compared to $712.1 million for the year ended December 31, 2002, which represented a decrease of 1.9%. This was due primarily to declining automobile-related shipments resulting from the ongoing slowdown in automobile exports, affecting the auto and intermodal groups, and by an average peso devaluation of 11.7% for 2003.

        The following table sets forth, by product category, Railroad Operations for the years ended December 31, 2003 and 2002, respectively.

Railroad Revenues
($ in millions)

	Year Ended December 31,
Product Category:	2003	% of Net Railroad Revenues	2002	% of Net Railroad Revenues	Y2002 vs. Y2003 % Change
TFM—Industrial products, metals and minerals	$199.7	28.6%	$195.6	27.5%	2.1%
TFM—Agro-industrial products	142.9	20.5%	140.8	19.8%	1.5%
TFM—Automotive products	124.7	17.8%	154.1	21.6%	(19.1)%
TFM—Chemical and petrochemical products	113.2	16.2%	107.7	15.1%	5.1%
TFM—Intermodal freight	52.4	7.5%	56.3	7.9%	(6.9)%
Tex-Mex Railway	57.1	8.2%	51.6	7.2%	10.7%
Other	8.5	1.2%	6.0	0.9%	41.7%

Total	$698.5	100.0%	$712.1	100.0%	(1.9)%

        The 2.1% growth in 2003 over 2002 in the industrial products, metals and minerals segments of TFM was a result of several factors, including increased market share of non-metal minerals from Monterrey to Lázaro Cárdenas and the recovery of long hauls from Lázaro Cárdenas to Monterrey of slabs, billets, bars and wire rods. The increase in this category was offset by a continued slowdown in paper and wood product imports. The 1.5% revenue increase in agro-industrial products in 2003 over 2002 was mainly attributable to a 10% increase in volumes as a result of rail conversion versus other transportation modes. The automotive products segment decreased 19.1% in 2003 compared to 2002 as vehicle production in Mexico decreased 15% year-over-year due to export demand contraction; the average length haul shortened partly due to volume lost from the closure of Chrysler's and Ford's plants in Mexico City, resulting in an 8.4% volume decrease comparing 2003 with 2002. Revenues in the chemical and petrochemical products category increased 5.1% in 2003 over 2002 as a consequence of continued conversion from truck to rail through the use of transload facilities, which resulted in increased volumes from PEMEX and from Cemex traffic of petroleum coke and plastic. Intermodal freight revenues decreased 6.9% in 2003 over 2002 as 65% of this business unit is related to automotive traffic; this decrease was partially offset by $16.4 million of new business in 2003 from truck to rail conversion. The Tex-Mex Railway revenues in 2003 increased 10.7% compared to 2002, mainly attributable to a 10% increase in intermodal and U.S. interline traffic.

Port and Terminal Operations

        This division's revenues decreased 53.6% in 2003 and accounted for 5.6% of net consolidated revenues compared to 2002. On May 13, 2003, we completed the sale of our 51% interest in TMM Ports and Terminals to SSA, Mexico. This transaction included the operations performed by the division at the ports of Manzanillo, Veracruz, Cozumel and Progreso. We retained the operations of the ports of Acapulco and Tuxpan. The large revenue decrease is mainly due to the above-mentioned sale, as revenues from the ports sold are only accounted for through May 2003. Revenues at Acapulco decreased by 8.1% year-over-year due to a decrease of 28.6% in car imports and exports and a 5% decrease in passenger traffic.

Specialized Maritime Services

        Specialized maritime revenues decreased 5.8% compared to 2002, to $116.0 million, or 12.4% of the total net consolidated revenues. This decrease in revenues was mainly attributable to the elimination of the car-carrier business in the latter part of the second quarter and a loss of revenue resulting from the sale of a product tanker in the third quarter as part of Grupo TMM's fleet renewal program, offset by a 30.6% increase in revenues in the parcel tanker segment due to the addition of one chartered parcel tanker with larger capacity. We continue to pursue PEMEX outsourcing opportunities that are currently being considered by the Mexican government.

Logistics Operations

        In the year ended December 31, 2003, total logistics operations revenues amounted to $89.5 million and accounted for 9.5% of the net consolidated revenues. This total represented an increase of 13.1% from the total logistics operations revenues generated in the same period of 2002 of $79.1 million. This increase was mainly due to increased volumes in its trucking and trailer operations and additional dedicated services contracts. Northbound traffic from RoadRailers™ increased due to the growth in the movements of beer, juice and Mexican canned foods. Revenue increase in this division was offset by a significant reduction of automobile handling at outsourced production centers.

Income on Transportation

        According to IFRS, income on transportation reflects income on transportation minus operating costs and expenses. Reference to operating income in this prospectus refers to income on transportation; however, operating income under IFRS is determined considering income on transportation plus/minus the effect of other income (expenses) as presented in the Financial Statements included in this prospectus.

        Total costs and expenses in the year ended December 31, 2003, decreased to $801.0 million from $824.6 million in the year ended December 31, 2002. This decrease was mainly due to a decrease of 3.0% in salaries, wages and employee benefits, a 4.3% decrease in car hire and other rents and a

10.2% decrease in purchased services. Consolidated operating profit in 2003 decreased 25.5%, to $137.0 million from $184.0 million reported in 2002 due mainly to a 27.6% increase in fuel costs, significant declines in automobile exports and automotive parts imports, $3.2 million of corporate restructuring expenses and $2.8 million in derailments.

Grupo TMM Operations
Income on Transportation(1)(2)
($ in millions)

	Year Ended December 31,
	2003	2002	Y2002 vs. Y2003 % Change
Railroad Operations	$132.0	$155.7	(15.2)%
Port and Terminal Operations	10.5	33.4	(68.6)%
Specialized Maritime Services	8.0	8.7	(8.0)%
Logistics Operations	2.5	4.0	(37.5)%
Shared Corporate Costs	(16.0)	(17.8)	10.1%

Total	$137.0	$184.0	(25.5)%

(1)
Includes estimated allocated administrative costs. For 2003: $4.3 million in the Tex-Mex Railway, $3.7 million in Port and Terminal Operations, $8.6 million in Specialized Maritime Services, $4.8 million in Logistics Operations and $16.2 million in Shared Corporate Costs; for 2002: $3.8 million in the Tex-Mex Railway, $8.5 million in Port and Terminal Operations, $10.2 million in Specialized Maritime Services, $5.8 million in Logistics Operations and $18.0 million in Shared Corporate Costs.

(2)
Includes Restructuring Expenses. For 2003 Restructuring Expenses mainly include: $1.3 million in Specialized Maritime Services and $1.6 million in Shared Corporate Costs; for 2002 Restructuring Expenses mainly include $0.1 million in Specialized Maritime Services, $0.2 million in Logistics Operations and $0.6 million in Shared Corporate Costs.

Railroad Operations

        Railroad operating profit for the year ended December 31, 2003 (including TFM and the Tex-Mex Railway), decreased 15.2% to $132.0 million, resulting in an operating margin of 18.9% (operating ratio 81.1%) compared to an operating profit of $155.7 million for the year ended December 31, 2002, which resulted in an operating margin of 21.9% (operating ratio 78.1%). The decrease in 2003 was mainly attributable to increased fuel costs of $13.2 million and $2.8 million in casualties and insurance. Total railroad costs and expenses, including those of TFM and the Tex-Mex Railway, increased 1.8% to $566.5 million in 2003 compared to $556.6 million in 2002. This increase was mainly due to a 22.6% increase in fuel, materials and supplies, partially offset by a 2.1% decrease in salaries, wages and employee benefits and a 5.0% decrease in purchased services.

Port and Terminal Operations

        Operating profit for the year ended December 31, 2003, decreased to $10.5 million (including $3.7 million of estimated allocated administrative costs) from $33.4 million (including $8.5 million of estimated allocated administrative costs) for the year ended December 31, 2002, due primarily to a loss of revenue from operation of ports sold in May 2003 and an increase in costs of 6.1% at Acapulco for expansion and remodeling of the cruise ship terminal in the third quarter.

Specialized Maritime Services

        Operating profit for the year ended December 31, 2003, decreased to $8.0 million (including $8.6 million of estimated allocated administrative costs) from $8.7 million (including $10.2 million of estimated allocated administrative costs) for the year ended December 31, 2002. In spite of overall decreased costs and expenses in this division of 5.7%, operating profit decreased compared to the previous year due to a gross profit reduction in the product tanker segment (as one tanker was sold in the third quarter) and a temporary addition of one chartered tugboat during the second quarter, which offset the cost decrease in this division.

Logistics Operations

        Operating profit for the year ended December 31, 2003, decreased to $2.5 million (including $4.8 million of estimated allocated administrative costs) from $4.0 million (including $5.8 million of estimated allocated administrative costs) for the year ended December 31, 2002. This decrease was mainly due to shifting from port traffic and long-haul trucking to shorter haul rail drayage activity, and to a 16.0% increase in costs and expenses in 2003 compared to 2002 due to expansion of intermodal company activity within Mexico, which added equipment in the form of RoadRailers™ and trailers for intermodal movements.

Other (Expense) Income—Net

        Other expense—net of $95.3 million in the year ended December 31, 2003, includes mainly an extraordinary expense related to the VAT claim of $26.7 million, a loss in the sale of assets of $29.0 million and restructuring costs and other costs of $21.7 million, partially offset by a $14.1 million gain in recoverable taxes. Other expense—net of $35.2 million in the year ended December 31, 2002, includes mainly extraordinary costs of $6.3 million related to the VAT claim; a provision for the termination agreement of the management fee to Promotora Servia of $17.5 million, a $3.7 million loss related to subleasing and maintenance of locomotives and a $4.5 million loss in the sale of property and equipment partially offset by a $5.5 million gain in recoverable taxes.

Financial Income and Expenses

        Net financial expense incurred in the year ended December 31, 2003, was $180.7 million compared to net financial expense of $175.1 million in the year ended December 31, 2002. Net financial expense includes a net exchange loss of $18.0 million in 2003 and a net exchange loss of $20.0 million in 2002. The increase in net financial expense is due in part to an average 11.7% peso devaluation in 2003. Additionally, financial costs were mainly impacted by a higher amount of interest paid in 2003 of $23.7 million on TFM's senior notes compared to $13.1 million paid in 2002, as TFM's senior notes were issued in June 2002.

Taxes

        A tax provision of $41.6 million was reported in 2003 compared to a tax provision of $19.8 million reported in 2002. The increase was mainly attributable to a decrease in the carrying value of our fiscal assets (tax-loss carryforwards) given the effects on inflation indexing and the exchange rate devaluation as well as a reduction in the estimated recoverable value of tax loss carryforwards of $32.0 million. Additionally, a $5.3 million loss was registered due to a decrease in the corporate tax rate in 2003 from 34% to 33%.

Minority Interest

        Minority interest increased to ($31.2 million) (benefit) in 2003 from ($3.5 million) (benefit) in 2002. This significant change is mainly attributable to TFM's increased net loss in 2003 compared to 2002.

Net Income

        The Company reported a net loss of $86.7 million or $1.52 per share in the year ended December 31, 2003, compared to a net loss of $42.6 million or $0.75 per share in the year ended December 31, 2002.

Fiscal Year ended December 31, 2002 Compared to Fiscal Year ended December 31, 2001

Revenues

        Our consolidated net revenues for the year ended December 31, 2002, were $1,008.6 million, compared to consolidated net revenues of $1,000.1 million for the year ended December 31, 2001. The following table sets forth our revenues by business segment for the years ended December 31, 2002 and 2001. Annual revenue increased over the prior year for our Port and Terminal, Specialized Maritime and Logistics operations due to new product offerings and improved product mix. These increases more than offset the decline in revenues from our Railroad Operations.

Grupo TMM—Transportation Revenues
($ in millions)

	Year Ended December 31,
	2002	% of Net Consolidated Revenues		2001	% of Net Consolidated Revenues		Y2001 vs. Y2002 % Change
Railroad Operations(1)	$712.1	70.6%		$720.6	72.0%		(1.2%	)
Port and Terminal Operations	112.5	11.2%		100.6	10.1%		11.8%
Specialized Maritime Services	123.2	12.2%		119.0	11.9%		3.5%
Logistics Operations	79.1	7.8%		77.4	7.7%		2.2%
Elimination Between Segments	(18.3)	(1.8%	)	(17.5)	(1.7%	)	(4.6%	)

Total	$1,008.6	100.0%		$1,000.1	100.0%		0.8%

(1)
Railroad operations consist of TFM and the Tex-Mex Railway. Revenues from TFM and the Tex-Mex Railway were $660.5 million and $51.6 million, respectively, for the year ended December 31, 2002, and $667.8 million and $52.8 million, respectively, for the year ended December 31, 2001.

Results by Business Units

Railroad Operations

        Revenues for our Railroad Operations for the year ended December 31, 2002, totaled $712.1 million compared to $720.6 million for the year ended December 31, 2001, which represented a decrease of 1.2%, due primarily to stagnant trade growth, a sluggish automotive sector and the devaluation of the peso.

        The following table sets forth, by product category, Railroad Operations for the years ended December 31, 2002 and 2001, respectively.

Railroad Revenues
($ in millions)

	Year Ended December 31,
Product Category:	2002	% of Net Railroad Revenues	2001	% of Net Railroad Revenues	Y2001 vs. Y2002 % Change
TFM—Industrial products, metals and minerals	$195.6	27.5%	$176.9	24.6%	10.6%
TFM—Agro-industrial products	140.8	19.8%	167.4	23.2%	(15.9%	)
TFM—Automotive products	154.1	21.6%	171.4	23.8%	(10.1%	)
TFM—Chemical and petrochemical products	107.7	15.1%	98.6	13.7%	9.2%
TFM—Intermodal freight	56.3	7.9%	42.6	5.9%	32.2%
Tex—Mex Railway	51.6	7.3%	52.8	7.3%	(6.2%	)
Other	6.0	0.8%	10.9	1.5%	(44.0%	)

Total	$712.1	100.0%	$720.6	100.0%	(1.2%	)

Note: Reallocated per the December 2001 classification.

        The 10.6% growth in 2002 over 2001 in the industrial products, metals and minerals segments of TFM was primarily the result of the conversion of industrial products traffic from truck to railroad transportation. Additionally, domestic appliances freight increased in 2002 as TFM started operations with a new Mabe manufacturing plant, which was built near TFM's tracks. Finally, beer exports increased in 2002. The 15.9% revenue decrease in agro-industrial products in 2002 over 2001 was mainly attributable to a higher than average yield in the 2002 Mexican grain harvest in the Sinaloa Valley, which reduced grain imports from the United States. Additionally, a DaimlerChrysler plant in Lago Alberto closed, decreasing volumes, and Ford reduced its exports from its plant located in Cuautitlán. The 10.1% revenue decrease in 2002 over 2001 in the automotive products segment was a result of decreased imports and exports due to sluggish economic conditions in Mexico and the United States. Revenues in the chemical and petrochemical products category increased 9.2% in 2002 over 2001 as a consequence of transload and general conversion of these products from truck to rail transportation, as well as increased routes for the transport of fuel for the Federal Electricity Company of Mexico. Intermodal freight revenues increased 32.2% in 2002 over 2001 due to the continued conversion of automotive parts traffic from truck to railroad transportation and to completed construction of intermodal yards in 2001, which resulted in expanded contracts with stacktrain operators and intermodal companies. The Tex-Mex Railway revenues in 2002 decreased by 6.2% from 2001 due mainly to two derailments in the fourth quarter of 2002 and to the overall reduction of grain imports.

Port and Terminal Operations

        This division's revenues increased 11.8% in the year ended December 31, 2002, compared to the year ended December 31, 2001. In 2002, revenues at Manzanillo increased 3.6% in spite of a decline in storage revenue of $3.0 million due to an increase in container volumes of 42.8%, which accelerated in the third and fourth quarters of 2002. Revenues at Cozumel in 2002 increased by 43.9% compared to 2001, as vessel calls and passenger activity increased by 77% and 82%, respectively. Cruise ship volume increased 34% in 2002 at Acapulco compared to 2001. Additionally, in 2002 we signed new container shipping contracts with Mediterranean Shipping.

Specialized Maritime Services

        Revenues increased 3.5% in the year ended December 31, 2002, compared to the year ended December 31, 2001. Demand for supply ships remained strong as Mexico expanded production and exploration activity at oil and natural gas reserves in the Gulf of Mexico. Supply ship revenue increased by 23% in 2002.

Logistics Operations

        Logistics revenues increased 2.2% in the year ended December 31, 2002, compared to the year ended December 31, 2001. Volume for RoadRailer™ products almost tripled from 3,264 loads in 2001 to 10,322 loads in 2002. While RoadRailer™ volume continued to grow, volume at outsourcing facilities was negatively impacted by the slowdown experienced by the automotive industry. During 2002, Ford became a new customer of the line-feeding segment of our third-party logistics business. Revenues in 2002 were partially offset by the slowdown in automotive products and by a decline in truck brokerage. The trucking division continued to convert its assets into dedicated service contracts, avoiding the uncertainty of the spot market and tightened per diem rentals by reducing the loading cycle. The Logistics group continued its growth in intermodal terminal operations and added new equipment to reduce its maintenance and rental costs.

Income on Transportation

        According to IFRS, income on transportation reflects income on transportation minus operating costs and expenses. Reference to operating income in this prospectus refers to income on transportation; however operating income under IFRS is determined considering income on transportation plus/minus the effect of other income (expenses) as presented in the Financial Statements included in this prospectus.

        Total costs and expenses increased 1.7% to $824.6 million in the year ended December 31, 2002, compared to $810.9 million in the year ended December 31, 2001. This increase was mainly attributable to an 8.8% increase in salaries, wages and employee benefits and a 10.1% increase in purchased services partially offset by a 2.9% decrease in car hire and other rents. Operating profit decreased 2.7% to $184.0 million in the year ended December 31, 2002, from $189.1 million in the year ended December 31, 2001, due mainly to increased costs at the Port and Terminal, Specialized Maritime and Logistics divisions.

        The following table sets forth our operating profit by business segment for the fiscal years ended December 31, 2002 and 2001, respectively.

Grupo TMM Operations
Income on Transportation(1)(2)
($ in millions)

	Year Ended December 31,
	2002	2001	Y2001 vs. Y2002 % Change
Railroad Operations	$155.7	$154.0	1.1%
Port and Terminal Operations	33.4	37.0	(9.7%)
Specialized Maritime Services	8.7	9.0	(3.3%)
Logistics Operations	4.0	6.3	(36.5%)
Shared Corporate Costs	(17.8)	(17.2)	3.5%

Total	$184.0	$189.1	(2.7%)

(1)
Includes estimated allocated administrative costs. For 2002: $3.8 million in the Tex-Mex Railway, $8.5 million in Port and Terminal Operations, $10.2 million in Specialized Maritime Services, $5.8 million in Logistics Operations and $18.0 million in Shared Corporate Costs; for 2001: $3.1 million in the Tex-Mex Railway, $10.1 million in Port and Terminal Operations, $9.8 million in Specialized Maritime Services, $7.8 million in Logistics Operations and $17.2 million in Shared Corporate Costs.

(2)
Includes Restructuring Expenses for 2002, which mainly include $0.1 million in Specialized Maritime Services, $0.2 million in Logistics Operations and $0.6 million in Shared Corporate Costs.

Railroad Operations

        Railroad operating profit (including TFM and the Tex-Mex Railway) increased 1.1% to $155.7 million in the year ended December 31, 2002, resulting in an operating margin of 21.9% (operating ratio 78.1%) compared to $154.0 million in the year ended December 31, 2001, which resulted in an operating margin of 21.3% (operating ratio 78.7%). Total railroad costs and expenses, including those of TFM and the Tex-Mex Railway, amounted to $556.6 million in the year ended December 31, 2002, compared to $568.8 million in the year ended December 31, 2001, which represents a decrease of 2.1%. The decrease in 2002 was mainly attributable to a reduction of 14.7% in costs for fuel, materials and supplies (TFM had currency derivatives and derivative swap contracts regarding diesel), a decrease of 3.4% in salaries, wages and employee benefits due to an overhead reduction, and a 12.3% reduction of other costs compared to 2001.

Port and Terminal Operations

        Operating profit for the year ended December 31, 2002, decreased to $33.4 million (including $8.5 million of estimated allocated administrative costs) from $37.0 million (including $10.1 million of estimated allocated administrative costs) for the year ended December 31, 2001, due primarily to an increase in security costs at Manzanillo of $2.0 million and costs incurred in expanding this port facility for increased container volume during the second half of 2002.

Specialized Maritime Services

        Operating profit for the year ended December 31, 2002, decreased to $8.7 million (including $10.2 million of estimated allocated administrative costs) from $9.0 million (including $9.8 million of estimated allocated administrative costs) for the year ended December 31, 2001. The decrease was mainly caused by increased costs incurred in routine and mandatory dry dock improvements to the division's tanker fleet during the fourth quarter of 2002.

Logistics Operations

        Operating profit for the year ended December 31, 2002, decreased to $4.0 million (including $5.8 million of estimated allocated administrative costs) from $6.3 million (including $7.8 million of estimated allocated administrative costs) in the year ended December 31, 2001. The decrease resulted from sluggish automotive transportation activity at outsourced locations during the second half of 2002. The division also withdrew from other unprofitable segments, shifting from port traffic and long-haul trucking to shorter haul rail drayage activity, and eliminated certain dedicated contracts.

Other (Expense) Income—Net

        Other expense—net of $35.2 million in the year ended December 31, 2002, includes mainly extraordinary costs of $6.3 million related to the VAT claim; a provision for the termination agreement of the management fee to Promotora Servia of $17.5 million, a $3.7 million loss related to subleasing and maintenance of locomotives and a $4.5 million loss in the sale of property, machinery and equipment, partially offset by a $5.5 million gain in recoverable taxes. Other income—net for the year ended December 31, 2001, was $26.8 million, which includes a net gain of $53.2 million (including a gain of $60.7 million in the sale of La Griega-Mariscala track to the Mexican government), partially offset by a $7.6 million net loss in the sale of property and equipment, $3.9 million in costs related to sublease of locomotives and electric locomotive maintenance and costs of $9.4 million from tax consolidation benefits.

Financial Income and Expenses

        Net financial expense incurred in the year ended December 31, 2002, was $175.1 million, compared to net financial expense of $123.0 million in the year ended December 31, 2001. Net financial expense includes a net exchange loss of $20.0 million in 2002 and a net exchange gain of $2.2 million in 2001. The increase in net financial expense is due in part to a 12.8% peso devaluation in 2002, which accelerated in the second half of the year; and to an increase in our debt due to the purchase of the additional 24.6% Grupo TFM equity from the Mexican government and accruals of TFM's discount debentures, which together accounted for $19.1 million in increased financial expense. Additionally, financial costs were impacted by premiums on sale of receivables; the coupon and premium on redemption of the convertible notes; and lower interest earned due to lower cash balances and lower interest in tax receivables.

Taxes

        A tax provision of $19.8 million was reported in 2002 compared to a tax benefit of $7.1 million reported in 2001. The Company's fiscal assets were reduced by approximately $19.5 million in 2002, of which $9.3 million was due to a change in the corporate tax rate from 35% in 2001 to 34% in 2002, mainly at TFM.

Minority Interest

        Minority interest decreased to ($3.5) million (benefit) in 2002 from $91.1 million (provision) in 2001. This significant change is mainly attributable to a one-time gain on the sale of fixed assets at TFM in 2001.

Net Income

        The Company reported a net loss of $42.6 million or $0.75 per share in the year ended December 31, 2002, compared to net income of $8.9 million or $0.48 per share in the year ended December 31, 2001. The net loss in 2002 resulted from a 12.8% peso devaluation in 2002, which resulted in an exchange loss that reduced net results by $20.0 million, and through a reduction in the Company's fiscal assets of approximately $22.0 million, of which $7.0 million was due to a change in the tax rate, for a combined negative impact on net results of $42.0 million. Net operating losses however, grew in 2002, from approximately $820.1 million at TFM and $315.9 million at Grupo TMM stand-alone, to $1,190.3 million and $361.5 million, respectively.

Liquidity and Capital Resources

        Our business is capital intensive and requires ongoing expenditures for, among other things, improvements to ports and terminals, structures and technology, capital expenditures, leases and repair of equipment, and maintenance of our rail system and vessels. Our principal sources of liquidity consist of cash flows from operations, existing cash balances, sales of assets and debt financing. Although TFM's concession requires it to make investments and undertake capital projects in accordance with a business plan reviewed and approved by the Mexican government every five years, these requirements do not affect Grupo TMM's ability to manage its liquidity and capital resources.

        We are primarily a holding company and conduct the majority of our operations, and hold a substantial portion of our operating assets, through numerous direct and indirect subsidiaries. As a result, we rely on income from dividends and fees related to administrative services provided from our operating subsidiaries for our operating income, including the funds necessary to service our indebtedness. The indentures governing TFM's notes and TFM's First Amended and Restated Credit Agreement restrict TFM's ability to pay dividends under certain circumstances and limit the dividends payable to an accrued maximum aggregate amount or "basket" based on Grupo TFM's accumulated consolidated net income after a specified date. In May 2002, TFM completed a consent solicitation of holders of its notes as a result of which the indentures were amended to, among other things, further restrict TFM's ability to pay dividends. TFM does not currently have any availability to pay dividends under such dividends basket. We generally do not have any restriction, other than limitations under Mexican law, on the ability of our other subsidiaries to declare and pay dividends to us, including a pro rata share of the available proceeds of our other joint ventures. There are no legal restrictions on the ability of our subsidiaries to advance funds or make loans to us.

        At June 30, 2004, we had short-term debt with a face value of $449.9 million. The 2003 notes matured on May 15, 2003, and we did not make payment of the principal amount thereof or accrued interest on the due date. As a result, we entered into default under the terms of the 2003 notes, and such default resulted in a cross-default under our 2006 notes and under certain other obligations of the Company and our subsidiaries. Moreover, we failed to make scheduled payments of interest on the 2006 notes on May 15, 2003, November 15, 2003 and May 15, 2004, resulting in a default of our obligations under such notes. Following the consummation of the Exchange Offer, we are no longer in default under the Old Senior Notes, see "—Our Current Liquidity Difficulties and Outlook" for a description of our current liquidity position. In addition, as of May 31, 2003, there were approximately $49.7 million of Certificates outstanding that are issued by the trust established under the securitization facility. The Certificates were required to be repurchased on June 30, 2003. On August 19, 2003, we and certain subsidiaries entered into amended and restated agreements relating to our securitization facility expanding the outstanding amount under such facility to a total of $54.0 million. The new certificates require monthly amortization of principal and interest and mature in three years. Funding for the refinancing was arranged by the U.S.-based Maple Commercial Finance Group, a division of Toronto-based Maple Financial Group Inc., and funding was provided by affiliate Maple Bank GmbH, a German commercial bank. On December 29, 2003, we and certain subsidiaries amended the securitization facility to increase the outstanding amount under the securitization facility by $25.0 million under substantially the same terms and conditions existing prior to such increase. On May 25, 2004, and June 10, 2004, we and certain subsidiaries amended the securitization facility to adjust the net outstanding amount under the securitization facility to $78.2 million under the same terms and conditions existing prior to such adjustment. As of June 30, 2004, we had $74.8 million of net Certificates outstanding under the securitization facility. For accounting purposes, the securitization facility represents the total dollar amount of future services to be rendered to customers under the securitization facility and is so reflected in our financial statements. See "—Contractual Obligations" and "—Results of Operations—Other Arrangements—Securitization Facility."

        On May 13, 2003, we sold our interest in the Port and Terminal division to an affiliate of SSA, our former joint venture partner, for approximately $114 million, net in cash, subject to certain post-closing adjustments.

Our Cash Flows From Operating Activities

        We generated positive cash flows from operating activities in 2003, 2002, 2001 and in the six months ended June 30, 2004 and 2003.

        Net cash provided by operating activities amounted to $6.5 million in the six months ended June 30, 2004, compared to $48.6 million provided in the same period of 2003. This change resulted from recognizing an income tax provision of $20.2 million in the six months ended June 30, 2003, while in the six months ended June 30, 2004, we recognized an income tax benefit of $29.0 million.

        Net cash provided by operating activities amounted to $72.1 million in 2003 compared to $97.7 million in 2002. This decrease was mainly attributable to a net gain of $37.7 million from the sale of assets, $35.1 million from amortization of discount debentures, obligations and commercial paper, and $27.8 million in minority interest, partially offset by $21.8 million in provision for income taxes and by changes in working capital.

        Net cash provided by operating activities amounted to $97.7 million in 2002 compared to $100.1 million in 2001. This change was mainly attributable to a decrease of $10.6 million in depreciation and amortization, a decrease of $94.6 million in minority interest, offset mainly by $69.6 million in working capital and by $27.0 million in provision for income taxes.

        The following table summarizes cash flows from operating activities for the periods indicated:

	Unaudited
	Six Months Ended June 30,			Year Ended December 31,
	2004	2003		2003	2002	2001
	($ in thousands)			($ in thousands)
Net (loss) income	$(10,945)	$9,891		$(86,662)	$(42,609)	$8,925
Depreciation and amortization	49,263	$55,197		113,131	120,019	110,966
Amortization of discount on senior secured debentures and commercial paper	195	1,822		1,624	29,832	49,531
(Benefit), provision, for deferred income taxes	(15,334)	18,758		41,557	19,801	(7,150)
Minority interest	(274)	(8,548)		(31,248)	(3,455)	91,139
Gain (loss) on sale of fixed assets—net	746	(56,147)	(3)	(33,659) (1)	4,075	(53,816) (2)
Total changes in operating assets and liabilities	(17,138)	27,600		67,354	(29,957)	(99,529)

Net cash provided by operating activities	$6,513	$48,573		$72,097	$97,706	$100,066

(1)
Includes a net gain of $62.7 million on the sale of our interest in the port and terminal operations.

(2)
This gain includes the sale of La Griega-Mariscala track to the Mexican government of $60.7 million.

(3)
Includes a net gain of $62.7 million on the sale of our interest in the port and terminal operations.

Our Cash Flows From Investing Activities

        Net cash used in investing activities in the six months ended June 30, 2004, was $32.3 million, including $23.5 million in railroad equipment, $5.5 million in logistics facilities and $3.3 million in other fixed assets.

        Net cash provided in investing activities in the six months ended June 30, 2003, was $72.6 million, which included $111.4 million from the sale of our interest in the Ports and Terminals division, offset by capital expenditures.

        Net cash provided in investing activities in 2003 was $41.2 million, including $112.4 million net in cash, which includes $111.4 million net, from the sale of our interest in the Ports and Terminals division, $9.9 million from the sale of property, machinery and equipment offset by capital expenditures of $81.1 million.

        In 2002, net cash used in investing activities was $302.9 million and was mainly attributable to the acquisition of an additional 24.6% equity interest in Grupo TFM from the Mexican government for approximately $162.6 million, to the expenditure of $37.8 million in the acquisition of shares in subsidiaries and to the expenditure of $107.0 million in machinery and equipment and other assets, partially offset by cash provided of $4.3 million from the sale of property, machinery and equipment.

        Net cash used in investing activities in 2001 was $96.0 million and was mainly attributable to $110.3 million of capital expenditures, offset by cash provided of $14.3 million from the sale of property, machinery and equipment and a subsidiary.

        See "—Results of Operations—Capital Expenditures and Divestitures" for further details of capital expenditures and divestitures relating to the years 2003, 2002, 2001 and for the six months ended June 30, 2004 and 2003.

Our Cash Flows From Financing Activities

        In the six months ended June 30, 2004, cash provided in financing activities was $4.9 million, which included $14.1 million net from the sale of receivables offset by $9.2 million of short-term borrowings.

        In the six months ended June 30, 2003, cash used in financing activities was $125.2 million, which was primarily used to pay down $16.3 million of our commercial paper then outstanding, $57.0 million was used to pay down TFM's commercial paper, $37.3 million in accounts receivable and $13.3 million in our convertible notes.

        In 2003, cash used in financing activities was $105.9 million, which was primarily used to pay down $52.9 million of our commercial paper then outstanding, $10.4 million from the sale of accounts receivable, $13.3 million in our convertible notes, $8.0 million in dividends paid to minority stockholders, $20.1 million in bank borrowings and $1.1 million under capital lease obligations.

        In 2002, net cash provided from financing activities was $180.6 million, which was primarily attributable to $177.5 million from proceeds of senior notes, $122.0 million from bank borrowings, $64.7 million in cash proceeds from the sale of accounts receivable and $13.3 million from our convertible notes, offset by $195.0 million in payments under commercial paper, $1.6 million in dividends paid to minority stockholders and a payment of $0.4 million under capital lease obligations.

        In 2001, cash used in financing activities was $10.4 million, which was primarily attributable to payments, net of commercial paper of $25.2 million, $5.8 million in dividends paid to minority stockholders and $4.3 million under capital lease obligations, offset by cash provided of $23.9 million from the sale of accounts receivable.

        The covenants contained in TFM's bank debt and the indentures governing TFM's outstanding public debt limit the ability of TFM to pay dividends or enter into certain other transactions with Grupo TMM. As a result, these limitations effectively limit Grupo TMM's ability to raise additional indebtedness since they limit Grupo TMM's ability to access funds generated by TFM to service any such indebtedness.

Our Current Liquidity Difficulties and Outlook

        At June 30, 2004, Grupo TMM (including TFM) had $449.9 million of short-term debt, which included $176.9 million of the 2003 notes and $200 million of the 2006 notes, and $889.4 million of long-term debt. On August 11, 2004, we completed our Exchange Offer and consent solicitation for our 2003 notes and our 2006 notes to effect the proposed amendment to the indenture governing the 2006 notes that removed substantially all of the restrictive covenants of such indenture. We paid in cash the principal amount of, plus accrued unpaid interest on, all of the 2003 notes that were not tendered in the Exchange Offer and the accrued unpaid interest on the 2006 notes that were not tendered in the Exchange Offer. The successful completion of our Exchange Offer will reduce the leverage reflected on our balance sheet and add liquidity to our cash flows going forward.

        We expect that revenues from operations will be sufficient to meet our capital needs. We believe that we will be able to meet our long-term obligations as they mature through refinancing, revenues from operations, asset sales or otherwise.

        While an interim award indicating that the Acquisition Agreement remains in effect has been issued, we cannot predict the ultimate outcome of any continued arbitration with KCS concerning the TFM Sale. If KCS were to be awarded substantial damages in any such proceeding, a material adverse effect on our business could result.

Trend Information

        Historically, a substantial portion of the revenue produced at our specialized maritime business has been achieved through contracts with PEMEX. In 2003, for example, approximately 46% of the revenue generated by our specialized maritime business resulted from contracts with PEMEX.

        The future success of our logistics business depends upon our ability to enter into contracts to provide integrated logistics and shipping services to large automobile manufacturers, such as Ford, Nissan, Volkswagen and others. We compete for this business primarily on the basis of Grupo TMM's (i) logistics expertise, (ii) ability to develop mixing centers (automotive yards where different vehicle brands are handled allowing for significant economies of scale), and (iii) ability to obtain favorable rail transportation rates. If we do not succeed in convincing automobile manufacturers to adopt our integrated logistics and shipping services, our revenues from our logistics business could be adversely affected.

        We have a substantial amount of debt and significant debt service obligations. Our substantial indebtedness could interfere with our ability to pay interest and principal on our debt and may have important consequences for our operations and capital expenditure requirements in the future. The ability to satisfy our obligations under our debt in the future will depend upon our future performance, including our ability to increase revenues significantly and control expenses. Future operating performance depends upon prevailing economic, financial, business and competitive conditions and other factors, many of which are beyond our control. Our ability to refinance our debt and take other actions will depend on, among other things, our financial condition at the time, the restrictions in the instruments governing our debt and other factors, including market conditions, the macroeconomic environment and such variables as the peso-dollar exchange rate and benchmark money market rates in pesos and dollars beyond our control.

        We have funded, and expect to continue to fund, capital expenditures with funds from operating cash flows and debt or equity financing. We may not be able to generate sufficient cash flows from our operations or obtain sufficient funds from external sources to fund our capital expenditure requirements. Also, additional financing may not be available to us.

        TFM faces significant competition from trucks and other rail carriers as well as limited competition from the shipping industry in our freight operations. In the past, the trucking industry has significantly eroded the railroad's market share of Mexico's total overland freight transportation. In some circumstances, the trucking industry can provide effective rate and service competition because trucking requires substantially smaller capital investments and maintenance expenditures, and allows for more frequent and flexible scheduling. Since a key element of TFM's business strategy is to recapture market share lost to the trucking industry, TFM's inability to successfully convert traffic from truck to rail transport would materially impair TFM's ability to achieve its strategic objectives. See "Risk Factors—Significant competition could adversely affect our future financial performance."

Our Ability to Continue as a Going Concern

        The auditors' report on our financial statements as of and for the three-year period ended December 31, 2003, includes an explanatory paragraph describing the existence of substantial doubt about our ability to continue as a "going concern." The report indicates that (i) we had outstanding obligations amounting to $176.9 million which became due on May 15, 2003, and we did not make the payment of principal amount thereof nor the accrued interest on the due date; (ii) as a result we entered into default under the terms of the 2003 notes resulting in a cross-default under the 2006 notes in principal amount of $200.0 million; (iii) payments of interest on such obligations amounting to $45.7 million became due on May 15, 2003 and November 15, 2003; (iv) outstanding commercial paper and obligations for sale of receivables amounting to $85.0 million and $15.3 million will become effective in September 2004, and on a monthly basis during 2004, respectively; (v) during the year ended December 31, 2003, we incurred a net loss of $86.7 million; and (vi) at December 31, 2003, we had an excess of current liabilities over current assets of $497.0 million and a deficit of $68.0 million. Following the consummation of the Exchange Offer, we are no longer in default under the Old Senior Notes, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Current Liquidity Difficulties and Outlook" and "—Contractual Obligations." We

believe that the successful consummation of the Exchange Offer has significantly reduced any doubt concerning our ability to continue as a going concern as it has resulted in the extension of the maturity of our outstanding indebtedness and a substantial reduction in the cash interest payments that we are presently required to make.

        In addition, we have embarked on an aggressive campaign to reduce operating costs. Among other strategies we have or will implement as part of this effort, we (i) have achieved reductions in headcount by eliminating redundant positions, (ii) withdrew from an unprofitable business segment and (iii) have begun executing a plan to reduce operating expenses and improve margins in our logistics operations. See "Business—Business Strategy—Reducing Operating Costs."

Capital Expenditures and Divestitures

        The following tables set forth our principal capital expenditures and divestitures for the periods indicated.

Our Principal Capital Expenditures
($ in millions)

	Six Months Ended June 30,		Year Ended December 31,
	2004(a)	2003(b)	2003(c)	2002(d)	2001(e)
Capital Expenditures by Business Unit:
Railroad Operations	$23.8	$34.1	$73.1	$283.2	$84.6
Port and Terminal Operations	0.2	1.0	1.5	8.8	6.6
Specialized Maritime Services	3.7	2.8	4.3	2.7	14.0
Logistics Operations	5.6	0.7	2.0	9.7	3.4
Corporate	—	2.0	0.2	2.8	1.7

Total	$33.3	$40.6	$81.1	$307.2	$110.3

(a)
In the six months ended June 30, 2004, capital expenditures include: (i) Railroad: $12.9 million in railroad equipment, $10.1 million in construction in process and $0.8 million in other related assets; (ii) Port and Terminal: $0.2 million in constructions in process for the expansion and maintenance of port and terminal facilities; (iii) Specialized Maritime: $3.7 million in construction in process; and (iv) Logistics: $5.6 million in construction in process.

(b)
In the six months ended June 30, 2003, capital expenditures include: (i) Railroad: $17.9 million in railroad equipment, $15.6 million in construction in process and $0.6 million in other related assets; (ii) Port and Terminal: $1.0 million in construction in process for the expansion and maintenance of port and terminal facilities; (iii) Specialized Maritime: $2.8 million in construction in process; (iv) Logistics: $0.7 million in construction in process; and (v) Corporate: $2.0 million in strategic corporate projects and other shared fixed assets.

(c)
In 2003, capital expenditures include: (i) Railroad: $38.3 million in railroad equipment, $33.5 million in construction in process and $1.3 million in other related assets; (ii) Port and Terminal: $0.6 million in construction in process for the expansion and maintenance of port and terminal facilities and $0.9 million in other related assets; (iii) Specialized Maritime: $1.7 million in construction in process, $2.5 million in the acquisition of vessels and $0.1 million in other fixed assets; (iv) Logistics: $1.8 million in construction in process and $0.2 million in other fixed assets; and (v) Corporate: $0.2 million in strategic corporate projects and other shared fixed assets.

(d)
In 2002 capital expenditures include: (i) Railroad: $162.6 million in the acquisition of shares from the Mexican government, $31.4 million in the acquisition of shares in subsidiaries, $19.4 million in machinery and equipment, and $69.8 million in construction in process; (ii) Port and Terminal: $2.8 million in other fixed assets, $1.8 million in the acquisition of shares in subsidiaries and $4.2 million in construction in process; (iii) Specialized Maritime: $2.7 million in construction in process; (iv) Logistics: $5.2 million in construction in process, $4.5 million in acquisition of shares of subsidiaries, and (v) Corporate: $2.8 million in other fixed assets.

(e)
In 2001 capital expenditures include: (i) Railroad: $24.5 million in railroad equipment, $47.2 million in construction in process for the expansion and rehabilitation of rail tracks and $12.9 million in other fixed assets; (ii) Port and Terminal: $4.5 million in construction in process for the expansion and maintenance of port and terminal facilities and $2.1 million in other fixed assets; (iii) Specialized Maritime: $8.6 million in the acquisition and improvement of vessels, $4.4 million in the acquisition of shares of a subsidiary and $1.0 million in other fixed assets; (iv) Logistics: $3.4 million mainly in construction in process and other assets; and (v) Corporate: $1.7 million in strategic corporate projects and other shared fixed assets.

Our Principal Capital Divestitures
($ in millions)

	Six Months Ended June 30,		Year Ended December 31,
	2004(a)	2003(b)	2003(c)	2002(d)	2001(e)
Capital Divestitures:
Railroad equipment	$0.3	$0.3	$1.2	$0.6	$1.9
Sale of shares in subsidiary	—	—	112.4	—	2.5
Other assets	0.7	1.4	8.7	3.7	10.0

Total	$1.0	$1.7	$122.3	$4.3	$14.4

(a)
In the six months ended June 30, 2004 capital divestitures include: (i) $0.3 million in railroad equipment, and (ii) $0.7 million in the sale of other assets, including $0.6 million in the sale of a supply vessel.

(b)
In the six months ended June 30, 2003, capital divestitures include: (i) $0.3 million in railroad equipment, and (ii) $1.4 million in the sale of other assets.

(c)
In 2003, capital divestitures include: (i) $1.2 million in railroad equipment; (ii) $112.4 million net in the sale of shares in our Port and Terminal businesses and in the sale of another subsidiary, and (iii) $7.0 million in the sale of vessels and $1.7 million in the sale of other fixed assets.

(d)
In 2002, capital divestitures include: (i) $0.6 million in railroad equipment; (ii) $2.4 million in the sale of vessels, and (iii) $1.3 million in the sale of other fixed assets.

(e)
In 2001, capital divestitures include: (i) $1.9 million in obsolete railroad equipment; this figure does not reflect the sale of La Griega-Mariscala track to the Mexican government, (ii) $2.5 million in the sale of shares in one subsidiary of specialized maritime division, and (iii) $7.3 million in the sale of vessels and $2.7 million in the sale of other fixed assets.

Contractual Obligations

        The following table outlines our obligations for payments under our capital leases, debt obligations, operating leases and other financing arrangements for the periods indicated as of December 31, 2003.

Indebtedness(1)	Less than 1 year		1-3 years	3-5 years	More than 5 years	Total
	($ in thousands, unless noted otherwise)
TFM's senior notes due 2012	$23,659		$47,319	$47,319	$239,148	$357,445
TFM's senior discount debentures due 2009	54,796		109,593	109,593	480,868	754,850
TFM's senior notes due 2007	16,167		32,334	158,084	—	206,585
Our senior notes due 2006	41,000		241,000	—	—	282,000
Our senior notes due 2003	202,080		—	—	—	202,080
TFM's U.S. commercial paper	87,457		—	—	—	87,457
TFM's Term Loan	40,270		76,095	—	—	116,365
Our other debt	2,680		1,128	—	—	3,808
Our capital leases	120		60	—	—	180
TFM's Capital Leases	414		598	596	362	1,970

Total						$2,012,740

Operating Leases Obligations(2)	Less than 1 year		1-3 years	3-5 years	More than 5 years	Total
Vessel, Transportation Equipment and Other Operating Leases	$15,186		$26,120	$20,265	$6,141	$67,712
TFM's locomotives	29,135		58,190	58,230	315,038	460,593
TFM's railcars	31,930		28,233	19,931	40,943	121,037

Total						$649,342

Purchase Obligations	Less than 1 year		1-3 years	3-5 years	More than 5 years	Total
TFM's Fuel purchase agreement(3)	$—		$—	$—	$—	$—
TFM's Locomotive maintenance agreement	41,611		83,223	83,223	192,971	401,028
TFM's Track maintenance and rehabilitation agreement	13,984		16,354	11,616	11,660	53,614

Total						$454,642

Other	Less than 1 year		1-3 years	3-5 years	More than 5 years	Total
Grupo TMM's Securitization Facility(4)	$22,563		$40,515	$29,135	$—	$92,213
Payments to Promotora Servia(5)	6,500		—	—	—	6,500
Mexican Government put option	1.57	(6)	—	—	—	—
J.B. Hunt(7)	5,209		9,736	—	—	14,944

Total						$113,658

(1)
These amounts include principal and interest payments.

(2)
These amounts include the minimum lease payments.

(3)
The amounts of TFM obligations under the fuel purchase agreements are not included in the table, as such amounts are based on the market price of fuel. The market price of fuel as of December 31, 2003 was $230.63 per cubic meter.

(4)
These amounts include the principal and interest payments under the securitization facility.

(5)
These amounts represents payments due to Promotora Servia under the Termination Agreement.

(6)
Represents 1,570.3 million UDIs valued at December 31, 2003: $3.352003 pesos per UDI at an exchange rate of $11.23.

(7)
These amounts include principal and interest payments.

Contractual Obligations

        The following table outlines our obligations for payments under our capital leases, debt obligations, operating leases and other financing arrangements for the periods indicated as of June 30, 2004.

Indebtedness(1)	Less than 1 year		1-3 years	3-5 years	More than 5 years	Total
	($ in thousands, unless noted otherwise)
TFM's senior notes due 2012	$23,659		$47,319	$47,319	$239,148	$357,445
TFM's senior discount debentures due 2009	54,796		109,593	109,593	480,868	754,850
TFM's senior notes due 2007	16,167		32,334	158,084	—	206,585
Our Senior Notes due 2006	41,000		241,000	—	—	282,000
Our Senior Notes due 2003	202,080		—	—	—	202,080
TFM's U.S. commercial paper	94,830		—	—	—	94,830
TFM's Term Loan	36,571		54,857	—	—	91,428
Our other debt	2,285		595	—	—	2,880
Our capital leases	120		—	—	—	120
TFM's Capital Leases	298		596	778	298	1,970

Total						$1,994,188

Operating Leases Obligations(2)	Less than 1 year		1-3 years	3-5 years	More than 5 years	Total
Vessel, Transportation Equipment and Other Operating Leases	$14,729		$12,650	$12,073	$29,931	$69,383
TFM's locomotives	29,135		58,190	58,230	315,038	460,593
TFM's railcars	31,930		28,233	19,931	40,943	121,037

Total						$651,013

Purchase Obligations	Less than 1 year		1-3 years	3-5 years	More than 5 years	Total
TFM's Fuel purchase agreement(3)	$—		$—	$—	$—	$—
TFM's Locomotive maintenance agreement	41,611		83,223	83,223	192,971	401,028
TFM's Track maintenance and rehabilitation agreement	13,984		16,354	11,616	11,660	53,614

Total						$454,642

Other	Less than 1 year		1-3 years	3-5 years	More than 5 years	Total
Grupo TMM's Securitization Facility(4)	$26,949		$25,074	$14,025	$33,873	$99,921
Payments to Promotora Servia(5)	6,500		—	—	—	6,500
Mexican Government put option	1.57	(6)	—	—	—	—
J.B. Hunt(7)	10,190		4,755	—	—	14,945

Total						$121,366

(1)
These amounts include principal and interest payments.

(2)
These amounts include the minimum lease payments.

(3)
The amounts of TFM obligations under the fuel purchase agreements are not included in the table as such amounts are based on the market price of fuel. The market price of fuel as of June 30, 2004 was $250.12 per cubic meter.

(4)
These amounts include the principal and interest payments under the securitization facility.

(5)
These amounts represents payments due to Promotora Servia under the Termination Agreement.

(6)
Represents 1,570.3 million UDIs valued at June 30, 2004: $3.411629 pesos per UDI at an exchange rate of $11.53.

(7)
These amounts include principal and interest payments.

Pro Forma Contractual Obligations

        The following table outlines our obligations for payments under our capital leases, debt obligations, operating leases and other financing arrangements for the periods indicated as of June 30, 2004, giving effect to Grupo TMM's issuance of its Senior Secured Notes and the consummation of the Exchange Offer.

Indebtedness(1)	Less than 1 year		1-3 years	3-5 years	More than 5 years	Total
	($ in thousands, unless noted otherwise)
TFM's senior notes due 2012	$23,659		$47,319	$47,319	$239,148	$357,445
TFM's senior discount debentures due 2009	54,796		109,593	109,593	480,868	754,850
TFM's senior notes due 2007	16,167		32,334	158,084	—	206,585
Our Senior Secured Notes due 2007	30,240		120,961	534,244	—	685,445
Our Senior Notes due 2006	295		3,322	—	—	3,617
TFM's U.S. commercial paper(8)	—		—	—	—	—
TFM's Term Loan (USD)(8)	33,086		135,505	—	—	168,591
TFM's Term Loan (MXP) (Exchange Rate 11.5230)	—		20,661	—	—	20,661
Our other debt	2,285		595	—	—	2,880
Our capital leases	120		—	—	—	120
TFM's Capital Leases	298		596	778	298	1,970

Total						$2,202,164

Operating Leases Obligations(2)	Less than 1 year		1-3 years	3-5 years	More than 5 years	Total
Vessel, Transportation Equipment and Other Operating Leases	$14,729		$12,650	$12,073	$29,931	$69,383
TFM's locomotives	29,135		58,190	58,230	315,038	460,593
TFM's railcars	31,930		28,233	19,931	40,943	121,037

Total						$651,013

Purchase Obligations	Less than 1 year		1-3 years	3-5 years	More than 5 years	Total
TFM's Fuel purchase agreement(3)	$—		$—	$—	$—	$—
TFM's Locomotive maintenance agreement	41,611		83,223	83,223	192,971	401,028
TFM's Track maintenance and rehabilitation agreement	13,984		16,354	11,616	11,660	53,614

Total						$454,642

Other	Less than 1 year		1-3 years	3-5 years	More than 5 years	Total
Grupo TMM's Securitization Facility(4)	$26,949		$25,074	$14,025	$33,873	$99,921
Payments to Promotora Servia(5)	—		—	—	—	—
Mexican government put option	1.57	(6)	—	—	—	—
J.B. Hunt(7)	—		—	—	—	—

Total						$99,921

(1)
These amounts include principal and interest payments.

(2)
These amounts include the minimum lease payments.

(3)
The amounts of TFM obligations under the fuel purchase agreement are not included in the table as such amounts are based on the market price of fuel. The market price of fuel as of June 30, 2004, was $250.12 per cubic meter.

(4)
These amounts include the principal and interest payments under the securitization facility.

(5)
The amounts due to Promotora Servia under the Termination Agreement have been included in our Senior Secured Notes due 2007.

(6)
Represents 1,570.3 million UDIs valued at June 30, 2004: 3.411629 pesos per UDI at an exchange rate of 11.53 pesos per US$1.

(7)
The amounts due to J.B. Hunt have been included in our Senior Secured Notes due 2007.

(8)
Under the "The First Amended and Restated Credit Agreement" dated June 24, 2004, TFM's U.S. commercial paper program was refinanced and its term loan facility was amended. Accordingly, as of June 30, 2004, the face amount outstanding under TFM's U.S. commercial paper program and term loan facility was $95.0 million and $91.4 million, respectively. See "—Amendment to TFM's Term Loan and Refinancing of TFM's Commercial Paper Program."

Indebtedness

        The following is a discussion of the terms of the contractual obligations outlined above.

TFM 12 1/2% Senior Notes due 2012

        TFM issued senior notes in June 2002. The senior notes are denominated in U.S. dollars, bear interest semiannually at a fixed rate of 12 1/2% and mature on June 15, 2012. The senior notes are redeemable at TFM's option on or after June 15, 2007 and subject to certain limitations, at any time in the event of certain changes in Mexican tax law.

        The senior notes are unsecured, unsubordinated obligations of TFM, rank pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of TFM, and are senior in right of payment to all future subordinated indebtedness of TFM. The senior notes are redeemable, at TFM's option, in whole or in part, on or after June 15, 2007 and prior to maturity, at the following redemption prices (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any:

Year	Redemption Price
2007	106.250%
2008	104.167%
2009	102.085%
2010 and thereafter	100.000%

TFM 11 3/4% Senior Discount Debentures due 2009

        TFM's debentures denominated in U.S. Dollars were issued in June 1997 at a substantial discount from their principal amount of $443.5 million. No interest accrued on these debentures prior to June 15, 2002. The debentures will mature on June 15, 2009. The discounted offering price of the debentures represents a fixed yield to maturity of 11 3/4%, computed on the basis of semiannual compounding and maturing on June 15, 2009. Interest on the debentures is payable semiannually at a fixed rate of 11 3/4%, commencing on December 15, 2002. The debentures are redeemable, at TFM's option, in whole or in part, on or after June 15, 2002 and prior to maturity, at the following redemption prices (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any:

Year	Redemption Price
2002	105.8750%
2003	102.9375%
2004 and thereafter	100.0000%

        The debentures are also redeemable at TFM's option, subject to certain limitations, in the event of certain changes in Mexican tax law. The debentures are unsecured, unsubordinated obligations of TFM, rank pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of TFM and are senior in right of payment to all future subordinated indebtedness of TFM. The debentures are unconditionally guaranteed on an unsecured, unsubordinated basis by Grupo TFM.

TFM 10 1/4% Senior Notes due 2007

        TFM issued these senior notes in June 1997. The senior notes are denominated in dollars, bear interest semiannually at a fixed rate of 10 1/4% and mature on June 15, 2007. The senior notes are also redeemable at TFM's option, subject to certain limitations, in the event of certain changes in Mexican tax law

        The senior notes are unsecured, unsubordinated obligations of TFM, rank pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of TFM, and are senior in right of payment to all future subordinated indebtedness of TFM. The senior notes are unconditionally guaranteed on an unsecured, unsubordinated basis by Grupo TFM.

Grupo TMM Senior Secured Notes

        On August 11, 2004, we issued Senior Secured Notes, which are guaranteed on a senior secured basis by each of the Company's wholly-owned subsidiaries and secured by a pledge of certain assets of the Company and the guarantors. The Senior Secured Notes bear interest initially at 10 1/2% per annum, payable, at the option of the Company, in cash, in additional new Senior Secured Notes or in ADSs, provided, that the Company must pay at least 2% per annum in cash interest. If the Company elects to pay a portion of the interest in additional new Senior Secured Notes or in ADSs, the interest rate will increase to 12%, 12.5%, or 13% as set forth below. See "Description of the Senior Secured Notes."

        The Senior Secured Notes will mature on August 1, 2007, subject to the right of the Company to extend the maturity until August 1, 2008 under certain circumstances. The Senior Secured Notes are redeemable at any time at the option of the Company and the Company is required to redeem or repurchase Senior Secured Notes with the proceeds of certain asset sales or other payments.

        Pursuant to the terms of the Indenture governing the Senior Secured Notes, we are permitted, in certain circumstances, to apply a portion of the proceeds from certain asset sales and VAT recoveries toward our obligations to the holders of the Certificates issued under our securitization facility prior to making certain payments to holders of Senior Secured Notes.

TFM Bank Facilities

        On September 17, 2002, TFM entered into two bank facilities provided by a consortium of banks for an aggregate amount of $250 million in order to refinance its previous $310 million commercial paper program. One of the facilities consists of a two-year commercial paper facility in the amount of $122 million, supported by a letter of credit issued under the bank facility. This commercial paper facility allows TFM to drawdown advances from time to time, subject to certain terms and conditions. The obligations of the commercial paper facility rank at least pari passu with the other senior unsecured indebtedness of TFM. The commercial paper facility contains customary covenant restrictions, including the maintenance of certain coverage tests, restrictions on certain payments, limitations on dividends, limitations on affiliate transactions and restrictions on asset sales. The other bank facility is a four-year term loan in the amount of $128 million. The term loan is payable in semi-annual installments beginning in September 2003 and ending in September 2006. The obligations of the term loan facility rank at least pari passu with the other senior unsecured indebtedness of TFM. The term loan facility contains customary covenant restrictions, including the maintenance of certain coverage tests, restrictions on certain payments, limitations on dividends, limitations on affiliate transactions and restrictions on asset sales. TFM used approximately $60 million of its operating cash flow to reduce its previous commercial paper program, refinancing and substituting such previous commercial paper program with these two bank facilities. As of June 30, 2004 there was $95 million outstanding under the commercial paper facility and $91.4 million outstanding under the term loan facility.

Amendment to TFM'S Term Loan Facility and Refinancing of TFM'S Commercial Paper Program

        On June 24, 2004, in order to refinance its commercial paper program, TFM entered into an amendment to its term loan facility, which was established on September 17, 2002. The amendment increased the amount of the term loan facility to $186.4 million, the proceeds of which were used to repay amounts outstanding under TFM's commercial paper program.

        Under the amended term loan facility, dollar-denominated commitments bear interest at a floating rate based on an adjusted Eurodollar rate plus an applicable Eurodollar margin. Certain lenders may elect to extend Peso-denominated commitments, which bear interest at a floating rate based on the "Tasa de Interés Interbancaria de Equilibrio" ("TIIE") published by Banco de Mexico plus an applicable Peso margin. Amounts outstanding under the amended term loan facility are secured by a first priority conditional pledge on the locomotives and other rolling stock owned by TFM's subsidiary, Arrendadora TFM, S.A. de C.V.

        Amounts outstanding under the amended term loan facility are payable in semi-annual installments beginning in September 2004 and ending in September 2006. Certain lenders may elect to make their respective portion of the loan payable in semi-annual installments beginning in September 2004 and ending in September 2005. TFM may voluntarily prepay the loan under the amended term loan facility without penalty provided it gives five business days' notice, subject to a minimum payment threshold.

        TFM is required to prepay the loan using excess cash flow or if it receives certain net proceeds from, among other things, the issuance of equity, the incurrence of indebtedness, asset sales, and the VAT refund if the amount received from the Mexican government is in cash and after any settlement related to the Acquisition Agreements dated January 31, 1997 and June 9, 1997. The amended term loan facility contains customary covenants, including limitations on dividends, limitations on investments, limitations on prepayments of (and amendments to the terms of) other indebtedness, limitations on sale and leaseback transactions, limitations on asset sales, limitations on the incurrence of indebtedness, and limitations on affiliate transactions. Under the amended term loan facility, TFM is also subject to various financial covenants, including maintaining certain consolidated interest coverage, consolidated fixed charge coverage and consolidated leverage ratios.

Other Debt

        As of June 30, 2004, we had an aggregate principal amount of $0.9 million outstanding under a loan from Banca Mifel, S.A., which matures in September 2004. We also have a $1.8 million loan outstanding from Banco Invex, which matures in December 2005.

Capital Leases

        The amount outstanding under our capital lease represents payment obligations under a capital lease agreement, which matures in May 2005 for the financing of a container-handling crane. The agreement contains standard provisions for this type of transaction under which, among other things, we have the option to purchase the financed assets at the end of the lease term at a previously determined price.

        TFM has payment obligations under capital lease agreements for the financing of two real estate properties for a period of 10 years. TFM's capital lease agreements contain standard provisions for this type of transaction including an option to purchase the financed assets at the end of the term of the respective agreement at a specified price.

Operating Leases

Vessel, Transportation Equipment and Other Operating Leases

        We lease vessels, transportation and container handling equipment, our corporate office building and other assets under agreements, which are classified as operating leases. The terms of these lease agreements vary from 1 to 15 years and contain standard provisions for these types of operating agreements.

Locomotive Operating Leases

        In May 1998 and September 1999, TFM entered into two locomotive operating lease agreements, which allow TFM to maintain a more efficient fleet of locomotives. Each operating lease covers 75 locomotives, which expire at various times over the next 15 and 16 years, respectively. The lease agreements contain standard provisions for this type of transaction, including the option to either purchase the assets or return the assets to the lessor at the end of the lease term.

Railcar Operating Leases

        TFM leases certain railcars under standard agreements, which are classified as operating leases. The terms of these agreements range from 3 to 15 years.

Fuel purchase agreement

        On December 19, 1997, TFM entered into a fuel purchase agreement with PEMEX Refinación, under which TFM has the obligation to purchase at market price a minimum of 15,000 cubic meters and a maximum of 20,000 cubic meters per month of PEMEX diesel fuel. The term of the agreement is indefinite but can be terminated for justified cause by either party upon 30 days' written notice.

Other Arrangements

Securitization Facility

        Pursuant to the securitization facility, we and certain of our subsidiaries sold receivables (including certain future receivables) to a trust, which in turn, issued certificates to investors ("Certificates"). For accounting purposes, the securitization facility represents the total U.S. dollar amount for future services pending to be rendered to customers under the securitization facility.

        On August 19, 2003, we and certain subsidiaries entered into amended and restated agreements relating to the securitization facility, which began in December 2001. The agreements modified and restated certain provisions of the securitization facility and increased the outstanding amount of the securitization facility. On December 29, 2003, we further amended the securitization facility to increase the amounts outstanding by an additional $25 million. On May 25, 2004, and on June 10, 2004, we and certain subsidiaries amended the securitization facility to adjust the net outstanding amount under the securitization facility to $78.2 million under the same terms and conditions existing prior to such adjustment. As of June 30, 2004, we had $74.8 million of net certificates outstanding under the securitization facility (the "Certificates").

        Pursuant to the agreements relating to the securitization facility, (i) if collections of the receivables held by the trust do not provide sufficient funds to make the required quarterly payments on the Certificates and to maintain required levels of reserve accounts established as part of the securitization facility, we and our subsidiaries participating in the program are required to pay to the trust an amount sufficient to cover any shortfall in the collections from such receivables, and (ii) upon the happening of certain events, including the completion of certain asset sales, the receipt of VAT Proceeds in certain circumstances, as well as the failure to comply with certain covenants or to make mandatory payments of principal and interest on the Certificates, we are required to repurchase from the trust all of the receivables then held by the trust for an amount equal to the remaining outstanding principal of and accrued interest on the Certificates, together with certain expenses and fees of the trustee. Upon the repayment in full of the Certificates, we can direct the trust to pay the Company and its subsidiaries any receivable amounts collected by it subject to any restrictions set forth in the Indenture and security agreements.

        Pursuant to the securitization facility, the shares of Grupo TFM held by TMM Multimodal were subject to a call option in favor of the holders of the Certificates issued by the trust established pursuant to the securitization facility. The holders of the Certificates agreed, upon consummation of the Exchange Offer, to amend the securitization facility as required to facilitate and permit the Exchange Offer. Accordingly, holders of the Certificates terminated the call option in respect of the Grupo TFM shares and a put option for the sale by the securitization trust to TMM Multimodal of a subordinated certificate in an amount equal to the proceeds of the sale of Grupo TFM shares under the agreements governing the securitization facility in exchange for a first priority security interest in the MM Shares. In connection with the termination arrangements, we contributed the MM Shares to a guaranty trust governed by the laws of Mexico to secure the repayment of our obligations under the agreements governing the securitization facility and our obligations under the Senior Secured Notes, the Indenture, the guarantees and the security agreements. As a result of these events, holders of the Certificates have a priority in right of payment over the holders of the Senior Secured Notes with respect to the proceeds of the MM Shares, up to a principal amount not to exceed $76.3 million. Holders of the Certificates and the trustee, at the request of the required percentage of holders of the Senior Secured Notes, may request foreclosure on the MM Shares upon certain "rapid amortization events" under the agreements governing the securitization facility or an event of default under the Indenture governing the Senior Secured Notes, respectively.

        Pursuant to the terms of the Senior Secured Notes indenture, we are permitted, in certain circumstances, to apply a portion of the proceeds from certain asset sales and VAT recoveries toward our obligations to the holders of the Certificates prior to making certain payments to holders of Senior Secured Notes.

        Our ability to satisfy our obligations under this facility in the future will depend upon our operating performance, including our ability to maintain our existing customer base and increase revenues.

Payments to Promotora Servia

        Under the terms of a Termination Agreement, we and Promotora Servia, an affiliate owned by members of the Serrano Segovia family, agreed to terminate a management services agreement pursuant to which Promotora Servia or its predecessor company provided certain management services to us, effective upon payment of $17.5 million to Promotora Servia. The payment was required to be made on April 30, 2003 but we amended the relevant agreement and extended the payment deadline for a portion of the amount owned. On April 30, 2003, we paid $20.4 million (representing the amount owed under the Tax Benefits Agreement and the portion of the amount owed under the Termination Agreement that was not extended) to Promotora Servia in connection with this amendment. The remaining unpaid balance owed to Promotora Servia equaled $6.5 million, and, in full satisfaction of such obligation, Promotora Servia was issued Senior Secured Notes concurrently with the settlement date of the Exchange Offer, containing the same payment terms as those offered in the Exchange Offer in an aggregate principal amount equal to such remaining unpaid balance. See "About this Prospectus" and "Major Shareholders and Related Party Transactions—Related Party Transactions."

The GM Put Option

        In October 2000, EMD, a subsidiary of General Motors, invested $20 million in our subsidiary TMM Multimodal (representing an approximate 3.4% economic interest in TMM Multimodal). EMD's investment as a partner is part of our overall strategy designed to encourage the participation of strategic investors in our portfolio. Under the terms of the Subscription and Stockholder Agreement relating to its investment in TMM Multimodal, EMD has the right to cause Grupo TMM to purchase, or, alternatively, to cause TMM Multimodal to redeem, all, but not less than all, of EMD's shares in TMM Multimodal. The GM Put Option is exercisable by EMD at any time during the period beginning June 30, 2003 and ending June 30, 2007. The price to be paid upon exercise of the GM Put Option is $20 million, plus interest compounded annually from June 30, 2000, at the rate of 12% per annum, less certain distributions received by EMD in respect of its shares of TMM Multimodal. As of the date hereof, EMD has not exercised the GM Put Option. EMD also has the right, under certain circumstances, to exchange its shares of TMM Multimodal for shares in either Grupo TMM or Grupo TFM. In addition, Grupo TMM and TMM Multimodal have the right to acquire or redeem all, but not less than all, of EMD's shares in TMM Multimodal for a price of $20 million, plus interest compounded annually from June 30, 2000 at rates beginning at 15% per annum for periods up to June 30, 2003, and increasing periodically to 20% per annum for periods after June 30, 2010, less certain distributions received by EMD in respect of its shares of TMM Multimodal.

The Mexican Government's Put Option

        In connection with the privatization of TFM and pursuant to the Put Agreements, the Mexican government retained a 20% equity interest in TFM. The intention was to sell these TFM shares through a public offering, at such time as the Mexican government considered it appropriate and with approval of the CNBV, with the objective of strengthening the market for public investments in Mexico and encouraging additional investors to invest in the capital stock of TFM. Additionally, TFM's bid contained the following condition: "The franchise purchasers will be obligated to acquire the equity portion that cannot be placed in the Mexican Securities Market ("Bolsa Mexicana de Valores" or "BMV"), at the initial offering price plus respective interest." In October 2003, Grupo TFM requested that a federal judge in Mexico provide an interpretation of the Put Agreements and the obligations of the Mexican government thereunder.

        Currently, there is a controversy between Grupo TFM and the Federal Government in connection with the interpretation of the Put Agreements and several judicial proceedings with respect thereto. See "Business—The Mexican Government's Put Option."

J.B. Hunt Note

        As of December 31, 2003, we had approximately $13.6 million outstanding under a promissory note in favor of J.B. Hunt. The J.B. Hunt note had a 5% annual interest rate and was set to mature in 2006. Pursuant to an agreement with J.B. Hunt, we issued to J.B. Hunt $13.7 million in aggregate principal amount of Senior Secured Notes representing the principal amount of the J.B. Hunt note, plus accrued and unpaid interest. The Senior Secured Notes were issued to J.B. Hunt at the time the Exchange Offer was completed and the J.B. Hunt note was cancelled. The agreement with J.B. Hunt provides that, in the event that the Senior Secured Notes issued to J.B. Hunt are sold for less than the principal amount thereof at the end of the 40 day period beginning upon the effectiveness of a registration statement covering the Senior Secured Notes received by J.B. Hunt, the Company will make a payment to J.B. Hunt in an amount equal to the difference between the principal amount of such Senior Secured Notes that were sold and the gross proceeds received on any such sale and will repurchase any Senior Secured Notes held by J.B Hunt that remain unsold.

TFM's Other Contracts not Classified as Indebtedness or Lease Obligations

Locomotives Maintenance Agreements

        TFM entered into locomotive maintenance agreements with various contractors, under which these contractors provide both routine maintenance and major overhauls of TFM's locomotive fleet in accordance with the requirements of the United States Federal Railroad Administration, which enables TFM's locomotives to operate in the United States pursuant to interchanges with major U.S. railroads. TFM's locomotive maintenance contracts mature at various times between 2009 and 2020 and contain standard provisions for these types of arrangements.

Track Maintenance and Rehabilitation Agreement

        In May 2000, TFM entered into a track maintenance and rehabilitation agreement, which expires in 2012. Under this contract, the contractor provides both routine maintenance and major rehabilitation of TFM's Celaya-Lázaro Cárdenas line. The agreement contains standard provisions for this type of operational agreement.

Sale of Mexrail

        On August 16, 2004, Grupo TMM and KCS announced an agreement for TFM, S.A. de C.V to sell shares representing a 51% ownership of Mexrail, Inc. ("Mexrail") to KCS for approximately $32.7 million. This sale closed on August 16, 2004. KCS has agreed to repay to TFM on or before January 1, 2005, certain advances from TFM in an amount of approximately $9 million and paid to Grupo TMM at the closing outstanding payables of approximately $400,000.

        Mexrail wholly owns The Texas-Mexican Railway Company (the "Tex-Mex Railway"), a U.S. based short-line railroad that connects The Kansas City Southern Railway Company (KCSR) with TFM, Mexico's largest railroad by volume. The Mexrail shares have been placed in a voting trust pending regulatory approval by the STB of KCS's common control of the Tex-Mex Railway, KCSR, and the Gateway Eastern Railway Company.

        Under the agreement, KCS agreed to purchase the remaining 49% of Mexrail, and maintains an absolute obligation to purchase those shares on or before October 31, 2005. KCS further agreed to comply with all prior STB rulings concerning the international bridge between Laredo and Nuevo Laredo (the "Bridge"), and to operate the Bridge under the terms of the applicable bridge agreements and protocols.

        KCS's acquisition of control of the Tex-Mex Railway is subject to the approval of the STB. KCS had previously submitted an application to control the Tex-Mex Railway, but that proceeding was suspended by the STB on October 8, 2003, following TFM's repurchase of the Mexrail shares from KCS under the terms of the April 2003 agreement. KCS has notified the STB of the new agreement and has requested the STB to reinstate the procedural schedule and to move forward with its consideration of KCS's application to control the Tex-Mex Railway.

The Grupo TFM Call Option

        In connection with the original formation of Grupo TFM, the Mexican government purchased a 24.63% non-voting interest in Grupo TFM for $198.8 million. The Mexican government also granted the original shareholders of Grupo TFM an option (the "call option") to purchase the government's equity interest in Grupo TFM. TFM was appointed as the purchaser and, on July 29, 2002, purchased all of the call option shares for an aggregate purchase price of $256.1 million. The purchase price for the call option shares was financed through the use of (1) a portion of the proceeds from the issuance of $180 million of debt securities by TFM and (2) $85.2 million (based on the applicable exchange rate as of March 31, 2002) payable to TFM by the Mexican government as a result of TFM's transfer of a redundant portion of its track to the Mexican government, together with cash from TFM's operations.

Risks Associated With Our Ability to Service or Refinance Our Debt

        Our ability to satisfy our obligations under our debt in the future will depend upon our future performance, including our ability to increase revenues significantly and control expenses. Our future operating performance depends upon prevailing economic, financial, business and competitive conditions and other factors, many of which are beyond our control.

        If our cash flow from operations is insufficient to satisfy our obligations, we may take specific actions, including delaying or reducing capital expenditures, attempting to refinance our debt at or prior to its maturity or, in the absence of such refinancing, attempting to sell assets quickly in order to make up for any shortfall in payments under circumstances that might not be favorable to getting the best price for the assets, or seeking additional equity capital. Our ability to refinance our debt and take other actions will depend on, among other things, our financial condition at the time, the restrictions in the instruments governing our debt and other factors, including market conditions, the macroeconomic environment, and the level of such variables as the peso-dollar exchange rate and benchmark money market rates in pesos and dollars.

Off-Balance Sheet Arrangements

        As of June 30, 2004, we did not have any off-balance sheet arrangements. We register our assets and liabilities according to the current IFRS.

2004 Interim Results of Operations

        Set forth below are Grupo TMM's and subsidiaries unaudited condensed consolidated results of operations and cash flows for the three-month and six month periods ended June 30, 2004 and 2003, respectively as well as our unaudited consolidated balance sheets as of June 30, 2004 and 2003. The amounts shown in the following section have been prepared in accordance with IFRS, however the financial information does not purport to and does not comply with IAS 34 "Interim Financial Reporting". IFRS differs in certain significant respects from U.S. GAAP. See also "—Presentation of Financial Information Including 2003 Discontinued Operations" below. A reconciliation to U.S. GAAP for these interim periods has not been prepared.

        The following information should be read in conjunction with the annual audited financial statements and related notes thereto, included elsewhere in this registration statement. The financial information included herein for the three and six-month periods ended June 30, 2003 differ from the information recently made public in Mexico due to various adjustments affecting income for the period. In addition, certain presentation reclassifications were also made to the condensed financial statement information related to the three and six-month periods ended June 30, 2003 in order to make such presentation consistent with that of the annual audited consolidated financial statements. The reclassifications related to the presentation of the sale of the ports and terminals division which was sold in May 2003, and the reclassification of other income expenses as an operating item in the income statement.

        Grupo TMM reported revenue from consolidated operations of $241.6 million for the second quarter of 2004, compared to $234.5 million for the same period of 2003. Improved revenue was reported at rail, logistics and specialized maritime operations. Grupo TMM's second quarter 2004 consolidated income on transportation improved $2.6 million, from $37.2 million in 2003 to $39.8 million in 2004. Net loss for the quarter was $1.8 million, or $0.03 per share, compared to net income of $37.8 million, or $0.66 per share for the prior-year period. However, net results for the second quarter of 2003 included a gain of $60.8 million from the sale of the Company's 51% interest in TMM Ports and Terminals to SSA México. Without this gain, net results would have been a loss of $23.0 million in the second quarter of 2003. Selling, general and administrative (SG&A) costs, including restructuring charges, in the second quarter of 2004 decreased $3.4 million compared to the same period of 2003.

        For the first half of 2004, revenue from consolidated operations was $460.1 million, compared to $470.8 million for the same period of 2003. Improved revenue was reported at rail, logistics and specialized maritime operations. Grupo TMM's consolidated income on transportation decreased by $4.8 million, from $70.3 million in the first six months of 2003 to $65.5 million in the same period in 2004. Net income for the first six months of 2004 decreased approximately $20.8 million from the same period in 2003. As noted above, however, results for the first six months of 2003 included a gain of $60.8 million from the sale of the Company's 51% interest in TMM Ports and Terminals to SSA México. SG&A costs, including restructuring charges, in the first six months of 2004 decreased $4.3 million over the same period in 2003.

        The Company continued to benefit from improving trade growth on the NAFTA corridor. During 2004, Mexican trade in the manufacturing sector without including in-bound traffic grew 14.1% in the second quarter, and 12.3% during the first six months of 2004 compared to the same period in 2003. This growth in 2004 was reflected in an increase in the Company's volume and revenue, beginning in March, compared to 2003. The Company believes that trade growth should continue to improve in 2004, particularly if Mexican automobile manufacturing returns to normalized levels in the second half of the year.

        At TFM, second quarter 2004 results reflected the growth and improvement in NAFTA, as both volume and revenue results exceeded the last five quarters. During the second quarter, revenue and volume grew 4.5% over the same period of 2003, and revenue improved 10% and volume improved 8% compared to the first quarter of 2004. The following chart reflects the division's segment results, comparing the second quarter of 2004 with the same period of 2003:

Revenue
Chemical	24%
Industrial	4%
Cement, Metals and Minerals	6%
Agroindustrial	(1)%
Intermodal	0%
Automobile	(6)%

        At Specialized Maritime, which provides service to the oil production and exploration sectors, revenue improved 20.2% in the second quarter and 12.3% in the first six months of 2004, both periods as compared to the same periods in 2003. As a consequence, operating results increased $4.4 million in the second quarter and $6.2 million for the first six months of 2004 as compared to the same periods in 2003. Results were positively impacted by an increased number of chartered vessels in the oil production and exploration sectors, by additional product tankers and a renewed contract with

PEMEX, and by higher volume and revenue from parcel tanker additions made in the fourth quarter of 2003. Tugboats at Manzanillo continued to enhance gross profit, as vessel calls increased 10.6%, quarter over quarter.

        Revenues from our Ports and Terminals division decreased by 72.8% to $11.4 million in the first six months of 2004 from $41.9 million in the first six months of 2003. This revenue decrease was mainly due to the sale of our 51% interest in TMM Ports and Terminals to SSA Mexico, as revenues from the sold ports are only accounted for through May 2003. This revenue decrease was partially offset by increased revenues at Acapulco of 4.5% in the first six months of 2004 compared to the same period of 2003, as car warehousing and cruise ship activity grew in both volume and revenue; also revenue for auto handling increased 25.9% in the first six months of 2004 compared to the same period in 2003 as auto activity accelerated use of the warehouse facility at this port.

        In the first six months of 2004, Logistics revenues increased by 21.5% to $44.1 million compared to revenues of $36.3 million in the same period of 2003. This increase was mainly due to an improved trade balance with the United States at intermodal operations and from increased long-haul traffic in the dedicated truck services division. Additionally, the Container Repair and Maintenance business revenues increased 15.7% in the six months ended June 30, 2004 compared to the same period of 2003. In June 2004, we introduced TMM Plus, a state of the art supply chain platform, which will provide customers with full viability of movements utilizing our own services and those of other providers when Grupo TMM products are not available. This new platform is expected to increase volumes and revenues in the next several months.

Unaudited Divisional Results
($ in thousands)

Three Months ended June 30, 2004	Railroad	Ports and Terminals	Specialized Maritime Services	Logistics	Others	Total
Revenue	184,911	6,025	34,347	22,021	(5,666)	241,638
Costs	146,590	5,158	29,089	18,793	(5,640)	193,990

Gross Result	38,321	867	5,258	3,228	(26)	47,648
Gross Margin	20.7%	14.4%	15.3%	14.7%	(0.5%)	19.7%
SG & A. (Estimate)	1,034	828	980	1,411	3,597	7,850

Operating Results	37,287	39	4,278	1,817	(3,623)	39,798
Operating Margin	20.2%	0.6%	12.5%	8.3%	(63.9%)	16.5%
Three Months ended June 30, 2003	Railroad	Ports and Terminals	Specialized Maritime Services	Logistics	Others	Total
Revenue	176,594	15,260	28,578	18,529	(4,413)	234,548
Costs	139,442	11,202	24,356	15,446	(4,410)	186,036

Gross Result	37,152	4,058	4,222	3,083	(3)	48,512
Gross Margin	21.0%	26.6%	14.8%	16.6%	(0.1%)	20.7%
SG & A. (Estimate)	1,096	443	4,345	1,614	3,773	11,271

Operating Results	36,056	3,615	(123)	1,469	(3,776)	37,241
Operating Margin	20.4%	23.7%	(0.4%)	7.9%	(85.6%)	15.9%
Six Months ended June 30, 2004	Railroad	Ports and Terminals	Specialized Maritime Services	Logistics	Others	Total
Revenue	352,423	11,392	62,819	44,107	(10,637)	460,104
Costs	287,426	9,671	53,348	38,387	(10,590)	378,242

Gross Result	64,997	1,721	9,471	5,720	(47)	81,862
Gross Margin	18.4%	15.1%	15.1%	13.0%	(0.4%)	17.8%
SG & A. (Estimate)	1,918	1,693	2,070	2,591	8,057	16,329

Operating Results	63,079	28	7,401	3,129	(8,104)	65,533
Operating Margin	17.9%	0.2%	11.8%	7.1%	(76.2%)	14.2%
Six Months ended June 30, 2003	Railroad	Ports and Terminals	Specialized Maritime Services	Logistics	Others	Total
Revenue	345,119	41,874	55,943	36,317	(8,441)	470,812
Costs	279,116	29,059	48,606	31,567	(8,460)	379,888

Gross Result	66,003	12,815	7,337	4,750	19	90,924
Gross Margin	19.1%	30.6%	13.1%	13.1%	0.2%	19.3%
SG & A. (Estimate)	2,081	1,672	6,153	2,448	8,248	20,602

Operating Results	63,922	11,143	1,184	2,302	(8,229)	70,322
Operating Margin	18.5%	26.6%	2.1%	6.3%	(97.5%)	14.9%

Grupo TMM, S.A. and subsidiaries
Consolidated Statement of Income
($ in thousands)

	Unaudited
	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Transportation revenues	$234,548	$241,638	$470,812	$460,104
Total cost and operating expenses	(197,307)	(201,840)	(400,490)	(394,571)

Income on transportation	37,241	39,798	70,322	65,533
Other income (expenses)—Net	48,596	(1,120)	41,876	(2,945)

Operating income	85,837	38,678	112,198	62,588
Financial (expenses) income—Net	(43,453)	(42,641)	(85,842)	(84,939)
Exchange (loss) gain—Net	1,701	(4,341)	(4,819)	(4,202)

	(41,752)	(46,982)	(90,661)	(89,141)
Income (loss) before income taxes and minority interest	44,085	(8,304)	21,537	(26,553)
Provision for taxes	(7,383)	16,891	(20,194)	15,334

Income (loss) before minority interest	36,702	8,587	1,343	(11,219)
Minority interest	1,086	(492)	8,548	274

Net income (loss) for the period	$37,788	$8,095	$9,891	$(10,945)

Weighted average outstanding shares (thousands)	56,963	56,963	56,963	56,963
Income (loss) earnings per share (dollars / share)	0.66	0.14	0.17	(0.19)
Outstanding shares at end of period (thousands)	56,963	56,963	56,963	56,963
Income (loss) earnings per share (dollars / share)	0.66	0.14	0.17	(0.19)

Prepared in accordance with International Financial Reporting Standards.

Grupo TMM, S.A. and subsidiaries
Condensed Consolidated Balance Sheets
($ in thousands)

	June 30, 2003 Unaudited	December 31, 2003	June 30, 2004 Unaudited
Assets:
Total current assets	$385,004	$379,155	$379,657
Concession rights and related assets—Net	1,201,268	1,179,634	1,158,334
Property, machinery and equipment—Net	733,048	730,413	733,791
Other assets	15,282	19,358	19,549
Equity investments	23,242	22,212	22,713
Deferred income taxes	183,029	146,010	175,438

Total assets	$2,540,873	$2,476,782	$2,489,482

Liabilities and stockholders' equity
Total short term liabilities	$673,422	$876,196	$785,121
Total long-term liabilities	998,465	869,193	984,188

Total liabilities	1,671,887	1,745,389	1,769,309
Minority interest	719,245	678,205	677,929
Stockholders' equity
Capital stock	121,158	121,158	121,158
Retained earnings	46,340	(50,213)	(61,157)
Initial accumulated translation loss	(17,757)	(17,757)	(17,757)

Total stockholders' equity	149,741	53,188	42,244

Total liabilities and stockholders? equity	$2,540,873	$2,476,782	$2,489,482

Prepared in accordance with International Financial Reporting Standards.

Grupo TMM, S.A. and subsidiaries
Condensed Consolidated Statements of Cash Flows
($ in thousands)

	Unaudited
	Three months ended June 30,		Six months ended June 30,
	2003	2004	2003	2004
Net income (loss) for the period	$37,788	$8,095	$9,891	$(10,945)
Adjustments to reconcile net income to net cash provided operating	(20,310)	(2,128)	16,374	26,330
Net cash in working capital	(10,645)	(10,886)	22,308	(8,872)

Net cash provided by (used in) operating activities	6,833	(4,919)	48,573	6,513

Cash flow from investing activities:
Sales of fixed assets	1,155	243	1,746	998
Acquisition of fixed assets	(29,865)	(19,128)	(40,544)	(33,317)
Sales of subsidiaries	111,442	—	111,440	—

Net cash provided by (used in) investing activities	82,732	(18,885)	72,642	(32,319)

Cash flow provided by financing activities:
Short-term bank borrowings—net	(26,755)	(150)	(16,699)	(8,583)
Principal payments under capital lease obligations	(208)	(77)	(415)	(99)
Sale of accounts receivable—net	(34,155)	17,686	(37,312)	14,093
Payments under long-term debt	(50,248)	(248)	(57,495)	(495)
Payments on convertible notes	(3,693)	—	(13,295)	—

Net cash (used in) provided by financing activities	(115,059)	17,211	(125,216)	4,916

Net decrease in cash and cash equivalents	(25,494)	(6,593)	(4,001)	(20,890)
Cash and cash equivalents at beginning of the period	82,819	54,464	61,326	68,761

Cash and cash equivalents at end of the period	$57,325	$47,871	$57,325	$47,871

Prepared in accordance with International Financial Reporting Standards.

        Set forth below are Grupo TMM's and its subsidiaries' (excluding Grupo TFM) unaudited consolidated results of operations and cash flows for the three-month and six month periods ended June 30, 2004 and 2003, respectively as well as their unaudited consolidated balance sheet as of June 30, 2004. This information has been prepared in accordance with IFRS which differs in certain significant respects from U.S. GAAP. A reconciliation to U.S. GAAP for this interim period has not been prepared.

Grupo TMM, S.A. and subsidiaries
Condensed Consolidated Statements of Income (without Grupo TFM)(a)
($ in thousands)

	Unaudited
	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Transportation revenues	$62,353	$62,111	$134,034	$117,751
Total cost and operating expenses	(61,169)	(59,599)	(127,635)	(115,295)

Income on transportation	1,184	2,512	6,399	2,456
Other income (expenses)—Net	53,639	(295)	50,976	3,597

Operating income	54,823	2,217	57,375	6,053
Financial (expenses) income—Net	(15,317)	(14,736)	(30,223)	(29,171)
Exchange (loss) gain—Net	(412)	(296)	(1,868)	(60)

	(15,729)	(15,032)	(32,091)	(29,231)
Income (loss) before income taxes and minority interest	39,094	(12,815)	25,284	(23,178)
Provision for income taxes	4,503	20,840	(1,309)	15,191

Income (loss) before minority interest	43,597	8,025	23,975	(7,987)
Minority interest	(2,892)	(182)	(4,772)	(1,596)

Net income before results for investment in TFM	40,705	7,843	19,203	(9,583)
Interest in TFM	(2,917)	252	(9,312)	(1,362)

Net income (loss) for the period	$37,788	$8,095	$9,891	$(10,945)

Weighted average outstanding shares (thousands)	56,963	56,963	56,963	56,963
Income (loss) earnings per share (dollars / share)	0.66	0.14	0.17	(0.19)
Outstanding shares at end of period (thousands)	56,963	56,963	56,963	56,963
Income (loss) earnings per share (dollars / share)	0.66	0.14	0.17	(0.19)

(a)
Includes Grupo TFM under the equity method accounting.

Prepared in accordance with International Financial Reporting Standards.

Grupo TMM, S.A. and subsidiaries
Condensed Balance Sheet (without Grupo TFM)(a)
($ in thousands)

	June 30, 2003 Unaudited	December 31, 2003 Unaudited	June 30, 2004 Unaudited
Assets:
Total current assets	$152,509	$155,376	$151,286
Concession rights and related assets—Net	5,661	5,418	5,173
Property, machinery and equipment—Net	85,929	70,941	79,255
Investment in Grupo TFM	376,501	360,502	358,789
Other assets	3,686	21,371	16,859
Equity investments	15,345	14,247	14,285
Deferred income taxes	100,942	67,201	85,430

Total assets	$740,573	$695,056	$711,077

Liabilities and stockholders' equity
Total short term liabilities	$329,370	$517,477	$539,359
Total long-term liabilities	217,523	88,726	92,212

Total liabilities	546,893	606,203	631,571
Minority interest	43,939	35,665	37,262
Stockholders' equity
Capital stock	121,158	121,158	121,158
Retained earnings	46,340	(50,213)	(61,157)
Initial accumulated translation loss	(17,757)	(17,757)	(17,757)

Total stockholders' equity	149,741	53,188	42,244

Total liabilities and stockholders' equity	$740,573	$695,056	$711,077

(a)
Includes Grupo TFM under the equity method accounting.

Prepared in accordance with International Financial Reporting Standards.

Grupo TMM, S.A. and subsidiaries

Condensed Consolidated Statements of Cash Flows (without Grupo TFM)(a)

($ in thousands)

	Unaudited
	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Net income (loss) for the period	$37,788	$8,095	$9,891	$(10,945)
Adjustments to reconcile net income to net cash used in operating activities	(49,432)	(19,960)	(26,736)	(7,724)
Net cash in working capital	(32,513)	901	(14,820)	(2,935)

Net cash used in operating activities	(44,157)	(10,964)	(31,665)	(21,604)

Cash flow from investing activities:
Sales of fixed assets	1,231	2	1,506	690
Acquisition of fixed assets	(1,927)	(3,775)	(4,022)	(9,484)
Sales of subsidiaries	111,442	—	111,440	—

Net cash provided by (used in) investing activities	110,746	(3,773)	108,924	(8,794)

Cash flow provided by financing activities:
Short-term borrowings (net)	(26,755)	(150)	(16,699)	(300)
Principal payments under capital lease obligations	(208)	(23)	(415)	(45)
Sale of accounts receivable—Net	(34,155)	12,261	(37,312)	8,668
Payments under long-term debt	(248)	(248)	(495)	(495)
Payments on convertible notes	(3,693)	—	(13,295)	—

Net cash (used in) provided by financing activities	(65,059)	11,840	(68,216)	7,828

Net decrease in cash and cash equivalents	1,530	(2,897)	9,043	(22,570)
Cash and cash equivalents at beginning of the period	38,591	45,491	31,078	65,164

Cash and cash equivalents at end of the period	$40,121	$42,594	$40,121	$42,594

(a)
Includes Grupo TFM under the equity method accounting.

Prepared in accordance with International Financial Reporting Standards.

Grupo TFM, S.A. de C.V.

        Set forth below are Grupo TFM's and its subsidiaries' unaudited consolidated results of operations and cash flows for the three-month and six month periods ended June 30, 2004 and 2003, respectively, as well as its unaudited consolidated balance sheet as of June 30, 2004. This information has been prepared in accordance with IFRS which differs in certain significant respects from U.S. GAAP. A reconciliation to U.S. GAAP for this interim period has not been prepared.

Operational Results

        Consolidated net revenue for the three months ended June 30, 2004, was $184.9 million, which represents an increase of $8.3 million, or 4.7%, from revenue of $176.6 million for the same period in 2003. Improved revenue resulted mainly from an increase in volume of 8.0% in general cargo, driven by truck-to-rail conversion and economic recovery in the Chemicals and Petrochemicals and Metals and Minerals segments, and improved Mexrail revenue of $0.9 million. A decrease of 7.0% in automotive industry volume, intermodal traffic that was flat for the quarter, and an 8.7% devaluation of the peso, which had a $7.6 million effect on revenue, was offset by improved revenue in the second quarter as compared to the same period in 2003.

        Consolidated operating profit for the second quarter of 2004 was $37.3 million, representing an increase of $1.2 million from the second quarter of 2003. The operating ratio (operating expenses as a percentage of revenue) for the second quarter of 2004 was 79.8% including Mexrail operations and 77.3% without Mexrail operations. Operating expenses during the second quarter of 2004 were impacted by increased fuel prices of $3.8 million and by higher Tex-Mex Railway costs, other than fuel, of $0.8 million. Operating expenses were also impacted in the period by $3.0 million in higher casualty and insurance expenses due to the recovery of credits and casualty in the second quarter of 2003. Mexrail operating loss for the second quarter of 2004 was $1.0 million.

        Consolidated net revenue for the six months ended June 30, 2004, was $352.4 million, which represented an increase of $7.3 million, or 2.1%, from the six months ended June 30, 2003. During the first half of 2004, revenue was negatively impacted by approximately $6.5 million related to the downturn in the automotive segment, and by approximately $7.2 million effect on revenue due to depreciation of the peso. These negative effects were offset by the Company's truck-to-rail conversion efforts, and recovery in the chemical and petrochemical industry, steel and other segments, which overall generated an increase in volume of 5.7% in the six months ended June 30, 2004 over the same period of 2003.

        Operating profit for the six months ended June 30, 2004, was $63.1 million, resulting in an operating ratio of 82.1% with Mexrail and 79.4% without Mexrail. Operating results were impacted in the period by improved revenue; an increase of $5.9 million in fuel expense over the same period of 2003, which represented 10.8% of revenue; and higher insurance and casualty related costs in the six months ended June 30, 2004 when compared with the same period of 2003.

Financial Expenses

        Net financial expenses incurred in the six months ended June 30, 2004, were $55.7 million, including $4.1 million in foreign exchange loss resulting from the depreciation of the Mexican peso relative to the U.S. dollar.

Liquidity And Capital Resources

        As of June 30, 2004, accounts receivable had decreased to $184.5 million from $192.3 million at December 31, 2003.

        TFM made capital expenditures of $12.7 million and $24.3 million during the second quarter and first six months of 2004, respectively, investing in the improvement of TFM and Mexrail lines.

        As of June 30, 2004, TFM had an outstanding debt balance of $933.6 million, including $69.9 million of short-term and $863.7 million of long-term debt. Debt included $186.4 million in an amended term loan.

Debt Refinancing

        On June 30, 2004, the Company refinanced its term loan and Commercial Paper program under one single term loan and extended the final maturity date to September 2006. Amounts outstanding under the amended term loan facility are secured by a first priority conditional pledge on the locomotives and other rolling stock owned by TFM's subsidiary, Arrendadora TFM, S.A. de C.V.

        The amended term loan facility contains customary covenants, including limitations on dividends, investments, prepayments of other indebtedness, sale and leaseback transactions, asset sales, the incurrence of indebtedness, and affiliate transactions. Under the amended term loan facility, TFM is also subject to various financial covenants, including maintaining certain consolidated interest coverage, fixed charge coverage and leverage ratios. TFM is required to prepay the loan using excess cash flow or if it receives net proceeds from certain transactions.

Grupo TFM, S.A. de C.V.
and Subsidiaries

Condensed Consolidated Statements of Income

($ in thousands)

	Unaudited
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Transportation revenue	$184,911	$176,594	$352,423	$345,118
Operating expenses	(125,448)	(119,153)	(245,161)	(238,943)
Depreciation and amortization	(22,177)	(21,385)	(44,184)	(42,255)

Total cost	(147,625)	(140,538)	(289,345)	(281,198)

Operating profit	37,286	36,056	63,078	63,920
Other expenses—net	(827)	(5,041)	(6,545)	(9,098)
Financial expenses—net	(27,904)	(28,136)	(55,767)	(55,618)
Exchange profit (loss)—net	(4,044)	2,113	(4,141)	(2,951)

Net comprehensive financing cost	(31,948)	(26,023)	(59,908)	(58,569)

Income (loss) before taxes and minority interest	4,511	4,992	(3,375)	(3,747)
Income tax and deferred income tax	(3,949)	(11,885)	143	(18,885)

Loss before minority interest	562	(6,893)	(3,232)	(22,632)
Minority interest	(67)	1,176	561	4,376

Net loss for the period	$495	$(5,717)	$(2,671)	$(18,256)

Note:	The consolidated financial statements were prepared in accordance with International Financial Reporting Standards.

Grupo TFM, S.A. de C.V.
and Subsidiaries

Condensed Consolidated Balance Sheets

($ in thousands)

	Unaudited	Audited
	June 30, 2004	December 31, 2003
Assets
Current assets
Cash and cash equivalents	$5,278	$3,597
Accounts receivable—net	184,547	192,295
Materials and supplies	17,777	16,693
Other current assets	17,982	13,157

Total current assets	225,584	225,742
Concession, property and equipment—net	1,793,634	1,814,668
Other assets	3,353	2,857
Deferred income tax	90,044	78,845

Total assets	$2,112,615	$2,122,112

Liabilities and stockholders' equity
Current liabilities
Commercial paper and capital lease due within one year	$69,886	$193,154
Accounts payable and accrued expenses	173,106	167,609

Total current liabilities	242,992	360,763

Long-term debt and capital lease obligation	863,743	746,745
Other non-current liabilities	28,234	33,724

	891,977	780,469

Total liabilities	1,134,969	1,141,232

Minority interest	316,912	317,475
Stockholders' equity
Capital stock	807,008	807,008
Treasury shares	(204,904)	(204,904)
Effect on purchase of subsidiary shares	(33,562)	(33,562)
Retained earnings	92,192	94,863

Total stockholders' equity	660,734	663,405

Total liabilities and stockholders' equity	$2,112,615	$2,122,112

Note:	The consolidated financial statements were prepared in accordance with International Financial Reporting Standards.

Grupo TFM, S.A. de C.V.

and Subsidiaries

Condensed Consolidated Statements of Cash Flows

($ in thousands)

	Unaudited
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Cash flows from operating activities:
Net loss for the period	$495	$(5,717)	$(2,671)	$(18,256)

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	22,177	21,385	44,184	42,255
Amortization of deferred financing costs	1,479	1,605	3,084	3,203
Other non-cash items	4,865	12,438	641	16,892
Changes in working capital	(14,372)	18,254	(11,272)	33,445

Total adjustments	14,149	53,682	36,637	95,795

Net cash provided by operating activities	14,644	47,965	33,966	77,539

Cash flows from investing activities:
Acquisitions of property and equipment—net	(12,714)	(25,285)	(24,279)	(33,975)
Sale of equipment	296	293	331	391

Net cash provided by (used in) investing activities	(12,418)	(24,992)	(23,948)	(33,584)

Cash flows from financing activities:
Proceeds payments of commercial paper—net	—	(50,000)	10,000	(57,000)
Proceeds from term loan	—	—	(18,283)	—
Principal payments under capital lease obligations	(54)	—	(54)	—

Net cash used in financing activities	(54)	(50,000)	(8,337)	(57,000)

Increase (decrease) in cash and cash equivalents	2,172	(27,027)	1,681	(13,045)
Cash and cash equivalents
Beginning of period	3,106	44,231	3,597	30,249

End of period	$5,278	$17,204	$5,278	$17,204

Note:
The consolidated financial statements were prepared in accordance with International Financial Reporting Standards.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Market Risks

        Most of the Company's revenues and expenses are denominated in U.S. dollars. However, occasionally the Company uses currency derivatives to manage the alternating levels of exposure it has in foreign currencies. These derivatives would allow the Company to offset an increase in operating and /or administrative expenses arising from foreign currency appreciation or depreciation against the U.S. dollar, as well as changes in the level of inflation in Mexico, which has a substantial impact on its Mexican peso denominated expenses.

        In the past the Company has entered into, and in the future may, from time to time, enter into currency derivatives denominated in Mexican pesos or other relevant currencies. At all times, the objective of the Company when using these derivatives is to manage specific risks and exposures, and not to trade such instruments for profit or loss.

        All of the Company's indebtedness is denominated in U.S. dollars, and most of this debt is fixed-rate.

Interest Rate Sensitivity

        The table below provides information about the Company's debt obligations. For debt obligations, the table represents principal cash flows and related weighted average interest rates by expected maturity dates. The information is presented in thousands of U.S. dollars, which is the Company's reporting currency. In 2003 and during the first six months of 2004, the Company did not enter into any interest rate-hedging transactions.

Breakdown of Fixed and Variable Rates of Financial Obligations(1)(2)

Liabilities	2004*	2005	2006	2007	Thereafter	Total	Fair Value
	($ in thousands)
Long-Term Debt
Fixed Rate	$377,968	$151	$0.00	$150,000	$623,501	$1,151,619	$1,123,449
Average Interest Rate	11.06%	11.63%	11.63%	11.63	12.13%	11.12%	**
Variable Rate	$122,807	$37,642	$36,571	$0.00	$0.00	$197,021	$197,021
Average Interest Rate	2.83%	4.04%	3.97%	**	**	2.86%	**

(1)
Information as of December 31, 2003.

(2)
Information includes TFM.

*
This information relates to short-term debt.

**
Not applicable.

Breakdown of Fixed and Variable Rates of Financial Obligations(1)(2)

Liabilities	2004*	2005	2006	Thereafter	Total	Fair Value
	($ in thousands)
Long-Term Debt
Fixed Rate	$377,660	$151	$0.00	$773,501	$1,151,312	$1,123,136
Average Interest Rate	11.06%	11.63%	11.63%	11.98%	11.52%	**
Variable Rate	$113,858	$37,643	$36,571	$0.00	$188,072	$188,072
Average Interest Rate	2.62%	4.03%	3.97%	**	2.66%	**

(1)
Information as of June 30, 2004.

(2)
Information includes TFM.

*
This information relates to short-term debt.

**
Not applicable.

Pro Forma Breakdown of Fixed and Variable Rates of Financial Obligations(1)(2)

Liabilities	2004*	2005	2006	Thereafter	Total	Fair Value
	($ in thousands)
Long-Term Debt
Fixed Rate	$948	$151	$2,879	$1,277,504	$1,785,486	$1,680,061
Average Interest Rate	11.77%	11.77%	11.77%	11.99%	11.83%	**
Variable Rate (USD)	$31,389	$62,365	$70,629	$0.00	$164,383	$164,383
Average Interest Rate (USD)	3.42%	3.43%	3.40%	**	3.45%	**
Variable Rate (MXP)	$4,754	$9,508	$9,248	$0.00	$23,510	$23,510
Average Interest Rate (MXP)	10.00%	10.00%	10.00%	**	10.00%	**

(1)
Pro Forma information as of June 30, 2004, giving effect to Grupo TMM's Exchange Offer and TFM's amendment to its term loan facility and refinancing of commercial paper program.

(2)
Information includes TFM.

*
This information relates to short-term debt.

**
Not applicable.

Derivatives Exposure

        As of December 31, 2003, we had two outstanding derivative instruments: (i) the GM Put Option with an estimated fair market value of $33.4 million and a exercise price of $29.7 million; and (ii) the Mexican government's Put Option with an estimated fair market value of $475.6 million and a exercise price of $469.4 million. The strike price is subject to change based on future interest, inflation and exchange rate fluctuations and therefore, may vary in future years. Additionally, as of December 31, 2003, TFM had currency derivatives.

        As of June 30, 2004, we had two outstanding derivative instruments: (i) the GM Put Option with an estimated fair market value of $33.4 million and a exercise price of $31.5 million; and (ii) the Mexican government's Put Option with an estimated fair market value of $476.6 million and a exercise price of $464.6 million. The strike price is subject to change based on future interest, inflation and exchange rate fluctuations and therefore, may vary in future years. Additionally, as of June 30, 2004, only TFM had currency derivatives.

Exchange Rate Sensitivity

        The table below provides information about TFM's currency derivative transactions by functional currency and presents such information in dollar equivalents. The table summarizes information on instruments and transactions that are sensitive to foreign currency exchange rates, including foreign currency forward contracts. For these foreign currency contracts, the table presents the notional amounts and weighted average strike prices by contractual maturity dates. These notional amounts are generally used to calculate the payments to be exchanged under the contract.

	Expected Maturity Date
	2004	2005	2006	Thereafter	Total	Fair Value
	($ in thousands)
Currency Derivatives
US Call Option	$11,758	—	—	—
US Call Option	$1,700	—	—	—
Average Forward Price (Pesos per Dollar)	13.06	—	—	—

Note: The premium paid for these operations was US$284,858.

Commodity Price Sensitivity

        The Company holds an inventory of goods, and specifically diesel fuel, which could be subject to price changes in the commodities markets. Although the Company purchases its diesel fuel and ship bunker fuel on a spot basis inside of Mexico, these purchases are exposed to changes in the international energy commodity prices. In the past, the Company has entered into diesel fuel and other energy commodity derivatives to manage these changes. As of December 31, 2003 and June 30, 2004, neither we nor TFM had any outstanding derivatives swap contracts regarding this exposure.

BUSINESS

Business Overview

        We believe Grupo TMM is one of the largest integrated logistics and transportation companies in Mexico, offering an integrated regional network of rail and road transportation services, port management, freight distribution, specialized maritime operations, logistics, and technology services. We recently sold our 51% interest in the Ports and Terminals division (which included our operations at Cozumel, Manzanillo, Veracruz and Progreso).

        Rail Operations.    Grupo TMM's railroad operating units include TFM and the Tex Mex Railway. TFM is a subsidiary of Grupo TFM. Our interest in Grupo TFM is held through our wholly owned subsidiary, TMM Holdings, which, in turn, owns an approximate 96.6% interest in TMM Multimodal. TMM Multimodal, in turn, has a voting interest of 51% and a direct economic interest of 38.8% in Grupo TFM. See "—Railroad Operations." TFM operates the primary corridor of the Mexican railroad system, which allows us to participate in the growing freight traffic moving among Mexico, the United States and Canada. TFM's rail lines connect the most populous and industrialized regions of Mexico with the principal border gateway between the United States and Mexico at Laredo-Nuevo Laredo. In addition, TFM's rail system serves three of Mexico's four primary seaports at Veracruz and Tampico on the Gulf of Mexico and Lázaro Cárdenas on the Pacific Ocean. TFM also serves 15 Mexican states and the cities of Monterrey and Mexico City, representing approximately 70% of the country's population. TFM also expects to serve Guadalajara, Mexico's third largest city, through trackage rights with rail service to Laredo, Texas, the largest freight exchange point between the United States and Mexico.

        Logistics Operations.    We operate logistics facilities, which are strategically located in major industrial cities and railroad hubs throughout Mexico. We offer full-service logistics facilities in Aguascalientes, Querétaro, Hermosillo, Toluca, Ramos Arizpe, Puebla, Veracruz, Nuevo Laredo, San Luis Potosí, Cuernavaca, Mexico City and Monterrey. These facilities provide consulting, analytical and logistics outsourcing services including: management of inbound movement of parts to manufacturing plants consistent with just-in-time inventory planning practices; logistics network (order-cycle) analysis; logistics information process design; warehouse/facility management; supply chain/logistics management; product manipulation/repackaging; local pre-assembly; and inbound and outbound distribution using multiple transportation modes including rail and truck transport.

        Specialized Maritime Operations.    We operate a fleet of 40 vessels, including supply vessels that provide transportation and services to the Mexican off-shore oil industry, tankers that transport petroleum products, parcel tankers that transport liquid chemical cargos and tugboats that provide towing services. Mexican law requires that all "cabotage" (movement within Mexico and Mexican waters) must be conducted by Mexican flag vessels, which we believe provides us with a competitive advantage in this market. We believe we have competitive advantages as a third-party logistics provider serving Mexican and international customers in Mexico primarily as a result of our logistics facilities, which are strategically located in major industrial cities and at seaports and railroad hubs throughout Mexico, combined with our integrated nationwide network of rail and truck transport.

        Port and Terminal Operations.    We presently operate two Mexican port facilities, Tuxpan, and Acapulco. These facilities are operated under concessions granted by the Mexican government, which provide for certain renewal rights. See "—Port and Terminal Operations." In May 2003, we completed the sale of interests in TMM Puertos y Terminales. Included in the sale were our operations at the ports of Manzanillo, Cozumel, Veracruz and Progreso.

General Information

        Effective December 26, 2001, Transportación Marítima Mexicana, S.A. de C.V. ("TMM") merged with and into Grupo TMM, with Grupo TMM surviving. Under the terms of the merger, all of the assets, privileges and rights and all of the liabilities of TMM were transferred to Grupo TMM upon the effectiveness of the merger. In preparation for the merger, the shareholders of Grupo TMM approved the escisión (split-up) of Grupo TMM into two companies, Grupo TMM and a newly formed corporation, Promotora Servia. Under the terms of the escisión, Grupo TMM transferred all of its assets, rights and privileges (other than its interest in TMM) and all of its liabilities to Promotora Servia. The transfer of assets to Promotora Servia was made without recourse and without representation or warranty of any kind and all of Grupo TMM's creditors expressly and irrevocably consented to the transfer of the liabilities to Promotora Servia.

        We are a fixed capital corporation (sociedad anónima) incorporated under Mexican law for a term of 99 years. We are controlled, directly and indirectly, by members of the Serrano Segovia family who as of June 30, 2004, owned approximately 46.3% of our Series A Shares. We are headquartered in Mexico City, D.F., at Avenida de la Cúspide, No. 4755, Colonia Parques del Pedregal, 14010 Mexico City, D.F., Mexico, and our telephone number from the United States is 011-52-55-5629-8866. Our agent for service of process in the United States is CT Corporation, located at 111 Eighth Avenue, New York, New York 10011, (212) 590-9200.

Business Strategy

Reducing Operating Costs

        Since late 2002, we have been attempting to significantly reduce our operating costs. In 2003, we reduced corporate staff headcount from 222 to 97 full-time equivalent employees through the elimination of redundant positions and the transfer of certain employees to other business areas within the Company. Although our projections for 2004 and 2005 do not contemplate significant further headcount reductions, we will consider implementing further headcount reductions at the corporate level or at individual business units if required to further reduce costs. Additionally, in 2003 we discontinued our car carrier operations, which had been unprofitable.

        Furthermore, in 2003 we began executing a plan to reduce operating expenses and improve margins in our logistics operations. In 2003, we developed and completed the first phase of an information systems platform that integrates logistics services using Internet technology, thereby increasing the efficiency of our logistics operations. The information systems platform supports dedicated logistics contracts, yard management, and TFM terminal facilities. The second phase of this project, which is expected to be completed in late 2004, will allow our customers to access information regarding the location and status of their cargo via touch-tone telephone or computer.

Focus on Integrated Multimodal Transportation and Logistics Operations

        Our strategy is to continue to expand and strengthen our position as a leading integrated logistics and multimodal transportation company in Mexico. The principal components of this strategy are:

  •
  To continue to expand our land transportation and logistics services in rail, trucking, ports, and at intermodal yards and terminals and to grow specialized maritime activities in a variety of niche markets. We believe that by providing value-added multimodal transportation and logistics services, such as dedicated truck and rail transportation, warehousing, storage management, cargo handling and logistics support we can enhance our position as a true "door-to-door" logistics and multimodal service provider. We have projected capital expenditures for our land transportation and logistics business of $14.2 million, $6.3 million, $3.8 million and $3.0 million for the years 2004 through 2007, respectively. These capital expenditures will primarily be used to increase the number of trucks in our fleet, service new dedicated logistics contracts, perform equipment maintenance and purchase equipment that will enable us to perform services we previously outsourced. We do not believe that these capital expenditures will affect our liquidity in a significant way as we expect short-term returns on the aforementioned investments in the land transportation and logistics business.

  •
  To expand our alliances with leading companies in specialized maritime, multimodal transportation and logistics. These commercial and strategic alliances allow us to market a full range of services in the context of a total supply chain distribution process. Through such alliances, we have been able to benefit not only from synergies, but also from the operational expertise of our alliance partners, enhancing our own competitiveness. We believe that such alliances enhance the likelihood of success and reduce risks associated with new business ventures and product offerings.

The Mexican Market

        Since Grupo TMM's formation in 1958, the growth and diversification of the Mexican economy have largely driven our growth. As a result of NAFTA, which became effective on January 1, 1994, trade with and investment in Mexico has significantly increased, resulting in greater traffic along the North-South cross-border trade routes, which comprise the NAFTA corridor. The following table illustrates the growth of the foreign trade segment of the Mexican economy over the last three years, and for the periods January–June 2004 and January–June 2003.

Mexican Foreign Trade

	For the Six Months Ended June,		As of December 31,
	2004	2003	2003	2002	2001
	($ in millions)
Total Exports	$90,856.2	$79,591.8	$164,860.3	$160,762.7	$158,442.9
Total Imports	$92,229.5	$81,080.5	$170,550.6	$168,678.9	$168,396.5
Total Trade Flows	$183,085.8	$160,672.3	$335,410.9	$329,441.5	$326,839.3
Growth Rate—Exports	14.15%	1.97%	2.55%	1.46%	(4.81)%
Growth Rate—Imports	13.75%	(0.02)%	1.11%	0.17%	(3.47)%
Growth Rate—Total	13.95%	0.95%	1.81%	0.80%	(4.13)%
Growth Rate—GDP(b)	Not Available	1.29%	1.30%	0.73%	(0.12)%

(a)
The figures include the in-bound (maquiladora) industry.

(b)
The methodology for calculating Growth Rate-GDP was modified by the Instituto Nacional de Estadística, Geografía e Informática (INEGI) and is based on 1993 prices.

        Source: Banco de México (BANXICO).

        The growth rate in 2001 decreased due to a global downturn in the economy that affected international trade between Mexico and the United States. However, notwithstanding generally weak economic conditions in the past few years, overall Mexican foreign trade increased in 2002 compared to the prior year, and also increased in 2003 compared to 2002, which we believe was a clear sign that international trade is recovering, as international trade grew 13.95% in the six months ended June 30, 2004 compared to the same period in 2003.

Certain Competitive Advantages

        We believe we benefit from the following competitive advantages:

  •
  no other company offers a similar breadth and depth of services as a third-party logistics provider in Mexico;

  •
  the ability to contract for the transportation of large amounts of cargo by sea, as well as the transport by truck or rail, enables us to provide value-added "door-to-door" service to our customers. The value of our transportation service is further enhanced by our ability to provide overland transportation by rail or truck and storage and warehousing services for some types of cargo. Our ability to provide these integrated services gives us a competitive advantage over companies that provide only maritime transportation to, or overland transportation within, Mexico. See "—Logistics Operations;"

  •
  we control one of the most important land transportation systems in Mexico through our interest in TFM, which enables us to benefit from the growth of NAFTA trade, diversify our revenue base, strengthen our multimodal capabilities and increase the volumes transported by the Tex-Mex Railway; and

  •
  we are a Mexican-owned and Mexican-operated company, a distinction that allows us marketing and operational advantages and, in certain cases, preferential treatment in certain niche markets within Mexico.

Railroad Operations

TFM Railroad

        TFM, through 2,641 miles (4,251 km) of main track and 637 miles (1,025 km) of trackage rights, operates the primary corridor of the Mexican railroad system, which allows us to participate in the growing freight traffic moving among Mexico, the United States and Canada. TFM's rail lines connect the most populous and industrialized regions of Mexico with the principal border gateway between the United States and Mexico at Laredo-Nuevo Laredo. In addition, TFM's rail system serves three of Mexico's four primary seaports at Veracruz and Tampico on the Gulf of Mexico and Lázaro Cárdenas on the Pacific Ocean. TFM serves 15 Mexican states and the cities of Monterrey and Mexico City, representing approximately 70% of the country's population. Laredo, Texas, the largest freight exchange point between the United States and Mexico, is where TFM provides exclusive access from Mexico and also access from the United States through connections with the Tex-Mex Railway and the Union Pacific Railroad. We believe the Laredo gateway is the most important interchange point for freight between the United States and Mexico. Approximately 79% and 78.5% of TFM's total revenue in 2003 and in the six months ended June 30, 2004, respectively, was attributable to international freight. Most of this international freight was bound to or from the United States and Canada, crossing the U.S.-Mexico border at Nuevo Laredo, and most of the remainder came from overseas, principally through Mexico's seaports.

        TFM has significantly improved the operations of its rail lines by focusing on providing reliable and comprehensive customer service, implementing U.S. and Canadian railroad operating practices and making capital improvements to its track, systems and equipment designed to reduce costs and increase operating efficiencies. In 2003, TFM's operating ratio was 81.1% and 82.1% in the six months ended June 30, 2004, compared with an operating ratio of 93.6% for the first six months following commencement of its operations.

        TFM's operating ratio is better than the average operating ratio for the eight Class I railroads in the United States.(6) Operating ratio is an industry efficiency measure, which represents a railroad's operating expenses as a percentage of its transportation revenues.

(6)
Source: American Association of Railroads

        The principal commodities hauled over TFM's rail lines are: industrial products, metals and minerals; agro-industrial products; automotive products; chemical and petrochemical products; and intermodal freight. TFM currently operates intermodal terminals located in Monterrey, Toluca and San Luís Potosí, and has access to intermodal terminals at Querétaro, Guadalajara, Ramos Arizpe and Encantada. In addition, TFM has direct access to Grupo TMM's intermodal facilities at the ports of Tampico, Veracruz and Lázaro Cárdenas and to intermodal terminals in Altamira and Manzanillo (through interline service with Ferromex) and in Mexico City (through the Mexico City Railroad Terminal). TFM's rail lines serve major automobile and other manufacturing facilities at the intermodal terminals at Monterrey and Ramos Arizpe, important industrial and commercial districts, as well as the facilities of many major customers.

Mexican Government Interests

        In connection with the original formation of Grupo TFM, the Mexican government purchased a 24.6% non-voting interest in Grupo TFM for $198.8 million. The Mexican government also granted the original shareholders of Grupo TFM an option (the "call option") to purchase the government's equity interest in Grupo TFM. On July 29, 2002, TFM purchased all of the call option shares for an aggregate purchase price of $256.1 million. The purchase price for the call option shares was financed through the use of (1) a portion of the proceeds of the issuance of $180 million of debt securities by TFM and (2) $85.2 million (based on the applicable exchange rate as of March 31, 2002) payable to TFM by the Mexican government as a result of TFM's transfer of a redundant portion of its track to the government, together with cash from TFM's operations. As a result of the acquisition of the call option shares, TFM expects to achieve financial benefits and reduce the Mexican government's involvement in its business. The Mexican government retains a 20.0% non-voting direct equity interest in TFM.

        Pursuant to the Put Agreements, the Mexican government has the right, subject to the fulfillment of certain conditions, to require Grupo TFM to repurchase the Mexican government's 20.0% non-voting direct equity interest in TFM. If Grupo TFM does not purchase the Mexican government's TFM shares, the Mexican government may require Grupo TMM and KCS, or either Grupo TMM or KCS alone, to purchase the TFM shares at the prescribed price and release Grupo TFM from its obligation. In October 2003, Grupo TFM requested that a federal judge in Mexico provide an interpretation of TFM's obligations under the Put Agreements. See "—The Mexican Government Put."

The Concession

        TFM holds a fifty-year concession title, renewable under certain conditions for an additional fifty years, to provide freight transportation services over its rail lines. This right is exclusive for the first thirty years of TFM's operations, subject to certain trackage rights to be granted to other Mexican rail operators. Under the concession, TFM has the right to use, during the full term of the concession, all rights of way, tracks, buildings and related maintenance facilities that are necessary for the operation of its rail lines. Under the terms of the concession, TFM is required to pay the government a fee equal to 0.5% of its gross revenues during the first fifteen years of the concession period, and 1.25% of such revenues during the remainder of the period.

        TFM is required to grant trackage rights along its rail lines to Ferromex and the Mexico City Railroad Terminal. The Ministry of Transportation has the right to grant exclusive passenger service concessions utilizing TFM's rail lines to a concessionaire other than TFM. Under the concession and the Mexican railroad services law, TFM may freely set its rates unless the Mexican Antitrust

Commission determines that there is no effective competition, taking into account alternative rail routes and modes of transportation. If the Mexican Antitrust Commission determines that there is a lack of competition in the railroad system, the Ministry of Transportation will establish the basis for TFM's rates. TFM's rates must be registered and applied in accordance with the Mexican railroad services law and regulations. In applying its rates, TFM must not make cross-subsidies, engage in tied sales or engage in other discriminatory pricing tactics. TFM is required to provide railroad services to all users on a fair and non-discriminatory basis and in accordance with the efficiency and safety standards approved periodically by the Ministry of Transportation. In the event that TFM collects from customers rates higher than the registered rates, it must reimburse those customers with interest.

        The concession requires TFM to make investments and undertake capital projects in accordance with a business plan reviewed and approved by the Mexican government every five years. TFM is also responsible for compliance with efficiency and safety standards set forth in the concession, which are based on standards of the Association of American Railroads ("AAR").

        The Mexican railroad services law and regulations and the concession establish several circumstances under which the concession will terminate, including through revocation by the Ministry of Transportation, surrender by TFM of its rights under the concession, statutory appropriation or liquidation or bankruptcy of TFM. The Mexican railroad services law and regulations set out the circumstances under which the concession may be revoked. These include: (1) unjustified interruption of the operation of TFM's rail lines; (2) any act or omission that restricts the ability of other Mexican rail operators to use TFM's rail lines; (3) failure to make payments for damages caused during the performance of services; (4) charging tariffs higher than registered tariffs; (5) a change in TFM's nationality; (6) our assignment of, or creation of liens on, the concession without the Ministry of Transportation's approval; (7) failure to maintain the insurance coverage specified in the Mexican railroad services law and regulations; and (8) noncompliance with any term or condition of the Mexican railroad services law and regulations, related regulations or the concession. In the cases of (5) or (6) above, the concession will be automatically revoked. In the event that the concession is revoked by the Ministry of Transportation, we will receive no compensation, and our rail lines and all other fixtures covered by the concession, as well as all improvements made by us, will revert to the Mexican government. All other property not covered by the concession, including movable railroad property we purchased from the Mexican government, as well as all locomotives and railcars we otherwise acquired, will remain our property. However, if we attempt to sell more than 15.0% of our equipment to a third party within 90 days of termination or revocation of our concession, the Mexican government will have a right of first refusal to purchase the equipment on the same terms offered by the third party if no other concessionaire is likely to provide rail services over our rail lines and the equipment being sold is indispensable to the continuation of our rail services. After the Mexican government receives notice from us of our intention to sell the equipment, it will have 30 days to exercise its right of first refusal. In addition, the Mexican government will have the right to cause us to lease all of our service-related assets to the Ministry of Transportation for a term of at least one year, automatically renewable for additional one year terms for up to five years. The Mexican government must exercise this right within four months after revocation of the concession.

        The Ministry of Transportation has agreed that, except with respect to those events which constitute grounds for automatic revocation of the concession (as described in clauses (5) and (6) in the paragraph above), it will notify those creditors which provided financing for Grupo TFM's acquisition of its equity interest in TFM and are identified by TFM and Grupo TFM to the Ministry of Transportation of all events which constitute grounds for revocation of the concession and will allow such creditors, with the Ministry of Transportation's prior written consent, the opportunity to nominate a party to assume the concession. In addition, if the concession is terminated by revocation, permanent seizure of TFM's rail lines, or upon the liquidation or bankruptcy of TFM, then profits received by the Mexican government or by a third party concessionaire from the operation and exploitation of our rail lines shall continue to be committed to repay creditors that provided financing to TFM for work projects directly related to the rendering of railroad services and performed on the rail lines. This commitment to repay TFM's creditors does not relate directly to amounts owed under the Senior Secured Notes because such Senior Secured Notes are not obligations of TFM, but rather obligations of Grupo TMM. To the extent that Grupo TMM were a creditor of TFM and could receive any such amounts, however, any amounts that Grupo TMM were to receive could be applied to meet obligations under the Senior Secured Notes, although there is no specific obligation to apply such amounts for that purpose.

        The concession requires us to make investments and undertake capital projects in accordance with a business plan approved by the Mexican government. We are also responsible for compliance with efficiency and safety standards set forth in the concession, which are based on standards of the AAR.

        Under the concession we are responsible for all ecological and environmental damage that we may cause from and after the date of commencement of operations. The Mexican government has agreed to indemnify us for any environmental liability relating to soil, subsoil or groundwater contamination attributable to the Mexican government occurring prior to our acquisition of TFM's shares. We assumed full responsibility for the operation of supply depots and shops and the supervision of infrastructure projects, as well as compliance with present and future environmental protection laws and regulations.

        We are required by the concession to obtain and maintain insurance policies in accordance with the terms of the Mexican railroad services law and regulations. Except under specific circumstances, we are responsible for damage caused to cargo transported by us over our lines as well as for damage caused to third parties and such parties' property as a result of our activities.

        The concession prohibits us from refusing to transport water to communities in need of such service because of geographical or demographic characteristics, provided that we are paid at the prescribed tariff rate. We are also required to transport mail, emergency supplies necessary for rescue and salvage operations, and members of the armed forces. We must also grant a right of passage for all railroad equipment of the Mexican government's armed forces. The concession also requires us under certain circumstances to establish reserves to cover contingent labor liabilities that arise during the term of the concession.

Tex-Mex Railway

        On August 16, 2004, Grupo TMM and KCS announced an agreement for TFM, S.A. de C.V to sell shares representing a 51% ownership of Mexrail, Inc. ("Mexrail") to KCS for approximately $32.7 million. This sale closed on August 16, 2004. Pursuant to this transaction KCS has also agreed to repay to TFM on or before January 1, 2005, certain advances from TFM in the amount of approximately $9 million and paid to Grupo TMM at the closing outstanding payables of approximately $400,000.

        Mexrail wholly owns The Texas-Mexican Railway Company (the "Tex-Mex Railway"), a U.S. based short-line railroad that connects The Kansas City Southern Railway Company (KCSR) with TFM, Mexico's largest railroad by volume. The Mexrail shares have been placed in a voting trust pending regulatory approval by the STB of KCS's common control of the Tex-Mex Railway, KCSR, and the Gateway Eastern Railway Company.

        Under the agreement, KCS agreed to purchase the remaining 49% of Mexrail, and maintains an absolute obligation to purchase those shares on or before October 31, 2005. KCS further agrees to comply with all prior STB rulings concerning the international bridge between Laredo and Nuevo Laredo (the "Bridge"), and to operate the Bridge under the terms of the applicable bridge agreements and protocols.

        KCS's acquisition of control of the Tex-Mex Railway is subject to the approval of the STB. KCS had previously submitted an application to control the Tex-Mex Railway, but that proceeding was suspended by the STB on October 8, 2003, following TFM's repurchase of the Mexrail shares from KCS under the terms of the April 2003 agreement. KCS has notified the STB of the new agreement and has requested the STB to reinstate the procedural schedule and to move forward with its consideration of KCS's application to control Tex Mex.

        The Tex-Mex Railway operates a 521-mile railway between Laredo, Houston and Beaumont, Texas. The section between Laredo and Corpus Christi is operated using the Tex-Mex Railway's own track (approximately 157 miles), while the section from Corpus Christi to Beaumont, via Houston, Texas, where it interchanges with KCS's system, is operated through trackage rights that were granted to Mexrail by the STB in 1996. The Tex-Mex Railway also interchanges with TFM at Laredo and with the Union Pacific Railroad and the BNSF Railway at Corpus Christi. Mexrail, which owns all of the outstanding stock of the Tex-Mex Railway, owns the northern, or U.S. portion, of the international rail bridge at Laredo that spans the U.S.-Mexico border. The southern, or Mexican, portion of the bridge is operated by TFM under its concession.

        In 2001, the Tex-Mex Railway implemented a program to improve its main track to enable it to handle the expected increase in cross-border trade resulting from NAFTA. As part of this program, substantial rebuilding of the track has occurred since 2001. In March 2001, the Tex-Mex Railway acquired the out-of-service 84.5-mile Rosenberg-Victoria line and right of way from the Union Pacific Railroad in an effort to reduce trackage rights operating costs from routes between Laredo and Houston. In addition, the Serrano Rail Yard in Laredo serves as a customs exchange and clearinghouse for inbound rail traffic from the United States, thereby improving the efficiency of the movement of freight across the border by relieving current congestion and delays associated with customs activities conducted on the crossing bridge. The Serrano Rail Yard, which encompasses approximately 250 acres and over 8.5 miles of tracks, is the principal railcar and intermodal facility for the Tex-Mex Railway.

Port and Terminal Operations

        On May 13, 2003, we completed the sale of our 51% interest in TMMPyT to an affiliate of our former partner in the division, SSA Mexico. Included in the sale were the operations at the ports of Manzanillo, Cozumel, Veracruz and Progreso. We continue to conduct operations at two Mexican ports—Acapulco and Tuxpan. We have been granted three partial assignment agreements of rights and obligations at Tuxpan. Additionally, we own land and a multipurpose cargo terminal. We have a 25 year concession at Acapulco granted by the Mexican government. Our concessions give us the right of first refusal to continue operation for a second term once the term of the original concession expires. The following table sets forth our existing port facilities and concessions:

Port	Concession	Date Awarded	Duration
Acapulco	Integral port administration	June 21, 1996	25 years (with the possibility of extension)
Tuxpan	a) Approximately 35,000 square yards of waterfront	September 25, 2000	20 years (with the possibility of extension)
	b) Approximately 9,500 square yards of land	April 7, 1997	20 years (with the possibility of extension)
	c) Stevedoring Services	August 4, 1999	10 years (with the possibility of extension)

Acapulco

        In June 1996, we received a 25-year concession to operate the tourist port of Acapulco and commenced operations in July 1996. We paid $7.9 million for this concession. We have made additional capital expenditures from 1996 through mid 2003 of approximately $16 million at Acapulco to remodel, rehabilitate and expand the port facilities. Our port interests in Acapulco are operated through a joint venture with SSA Mexico, Inc. called Administración Portuaria Integral de Acapulco, S.A. de C.V. ("API Acapulco"), in which we have a 51% interest.

        Through API Acapulco, we operate and manage an automobile terminal, a cruise ship terminal and an automobile warehouse. The automobile terminal was completed in November 1997, and the passenger terminal was completed during the fourth quarter of 2000.

        In 2003, we handled exports for Volkswagen and Nissan at our automobile terminal and imports for Peugeot. Toward the end of 2003, Peugeot decided to close a plant in Chile and now imports its automobiles from Europe via Veracruz. Acapulco is one of the main tourist ports in Mexico. Major cruise ship lines, such as Carnival, Royal Caribbean, Princess Norwegian Cruise Line, Cunard Crystal and Holland America, among others, make use of our terminal. In 2004, we have handled exports for Nissan, Volkswagen and Chrysler, providing auto handling and warehousing services. Our terminal has the capacity to receive two cruise ships simultaneously. In addition, our automobile warehouse has the capacity to store up to 2,500 automobiles.

Tuxpan

        We own approximately 2,290 acres of land in Tuxpan, through our wholly-owned subsidiary Terminal Marítima de Tuxpan, S.A. de C.V., and we own a multipurpose cargo terminal through our wholly owned subsidiary Tecomar S.A. de C.V. We have access to a contiguous public berth where containers and general cargoes are unloaded and delivered to our multipurpose terminal. Additionally, we offer container warehousing services at this port. While we currently only handle a small volume of cargo at the port, we are in the process of developing the site. Tuxpan is operated through Operadora Portuaria de Tuxpan, S.A. de C.V., a wholly owned subsidiary of Grupo TMM.

        As part of the sale of TMMPyT, we agreed not to compete with SSA or its affiliates in Mexico for a term of five years, except in connection with our port operations at Tuxpan, API Acapulco, and Lázaro Cárdenas (excluding the container terminal operation at Lázaro Cárdenas). SSA has a first refusal right to participate in new port operations of the Company or its affiliates up to a 49% equity interest.

Shipping Agencies

        Our shipping agencies provide service to vessel owners and operators in Mexican ports, including (i) port agent services, (ii) protective agent services, (iii) cargo and multimodal supervision, (iv) ship chandler services, (v) crew and spare parts coordination and (vi) bunkering services. We operate at the ports of Acapulco, Veracruz, Coatzacoalcos, Ciudad del Carmen, Dos Bocas and Tuxpan. We also provide shipping agency services at other major ports through agreements with local agents. This business segment was transferred from the Specialized Maritime Division to the Port and Terminal Division in January 2004 as part of our corporate restructuring.

Specialized Maritime Services

        Our specialized maritime services include: (a) supply and logistics services to the offshore industry at offshore facilities in the Gulf of Mexico and between ports; (b) product tankers for the transportation in cabotage of petroleum products; (c) parcel tankers for the transportation of liquid chemical cargoes; and (d) tugboats that provide harbor towing services at the port of Manzanillo. Mexican law provides that cabotage (intra-Mexican movement between ports) must be conducted by ships carrying the Mexican flag, which we believe provides us with a competitive advantage in this market.

Fleet Management

        Currently we operate a fleet comprised of product tankers and parcel tankers, as well as a fleet of offshore vessels and tugboats. Of a total of 40 vessels, 15 are owned tonnage (12 offshore vessels and 3 tugboats), 12 are chartered units (5 parcel tankers, 6 offshore vessels and 1 product tanker) and 13 vessels are operated under bareboat contracts (2 product tankers and 11 offshore vessels).

        The table below sets forth information about our fleet of owned, chartered and under bare boat contracts as of July 15, 2004, by type size and capacities:

Vessel Type	Number of Vessels	Total Dead Weight Tons (in thousands)	Total Cubic Meter Capacity (in thousands)	BHP(1)
Offshore service vessels	29	29.1	*	4,562 BHP
Product tankers	3	118.3	136.9	*
Parcel tankers	5	63.2	69.1	*
Tug boats	3	1.2	*	3,915 BHP

Total	40	211.8	206.0

(1)
Average.

*
Not applicable.

Offshore Division

        We participate in the offshore services sector in the Gulf of Mexico through a joint venture with Seacor Smit, Inc. ("Seacor") called Marítima Mexicana, S.A. ("Marmex"). Seacor is one of the largest U.S. companies engaged in operating supply ships and supplying support services to the offshore drilling platforms in the Gulf of Mexico. We hold a 60% ownership interest in Marmex. The offshore division operates 29 vessels, which are operated by Marmex and are used to service medium and long-term contracts. As of July 15, 2004, twenty vessels were directly hired by PEMEX, and nine were hired by private operators engaged in the construction and maintenance sectors for PEMEX.

Product Tankers and Parcel Tankers

        We currently time charter three product tankers to PEMEX, one of which is chartered under a time charter contract, and two of which are chartered under bare boat contracts. We sold one product tanker in July 2003 as part of the PEMEX fleet renewal program (vessels constructed no earlier than 1987). Our product tankers are used primarily for the transportation of refined petroleum products. Although PEMEX has not sought any long-term bids since 1993 for additional long-term contracts for tankers, we believe that PEMEX will do so in the future as part of its fleet renewal program. We expect that if such bids are sought, we will also bid for such long-term contracts. In the event that our time charter arrangements with PEMEX are terminated or expire, we will be required to seek new time charter arrangements for these vessels. We cannot be sure that time charters will be available for the vessels following termination or expiration or that time charter rates in effect at the time of such termination or expiration will be comparable to those in effect under the existing time charters or in the present market. In the event that time charters are not available on terms acceptable to us, we may employ those tankers in the spot market.

        We also operate five parcel tankers which operate between Mexican and American ports in the Gulf of Mexico, mainly in the chemical and vegetable oil trades.

Harbor Towing

        We have a 60% equity participation in a joint venture with Smit International Americas Inc., which, since January 1997, has provided tugboat services in the port of Manzanillo under a 10 year concession.

Logistics Operations

        Our logistics operations encompass: (a) an array of logistics and related consulting and analytical activities conducted from strategically located facilities throughout Mexico; (b) trucking and intermodal transport; (c) maintenance and repair of containers and reefer containers in principal Mexican ports and cities; and (d) intermodal terminal operations at principal cities alongside the TFM network. Due to the scope of our operations, together with the extent of our experience and resources, we believe that we are uniquely positioned to coordinate the entire supply chain for our customers.

        We offer full-service logistics facilities in Aguascalientes, Querétaro, Hermosillo, Toluca, Ramos Arizpe, Puebla, Veracruz, Nuevo Laredo, San Luis Potosí, Cuernavaca, Mexico City and Monterrey. These facilities provide consulting, analytical and logistics outsourcing services including: management of inbound movement of parts to manufacturing plants consistent with just-in-time inventory planning practices; logistics network (order-cycle) analysis; logistics information process design; warehouse/facility management; supply chain/logistics management; product manipulation/repackaging; local pre-assembly; and inbound and outbound distribution using multiple transportation modes including rail and truck transport.

        We provide specialized logistics support for the automotive industry. Services include the arrangement and coordination of the movement of motor vehicle parts or sub-assemblies from supplier facilities to assembly plants, and the inspection, yard management and movement of finished vehicles from assembly plants to regional distribution centers. We currently manage the intermodal terminal and yard for Ford at Hermosillo, coordinating the movement of finished vehicles to dealerships and other distribution centers. Additionally, the logistics operations division developed an 80-acre state-of-the-art auto distribution complex in Toluca, which provides transportation services to major auto manufacturers located in the Toluca region, such as Chrysler, Peugeot and Toyota.

        Our logistics services can be provided as end-to-end integrated logistics programs (bundled) or discrete services (unbundled) depending on customer needs.

        In conjunction with our logistics facilities, we offer trucking transport as a value-added service component to streamline the movement of products to and from major Mexican cities and rail hubs. We provide dedicated logistics trucking services to major manufacturers and retailers with facilities and operations throughout Mexico.

        In June 2004 we introduced TMM Plus, a state of the art supply chain platform, which enables us to better control our operations and to provide our customers with full visibility of their products while moving through the supply chain. In addition, this tool increases our capabilities for designing and controlling a variety of logistic services. This new platform will expand our service offerings, so both volume and revenues are expected to increase in the next several months.

RoadRailer™ and Intermodal Services

        In May 2001, we introduced "RoadRailer™" technology, which is the first intermodal domestic service in Mexico. RoadRailers™ are semi-trailers equipped with both tires for highway use and "bogies" with rail wheels for running directly on rail tracks. This new service is designed to complement our trucking and rail transport operations to further streamline the movement of products to and from Mexico City and surrounding states, and along the northeast region of Mexico. We currently operate 350 RoadRailers™.

        In October 2002, TMM Logistics and Hub Group, which is the largest intermodal marketing company in the United States, created a joint network to manage freight moving through Canada, the United States and Mexico. TMM Logistics provides all sales support and operational execution within Mexico for the network.

Trucking Services

        Historically, we have viewed trucking as an important complement to our core businesses. Under Mexican law, transport in Mexico can only be performed by Mexican owned companies. We currently operate approximately 400 trucks.

        We currently provide dedicated trucking services to several customers, including, Jumex, Allied Domecq, Wal-Mart and Gigante. In the second quarter of 2001, we entered a dedicated parts long-term distribution contract with Nissan.

        Our domestic service continues to provide trucking services on a spot market basis to various customers such as Comercial Mexicana and Chedraui. We also provide intermodal services for drayage cargo at Pantaco and Monterrey.

        Although our trucking services represent less than 1% of the Mexican market share, we continue to view trucking as an important business and are exploring other opportunities in this area which may complement our railroad business.

Container Repair and Maintenance

        We offer maintenance and repair services for dry and reefer containers in Manzanillo, Veracruz, Altamira, Monterrey, Ensenada, Mexico City, Hermosillo, Ramos Arizpe, San Luis Potosí, Aguascalientes and Nuevo Laredo.

Grupo TMM's Strategic Partners

        We are currently a partner in strategic arrangements with a number of the leading companies in their respective industries, including:

Business	Partner
Rail Transport	Kansas City Southern
Ports (Acapulco)	SSA Mexico, Inc.
Supply Ships	Seacor Marine Inc.
Harbor Towing	Smit International Americas, Inc.
Automotive Logistics	Auto Warehousing Co.; Schnellecke GmbH

        Through Grupo TFM, we hold a controlling stake in TFM, the company which owns the concession to operate what we believe to be the most strategically important of three regional trunk line railroads in Mexico. KCS, our partner in Grupo TFM, owns KCSR, a U.S. Class I railroad. KCS and its affiliated railroads (excluding the Tex-Mex Railway) operate a rail network of approximately

3,100 route miles of main and branch lines and 1,340 miles of other tracks within a ten state region of the United States.

        Our agreements with KCS contain certain restrictions on the transfer of shares of Grupo TFM and on the transfer of shares of our subsidiaries through which we hold our interest in Grupo TFM. Neither KCS nor we may transfer control of subsidiaries through which we hold our respective interests in Grupo TFM without the prior written consent of the other party, unless that transfer is to an affiliate. In addition, transfers to affiliates require that the transferring shareholder guarantee such an affiliate's obligations and receive a retransfer of the shares if the transferee ceases to be an affiliate. We and KCS have also agreed not to transfer (directly or indirectly) our respective equity interests in Grupo TFM to any competitor of either of the parties without the prior written consent of the other. Transfers of Grupo TFM shares are also restricted by Grupo TFM's bylaws. Those bylaws provide that share transfers (other than transfers to affiliates) must be approved by Grupo TFM's board of directors (not including any directors appointed by the transferring shareholder). Before Grupo TFM's board of directors can approve a transfer to an unaffiliated party, the transferring shareholder must first offer the other shareholders a right of first refusal to purchase the shares.

        In October 2000, EMD, a subsidiary of General Motors, invested $20 million in our subsidiary TMM Multimodal (representing an approximate 3.4% interest in TMM Multimodal). EMD's investment as a strategic partner is part of our overall strategy designed to encourage the participation of strategic investors in our portfolio. Under the terms of the Subscription and Stockholder Agreement relating to its investment in TMM Multimodal, EMD has the right to cause Grupo TMM to purchase, or, alternatively, to cause TMM Multimodal to redeem, all, but not less than all, of EMD's shares in TMM Multimodal. The GM Put Option is exercisable by EMD at any time during the period beginning June 30, 2003 and ending June 30, 2007, or earlier upon the occurrence of certain events. The price to be paid upon exercise of the GM Put Option is $20 million, plus interest compounded annually from June 30, 2000 at the rate of 12% per annum, less certain distributions received by EMD in respect of its shares of TMM Multimodal. EMD also has the right, under certain circumstances, to exchange its shares of TMM Multimodal for shares in either Grupo TMM or Grupo TFM. In addition, Grupo TMM and TMM Multimodal have the right to acquire or redeem all, but not less than all, of EMD's shares in TMM Multimodal for a price of $20 million, plus interest compounded annually from June 30, 2000 at rates beginning at 15% per annum for periods up to June 30, 2003 and increasing periodically to 20% per annum for periods after June 30, 2010, less certain distributions received by EMD in respect of its shares of TMM Multimodal.

Completion of the Exchange Offer

        All of the conditions to the Exchange Offer, including receipt of tenders from holders of at least 95.3% of the aggregate principal amount of 2003 notes and 97.3% of 2006 notes, were satisfied on August 5, 2004, the expiration date, and the Company accepted all of the tendered 2003 notes and 2006 notes for exchange. On August 11, 2004, we completed the Exchange Offer upon the closing of a private exchange offer, which closed simultaneously with a public exchange offer for our 2003 notes and our 2006 notes. Pursuant to the Exchange Offer an aggregate amount of $170.7 million or approximately 96.5% of the 2003 notes were tendered and an aggregate amount of $197.1 million or approximately 98.6% of the 2006 notes were tendered. Holders of the Old Senior Notes who tendered their Old Senior Notes pursuant to the Exchange Offer received approximately $459.5 million aggregate principal amount of Senior Secured Notes. The Company paid $7.2 million in cash in respect of the principal amount of, plus accrued unpaid interest on, all of the 2003 notes that were not tendered in the Exchange Offer and $0.4 million in cash in respect of the accrued unpaid interest on the 2006 notes that were not tendered in the Exchange Offer.

        In connection with the Exchange Offer, we completed a consent solicitation of the holders of 2006 notes to effect the proposed amendments to the indenture governing the 2006 notes, which removed substantially all of the restrictive covenants of such indenture.

        On August 11, 2004, we also completed the private placement of approximately $6.5 million principal amount of Senior Secured Notes to Promotora Servia, an affiliate owned by members of the Serrano Segovia family and $13.7 million principal amount of Senior Secured Notes to J.B. Hunt in each case as consideration for the cancellation of outstanding obligations of the Company and we sold to certain holders of the Old Senior Notes that had entered into a purchase agreement $29,023,071 aggregate principal amount of Senior Secured Notes to fund our restructuring for cash in the amount of $23,255,589. See "Additional Financing from Certain Holders of Old Senior Notes."

Additional Financing From Certain Holders of Old Senior Notes

        We entered into a purchase agreement with certain holders of Old Senior Notes who had entered into a voting agreement pursuant to which such holders agreed to purchase Senior Secured Notes (the "New Money Notes") from the Company to fund the cash required to complete the Exchange Offer. The purchase agreement provided that, at the closing of the Exchange Offer, such supporting noteholders would purchase Senior Secured Notes in an amount sufficient to provide gross proceeds to the Company of up to $25 million. The Senior Secured Notes were purchased at a discount to the principal amount thereof. The purchase price was 80.1% of the principal amount of the Senior Secured Notes purchased. The proceeds of this supplemental financing were used (i) to retire all of the outstanding 2003 notes that were not tendered and remained outstanding after the Exchange Offer, (ii) to cure all outstanding payment defaults on the 2006 notes, (iii) to pay fees and expenses in connection with the Exchange Offer and the transactions contemplated by the purchase agreement, and (iv) to deposit in escrow the amount of a potential "make-whole" payment described below, which shall not exceed the amount deposited in escrow and (v) to pay approximately $12.71 million in fees and expenses in connection with the supplemental financing and the Exchange Offer (including repayment of the advisor notes, as described herein). The Company paid to the purchasers a cash commitment fee of $250,000 in the aggregate, and paid at the closing of the purchase under the purchase agreement a draw-down fee equal to $580,000 in the aggregate. In addition, the Company will be required to pay to the purchasers a make-whole payment equal to the aggregate purchase price less a make-whole price, as hereinafter defined, if and when such make-whole price is less than the aggregate purchase price of the Senior Secured Notes purchased under the purchase agreement. The "make-whole price" will be an amount equal to the greater of (x) the aggregate purchase price of the Senior Secured Notes purchased under the purchase agreement minus 10.00% of the aggregate principal amount of such notes and (y) the aggregate value of such notes based on the average trading price of the Senior Secured Notes for the first five trading days following the effective date of this Registration Statement in which the trading volume is in excess of $1 million. The Company also paid a placement fee to Houlihan, Lokey, Howard and Zukin in connection with the financing.

The Dispute with KCS

        On April 20, 2003, we entered into the Acquisition Agreement with KCS, which owns a 49% voting interest in Grupo TFM, under the terms of which we were to sell our entire interest in Grupo TFM, which owns 80% of TFM and through which our railroad operations are conducted. Under the agreement, KCS was to acquire our interest in Grupo TFM in exchange for $200 million in cash and 18,000,000 shares of common stock of KCS. In addition, we were to have the right to receive an additional amount of up to $175 million in cash ($180 million if KCS elected to defer a portion of the payment) in the event that the pending VAT claim (described herein) against the Mexican government by TFM was successfully resolved prior to the execution by the Mexican government of its "put" rights in certain shares of TFM and the amount of VAT Proceeds received was greater than the purchase price of the "put" shares held by the Mexican government (the "Earnout").

        On August 18, 2003, our shareholders voted to reject the Acquisition Agreement. As a result, our Board of Directors met on August 22, 2003 and voted to terminate the Acquisition Agreement. We sent a notice of termination of the Acquisition Agreement to KCS that day. On August 29, 2003, KCS sent a notice of dispute to us and filed a complaint in the Delaware Chancery Court (the "Delaware action"), requesting a preliminary injunction to enjoin us from violating the terms of the Acquisition Agreement pending a subsequent decision by a panel of arbitrators regarding whether the Acquisition Agreement was still in force. KCS simultaneously filed a suit against Grupo TFM and TFM (and its director appointed by Grupo TMM) in Mexico, alleging that Grupo TFM had taken certain actions without fulfilling certain procedural requirements regarding notice of a Board of Directors meeting. We responded to the Delaware action by asserting that Grupo TMM had properly terminated the Acquisition Agreement.

        Pursuant to the Acquisition Agreement's dispute resolution provisions, we and KCS each selected one arbitrator, and those two arbitrators jointly selected a third arbitrator. On December 8, 2003, we and KCS participated in a preliminary hearing with the arbitrators during which the arbitrators deliberated whether the issue of the Acquisition Agreement's continued effectiveness should be bifurcated from the other issues in the case. On December 22, 2003, the panel bifurcated the issue of whether Grupo TMM properly terminated the Acquisition Agreement. On February 2, 3 and 4, 2004, a hearing was held in New York on the issue of whether Grupo TMM's termination was proper. We maintained that we properly terminated the Acquisition Agreement while KCS sought a declaration that the Acquisition Agreement was wrongfully terminated. On February 19, 2004, we and KCS filed post-hearing briefs with the panel. In March 2004, the arbitration panel issued a ruling solely on the issue of the termination of the Acquisition Agreement by Grupo TMM based on the failure of the stockholders to approve the TFM Sale at the stockholder meeting held in August 2003. The panel ruled that the termination on this basis was not effective and that the Acquisition Agreement remained in effect and binding on the parties unless otherwise terminated in accordance with its terms or by law. The parties have entered into a stipulation under which further arbitration proceedings have been deferred and each party reserved its rights to pursue further proceedings at any time.

        We cannot predict the ultimate outcome of any further arbitration on the remaining disputed issues. If KCS were to be awarded substantial damages in any such proceeding, it could have a material adverse effect on our business.

        Since the issuance in April 2004 of the order and stipulation by the arbitration panel pursuant to which the parties agreed not to request a scheduling order at that time, the Company and KCS and their respective representatives have engaged in discussions regarding the potential settlement of the dispute and the possible amendment of the existing Acquisition Agreement. There is no assurance that the parties will be able to agree on the terms of any settlement or amendment or, if an agreement is reached, as to the terms of that agreement. The transaction contemplated by the existing Acquisition Agreement would constitute a "Qualifying Disposition" under the indenture governing the Senior Secured Notes that would permit the Company to complete the transaction without any further consent or approval of the holders of the Senior Secured Notes, subject to compliance with certain conditions, such as receipt of required fairness opinions and a limitation on the ability of KCS to exercise a right to pay a portion of the cash purchase price in additional shares of KCS common stock if the cash consideration would be less than 35% of the principal amount of, and accrued unpaid interest on, the Senior Secured Notes outstanding at the time the transaction completed. The Company expects that any transaction pursuant to any amended Acquisition Agreement would also constitute a Qualifying Disposition. As a result, if an agreement is reached on that basis, the Company would be permitted under the indenture governing the Senior Secured Notes to complete any transaction provided for under an amended agreement without any further consent or approval from the holders of the Senior Secured Notes.

HFTP Investment Legal Proceeding

        On June 14, 2004, the Supreme Court of the State of New York issued partial summary judgment in favor of HFTP Investment, L.L.C., Gaia Offshore Fund Ltd. and Caerus Fund, Ltd. in connection with the lawsuit seeking a declaratory judgment that the conversion price and number of American Depositary Shares ("ADSs") of the Company issuable upon exercise of the Company's note linked securities should be adjusted. The court determined that, under the terms of the note linked securities, the announcement of the sale of the Company's interest in TMM Ports and Terminals and of the Company's interest in Grupo TFM triggered the Company's obligation to adjust the exercise price of the note linked securities and the number of ADSs acquirable upon exercise thereof. The judge has not ruled on plaintiffs' specific claims for relief, including whether the plaintiffs are entitled to any damages. Further proceedings will be held on those issues. The Company does not believe these claims will have a material adverse effect on its business or operations.

Our Liquidity Position

        At June 30, 2004, Grupo TMM (excluding TFM) had short-term debt with a face value of $378.8 million and long-term debt of $0.8 million. On August 19, 2003, we amended and refinanced the outstanding amounts under the securitization facility to $54 million. The new certificates require monthly amortization of principal and interest and mature in three years, changing the maturity date from 2008 to 2006. On December 29, 2003, we and certain subsidiaries amended the securitization facility to increase the outstanding amount under the securitization facility by approximately $25.0 million under substantially the same terms and conditions existing prior to such increase. On May 25, 2004, and on June 10, 2004, we and certain subsidiaries amended the securitization facility to adjust the net outstanding amount under the securitization facility to $78.2 million under the same terms and conditions existing prior to such adjustment. For accounting purposes, the securitization facility represents the total dollar amount of future services to be rendered to customers under the securitization facility and is so reflected in our financial statements. As of June 30, 2004, we had $74.8 million of net Certificates outstanding under the securitization facility.

VAT Award

        On September 25, 2002, the Mexican Magistrates Court of the First District (the "Federal Court") issued a judgment in favor of TFM on a value added tax (VAT) claim, which has been pending in the Mexican courts since 1997. The claim arose out of the Mexican Treasury's delivery of a VAT refund certificate to a Mexican governmental agency rather than to TFM. By a unanimous decision, the Federal Court vacated a prior judgment of the Mexican Federal Tribunal of Fiscal and Administrative Justice (the "Fiscal Court") and remanded the case to the Fiscal Court with specific instructions to enter a new decision consistent with the guidance provided by the Federal Court's ruling. The Federal Court's ruling requires the fiscal authorities to issue the VAT refund certificate only in the name of TFM. On December 6, 2002, the upper chamber of the Fiscal Court again ruled against TFM. On January 8, 2003, TFM was officially notified of the new judgment of the Fiscal Court and on January 29, 2003, filed the appropriate appeal. On June 11, 2003 the Federal Court issued a judgment in favor of TFM against the ruling of the Fiscal Court. On July 9, 2003, TFM was formally notified by a three-judge panel of the Federal Court of its June 11, 2003 judgment, which granted TFM constitutional protection ("amparo") against the ruling of the Fiscal Court issued on December 6, 2002, which had denied TFM the right to receive the VAT refund certificate. The Federal Court found that the VAT refund certificate had not been delivered to TFM, and confirmed the Fiscal Court's determination that TFM has the right to receive the VAT refund certificate. The Federal Court's ruling stated that the Treasury's decision denying delivery of the VAT refund certificate to TFM violated the law, and it instructed that the VAT refund certificate be issued to TFM on the terms established by Article 22 of the Federal Fiscal Code in effect at that time. As a result of this ruling, the case was remanded to the Fiscal Court.

        In a public session held on August 13, 2003, the Fiscal Court issued a resolution regarding TFM's VAT lawsuit vacating its previous resolution of December 6, 2002, and in strict compliance with the ruling issued on June 11, 2003, by the Federal Court, resolved that TFM had proved its case, and that a "ficta denial" occurred, declaring such denial null and void as ordered by the Federal Court. On August 25, 2003, TFM was formally notified by the Fiscal Court of its resolution regarding TFM's VAT lawsuit. The resolution was the result of the unanimous vote of the nine magistrates present at the public session. The Fiscal Court ordered the issuance of the VAT refund certificate to TFM under the terms established by Article 22 of the Mexican Fiscal Code in effect in 1997.

        On October 3, 2003 the Mexican Tax Attorney of the Federal Government (Procuradría Fiscal de la Federación) filed for a review of the Fiscal Court's ruling issued on August 13, 2003. On November 5, 2003, the Federal Court found no merit to the requested review and as a result, the August 13, 2003 Fiscal Court's ruling remained in place.

        On January 19, 2004, the Mexican Treasury delivered to TFM, pursuant to the August 13, 2003 Fiscal Court ruling, a Special VAT Certificate representing the historical claim amount of 2,111,111,790 pesos, or approximately $195 million as of that date, but excluding additional amounts TFM seeks due to the effect of inflation and interest accrued on the original claim amount. On January 20, 2004, the Mexican Fiscal Administration Service ("Servicio de Administración Tributaria" or "SAT") issued a decree prohibiting TFM from making use of the Special VAT Certificate, stating that the documents that support the acquisition of assets according to the privatization, do not comply with applicable tax requirements. TFM has publicly stated it will oppose the SAT's action through all possible legal means, and will continue its attempts to reclaim the additional amounts it seeks for inflation and accrued interest on the original claim amount. TFM subsequently presented a complaint before the upper chamber of the Fiscal Court. TFM has not yet received an official decision concerning this complaint, but has knowledge that the Fiscal Court voted against TFM's request to compel the government to reissue its Special Certificate to include inflation and accrued interest. TFM intends to present to the Magistrates Federal Court—the highest authority on legal matters in Mexico—all proper petitions and motions in support of its rights consistent with rulings issued by the federal Magistrates Court in the past year.

The Mexican Government Put

        In October 2003, Grupo TFM requested that a federal judge in Mexico provide an appropriate interpretation of the Put Agreements.

        When the Mexican government opened the Mexican railroad system to private investment, it retained a 20% equity interest in TFM pursuant to certain agreements (the "Put Agreements"). The intention was to sell these TFM shares through a public offering, at such time as the Mexican government considered it appropriate and with approval of the CNBV, with the objective of strengthening the market for public investments in Mexico and encouraging additional investors to invest in the capital stock of TFM. Additionally, TFM's bid contained the following condition: "The franchise purchasers will be obligated to acquire the equity portion that cannot be placed in the BMV, at the initial offering price plus respective interest."

        We believe that under the Put Agreements, the Mexican government agreed to comply with the following process in order to sell the 20% equity interest that the Mexican government retains in TFM: 1) register the TFM shares with the BMV; 2) receive the approval of the CNBV to exercise the put; 3) request that TFM provide all information necessary to place the Mexican government's equity stake in the equity markets; and 4) place the number of TFM shares it is able to in the equity markets once all necessary approvals are granted. When the above steps are completed, the Mexican government is to notify Grupo TFM of the number of TFM shares that could not be placed in the equity markets and is to request that Grupo TFM acquire those shares at the minimum stipulated price.

        We do not believe that any of the steps described above have been carried out. Furthermore, we do not believe that the real value of the shares of TFM owned by the Mexican government can be determined at this time because TFM has not received the VAT refund certificate as ordered by the Mexican Fiscal Court on August 13, 2003. Notwithstanding the foregoing, the price of the Mexican government's interest, as indexed for Mexican inflation, as of June 30, 2004 was approximately 1,570.3 million UDIs (representing ps. 5,357 million, or approximately $464.6 million). The estimated fair market value of the government's interest as of June 30, 2004 was $476.6 million. In addition, we do not know if we would be entitled to purchase all of the Mexican government's interest given that we believe that the Mexican government has to place its stake in TFM in the equity markets, as required under the Put Agreements, or the possible valuation effects of TFM's VAT claim. As a result, we believe that the Mexican government has not yet completed the steps required for it to request that Grupo TFM acquire the equity stake in TFM held by the Mexican government.

        Nevertheless, and notwithstanding the judicial proceeding initiated by Grupo TFM, on October 31, 2003, the Ministry of Transportation requested that Grupo TFM confirm whether it intends to purchase the TFM shares subject to the put rights of the Mexican government. Grupo TFM responded that the purchase of the Mexican government's shares of TFM was the subject of an ongoing judicial proceeding that had yet to be resolved. On November 3, 2003, the Ministry of Transportation stated in a communication to Grupo TFM that it had complied with the requirements for the exercise of its put rights as set out in the Put Agreements and that all procedures required to execute the sale of the Mexican government's TFM shares would be made through the Mexican Treasury. Grupo TFM requested that a federal court review the Ministry of Transportation's communications with respect to the Mexican government's put rights.

        On December 16, 2003, the Fourth Administrative District Court issued an injunction ordering Grupo TFM, the Ministry of Transportation and the Mexican Treasury to maintain the status quo pending judicial resolution of the dispute. In order for the injunction to be effective, the Fourth Administrative District Court required that Grupo TFM post a bond for the equivalent of six months of interest on the exercise price of the Mexican government's put option to be calculated at an interest rate of 6% per annum (approximately 160,161,000 pesos or approximately $14.3 million at December 31, 2003). However, as no further action has been taken by the Mexican government to enforce its rights in connection with the put, Grupo TFM's obligation to post such a bond is considered discretionary under Mexican law. Consequently, Grupo TFM has elected, for the time being, not to post the bond so as not to incur unnecessary expense. Grupo TFM has the right to post the bond at any time while the "amparo" proceeding is pending. Additionally, Grupo TFM requested and received from a federal judge an injunction, which blocked the Mexican government from exercising its put option. The ability of the Mexican government to exercise its put option has been suspended until the put lawsuit is resolved. Grupo TFM will vigorously defend its view that the Mexican government has not fulfilled the prescribed steps required to exercise its put rights. Although Grupo TFM believes that it will prevail in legal proceedings related to these matters, there can be no assurance that it will prevail.

        Grupo TFM has acknowledged its commitment to acquire the TFM shares that the Mexican government holds and has informed the Mexican government of its desire to comply with the steps agreed to in the Put Agreements once the aforementioned formalities and conditions have been fulfilled.

Regulatory Framework

        The Mexican railroad services law and regulations provide the general legal framework for the regulation of railroad services in Mexico. Under the Mexican railroad services law and regulations, a provider of railroad services, such as TFM, must operate under a concession granted by the Ministry of Transportation. Such a concession may only be granted to a Mexican corporation and may not be transferred or assigned without the approval of the Ministry of Transportation. The law permits foreign investors to hold up to 49.0% of the capital stock of such a corporation, unless otherwise authorized by the Comisión Nacional de Inversiones Extranjeras (the Foreign Investment Commission). TFM is also subject to the Ley General de Bienes Nacionales (the General Law on National Assets), which regulates all assets that fall within the public domain and by various other laws and regulations.

        The Ministry of Transportation is principally responsible for regulating railroad services in Mexico, including railroad services on TFM's rail lines. The Ministry of Transportation has broad powers to monitor TFM's compliance with its concession, and it can require TFM to supply it with any technical, administrative and financial information it requests. TFM must comply with the investment commitments established in its business plan, which forms an integral part of the concession, and must update the plan every five years. Business plans are treated confidentially by the Ministry of Transportation. The Ministry of Transportation monitors TFM's compliance with efficiency and safety standards as set forth in the concession. These standards are reviewed and may be amended by the Ministry of Transportation every 5 years.

        The Mexican railroad services law and regulations provide the Mexican government with certain rights in its relations with TFM under the concession, including the right to take over the management of TFM and its railroad in certain extraordinary cases, such as imminent danger to national security. In the past, the Mexican government has used such a power with respect to other privatized industries, including the telecommunications industry, to ensure continued service during labor disputes.

        In addition, under the concession and the Mexican railroad services law and regulations, the Mexican Antitrust Commission under certain circumstances may determine that there is a lack of competition in the railroad industry, in which case the Ministry of Transportation would have the authority to set TFM's tariffs for rail freight services.

        Certain countries have laws which restrict the carriage of cargoes depending upon the nationality of a vessel or its crew or the origin or destination of the vessel, as well as other considerations relating to particular national interests. According to Mexican law, cabotage (intra-Mexican movement) must be conducted by ships carrying the Mexican flag. We believe that we are currently in compliance with all such restrictions imposed by the jurisdictions in which we operate. However, we cannot predict the cost of compliance if our business is expanded into other jurisdictions, which have enacted similar regulations.

        We are also subject to the laws of various jurisdictions and international conferences with respect to the discharge of materials into the environment. See "—Environmental Regulation."

        Truck transportation within Mexico is reserved for Mexican nationals or entities that include in their constituent documents or bylaws the "foreigners exclusion clause" (cláusula de exclusión de extranjeros), or a clause allowing other foreign investment through "neutral investment vehicles or securities." Truck transportation is regulated by the Ley de Caminos, Puentes y Autotransporte Federal and the Ley de Vías Generales de Comunicación.

        Our port operations are subject to the Ley de Puertos. Port operations require a concession title granted by the Federal Government of Mexico to special companies incorporated under the Ley de Puertos, which companies may partially assign their concession title to third parties for the use and exploitation of assets owned by the Federal Government of Mexico in the different port facilities. Various port services require a special permit granted by the Ministry of Transportation. Concession titles may be revoked under certain circumstances set forth by applicable law. Partial assignments of concession titles may be rescinded under certain circumstances established in the corresponding assignment agreements. Foreign investment in special companies incorporated under the Ley de Puertos (such as API Acapulco) may not exceed 49%, except through vehicles or securities deemed by applicable Mexican law as "neutral investment."

Sales and Marketing

        The success of our business depends on our marketing network. Our marketing network consists of affiliated offices, agencies at Mexican ports and a sales force based throughout Mexico and the United States to sell our logistics and specialized maritime. Our marketing and sales efforts are designed to grow and expand our current customer base business by initiating long-term contracts. Emphasis is being placed on attracting new business in the United States, Canada and Mexico. We believe these efforts will benefit to a great extent from NAFTA. With respect to our railroad operations, we seek to capitalize upon our strategic advantage resulting from our direct access to key ports and interchange points through our rail lines, which connect with the extensive route structures of the Texas Mexican Railway Company, KCS, the Union Pacific Railroad, BNSF and other major U.S. and Canadian rail carriers.

        We have devised, implemented and will continue to implement several customer service initiatives in connection with our marketing efforts, which include the designation of customer sales territories and assignment of customer service teams to particular customers.

        Since we commenced operations, we have been actively seeking to obtain new customer contracts with the expectation of entering into long-term contracts with several existing customers. Although written customer contracts are not customary in Mexico, we have succeeded in negotiating written contracts with a number of our major customers.

Systems and Technology

        We continually enhance our technology and information systems to support our operations. Our systems are updated regularly to increase operating efficiencies, improve customer satisfaction and maintain regulatory compliance. We have deployed devices and software to increase accuracy and security in our information systems in order to ensure the continuity of our business operations.

        In 2003, we developed and completed the first phase of a systems platform that integrates logistics services based on Internet technology, which services dedicated logistics contracts, yard management, and TFM terminal facilities. We are currently marketing this new systems platform to new customers while retaining our current customer base by offering more flexible integrated solutions.

        On June 2004 we introduced TMM Plus, a state of the art supply chain platform, which enables us to better control our operations and to provide our customers with full visibility of their products while moving through the supply chain. In addition, this tool increases our capabilities for designing and controlling a variety of logistic services. This new platform will expand our service offerings, so both volume and revenues are expected to increase in the next several months.

        The second phase of this project consists of the replacement of our legacy operations with the new systems platform, which will allow our customers to access information regarding the location and status of their cargo via touch-tone telephone, personal computer or computer-facsimile link. We expect to complete the second phase of this project during 2005.

        In 2003, TFM evaluated and designed a new telecommunications network that will fully replace its current network. This new network will eliminate obsolescence risks in our operations and is expected to be in full operation by the first quarter of 2005.

        After a thorough evaluation, TFM has decided to use Oracle Financials as its back office systems platform. TFM intends to go live with this platform by the end of 2004. This new system will allow TFM to improve internal controls, resulting in improved financial reporting in compliance with the requirements of the Sarbanes Oxley Act.

        Additionally, TFM will continue to use SICOTRA, a Union Pacific Technologies system, in order to report car inventory and yard operations.

Environmental Regulation

        Our operations are subject to Mexican federal and state laws and regulations relating to the protection of the environment, as well as technical environmental requirements issued by Semarnat. Semarnat and other authorized ministries have promulgated standards for, among other things, water discharge, water supply, emissions, noise pollution, hazardous substances, transportation and solid waste generation. The terms of the railroad and port concessions also impose on us certain environmental law compliance obligations. Both Mexrail's and the Tex-Mex Railway's operations are subject to U.S. environmental laws and regulation. See "—Regulatory Framework."

        Noncompliance with applicable legal provisions may result in the imposition of considerable fines, temporary or permanent shutdown of operations or other injunctive relief, or criminal prosecution. We believe that all of our facilities and operations are in substantial compliance with applicable environmental regulations. There are currently no material legal or administrative proceedings pending against us with respect to any environmental matters, and we do not believe that continued compliance with environmental laws will have a material adverse effect on our financial condition or results of operations. However, we cannot predict the effect, if any, that the adoption of additional or more stringent environmental laws and regulations would have on the operations of companies that are engaged in the type of business in which we are engaged, or specifically, on our results of operations, cash flows or financial condition.

        In addition, our seagoing transport of petroleum and petroleum products subjects us to additional regulations and exposes us to liability specific to this activity. Laws and international covenants adopted by several countries in the wake of the "Exxon Valdez" accident, most notably OPA 90, could result in substantial or even unlimited liability for us in the event of a spill. Moreover, these laws subject tanker owners to additional regulatory and insurance requirements. We believe that we are in compliance with all material requirements of these regulations.

Insurance

        Our business is affected by a number of risks, including mechanical failure of vessels and other assets, collisions, property loss, cargo or freight loss, as well as business interruption due to weather, political circumstances, hostilities and labor strikes. In addition, the operation of any ocean-going vessel is subject to the inherent possibility of catastrophic marine disaster, including oil spills and other environmental accidents, and the liabilities arising from owning and operating vessels in international trade. OPA 90, by imposing potentially unlimited liability upon owners, operators and bareboat charters for certain oil pollution accidents in the United States, made liability insurance more expensive for ship owners and operators.

        We maintain marine hull and machinery and war risk insurance, which insurance includes the risk of actual or constructive total loss. Additionally, we have protection and indemnity insurance. We do not carry insurance covering the loss of revenue resulting from vessel off-hire time on certain vessels. We believe that our current insurance coverage is adequate to protect against the accident-related risks involved in the conduct of our business and that we maintain a level of coverage that is consistent with industry practice. We cannot assure you, however, that all risks are adequately insured against, that any particular claims will be paid or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future.

        Our railroad operations are also affected by a number of risks, including mechanical failure, collision, property loss, cargo loss or damage and business interruption due to natural disasters, political circumstances, hostilities and labor strikes.

        In addition, the operation of any railroad is subject to the inherent possibility of catastrophic disaster, including chemical spills and other environmental accidents.

        TFM's insurance policy provides for "per-incident" maximum amounts, which vary depending upon the nature of the risk insured against. TFM's policy is renewable on an annual basis and expires in June 2003.

        TFM's present insurance coverage insures against the accident-related risks involved in the conduct of its business, and is consistent with industry practice and the requirements of the concession and the Mexican railroad services law and regulations. We can give no assurance, however, that all risks are or will be adequately insured against, that any particular claims will be paid or that TFM will be able to procure adequate insurance coverage at commercially reasonable rates in the future. The Mexican railroad services law and regulations provide that, if TFM receives insurance proceeds in respect of any damage to its rail lines, those proceeds shall be applied to the repair or remediation of such damage or, in the event that TFM elects not to undertake such repairs, these proceeds must be paid to the Mexican government.

        In recent years, we and TFM have experienced significant cost savings due to a sharp decline in liability insurance premiums resulting from heightened competition in the insurance industry and improved safety conditions in our operations. Despite the catastrophic events of September 11, 2001 in the United States and the subsequent increased insurance rates in local and foreign markets, we did not experience a significant increase in our liability insurance premiums during 2002 or 2003. However, we have experienced an increase in insurance premiums in the first six months of 2004.

Organizational Structure

        Members of the Serrano Segovia family hold, directly and indirectly, 46.2% of our Series A Shares. We hold a majority of the voting stock in each of our subsidiaries, including TFM. The most significant subsidiaries include:

Name	Country of Incorporation	First Year of Operation	Ownership Interest	Voting Interest
TMM Multimodal S.A. de C.V.*	Mexico	1986	96.6%	100%
Grupo Transportación Ferroviaria Mexicana, S.A. de C.V.*	Mexico	1996	38.4%	51%
TFM, S.A. de C.V.*	Mexico	1996	30.1%	51%
Administración Porturaria Integral de Acapulco S.A. de C.V.*	Mexico	1994	51%	51%
Marítima Mexicana, S.A. de C.V.*	Mexico	1961	60%	60%
Servicios Mexicanos en Remolcadores, S.A. de C.V. (Tugboats)*	Mexico	1996	60%	60%
Lacto Comercial Organizada, S.A. de C.V. (Trucking)	Mexico	1961	100%	100%
Autotransportación y Distribución Logística, S.A. de C.V.*	Mexico	1998	51%	51%
Naviera del Pacífico, S.A. de C.V. (Parcel tankers)	Mexico	1962	100%	100%
Terminal Marítima de Tuxpan, S.A. de C.V. (Ports)	Mexico	1996	100%	100%
TMM Logistics, S.A. de C.V. (Logistics)	Mexico	2000	100%	100%
Seglo, S.A. de C.V. (Logistics)*	Mexico	1997	39%	39%

*
Less than wholly-owned by the Company.

Reclassification of Series A and Series L Shares

        On September 13, 2002, we completed a reclassification of our Series L Shares of stock as Series A Shares. The reclassification combined our two classes of stock into a single class by converting each Series L Share into one Series A Share. The reclassification also eliminated the variable portion of our capital stock and we became a fixed capital corporation (sociedad anónima). Following the reclassification, we had 56,963,137 Series A Shares outstanding. As a result of the elimination of the variable portion of our capital stock, our registered name changed from Grupo TMM, S.A. de C.V. to Grupo TMM, S.A.

Property, Plant and Equipment

        Our principal executive offices are in Mexico City, and are currently under lease through June 2005. Our business activities and the business activities of our subsidiaries in the logistics and transportation fields are conducted with both leased and owned equipment, and, in certain instances, through concessions granted to us by the Mexican government. We were granted the right to operate certain facilities, including the TFM railroad and certain cruise ship terminals and ports, as part of franchises awarded through the Mexican government's privatization activity. We operate facilities, either through leases or with direct ownership interests, in Acapulco, Aguascalientes, Altamira, Campeche, Coatzacoalcos, Cuernavaca, Guadalajara, Hermosillo, Mexico City, Monterrey, Nuevo Laredo, Puebla, Querétaro, Ramos Arizpe, San Luis Potosí, Silao, Toluca and Tuxpan. See "—Business Overview," and Notes 4 and 5 to our annual audited Financial Statements.

Concession Rights and Related Assets

        Under the terms of TFM's concession, TFM has the right to use and the obligation to maintain the right of way, track structure, buildings and related maintenance facilities in connection with the operation of the railroad division. The Mexican government, however, has retained ownership of the property and fixtures.

	Years Ended December 31,
			Estimated Useful Life (Years)
	2003	2002
TFM route	$1,473,326	$1,473,326
Cruise ship terminal on Cozumel Island	—	7,148	20
API Acapulco	6,783	6,783	20
Tugboats in the port of Manzanillo	2,170	2,170	10
Manzanillo port	—	2,589	20
Progreso port	—	4,577	20

	1,482,279	1,496,593
Accumulated amortization	(302,645)	(264,712)

Concession rights and related assets—Net	$1,179,634	$1,231,881

Track

        As of December 31, 2003, TFM's rail lines consisted of the following track:

	Lines of Track	Track Usage Rights	Total
	(in kilometers)
Main track	4,245	950	5,195
Sidings under centralized traffic control	216	—	216
Spurs, yard tracks and other sidings	251	—	251

Total	4,712	950	5,662

        All of TFM's track is standard gauge (56.5 inches) and is generally in good condition. All of TFM's 4,244 kilometers of main track has 100 to 136-lbs. rail and approximately 76% of such track is continuously welded rail. Continuously welded rail reduces track maintenance costs and, in general, permits trains to travel at higher speeds. The maximum allowable speed of trains along TFM's core routes varies between 50 kph and 80 kph. Approximately 85% of TFM's main line track handles speeds of up to 60 kph. Since TFM commenced operations, it has extended sidings on its tracks up to 10,000 feet, thus better enabling longer trains to pass or meet each other.

        The following table sets forth certain information with respect to TFM's track as of December 31, 2003:

	Main Line-Mexico City to Nuevo Laredo	All Lines
	(in kilometers)
Continuously welded rail	1,499	3,297
Jointed rail	0	948

Total	1,499	4,245

Concrete ties installed	1,445	2,574
Wood ties installed	54	1,671

Total	1,499	4,245

        The portion of TFM's core route between Mexico City and Querétaro (approximately 230 kilometers) has double track, which accommodates greater traffic volume. The maximum allowable speed along this portion of the track is approximately 80 kph. Installations along TFM's rail lines include supply centers, locomotive inspection centers, car inspection areas, repair shops, warehouses, freight yards and intermodal terminals.

Bridges, Tunnels and Culverts

        TFM's core routes and feeder lines include 1,226 bridges with a total length of 25,252 meters. There are 98 tunnels on TFM's main rail lines, having a total length of 26,882 meters, which allow for the passage of double-stack trains. In addition, there are 7,273 culverts along the railway. In accordance with the terms of the concession, the Mexican government has retained ownership of these bridges, tunnels and culverts.

Equipment

        We have 473 locomotives in our fleet, of which 467 are diesel-fueled, and 6 are electric. Of the 473 locomotives, we own 323 and we lease 150 from third parties. A majority of our locomotive leases are covered under long-term contracts for terms of 20 years. Through our long-term leasing program, we are improving locomotive efficiency and utilization by adding state-of-the-art locomotives to our fleet that provide 56.33% more horsepower per unit than the locomotives we formerly employed, allowing us to haul longer trains with fewer locomotives. We have also continued to decrease our fuel consumption over the past several years, due primarily to the fuel efficiency of these new locomotives and the fact that fewer locomotives are needed to haul the same freight. The average age of the locomotives in our fleet is approximately 14 years, which we believe is one of the youngest locomotive fleets operated by a Class I railroad. The average remaining useful life of the locomotives in our fleet is about 11 years.

        Of the 473 locomotives in our fleet, approximately 258 are assigned to the hauling of freight, 50 are used for yard work, 60 are subleased to third parties (55 to the Texas Mexican Railway Company; and 5 to KCS), 2 are currently being used by Union Pacific under short-term contracts, which are renewed as required; 6 locomotives are presently out of service and 64 of our locomotives, which we use primarily for yard activities, are currently in storage. We use the remaining 33 units for miscellaneous purposes such as maintenance of way trains and industry switching.

        Rail cars owned and leased by TFM as of December 31, 2003 consisted of the following:

	Owned	Leased
Box cars	1,194	246
Gondolas	1,831	1,991
Covered hoppers	573	2,517
Flat cars	559	308
Bi-level carriers	0	1,266
Spine cars	0	48
Tank cars	71	855
Cabooses	51	0
Open top hoppers	10	0
Office car	4	0

Total	4,293	7,683

        To supplement its fleet of owned railcars, TFM has implemented an operating lease program that allows it to effectively manage its car capacity to meet the varying demands of its traffic volumes. TFM's leased cars consist of covered hoppers used to transport grain, new and rebuilt gondolas, box cars, open top hoppers, flat cars and tri-level and bi-level carriers. TFM also leases large and small trucks and other equipment for a variety of functions. In addition, TFM is refurbishing some of its cars. Through its agreements with U.S. railroads regarding car hire and its operating lease program, TFM increased its fleet size so as to eliminate shortages of railcars.

        Property, Plant and Equipment are summarized below:

	Balance—Net of Accumulated Depreciation Years Ended December 31,
			Estimated Useful Life (Years)
	2003	2002
	($ in thousands)
Railroad equipment	$559,731	$543,513	8-25
Vessels	15,699	28,320	25
Dry-docks (major vessel repairs)	1,214	2,276	5
Buildings and installations	14,729	13,730	20 and 25
Warehousing equipment	2,878	3,182	10
Computer equipment	1,569	1,801	3 and 4
Terminal equipment	21,572	17,860	10
Ground transportation equipment	14,433	17,136	4.5 and 10
Other equipment	4,669	26,130	5
	$636,494	$653,948
Land	54,195	54,131
Construction in progress	39,724	49,732

Total Property, Plant and Equipment—net	$730,413	$757,811

MANAGEMENT

Directors and Senior Management

  Board of Directors

        Our Estatutos Sociales, or Bylaws, provide that our Board of Directors shall consist of at least five and not more than twenty directors and their corresponding alternates. We currently have seven directors on our board. Our board of directors is elected annually by a majority vote of our shareholders and is responsible for the management of Grupo TMM. Our current Board of Directors was elected at the Company's Annual General Ordinary Shareholders' Meeting held on May 19, 2004.

        Our directors and alternate directors, their principal occupations and years of service (rounded to the nearest year) as a director or alternate director are as follows:

Name	Principal Occupation	Years as a Director or Alternate Director	Age
Directors
José F. Serrano Segovia	Chairman of the Board and Chief Executive Officer of Grupo TMM	32	63
Ramón Serrano Segovia	Vice-Chairman of Grupo TMM	16	58
Javier Segovia Serrano	President of Grupo TMM	16	43
Mario Mohar Ponce	President, Grupo TFM	7	54
Ignacio Rodriguez Rocha	Attorney	12	67
Lorenzo Cué Sánchez Navarro	Private Investor	12	37
Robert Carl Rosenthal	Global Head of Capital Markets, Maple Financial	1	41
Alternate Directors
José Serrano Cuevas	College Student	6	24
Gerardo Primo Ramírez	General Director, TMM Logistics	1	51
Horacio Reyes Guzmán	Administrative and Planning Director of Grupo TMM	5	48
Jacinto Marina Cortés	Chief Financial Officer, Grupo TFM	12	52
Ignacio Rodríguez Pullen	Attorney	1	31
Antonio Cué Sánchez Navarro	Private Investor	13	35
Juan Pablo Mariño	Director for Maple Trade and Finance Corp.	1	37

José F. Serrano Segovia

        Mr. Serrano has served as a director and as our Chairman and Chief Executive Officer since 1990. Mr. Serrano is also Chairman of the Executive Committee of the Tex-Mex Railway, Chairman of the board of directors of Grupo TFM and also serves as a member of the board of directors of various Mexican companies, including Grupo Financiero Invermexico and the Mexican Businessmen's Council. In the past, Mr. Serrano has served as Chairman of the board of directors of Grupo Anahuac, S.A. de C.V. and Hules Mexicanos, S.A. de C.V. ("Hules Mexicanos"), a leading Mexican petrochemical company.

Ramón Serrano Segovia

        Mr. Serrano has served as Vice Chairman of the board of directors of Grupo TMM since 1987. In the past, Mr. Serrano has served as a Vice President of Cementos Anahuac, S.A. and Hules Mexicanos.

Javier Segovia Serrano

        Mr. Segovia has served as President of Grupo TMM since 1999 and has served in various executive positions with companies owned by Promotora Servia since 1987. He served as President of Grupo Servia, Chief Financial Officer of Hules Mexicanos and Chief Executive Officer of Electropura.

Mario Mohar Ponce

        Mr. Mohar joined TFM in November 1996. Mr. Mohar has eight years of experience in the Mexican transportation industry in a variety of positions. Mr. Mohar founded Kingsley de México and was its Chief Executive Officer from March 1994 until joining us. From November 1990 to February 1994, Mr. Mohar served as Chief Operating Officer of Grupo TMM. Prior to joining Grupo TMM, Mr. Mohar was Chief Executive Officer of Hules Mexicanos. Mr. Mohar is also the President and Chief Executive Officer of the Tex-Mex Railway.

Ignacio Rodriguez Rocha

        Mr. Rodriguez Rocha has been an attorney in private practice since 1960. He is a member of the Boards of Automotriz México, S.A. de C.V., Chevy San Carlos, S.A. de C.V. Cominsa Factoraje, S.A. de C.V. and Diesel de Toluca, S.A. de C.V.

Lorenzo Cué Sánchez Navarro

        Mr. Sánchez Navarro is a private investor. He is also a member of the Board of Directors of BCB Impulse Ingenieria Inmobiliaria (Mexico).

Robert Carl Rosenthal

        Mr. Rosenthal has been a securities and industry professional since December 1986 and for most of his career has specialized in European equity derivatives strategies. He joined Maple Securities (UK) Limited ("Maple Securities") in 1996 and is currently responsible for the operation of Maple Securities' offices in the United States, the United Kingdom and Italy, which include proprietary trading, structured products and agency businesses, and US asset management businesses. Mr. Rosenthal is Global Head of Capital Markets and a member of the Executive Committee of Maple Financial. He is also President of Maple Securities U.S.A. Inc. and a director of Maple Securities.

        All alternate directors are employed by Grupo TMM with the exception of Antonio Cué Sánchez Navarro who is a private investor, Ignacio Rodriguez Pullen, who is an attorney and a partner at Rodríguez Rocha, S.C., and Juan Pablo Mariño, who is a Director for Maple Trade Finance Corp.

Executive Officers

        Our officers serve at the discretion of our Board of Directors. Our executive officers, their position and years of service with us and as an executive officer are as follows:

Name	Position	Years of Service	Years as Executive Officer
Corporate Directors
José F. Serrano Segovia	Chairman of the Board and Chief Executive Officer	30	14
Javier Segovia Serrano	President	16	8
Horacio Reyes Guzmán	Corporate Administrative and Planning Director	10	5
Juan Fernández Galeazzi	Finance Director and Treasurer	8	3
Brad Lee Skinner	Senior Vice President	8	4
Elvira Ruiz Carreño	Corporate Audit Director	8	8
Business Unit Directors
Mario Mohar Ponce	General Director, TFM	16	8
Gerardo Primo Ramírez	General Director, TMM Logistics	13	13
Eduardo Solórzano Caraza	General Director, Ports and Terminals	3	1
Silverio Di Costanzo Pérez	General Director, Specialized Maritime	20	9

        José F. Serrano Segovia, who is Chairman of the Board of Directors and Chief Executive Officer of Grupo TMM, is a brother of Ramón Serrano Segovia, who is a member of the Board of Directors of Grupo TMM. Javier Segovia Serrano, a member of the Board of Directors and President of Grupo TMM, is the nephew of both José Serrano Segovia and Ramón Serrano Segovia. José Serrano Cuevas, who is an alternate director of the Board of Directors, is the son of José F. Serrano Segovia.

Compensation

        For the six months ended June 30, 2004, the aggregate total compensation paid to our directors, alternate directors and executive officers for services in all capacities, including the consideration paid by Grupo TMM to Mr. José Serrano Segovia for his services, was approximately $2.5 million. See "Major Shareholders and Related Party Transactions—Related Party Transactions."

Pension, retirement or similar benefits

        All of our Mexican officers and employees are participants in our retirement plan. In general, (1) benefits under the retirement plan are payable when a participant reaches the age of 60 or on the date the participant actually retires; and (2) benefits are payable as an annuity paid monthly during the remaining lifetime of the employee. As of June 30, 2004, we had accrued $10.4 million to provide pension, retirement and other similar benefits.

Board Practices

        Our Bylaws provide that our Board of Directors shall consist of at least five but not more than twenty directors elected at our annual general ordinary shareholders' meeting to serve until their successors accept their election at the next annual general ordinary shareholders' meeting. The Board of Directors is responsible for the management of the Company. Mexican law requires that at least 25% of the members of the Board of Directors be independent directors.

Special Committees and Statutory Auditors

        The Board of Directors has appointed two special committees, a Planning and Finance Committee and a Compensation and Evaluation Committee. Mexican corporate practice requires special committees to be comprised of members of the Board of Directors, of which at least one should be independent.

Planning and Finance Committee

        This committee is composed of José F. Serrano, Javier Segovia Serrano, Mario Mohar Ponce and Ignacio Rodriguez Rocha (independent). This committee's responsibilities include:

  •
  Review of assumptions and verifying the accomplishment of budgetary and strategic plans,

  •
  Discussion and preparation of earnings guidance to be provided to analysts,

  •
  Discussion of risk assessment with management,

  •
  Review of investment and finance policies with management, and

  •
  Presentation of a report of the committee's activities to the Board of Directors.

Evaluation and Compensation Committee

        This committee is composed of José F. Serrano, Lorenzo Cué Sánchez Navarro (independent) and Robert Carl Rosenthal (independent). This committee's responsibilities include:

  •
  Review of procedures for hiring the Company's president and senior executive officers,

  •
  Review of human resources policies including employee's performance evaluations policies, promotions and structural changes to the Company, and

  •
  Presentation of proposals concerning the structure and amount of compensation for senior executive officers.

Audit Committee

        The Board of Directors of the Company appointed an Audit Committee to assist in handling the various functions of the Board. The Audit Committee members are Ignacio Rodriguez Rocha (independent), as president, José F. Serrano Segovia and Lorenzo Cué Sánchez Navarro. The Audit Committee oversees, among other matters, the financial reporting process for which management is responsible, reviews with our auditors the scope and results of our internal audit procedures, reviews the independence of the audit and non-audit services provided by the auditors, considers the range of audit and non-audit fees, reviews and discusses with our independent auditors and management the effectiveness of our system of internal accounting controls and makes inquiries into other matters within the scope of its duties. Permanent invitees to meetings of the Audit Committee include Javier Garcia Sabaté and Carlos Méndez Rodríguez.

Statutory Auditor

        Pursuant to the Mexican Securities Market Law, as amended, we must have at least one comisario, or statutory auditor, who is elected by our shareholders at our annual general ordinary shareholders' meeting. In accordance with the amendments to the Mexican Securities Market Law, every 10% holder, or group of holders, of a series of our shares may elect a statutory auditor and an alternate statutory auditor at the annual general ordinary shareholders' meeting. The primary role of the statutory auditor is to report to our shareholders at the annual general ordinary meeting its opinion as to (i) the accounting and disclosure policies and criteria utilized by the Company, (ii) whether such policies and criteria have been consistently applied, and (iii) whether the financial information presented by the Board of Directors fairly presents the financial condition and the results of the operations of the Company for the applicable fiscal year.

        In accordance with Mexican law, the statutory auditor receives monthly reports from the Board of Directors regarding material aspects of our affairs, including our financial condition, and is invited to attend any meeting of the Board of Directors and the audit committee. The statutory auditor may express opinions at such meetings, but may not vote.

        The statutory auditor is also authorized to:

  •
  call ordinary or extraordinary general shareholders' meetings;

  •
  place items on the agenda for meetings of shareholders or the Board of Directors;

  •
  attend meetings of shareholders, the Board of Directors, or the Audit Committee;

  •
  review all of our transactions;

  •
  inspect our books of account and all other pertinent documents; and

  •
  generally monitor our affairs.

        At our May 19, 2004 Annual General Ordinary Shareholders' Meeting, Javier García Sabaté was elected to be our statutory auditor and Carlos Méndez Rodríguez was elected to serve as our alternate statutory auditor until their successors accept election at the next Annual General Ordinary Shareholders' Meeting.

Employees

        As of June 30, 2004, we had 8,640 employees (including 3,699 employees in the railroad division), approximately 67.7% of which were unionized. In accordance with customary practice in Mexico, we negotiate union contracts annually with regard to wages and every two years with regard to other matters, including benefits. We have experienced nine strikes since 1958. The longest of these strikes occurred in 1981 and lasted 21 days. We have not experienced a strike since 1987 and believe that relations with our employees are good.

        Commencing in the first quarter of 1999, we effected a corporate reorganization with the goal of reducing administrative costs by creating a more efficient management structure. The reorganization primarily consisted of cost reductions and employee reductions at our corporate headquarters.

Share Ownership

        As of June 30, 2004, the Serrano Segovia family directly held 7,865,003 Series A Shares, and the CPO Trustee maintained 47,827,416 Series A Shares of our capital stock in the form of ADSs, including 18,470,185 Series A Shares that are beneficially owned by the Serrano Segovia family. Accordingly, as of such date, the Serrano Segovia family controlled approximately 92% of the voting power of our capital stock. Such voting power controlled by the Serrano Segovia family will vary from time to time, depending upon the number of Series A Shares held by the Serrano Segovia family and by the CPO Trust or others.

        As of June 30, 2004, Messrs. Javier Segovia Serrano, Mario Mohar Ponce, Brad Lee Skinner and Horacio Reyes Guzmán beneficially owned Series A Shares of Grupo TMM. Each of these individuals owned less than 1% of the outstanding Series A Shares, and other than as set forth under "Major

Shareholders and Related Party Transactions—Major Shareholders" no other directors, alternate directors or executive officers owned any shares of our capital stock. As of June 30, 2004, Messrs. José F. Serrano Segovia and Ramón Serrano Segovia together with their sister, Ms. Teresa Serrano Segovia, controlled an aggregate of 26,335,188 Series A Shares, representing 46.2% of the outstanding Series A Shares.

        Series A Shares were contributed to the CPO Trust established with a 30-year term by Nacional Financiera, S.N.C. (the "CPO Trustee") on November 24, 1989. The CPO Trustee authorized the issuance of non-redeemable ordinary participation certificates (certificacíones de participación ordinarios no amortizables) ("CPOs") that correspond to our Series A Shares. One CPO may be issued for each Series A Share contributed to the CPO Trust. CPOs constitute separate negotiable instruments different and apart from the Series A Shares, and afford to their holders only economic rights with respect to the Series A Shares held in the CPO Trust. Such voting rights are exercisable only by the CPO Trustee, which is required by the terms of the CPO Trust to vote such Series A Shares in the same manner as holders of a majority of the outstanding Series A Shares not held in the CPO Trust and voted at the relevant meeting. Mexican and non-Mexican investors may hold CPOs without restrictions of any kind. The acquisition of Series A Shares representing 5% or more of the capital stock of Grupo TMM by any person or group of persons (other than the Serrano Segovia family and the CPO Trustee), in one or a series of simultaneous or successive transactions requires the prior approval of the Board of Directors. As of June 30, 2004, the CPO Trustee held CPO's underlying an aggregate of 47,827,416 Series A Shares in the form of ADSs.

Management Incentive Program

        As a condition to the willingness of the Committee to proceed with the restructuring, the Company has established a management incentive program (the "MIP") for certain members of its management and other key employees (the "eligible employees"). Pursuant to the MIP, eligible employees earn incentive payments upon the Company's achievement of specified milestones, such as timely completion of the restructuring and early repayment of the Senior Secured Notes. Among others, MIP incentive benchmarks will include the following:

  •
  1.5 million shares of the capital stock of Grupo TMM will be granted to the eligible employees if the Company effects full repayment of the Senior Secured Notes (including, but not limited to, through refinancing, the application of the proceeds from the sale of the Company's interest in Grupo TFM or other assets, or otherwise). Beginning nine months after the issuance of the Senior Secured Notes and continuing through the end of the thirtieth month subsequent to the settlement date, the amount of shares to be granted to the eligible employees in connection with the attainment of this milestone will decline ratably to zero shares.

SELLING NOTEHOLDERS

        This prospectus relates to the offer and resale of up to $392,646,832 principal amount of the Notes, plus such additional amounts of Senior Secured Notes that may be issued from time to time in connection with payments in kind of interest on the Senior Secured Notes, from time to time by the holders thereof listed below, whom we refer to as the selling noteholders. To the extent necessary, eligible holders of Senior Secured Notes not set forth herein, if any, will be included, as additional selling noteholders, in a post-effective amendment to the registration statement on Form F-1 No. 333-118396. Because the selling noteholders may offer all, some or none of their Notes, no estimate of the Notes that will be held by the selling noteholders after this offering can be provided. The following table shows the names of the selling noteholders and the respective amounts of Notes that may be sold for their account pursuant to this prospectus.

        Except for Promotora Servia, none of the other selling noteholders has held any position, office or other material relationship with us within the past three years.

Name and address of selling noteholder	Amount of Notes offered by this prospectus
Actium Partners, L.P. c/o Baker Nye 477 Madison Avenue, 16th Floor New York, NY 10022	$35,435
AHFP Halcyon c/o Halcyon Offshore Management Company, LLC 477 Madison Avenue, 8th Floor New York, NY 10022	$731,621
Alpha U.S. Sub Fund VI, LLC[1] c/o HMC Management 555 Madison Avenue, 16th'Floor New York, NY 10022	$2,231,958
Ariel CBO, Limited c/o American Express Financial Advisors 216 AXP Financial Center Minneapolis, MN 55474	$2,497,180
The Assets Management Committee of the Coca-Cola Company Master Retirement Trust c/o Fidelity Investments 82 Devonshire Street, E31C Boston, MA 02109	$313,085
Baker Nye, L.P. 477 Madison Avenue, 16th Floor New York, NY 10022	$8,859
Banca Privada d'Andorra Av. Carlemany 119 Escaldes-Engordany Principality of Andorra	$124,859

1
Refer to Footnote 3.

Name and address of selling noteholder	Amount of Notes offered by this prospectus
Cambridge Capital Fund, L.P. c/o Baker Nye 477 Madison Avenue, 16th Floor New York, NY 10022	$2,952
Cambridge Capital Holdings Inc. Deferred Profit Sharing Plan c/o Baker Nye 477 Madison Avenue, 16th Floor New York, NY 10022	$2,953
Cavendish Multiple Strategy II c/o York Capital Management 390 Park Avenue, 15th Floor New York, NY 10022	$321,852
Clarion CBO, Limited c/o American Express Financial Advisors 216 AXP Financial Center Minneapolis, MN 55474	$3,745,770
Fidelity Advisor Series II: Fidelity Advisor Strategic Income Fund c/o Fidelity Investments 82 Devonshire Street, E31C Boston, MA 02109	$1,695,573
Fidelity FDS — U.S. High Income Pool c/o Fidelity Investments 82 Devonshire Street, E31C Boston, MA 02109	$132,351
Fidelity High Yield Bond Open Mother Board c/o Fidelity Investments 82 Devonshire Street, E31C Boston, MA 02109	$638,694
Fidelity School Street Trust: Fidelity Strategic Income Fund c/o Fidelity Investments 82 Devonshire Street, E31C Boston, MA 02109	$2,802,733
Fidelity Strategic Income Mother Fund c/o Fidelity Investments 82 Devonshire Street, E31C Boston, MA 02109	$75,141
Fidelity Summer Street Trust: Fidelity Capital & Income Fund c/o Fidelity Investments 82 Devonshire Street, E31C Boston, MA 02109	$8,643,041

Fidelity U.S. High Yield Fund (FIJ) c/o Fidelity Investments 82 Devonshire Street, E31C Boston, MA 02109	$62,580
Gracie Capital International Ltd. 14 Par La Ville Road Hamilton, HM JX Bermuda	$5,727,996
Gracie Capital LP 950 3rd Avenue, 29th Floor New York, NY 10022	$9,612,328
Gracie Capital LP II 950 3rd Avenue, 29th Floor New York, NY 10022	$474,228
Gryphon Hidden Values 2000 Ltd c/o Halcyon Management Company, LLC 477 Madison Avenue, 8`th Floor New York, NY 10022	$5,206,880
Gryphon Hidden Values VI L.P. c/o Halcyon Management Company, LLC 477 Madison Avenue, 8th Floor New York, NY 10022	$1,602,466
Gryphon Hidden Values VI, Limited c/o Halcyon Offshore Management Company, LLC 477 Madison Avenue, 8th Floor New York, NY 10022	$10,864,562
Gryphon Hidden Values VII Ltd c/o Halcyon Offshore Management Company, LLC 477 Madison Avenue, 8th Floor New York, NY 10022	$1,139,287
Guggenheim Portfolio Company VII, LLC[2] c/o Scoggin, LLC 660 Madison Avenue, 20th Floor New York, NY 10021	$4,873,366

2
Scoggin, LLC serves as the investment manager to Guggenheim Portfolio Company VII, LLC. Craig W. Effron and Curtis J. Schenker are the managing members of Scoggin, LLC. Scoggin, LLC, Craig W. Effron and/or Curtis J. Schenker may be deemed to beneficially own the Notes held by Guggenheim Portfolio Company VII, LLC. Each of Scoggin, LLC, Craig W. Effron and Curtis J. Schenker disclaims beneficial ownership of such Notes.

Name and address of selling noteholder	Amount of Notes offered by this prospectus
Guggenheim Portfolio Company XII, LLC 135 East 57th Street New York, NY 10022	$2,405,974
Halcyon Event-Driven Strategies Fund, L.P. c/o Halcyon Management Company, LLC 477 Madison Avenue, 8th Floor New York, NY 10022	$2,083,547
Halcyon Fund, LP c/o Halcyon Management Company, LLC 477 Madison Avenue, 8th Floor New York, NY 10022	$8,188,034
Halcyon MAC 19 Ltd c/o Halcyon Offshore Management Company, LLC 477 Madison Avenue, 8th Floor New York, NY 10022	$5,453,134
Halcyon Offshore Enhanced Master Fund c/o Halcyon Offshore Management Company, LLC 477 Madison Avenue, 8th Floor New York, NY 10022	$1,107,041
Halcyon Offshore Event Driven Strategies Fund c/o Halcyon Offshore Management Company, LLC 477 Madison Avenue, 8th Floor New York, NY 10022	$19,247,475
Halcyon Special Situations, LP c/o Halcyon Management Company, LLC 477 Madison Avenue, 8th Floor New York, NY 10022	$1,121,622
Hampton Multi-Strategy Fund, L.P. c/o Baker Nye 477 Madison Avenue, 16th Floor New York, NY 10022	$3,221,026
Hampton Multi-Strategy Offshore Fund, Ltd. c/o Baker Nye 477 Madison Avenue, 16th Floor New York, NY 10022	$25,099

Name and address of selling noteholder	Amount of Notes offered by this prospectus
Harbert Distressed Investment Master Fund, Ltd.[3] c/o HMC Management 555 Madison Avenue, 16th Floor New York, NY 10022	$121,729,356
HFR Asset Management, LLC c/o Halcyon Offshore Management Company, LLC 477 Madison Avenue, 8th Floor New York, NY 10022	$1,162,114
HFR Ed Opportunity II Master Trust c/o Para Advisors Inc. 520 Madison Avenue, 8th Floor New York, NY 10022	$212,667
HFR Ed Select Fund IV Master Trust DTD 7/16/01 c/o York Capital Management 390 Park Avenue, 15th Floor New York, NY 10022	$732,496
Illinois Municipal Retirement Fund Master Trust c/o Fidelity Investments 82 Devonshire Street, E31C Boston, MA 02109	$1,302,436
The Jay Goldman Master Limited Partnership 152 West 57`th Street New York, NY 10019	$3,872,240
Jet Capital Arbitrage and Event Fund I, L.P. 667 Madison Avenue, 9th Floor New York, NY 10021	$7,634,651
JMB Capital Partners, L.P. 1999 Avenue of the Stars, Suite 2040 Los Angeles, CA 90067	$10,283,193

3
HMC Distressed Investment Offshore Manager, L.L.C. ("HMC Management") is the sole investment manager of Harbert Distressed Investment Master Fund, Ltd. (the "Master Fund"). HMC Investors, L.L.C. ("HMC Investors") is the managing member of HMC Management. Philip Falcone, a member of the HMC Management, acts as the portfolio manager of the Master Fund on behalf of HMC Management and is the portfolio manager of Alpha U.S. Sub Fund VI, LLC, which is a separately managed account. Raymond J. Harbert and Michael D. Luce are also members of HMC Investors. HMC Management, HMC Investors and Messrs. Falcone, Harbert and Luce may also be deemed to beneficially own or have shared power to dispose or direct the disposition of certain of the Notes. HMC Management, HMC Investors and Messrs. Falcone, Harbert and Luce specifically disclaim beneficial ownership in the Notes except to the extent of their respective pecuniary interests.

Name and address of selling noteholder	Amount of Notes offered by this prospectus
L.A., Inc.[4] 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745	$13,662,781
Lyxor / York Fund Limited c/o York Capital Management 390 Park Avenue, 15th Floor New York, NY 10022	$1,925,704
MSS Distressed & Opportunity 1 c/o Para Advisors Inc. 520 Madison Avenue, 8th Floor New York, NY 10022	$25,028
Outrider Master Fund, L.P. One Sansome Street, Suite 1808 San Francisco, CA 94104	$1,878,513
Owl Creek I, L.P. c/o Owl Creek Asset Management, L.P. 410 Park Avenue, Suite 420 New York, NY 10022	$1,032,806
Owl Creek II, L.P. c/o Owl Creek Asset Management, L.P. 410 Park Avenue, Suite 420 New York, NY 10022	$5,139,148
Owl Creek Overseas Fund, Ltd. c/o Owl Creek Asset Management, L.P. 410 Park Avenue, Suite 420 New York, NY 10022	$10,628,151
Para Focus L.P. 520 Madison Avenue, 8th Floor New York, NY 10022	$43,779
Para International Fund Ltd. c/o Citco Fund Services (Cayman Islands) Limited Corporate Centre, West Bay Road P.O. Box 31106 SMB Grand Cayman, Cayman Islands BWI	$1,102,471
Para Investors L.P. 520 Madison Avenue, 8th Floor New York, NY 10022	$405,268
Para Partners L.P. 520 Madison Avenue, 8th Floor New York, NY 10022	$1,660,051

4
L.A., Inc. is an affiliate of J.B. Hunt wich received $13,662,781 of Senior Secured Notes in a private placement on August 11, 2004, as consideration for the cancellation of the J.B. Hunt Note.

Name and address of selling noteholder	Amount of Notes offered by this prospectus
Promotora Servia, S.A. de C.V. Av. Paseo de la Reforma No. 610 Col. Lomas de Chapultepec Mexico, D.F. 11000	$6,500,000
Provident Advisors, LLC 294 Grove Lane East, Suite 280 Wayzata, MN 55391	$1,602,998
Redwood Master Fund, Ltd. 910 Sylvan Avenue Englewood Cliffs, NJ 07632	$7,078,866
Rossburn International Inc. c/o York Capital Management 390 Park Avenue, 15th Floor New York, NY 10022	$146,453
Sargeant Capital Ventures, LLC 950 3rd Avenue, 29th Floor New York, NY 10022	$125,011
Scoggin Capital Management, LP II5 660 Madison Avenue, 20th Floor New York, NY 10021	$15,245,839
Scoggin International Fund, Ltd.[6] c/o Scoggin, LLC 660 Madison Avenue, 20th Floor New York, NY 10021	$15,304,635
Scoggin Worldwide Fund, Ltd.[7] c/o Scoggin, LLC 660 Madison Avenue, 20th Floor New York, NY 10021	$5,357,186

5
S&E Partners, LP is the general partner of Scoggin Capital Management, LP II. Scoggin, Inc. is the general partner of S&E Partners, LP. Craig W. Effron and Curtis J. Schenker control Scoggin, Inc. S&E Partners, LP, Scoggin, Inc., Craig W. Effron and/or Curtis J. Schenker may be deemed to beneficially own the Notes held by Scoggin Capital Management, LP II. Each of S&E Partners, LP, Scoggin, Inc., Craig W. Effron and Curtis J. Schenker disclaims beneficial ownership of such Notes.

6
Scoggin, LLC serves as the trading advisor to Scoggin International Fund, Ltd. Craig W. Effron and Curtis J. Schenker are the managing members of Scoggin, LLC. Scoggin, LLC, Craig W. Effron and/or Curtis J. Schenker may be deemed to beneficially own the Notes held by Scoggin International Fund, Ltd. Each of Scoggin, LLC, Craig W. Effron and Curtis J. Schenker disclaims beneficial ownership of such Notes.

7
Scoggin, LLC serves as the trading advisor to Scoggin Worldwide Fund, Ltd. Craig W. Effron and Curtis J. Schenker are the managing members of Scoggin, LLC. In addition, Craig W. Effron and Curtis J. Schenker are directors of Scoggin Worldwide Fund, Ltd. Scoggin, LLC, Craig W. Effron and/or Curtis J. Schenker may be deemed to beneficially own the Notes held by Scoggin Worldwide Fund, Ltd. Each of Scoggin, LLC, Craig W. Effron and Curtis J. Schenker disclaims beneficial ownership of such Notes.

Name and address of selling noteholder	Amount of Notes offered by this prospectus
Sobie Capital Advisors, LLC 950 3rd Avenue, 29thFloor New York, NY 10022	$125,011
Sphinx Special Situations Fund c/o Halcyon Management Company, LLC 477 Madison Avenue, 8th Floor New York, NY 10022	$1,230,056
Sphinx Special Situations (Para International) Segregated Portfolio c/o Para Advisors Inc. 520 Madison Avenue, 8th Floor New York, NY 10022	$228,929
Trustees of Dartmouth College Main Endowment Fund c/o Baker Nye 477 Madison Avenue, 16th Floor New York, NY 10022	$5,907
Woodmont Investments, Ltd. c/o Equity Trust P.O. Box 438 Palm Grove House Roadtown Tortola BVI	$11,667,883
Xavex Risk Arbitrage 4 Fund c/o Para Advisors Inc. 520 Madison Avenue, 8th Floor New York, NY 10022	$75,083
York Capital Management, L.P. c/o York Capital Management 390 Park Avenue, 15th Floor New York, NY 10022	$3,393,134
York Credit Opportunities Fund, L.P. c/o York Capital Management 390 Park Avenue, 15th Floor New York, NY 10022	$5,887,417
York Global Value Partners, L.P. c/o York Capital Management 390 Park Avenue, 15th Floor New York, NY 10022	$2,368,122
York Investment Limited c/o York Capital Management 390 Park Avenue, 15th Floor New York, NY 10022	$12,923,714

York Select Unit Trust c/o York Capital Management 390 Park Avenue, 15th Floor New York, NY 10022	$2,091,486
York Select, L.P. c/o York Capital Management 390 Park Avenue, 15th Floor New York, NY 10022	$2,996,854
Z-1 CDO 1996, Ltd c/o U.S. Bank Corporate Trust Services Attn: Mona Nguyen One Federal Street, 3rd Floor Boston, MA 02110	$4,994,368
Zurich Institutional Benchmark Masterfund Ltd — Event Driven c/o Halcyon Management Company, LLC 477 Madison Avenue, 8th Floor New York, NY 10022	$2,444,318

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

        The following table indicates, as of June 30, 2004, unless otherwise indicated, the persons or groups who or which we know to be the record owners or to have voting control of shares representing more than 5% of our outstanding Series A Shares. For your convenience, we have also included the beneficial ownership amounts with respect to these individuals or entities, which are calculated in accordance with the guidelines of the SEC. Accordingly, each person with shared voting and dispositive power with respect to certain securities may be deemed to own the totality of such securities for purposes hereof.

	Actual Ownership
				Beneficial Ownership
Owner	Series A Shares
		ADSs	Total	Amount	Percent
José F. Serrano Segovia(a)(b)	4,136,676	6,279,448	10,416,124	26,335,188	46.2%
Ramón Serrano Segovia(a)(b)	2,577,827	4,897,639	7,475,466	11,638,880	20.4%
Teresa Serrano Segovia(a)(b)	150,000	4,130,184	4,280,184	4,280,184	7.5%
Servicios Directivos Servia, S.A. de C.V.(a)(b)	1,000,000	3,162,914	4,162,914	4,162,914	7.3%
Promotora Servia, S.A. de C.V.(a)(b)	500	0	500	4,163,414	7.3%
Lockheed Martin(c)	0	2,740,100	2,740,100	2,740,100	4.8%
Williams, Jones & Associates, Inc.(d)	0	2,850,964	2,850,964	2,850,964	5.0%

(a)
Based upon information set forth in a Schedule 13D filed on May 28, 2002. The Schedule 13D was filed by the following persons, all of whom disclaim membership in a group: José F. Serrano Segovia, who is deemed to beneficially own 26,335,188 Series A Shares (46.2%), and who has the sole power to vote 22,171,774 of such shares, the sole power to dispose of 10,416,124 of such shares, and who has the shared power to vote and dispose of 4,163,414 of such shares; Ramón Serrano Segovia, who is deemed to beneficially own 11,638,880 Series A Shares (20.4%), and who has the sole power to vote none of such shares, the sole power to dispose of 7,475,466 of such shares and the shared power to vote and dispose of 4,163,414 of such shares; Teresa Serrano Segovia, who beneficially owns and has the sole power to dispose of 4,280,184 Series A Shares (7.5%); Servicios Directivos Servia, S.A. de C.V., which beneficially owns and has the shared power to vote and dispose of 4,162,914 Series A Shares (7.3%); and Promotora Servia, S.A. de C.V., which beneficially owns and has the shared power to vote and dispose of 4,163,414 Series A Shares (7.3%).

(b)
As of June 30, 2004, (i) 15,307,271 of the 22,172,274 Series A Shares beneficially owned by José, Ramón and Teresa Serrano Segovia are represented by ADSs representing CPOs which correspondingly represent financial interests in the same number of Series A Shares and (ii) 3,162,914 of the 4,162,914 Series A Shares beneficially owned by Servicios Directivos Servia, S.A. de C.V. were represented by ADSs. José, Ramón and Teresa Serrano Segovia have jointly pledged 6,153,000 ADSs and 574,150 Series A Shares to Citibank, N.A. to secure a demand loan in the principal amount of $6.4 million. José and Ramón Serrano Segovia have jointly pledged (i) 5,487,000 ADSs to JPMorgan Chase Bank to secure loans in the aggregate amount of $8.2 millon and (ii) 6,140,353 Series A Shares to Ixe Banco, S.A., Institución de Banca Múltiple, Ixe Grupo Financiero, to secure a loan in the principal amount of $3.0 million and Teresa Serrano Segovia has pledged 850,000 ADSs and 150,000 Series A Shares to Banco Interacciones S.A., Institución de Banca Múltiple, Grupo Financiero Interacciones, to secure a loan in the aggregate amount of $18.9 million Mexican pesos. Servicios Directivos Servia, S.A. de C.V. has pledged (i) 300,000 ADSs and 574,150 Series A Shares to JPMorgan Chase Bank to secure a loans in the aggregate amount of $8.2 million of loans referenced above, (ii) 702,914 ADSs and 425,850 Series A Shares to Citibank, N.A. secure a demand loan in the principal amount of $6.4 million of loans referenced above, and (iii) 1,160,000 Series A Shares to Argyll Equities LLC to secure a loan in the aggregate principal amount of $1.5 million.

(c)
Based upon information contained in such company's Schedule 13F filed as of June 30, 2004.

(d)
Based upon information contained in such company's Schedule 13F filed as of June 30, 2004.

Related Party Transactions

  Maple Board Member

        Robert Carl Rosenthal, a director of the Company, has been employed by Maple Securities since 1996 and is currently responsible for the operation of Maple Securities' offices in the United States, United Kingdom and Italy. Mr. Rosenthal is Global Head of Capital Markets and a member of the Executive Committee of Maple Financial. He is also President of Maple Securities U.S.A. Inc. and is a director of Maple Securities.

        In addition, Juan Pablo Mariño, an alternate director of the Company, is currently a director of Maple Trade Finance Corp., an affiliate of Maple Securities.

        The Company and certain of its subsidiaries are parties to the securitization facility along with Maple Bank GmbH (an affiliate of both Maple Securities and Maple Trade Finance Corp.), which is the holder of the certificates issued under the securitization facility. At December 29, 2003, following a refinancing of the securitization facility, Maple Bank GmbH held $76.3 million in principal amount of certificates under the securitization facility. Funding for the refinancing was arranged by the U.S.-based Maple Commercial Finance Group, a division of Toronto-based Maple Financial Group Inc., and funding was provided by its affiliate, Maple Bank GmbH, a German commercial bank. On May 25, 2004 and June 10, 2004, we and certain subsidiaries amended the securitization facility to adjust the net outstanding amount under the securitization facility to $78.2 million under the same terms and conditions existing prior to such adjustment. We currently have $74.8 million of net Certificates outstanding under the securitization facility.

  Promotora Servia Agreements

        We and Promotora Servia agreed to terminate a professional services agreement with Grupo Servia, pursuant to a termination agreement, as amended (the "Termination Agreement"). In accordance with the terms of the Termination Agreement, we and Promotora Servia agreed to terminate the Management Agreement effective March 6, 2003. In accordance with the terms of the Termination Agreement, we ceased paying for management services received from Promotora Servia at the end of July of 2001. Promotora Servia is owned by members of the Serrano Segovia family: 57.14% by José F. Serrano Segovia and 42.86% by Ramón Serrano Segovia.

        We and Grupo Servia entered into a tax benefits contract dated December 5, 2001 (the "Tax Benefits Agreement") providing for the transfer to us of certain of the benefits derived from Grupo Servia's ability to consolidate the results of its subsidiaries and affiliates and providing for a payment to Promotora Servia of $9.4 million by us in respect of such benefits. On December 31, 1991, Grupo Servia obtained an authorization from the Ministry of Finance and Public Credit to consolidate its results with each and every one of its subsidiaries or affiliates for tax purposes (the "Fiscal Consolidation"). Pursuant to the Tax Benefits Agreement, Grupo Servia assigned to us the benefits derived from the Fiscal Consolidation.

        On April 30, 2003, we amended the terms of the Termination Agreement with Promotora Servia to extend the payment date for a portion of the amount owed until May 30, 2003. We paid $20.4 million

(representing the amount owed under the Tax Benefits Agreement and the portion of the amount owed under the Termination Agreement that was not extended) to Promotora Servia on April 30, 2003. The remaining unpaid balance owed to Promotora Servia was $6.5 million, and as payment in full for such obligations Promotora Servia received Senior Secured Notes in lieu of a cash payment containing the same payment terms as those offered in the restructuring in an aggregate principal amount equal to such remaining unpaid balance.

  Seacor

        Through a joint venture, Grupo TMM (60% interest) and Seacor Inc. (40% interest) participate in the offshore services industry sector through their subsidiaries Seamex International, Ltd. and Marítima Mexicana, S.A. ("Marmex"). Seacor is one of the largest U.S. companies engaged in operating supply ships and supplying support services to the offshore drilling platforms in the Gulf of Mexico. Marmex operates offshore vessels providing services to the Mexican offshore drilling site in the Cantarell field in the southern part of the Gulf of Mexico. Seamex International, Ltd. and Seacor have internal arrangements through which each company may receive or transfer money in accordance with its cash requirements, as well as provide agency services and repair services to each other. The account receivable at December 31, 2002 and 2003 of $546,000 and $593,000, respectively, correspond to agency services and repairs provided.

KCS Transportation Company Management Services Agreement

        TFM and KCS Transportation Company entered into a management services agreement pursuant to which KCS Transportation Company agreed to provide certain rail consulting and management services to TFM. Pursuant to this agreement, KCS Transportation Company agreed to make available to TFM executive rail managers familiar with U.S. railroad practices and methods, including its President and Chief Executive Officer, an operations manager, a marketing manager, a plant maintenance manager and a terminal operations manager, to assist in the development of operating and marketing practices and strategies. TFM agreed to reimburse KCS Transportation Company quarterly in arrears for the costs of its agents and employees and out-of-pocket expenses incurred in connection with the provision of such services. The management services agreement was for an initial term of 12 months commencing May 1997 and was renewable for additional one-year periods.

        On April 30, 2002, TFM and KCS, as successor in interest through the merger into KCS Transportation Company, entered into an amendment to the management services agreement that provides for automatic renewal of the agreement and compensates KCS for its services under the agreement. The amendment states that KCS is entitled to receive (1) $2.5 million paid in nine equal monthly installments beginning in April 2002, as compensation for services rendered between January 1, 1999 and December 31, 2000; (2) an additional $2.5 million in a lump sum payment on or before January 2, 2003 (as of the date hereof, this payment is still pending) as compensation for services rendered from January 1, 2001 through December 31, 2002; and (3) quarterly service payments, payable in arrears, for the period beginning January 1, 2003 at an annual rate of $1.25 million. The management services agreement is terminable by either party upon sixty days' written notice.

        See Note 11 to our annual audited consolidated Financial Statements for further information with respect to related party transactions.

LEGAL PROCEEDINGS

Dispute with Kansas City Southern

        On April 20, 2003, we entered into the Acquisition Agreement with KCS, which owns a 49% voting interest in Grupo TFM, under the terms of which we were to sell our entire interest in Grupo TFM, which owns 80% of TFM and through which our railroad operations are conducted. Under the agreement, KCS was to acquire our interest in Grupo TFM in exchange for $200 million in cash and 18,000,000 shares of common stock of KCS's successor corporation. In addition, we were to have the right to receive an additional Earnout of up to $175 million in cash ($180 million if KCS elected to defer a portion of the payment) in the event that the pending VAT claim against the Mexican government by TFM was successfully resolved prior to the execution by the Mexican government of its "put" rights in certain shares of TFM and the amount of VAT Proceeds received was greater than the purchase price of the "put" shares held by the Mexican government. Completion of the TFM Sale was subject to approval by (i) holders of our Old Senior Notes, (ii) the shareholders of KCS and (iii) the shareholders of Grupo TMM, receipt of certain governmental approvals in the United States and Mexico and other customary conditions.

        Subsequent to the execution of the Acquisition Agreement, KCS representatives undertook certain activities that we believe jeopardized the economic value to be realized by us and our shareholders from the sale of Grupo TFM. We believe these actions interfered with our ability to realize the Earnout and also created the potential for serious detriment to the value of the KCS shares we were to receive in the transaction.

        On August 18, 2003, our shareholders voted to reject the Acquisition Agreement. In addition, our board of directors met on August 22, 2003 and voted to terminate the Acquisition Agreement. We sent a notice of termination of the Acquisition Agreement to KCS that day. On August 29, 2003, KCS sent a notice of dispute to us and filed a complaint in the Delaware Chancery Court, requesting a preliminary injunction to enjoin us from violating the terms of the Acquisition Agreement pending a subsequent decision by a panel of arbitrators regarding whether the Acquisition Agreement was still in force. KCS simultaneously filed a suit against Grupo TFM and TFM (and its director appointed by Grupo TMM) in Mexico, alleging that Grupo TFM had taken certain actions without fulfilling certain procedural requirements regarding notice of a board of directors meeting. We responded to the action by asserting that Grupo TMM had properly terminated the Acquisition Agreement.

        On October 22, 2003, the Delaware Chancery Court granted KCS's request for an injunction, maintaining the status quo and issued an order requiring us and KCS not to violate any of the terms of the Acquisition Agreement pending arbitration of the issues. On October 31, 2003, KCS filed a demand for arbitration before the American Arbitration Association, pursuant to the Acquisition Agreement's dispute resolution provisions seeking, among other things, a declaration that the Acquisition Agreement was wrongfully terminated and that we breached our obligations thereunder. KCS is seeking specific performance of our obligations under the Acquisition Agreement or, in the alternative, monetary damages in the amount of at least $500 million.

        On November 18, 2003, Grupo TMM filed a response denying KCS's allegations and asserting counterclaims requesting, among other things, declaratory relief in the form of a finding that Grupo TMM properly terminated the Acquisition Agreement and awarding Grupo TMM damages for KCS's breach of the Acquisition Agreement.

        Pursuant to the Acquisition Agreement's dispute resolution provisions, we and KCS each selected one arbitrator, and those two arbitrators jointly selected a third arbitrator. On December 8, 2003, we and KCS participated in a preliminary hearing with the arbitrators during which the arbitrators deliberated whether the issue of the Acquisition Agreement's continued effectiveness should be bifurcated from the other issues in the case. On December 22, 2003, the panel bifurcated the issue of whether Grupo TMM properly terminated the Acquisition Agreement from the other disputed issues between the parties and scheduled a hearing on that issue. On February 2, 3 and 4, 2004, a hearing was held in New York on the issue of whether Grupo TMM's termination was proper. We maintained that we properly terminated the Acquisition Agreement while KCS sought a declaration that the Acquisition Agreement was wrongfully terminated. On February 19, 2004, we and KCS filed post-hearing briefs with the panel. In March 2004, the arbitration panel issued a ruling solely on the issue of the termination of the agreement by Grupo TMM based on the failure of the stockholders to approve the TFM Sale at the stockholder meeting held in August 2003. The panel ruled that the termination on this basis was not effective and that the Agreement remained in effect and binding on the parties unless otherwise terminated in accordance with its terms or by law. The parties have entered into a stipulation under which further arbitration proceedings have been deferred and each party reserved its rights to pursue further proceedings at any time. We cannot predict the ultimate outcome of any further arbitration on the remaining disputed issues. If KCS were to be awarded substantial damages in any such proceeding, it could have a material adverse effect on our business.

        Since the issuance in April 2004 of the order and stipulation by the arbitration panel pursuant to which the parties agreed not to request a scheduling order at that time, the Company and KCS and their respective representatives have engaged in discussions regarding the potential settlement of the dispute and the possible amendment of the existing Acquisition Agreement. There is no assurance that the parties will be able to agree on the terms of any settlement or amendment or, if an agreement is reached, as to the terms of that agreement. The transaction contemplated by the existing Acquisition Agreement would constitute a "Qualifying Disposition" under the indenture governing the Senior Secured Notes that would permit the Company to complete the transaction without any further consent or approval of the holders of the Senior Secured Notes, subject to compliance with certain conditions, such as receipt of required fairness opinions and a limitation on the ability of KCS to exercise a right to pay a portion of the cash purchase price in additional shares of KCS common stock if the cash consideration would be less than 35% of the principal amount of, and accrued unpaid interest on, the Senior Secured Notes outstanding at the time the transaction completed. The Company expects that any transaction pursuant to any amended Acquisition Agreement would also constitute a Qualifying Disposition. As a result, if an agreement is reached on that basis, the Company would be permitted under the indenture governing the Senior Secured Notes to complete any transaction provided for under an amended agreement without any further consent or approval from the holders of the Senior Secured Notes.

Other Legal Disputes involving Kansas City Southern

        Several Grupo TFM and TFM board of directors meetings have taken place since August 25, 2003. KCS and certain of its representatives have initiated judicial proceedings in Mexico seeking the nullification of such board meetings. In addition, KCS has initiated another proceeding seeking the nullification of Grupo TFM's November 24, 2003 shareholders' meeting. Finally, Nafta Rail S.A. de C.V. ("Nafta Rail"), an affiliate of KCS, initiated proceedings against us, TMM Multimodal, Grupo TFM, The Bank of New York, as trustee of the Logistics Trust-2000-A, Citibank, N.A., and Maple Trade Finance Corp. among others, seeking the court's declaration of the nullity of the Option Agreement entered into by TMM Multimodal and The Bank of New York, as trustee of the Logistics Trust-2000-A. Defendants have requested that Nafta Rail's claims must be resolved in arbitration and The Bank of New York, Citibank, N.A., and Maple Trade Finance Corp., are in the process of being served. We believe that KCS's claims in this connection are without merit. At present, we have responded to all claims concerning which we have been served. Although we cannot assure the outcome of the proceedings resulting from these claims, we believe that none of the underlying claims initiated by KCS in Mexico, if ultimately determined in favor of KCS, will have a material adverse effect on us, Grupo TFM or TFM.

Other Legal Proceedings

        On June 14, 2004, the Supreme Court of the State of New York issued partial summary judgment in favor of HFTP Investment, L.L.C., Gaia Offshore Fund Ltd. and Caerus Fund, Ltd. in connection with the lawsuit seeking a declaratory judgment that the conversion price and number of American Depositary Shares ("ADSs") of the Company issuable upon exercise of the Company's note linked securities should be adjusted. The court determined that, under the terms of the note linked securities, the announcement of the sale of the Company's interest in TMM Ports and Terminals and of the Company's interest in Grupo TFM triggered the Company's obligation to adjust the exercise price of the note linked securities and the number of ADSs acquirable upon exercise thereof. The judge has not ruled on plaintiffs' specific claims for relief, including whether the plaintiffs are entitled to any damages. Further proceedings will be held on those issues. The Company does not believe these claims will have a material adverse effect on its business or operations.

        On September 14, 2001, the Mexican Ministry of Finance and Public Credit notified us of a tax assessment in the amount of ps. 326.0 million (equivalent to approximately $34.0 million dollars), for certain alleged irregularities detected in a tax audit involving the fiscal years 1995 and 1996. Our management believes that such assessment has no merit and has prepared its legal defense accordingly. We have not provided for this contingency in our Financial Statements.

        TFM and Ferromex have not been able to agree upon the rates each of them is required to pay to the other for interline services and haulage and trackage rights. Therefore, in accordance with TFM's rights under the Mexican railroad services law and regulations, in February 2001, TFM initiated an administrative proceeding requesting a determination of such rates by the Ministry of Transportation.

        In September 2001, Ferromex filed a legal claim against TFM relating to the payments that TFM and Ferromex are required to make to each other for interline services, trackage and haulage rights. TFM believes that this claim is without merit since (i) such claim is without legal basis and (ii) both companies owed each other payments for interline services, trackage and haulage rights. Accordingly, TFM believes that the outcome of this claim will not have a material adverse effect on its financial condition. On September 25, 2002, the Third Civil Court of Mexico City rendered a judgment in favor of TFM. Ferromex appealed the judgment and TFM prevailed on the appeal. Ferromex then proceeded to the "amparo" proceedings before the Federal Courts of Mexico and obtained a resolution ordering the higher local court to review the case again exclusively with respect to the interline services part of the original claim. The higher local court issued a new ruling which both Ferromex and TFM contested in a new "amparo" proceeding at the Federal Court. Both parties obtained a favorable resolution. On March 22, 2004, the higher local court, in full compliance with the Federal Court resolution, issued a new resolution confirming the ruling issued on September 25, 2002 by the Third Civil Court of Mexico City in favor of TFM. On April 14, 2004, Ferromex filed a new legal claim ("incidente de repetición de acto reclamado") before the Federal Courts, which TFM is currently vigorously contesting. While TFM believes it is likely to succeed in the latest action before the Federal Courts, TFM cannot assure that it will ultimately prevail.

        In connection with the Ferromex claim, Ferromex temporarily prevented TFM from using certain short trackage rights which TFM has over a portion of its route running from Celaya to Silao, which is the site of a General Motors plant from where TFM transports finished vehicles to the border crossing at Nuevo Laredo. Ferromex was subsequently ordered by the court to resume giving us access, and in October 2001, TFM filed a counterclaim against Ferromex relating to these actions. TFM has also initiated several judicial and administrative proceedings at the Ministry of Transportation to seek the imposition of sanctions on Ferromex for violations to the trackage rights in the route from Celaya to Silao, which to date have not been resolved.

        In May 2004, Ferromex filed a new legal claim against TFM relating to the payments that TFM and Ferromex are required to make to each other for interline services under similar grounds as described above. As mentioned, while TFM believes it is likely to succeed in the latest action before the Courts, TFM cannot assure that it will ultimately prevail.

        TFM has also initiated several administrative and judicial proceedings (including criminal actions) against Ferromex and the Ministry of Transportation in connection with its trackage rights in Altamira, Monterrey, Topo Grande-Chipinque, Guadalajara, Arellano-Chicalote, Ramos Arizpe-Encantada, and Pedro C. Morales-Cerro de la Silla. While TFM has been able to terminate certain of these administrative proceedings on the basis of certain arrangements and resolutions from the SCT, given the scope and complexity of the remaining open administrative proceedings, TFM cannot predict whether it will ultimately prevail on such proceedings.

        In November 2000, TFM and Ferromex submitted a request to the SCT asking the SCT to determine the manner in which the trunkage rights payments between TFM and Ferromex should be computed. In March 2002, the Ministry of Transportation issued its ruling in response to TFM's and Ferromex's request, establishing a rate to be charged for trackage rights using the criteria set forth in the Mexican railroad services law and regulations. TFM is appealing the ruling and requesting a suspension of the effectiveness of the ruling pending resolution of its appeal. TFM cannot predict whether it will ultimately prevail. TFM believes that even if the rates established in the ruling go into effect and TFM and Ferromex begin using the long-distance trackage rights over each other's rail line, this will not have a material adverse effect on TFM's results of operations. A separate ruling was issued confirming TFM's right to use the Celaya-Silao stretch of Ferromex track, which was appealed by Ferromex before Federal Courts obtaining the suspension of such ruling. TFM requested and obtained an "amparo" proceeding against such suspension and Ferromex appealed the resolution granting the "amparo" to TFM. On January 9, 2004, the Higher Federal Court confirmed the "amparo" resolution granted to TFM and therefore TFM's right to use the Celaya-Silao stretch of Ferromex track. TFM cannot predict whether it will ultimately prevail in the main procedure regarding TFM's right to use the Celaya-Silao stretch of Ferromex track.

        Both Ferromex and TFM have initiated several judicial and administrative proceedings in connection with the amounts payable to each other for interline services, haulage and trackage rights. Those procedures continue under litigation and therefore are pending of final resolution.

        In December 2001, disputes arose between us and KCS resulting from a dividend declaration by Grupo TFM and a lease transaction between TFM and Mexrail involving the international rail bridge in Laredo, Texas. KCS and KCS initiated legal actions in the State of Delaware and in Mexico. Preserving our respective interpretations of the operative agreements in connection with our dispute over the sale of Mexrail, we and KCS reached an agreement pursuant to which we and KCS sold our equity interests in Mexrail to TFM for $32.6 million and $31.4 million, respectively. As a result, Mexrail became a consolidated subsidiary of TFM and a restricted subsidiary under the respective indentures governing TFM's notes. We and KCS also agreed to discontinue the litigation on these matters in Delaware and in Mexico. Furthermore, the dividend declared by Grupo TFM was nullified in Mexico, and accordingly, the dividends paid to us, KCS, Nafin and FNM have been returned to Grupo TFM.

        We are a party to various other legal proceedings and administrative actions, all of which are of an ordinary or routine nature and incidental to our operations. Although it is impossible to predict the outcome of any legal proceeding, in the opinion of our management, such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on our financial condition, results of operations or liquidity. For information regarding our pending tax assessment, see Note 14 to our annual audited Financial Statements.

DESCRIPTION OF SIGNIFICANT INDEBTEDNESS AND
SECURITIZATION FACILITY

Securitization Facility

        Pursuant to the securitization facility, we and certain of our subsidiaries sold receivables (including certain future receivables) to a trust which, in turn, issued certificates to investors ("Certificates"). For accounting purposes, the securitization facility represents the total U.S. dollar amount for future services pending to be rendered to customers under the securitization facility and is so reflected in our financial statements.

        On August 19, 2003, we and certain subsidiaries entered into amended and restated agreements relating to the securitization facility which began in December 2001. The agreements modified and restated certain provisions of the securitization facility, increased the outstanding amount of the securitization facility and shortened the maturity date from 2008 to 2006. On December 29, 2003, we further amended the securitization facility to increase the amounts outstanding by an additional $25 million. On May 25, 2004 and June 10, 2004, we and certain subsidiaries amended the securitization facility to adjust the net outstanding amount under the securitization facility to $78.2 million under the same terms and conditions existing prior to such adjustment. As of June 30, 2004, we had $74.8 million of net Certificates outstanding under the securitization facility.

        Pursuant to the agreements relating to the securitization facility, (i) if collections of the receivables held by the trust do not provide sufficient funds to make the required quarterly payments on the Certificates and to maintain required levels of reserve accounts established as part of the securitization facility, we and our subsidiaries participating in the program are required to pay to the trust an amount sufficient to cover any shortfall in the collections from such receivables, and (ii) upon the happening of certain events, including the completion of certain asset sales, the receipt of VAT proceeds in certain circumstances, as well as the failure to comply with certain covenants or to make mandatory payments of principal and interest on the Certificates, we are required to repurchase from the trust all of the receivables then held by the trust for an amount equal to the remaining outstanding principal of and accrued interest on the Certificates, together with certain expenses and fees of the trustee. Upon the repayment in full of the Certificates, we can direct the trust to pay the Company and its subsidiaries any receivable amounts collected by it subject to any restrictions set forth in the Indenture and security agreements.

        Pursuant to the securitization facility, the shares of Grupo TFM held by TMM Multimodal were subject to a call option in favor of the holders of the Certificates issued by the trust established pursuant to the securitization facility. The holders of the Certificates agreed, upon consummation of the Exchange Offer, to amend the securitization facility as required to facilitate and permit the Exchange Offer. Accordingly, holders of the Certificates terminated the call option in respect of the Grupo TFM shares and a put option for the sale by the securitization trust to TMM Multimodal of a subordinated certificate in an amount equal to the proceeds of the sale of Grupo TFM shares under the agreements governing the securitization facility in exchange for a first priority security interest in the MM Shares. In connection with the termination arrangements, we contributed the MM Shares to a guaranty trust governed by the laws of Mexico to secure the repayment of our obligations under the agreements governing the securitization facility and our obligations under the Senior Secured Notes, the Indenture, the guarantees and the security agreements. As a result of these events, holders of the certificates have a priority in right of payment over the holders of the Senior Secured Notes with respect to the proceeds of the MM Shares, up to a principal amount not to exceed $76.3 million. Holders of the Certificates and the trustee, at the request of the required percentage of holders of the Senior Secured Notes, may request foreclosure on the MM Shares upon certain "rapid amortization events" under the agreements governing the securitization facility or an event of default under the Indenture governing the Senior Secured Notes, respectively.

        Pursuant to the terms of the indenture governing the Senior Secured Notes, we are permitted in certain circumstances to apply a portion of the proceeds from certain asset sales and VAT recoveries toward our obligations to the holders of the Certificates prior to making certain payments to holders of Senior Secured Notes.

        Our ability to satisfy our obligations under the securitization facility in the future will depend upon our operating performance, including our ability to maintain our existing customer base and increase revenues.

Significant Indebtedness of TFM

TFM 12 1/2% Senior Notes due 2012

        TFM issued senior notes in June 2002. The senior notes are denominated in dollars, bear interest semiannually at a fixed rate of 12 1/2% and mature on June 15, 2012. The senior notes are redeemable at TFM's option on or after June 15, 2007 and, subject to certain limitations, at any time in the event of certain changes in Mexican tax law.

        The senior notes are unsecured, unsubordinated obligations of TFM, rank pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of TFM, and are senior in right of payment to all future subordinated indebtedness of TFM.

TFM 11 3/4% Senior Discount Debentures due 2009

        TFM's debentures denominated in U.S. dollars were issued in June 1997, at a substantial discount from their principal amount of $443.5 million, and no interest accrued on these debentures prior to June 15, 2002. The debentures will mature on June 15, 2009. Interest on the debentures is payable semiannually at a fixed rate of 11 3/4%, commencing on December 15, 2002. The debentures are redeemable, at TFM's option, in whole or in part, at redemption prices stated in the governing indenture.

        The debentures are also redeemable at TFM's option, subject to certain limitations, in the event of certain changes in Mexican tax law. The debentures are unsecured, unsubordinated obligations of TFM, rank pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of TFM and are senior in right of payment to all future subordinated indebtedness of TFM. The debentures are unconditionally guaranteed on an unsecured, unsubordinated basis by Grupo TFM.

TFM Bank Facilities

        On September 17, 2002, TFM entered into two new bank facilities provided by a consortium of banks for an aggregate amount of $250 million in order to refinance its previous $310 million commercial paper program. One of the facilities consists of a two-year commercial paper facility in the amount of $122 million, supported by a letter of credit issued under the bank facility. The new commercial paper facility allows TFM to draw-down advances from time to time, subject to certain terms and conditions. The obligations of the commercial paper facility rank at least pari passu with the other senior unsecured indebtedness of TFM. The commercial paper facility contains customary covenant restrictions, including the maintenance of certain coverage tests, restrictions on certain payments, limitations on dividends, limitations on affiliate transactions and restrictions on asset sales. The other new bank facility is a four-year term loan in the amount of $128 million. The term loan is payable in consecutive semi-annual installments which began in September 2003 and will end in September 2006. The obligations of the term loan facility rank at least pari passu with the other senior unsecured indebtedness of TFM. The term loan facility contains customary covenant restrictions, including the maintenance of certain coverage tests, restrictions on certain payments, limitations on dividends, limitations on affiliate transactions and restrictions on asset sales. TFM used approximately

$60 million of the proceeds of the new bank facilities to retire its commercial paper program. As of June 30, 2004, there was $91.4 million outstanding under the commercial paper facility and $95 million outstanding under the term loan facility. See "Contractual Obligations—Amendment to TFM's Term Loan Facility and Refinancing of TFM's Commercial Paper Program."

TFM 10 1/4% Senior Notes due 2007

        TFM issued the senior notes in June 1997. The senior notes are denominated in dollars, bear interest semiannually at a fixed rate of 10 1/4% and mature on June 15, 2007. The senior notes are redeemable at TFM's option, subject to certain limitations, in the event of certain changes in Mexican tax law.

        The senior notes are unsecured, unsubordinated obligations of TFM, rank pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of TFM, and are senior in right of payment to all future subordinated indebtedness of TFM. The senior notes are unconditionally guaranteed on an unsecured, unsubordinated basis by Grupo TFM.

THE GUARANTORS AND THE SECURITY

The Guarantors

        Each of our wholly-owned direct and indirect subsidiaries, including TMM Holdings, irrevocably and unconditionally guarantees our obligations under the Senior Secured Notes, the indenture governing the Senior Secured Notes and the collateral documents (as hereinafter defined). In addition, in the event that any entity becomes a wholly-owned subsidiary after the issuance of the Senior Secured Notes (including as a result of the purchase of additional shares by the Company or another wholly-owned subsidiary), that entity will also be required to guarantee our obligations under the Senior Secured Notes, the Indenture and the Collateral Documents. Furthermore, we and the guarantors have also entered into Collateral Documents, in connection with issuance of the Senior Secured Notes. The guarantors will pay additional amounts in respect of the guarantees in the manner, and subject to the exceptions, described in "Summary—The Senior Secured Notes—Withholding Tax and Payment of Additional Amounts," with respect to payments under the guarantee and Collateral Documents that are subject to any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Mexico or any authority therein or thereof having power to tax.

        The guarantors' obligations under the guarantee and Collateral Documents are separate from, and in addition to, our obligations under the Senior Secured Notes.

The Security

        The Company's and the guarantors' obligations under the Senior Secured Notes, the indenture governing the Senior Secured Notes, the guarantees and the Collateral Documents, as applicable, are secured by a first priority security interest in (i) all of the shares of stock in our subsidiaries which we or the guarantors directly hold, including the MM Shares owned by TMM Holdings, subject to certain restrictions in our existing joint venture arrangements as well as certain rights of holders of certificates issued by a trust pursuant to the securitization facility, and (ii) all of our and the guarantors' present and future tangible and intangible assets, subject to certain prior existing security arrangements and customary carve-outs and release and substitution provisions to permit us and our subsidiaries to conduct business in the ordinary course.

        The MM Shares currently represent an approximate 96.6% economic interest in TMM Multimodal. In the event that EMD exercises its option to require us to repurchase the shares of TMM Multimodal owned by it (which amounts to an approximate 3.4% economic interest) or if we exercise our call option with respect to such shares, and such shares are subsequently repurchased by us or one of our subsidiaries, our economic interest in the MM Shares will be increased to 100% (upon which such shares will be pledged to secure the Senior Secured Notes and TMM Multimodal will become an additional guarantor of our obligations under the Senior Secured Notes). TMM Multimodal, in turn, has a voting interest of 51% and a direct economic interest of 38.4% in Grupo TFM. Grupo TFM holds an 80% interest in TFM, which conducts our rail operations. The remaining 20% interest in TFM is owned by the Mexican government.

        The Grupo TFM shares held by TMM Multimodal were subject to a call option in favor of the holder of Certificates issued by the trust established pursuant to our securitization facility. The holder of such Certificates agreed, upon consummation of the Exchange Offer, to amend the securitization facility as required to facilitate and permit the Exchange Offer. Accordingly, holders of the Certificates terminated the call option in respect of the Grupo TFM shares and a put option for the sale by the securitization trust to TMM Multimodal of a subordinated certificate in an amount equal to the proceeds of the sale of Grupo TFM shares under the agreements governing the securitization facility in exchange for a grant in favor of such holder of a first priority security interest in the MM Shares. In connection with the termination arrangements, we contributed the MM Shares to a guaranty trust governed by the laws of Mexico to secure the repayment of our obligations under the agreements governing the securitization facility and our obligations under the Senior Secured Notes, the Indenture, the guarantee and the Collateral Documents. As a result of these events, holders of the Certificates have a priority in right of payment over the holders of the Senior Secured Notes with respect to the proceeds of the MM Shares, up to a principal amount not to exceed $76.3 million. Holders of the certificates and the trustee, at the request of the required percentage of holders of the Senior Secured Notes, may request foreclosure on the MM Shares upon certain "rapid amortization events" under the agreements governing the securitization facility or an event of default under the Indenture governing the Senior Secured Notes, respectively.

        The securities we or the guarantors directly or indirectly hold, including those of TMM Holdings, TMM Multimodal, Grupo TFM, and TFM, may be difficult to sell. See "Risk Factors—Factors Relating to the Senior Secured Notes—The shares of our direct and indirect subsidiaries may be difficult to sell in the event the Company cannot fulfill its obligations with respect to the Senior Secured Notes or the guarantors are called upon to satisfy their guarantees of the Senior Secured Notes."

        The indenture governing the Senior Secured Notes limits the guarantors' ability to, among other things, incur debt, create liens, dispose of any of their property, enter into any merger or consolidation, and the indenture governing the Senior Secured Notes and Collateral Documents contain certain release provisions governing the disposition of certain of the collateral securing the Senior Secured Notes. See "Description of the Senior Secured Notes" for a more detailed description of the guarantees and the indenture governing the Senior Secured Notes.

        The guarantees and Collateral Documents terminate upon payment in full to the holders of the Senior Secured Notes of the principal of and premium, if any, interest and additional amounts, if any, on the Senior Secured Notes and additional amounts, if any, in respect of the guarantees.

        The guarantees and the Collateral Documents will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Senior Secured Notes must restore payment of any sum paid under the Senior Secured Notes or the guarantees. The guarantees constitute a guarantee of payment and not of collection. The Senior Secured Notes trustee or, under the conditions set forth under "Description of the Senior Secured Notes—Events of Default," the holders of at least 25% in aggregate principal amount of the outstanding Senior Secured Notes may institute a legal proceeding directly against the guarantors to enforce rights under the guarantee without first instituting a legal proceeding against us or any other person or entity.

        The guarantors have headquarters in Mexico City, D.F., located at Avenida de la Cúspide, No. 4755, Colonia Parques del Pedregal, 14010 Mexico City, D.F., Mexico, telephone from the United States 011-52-55-5629-8866. The guarantors' agent in the United States authorized to receive service of process on their behalf in any proceeding arising out of or in connection with the sale of the Senior Secured Notes is CT Corporation System, with offices currently located at 111 Eighth Avenue, New York, New York 10011, (212) 590-9200.

Foreclosure Process

        The Collateral Documents specify the procedures governing foreclosure of the security interest as permitted by Mexican law (or U.S. law under any U.S. law Collateral Document). Such procedures include our right at any time prior to the completion of the foreclosure (but not later than any time that could delay or impede such foreclosure) to repay the principal of plus accrued interest and additional amounts, if any, on the Senior Secured Notes or to designate a person to make such payment in exchange for the MM Shares.

DESCRIPTION OF THE SENIOR SECURED NOTES

        The Senior Secured Notes due 2007 were issued under an indenture, that is dated as of the settlement date, August 11, 2004 (the "Indenture"), among us, the guarantors and The Bank of New York, as the Indenture Trustee. A copy of the Indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information." The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture, including the definitions therein of certain terms. For definitions of certain capitalized terms used in the following summary but not previously defined in this prospectus, see "—Certain Definitions." In this section, "Description of the Senior Secured Notes," unless otherwise indicated, the terms "we," "us," "our" and the "Company" refer to Grupo TMM, S.A. and not to any of our subsidiaries, and "the guarantors" refers to those wholly-owned direct or indirect subsidiaries of Grupo TMM, S.A. identified on Schedule A.

General

        The Senior Secured Notes are our and the guarantors' senior secured obligations, and represent an initial aggregate principal amount equal to $508,703,356. The Senior Secured Notes will mature on August 1, 2007, unless we exercise our right to extend the maturity of the Senior Secured Notes for one additional year. The Senior Secured Notes bear interest at the rate of 10 1/2% per annum (except during the extension term) if we pay such interest wholly in cash. If we elect to make a portion of our payments of interest due on the Senior Secured Notes in-kind or in ADSs, during the term, the rate of interest per annum is equal to 12%, 12 1/2%, or 13% (except during the extension term) as further described in this prospectus. In the event that we exercise our one-year extension option, interest on the Senior Secured Notes will accrue at 12% per annum during such extension term and we will be required to make interest payments quarterly in advance in cash exclusively beginning on the first day of the extension term. Principal of and premium, if any, interest and additional amounts, if any, on the Senior Secured Notes are payable and the transfer of Senior Secured Notes is registrable at the office or the agency maintained by us in New York City. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Generally, payment of principal, interest and additional amounts, if any, may, at our option, be made by wire transfer or check mailed to the address of the Person entitled thereto as it appears in the Senior Secured Notes register. However, at the option of holders of more than $2 million in aggregate principal amount of the Senior Secured Notes, we may be required to make payment of principal, interest and additional amounts, if any, by wire transfer to such holders.

        Our ability to service our indebtedness, including the Senior Secured Notes, is dependent in part upon the earnings of our subsidiaries and the distribution or other payment of such earnings to us. TFM, our largest subsidiary, is subject to significant restrictions on its ability to distribute earnings to us. See "Description of Significant Indebtedness and Securitization Facility—Significant Indebtedness of TFM." In the event that TFM or any other subsidiary distributes earnings to us, the amount of any such distributions by our subsidiaries would be subject to income taxes in Mexico. Because of our tax loss carryforwards (see Note 14 to our Financial Statements), we do not believe that this would have a material effect on us. With the exception of TFM and Grupo TFM, we currently control the distribution of earnings by our subsidiaries.

Form, Denomination and Delivery

        The Senior Secured Notes are represented by one or more global securities deposited with DTC and registered in the name of DTC or its nominee including the Initial Private Notes, as defined herein which are represented by Restricted Global Notes. See "—Book-Entry; Global Securities." Each Senior Secured Note has been issued in fully registered form without coupon and in denominations of $1 and integral multiples thereof, in book-entry form only. All cash payments in respect of principal of and premium, if any, interest, and additional amounts on the Senior Secured Notes are made in U.S. dollars. No service charge is made for any registration or transfer or exchange of Senior Secured Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We issued the Senior Secured Notes on August 11, 2004, the settlement date of the Exchange Offer. At our option, however, we may subsequently issue additional Senior Secured Notes that have terms identical to those of the Senior Secured Notes issued on the settlement date in payment of a portion of interest due on any interest payment date. These additional Senior Secured Notes would constitute a single class of securities with the Senior Secured Notes issued on the settlement date and holders of such additional Senior Secured Notes would have the right to vote together with holders of the Senior Secured Notes issued on the settlement date.

        As provided in the Indenture, during any such time as this Shelf Registration Statement is effective, the Initial Private Notes may be sold or transferred pursuant to this Shelf Registration Statement. During any such time as this or any other Shelf Registration Statement is not effective, the Initial Private Notes may be sold only to (i) QIBs in reliance on Rule 144A, (ii) Institutional Accredited Investors in reliance on exemptions from the registration requirements of the Securities Act, (iii) Non-U.S. Persons in reliance on Regulation S or (iv) pursuant to another exemption from the registration requirements of the Securities Act (based upon an Opinion of Counsel if requested by the Company), subject in each case to the restrictions on transfer set forth in the Indenture.

        The Initial Private Notes have been issued in the form of Restricted Global Notes, in each case without interest coupons and with the Global Note Legend and Private Placement Legend set forth in the Indenture. Such Initial Private Notes have been deposited on behalf of the Holders thereof with the Custodian, and registered in the name of DTC or a nominee of DTC, duly executed by the Company and authenticated by the Trustee as provided in the Indenture. Beneficial interests in the Regulation S Global Note may be held only through Euroclear or Clearstream (as indirect participants in DTC) and will not be exchangeable for interests in the IAI Global Note or a Definitive Note without a legend containing restrictions on transfer of such Senior Secured Note prior to the expiration of the Distribution Compliance Period and then only upon (x) certification in form reasonably satisfactory to the Trustee that beneficial interests in such Regulation S Global Note are owned either by Non-U.S. Persons or U.S. Persons who purchased such interests in a transaction that did not require registration under the Securities Act and (y) in the case of an exchange for a Definitive Note, in compliance with the Indenture. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made in the records of the Trustee and the Depositary or its nominee.

        Except as provided in the Indenture, owners of beneficial interests in Global Notes are not entitled to receive physical delivery of Definitive Notes.

        Each Restricted Global Note (and all Senior Secured Notes representing a beneficial interest therein) will bear the Private Placement Legend set forth in the Indenture unless removal is permitted pursuant to Rule 144 or pursuant to a Shelf Registration Statement as provided in the Indenture.

Ranking

        The Senior Secured Notes rank pari passu in right of payment with all of our existing and future senior indebtedness and senior to all of our existing and future subordinated indebtedness, subject to priorities recognized by statute, such as tax and labor obligations. After giving effect to our restructuring, at June 30, 2004, our aggregate indebtedness on a consolidated pro forma basis (exclusive of Grupo TFM indebtedness) was $514.5 million, which amount includes $2.0 million of our subsidiaries' obligations. The Indenture imposes certain limitations on the amount and type of indebtedness that we and our restricted subsidiaries may incur. See "—Certain Covenants—Limitation on Indebtedness."

The Guarantees and Security

        The guarantors, our wholly-owned direct or indirect subsidiaries, have irrevocably and unconditionally guaranteed all of our obligations under the Senior Secured Notes and the Indenture governing the Senior Secured Notes, on a senior secured basis, including the principal of and premium, if any, interest and additional amounts, if any, on the Senior Secured Notes in full, as and when due, regardless of any defense, right of set-off or counterclaim which we may have or assert, except to the extent paid by us. Future direct or indirect wholly-owned subsidiaries will also be required to become guarantors of our obligations under the Senior Secured Notes and the Indenture. The guarantors are required to pay additional amounts in respect of the guarantees in the manner, and subject to the exceptions, described below under the heading "—Payment of Additional Amounts," with respect to payments under the guarantees and Collateral Documents that are subject to any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Mexico or any authority therein or thereof having power to tax.

        The guarantors' obligations under the guarantees and Collateral Documents are separate from, and in addition to, our obligations under the Senior Secured Notes. Our obligations under the Senior Secured Notes and the Collateral Documents and the obligations of the guarantors under the guarantees and Collateral Documents, as applicable, are secured by a first priority security interest in (i) the shares of the stock of our subsidiaries held by us and the guarantors, including the MM Shares owned by TMM Holdings, subject to certain restrictions in our existing joint venture arrangements and certain rights of holders of certificates issued by a trust pursuant to the securitization facility, and (ii) all of our and the guarantors' present and future tangible and intangible assets, subject to certain prior existing security arrangements and appropriate and customary carve-outs and release and substitution provisions to permit us and our subsidiaries to conduct business in the ordinary course. See "The Guarantors and the Security."

Release Provisions

        So long as no Default or Event of Default shall have occurred and be continuing, we will be entitled, from time to time, to request the Indenture Trustee to give notice to the applicable Collateral Agent directing such Collateral Agent to cause the release of all or a portion of the Collateral from the Collateral Pledge in accordance with the following terms; provided, however, that (x) such request to the Indenture Trustee must be in writing and accompanied by an Officers' Certificate and an Opinion of Counsel in English (which may be provided by our Mexican counsel) stating that such release is permitted by the Indenture and the applicable Collateral Document and (y) the applicable conditions set forth in the Security article of the Indenture have been met. We shall, as promptly as practicable after such release pursuant to the Indenture, give notice thereof to holders of the Senior Secured Notes in the manner provided for in the Indenture. Upon receipt of such Officers' Certificate and Opinion of Counsel, the Indenture Trustee will direct the Collateral Agent to execute, deliver and acknowledge any necessary or proper instruments of release to evidence the release of any Collateral permitted to be released pursuant to the Indenture and the Collateral Documents.

          (a)   Releases in connection with Asset Dispositions and Qualifying Dispositions. In connection with an Asset Disposition or a Qualifying Disposition with respect to assets or securities that constitute Collateral, we may request the Indenture Trustee to direct the applicable Collateral Agent to release from the Collateral Pledge the assets or securities to be sold in such disposition; provided, that (A) we shall have delivered to the Indenture Trustee, in form and substance satisfactory to it and its counsel, the Officers' Certificate and Opinion of Counsel pursuant to the Indenture and an Opinion of Counsel to the effect that the Senior Secured Notes, the guarantees, the Indenture and the Collateral Documents will be secured by a first priority security interest in the Net Cash Proceeds and the non-cash proceeds of such Asset Disposition or Qualifying Disposition, and (B) simultaneously with such release, the Net Cash Proceeds are paid in U.S. dollars directly into the cash collateral account as set forth in the applicable Collateral Document under which the assets disposed of pursuant to such Asset Disposition or Qualifying Disposition were held and the non-cash proceeds are delivered to the applicable Collateral Agent under the Collateral Documents.

          (b)   Releases of Net Cash Proceeds and VAT Cash Proceeds. In connection with any application of Net Cash Proceeds or VAT Cash Proceeds or any Excess Proceeds Offer pursuant to the Restriction on Asset Dispositions and Qualifying Dispositions; Application of VAT Proceeds

  covenant following an Asset Disposition or a Qualifying Disposition, we may request the Indenture Trustee to direct the applicable Collateral Agent to release from the Collateral Pledge the Net Cash Proceeds or VAT Cash Proceeds, as the case may be; provided, that the Company shall have delivered to the Indenture Trustee, in form and substance satisfactory to it and its counsel, the Officers' Certificate and Opinion of Counsel pursuant to the Indenture.

          (c)   Releases of Cash Held in Cash Collateral Account. Upon the cure of any Default or Event of Default and provided that no other Default or Event of Default shall have occurred and be continuing, any cash deposited in a collateral account that was received following the occurrence and during the continuation of a Default or Event of Default as a dividend, distribution on or payment in respect of the purchase, redemption or other retirement or acquisition for value of any securities constituting Collateral (other than cash constituting Net Cash Proceeds of an Asset Disposition or Qualifying Disposition or VAT Cash Proceeds) shall be delivered to us and the Lien thereon shall be released. In addition, to the extent that we make an Excess Proceeds Offer and the amount required to be paid pursuant to such Excess Proceeds Offer is less than the amount of cash in the collateral account, and provided no Default or Event of Default shall have occurred and be continuing, all cash not applied pursuant to such Excess Proceeds Offer shall, immediately following the settlement of such Excess Proceeds Offer, be delivered to us and the Lien thereon shall be released. In connection with any release pursuant to this clause, we shall have delivered to the Indenture Trustee, in form and substance satisfactory to it and its counsel, an Officers' Certificate and Opinion of Counsel.

        Notwithstanding the foregoing, any Net Cash Proceeds resulting from a Qualifying Disposition shall be subject to any rights of the holders of the certificates under the securitization facility as provided in the Restriction on Asset Dispositions and Qualifying Dispositions; Application of VAT Proceeds covenant, provided the Net Cash Proceeds payable to such holders of certificates shall be the Investor Certificate Obligations (as defined in the TMM Multimodal Trust Agreement) with respect to all certificates at the time outstanding; provided, that for purposes hereof, the principal balance outstanding of such certificates shall not exceed $76,300,000.

Optional Tax Redemption

        The Senior Secured Notes may be redeemed at our option, in whole but not in part, upon not less than 30 nor more than 60 days' notice given as provided in the Indenture, at any time at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional amounts, if any, to the date fixed for redemption if, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of Mexico (or of any political subdivision or taxing authority thereof or therein) or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which Mexico (or such political subdivision or taxing authority) is a party, which change, execution or amendment becomes effective on or after the settlement date, we are or would be required on the next succeeding interest payment date to pay additional amounts with respect to the Senior Secured Notes in excess of the additional amounts described under the last paragraph of "—Payment of Additional Amounts" as payable as of the settlement date of the Exchange Offer, and the payment of such additional amounts cannot be avoided by the use of any reasonable measures available to us. We will also pay to holders on the redemption date any additional amounts which would otherwise be payable.

        Prior to the publication of any notice of redemption pursuant to this provision, we will deliver to the Indenture Trustee an officers' certificate stating that we are entitled to effect such redemption based on an Opinion of Counsel qualified under the relevant jurisdiction that we have or will become obligated to pay such additional amounts as a result of such change or amendment. Such notice, once delivered by us to the Indenture Trustee, will be irrevocable.

Offer to Purchase Upon a Change of Control

        If:

  (a)
  any Person or Group together with any Affiliates and Associates of any thereof, other than (A) the Serrano Segovia family, its Affiliates and Associates, and (B) the CPO Trustee and any successor to the CPO Trustee, shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) at least 35% of the total voting power of all classes of our Capital Stock entitled to vote generally in the election of our directors provided that, in the event 100% of the total voting power of all classes of our Capital Stock entitled to vote generally in the election of our directors is held by another Person, a change of control shall be determined with respect to us as if we were such other Person; or

  (b)
  we are liquidated or dissolved or our shareholders adopt a plan for our liquidation or dissolution (each of clause (a) and (b), a "change of control"), then we shall make an offer to purchase all of the Senior Secured Notes then outstanding on a date not less than 30 nor more than 60 days after a change of control at a repurchase price equal to (i) 100% of their principal amount plus accrued and unpaid interest and Additional Amounts, if any, to the Repurchase Date (as defined below), until such time as we have previously repaid, redeemed or otherwise retired $150,000,000 in aggregate principal amount of the Senior Secured Notes, and thereafter (ii) 101% of the principal amount of the Senior Secured Notes plus accrued and unpaid interest and Additional Amounts, if any, to the Repurchase Date.

        We refer to any offer to repurchase pursuant to the above as an "Offer" and the date upon which repurchase pursuant to an Offer is to occur as the "Repurchase Date."

        In the event that the funds available for an Offer pursuant to the preceding paragraphs are less than would be required to redeem all Senior Secured Notes tendered in that Offer, selection for redemption of Senior Secured Notes that are tendered will be made on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC), unless that method is otherwise prohibited by law or the requirements of the principal national securities exchange, if any, on which the Senior Secured Notes are then listed, if any, in which case selection shall be by lot or by any other method as the Indenture Trustee shall deem fair and appropriate.

        We shall provide the Indenture Trustee with notice of an Offer and with all information required to accompany such notice, not more than ten days after the date of the change of control. Notice of an Offer shall be mailed by the Indenture Trustee (at our expense) not more than ten Business Days after receipt by the Indenture Trustee of such notice from us to all holders of the Senior Secured Notes at their last registered addresses appearing in the Note Register. The Offer shall remain open from the date of the mailing until the Repurchase Date. The notice shall be accompanied by our most recently filed annual report (including audited consolidated financial statements) and our most recent subsequently filed quarterly report. We shall provide the Indenture Trustee with copies of all materials to be delivered with such notice. The notice shall contain all instructions and materials necessary to enable holders to tender their Senior Secured Notes pursuant to the Offer. The notice shall state:

  (a)
  that the Offer is being made pursuant to the covenant in the Indenture, the reason for the Offer and that all Senior Secured Notes properly tendered pursuant to the Offer will be accepted for payment;

  (b)
  the material circumstances and relevant material facts regarding such change of control;

  (c)
  the repurchase price and the Repurchase Date;

  (d)
  the name and address of the paying agent and the Indenture Trustee and that Senior Secured Notes must be surrendered to the paying agent to collect the repurchase price;

  (e)
  that any Senior Secured Note not tendered or accepted for payment will continue to accrue interest;

  (f)
  that any Senior Secured Note accepted for payment pursuant to the Offer shall cease to accrue interest after the Repurchase Date;

  (g)
  that each holder electing to have a Senior Secured Note purchased pursuant to an Offer will be required to surrender the Senior Secured Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Senior Secured Note completed, to the paying agent at the address specified in the notice prior to the close of business on the Repurchase Date;

  (h)
  that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the Business Day immediately preceding the Repurchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Senior Secured Notes the holder delivered for purchase, the certificate number of Senior Secured Notes the holder delivered and a statement that such holder is withdrawing its election to have such Senior Secured Notes purchased;

  (i)
  that holders will be issued replacement Senior Secured Notes equal in principal amount to the unpurchased portion of the Senior Secured Notes surrendered if such holders only desire part of such Senior Secured Notes to be purchased; and

  (j)
  any other information required by applicable law, rules and regulations.

        For purposes of this covenant in the Indenture, the Indenture Trustee shall act as paying agent. Neither our board of directors nor the Indenture Trustee may waive the holders' rights to tender their Senior Secured Notes upon a change of control.

        To the extent that any of the procedures relating to the making and accepting of an Offer conflict with the provisions of the Exchange Act, other applicable federal or state laws, or the regulations which may be promulgated thereunder, such provisions of the Exchange Act, other applicable federal or state laws, or the regulations which may be promulgated thereunder shall govern such Offer in lieu of, and only to the extent of, such conflicting procedures. We will comply with Rule 14e-l under the Exchange Act and any other applicable tender offer rules with respect to a repurchase of Senior Secured Notes pursuant to a change of control Offer.

        In certain cases, a change of control under the Indenture would also constitute a change of control under contracts governing other indebtedness that we and our subsidiaries owe and in such event, we could be required to repay such indebtedness as well as the Senior Secured Notes. There can be no assurance that we will have sufficient funds available at the time of any change of control to repurchase any tendered Senior Secured Notes and to repay any other outstanding indebtedness required to be repaid. In addition, other agreements to which we and our subsidiaries are subject, including other financing arrangements, may contain provisions that prohibit us from making such a repurchase. See "Risk Factors—Factors Relating to the Senior Secured Notes—We may not be able to finance a change of control offer" and "Description of Significant Indebtedness and Securitization Facility."

Payment of Additional Amounts

        All payments in respect of the Senior Secured Notes and of amounts owing under the guarantees or Collateral Documents will be made free and clear of, and without withholding or deduction for, any present or future taxes, duties, levies, imposts, assessments or other governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Mexico or any authority therein or thereof having power to tax. In the event any such taxes, duties, levies, imposts, assessments or other governmental charges are so imposed, levied, collected, withheld or assessed we, in the case of payments in respect of the Senior Secured Notes, and the guarantors, in the case of payments in respect of the guarantees or the Collateral Documents, will pay such additional amounts to the holders of Senior Secured Notes as will result in receipt by them of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable for or on account of:

  (a)
  any tax, duty, levy, impost, assessment or other governmental charge which would not have been imposed but for:

  (i)
  the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the taxing jurisdiction or any political subdivision or territory or possession thereof or area subject to its jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein; or

  (ii)
  the presentation of a new note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

  (b)
  any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

  (c)
  any tax, duty, levy, impost, assessment or other governmental charge which is payable otherwise than by withholding from payments of (or in respect of) principal of, or any interest on, the Senior Secured Notes;

  (d)
  any tax, duty, levy, impost, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the holder or the beneficial owner of a Senior Secured Note with our written request addressed to the holder at least 60 days prior to the first payment date with respect to which the Company applies this clause (d):

  (i)
  to provide information, documents and other evidence concerning the nationality, residence or identity of the holder or such beneficial owner; or

  (ii)
  to make and deliver any declaration or other similar claim (other than a claim for refund of a tax, duty, levy, impost, assessment or other governmental charge withheld by us) or satisfy any information or reporting requirement, which, in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, duty, levy, impost, assessment or other governmental charge; or

  (e)
  any combination of items (a), (b), (c) and (d) above.

        In addition, we shall not be required to pay additional amounts with respect to any payment of the principal of, or any interest on, any Senior Secured Note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member or such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the Senior Secured Note.

        We will pay any present or future stamp, court, documentary or other similar taxes, charges or levies that arise in the United Mexican States or any of its political subdivisions (or any successor jurisdiction) from the execution, delivery, registration of, or enforcement of rights under, the Senior Secured Notes, the guarantees, the Indenture or the Collateral Documents.

        As of the date of this prospectus, we are obligated, as a result of the Mexican withholding tax of 4.9%, to pay additional amounts to holders of the Senior Secured Notes with respect to all interest payments to be made on the Senior Secured Notes.

        We may at our option redeem, in whole but not in part, the Senior Secured Notes at any time at a Redemption Price equal to 100% of the principal amount of the Senior Secured Notes and any accrued and unpaid interest and additional amounts, if any, if the Mexican withholding tax rate on payments of interest in respect of the Senior Secured Notes is increased from its current rate as a result of a change in Mexican law. See "—Description of the Senior Secured Notes—Optional Tax Redemption."

Payment, Registration, Transfer and Exchange

        Payments in respect of the Senior Secured Notes are made at our office or agency maintained for that purpose as we may designate from time to time. At our option, interest on the Senior Secured Notes may be paid by check or wire transfer. If a holder of more than $2 million in aggregate principal amount of Senior Secured Notes has given wire transfer instructions to us and our paying agent prior to the applicable date for such payment, we will make payments with respect to the Senior Secured Notes by wire transfer of funds to the account specified by such holder. Payment of interest will be made to the Person entitled to receipt of the principal amount in respect of such Senior Secured Notes.

        The Senior Secured Notes are transferable or exchangeable at our agency maintained for such purpose as designated by us from time to time. The Senior Secured Notes may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith.

Exchanges Among the Senior Secured Notes

        Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note or an IAI Global Note will be made only in accordance with applicable procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided in the Indenture to the effect that such transfer is being made to a person whom the transferor reasonably believes is (i) a Qualified Institutional Buyer ("QIB") within the meaning of Rule 144A purchasing for its own account or a person purchasing for the account of a QIB in a transaction meeting the requirements of Rule 144A or (ii) an institutional accredited investor purchasing for its own account, or for the account of an institutional accredited investor in a transaction meeting the requirements of other registration exemptions under the Securities Act.

        Transfers by holders of a beneficial interest in the Rule 144A Global Note or IAI Global Note to a transferee who takes delivery of such interest in the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, will be made only upon receipt by the Trustee of a certification from the transferor to the effect that such transfer is being made in accordance with Regulation S or Rule 144 (if available) under the Securities Act and that, if such transfer is being made prior to the expiration of the Distribution Compliance Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

        Beneficial interest in an IAI Global Note may be transferred to a person who takes delivery in the form of an interest in a Rule 144A Global Note only if the transferor first delivers to the Trustee a written certificate (such certificate to be in the form set forth on the reverse of the IAI Global Note) to the effect that the IAI Global Notes are being transferred to a person who the transferor reasonably believes to be a QIB purchasing for its own account or a person purchasing for the account of a QIB in a transaction meeting the requirements of Rule 144A, in accordance with all applicable securities laws of the states of the United States and other applicable jurisdictions.

        Beneficial interests in a Rule 144A Global Note may be transferred to a person who takes delivery in the form of an interest in an IAI Global Note only if the transferor first delivers to the Trustee a written certificate (such certificate to be in the form set forth on the reverse of the Rule 144A Note) to the effect that Rule 144A Notes are being transferred to a person who the transferor reasonably believes to be an "institutional accredited investor," within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act, purchasing for its own account or a person purchasing for the account of an institutional accredited investor in a transaction meeting the requirements of other registration exemptions under the Securities Act, in accordance with all applicable securities laws of the states of the United States and other applicable jurisdictions.

        Any beneficial interest in one of the Restricted Global Notes that is transferred to a person who takes delivery in the form of an interest in another Restricted Global Note will, upon transfer, cease to be an interest in such Restricted Global Note and become an interest in the other Restricted Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Restricted Global Note for as long as it remains such an interest.

Certain Covenants

        We shall not, and shall cause our Restricted Subsidiaries not to, directly or indirectly:

  (i)
  declare or pay any dividend on, or make any distribution to the holders of, any of our Capital Stock, other than (x) dividends or distributions payable in our Capital Stock (other than Disqualified Stock) or (y) pro rata dividends or distributions on Capital Stock (other than Disqualified Stock) of our Restricted Subsidiaries;

  (ii)
  repay, redeem or otherwise acquire or retire for value (other than through the issuance of our Capital Stock (excluding Disqualified Stock)) any of our Capital Stock or that of any of our Restricted Subsidiaries, other than any such repayment, redemption, acquisition or retirement of such Capital Stock held by (x) us or our Restricted Subsidiaries or (y) in the case of Capital Stock of a Restricted Subsidiary, any Person that is not an Affiliate (other than another Restricted Subsidiary) of ours;

  (iii)
  prepay, repay, redeem, defease or otherwise acquire or retire for value (other than through the issuance of our Capital Stock (excluding Disqualified Stock)), prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any of our Indebtedness or that of any of our Restricted Subsidiaries that ranks junior in right of payment to the Senior Secured Notes or the guarantees, as applicable, except as permitted pursuant to certain provisions of the Limitation on Indebtedness covenant; or

  (iv)
  make any Investment in any of our Affiliates other than (A) an Investment by us or any of our Restricted Subsidiaries in us or any Restricted Subsidiaries or in TFM or in any Subsidiary in connection with a Qualifying PEMEX Securitization Transaction or (B) an Investment by us or any Restricted Subsidiary consisting of non-cash consideration received in connection with a Qualifying Disposition;

(the foregoing actions set forth in clauses (i) through (iv), being referred to hereinafter as "Restricted Payments") if at the time of any such Restricted Payment, and after giving effect thereto on a pro forma basis:

  (1)
  a Default or an Event of Default shall have occurred and be continuing;

  (2)
  on a pro forma basis, our Consolidated Debt Service Coverage Ratio for the four fiscal quarters immediately preceding such incurrence for which quarterly financial statements are available in accordance with the Reports to be Furnished to Holders covenant in the Indenture, taken as one period, is greater than 2.0 to 1.0; or

  (3)
  the aggregate amount of all Restricted Payments declared or made after the Initial Issuance Date including such Restricted Payment (the value of any such payment, if other than cash, shall be the value determined in good faith by the Board of Directors and evidenced by a Board Resolution) shall exceed the sum of:

  (i)
  50% of our Consolidated Net Income for the period (treated as one accounting period) commencing with the first full fiscal quarter after the Initial Issuance Date and ending on the last day of the last full fiscal quarter immediately preceding such Restricted Payment for which our quarterly or annual financial statements are available (or if such Consolidated Net Income is a deficit, less 100% of such deficit); provided, that Consolidated Net Income shall be adjusted to exclude any amounts included in clause (iii) that would increase Consolidated Net Income; plus

    (ii)
    100% of the aggregate net cash proceeds received after the Initial Issuance Date as a contribution to our common equity capital or from the issue or sale of our Capital Stock (other than Disqualified Stock) or from the issue or sale of our Disqualified Stock or our debt securities that have been converted into such Capital Stock (other than Capital Stock or Disqualified Stock or convertible debt securities sold to any of our Restricted Subsidiaries) after the Initial Issuance Date; plus

    (iii)
    an amount equal to the net reduction in Investments made pursuant to the Limitation on Investments covenant resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any of our Restricted Subsidiaries, not to exceed the amount of such Investments previously made after the Initial Issuance Date by us and our Restricted Subsidiaries in such Person.

    The provisions of this covenant in the Indenture will not prevent:

      (A)
      the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of declaration,

      (B)
      the purchase, redemption, acquisition or retirement of any shares of our Capital Stock solely out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of ours) of shares of our Capital Stock (other than Disqualified Stock),

      (C)
      our purchase of shares of our Capital Stock pursuant to the terms of our share repurchase program as in effect on the Initial Issuance Date, or

      (D)
      purchases, reductions or other retirements by us of our note-linked securities outstanding on the Initial Issuance Date.

For purposes of calculating the aggregate amount of Restricted Payments made pursuant to clause (3) of the first paragraph of the description of the Limitation on Restricted Payments covenant, payments made under clauses (A), (B) and (D) above shall be included in such amount and payments made under clause (C) above shall be excluded, provided, that dividends paid within 60 days of the date of declaration shall be deemed to be paid at the date of declaration.

        Prior to making any Restricted Payment under this covenant (other than a permitted Restricted Payment described in clause (C) above), we shall deliver to the Indenture Trustee an Officers' Certificate setting forth the computation by which the amount available for Restricted Payments was determined. The Indenture Trustee shall have no duty or responsibility to determine the accuracy or correctness of this computation and shall be fully protected in relying on such Officers' Certificate.

        Any payment that we make in lieu of or on account of any fractional ADS that would otherwise be issuable if we elect to pay a portion of interest on the Senior Secured Notes in ADSs shall not constitute a Restricted Payment.

        Limitation on Indebtedness.    We shall not, and shall not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, suffer to exist, assume, guarantee or otherwise become directly or indirectly liable with respect to, any Indebtedness (collectively, an "Incurrence"), other than Indebtedness incurred as follows:

  (i)
  Our Indebtedness or the Indebtedness of our Restricted Subsidiaries existing on the Initial Issuance Date;

  (ii)
  Our Indebtedness evidenced by the Senior Secured Notes and the Indenture and Indebtedness of the guarantors evidenced by the guarantees;

  (iii)
  Our Indebtedness or the Indebtedness of our Restricted Subsidiaries owing to a Restricted Subsidiary or us, provided, that either (x) any such Indebtedness owing by us to a Restricted Subsidiary shall be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Senior Secured Notes or (y) any such Indebtedness owing by a Restricted Subsidiary to us or another Restricted Subsidiary shall be repayable solely out of dividends or distributions made or declared by such Restricted Subsidiary to us or another Restricted Subsidiary and in either such case (A) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than us or a Restricted Subsidiary of ours and (B) any sale or other transfer of any such Indebtedness to a Person that is not either us or a Restricted Subsidiary shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (iii);

  (iv)
  Acquired Indebtedness of any Person acquired by us or any Restricted Subsidiary of ours other than the Restricted Subsidiary so acquired, provided, that such Indebtedness is non-recourse to any assets of ours or any other Restricted Subsidiary (other than the assets so acquired), and is not guaranteed by us or any other Restricted Subsidiary;

  (v)
  Guarantees by us or a Restricted Subsidiary of ours of Indebtedness otherwise permitted to be Incurred pursuant to any other clause of the limitation on indebtedness covenant of the Indenture;

  (vi)
  Our Indebtedness or the Indebtedness of a Restricted Subsidiary of ours in respect of letters of credit for the benefit of trade vendors issued in the ordinary course of business in an aggregate amount not exceeding $20 million at any one time outstanding;

  (vii)
  Indebtedness issued in exchange for, or the proceeds of which are used to repay or refund or refinance or discharge or otherwise retire for value ("Refinance"), our Indebtedness or that of any of our Restricted Subsidiaries permitted under clauses (i), (ii), (iv), (vii) and (ix) of this paragraph ("Refinancing Indebtedness") in a principal amount (or if such Refinancing Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue amount), not to exceed the principal amount of the Indebtedness so Refinanced (or, if the Indebtedness being Refinanced was issued with original issue discount, the original issue amount) plus customary fees, expenses and costs related to the Incurrence of such Refinancing Indebtedness; provided, that (A) Refinancing Indebtedness of any Restricted Subsidiary of ours shall not be used to Refinance outstanding Indebtedness of ours or that of any other Restricted Subsidiaries; (B) if such Refinancing Indebtedness is incurred to Refinance the Senior Secured Notes, such Refinancing Indebtedness shall either (I) be Qualifying Subordinated Indebtedness or (II) have aggregate annual cash interest payments not in excess of the lesser of (a) the sum of (1) 2% of the principal amount of such Refinancing Indebtedness plus (2) the annual cash interest requirements on all Senior Secured Notes retired by us prior to the issuance date of such Refinancing Indebtedness through the application of VAT Cash Proceeds pursuant to the Application of VAT Proceeds covenant in the Indenture (less any cash interest requirements in excess of 2% per annum on Refinancing Indebtedness previously issued pursuant to this provision) and (b) 8% per annum of the principal amount of such Refinancing Indebtedness; (C) if such Refinancing Indebtedness is being used to Refinance Indebtedness other than pursuant to clause (ii) above, the scheduled mandatory cash interest and principal payments during the remaining term of the Senior Secured Notes on such Refinancing Indebtedness has a present value (per $1,000 principal amount of such Refinancing Indebtedness and based on the Agreed Discount Rate) at the date of issuance that is equal to or less than the present value (per $1,000 principal amount of such Indebtedness being Refinanced and based on the Agreed Discount Rate) at such date of the scheduled mandatory cash interest and principal payments during the remaining term of the Senior Secured Notes on the Indebtedness being Refinanced; provided, further, that any Refinancing of such Indebtedness under clause (ix) below shall be subject to the limitations set forth in such clause; and (D) with respect to any Refinancing Indebtedness which Refinances Indebtedness which ranks junior in right of payment to the Senior Secured Notes, (x) such Refinancing Indebtedness is subordinated in right of payment at least to the same extent as the Indebtedness to be Refinanced as if such Indebtedness had remained outstanding and (y) the Refinancing Indebtedness has an Average Life and a Stated Maturity which is equal to or greater than the Indebtedness to be Refinanced at the time of such Incurrence, provided, further, that, for the purpose of determining the amount of Indebtedness that has been Incurred pursuant to any of the foregoing enumerated clauses, there shall be included in each such clause the principal amount then outstanding of any Indebtedness originally Incurred pursuant to such clause and thereafter Refinanced pursuant to this clause (vii) and any subsequent Refinancings thereof;

  (viii)
  Our Indebtedness or that of any of our Restricted Subsidiaries under Currency Agreements and Interest Rate Agreements; provided that the obligations under such agreements are related to payment obligations incurred in compliance with the Indenture and that such agreements (a) are designed solely to protect us or our Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

  (ix)
  Our Indebtedness or that of any of our Restricted Subsidiaries in an aggregate principal amount at any time outstanding up to the sum of (1) $76.3 million less (2) the principal amount of all certificates outstanding under the Securitization Facility; provided, that any amounts Incurred pursuant to this clause (ix) shall (I) not be used to redeem, repay, repurchase or otherwise retire any Indebtedness which is subordinated in right of payment to the Senior Secured Notes and (II) be applied in compliance with the provisions of the Indenture; and

  (x)
  Indebtedness, to the extent the net proceeds thereof are promptly applied to defease any of the Senior Secured Notes and to pay fees, expenses, premiums and other payment obligations under the Indenture related to such defeasance.

        Accrual of interest, accretion or amortization of original issue discount, payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

        We shall not, directly or indirectly, and shall cause our Restricted Subsidiaries not to, incur any Indebtedness (other than our Indebtedness which is convertible into our Capital Stock (other than Disqualified Stock)) which (i) is subordinate or junior in right of payment of principal, premium, if any, or interest and Additional Amounts, if any, on the Senior Secured Notes and (ii) requires any principal payment, redemption payment or sinking fund payment thereon, or purchase thereof, in whole or in part, to be made prior to the final Stated Maturity of the Senior Secured Notes; provided that (i) this paragraph shall not prohibit the Incurrence of Indebtedness owing by us to any Restricted Subsidiary and (ii) nothing contained in this paragraph shall permit any Incurrence of Indebtedness that is not otherwise permitted by the Limitation on Indebtedness covenant.

        Restriction on Asset Dispositions; Use of Proceeds of Asset Dispositions, Grupo TFM Disposition, VAT Proceeds.    We shall not, and shall not permit any of our Restricted Subsidiaries to make:

  (1)
  any Asset Disposition unless (i) the consideration received from such Asset Disposition is equal to or greater than the fair market value of the assets or stock sold (as determined in good faith by the Board of Directors and evidenced by a Board Resolution) and (ii) at least 80% of the consideration received from such Asset Disposition is in the form of cash; provided, that the amount of (x) any liabilities (as shown on our or the Restricted Subsidiary's most recent balance sheet or in the notes thereto) of ours or such Restricted Subsidiary which are assumed by the transferee of such assets, including any Indebtedness of a Restricted Subsidiary whose stock is purchased by the transferee, and (y) any notes or other obligations received by us or any such Restricted Subsidiary from such transferee that are immediately converted by us or such Restricted Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this covenant in the Indenture,

          or

  (2)
  any Grupo TFM Disposition unless such transaction is a Qualifying Disposition.

        We shall apply, or cause our Restricted Subsidiaries to apply, any Net Cash Proceeds from any Asset Disposition or Qualifying Disposition and any VAT Cash Proceeds to (x) redeem Senior Secured Notes pursuant to the terms of the Indenture on a date not less than 30 nor more than 60 days after the receipt by us or any of our Restricted Subsidiaries of such Net Cash Proceeds or VAT Cash Proceeds or (y) repurchase Senior Secured Notes pursuant to the clause described in the second paragraph following this paragraph; provided, that, such Net Cash Proceeds and VAT Cash Proceeds may be applied, if required by the terms of the Securitization Facility, to retire or reduce outstanding obligations under the Securitization Facility. To the extent that we reborrow any amounts under the Securitization Facility which had been previously repaid with any Net Cash Proceeds from any Asset Disposition or Qualifying Disposition or any VAT Cash Proceeds, such action shall be deemed an Asset Disposition for purposes of the Indenture and any proceeds received therefrom shall be deemed Net Cash Proceeds of an Asset Disposition for purposes of the Restriction on Asset Dispositions; Application of VAT Proceeds covenant. Until such time as the Net Cash Proceeds from any Asset Disposition or Qualifying Disposition or VAT Cash Proceeds are applied in accordance with this covenant, such proceeds shall be deposited in a collateral account subject to a first priority security interest to secure the Senior Secured Notes pursuant to the Collateral Documents and shall be invested in Cash Equivalents.

        We shall pledge, or cause our Restricted Subsidiaries to pledge, as a first priority security interest, any non-cash proceeds of any Asset Disposition or Qualifying Disposition and any non-cash VAT Proceeds received by us or any of our Restricted Subsidiaries to secure the Senior Secured Notes pursuant to the terms of the Collateral Documents.

        In the event that we or our Restricted Subsidiaries have Net Cash Proceeds from an Asset Disposition or a Qualifying Disposition or VAT Cash Proceeds that have not been applied as set forth above (in any such case, "Excess Proceeds"), then we shall make an offer (an "Excess Proceeds Offer") to purchase on a date not less than 30 nor more than 60 days after the receipt by us or any of our Restricted Subsidiaries of such Excess Proceeds (the "Proceeds Offer Repurchase Date") an amount of Senior Secured Notes (together with accrued and unpaid interest and Additional Amounts, if any, on such Senior Secured Notes, to the Proceeds Offer Repurchase Date) equal to the amount of such Excess Proceeds, at a Repurchase Price equal to 100% of the principal amount of the Senior Secured Notes plus accrued and unpaid interest and Additional Amounts, if any, to the Proceeds Offer Repurchase Date. To the extent that the Excess Proceeds are insufficient to repurchase all of the outstanding Senior Secured Notes properly tendered on the Proceeds Offer Repurchase Date, we shall purchase Senior Secured Notes tendered pursuant to the Excess Proceeds Offer on a pro rata basis.

  (i)
  We shall provide the Indenture Trustee with notice of an Excess Proceeds Offer and with all information required to accompany such notice, not more than ten days after the determination that we or our Restricted Subsidiaries have Excess Proceeds.

  (ii)
  Notice of an Excess Proceeds Offer shall be mailed by the Indenture Trustee (at our expense) not more than ten Business Days after receipt by the Indenture Trustee of the notice in accordance with clause (i) above to all holders of the Senior Secured Notes at their last registered addresses appearing in the Note Register. The Excess Proceeds Offer shall remain open from the time of the mailing until the Proceeds Offer Repurchase Date. The notice shall be accompanied by our most recently filed annual report (including audited consolidated financial statements) and our most recent subsequently filed quarterly report (or in the event we are not required to prepare any of the foregoing reports, the comparable information required pursuant to the Reports to be Furnished to Holders covenant in the Indenture). We shall provide the Indenture Trustee with copies of all materials to be delivered with such notice. The notice shall contain all instructions and materials necessary to enable such holders to tender Senior Secured Notes pursuant to the Excess Proceeds Offer. The notice shall state:

  (1)
  that the Excess Proceeds Offer is being made pursuant to the covenant in the Indenture, the reason for the Excess Proceeds Offer, and that all Senior Secured Notes properly tendered pursuant to the Excess Proceeds Offer will be accepted for payment, subject to proration, if applicable;

  (2)
  the amount of the Excess Proceeds, the Repurchase Price and the Proceeds Offer Repurchase Date;

  (3)
  the name and address of the Paying Agent and the Indenture Trustee and that Senior Secured Notes must be surrendered to the Paying Agent to collect the Repurchase Price;

  (4)
  that any Senior Secured Note not tendered or accepted for payment will continue to accrue interest;

  (5)
  that any Senior Secured Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest after the Proceeds Offer Repurchase Date;

  (6)
  that each holder electing to have a Senior Secured Note purchased pursuant to an Excess Proceeds Offer will be required to surrender the new note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the new note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Proceeds Offer Repurchase Date;

  (7)
  that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the Business Day immediately preceding the Proceeds Offer Repurchase Date, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Senior Secured Notes the holder delivered for purchase, the certificate number of Senior Secured Notes the holder delivered and a statement that such holder is withdrawing its election to have such Senior Secured Notes purchased;

  (8)
  that if Senior Secured Notes in a principal amount in excess of the amount of Excess Proceeds are surrendered pursuant to the Excess Proceeds Offer, we shall purchase Senior Secured Notes on a pro rata basis;

  (9)
  that holders whose Senior Secured Notes are purchased only in part will be issued Senior Secured Notes equal in principal amount to the unpurchased portion of the Senior Secured Notes surrendered; and

  (10)
  any other information required by applicable law, rules and regulations.

        To the extent that any of the procedures relating to the making and accepting of an Excess Proceeds Offer conflict with the provisions of the Exchange Act, other applicable federal or state law, or the regulations which may be promulgated thereunder, such provisions of the Exchange Act, other applicable federal or state law, or the regulations which may be promulgated thereunder shall govern such Excess Proceeds Offer in lieu of, and only to the extent of, such conflicting procedures.

        On the Proceeds Offer Repurchase Date, we shall (i) accept for payment Senior Secured Notes or portions thereof properly tendered pursuant to the Excess Proceeds Offer, (ii) deposit with the Paying Agent money sufficient to pay the Repurchase Price of all Senior Secured Notes or portions thereof so accepted, and to pay the expense of the Paying Agent to promptly mail or deliver such payments in accordance with the following sentence, and (iii) deliver to the Indenture Trustee Senior Secured Notes so accepted together with an Officers' Certificate stating the Senior Secured Notes or portions thereof accepted for payment by us. The Paying Agent shall promptly mail or deliver to Holders of Senior Secured Notes so accepted payment in an amount equal to the Repurchase Price, and we shall execute and the Indenture Trustee shall promptly authenticate and mail or deliver to such Holders a Senior Secured Note equal in principal amount to any unpurchased portion of the Senior Secured Notes surrendered if such Holders only desire portions of their Senior Secured Notes to be purchased. We will publicly announce the results of the Excess Proceeds Offer on or as soon as practicable after the Proceeds Offer Repurchase Date. For purposes of this covenant, the Indenture Trustee shall act as the Paying Agent.

        Subject to the provisions of this covenant in the Indenture, we and our Restricted Subsidiaries shall be permitted to exchange shares of Capital Stock (whether outstanding shares or newly issued shares of Capital Stock (other than Disqualified Stock)) of TMM Multimodal for outstanding Senior Secured Notes (an "Exchange Transaction"); provided, that (A) after giving effect to such Exchange Transaction, we and our Restricted Subsidiaries control, directly or indirectly, more than 50% of the Capital Stock of TMM Multimodal which under ordinary circumstances (not dependent upon the happening of a contingency) has voting power to elect a majority of the board of directors of TMM Multimodal; (B) (i) such Exchange Transaction is effected pursuant to an exchange offer made to all Holders of the Senior Secured Notes and we receive, at the time of the commencement of the exchange offer to effect such Exchange Transaction, an opinion from a Designated Investment Bank to the effect that the consideration to be received in connection with such Exchange Transaction is fair, from a financial point of view, to us and our Restricted Subsidiaries; or (ii) we receive, at the time of the commencement of the exchange offer to effect such Exchange Transaction, an opinion from any of Chanin & Co., Houlihan Lokey Howard & Zukin Capital or The Blackstone Group (or their respective successors) to the effect that the Exchange Transaction is fair, from a financial point of view, to the non-exchanging holders of Senior Secured Notes; or (iii) (1) the consideration to be paid to us or our Restricted Subsidiaries in connection with the Exchange Transaction consists of both cash and Senior Secured Notes, (2) the cash consideration comprises at least two-thirds (2/3) of the total consideration (based on the principal amount of the Senior Secured Notes exchanged in such Exchange Transaction), (3) the aggregate principal amount of Senior Secured Notes exchanged in all such Exchange Transactions does not exceed $50,000,000, (4) unless such Exchange Transaction is effected pursuant to an exchange offer made to all holders of the Senior Secured Notes, no holder participating in such Exchange Transaction shall be an Affiliate or Associate of us and (5) we receive an opinion from a Designated Investment Bank to the effect that the consideration to be received in connection with such Exchange Transaction is fair, from a financial point of view, to us and our Restricted Subsidiaries; and (C) for purposes of clause (B)(i) and (B)(iii)(5) above, the opinion shall be required notwithstanding the amount of the consideration for such transaction and fair market value shall be determined on an enterprise value basis.

        Limitation on Transactions with Affiliates.    We shall not, and shall not permit any of our Restricted Subsidiaries, to directly or indirectly sell, lease, transfer or otherwise dispose of any of our or its properties or assets to, or purchase or lease any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or make any loan, advance or capital contribution to, or for the benefit of, any of our Affiliates, or any direct or indirect holder of 10% or more of the shares of our outstanding Capital Stock or any Associate, or with an Affiliate of any such holder or Associate, including Promotora Servia (an "Affiliate Transaction").

        Notwithstanding the foregoing, Affiliate Transactions shall not include:

  (i)
  the payment of reasonable and customary fees to our directors or executive officers or of any of our Restricted Subsidiaries for current and future periods;

  (ii)
  any transaction between or among us and any of our Restricted Subsidiaries in the ordinary course of business and consistent with our past practices or those of our Restricted Subsidiaries; and

  (iii)
  transactions made as part of, or directly relating to, a Qualifying PEMEX Securitization Transaction.

        Except for the Existing Servia Payable, which has been satisfied in full on the Initial Issuance Date through the issuance to Promotora Servia of Senior Secured Notes with a principal amount equal to the then outstanding amount of the Existing Servia Payable, all Indebtedness, notes, claims and payments owed to Promotora Servia or its Affiliates or Associates, and any and all consulting fees and other payments and compensation (other than reasonable and customary compensation as employees or directors for current and future periods) payable to Promotora Servia or its Affiliates or Associates, shall be subordinated in right of payment to the Senior Secured Notes and we and our Restricted Subsidiaries shall not make any payment to Promotora Servia or its Affiliates or Associates in respect of any such amounts until the outstanding Senior Secured Notes have been paid in full or such payment has been provided for in full.

        Limitation on Sale and Leaseback Transactions.    We shall not, and shall not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction unless (i) we or such Restricted Subsidiary could have incurred Indebtedness and secured a Lien on Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the provisions of the Limitation on Indebtedness and Limitation on Liens covenants or (ii) the proceeds of such sale and leaseback transaction are at least equal to the fair value (as determined in good faith by the Board of Directors and evidenced by a Board Resolution) of the property and we or such Restricted Subsidiary apply or cause to be applied an amount in cash equal to the net proceeds from such sale in the same manner as Net Cash Proceeds pursuant to certain terms of the covenant concerning Restriction on Asset Dispositions; Use of Proceeds of Asset Dispositions, Grupo TFM Disposition, VAT Proceeds to purchase assets or invest in businesses in the shipping, transportation and distribution services industry, in each case within 180 days of the effective date of any such sale.

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    We shall not, and shall not permit any of our Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of such Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by, or pay any Indebtedness owed to, us or our Restricted Subsidiaries, (b) make loans or advances to us or our Restricted Subsidiaries, (c) transfer any of our properties or assets to us or our Restricted Subsidiaries or (d) guarantee any of our Indebtedness or that of our Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

  (a)
  applicable law;

  (b)
  any instrument governing Acquired Indebtedness permitted to be incurred under the Limitation on Indebtedness covenant, which encumbrances or restrictions are not applicable to any Person or the properties or assets of any Person, other than the Person so acquired, or the property or assets of the Person so acquired or its consolidated Subsidiaries;

  (c)
  any restrictions existing under agreements in effect on the date of the Indenture;

  (d)
  any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (which sale or disposition is otherwise permitted by the Indenture);

  (e)
  any agreement governing Indebtedness restricting the sale or other disposition of property securing such Indebtedness if such agreement does not expressly restrict the ability of a Restricted Subsidiary to pay dividends or to make distributions, loans or advances;

  (f)
  customary restrictions in leases relating to property covered thereby; or

  (g)
  the Indenture.

        Limitation on Liens.    We shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of our or its property or assets (including assets acquired after the Initial Issuance Date and Capital Stock of any Restricted Subsidiary of ours), except for (i) Liens under the Collateral Documents securing the Senior Secured Notes; (ii) Liens outstanding on the Initial Issuance Date; (iii) Liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings; provided, that adequate reserves with respect thereto are maintained on our books or those of our Restricted Subsidiaries, as the case may be, in conformity with IFRS; (iv) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen or other like Liens arising in the ordinary course of business and not discharged for a period of not more than 90 days after notice thereof or which are being contested in good faith by appropriate proceedings; (v) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation; (vi) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with our ordinary conduct of business or the ordinary conduct of the business of such Restricted Subsidiary; (vii) any attachment or judgment Lien not constituting an Event of Default under a certain clause of the Events of Default section of the Indenture; (viii) Liens securing any Indebtedness permitted to be incurred pursuant to certain provisions of the Limitation on Indebtedness covenant in the Indenture; (ix) any interest or title of a lessor pursuant to a lease constituting a Capitalized Lease Obligation; (x) Liens on any assets acquired by us or any of our Restricted Subsidiaries after the Initial Issuance Date, which Liens were in existence on or prior to the acquisition of such assets (to the extent that such Liens were not created in contemplation of such acquisition), provided, that such Liens are limited to the asset so acquired and the proceeds thereof; (xi) Liens securing Indebtedness owed to us by any of our Restricted Subsidiaries; (xii) restrictions on the disposition or pledge of securities imposed by applicable law or by contract with respect to securities received in connection with any Qualifying Disposition or interests arising in connection with any joint venture agreement; provided, that (1) any restrictions with respect to securities received in connection with any Qualifying Disposition (A) shall comply with the provisions of clause (2) under the definition of Qualifying Disposition and (B) shall not restrict the pledge of such securities as required pursuant to the Restriction on Asset Dispositions; Use of Proceeds of Asset Dispositions, Grupo TFM Disposition, VAT Proceeds covenant in the Indenture, other than to require any pledgee or subsequent transferee to be bound by such restrictions and (2) any restrictions with respect to any joint venture agreement entered into after the Initial Issuance Date shall not restrict the pledge of such interests as required pursuant to the Collateral Documents; and (xiii) any renewal of or substitution for any Lien permitted by any of the preceding clauses, provided that the Indebtedness secured is not increased nor the Lien extended to any additional assets. This covenant does not authorize the incurrence of any Indebtedness not otherwise permitted by the Limitation on Indebtedness covenant.

        Limitation on Investments.    We shall not, and shall not permit any of our Restricted Subsidiaries to, make any Investment in any Person except: (i) any Investment in any Cash Equivalent; (ii) any Investment that constitutes a Restricted Payment that is permitted under a certain clause of the Limitation on Restricted Payments covenant in the Indenture concerning retirement prior to its scheduled maturity of our or any of our Restricted Subsidiaries' Indebtedness that ranks junior in right of payment to the Senior Secured Notes, to the extent permitted by that covenant; (iii) Investments in any Person engaged in the same or a similar line of business as us and our consolidated Subsidiaries or made for the purpose of maintaining, enhancing the productivity of or expanding our capabilities and our consolidated Subsidiaries in the worldwide transportation, shipping and distribution services industry (provided (x) the assets or securities acquired pursuant to such investments are pledged as additional Collateral pursuant to the Indenture or (y) such Investments are made as part of, or directly related to, a Qualifying PEMEX Securitization Transaction; (iv) Investments, not to exceed $15 million at any one time outstanding, in the publicly traded equity securities of any other companies (provided such Investments are pledged as additional Collateral pursuant to the Security article of the Indenture); (v) securities received as consideration in connection with an Asset Disposition or a Qualifying Disposition; (vi) Investments in Wholly-Owned Subsidiaries; or (vii) Investments existing on the Initial Issuance Date in any Restricted Subsidiary or as set forth on Schedule 5.20 to the Indenture.

        Limitation on Business Activities.    We shall not, and shall not permit any of our Restricted Subsidiaries to, engage in any type of business other than the businesses in which we and our Restricted Subsidiaries are engaged in on the date of the Indenture, other business activities within the worldwide transportation, shipping and distribution services industry, and other business activities complementary, incidental or reasonably related thereto.

        Additional Guarantees; Limitation on Issuances of Guarantees by Restricted Subsidiaries.    We will cause each of (i) TMM Multimodal, upon the exercise in full of the GM Put or the exercise by the Company of the GM call option, and our purchase or any of our Restricted Subsidiaries' purchase of the Capital Stock of TMM Multimodal pursuant to such exercise, (ii) any Restricted Subsidiary that becomes a Wholly-Owned Subsidiary after the Initial Issuance Date (whether such Restricted Subsidiary became a Subsidiary or a Restricted Subsidiary of ours before or after the Initial Issuance Date), and (iii) any Restricted Subsidiary that receives any assets upon a disposition of assets by a guarantor other than in connection with a Qualifying PEMEX Securitization Transaction, within five business days thereafter, to execute and deliver a supplemental indenture to the Indenture providing for a guarantee of the Senior Secured Notes. We shall cause any such new guarantor to pledge or cause to be pledged for the benefit of the holders of the Senior Secured Notes and to grant or cause to be granted to the holders of the Senior Secured Notes a first priority security interest in all of the assets and properties of such guarantor, and in furtherance thereof to enter into one or more Collateral Documents (or supplements or amendments thereto) in the same manner specified in the Indenture as if such guarantor were a guarantor on the Initial Issuance Date; provided that such guarantor is not restricted from granting such pledge and security interest pursuant to any contractual arrangements with third parties existing as of the Initial Issuance Date.

        We will not permit any Restricted Subsidiary, directly or indirectly, to guarantee any of our or our Restricted Subsidiaries' Indebtedness ("Guaranteed Indebtedness") which is pari passu with or subordinate in right of payment to the Senior Secured Notes, unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of the Senior Secured Notes by such Restricted Subsidiary on a senior secured basis in an amount at least equal to the amount of Guaranteed Indebtedness that is guaranteed by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of any rights or reimbursements, indemnity or subrogation or any other rights against us or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its guarantee; provided that this paragraph shall not be applicable to (x) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or (y) any guarantee by one Restricted Subsidiary of the Indebtedness of another Restricted Subsidiary if at the time such guarantee is provided the Restricted Subsidiary could have incurred the Guaranteed Indebtedness pursuant to the Limitation on Indebtedness covenant of the Indenture. If the Guaranteed Indebtedness is (A) pari passu with the Senior Secured Notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the guarantee or (B) subordinated to the Senior Secured Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Senior Secured Notes.

        Notwithstanding the foregoing, any guarantee by a Restricted Subsidiary may provide that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of ours, of all our and each of our Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such guarantee, except a discharge or release by or as a result of payment under such guarantee.

        Restriction on Investment Activity.    We shall not, and shall not permit any Restricted Subsidiary to, become an investment company required to register as an investment company under the Investment Company Act of 1940, as amended, provided, however, that we or any Restricted Subsidiary shall not be deemed to have violated this covenant in the Indenture so long as we or such Restricted Subsidiary, as the case may be, shall have obtained exemptive relief or shall otherwise have qualified for any applicable exclusion from investment company status within one-hundred-and-eighty (180) days after we or such Restricted Subsidiary shall have become such an investment company.

        Rule 144A Information.    Upon request of a Holder of an Initial Private Note, we shall promptly furnish to such Holder or to a prospective purchaser of such Senior Secured Note designated by such Holder, as the case may be, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance by such Holder with Rule 144A in connection with the resale of such Senior Secured Note by such Holder.

        Delay Fee.    If at any time any Delay Fee (as defined in the Registration Rights Agreement) becomes payable by us pursuant to the Registration Rights Agreement, we shall duly and promptly (i) deliver to the Trustee an Officers' Certificate to that effect and stating (a) the amount of such Delay Fee that is payable and (b) the date on which such Delay Fee is payable pursuant to the terms of the Registration Rights Agreement and (ii) pay to each Holder such Delay Fee in such amount and on such date as set forth in the Registration Rights Agreement. Unless and until the Trustee receives such an Officers' Certificate, the Trustee may assume without inquiry that no Delay Fee is payable.

        Real Estate Collateral.    We shall, or shall cause the Guarantors (as applicable) to, make, complete, execute and deliver within sixty (60) days of the Initial Issuance Date all such filings required under Mexican law before the respective Public Registries of Property of the locality in which each real estate property of the Company or the Guarantors is situated in accordance with and as contemplated by the Collateral Documents.

        Certain Agreements Relating to the Receivables Securitization Facility.    We and each of the Guarantors agree that the amendments to the Receivables Securitization Facility to be implemented pursuant to the Receivables Letter Agreement will permit (i) the incurrence of the Indebtedness under the Senior Secured Notes and the Guarantees to be issued under the Indenture without any breach of, or the occurence of a "Rapid Amortization Event" (as defined in the Receivables Securitization Facility) under, the Receivables Securitization Facility and (ii) the security interests and Liens on the Collateral set forth in the Collateral Documents.

        Payments for Consent.    Neither we, any of our consolidated Subsidiaries nor any of their respective Affiliates or Associates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Senior Secured Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Senior Secured Notes, the guarantees or the Collateral Documents, unless such consideration is offered to be paid or agreed to be paid to all holders of the Senior Secured Notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

        Reporting.    For so long as any of the Senior Secured Notes are outstanding, we will deliver to the Indenture Trustee:

  (a)
  within 45 Business Days of the close of our fiscal year, or such later time as is then permitted under Mexican law, an English translation of our unaudited consolidated financial statements, together with information sufficient to ascertain the financial condition and results of our operations and those of our Restricted Subsidiaries on a consolidated basis, accounting for Grupo TFM and its consolidated subsidiaries under the equity method of accounting;

  (b)
  within 120 days of the close of our fiscal year, or such later time as is then permitted under Mexican law, an English translation of our audited consolidated financial statements, together with information sufficient to ascertain our financial condition and results of operations and those of our Restricted Subsidiaries on a consolidated basis, accounting for Grupo TFM and its consolidated subsidiaries under the equity method of accounting;

  (c)
  within 180 days of the close of our fiscal year, an English translation of our audited consolidated financial statements, together with a reconciliation (in the form required by the SEC) to U.S. generally accepted accounting principles, together with information sufficient to ascertain our financial condition and results of operations and those of our Restricted Subsidiaries, accounting for Grupo TFM and its consolidated subsidiaries under the equity method of accounting;

  (d)
  within 30 Business Days of the close of the relevant quarter, an English translation of our unaudited quarterly consolidated financial statements, for each of the first three fiscal quarters, together with information sufficient to ascertain our financial condition and results of operations and those of our Restricted Subsidiaries, accounting for Grupo TFM and its consolidated subsidiaries under the equity method of accounting;

  (e)
  simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (b), (c) and (d) above, an Officers' Certificate stating whether any Event of Default exists on the date of such certificate and, if any Event of Default then exists, setting forth the details thereof and the action which we are taking or propose to take with respect thereto;

  (f)
  without duplication, copies of such other reports or notices as may be filed or required to be filed by us with the CNBV or the SEC; and

  (g)
  promptly upon any of our officers becoming aware of the existence of an Event of Default, an Officers' Certificate setting forth the details thereof and the action which we are taking or propose to take with respect thereto.

        As soon as practicable after the mailing of such material to our shareholders, we will mail to the holders of the Senior Secured Notes, or cause to be mailed to them, English translations of copies of all quarterly and annual financial reports that have been distributed to our shareholders generally. Delivery of such reports, information and documents to the Indenture Trustee is for informational purposes only and the Indenture Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of the covenants under the Indenture (as to which the Indenture Trustee is entitled to conclusively rely exclusively on Officers' Certificates).

        Maintenance of Properties and Insurance.    We will, and will cause our Restricted Subsidiaries to, maintain or cause to be maintained in good condition, repair and working order all vessels and properties used or useful in our businesses; provided, however, that neither we nor our Restricted Subsidiaries shall be prevented from discontinuing those operations or suspending the maintenance of those vessels or properties which, in our reasonable judgment, are no longer desirable in the conduct of our business, or that of any Restricted Subsidiary; provided, further, that such discontinuance shall not be materially disadvantageous to the holders.

        For so long as any vessel or property is deemed to be useful to the conduct of our business or that of any of our Restricted Subsidiaries, we will, or will cause our Restricted Subsidiaries to, maintain appropriate insurance, in accordance with industry practice, on such vessels and properties.

        Merger and Consolidation.    We shall not consolidate with, merge with or into, or transfer, directly or indirectly by lease, assignment, sale or otherwise, including, without limitation, as a result of the merger or consolidation of a Restricted Subsidiary with any other Person (collectively, a "transfer"), all or substantially all of our assets in one transaction or a series of related transactions to, any Person or group of affiliated Persons or permit any of our Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions in the aggregate would result in a transfer of all or substantially all of our assets and those of our Restricted Subsidiaries on a consolidated basis, unless:

  (a)
  either we shall be the continuing Person, or the Person formed by such consolidation or into which we are merged or to which all or substantially all of our properties and assets are transferred or to which all or substantially all of our assets or those of our Restricted Subsidiaries are transferred (the "surviving entity") shall be a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia or Mexico and shall expressly assume, by supplemental indenture, executed and delivered to the Indenture Trustee, in form satisfactory to the Indenture Trustee, all our obligations under the Senior Secured Notes and the Indenture and the Collateral Documents; provided, that a corporation at all times shall be a co-obligor together with the continuing Person or transferee if the continuing Person or transferee is itself not a corporation;

  (b)
  immediately before and immediately after giving effect to such transaction no Default or Event of Default exists;

  (c)
  immediately after giving effect to such transaction, our and our Restricted Subsidiaries' Consolidated Net Worth or that of the surviving entity is equal to or greater than our and our Restricted Subsidiaries' Consolidated Net Worth immediately prior to the transaction; and

  (d)
  we have delivered to the Indenture Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with paragraph (c)) and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer or lease and such supplemental indenture comply with this paragraph and that all conditions precedent in the Indenture provided for relating to such transactions have been complied with.

        Notwithstanding anything to the contrary in this Section, (i) the foregoing provisions shall not apply to any transfer that is a Qualifying Disposition and (ii) any Restricted Subsidiary may merge with or into or transfer all or any portion of its assets to the Company or any Wholly-Owned Subsidiary of the Company that is a Restricted Subsidiary under the Indenture; provided, that (i) such Restricted Subsidiary shall provide a Guarantee in accordance with and to the extent required by the Indenture; (ii) such merger or transfer shall comply with the Indenture; (iii) the Company and any such Wholly-Owned Subsidiary of the Company that results from or is the survivor of such merger, or is the transferee of such assets, succeeds to, and assumes in a writing (in form and substance satisfactory to the Trustee) the obligations of, the predecessor or transferor Restricted Subsidiary under any and all Collateral Documents that such Restricted Subsidiary is a party or otherwise bound by or subject to and (iv) the rights of the Trustee under any and all of the Collateral Documents (including, but not limited to, the priority of the security interest and Lien of the Trustee in any Collateral thereunder) shall not be adversely affected thereby.

Certain Definitions

        "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition.

        "Additional Amounts" shall have the meaning assigned to such term in the Form of Reverse of Note section of the Indenture.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Affiliate Transaction" shall have the meaning assigned to such term in the Limitation on Transactions with Affiliates section of the Indenture.

        "Agreed Discount Rate" means, with respect to any Indebtedness to be Incurred pursuant to certain provisions of the Limitation on Indebtedness covenant of the Indenture, the effective annual interest rate (taking into account any discount on the issuance of such Indebtedness and any payments made in respect of such Indebtedness) on the Indebtedness to be Incurred.

        "Asset Disposition" means any sale, lease, conveyance, transfer or other disposition (or series of related sales, leases, conveyances, transfers or dispositions) by the Company or any Restricted Subsidiary of (x) any Capital Stock of a Restricted Subsidiary of the Company (whether or not upon issuance), or (y) any other property or assets (each referred to for the purposes of this definition as a "disposition") whether for cash or other consideration, other than (i) a disposition by a Restricted Subsidiary of the Company to the Company or to a Wholly-Owned Subsidiary of the Company, (ii) a disposition by the Company to a Wholly-Owned Subsidiary of the Company, (iii) a disposition by a Restricted Subsidiary to a Wholly-Owned Subsidiary of such Restricted Subsidiary, (iv) the disposition in any single transaction or series of transactions of any assets or Capital Stock or other ownership interest in the ordinary course of business by the Company or its Restricted Subsidiaries if the gross proceeds thereof do not exceed $500,000 (such proceeds, to the extent not in cash, to be determined in good faith by the Board of Directors) in any 12-month period, (v) an exchange of assets, provided the assets received are to be used in the lines of business engaged in by the Company or any of its Restricted Subsidiaries on the Initial Issuance Date or reasonably related extensions of such lines of business, (vi) a Qualifying Disposition or other disposition that is governed by Article Eleven, (vii) a disposition of assets in one or a series of related transactions which are no longer used or, in the reasonable opinion of the Company (which, in the case of each disposition for gross proceeds in excess of $500,000 will be evidenced by a Board Resolution as set forth in an Officers' Certificate delivered to the Trustee) useful in the business of the Company or any Restricted Subsidiary, provided the aggregate gross proceeds of all such dispositions of assets pursuant to this clause (vii) do not exceed $10 million, or (viii) a disposition pursuant to a Qualifying PEMEX Securitization Transaction; provided, in the case of any disposition pursuant to clauses (i), (ii) or (iii) by the Company or by any Restricted Subsidiary that is a guarantor, that the Wholly-Owned Subsidiary receiving such assets which was not previously a guarantor executes and delivers a supplemental indenture providing for a Guarantee of the Senior Secured Notes as provided in the Additional Guarantees; Limitation on Issuances of Guarantees by Restricted Subsidiaries covenant of the Indenture or under the Guarantee article of the Indenture.

        "Associate" has the meaning assigned to such term in Rule 12b-2 of the rules and regulations of the Commission promulgated under the Exchange Act.

        "Attributable Debt" means, with respect to a sale and leaseback transaction, as at the time of determination, the greater of (i) the fair market value of the property subject to such sale and leaseback transaction (as set forth in a board resolution) and (ii) the present value (discounted at the interest rate borne by the Senior Secured Notes (assuming we pay the minimum cash required to be paid thereon), compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended).

        "Average Life" means as of the date of determination, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of the number of years (calculated to the nearest one-twelfth) that will elapse from the date of determination to the dates of each then remaining installment, sinking fund or other required scheduled principal payment of such debt security multiplied by the amount of each such principal payment by (ii) the sum of all such principal payments.

        "Board of Directors" means the Board of Directors of any Person, or any duly authorized committee of such Board or any officers of such Person duly authorized so to act by such Board; provided, that if the transaction giving rise to the need for action by the Board of Directors of such Person, together with any related transactions, involve aggregate value or consideration in excess of $10 million, "Board of Directors" means the entire Board of Directors of such Person and not a committee of such Person or an officer of such Board; provided, further, that any action required to be taken by the Board of Directors of the Company or any of its Restricted Subsidiaries with respect to the sale or sale and leaseback of any individual vessel may be taken by the Executive Committee of such Board of Directors.

        "Board Resolution" means a copy of a resolution or resolutions certified by the Secretary or an Assistant Secretary of any Person to have been duly adopted by the Board of Directors, or by the Executive Committee of the Board of Directors or any other committee of such Person to the extent that such other committee has been authorized by the Board of Directors to adopt a "Board Resolution" for purposes hereof, and to be in full force and effect on the date of such certification, or a certificate executed by officers of such Person to the extent that such officers have been authorized to act for purposes hereof setting forth the action taken by such officers and stating that the officers are duly authorized to take such action, in each case as filed with the corporate records of such Person.

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by or pursuant to law, regulation or executive order to close.

        "Capitalized Lease Obligation" of any Person means any obligation of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property that is required to be classified and accounted for as a capital lease obligation on a balance sheet of such Person under IFRS and, for purposes of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with IFRS. For purposes of this definition, with respect to the Company, "Person" shall mean the Company or any Restricted Subsidiary, as the case may be.

        "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock and warrants, options and similar rights to acquire such capital stock (other than debt securities convertible or exchangeable for such capital stock.)

        "Cash Equivalents" means (i) any evidence of indebtedness, maturing not more than one year after the date of purchase, issued or fully guaranteed or insured by the United Mexican States, the United States of America, or an instrumentality or agency thereof, (ii) any certificate of deposit, Eurodollar time deposit, overnight bank deposit or bankers' acceptance maturing not more than one year after the date of purchase, issued by, or time deposit of, a commercial banking institution which has combined capital and surplus and undivided profits of not less than $100,000,000, (iii) commercial paper, maturing not more than 180 days after the date of purchase, issued by a corporation (other than an Affiliate of the Company) organized and existing under the laws of the United Mexican States or the United States of America or any State thereof or the District of Columbia which is rated, at the time as of which any investment therein is made, "P-1" (or higher) by Moody's or "A1" (or higher) by Standard & Poor's, (iv) money market funds and (v) deposits with financial institutions available for withdrawal on demand.

        "Change of Control" shall have the meaning assigned to such term in the Change of Control covenant of the Indenture.

        "Collateral" has the meaning assigned to such term in the Indenture.

        "Collateral Agent" means the beneficiary, depositary, collateral agent or Person acting in a similar capacity, as the case may be, under the Collateral Documents, until a successor beneficiary, depositary, collateral agent or Person acting in a similar capacity, as the case may be, shall have become such pursuant to the Collateral Documents, and thereafter "Collateral Agent" shall mean such successor beneficiary, depositary, collateral agent or Person acting in a similar capacity, as the case may be. Unless otherwise required by applicable law, the Collateral Agent shall be the Indenture Trustee.

        "Collateral Documents" means, collectively, (i) the Irrevocable Administration and Guaranty Trust Agreement No. F/00088 dated as of the Initial Issuance Date, among TMM Multimodal and Inmobiliaria TMM, S.A. de C.V., as settlors, the Trustee, as first beneficiary, and Banco J.P. Morgan, S.A., Institución de Banca Múltiple, JP Morgan Grupo Financiero ("JP Morgan Bank"), as collateral agent and guaranty trustee, relating to the Capital Stock of TMM Multimodal (the "TMM Multimodal Trust Agreement"), (ii) the Irrevocable Administration and Guaranty Trust Agreement No. F/00087 dated as of the Initial Issuance Date, among the Company, the other settlors named therein, the Trustee, as first beneficiary, and JP Morgan Bank, as collateral agent and guaranty trustee, relating to the Capital Stock of Subsidiaries of the Company and of the Guarantors and other assets, (iii) the Mexican Pledge Agreement Without Transfer of Possession dated as of the Initial Issuance Date, among the Company, the other pledgors named therein, the Trustee, as pledgee, and JP Morgan Bank, as collateral agent and pledge trustee, (iv) the Collateral Agency Agreement dated as of the Initial

Issuance Date among the Company, the Trustee and JP Morgan Bank and (v) any other security agreements, trusts or other arrangements from time to time providing for the pledge of or other grant of a Lien with respect to Collateral to secure the Senior Secured Notes, the Guarantees, the Indenture and the Collateral Documents, by and among the Company, the Guarantors, the Trustee and the Collateral Agents, as applicable, in each case as the same may be amended, modified and/or supplemented and in effect from time to time.

        "Collateral Pledge" means the pledge of or other grant of a Lien with respect to the Collateral pursuant to the Indenture and the Collateral Documents to secure the obligations of the Company and the guarantors under the Senior Secured Notes, the guarantees, the Indenture and the Collateral Documents.

        "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

        "Consolidated Cash Flow Available for Interest Expense" of any Person means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) Consolidated Income Tax Expense, (iv) Consolidated Depreciation Expense, (v) Consolidated Amortization Expense and (vi) other non-cash items reducing (which shall be added back) or increasing (which shall be subtracted) Consolidated Net Income, all as determined on a consolidated basis for such Person and its Subsidiaries for such period in accordance with IFRS. For purposes of this definition, with respect to the Company, "Person" shall mean the Company, and "Subsidiaries" shall mean Restricted Subsidiaries.

        "Consolidated Debt Service Coverage Ratio" of any Person means the ratio of (i) the aggregate amount of Consolidated Cash Flow Available for Interest Expense of such Person for the four full fiscal quarters for which financial information in respect thereof is available immediately prior to the date of the transaction giving rise to the need to calculate the Consolidated Debt Service Coverage Ratio (the "Transaction Date") to (ii) the aggregate Consolidated Interest Expense of such Person for such four fiscal quarter period; provided, that in making the calculation of Consolidated Interest Expense for purposes of this clause (ii), interest on any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period unless such Person is a party to an Interest Rate Agreement which will be in effect for at least 12 more months and which has the effect of reducing the rate below the rate on the date of computation, in which case such lower rate shall be used. For purposes of this definition, "Consolidated Cash Flow Available for Interest Expense" and ']

        "Consolidated Interest Expense" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness of such Person or any Subsidiary of such Person during the period commencing on the first day of the four full fiscal quarters immediately preceding the Transaction Date for which financial information in respect thereof is available to and including the Transaction Date (the "Reference Period"), (ii) the repayment of any Indebtedness of such Person or a Subsidiary of such Person during the Reference Period with the proceeds of any Indebtedness referred to in the immediately preceding clause (i) or the proceeds from the sale or other disposition of assets referred to in clause (iv) below, (iii) the acquisition by such Person or any Subsidiary of such Person during the Reference Period of any other Person which, as a result of such acquisition, becomes a Subsidiary of such Person or the acquisition of assets during the Reference Period from any Person which constitutes all or substantially all of an operating unit or business of such Person and (iv) any sale or other disposition of assets or properties outside the ordinary course of business by such Person occurring during the Reference Period, as if such incurrence, repayment, acquisition, sale or disposition occurred on the first day of the Reference Period. For purposes of this definition, with respect to the Company, "Person" shall mean the Company, and "Subsidiary" shall mean a Restricted Subsidiary.

        "Consolidated Net Income" of a Person means, for any period, the aggregate of the net income or loss of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with IFRS; provided, that (i) the net income (or loss) of any Person which is not a Subsidiary of such Person (or is deemed not to be a Subsidiary of such Person) or which is accounted for by the equity method of accounting, shall be included only to the extent of the amount of cash dividends or distributions paid by such Person or its consolidated subsidiaries to such Person in such period, (ii) the net income (or loss) of any Subsidiary that is subject to any restriction or limitation on the payment of dividends and other distributions (including loans or advances) by operation of the terms of its charter or by agreement, instrument, judgment, decree, order or governmental regulation applicable to the Subsidiary shall be excluded to the extent of such restriction or limitation in such period, (iii) the net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) any cash gains or losses attributable to dispositions of capital assets shall be included, including provisions for any such dispositions, and any non-cash extraordinary items shall be excluded, and (v) the net income (or loss) from discontinued operations shall be excluded. For purposes of calculating "Consolidated Net Income" of the Company for any period, each reference in the foregoing definition to a "Subsidiary" or "Subsidiaries" shall be deemed a reference to a Restricted Subsidiary.

        "Consolidated Net Worth" means, with respect to any Person, as at any date of determination, consolidated stockholders' equity of such Person and its Subsidiaries determined on a consolidated basis in accordance with IFRS, but excluding (to the extent included in computing such consolidated stockholders' equity) any amounts attributable to Disqualified Stock of such Person. For purposes of this definition, with respect to the Company, "Person" shall mean the Company, and "Subsidiaries" shall mean Restricted Subsidiaries.

        "CPOs" means the Company's outstanding certificados de participación ordinarios, or any securities of the Company issued in replacement thereof.

        "CPO Trustee" means the trustee with respect to the Company's outstanding CPOs issued pursuant to the Trust Agreement, dated as of November 19, 1989, among Nacional Financiera, S.N.C. and the Company.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Investment Bank" means the United States-based branch of any of the following investment banks selected by the Company: Bear Stearns & Co., Credit Suisse First Boston Corporation, Houlihan Lokey Howard & Zukin Capital, J.P. Morgan Securities, Lehman Brothers, Merrill Lynch & Co. or Morgan Stanley & Co., or their respective successors; provided, that such investment bank has not been engaged to render investment banking services to the Company or KCS or their respective subsidiaries in the six months preceding the date of delivery of such opinion and agrees not to render investment banking services to the Company or KCS or their respective subsidiaries in the six-month period following the date of delivery of such opinion; provided, however, that notwithstanding the limitation of the foregoing proviso, J.P. Morgan Securities may render services to the Company with respect to the transactions covered by the engagement letter, dated as of October 1, 2001, between the Company and J.P. Morgan Securities.

        "Disqualified Stock" of any Person means any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exercisable, redeemable or exchangeable), matures, or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to August 1, 2008, except to the extent that such Capital Stock is solely redeemable with or exchangeable for, either mandatorily or at the option of such Person, any Capital Stock of such Person that is not Disqualified Stock.

        "Distribution Compliance Period" means, with respect to any Senior Secured Notes, the period of 40 consecutive days beginning on and including the later of (i) the day on which such Senior Secured Notes are first offered to Persons other than distributors (as defined in Regulation S) in reliance on Regulation S and (ii) the issue date with respect to such Senior Secured Notes.

        "Dollars" or "$" means the currency of the United States of America.

        "DTC" means The Depository Trust Company, a New York corporation, and any successors thereto.

        "Euroclear" means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

        "Event of Default" shall have the meaning assigned to such term in the Events of Default section of the Indenture.

        "Excess Proceeds" shall have the meaning assigned to such term in the Restriction on Asset Dispositions; Use of Proceeds of Asset Dispositions; Grupo TFM Disposition, VAT proceeds covenant of the Indenture.

        "Excess Proceeds Offer" shall have the meaning assigned to such term in the Restriction on Asset Dispositions; Use of Proceeds of Asset Dispositions; Grupo TFM Disposition, VAT proceeds covenant of the Indenture.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act.

        "Existing Servia Payable" means the obligations in the amount of $6.5 million payable by the Company to Promotora Servia pursuant to the terms of (i) the Tax Benefits Agreement dated December 5, 2001, between the Company and Promotora Servia, and (ii) the Termination Agreement dated August 23, 2001, between the Company and Promotora Servia, as amended and supplemented by amendments dated October 11, 2001 and August 27, 2002.

        "GM Put Option" means the obligation of the Company and its Subsidiaries to repurchase shares of Capital Stock of TMM Multimodal pursuant to the Stockholder Agreement dated as of June 30, 2000 between the Company, TMM Multimodal and EMD Holdings, Inc.

        "Group" means any group within the meaning of Section 13(d)(3) of the Exchange Act.

        "Grupo TFM Disposition" means any (i) sale, conveyance, transfer or other disposition (or series of related sales, conveyances, transfers or other dispositions) of the Capital Stock or assets of TMM Holdings, TMM Multimodal, Grupo TFM, or TFM (or any successor of any of them), (ii) merger or consolidation (or approval of any merger or consolidation) with or of TMM Holdings, TMM Multimodal, Grupo TFM or TFM (or any successor of any of them), or (iii) issuance of Capital Stock of (x) TMM Holdings or TMM Multimodal (or any successor of either of them), or (y) Grupo TFM or TFM (or any successor of either of them). In the case of any issuance of Capital Stock under clause (iii)(y), the Net Cash Proceeds of such Grupo TFM Disposition shall mean the amount of any dividends or distributions received by the Company or any Restricted Subsidiary from Grupo TFM or TFM (or any successor of either of them) on or after the date of such issuance of Capital Stock of Grupo TFM or TFM (or any successor of either of them), less the amount of all foreign, Federal, state and local taxes payable by the Company or any Restricted Subsidiary as a direct consequence of such Grupo TFM Disposition, including in connection with the payment of such dividends or distributions

(including, without limitation, taxes withheld in connection with repatriation of such proceeds), net of any tax benefits derived in respect of such Grupo TFM Disposition or such dividends or distributions (referred to herein as "group-level taxes"); provided, that the amount of such Net Cash Proceeds shall be limited to (A) the product of (1) the Company's and its Restricted Subsidiaries' percentage economic interest in Grupo TFM and TFM at the time of the issuance of such Capital Stock or at the time such dividends or distributions are made, whichever is greater, and (2) the net proceeds received by Grupo TFM or TFM from the issuance of such Capital Stock (net of all foreign, Federal, state and local taxes paid by Grupo TFM or TFM as a direct consequence of the receipt by Grupo TFM or TFM of proceeds from the issuance of Capital Stock, including in connection with the payment of such dividends or distributions (including, without limitation, taxes withheld in connection with repatriation of such proceeds), net of any tax benefits derived in respect of such dividends or distributions), less (B) the amount of any group-level taxes deducted from Net Cash Proceeds pursuant to this provision. There shall be no duplication of any taxes that are otherwise deducted pursuant to the preceding sentence. Net Cash Proceeds as determined under clause (iii)(y) shall be in addition to, and not in lieu of or in substitution for, any VAT Proceeds that may be calculated based on dividends or distributions by Grupo TFM or TFM to the Company or any Restricted Subsidiary.

        "Guarantee" means, as applied to any Indebtedness of any other Person (the "Primary Obligor"), (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such Indebtedness or (ii) an agreement, direct or indirect, contingent or otherwise, (A) providing assurance of the payment or performance (or payment of damages in the event of non-performance) of any part or all of such Indebtedness, including, without limiting the foregoing, reimbursement obligations with respect to amounts drawn on letters of credit, (B) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (C) to maintain working capital, equity capital or other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness. Notwithstanding anything herein to the contrary, a Guarantee shall not include any agreement providing for indemnification. The amount of a guarantee shall be deemed to be the maximum amount of the Indebtedness guaranteed for which the guarantor could be held liable under such guarantee. When used with respect to the Senior Secured Notes, a "Guarantee" means the guarantee by the guarantors of all or any part of the Senior Secured Notes, in accordance with the Guarantee article of the Indenture.

        "Guarantors" means those Persons identified in Schedule A of this prospectus and solicitation statement and their respective successors and assigns, and any other Person that pursuant to the Indenture Additional Guarantees; Limitation on Issuances of Guarantees by Restricted Subsidiaries covenant or the Guarantee article of the Indenture is required to provide a Guarantee of the Company's obligations under the Senior Secured Notes, the Indenture and the Collateral Documents.

        "Holder" means a Person in whose name a new note is registered in the Senior Secured Notes Register.

        "IAI Global Note" means a Global Note bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of the Depositary and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Senior Secured Notes issued in reliance on Rule 506(a).

        "IAS" means accounting principles issued by the International Accounting Standards Committee as in effect from time to time; provided, that with respect to the obligations of the Company under Articles Five and Eleven, "IAS" means accounting principles issued by the International Accounting Standards Committee as in effect on the date of the Indenture, in each case, as consistently applied by the Company.

        "Indebtedness" with respect to any Person means (without duplication) any liability, whether or not contingent, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments, or (ii) representing the balance deferred and unpaid of the purchase price of any property, conditional sales obligations and obligations under any title retention agreement (but excluding trade account payables and other accrued current liabilities arising in the ordinary course of business), and shall also include (without duplication) (a) any Capitalized Lease Obligations, (b) the maximum fixed repurchase price of any Disqualified Stock of such Person, (c) obligations of others secured by a Lien to which any property or asset, including leasehold interests under Capitalized Lease Obligations and any other tangible or intangible property rights, owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed (provided, that, if the obligations have not been assumed, such obligations shall be deemed to be in an amount equal to the lesser of (x) the amount of the obligation so secured and (y) the fair market value of the property or properties to which the Lien relates, as determined in good faith by the Board of Directors of such Person and as evidenced by a Board Resolution), (d) reimbursement obligations in respect of letters of credit (other than letters of credit issued for the benefit of trade creditors in the ordinary course of business of such Person in connection with obtaining goods, materials or services), (e) net obligations under Interest Rate Agreements or similar agreements or Currency Agreements of such Person, (f) Attributable Debt, and (g) guarantees with respect to the foregoing items (regardless of whether the foregoing items would appear as a liability on a balance sheet of such Person prepared on a consolidated basis in accordance with IFRS); provided, that, for the purpose of computing the amount of Indebtedness of such Person outstanding at any time, such items shall be excluded to the extent that they would be eliminated as intercompany items for purposes of such Person's consolidated financial statements. For purposes of the preceding sentence, the "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock (or any equity security for which it may be exchanged or converted), such fair market value shall be determined in good faith by the Board of Directors of such Person and evidenced by a Board Resolution. The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations of such Person described above and the maximum liability, assuming the occurrence of the contingencies giving rise to the obligation, of any contingent obligations of such Person described above. Notwithstanding anything in this definition to the contrary, "Indebtedness" shall not include (i) customer advance payments and customer deposits received by the Company or any Restricted Subsidiary in the ordinary course of business or (ii) revenue and costs of voyages in process.

        "Indenture Trustee" means The Bank of New York until a successor trustee shall be appointed pursuant to the applicable provisions of the Indenture, and thereafter "Indenture Trustee" shall mean such successor Indenture Trustee.

        "Initial Issuance Date" means the date of the Indenture.

        "Initial Notes" means the Senior Secured Notes due 2007 issued on the Initial Issuance Date (i) pursuant to the Exchange Offer, (ii) to Promotora Servia in payment of the Existing Servia Payable, (iii) to the J.B. Hunt Parties pursuant to the J.B. Hunt Letter Agreement in payment of the obligations of the Company under the J.B. Hunt Note, and (iv) to the Purchasers pursuant to the Note Purchase Agreement.

        "Initial Private Notes" means the Initial Notes issued (i) in reliance on Rule 144A, Rule 506(a) and Regulation S pursuant to the Exchange Offer, (ii) to Promotora Servia in payment of the Existing Servia Payable, (iii) to the J.B. Hunt Parties pursuant to the J.B. Hunt Letter Agreement in payment of the obligations of the Company under the J.B. Hunt Note, and (iv) to the Purchasers pursuant to the Note Purchase Agreement.

        "Institutional Accredited Investor" means an institution that is an "accredited investor" as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

        "Interest Payment Date" means the Stated Maturity of an installment of interest on the Senior Secured Notes.

        "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

        "Investment" means any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property (other than our Capital Stock which is not Disqualified Stock) to any other Person or any payment for property or services for the account or use of any other Person), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities issued to any other Person. For the purposes hereof, the amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment; and shall be reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment. In determining the amount of any Investment involving a transfer of any property or asset other than cash, such property shall be valued at its fair market value at the time of such transfer, as determined in good faith by the board of directors (or comparable body) of the Person making such transfer. If we or any of our Restricted Subsidiaries sells or otherwise disposes of any Capital Stock of any of our direct or indirect Restricted Subsidiaries such that, after giving effect to any such sale or disposition, such Person is no longer our Subsidiary, we shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of unless the transferee of the Capital Stock of such Restricted Subsidiary is a direct or indirect Wholly-Owned Subsidiary.

        "J.B. Hunt Parties" means J.B. Hunt Transport, Inc. and L.A., Inc. ("L.A.").

        "J.B. Hunt Agreement" means the Memorandum of Agreement, dated as of February 28, 2002, as amended by the Amendment to the Memorandum of Agreement, dated as of December 20, 2002, and the Second Amendment to the Memorandum of Agreement, dated as of October 14, 2003, entered into by and among the J.B. Hunt Parties, the Company, Comercializadora Internacional de Carga, S.A. de C.V. ("CIC") and TMM Logistics, S.A. de C.V. ("TMML"), as amended through the Initial Issuance Date.

        "J.B. Hunt Letter Agreement" means that certain letter agreement, dated as of June 30, 2004, entered into by and among the J.B. Hunt Parties, the Company, CIC and TMML.

        "J.B. Hunt Note" means the Promissory Note issued as of February 28, 2004, of TMM Logistics, S.A. de C.V. in favor of L.A., Inc., a subsidiary of J.B. Hunt, in the original principal amount of $18,112,830.00, pursuant to the J.B. Hunt Agreement, as amended through the Initial Issuance Date. As of the Issuance Date, there was $13,584,622.50 aggregate principal amount outstanding under the J.B. Hunt Note, plus accrued and unpaid interest.

        "KCS Transaction" means the transactions contemplated by that certain Acquisition Agreement dated as of April 21, 2003, by and among KCS, Kara Sub, Inc., the Company, TMM Holdings and TMM Multimodal.

        "Lien" means any lien, mortgage, deed of trust, fideicomiso de garantía, pledge, assignment (including any assignment of rights to receive payments of money), security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof), including the creation of any interest in or option on or based on the value of any asset, and any agreement to give a lien, mortgage, deed of trust, fideicomiso de garantía, pledge, assignment (including any assignment of rights to receive payments of money), security interest, charge or other encumbrance of any kind, or to create any interest in or option on or based on the value of any asset. The term "Lien" shall also include any restriction on the disposition or pledge of any securities, interests or assets imposed by applicable law or by contract, including, without limitation, securities received in connection with any Qualifying Disposition and interests arising in connection with any joint venture agreement, shareholders agreement, partnership agreement or similar agreement.

        "Maturity," when used with respect to any new note, means the date on which the principal (or a portion thereof) of such new note becomes due and payable as therein or herein provided, whether at Stated Maturity or by declaration of acceleration, call for redemption or otherwise, including any date to which the Maturity may be extended pursuant to the Title and Terms section of the Indenture.

        "Mexican Government" means the Federal government of the United Mexican States, including any agency, authority, instrumentality or political subdivision thereof.

        "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

        "Net Cash Proceeds" means cash payments in U.S. dollars or a currency freely convertible into U.S. dollars received by the Company or any of its Restricted Subsidiaries (including (x) any cash payments received by way of deferred payment of principal pursuant to a new note or installment receivable or otherwise or amounts eliminated from any reserve referred to in clause (v) below, but only as and when received or eliminated, (y) any cash dividends or other cash distributions received by the Company or any of its Restricted Subsidiaries, and (z) any cash payments received upon the disposition of any non-cash proceeds of any Asset Disposition or Qualifying Disposition but only as and when received) from any Asset Disposition or Qualifying Disposition after the Initial Issuance Date (after repayment of any Indebtedness owed to any Person that becomes due by reason of such Asset Disposition or Qualifying Disposition) other than (A) Indebtedness owed to any Affiliate or Associate of the Company (other than (x) obligations arising in the ordinary course of business consistent with past practice owed to a Restricted Subsidiary that is not a Wholly-Owned Subsidiary and (y) any payments required to be made on the Senior Secured Notes), (B) Indebtedness under the securitization facility or the J.B. Hunt Note except to the extent permitted by the Indenture and (C) Indebtedness of the Company or any Guarantor that ranks junior to the Senior Secured Notes or the Guarantees, respectively, in each case net of the amount of (i) brokers' and advisors' fees and commissions payable in connection with such Asset Disposition or Qualifying Disposition, (ii) all foreign, Federal, state and local taxes payable as a direct consequence of such Asset Disposition or Qualifying Disposition, including in connection with the payment of a dividend, or the making of a distribution, by a consolidated Subsidiary of the Company of such cash payments to the Company or any consolidated Subsidiary of the Company (including, without limitation, taxes withheld in connection with repatriation of such proceeds), net of any tax benefits derived in respect of such dividend or distribution, (iii) the fees and expenses attributable to such Asset Disposition or Qualifying Disposition to the extent not included in clause (i), except to the extent payable to any Affiliate or Associate of the Company, (iv) any amount required to be paid to any Person (other than the Company or any of its Restricted Subsidiaries) owning a beneficial interest in the property or assets sold, and (v) deduction of appropriate amounts to be provided by the Company or its Restricted Subsidiaries as a reserve, in accordance with IFRS, against any liabilities retained or created by the Company or any Restricted Subsidiary of the Company associated with such assets after such Asset Disposition or Qualifying Disposition, including, without limitation, any indemnification obligation or purchase price adjustment associated with such Asset Disposition or Qualifying Disposition. For purposes of the foregoing, Net

Cash Proceeds shall be deemed to include awards of compensation for any asset or property or group thereof taken by condemnation or eminent domain and insurance proceeds for the loss of or damage to any asset or property; provided, that any such awards or proceeds that do not exceed $10 million in the aggregate shall not be deemed to be Net Cash Proceeds unless within 180 days after the receipt thereof such asset or property has not been replaced or repair or construction has not commenced; provided, however, that if, at any time such repair or construction is abandoned or otherwise discontinued prior to completion or is not diligently pursued, such remaining awards or proceeds, as the case may be, shall constitute Net Cash Proceeds at such time.

        "Non-U.S. Person" means a Person who is not a U.S. Person.

        "Note Purchase Agreement" means that certain Purchase Agreement, dated as of July 29, 2004, entered into by and among the Company, the Guarantors and the Purchasers, as such agreement may be amended, modified or supplemented from time to time.

        "Note Register" and "Note Registrar" shall have the respective meanings specified in the Note Register and Paying Agent section of the Indenture.

        "Notice of Sale" means each notice of sale to be delivered pursuant to the Acceleration of Maturity; Rescission and Annulment section of the Indenture by the Indenture Trustee to the applicable Collateral Agent in accordance with the Collateral Documents in the form annexed to the applicable Collateral Document.

        "Offer" shall have the meaning assigned to such term in the Change of Control covenant of the Indenture.

        "Officers' Certificate" means a certificate signed by the Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, the Director General, the President, or any Vice President, and the Director of Administration, the Treasurer, the Secretary or any Assistant Treasurer or Assistant Secretary, of the Company, and delivered to the Trustee. Each such Officers' Certificate shall comply with the Compliance Certificates and Opinions section of the Indenture.

        "Offset Amount" means, in respect of, or in satisfaction of the obligations of Grupo TFM, the Company or any Restricted Subsidiary in respect of, the Put, any amounts that (i) are paid or agreed to be paid by the Company, any Restricted Subsidiary, Grupo TFM, TFM or any Subsidiary of TFM to the Mexican Government, or (ii) are offset by the Company, any Restricted Subsidiary, Grupo TFM, TFM or any Subsidiary of TFM, in each case in a single transaction or a series of related transactions, with respect to or against any receipt of proceeds from, or settlement of, the VAT Claim; provided, that any such amounts paid, agreed to be paid or offset by the Company, any Restricted Subsidiary, Grupo TFM, TFM or any Subsidiary of TFM prior to or within three (3) months following receipt of proceeds from, or settlement of, the VAT Claim shall be deemed to be part of a single transaction or series of related transactions.

        "Opinion of Counsel" means a written opinion of counsel, who may be counsel for or an employee of the Company, which is acceptable in form and substance to the Trustee. Each Opinion of Counsel shall comply with the Compliance Certificates and Opinions section of the Indenture.

        "Outstanding," when used with reference to Senior Secured Notes means, as of the date of determination, all Senior Secured Notes authenticated and delivered by the Indenture Trustee under the Indenture, except

  (a)
  Senior Secured Notes theretofore canceled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation;

  (b)
  Senior Secured Notes or portions thereof for the payment or redemption of which moneys shall have been deposited in trust with the Indenture Trustee, provided, that if such Senior

    Secured Notes are to be redeemed, notice of such redemption shall have been given pursuant to the Indenture, or provision satisfactory to the Indenture Trustee shall have been made for the giving of such notice; and

  (c)
  Senior Secured Notes in lieu of or in substitution for which other Senior Secured Notes shall have been authenticated and delivered pursuant to the Execution, Authentication, Delivery and Dating section of the Indenture;

provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Senior Secured Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Senior Secured Notes owned by the Company, any guarantor or any other obligor of the Senior Secured Notes or any Person that, at such time, is an Affiliate of the Company, of any guarantor or of such other obligor, shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Indenture Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Senior Secured Notes which the Indenture Trustee knows to be so owned shall be so disregarded. Senior Secured Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee's right so to act with respect to such Senior Secured Notes and that the pledgee is not the Company, any guarantor or any other obligor upon the Senior Secured Notes or any Affiliate of the Company, of any guarantor or of such other obligor.

        "Partial Qualifying Disposition" means a Grupo TFM Disposition (other than a disposition to or merger or consolidation with the Company or another Restricted Subsidiary) involving the Capital Stock of TMM Holdings or TMM Multimodal in which (i) after giving effect to such transaction, the Company and its Restricted Subsidiaries control, directly or indirectly, more than 50% of the Capital Stock of TMM Multimodal which under ordinary circumstances (not dependent upon the happening of a contingency) has voting power to elect a majority of the board of directors of TMM Multimodal, (ii) at least 80% of the consideration received from such transaction is in the form of cash, (iii) the Company and the Guarantors receive the opinion described in clause (1) under the definition of a Qualifying Disposition in the Indenture (for the purposes of this definition, notwithstanding the amount of the consideration for such transaction and fair market value shall be determined on an enterprise value basis), and (iv) such transaction is effected in accordance with any applicable release provisions in the Indenture or in the Collateral Documents.

        "Paying Agent" means any Person authorized by the Company to pay the principal of, premium, if any, and interest and Additional Amounts, if any, on the Senior Secured Notes on behalf of the Company.

        "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or other entity or a government or any agency or political subdivision thereof.

        "Private Placement Legend" means the legend set forth in Section 2.02 of the Indenture, which is required to be placed on all Restricted Global Notes and Transfer Restricted Securities issued under the Indenture except as otherwise permitted by the provisions of the Indenture.

        "Proceeds Offer Repurchase Date" shall have the meaning assigned to such term in the Restriction on Asset Dispositions and Qualifying Dispositions covenant of the Indenture.

        "Promotora Servia" means Promotora Servia, S.A. de C.V., a corporation organized and existing under the laws of the United Mexican States, and its successors and assigns.

        "Purchasers" shall have the meaning assigned to such term in the Note Purchase Agreement.

        "Put" means the existing joint and several obligations of the Company and KCS to purchase the shares of TFM owned by the Mexican government pursuant to the Agreements, dated January 31, 1997 and June 9, 1997, among the Mexican government, Grupo TFM, the Company and KCS.

        "QIB" means a "qualified institutional buyer" as defined in Rule 144A.

        "Qualifying Disposition" means any Grupo TFM Disposition which (a) is an Exchange Transaction, (b) is a Partial Qualifying Disposition, (c) is a Securitization Facility Foreclosure or (d) meets each of the following requirements:

  (1)
  if the transaction involves more than $10 million, individually, or if all transactions entered into after the Initial Issuance Date involve more than $25 million in the aggregate, the Company and the guarantors receive an opinion from a Designated Investment Bank to the effect that the consideration to be received in connection with such transaction is fair, from a financial point of view, to the Company and its Restricted Subsidiaries;

  (2)
  the cash consideration to be received in such transaction is equal to or greater than 35% of the principal amount of the Outstanding Senior Secured Notes plus accrued and unpaid interest thereon at the time of the consummation of such transaction; provided, that the amount of any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for this purpose;

  (3)
  any consideration other than cash to be received in such transaction shall be in the form of securities (i) issued by a Person that is eligible to register securities on Form F-3 or Form S-3 under the Securities Act and such securities so received are either (x) freely transferable under the Securities Act or (y) entitled to the benefits of a registration rights agreement pursuant to which the issuer of such securities is required to effect a registration under the Securities Act of the securities received in such transaction not later than six months after the closing of the transaction (subject to customary blackout, hold-back and other similar provisions) and (ii) constituting no more than 40% of the outstanding fully-diluted Capital Stock of such Person; and

  (4)
  the party to which such shares of Capital Stock are sold, issued, conveyed, transferred or otherwise disposed of or with or into which the Company or any Restricted Subsidiary (or any successor of any of them) is merged is not, immediately prior to the transaction, an Affiliate or Associate of the Company.

        "Qualifying PEMEX Securitization Transaction" means a transaction in which:

  (1)
  certain assets of the Company or a Restricted Subsidiary used or intended to be used in connection with (x) services to be rendered to, or contracts with, Petroleos Mexicanos or (y) services to be rendered indirectly to, or contracts indirectly with, Petroleos Mexicanos, to or through any Person formed to render services to, or contracts with, Petroleos Mexicanos, are transferred at fair market value to a Person formed for the sole purpose of participating in the Qualifying PEMEX Securitization Transaction;

  (2)
  the Company receives an opinion as to the fairness of such transaction to the Company from a financial point of view issued by a Designated Investment Bank;

  (3)
  the assets of such Person shall not consist of assets transferred to such Person by the Company or any Restricted Subsidiary except in connection with a Qualifying PEMEX Securitization Transaction; and

  (4)
  such Person incurs Indebtedness secured by such assets that is not guaranteed by, does not have recourse to, and does not constitute Indebtedness of, the Company or any of its Restricted Subsidiaries.

        "Qualifying Subordinated Indebtedness" means Indebtedness of the Company that (i) is subordinated in right of payment to the Senior Secured Notes, (ii) does not require any principal payments prior to the Stated Maturity of the principal of the Senior Secured Notes and (iii) has aggregate annual cash interest payments not in excess of the lesser of (a) the sum of (1) 2% of the principal amount of such Qualifying Subordinated Indebtedness plus (2) the annual cash interest requirements on all Senior Secured Notes retired by the Company prior to the issuance date of such Qualifying Subordinated Indebtedness through the application of VAT Proceeds (less any cash interest requirements in excess of 2% per annum on Qualifying Subordinated Indebtedness previously issued) and (b) 8% per annum of the principal amount of such Qualifying Subordinated Indebtedness.

        "Redemption Price," when used with respect to any Senior Secured Note to be redeemed, means the price (exclusive of accrued and unpaid interest and Additional Amounts, if any) payable in cash at which it is to be redeemed pursuant to the Indenture.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Initial Issuance Date, by and among the Company and the Guarantors in favor of the Holders of Initial Private Notes as such agreement may be amended, modified or supplemented from time to time.

        "Regulation S" means Regulation S promulgated under the Securities Act.

        "Regulation S Global Note" means a Global Note bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of the Depositary and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Senior Secured Notes issued in reliance on Rule 903 of Regulation S.

        "Repurchase Date" shall mean a date not less than 30 nor more than 60 days after a Change of Control on which the Company shall be required to make an Offer to purchase all of the Senior Secured Notes then outstanding.

        "Repurchase Price," when used with respect to any Senior Secured Note to be repurchased, means the price payable in cash at which it is to be repurchased pursuant to the Change of Control covenant or the Restriction on Asset Dispositions and Qualifying Dispositions covenant of the Indenture.

        "Restricted Global Notes" means the Rule 144A Global Note, the IAI Global Note and the Regulation S Global Note, each of which shall bear the Private Placement Legend.

        "Restricted Payments" shall have the meaning assigned to such term in the Limitation on Restricted Payments covenant of the Indenture.

        "Restricted Subsidiary" means (i) any consolidated Subsidiary of the Company other than Grupo TFM and its consolidated subsidiaries and (ii) any direct or indirect Subsidiary of the Company formed solely for the purpose of, and whose operations consist solely of, participating in a Qualifying PEMEX Securitization Transaction.

        "Rule 144" means Rule 144 promulgated under the Securities Act.

        "Rule 144A" means Rule 144A promulgated under the Securities Act.

        "Rule 144A Global Note" means a Global Note bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of the Depositary and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes issued in reliance on Rule 144A.

        "Rule 506(a)" means Rule 506(a) promulgated under the Securities Act.

        "Rule 903" means Rule 903 promulgated under the Securities Act.

        "Rule 904" means Rule 904 promulgated under the Securities Act.

        "Securities Act" means the Securities Act of 1933, as amended from time to time, or any successor act.

        "Securitization Facility" means the receivables securitization facility established pursuant to the following documents (and all other documents related to such facility), in each case as in effect from time to time, and any replacement, refinancing or extension thereof permitted pursuant to the terms of Section 5.14(b)(vii) of the Indenture: Third Amended and Restated Master Trust Agreement dated as of August 19, 2003, as amended by Amendment Number One to Third Amended and Restated Master Trust Agreement dated as of December 29, 2003, Amendment Number Two to Third Amended and Restated Master Trust Agreement dated as of May 25, 2004, and Amendment Number Three to Third Amended and Restated Master Trust Agreement dated as of June 10, 2004 (as so amended, and as amended from time to time, through the date hereof, the "Master Trust Agreement"), pursuant to which The Bank of New York, as trustee, has issued to Maple Bank GmbH ("Maple"), Investor Certificates (the "Investor Certificates") in the original aggregate principal amount of $95,300,000 under a Series 2003-A Supplement dated as of August 19, 2003, as amended by Amendment Number One to Series 2003-A Supplement dated as of December 29, 2003, Amendment Number Two to Series 2003-A Supplement dated as of May 25, 2004 and Amendment Number Three to Series 2003-A Supplement dated as of June 10, 2004 (as so amended, and as amended from time to time, through the date hereof, the "Series 2003-A Supplement"), among the Sellers, The Bank of New York, as trustee, and Maple, and as amended by the Letter Agreement (the "Receivables Letter Agreement") dated as of August 6, 2004, among the Company, TMM Logistics, S.A. de C.V., Naviera Del Pacifico, S.A. de C.V., and The Bank of New York, as trustee, and Maple Bank GmbH, and the Termination Agreement dated as of August 6, 2004, between the Company and The Bank of New York.

        "Securitization Facility Foreclosure" means any disposition of the Capital Stock of TMM Multimodal upon a foreclosure (or sale in lieu of foreclosure) of such Capital Stock by the holders of the certificates under the Securitization Facility (or by any trustee or Collateral Agent acting thereunder) pursuant to the Securitization Facility or any Collateral Document relating to the Capital Stock of TMM Multimodal.

        "Shelf Registration Statement" means any registration statement filed with the Commission by the Company and the Guarantors covering resales by Holders of the Initial Private Notes, as specified in the Registration Rights Agreement.

        "Standard & Poor's" means Standard & Poor's Ratings Group, a division of McGraw-Hill Inc., or any successor thereto.

        "Stated Maturity," when used with respect to any Senior Secured Note or any installment of interest thereon, means the date specified in such Senior Secured Note as the fixed date on which the principal of such Senior Secured Note or such installment of interest is due and payable.

        "Surviving Entity" shall have the meaning assigned to such term in the When Company May Merge, Etc. section of the Indenture.

        "Transfer" shall have the meaning assigned to such term in the When Company May Merge, Etc. section of the Indenture.

        "Transfer Restricted Securities" means securities that bear or are required to bear the Private Placement Legend set forth in Section 2.02 of the Indenture.

        "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended, and as in force at the date on which the Indenture was executed, except as provided in the Conformity with the Trust Indenture Act section of the Indenture.

        "Unrestricted Global Note" means one or more Global Notes that bear the Global Note Legend, that do not and are not required to bear the Private Placement Legend and are deposited with or on behalf of the Depositary and registered in the name of the Depositary or its nominee.

        "U.S. Person" means a U.S. person as defined in Rule 902(k) under the Securities Act.

        "VAT Cash Proceeds" means VAT Proceeds in U.S. Dollars or a currency freely convertible into U.S. Dollars (including any cash payments received upon the disposition or conversion of non-cash VAT Proceeds but only as and when received).

        "VAT Claim" means the claim of TFM against the Mexican Government for refund of a value-added tax payment and a related value-added tax certificate in the original amount of 2,111,111,790 Mexico pesos, including amounts payable pursuant to the October 11, 2002 judgment, or any similar subsequent judgment, by the Tribunal Colegiado en Materia Administrativa del Primer Circuito in favor of TFM related to such claim.

        "VAT Proceeds" means the amount (whether in cash or other property) of:

  (a)
  any dividends or distributions received by the Company or any Restricted Subsidiary from Grupo TFM or TFM (or any successor of either of them) on or after the date on which TFM (or its successor) receives any proceeds from the Mexican Government in connection with the VAT Claim, less the amount of all foreign, Federal, state and local taxes payable by the Company or any Restricted Subsidiary as a direct consequence of the receipt of amounts in respect of the VAT Claim or the payment of any such dividend or distribution) (referred to herein as "group-level taxes"); provided, that the amount of VAT Proceeds shall be limited to (A) the product of (1) the Company's and its Restricted Subsidiaries' percentage economic interest in Grupo TFM and TFM at the time such proceeds are received by TFM or at the time such dividends or distributions are made, whichever is greater, and (2) (x) such proceeds (net of the amount of legal, accounting, advisors' and other fees and expenses payable by the Company, Grupo TFM or TFM in connection with the VAT Claim (provided that for such netting purposes the amount of legal, accounting, advisors' and other fees of the Company shall not exceed $1,250,000) and all foreign, Federal, state and local taxes payable as a direct consequence of the receipt by TFM of amounts in respect of the VAT Claim, including in connection with the payment of such dividends or distributions by Grupo TFM or TFM) less (B) the sum of (x) the amount of any group-level taxes deducted from VAT Proceeds pursuant to this clause, (y) the amount of any proceeds described in clause (b) below and (z) any Offset Amount (such amount being referred to herein as the "Maximum VAT Amount"); and

  (b)
  any proceeds otherwise received by the Company or any Restricted Subsidiary from the Mexican Government in respect of the VAT Claim, less the amount of all foreign, Federal, state and local taxes payable by the Company or any Restricted Subsidiary as a direct consequence of the receipt of such proceeds.

        There shall be no duplication of any taxes that are otherwise deducted pursuant to the preceding sentence. VAT Proceeds shall be in addition to, and not in lieu of or in substitution for, any Net Cash Proceeds under clause (iii)(y) of the definition of "Grupo TFM Disposition" that may be calculated based on dividends or distributions by Grupo TFM or TFM to the Company or any Restricted Subsidiary. In the event that Grupo TFM or TFM has received proceeds with respect to the VAT Claim and a Grupo TFM Disposition covered by clause (iii)(y) of the definition of "Grupo TFM Disposition" has also occurred, then dividends or distributions received by the Company or any

Restricted Subsidiary from Grupo TFM or TFM shall be deemed to be VAT Proceeds until the Maximum VAT Amount has been reached.

        "Wholly-Owned Subsidiary" of any Person shall mean any Subsidiary of such Person of which all of the shares of Capital Stock (except directors' qualifying shares) are at the time directly or indirectly owned by such Person, by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more of its Wholly-Owned Subsidiaries.

Events of Default

        The following will be Events of Default under the Indenture:

  (a)
  failure to pay interest or Additional Amounts upon any Senior Secured Note when due and payable, which failure continues for five business days;

  (b)
  failure to pay principal of (or premium, if any, on) any Senior Secured Note when due or at its maturity;

  (c)
  our failure to perform our obligations under (i) the covenant requiring that we maintain our corporate existence, (ii) the covenant requiring that we report Events of Default upon becoming aware of them by issuing an Officers' Certificate setting forth the details thereof, and (iii) the Successor Corporation article of the Indenture;

  (d)
  default in the performance, or breach, of any other covenant or warranty of ours or of the guarantors in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is specifically dealt with elsewhere in this Section), and continuance of such default or breach for a period of 30 days after there has been given to us by the Indenture Trustee or to us and the Indenture Trustee by the holders of at least 25% in principal amount of the Outstanding Senior Secured Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture;

  (e)
  a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or any Restricted Subsidiary, including the Receivables Securitization Facility, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced indebtedness for money borrowed, individually or in the aggregate, in excess of $10 million, whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable or shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable;

  (f)
  a default in the performance, or breach, of any covenant or warranty under any of the Collateral Documents by us or any Restricted Subsidiary (including any failure to pledge any assets acquired by us or any Restricted Subsidiary as required pursuant to the Indenture or the Collateral Documents), after giving effect to any notice and cure periods set forth in the Indenture or such Collateral Documents;

  (g)
  the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of us or any Restricted Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law, including the LCR (each, a "Bankruptcy Law") or (B) a decree or order adjudging us or any Restricted Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, suspension of payments, arrangement, adjustment or composition of or in respect of us or any Restricted Subsidiary under any applicable law, or appointing a custodian, receiver, liquidator, assignee, sindico, trustee, sequestrator or other similar official of ours or any Restricted Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days;

  (h)
  the commencement by us or any Restricted Subsidiary of a voluntary case or proceeding under any applicable Bankruptcy Law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by us or any Restricted Subsidiary to the entry of a decree or order for relief in respect of us or such Restricted Subsidiary in an involuntary case or proceeding under any Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Bankruptcy Law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, sindico, trustee, sequestrator or similar official of ours or such Restricted Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by us or such Restricted Subsidiary in furtherance of any such action;

  (i)
  a final judgment or judgments against us or any of our Restricted Subsidiaries in excess of $10 million in the aggregate which remains unsettled, discharged or unstayed for a period of 60 days or with respect to which enforcement proceedings have been commenced by any creditor. Notwithstanding the foregoing, such judgments shall not include any judgment entered as a result of (A) a default in the payment of amounts due by us or any Restricted Subsidiary in connection with the Put or due by us or any Restricted Subsidiary to KCS as a result of payments rendered by KCS in connection with the Put or (B) litigation or other proceedings in connection with the Put or any disputes with KCS relating to or arising out of the KCS Transaction or other disputes with KCS existing at the Initial Issuance Date relating to Grupo TFM or TFM; provided, further, that the issuance of an order (whether pre-judgment or after the entry of such judgment) which order will, upon execution, result in the attachment of our assets or of our Restricted Subsidiaries having a value in excess of (a) $10,000,000, which attachment represents a Lien on our assets or of such Restricted Subsidiary in which the Collateral Agent has a security interest pursuant to the Collateral Documents and which is prior to the Lien on such assets that is created by the Collateral Documents, or (b) $25,000,000, which attachment represents a Lien on our assets or of such Restricted Subsidiary in which the Collateral Agent does not have a Lien pursuant to the Collateral Documents shall constitute an Event of Default, provided, that no Event of Default shall occur under clause (b) above until the 60th day following such order or if, within such 60-day period, we deliver to the Indenture Trustee an opinion from one of the Designated Investment Banks to the effect that the net value of our equity (taking into account all of our Indebtedness and that of our Restricted Subsidiaries and the judgment that resulted in such order) is equal to at least 5% of the principal amount of the Outstanding Senior Secured Notes at the date of such opinion;

  (j)
  the issuance or reinstatement of any medida cautelar, suspension order or similar order issued at the request of, or with the acquiescence of, us or any Affiliate or Associate by a court or other governmental body of competent jurisdiction that affects or could affect our or our Restricted Subsidiaries' obligations with respect to the Senior Secured Notes, the guarantees, the Indenture or the Collateral Documents;

  (k)
  our failure or the failure of any of our Restricted Subsidiaries to (i) apply any Net Cash Proceeds from any Asset Disposition or Qualifying Disposition or any VAT Cash Proceeds as provided in the Restriction on Asset Dispositions; Use of Proceeds of Asset Dispositions;

    Grupo TFM Disposition, VAT Proceeds covenant of the Indenture, which failure continues for a period of five Business Days after we are required to apply such proceeds pursuant to such covenant or (ii) pledge (as a first priority Lien) any non-cash proceeds from any Asset Disposition or Qualifying Disposition or non-cash VAT Proceeds as required by the Restriction on Asset Dispositions; Use of Proceeds of Asset Dispositions; Grupo TFM Disposition, VAT Proceeds covenant of the Indenture and the Collateral Documents, which failure continues for a period of five Business Days after the receipt of such proceeds;

  (l)
  our failure to cause any Restricted Subsidiary that is required to execute and deliver a guarantee to execute and deliver such guarantee and any accompanying Collateral Document as required by the Indenture; or

  (m)
  except as permitted by the Indenture, any guarantee is held in any judicial proceeding to be unenforceable or invalid in any material respect or shall cease for any reason to be in full force and effect or any guarantor, or any Person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its guarantee.

        For the avoidance of doubt, the foregoing clause (i) shall not be construed to preclude the occurrence of an Event of Default if any of the events set forth in such clause results in an event that would be an Event of Default under clauses (g) or (h) above.

        Following an Event of Default, the rate at which the Senior Secured Notes accrue interest will increase by 2.00% per annum (the "Default Rate"). In addition, following an Event of Default, any unpaid interest and Additional Amounts, if any will accrue interest at the Default Rate until such time as full payment is made thereon.

        If an event of default (other than a bankruptcy related default as set forth in the Events of Default section of the Indenture) shall occur and be continuing, either the Indenture Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Senior Secured Notes may accelerate the maturity of all Senior Secured Notes, together with all accrued and unpaid interest and Additional Amounts, if any; provided, however, if a bankruptcy related default as set forth in the Events of Default section of the Indenture shall occur and be continuing, the principal of the Senior Secured Notes, together with all accrued and unpaid interest and Additional Amounts, if any, shall automatically be accelerated and such amounts, as of the date of acceleration, shall be and become due and payable immediately, without any notice or other act on the part of the Indenture Trustee or any Holder of the Senior Secured Notes. Following acceleration of the Senior Secured Notes, but before a judgment or decree based on acceleration, the Holders of at least a majority in aggregate principal amount of outstanding Senior Secured Notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "Modification and Waiver."

        No Holder of any Senior Secured Note will have any right to institute any proceeding with respect to the Indenture or the Collateral Documents or for the appointment of a receiver or trustee or for any other remedy thereunder unless:

  (a)
  such Holder has previously given to the Indenture Trustee written notice of a continuing Event of Default;

  (b)
  the Holders of at least 25% in aggregate principal amount of the outstanding Senior Secured Notes shall have made written request to the Indenture Trustee to institute such proceedings in respect of such Event of Default as Indenture Trustee;

  (c)
  such Holder or Holders have offered to the Indenture Trustee reasonable security or indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

  (d)
  the Indenture Trustee has failed to institute such proceeding within 60 days after its receipt of such notice and offer of indemnity or security; and

  (e)
  no direction inconsistent with such request shall have been given to the Indenture Trustee during such 60-day period by the holders of at least a majority in aggregate principal amount of the Outstanding Senior Secured Notes.

Modification and Waiver

        Modifications and amendments of the Indenture or the Collateral Documents may be made by us and the Indenture Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Outstanding Senior Secured Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding new note affected thereby:

  (a)
  change the Stated Maturity of the principal of, or any installment of interest or Additional Amounts on, any Senior Secured Note;

  (b)
  reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of, any Senior Secured Note;

  (c)
  change the place of payment where, or the coin or currency in which, any new note or any premium, interest or additional amounts on, any Senior Secured Note is payable;

  (d)
  impair the right to institute suit for the enforcement of any payment on any Senior Secured Note on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date or, in the case of an Offer or an Excess Proceeds Offer which has been made on or after the applicable Repurchase Date or Proceeds Offer Repurchase Date);

  (e)
  reduce the percentage in principal amount of Outstanding Senior Secured Notes necessary for amendments or for waiver of compliance with certain provisions of the Indenture or the Collateral Documents or for waiver of certain provisions or defaults and their consequences;

  (f)
  modify any of the provisions described in this paragraph or the provisions relating to the rights of the holders to receive payment and relating to waiver of past defaults, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of each holder of Senior Secured Notes affected thereby; and

  (g)
  make any change in the ranking of the Senior Secured Notes or the guarantees that would adversely affect the holders of the Senior Secured Notes.

        Notwithstanding the foregoing, except as expressly set forth in the Collateral Documents, without the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Outstanding Senior Secured Notes, we and the guarantors may not enter into an indenture or indentures supplemental to the Indenture or one or more amendments or supplements to the Collateral Documents to:

  (a)
  release or create any additional Lien in the Collateral in favor of any Person other than the Collateral Agent, the holders of the Senior Secured Notes or the Indenture Trustee; or

  (b)
  modify any of the provisions of the Restriction on Asset Dispositions; Use of Proceeds of Asset Dispositions, Grupo TFM Disposition, VAT Proceeds covenant or of this section of the Indenture.

        Modifications and amendments of the Indenture or the Collateral Documents may be made by us and the Indenture Trustee without the consent of any holders:

  (a)
  to evidence the succession of another Person to us or the guarantors, and the assumption by any such successor of our or the guarantors' covenants in the Indenture and in the Senior Secured Notes and in the Collateral Documents;

  (b)
  to add to our or the guarantors' covenants for the benefit of the holders, or surrender any right or power conferred in the Indenture upon us or the guarantors;

  (c)
  to cure ambiguities, correct inconsistencies or make other changes provided such modifications and amendments do not adversely affect the interests of the holders;

  (d)
  to comply with any requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

  (e)
  to evidence and provide for the acceptance and appointment under the Indenture of a successor Indenture Trustee with respect to the Senior Secured Notes;

  (f)
  to mortgage, pledge, hypothecate or grant a security interest in favor of the collateral agent for the benefit of the Indenture Trustee and the holders of the Senior Secured Notes as additional security for the payment of principal of and interest and Additional Amounts, if any, on the Senior Secured Notes by us or on the guarantees by the guarantors under the Indenture in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the collateral agent, pursuant to the Indenture or the Collateral Documents;

  (g)
  to add guarantees with respect to the Senior Secured Notes, to secure the Senior Secured Notes or to release guarantors from guarantees as provided by the terms of the Indenture;

  (h)
  to release, or to evidence the release, of Collateral as expressly permitted by the terms of the Indenture and the Collateral Documents; or

  (i)
  to add additional events of default.

        Upon a request from us accompanied by a Board Resolution authorizing the execution of any such amended or supplemental Indenture or amendment of any of the Collateral Documents, and upon receipt by the Indenture Trustee of certain documents described in the Indenture, the Indenture Trustee shall join with us and the guarantors in the execution of any amended or supplemental Indenture or amendment of any of the Collateral Documents authorized or permitted by the terms of the Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Indenture Trustee shall not be obligated to enter into such amended or supplemental Indenture or amendment of any of the Collateral Documents that affects its own rights, duties or immunities under the Indenture or otherwise.

        The Holders of at least a majority in aggregate principal amount of the Outstanding Senior Secured Notes may waive compliance by us or the guarantors with certain restrictive provisions of the Indenture. The Holders of at least a majority in aggregate principal amount of the Outstanding Senior Secured Notes may on behalf of the Holders of all the Senior Secured Notes waive any past default under the Indenture and its consequences, except a default in the payment of principal, premium, or interest or Additional Amounts on any Senior Secured Note or a default with respect to certain provisions under the Indenture.

Satisfaction and Discharge

        The Indenture provides that we and the guarantors may be discharged from our and their obligations in respect of the Senior Secured Notes (except for certain obligations, including, without limitation, to make, or cause to be made, payments on the Senior Secured Notes, to register the transfer, substitution or exchange of Senior Secured Notes and to replace stolen, lost or mutilated Senior Secured Notes, to maintain the office or agency described in "Description of the Senior Secured Notes—General" above and the rights, obligations and immunities of the Indenture Trustee, which obligations shall survive until the Senior Secured Notes are no longer Outstanding, or such other time as specified in the Indenture), if:

  (a)
  all Senior Secured Notes previously authenticated and delivered (other than destroyed, lost or stolen Senior Secured Notes which have been replaced or paid) have been delivered to the Indenture Trustee for cancellation and we have paid all sums payable by us under the Indenture; or

  (b)
  either:

  (i)
  the Senior Secured Notes mature within one year or all of them are to be called for redemption within one year under arrangements reasonably satisfactory to the Indenture Trustee for giving notice of redemption, or

  (ii)
  we shall have delivered to the Indenture Trustee either:

  (A)
  a ruling directed to the Indenture Trustee received from the Internal Revenue Service to the effect that the Holders of the Senior Secured Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of our option to defease and be discharged from our obligations under the Indenture and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised, or

  (B)
  an Opinion of Counsel from a nationally recognized United States counsel, to the same effect as the ruling described in clause (A) above with no material qualifications; and an Opinion of Counsel in Mexico reasonably acceptable to the Indenture Trustee confirming that Holders of the Senior Secured Notes will not recognize income, gain or loss for Mexican taxes purposes as a result of such legal defeasance and will be subject to Mexican taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred and, in the case of either clause (i) or (ii);

  (1)
  subject to applicable stock exchange requirements, if any, we irrevocably deposit with the Indenture Trustee under the terms of an irrevocable trust agreement in form and substance satisfactory to the Indenture Trustee, as trust funds in trust solely for the benefit of the Holders for that purpose, money or U.S. Government Obligations (as defined in the Indenture), maturing as to principal and interest in such amounts and at such times as are sufficient (in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Indenture Trustee), without consideration of any reinvestment of such interest on such U.S. Government Obligations, to pay principal of and interest and Additional Amounts on the outstanding Senior Secured Notes to maturity or redemption, as the case may be, and to pay all other sums payable by it under the Indenture, including Additional Amounts, provided that the Indenture Trustee shall have been irrevocably instructed to apply such trust funds to the payment of principal and interest and Additional Amounts on the Outstanding Senior Secured Notes;

      (2)
      no Default or Event of Default with respect to the Indenture, the Collateral Documents or the Senior Secured Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit or shall occur on or before 91 days after the date of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound;

      (3)
      we shall have paid or caused to be paid all sums then payable by us under the Indenture and under the Senior Secured Notes;

      (4)
      such deposit shall not cause the Indenture Trustee to have a conflicting interest as defined in and for the purposes of the Trust Indenture Act;

      (5)
      we have delivered to the Indenture Trustee an Opinion of Counsel from nationally recognized United States counsel, with no material qualifications, stating that (A) the deposit shall not result in our, the Indenture Trustee or the trust becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and (B) upon making the deposit, a valid trust is created at the time of such deposit and the Holders of the Senior Secured Notes will have the sole beneficial ownership interest under applicable law in the money or U.S. Government Obligations so deposited in such trust, except that the Opinion of Counsel referred to in this clause (B) may contain a qualification that in the event that a court of competent jurisdiction were to determine that the trust funds remained our property after such deposit, the Holders of the Senior Secured Notes will have a non-avoidable first priority perfected security interest under applicable law in the money or U.S. Government Obligations so deposited, which security interest will not be subject to any prior rights of holders of any of our other indebtedness;

      (6)
      we will take any and all acts necessary to create and perfect, in favor of the Holders of the Senior Secured Notes, a first priority security interest in the money or U.S. Government Obligations so deposited and take any other action and execute and deliver any other documents that may reasonably be requested by the Indenture Trustee to effectuate such security interest, and do all of the above at such appropriate time so that the security interest attaches to the deposit at the time such deposit is made; and

      (7)
      we have delivered to the Indenture Trustee an Officers' Certificate and an Opinion of Counsel each stating that all conditions precedent provided for in the Indenture relating to satisfaction and discharge have been complied with.

Our obligations under the Indenture, subject to certain exceptions, shall be discharged as of the end of the 91-day period referred to in clause (c) above.

Book-Entry; Global Securities

        The Senior Secured Notes have been issued in the form of one or more global securities (each, a "global security") in registered form, deposited with DTC and registered in the name of Cede & Co., DTC's nominee.

        So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, is considered the sole holder of the Senior Secured Notes represented by such global security for all purposes under the Indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have Senior Secured Notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of Senior Secured Notes in certificated form and will not be considered the owners or holders thereof under the Indenture.

        If (1) DTC is at any time unwilling or unable to continue as depositary or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and any other applicable statute or regulation, and, in either case, a successor depositary is not appointed by us within 60 days, or (2) an Event of Default has occurred and is continuing, we will execute and cause the Indenture Trustee to authenticate and deliver Senior Secured Notes in definitive registered form in exchange for the global securities. In addition, we may at any time, and in our sole discretion, determine not to have any Senior Secured Notes represented by one or more global securities, and, in such event, execute and cause the Indenture Trustee to authenticate and deliver Senior Secured Notes in definitive registered form in exchange for the relevant global securities. In any such instance, the Senior Secured Notes in definitive registered form shall be registered in such name and in such denomination as the direct or indirect participants of DTC shall instruct, and the Indenture Trustee shall deliver the Senior Secured Notes. Senior Secured Notes so issued in definitive registered form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons. DTC will act as securities depositary for the Senior Secured Notes.

        DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("participants") deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("direct participants"). DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, and banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of Senior Secured Notes under the DTC system must be made by or through direct participants, which will receive a credit for the Senior Secured Notes on DTC's records. The ownership interest of each actual purchaser of each Senior Secured Note ("beneficial owner") is in turn recorded on the direct and indirect participants' records. A beneficial owner does not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the direct or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in Senior Secured Notes are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners do not receive certificates representing their ownership interests in Senior Secured Notes, except in the event that use of the book-entry system for the Senior Secured Notes is discontinued.

        To facilitate subsequent transfers, the Senior Secured Notes are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Senior Secured Notes with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Senior Secured Notes; DTC records reflect only the identity of the direct participants to whose accounts Senior Secured Notes are credited, which may or may not be the beneficial owners. The participants remain responsible for keeping account of their holdings on behalf of their customers.

        Delivery of notice and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. consents or votes with respect to the Senior Secured Notes. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the Senior Secured Notes are credited on the record date (identified on a list attached to the Omnibus Proxy). Principal and interest payments on the Senior Secured Notes are made to DTC. DTC's practice is to credit direct participants' accounts on the payment date in accordance with their respective holdings as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and are the responsibility of such participant and not of DTC, the Indenture Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest, if any, to DTC is the responsibility of the Company or the Indenture Trustee, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants. DTC may discontinue providing its services as securities depositary with respect to the Senior Secured Notes at any time by giving reasonable notice to us and the Indenture Trustee. Under such circumstances, in the event that a successor securities depositary is not appointed, new note certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Senior Secured Notes certificates will be printed and delivered. The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Neither we, the Indenture Trustee nor any paying agent for the Senior Secured Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records.

Concerning the Indenture Trustee

        The Bank of New York, the Indenture Trustee under the Indenture, and its affiliates may at times be a depositary for funds of, make loans to, or perform services for us and our subsidiaries in the normal course of our business. In addition, the Indenture Trustee is the trustee under the securitization facility. The Indenture does not preclude the Indenture Trustee from enforcing its rights as a creditor.

        The occurrence of a default under the Indenture could create a conflicting interest for the Indenture Trustee under the Trust Indenture Act. If any such default has not been cured or waived within 90 days after the Indenture Trustee has or acquires a conflicting interest, the Indenture Trustee generally would be required by the Trust Indenture Act to eliminate such conflicting interest or resign as Trustee with respect to the Senior Secured Notes. In the event of the Indenture Trustee's resignation, we will promptly appoint a successor Indenture Trustee.

Governing Law

        The Senior Secured Notes, the Indenture and the guarantees and certain Collateral Documents will be governed by, and construed in accordance with, the laws of the State of New York applicable to obligations and agreements made and to be performed therein. We have submitted to the jurisdiction and venue of any New York State or U.S. federal court sitting in New York City, County of New York, for purposes of all legal actions and proceedings instituted in connection with the Senior Secured Notes, the guarantees and such Collateral Documents. We and the guarantors have each appointed CT Corporation System as our respective authorized agent upon which process may be served in any such action. In addition, certain Collateral Documents will be governed by, and construed in accordance with, the laws of the United Mexican States applicable to obligations and agreements made and to be performed therein.

NATURE OF TRADING MARKET

        In general, there has been limited trading of the Senior Secured Notes and such trading has taken place primarily in the over-the-counter market. Prices and trading volumes of the Senior Secured Notes in the over-the-counter market are not reported and can be difficult to monitor. Quotations for securities that are not widely traded, such as the Senior Secured Notes, may differ from actual trading prices and should be viewed as approximations. You are urged to contact your broker with respect to current information regarding the Senior Secured Notes.

PLAN OF DISTRIBUTION

        The Company is registering the Notes on behalf of the selling noteholders and will not receive any proceeds from any sale of Notes. A selling noteholder is a person named on pages 121-129 and also includes any transferee, donee, pledgee or other successor-in-interest selling Notes received after the date of this prospectus from a selling noteholder as a sale, transfer, assignment, gift, pledge, partnership distribution or other transfer and any transferee selling Notes received in an exempt transaction. All costs, expenses and fees in connection with the registration of the Notes offered by this prospectus will be borne by the Company, other than brokerage commissions and similiar selling expenses, if any, attributable to the sale of Notes which will be borne by the selling noteholders. Sales of Notes may be effected by selling noteholders from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in the Private Offering Resales and Trading through Automated Linkages or "PORTAL" market, in negotiated transactions, through put or call options transactions relating to the Notes, through short sales of Notes, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers.

        The selling noteholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the Notes or of securities convertible into or exchangeable for the Notes in the course of hedging positions they assume with selling noteholders. The selling noteholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to these broker-dealers or other financial institutions of Notes offered by this prospectus, which Notes these broker-dealers or other financial institutions may resell pursuant to this prospectus (as amended or supplemented to reflect such transactions).

        The selling noteholders may make these transactions by selling Notes directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling noteholders and/or the purchasers of Notes for whom these broker-dealers may act as agents or to whom they sell as principal, agent or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        The selling noteholders and any broker-dealers that act in connection with the sale of Notes may be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers or any profit on the resale of the Notes sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling noteholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Notes against certain liabilities, including liabilities arising under the Securities Act.

        Because selling noteholders may be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling noteholders may be subject to the prospectus delivery requirements of the Securities Act.

        Selling noteholders also may resell all or a portion of the Notes in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

        Upon the Company being notified by a selling noteholder that any material arrangement has been entered into with a broker-dealer for the sale of Notes through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

  •
  the name of each such selling noteholder and of the participating broker-dealer(s);

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  the principal amount of Notes involved;

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  the initial price at which such Notes were sold;

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  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

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  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

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  other facts material to the transactions.

        At the time of the consummation of the Exchange Offer and sale of the Senior Secured Notes pursuant to the purchase agreement, we entered into a registration rights agreement relating to the registration with the Securities and Exchange Commission of the Senior Secured Notes held by those holders that had entered into the voting agreement that were not eligible to receive unrestricted Senior Secured Notes in the private exchange offer, the other holders who purchased the Senior Secured Notes in the private placement pursuant to the purchase agreement, J.B. Hunt and Promotora Servia. In that registration rights agreement, we agreed to deliver this prospectus by which such holders of unregistered Senior Secured Notes may publicly resell their Senior Secured Notes. We refer to the Senior Secured Notes sold pursuant to this prospectus as the "Notes."

        In the registration rights agreement, we agreed to file this prospectus within five business days after the original issue date of the Senior Secured Notes. We also agreed: (a) to use our best efforts to cause the registration statement of which this prospectus forms a part to be declared effective by the Securities and Exchange Commission on or before the thirtieth day after the original issue date of the Senior Secured Notes and (b) to keep the registration statement continuously effective until the earliest of (1) the date on which all, but not less than all, of the Notes registered hereunder have been sold, transferred, assigned or disposed of by the selling noteholders in a transaction covered by the registration statement of which this prospectus forms a part, as the same may be modified or amended from time to time, or are freely transferable by such noteholders pursuant to Rule 144(k) under the Securities Act, (2) the time when all of the Notes registered hereunder (other than any Notes held by our affiliates) can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144 and (3) two years from the effective date of this registration statement. If we fail to comply with any of our obligations to file or cause the registration statement to be declared effective and remain continuously effective pursuant to the Registration Rights Agreement, we must pay a delay fee for any such registration default calculated as a percentage of the aggregate principal amount of all the Notes outstanding at the rate of 1.00% per annum for the first thirty-day period following the occurrence of a registration default which rate will increase by an additional 1.00% per annum following the expiration of such thirty-day period until all registration defaults have been cured, provided that the maximum delay fee rate will be 2.00% per annum from and including the date on which any such registration default has occurred to the earlier of (1) the date on which all registration defaults have been cured and (2) the date on which all Notes otherwise become freely tradable by the noteholders other than our affiliates without further registration under the Securities Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This discussion constitutes the opinion of Milbank, Tweed, Hadley & McCloy LLP, our United States counsel ("Counsel") as to the material United States federal income tax consequences to United States Holders and Non-United States Holders (each, as defined below) of (i) holding and disposing of the Senior Secured Notes and (ii) the receipt and holding of any ADSs received by holders of Senior Secured Notes as interest, in the event the Company elects to pay a portion of the interest in ADSs. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, published administrative interpretations of the Internal Revenue Service ("IRS") and judicial decisions, all of which are subject to change, possibly on a retroactive basis. In addition, in some instances (as indicated below) these authorities do not furnish controlling precedents or require the making of complex factual judgments. In such cases, Counsel believes that its opinion represents a reasonable interpretation and the Company intends to adopt these positions. There can be no assurance, however, that the IRS might not adopt a different interpretation.

        The discussion does not purport to consider all aspects of United States federal income taxation that may be relevant to a particular United States Holder. Further, the tax treatment of a United States Holder may vary depending on that holder's particular situation. Certain classes of United States Holders (including insurance companies, tax-exempt organizations, employee stock ownership plans, financial institutions, brokers, dealers, subchapter S corporations, partnerships or other entities treated as partnerships for United States federal income tax purposes, persons whose functional currency is not the United States dollar, persons who hold Senior Secured Notes as a hedge or otherwise have hedged the risk of holding Senior Secured Notes, persons who hold Senior Secured Notes as part of (or in connection with) a straddle, conversion or other integrated transaction and persons who use the mark-to-market method of accounting) may be subject to special rules not discussed below. In addition, the discussion does not consider the effect of any applicable foreign, state, local or other tax laws.

        This discussion assumes that United States Holders hold their Senior Secured Notes as capital assets (generally, property held for investment) within the meaning of Code section 1221. For purposes of the discussion, a United States Holder means a beneficial owner of Senior Secured Notes who or which is (i) an individual who is a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. The term Non-United States Holder means any holder that is not a United States Holder.

Taxation of United States Holders

Consequences of Holding Senior Secured Notes

        The consequences to purchasers of holding Senior Secured Notes will depend, in part, on the interplay of the rules governing original issue discount ("OID") and those governing market discount and premium.

Original Issue Discount

        In the opinion of Counsel, the Senior Secured Notes were issued with OID.

        The OID on the Senior Secured Notes at the time of their issuance equaled the difference between the stated redemption price at maturity and the issue price of the Senior Secured Notes. The issue price of the Senior Secured Notes was determined as described below under "Issue Price of

Senior Secured Notes." The Senior Secured Notes' stated redemption price at maturity is the sum of all payments due under the Senior Secured Notes other than (i) payments of qualified stated interest (including Additional Amounts attributable thereto) and (ii) amounts treated as fees. Qualified stated interest includes stated interest, calculated as the product of a single fixed rate of interest and the outstanding principal amounts of the Senior Secured Notes, that is unconditionally payable in cash at least annually. A substantial portion of the interest on the Senior Secured Notes is not treated as qualified stated interest. All stated interest, other than qualified stated interest, will be added to the stated redemption price of the Senior Secured Notes, thereby increasing the amount of OID on such Senior Secured Notes.

        In general, a United States Holder is required to include OID, computed as described above, in gross income under a constant yield method over the term of the Senior Secured Note (and such income is treated as ordinary income) in advance of cash payments attributable to such income, regardless of whether such United States Holder is a cash or accrual method taxpayer, and without regard to the timing or amount of any actual payments.

  Issue Price of Senior Secured Notes

        A substantial principal amount of Senior Secured Notes (referred to as "New Money Notes") were issued for a cash purchase price. If the New Money Notes are identical to the Senior Secured Notes issued in exchange for old notes, as Counsel is of the opinion should be the case and which is the position the Issuer has taken, the issue price for all the Senior Secured Notes should be determined by the issue price of the New Money Notes. The New Money Notes issued for cash were issued together with a "make-whole" which applied only to the original purchasers and which is not transferable with the Senior Secured Notes. The appropriate characterization of this "make-whole" payment is not entirely clear. Counsel is of the opinion that the most likely characterization is that the purchasers of New Money Notes purchased an investment unit comprised of a Senior Secured Note and the "make-whole" obligation and the cash purchase price for that investment unit (net of a drawdown fee paid at the time the investment unit was issued) was to be allocated between the new note and the "make-whole" in proportion to their relative fair market values. Therefore, the issue price of the New Money Notes was the portion of the net purchase price allocable to the Senior Secured Note. The Company adopted this position. Alternatively, the "make-whole" could be viewed as a contingent purchase price adjustment, in which case the issue price of the new note would be the initial cash purchase price reduced by the amount of the make-whole actually paid. Finally, it is possible, though in Counsel's opinion less likely, that the "make-whole" could be viewed as a contingent interest payment of a class of notes issued only to cash purchasers. In that event, the New Money Notes would be viewed as a separate class of Senior Secured Notes subject to the special rules for contingent payment debt instrument (described below) and would not be fungible with the Senior Secured Notes issued in the exchange for federal income tax purposes.

        If the New Money Notes were viewed as contingent payment debt instruments or if the Internal Revenue Service successfully challenged the conclusion that the amount of Senior Secured Notes issued for cash was substantial, the issue price of the Senior Secured Notes issued in the exchange for old notes would depend on whether a substantial amount of the Senior Secured Notes or old notes exchanged for the Senior Secured Notes were traded on an established market within the meaning of the applicable Treasury Regulations. If a substantial amount of the Senior Secured Notes were so traded, the issue price of the Senior Secured Notes would be their fair market value of the date of the exchange. Otherwise, the issue price of the Senior Secured Notes would be the fair market value of the old notes (which were listed on the New York Stock Exchange) on the exchange date.

  Recomputation of OID

        The interest rate on the Senior Secured Notes will increase if not all interest is paid in cash or if the Company extends the terms of the Senior Secured Notes. In that event, solely for purposes of computing OID, the Senior Secured Notes will be deemed reissued and the amount of OID on the Senior Secured Notes will be recomputed as discussed above but on the basis of the new interest rates. In addition, if the term of the Senior Secured Notes is extended, holders will receive a cash payment. Due to a lack of controlling authority on this issue, it is not clear whether such payment should be treated as a fee (which would be taxable to holders as ordinary fee income in accordance with their method of accounting) or as additional interest to be taken into account in the computation of OID. Counsel is of the opinion that the extension payment should be treated as a fee, but given the lack of relevant authority, we cannot assure you that the IRS would not take a contrary position and that the contrary position would not be upheld. The effect of a contrary position would be to increase the amount of OID taken into income over the remaining life of the Senior Secured Note.

  Alternate Computations of OID

        As stated above, Counsel is of the opinion that the Senior Secured Notes have OID and that the OID should be computed in the manner described above. The Issuer will so compute and report OID. However, the Senior Secured Notes have unusual features, most of which are not directly addressed by the relevant tax authorities. These unusual features raise the possibility that OID might be computed in a variety of different manners. These possibilities are discussed below because there can be no assurance that the Internal Revenue Service would not adopt one of those possibilities.

        First, at the option of the Company, a portion of the interest on the Senior Secured Notes may be paid in ADSs. For this purpose, the value of the ADSs is based on a twenty day period and the ADSs are priced at 95% of their fair market value. Thus, the amount of any interest paid in ADSs may differ from the stated amount of interest taken into account in computing OID. The possibility that the interest paid on the Senior Secured Notes will vary if payments are made in ADSs and if the value of an ADS changes over a twenty day period raises the question of whether the Senior Secured Notes should be treated as a "contingent payment debt instrument" ("CPDI"). A debt instrument is a CPDI if it provides for one or more contingent payments, but is not a CPDI if the contingency is remote or incidental. There is no authority on whether the possibility of paying interest in equity securities valued at 95% of a fair market value computed over a twenty-day period is to be viewed as "remote or incidental." Counsel is of the opinion that this contingency should be viewed as remote and incidental and the Company will adopt that position. If the contingency occurs, the Senior Secured Notes will be deemed reissued and the amount of OID on the Senior Secured Notes will be recomputed. Given the lack of authority, we cannot assure you that the IRS will not take a contrary position and treat the notes as CPDIs. The results if such treatment is upheld are detailed below under "Treatment of the Senior Secured Notes as Contingent Payment Debt Instruments."

        Second, the possibility that the term of the Senior Secured Notes will be extended and the Senior Secured Notes deemed reissued for purposes of computing OID at a time when the remaining term to maturity of the Senior Secured Notes will be one year raises the question of whether, in making such recomputation, the usual OID rules described above or the special rules relating to short term obligations should apply. Counsel is of the opinion that the requirement to recompute OID when the remaining term to maturity is a year or less does not cause a new note that is otherwise not a short term note to be treated as a short term note and the Company will take that position. Given the lack of authority, we cannot assure that the IRS will not take a contrary position. The results if such contrary position is upheld are detailed below under "Treatment of Senior Secured Notes as Short Term Notes."

        Treatment of the Senior Secured Notes as Contingent Payment Debt Instruments—As noted above, the Company does not intend to treat the Senior Secured Notes as CPDI. However, because a portion of the interest payable on the Senior Secured Notes may be satisfied with ADSs valued as described above, the value of the ADSs received on the date interest is paid may differ from the stated dollar amount of interest the ADSs are supposed to satisfy. This difference could permit the IRS to argue that such notes are CPDIs. If the Senior Secured Notes are CPDIs, the CPDI rules will require that with respect to each accrual period, a United States Holder accrue an amount of ordinary interest income as OID equal to (i) the product of the adjusted issue price of the Senior Secured Notes at the beginning of that accrual period and the comparable yield of the new note, (ii) divided by the number of days in the accrual period and (iii) multiplied by the number of days in the accrual period that the United States Holder held the Senior Secured Notes.

        The issue price of the Senior Secured Notes would be determined as noted above under "Issue Price of Senior Secured Notes." The adjusted issue price of a Senior Secured Note would be its issue price increased by any previously accrued interest income, determined without regard to any adjustments to such accruals as described below, and decreased by the amount of any projected payments (as defined below) previously made (including payments of stated cash interest) with respect to the Senior Secured Notes.

        Unless certain conditions are met, the term "comparable yield" means the annual yield the Company would pay, as of the initial issue date, on a non-contingent, fixed-rate debt instrument with terms and conditions otherwise comparable to those of the Senior Secured Notes.

        If the IRS were to successfully argue that the Senior Secured Notes were CPDIs, the Company would determine an appropriate comparable yield for the Senior Secured Notes. The CPDI rules would then require that the Company provide to United States Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which the Company refers to as projected payments, on the Senior Secured Notes. This schedule must produce the comparable yield determined by the Company.

        If ultimately provided, the comparable yield and the schedule of projected payments are not determined for any purpose other than for determination of a United States Holder's interest accruals and adjustments thereof in respect of the Senior Secured Notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the Senior Secured Notes.

        If provided, the projected payment schedule will include amounts attributable to the stated interest payments on the Senior Secured Notes. Accordingly, the receipt of stated interest payments will not be separately taxable to United States Holders. If, during any taxable year, a United States Holder receives actual payments with respect to the Senior Secured Notes for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the United States Holder will incur a net positive adjustment under the CPDI rules equal to the amount of such excess. The United States Holder will treat a net positive adjustment as additional interest income. For this purpose, the payments in a taxable year include the fair market value of property received in that year, including the fair market value of any ADSs that the Company elects to issue in payment of interest.

        If a United States Holder receives in a taxable year actual payments with respect to the Senior Secured Notes that in the aggregate are less than the amount of projected payments for that taxable year, the United States Holder will incur a net negative adjustment under the CPDI rules equal to the amount of such deficit. This adjustment will (a) first reduce the United States Holder's interest income on the Senior Secured Notes for that taxable year and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the United States Holder's interest income on the Senior Secured Notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in

(a) and (b) will be carried forward and treated as a negative adjustment in the succeeding taxable year and will offset future income accruals in respect of the Senior Secured Notes or will reduce the amount realized on the sale, exchange, redemption or retirement of the Senior Secured Notes.

        Notwithstanding the discussion below under "Consequences of Disposing of Senior Secured Notes," if the Senior Secured Notes are CPDIs, any gain recognized upon the sale, exchange, redemption or retirement of the Senior Secured Notes will generally be treated as ordinary interest income and any loss will be ordinary loss only to the extent of interest previously included in income, and thereafter as capital loss.

        Treatment of Senior Secured Notes as Short Term Notes—As noted above, the Company intends to take the position that if the term of the Senior Secured Notes is extended and the notes are deemed reissued, the Senior Secured Notes will not be treated as short-term notes for purposes of the OID rules. However, the Treasury Regulations are not clear on this issue. If the special rules applicable to short term notes of one year or less apply, instead of the rules discussed above under "Consequences of Holding Senior Secured Notes—Original Issue Discount" the following rules apply: none of the stated interest on such notes for the period from reissuance to maturity will be qualified stated interest and OID will be equal to the difference between (i) such new note's issue price (which is the issue price determined on the deemed reissuance date) and (ii) such new note's stated redemption price at maturity which includes all payments due on the new note during the term beginning on the new note's reissuance, including payments of stated interest. A United States Holder of Senior Secured Notes that uses the cash method of accounting generally is not required to accrue OID for United States federal income tax purposes unless such United States Holder elects to do so for all short-term notes acquired on or after the first day of the first tax year to which such election applies. United States Holders who make such an election, United States Holders who report income for United States federal income tax purposes on an accrual method and certain other United States Holders, including banks and dealers in securities, will be required to include OID in income on the Senior Secured Notes as the OID accrues on a straightline basis, unless an election is made with respect to a particular obligation to accrue the OID according to a constant yield method based on daily compounding.

        In the case of a United States Holder who is not required, and does not elect, to include OID on a short term note in income currently, stated interest generally will be taxable at the time it is received (quarterly in advance during the extension period) and any gain realized on the sale, exchange, redemption or retirement of the Senior Secured Notes will be ordinary income to the extent of the OID accrued on a straightline basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange, redemption or retirement. In addition, such United States Holders will be required to defer deductions for all or a portion of any interest paid on indebtedness incurred or continued to purchase or carry Senior Secured Notes in an amount not exceeding the sum of the accrued OID and interest not previously included in income.

Market Discount, Acquisition Premium and Bond Premium

  Market Discount

        If a United States Holder purchases a Senior Secured Note for an amount that is less than its revised issue price, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the de minimis exception, a Senior Secured Note is considered to have no market discount if the excess of the revised issue price of the Senior Secured Note over the United States Holder's tax basis therein immediately after its acquisition is less than 0.25% of the revised issue price of the Note multiplied by the number of complete years to the maturity date of the Note after the acquisition date. A Senior Secured Note's revised issue price at the time of a purchase by a taxpayer will equal the Senior Secured Note's issue price, determined as indicated above, increased by the aggregate amount of OID includible in the gross income of all holders before the acquisition of the Senior Secured Note by the taxpayer.

        Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Senior Secured Note, unless a United States Holder elects to accrue the market discount on a constant interest method, in which case it may be accrued in proportion to the accruals to OID A United States Holder of a Senior Secured Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

        Under the market discount rules, a United States Holder of a Senior Secured Note having market discount is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Senior Secured Note as ordinary income to the extent of the accrued market discount which has not previously been included in income at the time of such payment or disposition. In addition, such a United States Holder may be required to defer until maturity of the Senior Secured Note or its earlier disposition in a taxable transaction the deduction of all or a portion of the interest expense of any indebtedness incurred or continued to purchase or carry such Note. The latter rule will not apply if the United States Holder has elected to accrue market discount currently. Generally, if a Senior Secured Note with market discount is disposed of in certain non-taxable transactions, the market discount will be transferred to the property received in exchange for the Senior Secured Note. However, under certain limited circumstances, the market discount will be includible as ordinary income as if such Senior Secured Note had been sold at its fair market value.

  Acquisition Premium

        A United States Holder who purchases a Senior Secured Note for an amount in excess of the Senior Secured Note's adjusted issue price at the time of purchase (but less than its stated redemption price at maturity) will be considered to have purchased the Senior Secured Note with "acquisition premium." A Senior Secured Note's adjusted issue price at the time of purchase will equal the Senior Secured Note's issue price, increased by all accruals of OID and decreased by all payments on the Senior Secured Note other than payments of qualified stated interest. A United States Holder may use acquisition premium to reduce OID that would otherwise accrue during a period. The amount of the reduction is the product of the amount of OID accrued during the period and a fraction whose numerator is the amount of acquisition premium and whose denominator is the amount of remaining OID at the time of purchase. Alternatively the United States Holder may make the election described below under "Election to Treat all Interest as Original Issue Discount." The effect to the election will be to reduce the amount of OD by the amount of acquisition premium.

  Bond Premium

        A United States Holder who purchases a Senior Secured Note for an amount in excess of its stated redemption price at maturity will be considered to have purchased the Senior Secured Note with "amortizable bond premium" equal to the amount of such excess. Such United States Holder will not accrue OID. In addition, the holder generally may elect to amortize the premium on the constant yield to maturity method. The amount amortized in any year will be treated as a reduction of the holder's interest income from the Senior Secured Note during such year and will reduce the holder's adjusted tax basis in the Note by such amount. A United States Holder of a Senior Secured Note that does not make the election to amortize the premium will not reduce its tax basis in the Senior Secured Note and thus effectively will realize a smaller gain, or a larger loss, on a taxable disposition of the Senior Secured Note than it would have realized had the election been made. In the case of a note which may be optionally redeemed prior to maturity, such as the Senior Secured Notes, the amount of amortizable bond premium is determined with reference to the amount payable on maturity or, if it results in the United States Holder having a greater yield, with reference to the amount payable on the earlier redemption date. The election to amortize the premium on a constant yield to maturity method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

Election to Treat All Interest as Original Issue Discount

        A United States Holder may elect to treat all interest on any Note as OID and calculate the amount includible in gross income under the constant yield method as if the United States Holder had purchased the Senior Secured Note for cash on an original issuance. For the purpose of this election, interest includes stated interest, short-term discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a United States Holder makes this election for a Note with market discount or amortizable bond premium, the election is treated as an election under the market discount or amortizable bond premium provisions, as the case may be. The election is to be made for the taxable year in which the United States Holder acquired the Note, and may not be revoked without the consent of the Internal Revenue Service. United States Holders should consult with their own tax advisors about this election.

Payments of Qualified Stated Interest

        A United States Holder of a Senior Secured Note generally will be required to report as ordinary income for federal income tax purposes qualified stated interest received or accrued on the Note in accordance with the United States Holder's method of tax accounting.

Foreign Tax Credits

        Mexican tax counsel advises that payments on the Senior Secured Notes are subject to withholding tax imposed by Mexico. In the opinion of Counsel, United States Holders will be entitled to a foreign tax credit with respect to such withholding. The ability of United States Holders to obtain the benefit of a foreign tax credit is subject to limitations under the Code, and depends on the particular circumstances of the holder. Limitations on use of the foreign tax credit include:

  •
  the total amount of the credit taken for foreign taxes cannot exceed the same proportion of the United States tax against which the credit is taken which the United States Holder's taxable income from foreign sources bears to its entire taxable income. This means a United States Holder that in any year incurs foreign source losses in excess of foreign source income cannot take the credit. This limitation applies separately to different "baskets" of foreign income under Section 904 of the Code; and

  •
  whether the United States Holder has had an overall foreign loss in a prior year.

        United States Holders may deduct Mexican withholding tax in lieu of claiming foreign tax credits. Any amounts attributable to interest on the Senior Secured Notes generally will be treated as foreign source passive income or, in some cases, financial services income, for United States foreign tax credit limitation purposes.

Treatment of Additional Senior Secured Notes

        Additional Senior Secured Notes may be issued in payment of interest on the Senior Secured Notes. Under United States federal income tax principles applicable to OID instruments, the issuance of additional Senior Secured Notes will not be treated as payment on the Senior Secured Notes. Instead, the additional Senior Secured Notes will be aggregated with the Senior Secured Notes and the consequences of holding such additional Senior Secured Notes will be the same as holding the Senior Secured Notes.

Consequences of Disposing of Senior Secured Notes

        In the opinion of Counsel, upon the sale, exchange, redemption or retirement of a Senior Secured Note (including a partial redemption of a Senior Secured Note), a United States Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement and such holder's adjusted tax basis in the Senior Secured Note. A United States Holder's amount realized will not include amounts attributable to accrued OID (which is taken into income as described above) or accrued but unpaid qualified stated interest, which is taxed as ordinary income in accordance with the United States Holder's method of accounting. A United States Holder's adjusted tax basis in a Senior Secured Note generally will equal such holder's cost of such Senior Secured Note increased by the amount of any OID previously accrued on theSenior Secured Note and decreased by the amount of any payment on the Senior Secured Note, other than a payment of qualified stated interest. Gain or loss generally will be United States source income or loss and will be long-term capital gain or loss if the new note was held for more than one year

        Subject to the applicability of the market discount rules, any gain on the exchange would be capital gain and would be long-term capital gain if the United States Holder had held the Senior Secured Note for more than one year. As discussed above, the market discount rules may cause a portion of any gain to be treated as ordinary income. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. With respect to sales occurring on or after May 6, 2003, but before January 1, 2009, the maximum long-term capital gain tax rate for an individual United States holder is 15%. For sales occurring before May 6, 2003, or after December 31, 2008, under current law the maximum long-term capital gain rate for an individual United States holder is 20%. The deductibility of capital losses is subject to certain limitations.

Consequences of Holding ADSs

        United States Holders that receive ADSs as a payment of interest on the Senior Secured Notes will hold the ADSs with a tax basis equal to their fair market value on the date of receipt. For United States federal income tax purposes, owners of ADSs generally will be treated as the owners of the underlying Series A Shares represented by the ADSs. In the opinion of Counsel, the consequences of holding the ADSs are as follows:

        Dividends—Subject to the discussion of passive foreign investment companies ("PFICs") below, distributions paid out of the Company's current or accumulated earnings and profits (as determined for United States federal income tax purposes) with respect to ADSs will be includible in the gross income of a United States Holder as ordinary income when the distributions are received by the depositary and will not be eligible for the dividends received deduction otherwise allowable to holders that are corporations. To the extent that a distribution exceeds earnings and profits, it will be treated first as a return of the United States Holder's tax basis to the extent of such tax basis, and then as gain from the sale or disposition of a capital asset. A United States Holder must include in gross income as ordinary income the gross amount of the dividends, including any Mexican tax withheld therefrom, without regard to whether any portion of such tax may be refunded to the holder by the Mexican tax authorities. The amount of any dividend paid in pesos will equal the United States dollar value of the pesos received, calculated by reference to the exchange rate in effect on the date the distribution is includible in income, regardless of whether the pesos are converted into United States dollars. In addition, United States Holders may recognize a foreign currency gain or loss (generally treated as an ordinary gain or loss) upon the disposition of the pesos measured by the difference between such United States dollar value and the amount realized on the disposition. Distributions generally will constitute foreign source passive income (or, in the case of some holders, financial services income) for United States foreign tax credit purposes.

        Recent tax legislation generally provides for a maximum 15% United States federal income tax rate on the dividend income of an individual United States Holder with respect to dividends paid by a domestic corporation or qualified foreign corporation. A qualified foreign corporation generally includes a foreign corporation if (i) its shares or its ADSs are readily tradable on an established securities market in the United States or (ii) it is eligible for benefits under a comprehensive United States income tax treaty. The ADSs are traded on the New York Stock Exchange. As a result, the Company will be treated as a qualified foreign corporation and, therefore, dividends paid to an individual United States Holder with respect to the ADSs will be taxed at a maximum federal income tax rate of 15%. The maximum 15% tax rate is effective with respect to dividends included in income during the period beginning on or after January 1, 2003, and ending December 31, 2008. The 15% United States federal income tax rate does not apply, however, if the Company is a PFIC.

        Subject to certain conditions and limitations, Mexican tax withheld, if any, from dividend payments on ADSs will be treated as foreign income tax that may be deductible from taxable income or credited against a United States Holder's United States federal income tax liability. However, the Mexican tax may be deducted only if the holder does not claim a credit for any Mexican or other foreign taxes paid or accrued in that year.

        Capital Gains—In general, upon the sale or other disposition of ADSs, a United States Holder generally will recognize a gain or loss equal to the difference between the amount realized on the sale or disposition (if the amount realized is denominated in a foreign currency then its dollar equivalent, determined at the spot rate on the date of disposition) and the holder's adjusted tax basis in the ADSs (in United States dollars). The gain or loss will be treated as a capital gain or loss if the ADSs were held as a capital asset and will be a long-term capital gain or loss if the ADSs have been held for more than one year on the date of the sale or other disposition. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. With respect to sales occurring on or after May 6, 2003, but before January 1, 2009, the maximum long-term capital gain tax rate for an individual United States holder is 15%. For sales occurring before May 6, 2003, or after December 31, 2008, under current law the maximum long-term capital gain rate for an individual United States holder is 20%. The deductibility of capital losses is subject to limitation. A gain or loss recognized by a United States holder on a sale or other disposition of ADSs generally will be treated as a gain or loss from sources within the United States for United States federal income tax purposes.

Passive Foreign Investment Company Rules

        If the Company is, or were in the future to become, a PFIC for United States federal income tax purposes, United States Holders that own ADSs or Company stock generally will be subject to special United States tax rules that would differ in certain respects from the tax treatment described above. The Company does not believe that it is currently a PFIC for United States federal income tax purposes. However, PFIC status is determined annually based on the composition of the Company's assets and income from time to time. As a result, the Company's passive foreign investment company status may change. In general, if 50% or more of the Company's assets are passive assets, or 75% or more of its income is passive income it would be a PFIC. Passive assets generally include any interest in another corporation in which the Company owns less than a 25% interest (by value). Thus, a reduction in the Company's ownership interest in TFM, either as a result of its sale of TFM shares or through dilution due to the sale of shares in TFM or any of the subsidiaries through which the Company own TFM shares, could result in the Company's interest in TFM being considered a passive asset. If this were to occur, the Company likely would become a PFIC.

        In general, if the Company were classified as a PFIC, United States Holders will be subject to a special tax at ordinary income tax rates on excess distributions, including certain distributions with respect to the Series A Shares that an ADS United States Holder would receive and gain that ADS United States Holders would recognize on the sale of ADSs. The amount of income tax on any excess distributions will be increased by an interest charge to compensate for tax deferral, calculated as if the excess distributions were earned ratably over the period a United States Holder held the ADSs. With respect to ADSs, a United States Holder can avoid these unfavorable rules described by electing to mark its ADSs to market. The mark-to-market election is only available with respect to stock that is regularly traded on a qualified exchange. Under current law, the mark-to-market election may be available because the ADSs will be listed on the New York Stock Exchange, which constitutes a qualified exchange, although there can be no assurance that the ADSs will be regularly traded.

        If a United States Holder makes the mark-to-market election, the United States Holder will be required in any year in which the Company is a PFIC to include as ordinary income the excess of the fair market value of its ADSs at year-end over its basis in those ADSs. In addition, any gain a United Staes Holder recognizes upon the sale of its ADSs will be taxed as ordinary income in the year of sale. Alternatively, if the Company provides the necessary information, a United States Holder may elect to treat its ADSs as an interest in a qualified electing fund. The "QEF election" is available only if the Company complies with applicable information reporting requirements, and it has not yet determined whether it can or will do so. If aUnited States Holder makes this QEF election, the United States Holder will be required to include in income its proportionate share of the Company's income and net capital gain in years in which the Company is a PFIC, but any gain that such United States Holder subsequently recognizes upon the sale of its ADSs generally will be taxed as capital gain.

        United States Holders should consult their own tax advisor regarding the adverse tax consequences of owning equity interests in a PFIC.

Taxation of Non-United States Holders

        In the opinion of Counsel, interest on notes and dividends on ADSs paid to a Non-United States Holder generally will not be subject to United States withholding or other tax if the interest is not effectively connected with such holder's conduct of a trade or business in the United States. Gain realized by a Non-United States Holder on the disposition of Senior Secured Notes or ADSs will generally not be subject to United States federal income tax unless (i) the gain is effectively connected with such holder's conduct of a trade or business in the United States or (ii) such holder is an individual present in the United States for at least 183 days during the taxable year of disposition and certain other conditions are met.

Backup Withholding and Information Reporting

        Payments on the Senior Secured Notes, proceeds of sale or redemption of the Senior Secured Notes, and amounts paid in respect of and proceeds from the sale or redemption of ADSs will be subject to information reporting requirements. To avoid the imposition of backup withholding, a United States Holder should complete an IRS Form W-9 (which can be obtained at the website of the Internal Revenue Service at www. irs. gov) and either (i) provide its correct taxpayer identification number ("TIN") which, in the case of an individual United States Holder, is his or her social security number, and certain other information, or (ii) establish a basis for an exemption from backup withholding. Certain holders (including, among others, corporations, individual retirement accounts and certain foreign individuals) are exempt from these backup withholding and information reporting requirements.

        If backup withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is provided to the IRS. ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF HOLDING SENIOR SECURED NOTES IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

MATERIAL MEXICAN FEDERAL INCOME TAX CONSIDERATIONS

General

        The following represents the opinion of Ortiz, Sainz y Erreguerena, S.C., our Mexican tax counsel, as to the material Mexican federal income tax consequences of holding and disposing of Senior Secured Notes to foreign holders (as defined below) that do not have a permanent establishment in Mexico.

        For purposes of Mexican taxation, an individual or corporation that does not satisfy the requirements to be considered a resident of Mexico for tax purposes, specified below, is deemed a non-resident of Mexico for tax purposes ("foreign holder"). An individual is a resident of Mexico if the individual established the individual's home in Mexico. If the individual has a home both in Mexico and abroad, the individual will be a resident of Mexico if the individual's "center of vital interests" is in Mexico. For these purposes, the center of vital interests will be considered to be located in Mexico, among other reasons, if either (i) more than 50% of the individual's total income in a calendar year is derived from a source in Mexico, or (ii) the main center of the individual's professional activities is located in Mexico. Any individual national of Mexico employed by the Mexican government is a resident of Mexico, even if the individual's center of vital interests is located abroad. A legal entity is a resident of Mexico if it has been incorporated pursuant to Mexican law or if it maintains the principal administration of its business or the effective location of its management in Mexico. A Mexican citizen is presumed to be a resident of Mexico unless such person can demonstrate otherwise. If a legal entity or an individual is deemed to have a permanent establishment in Mexico for Mexican tax purposes, all income attributable to that permanent establishment will be subject to Mexican taxes, in accordance with applicable tax laws.

        The governments of the United States and Mexico ratified an income tax treaty and a protocol which came into effect on January 1, 1994 as amended by an additional protocol and a second additional protocol signed on September 8, 1994 and November 26, 2002, respectively. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters.

        This is based on Mexican Federal Income Tax Law (Ley del Impuesto sobre la Renta) and regulations applicable on the date of this prospectus. All of these things are subject to change, and to different interpretations. This does not address all of the tax consequences that may be applicable to holders of Old Senior Notes and does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to exchange the Old Senior Notes or to consent to the proposed amendment.

        Holders of Old Senior Notes are urged to consult with their own tax advisors regarding the particular consequences to them of the sale of the Notes under the laws of Mexico and the United States or any other jurisdictions in which they may be subject to tax.

Payments of Interest

        Pursuant to Article 195, Section II, paragraph (a) of the Mexican Income Tax Law, payments of interest (which is deemed to include any amounts paid by Grupo TMM in excess of the original issue price of the Old Senior Notes) to foreign holders will be subject to Mexican withholding tax at a rate of 4.9%, if, as expected, the following requirements are met:

  •
  the notes are registered at the Special Section of the Registro Nacional de Valores ("Mexican National Registry of Securities") and evidence of such registration is filed with the Secretaría de Hacienda y Crédito Público (the "Mexican Ministry of Finance and Public Credit");

  •
  the notes are placed outside of Mexico through banks or brokerage houses in a country with which Mexico has in force a treaty for the avoidance of double taxation; and

  •
  we duly comply with the information requirements established in the general rules issued by the Mexican Ministry of Finance and Public Credit for those purposes.

        If any of the above-mentioned requirements is not met, the Mexican withholding tax will be 10.0%.

        Neither the 4.9% rate nor the 10.0% rate will apply, and therefore, a 33.0% withholding tax rate will apply in 2004 (32% in 2005), if the effective beneficiaries, directly or indirectly, individually or jointly with related parties, receive more than 5.0% of the interest paid on the notes and (1) own directly or indirectly, individually or jointly with related parties, more than 10.0% of our voting stock or (2) are entities 20.0% or more of whose stock is owned directly or indirectly, individually or jointly, by parties related to us.

        As of the date of this prospectus, the Mexican Ministry of Finance and Public Credit has not issued a specific general rule establishing the information requirements mentioned above; however, the Mexican Ministry of Finance and Public Credit has taken the position that Rule 3.23.8 is applicable to Article 195, Section II, paragraph (a) of the Mexican Income Tax Law. Such Rule 3.23.8 published by the Mexican Ministry of Finance and Public Credit on April 30, 2004 and in force through March 31, 2005 requires that we file with the Mexican Ministry of Finance and Public Credit (1) certain information relating to the issuance of the notes; and (2) within the first fifteen working days of July and October of 2003 and January and April of 2004 confirmation that neither (A) shareholders of Grupo TMM that own, directly or indirectly, individually or jointly with related parties, more than 10.0% of our voting stock nor (B) entities 20.0% or more of whose stock is owned directly or indirectly, individually or jointly, by parties related to us, are, directly or indirectly, individually or jointly, the effective beneficiary of more than 5.0% of the aggregate amount of such interest payment. We expect that this rule will be extended or that a substantially similar successor of such rule will be published; however, we cannot assure you that this will happen.

        Grupo TMM expects that these conditions will be met, and accordingly expects to withhold Mexican tax from interest payments made to foreign holders in respect of the notes at a 4.9% rate.

        As of the date of this prospectus, the U.S.-Mexico tax treaty is not expected to have any material effect on the Mexican tax consequences described herein, because, as described above, under Mexico's income tax law, Grupo TMM will be entitled to withhold taxes in connection with interest payments under the notes at a 4.9% rate.

        Payments of interest on the notes to non-Mexican pension and retirement funds will be exempt from Mexican withholding tax provided that:

  •
  such fund is duly incorporated pursuant to the laws of its country of residence and is the effective beneficiary of the interest payment;

  •
  such income is exempt from taxes in its country of residence; and

  •
  such fund is registered with the Mexican Ministry of Finance and Public Credit for these purposes.

        Additionally, entities directly owned by pension and retirement funds will be exempt from Mexican withholding tax, provided that certain requirements established in the Mexican Income Tax Law are duly complied with (e.g. such entities must be registered with the Mexican Ministry of Finance and Public Credit for these purposes.)

        We have agreed, subject to certain exceptions, to pay additional amounts in respect of the above mentioned Mexican withholding taxes. See "Description of Senior Secured Notes—Payment of Additional Amounts."

Payments of Principal

        Under Mexican Income Tax Law, principal (i.e., the original issue price of the Old Senior Notes) paid to foreign holders of the notes by Grupo TMM is not subject to Mexican withholding tax.

Taxation of Capital Gains

        Capital gains from the sale or other disposition of the Old Senior Notes and the Senior Secured Notes by foreign holders will not be subject to Mexican income or withholding taxes.

Other Mexican Taxes

        There are no Mexican estate, inheritance, succession, or gift taxes generally applicable to the acquisition, ownership, or disposition of the Old Senior Notes and the Senior Secured Notes by foreign holders. There are no Mexican stamp, issue registration, or similar taxes or duties payable by foreign holders of the Old Senior Notes and the Senior Secured Notes.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST NON-U.S. PERSONS

        We have been advised by Haynes & Boone, S.C., our Mexican counsel, that no treaty is currently in effect between the United States and Mexico covering the reciprocal enforcement of foreign judgments. Mexican courts have enforced judgments rendered in the United States by virtue of the legal principles of reciprocity and comity. In such cases, Mexican courts have reviewed the United States judgment in order to ascertain whether Mexican legal principles of due process and public policy (orden público) have been complied with, without independently reviewing the merits of the subject matter of the case. Furthermore, we have been advised by Haynes & Boone, S.C. that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on the United States federal securities laws and as to the enforceability in Mexican courts of judgments by United States courts obtained in actions predicated upon the civil liability provisions of the United States federal securities laws. Moreover, we have been advised by Haynes & Boone, S.C. that any judgments as a result of enforcement proceedings in Mexico may be discharged in pesos at the rate of exchange prevailing on the date of payment, as published by Banco de Mexico. Finally, Haynes & Boone, S.C. has advised us that service of process by mail does not constitute effective service under Mexican law, and if a final judgment is obtained based on service of process by mail, it would not be enforceable in Mexico.

        Grupo TMM is a fixed capital corporation (sociedad anónima) organized under the laws of Mexico. We and each of the guarantors are headquartered, managed and operated outside of the United States, principally in Mexico. Substantially all of our directors and officers and some of the experts named in this prospectus reside outside the United States, principally in Mexico. A substantial portion of the assets of these persons and virtually all of the assets of our Company and each of the guarantors are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or us, or to enforce against them in the United States, a judgment obtained in U.S. courts predicated upon the civil liability provisions of the United States federal securities laws or other laws of the United States.

        We and each of the guarantors have appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, (212) 590-9200 as our authorized agent upon whom process may be served in any action arising out of or in connection with the Senior Secured Notes. With respect to such actions, we and each of the guarantors have submitted to the jurisdiction of the courts of the State of New York sitting in the borough of Manhattan in New York City or of the United States for the Southern District of New York.

LEGAL MATTERS

        The validity of the Senior Secured Notes has been passed upon as to Mexican law by Haynes & Boone, S.C., as our Mexican counsel, Mexico City, Mexico, and as to New York law by Milbank, Tweed, Hadley & McCloy LLP, New York, New York, as our special U.S. counsel. Ortiz, Sainz y Erreguerena, S.C. has rendered an opinion regarding the Mexican tax consequences of the sale of the Notes referred to in "Material Mexican Federal Income Tax Considerations."

EXPERTS

        The consolidated financial statements of Grupo TMM as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this prospectus, have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Notes 1 and 7) of PricewaterhouseCoopers S.C., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of TMM Holdings, S.A. de C.V. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 and the consolidated financial statements of TMM Multimodal as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers S.C., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-1 under the Securities Act of 1933. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some parts of which are omitted as permitted by the rules and regulations of the SEC. For further information, reference is made to the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the registration statement or otherwise filed with the SEC, reference is made to the copy so filed, and each such statement shall be deemed qualified in its entirety by this reference.

        Grupo TMM is subject to the informational requirements of the Exchange Act. Reports and other information contain additional information about our Company. Such materials can be obtained via the website of the SEC (www.sec.gov) on the World Wide Web. You can also inspect and copy these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

        NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

        Neither delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

GRUPO TMM, S. A.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001, 2002 AND 2003

INDEX

Contents	Page
Report of Independent Registered Public Accounting Firm	F-2 and F-3
Consolidated Financial Statements:
Balance Sheets	F-4
Statements of Income	F-5
Statements of Changes in Stockholders' Equity	F-6
Statements of Cash Flows	F-7 and F-8
Notes to the Consolidated Financial Statements	F-9 to F-80

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Mexico City, April 7, 2004, except for Note 20, which is dated June 24, 2004

To the Board of Directors and Stockholders of
Grupo TMM, S. A.
(amounts in thousands of US dollars)

1.
We have audited the accompanying consolidated balance sheets of Grupo TMM, S. A. and subsidiaries ("Grupo" or the "Company"), as of December 31, 2003 and 2002, and the related consolidated statements of income, of changes in stockholders' equity and of cash flows for each of the three years in the period ended December 31, 2003, all expressed in US dollars. These consolidated financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

2.
We conducted our audits in accordance with International Auditing Standards and with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with International Financial Reporting Standards. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

3.
In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the consolidated financial position of Grupo as of December 31, 2003 and 2002, and the consolidated results of their operations, the changes in their stockholders' equity and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with International Financial Reporting Standards.

4.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the consolidated financial statements, the Company's outstanding 2003 notes, amounting to $176,875 matured on May 15, 2003, and the Company did not make the payment of the principal amount thereof nor the accrued interest on the due date. As a result, Grupo is in default under the terms of the 2003 notes, and such default has resulted in a cross default under the 2006 notes amounting to $200,000; and under certain other obligations of the Company and its subsidiaries. Moreover, Grupo failed to make the payments of interest on the obligations on May 15, 2003 and November 15, 2003 amounting to $45,739 resulting in a default of the 2003 and 2006 notes. In addition, at December 31, 2003, as discussed in Notes 7 and 9 to the consolidated financial statements, the Company's outstanding commercial paper and obligations for sale of receivables amounting to $85,000 and $15,257 will become effective in September, 2004, and on a monthly basis during 2004, respectively. The Company is currently negotiating with its creditors to restructure the terms and conditions of its obligations. During the year ended December 31, 2003, Grupo incurred a net loss of $86,662, and at December 31, 2003 had an excess of current liabilities over current assets of $497,041 and a deficit of $67,970. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 7. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

5.
International Financial Reporting Standards vary in certain significant respects from Accounting Principles Generally Accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 18 to the consolidated financial statements.

PricewaterhouseCoopers

/s/  ALBERTO DEL CASTILLO V. VILCHIS
Alberto Del Castillo V. Vilchis
Audit Partner

GRUPO TMM, S. A.

CONSOLIDATED BALANCE SHEETS
(Notes 1, 2, 3 and 7)

(amounts in thousands of US dollars)

	December 31,
	2002	2003
Assets
Current Assets:
Cash and cash equivalents	$61,326	$68,761
Restricted cash (Note 9)	4,291	5,866
Clients	138,490	138,839
Related parties (Note 11)	546	2,143
Other accounts receivable—Net	65,128	61,785
Taxes recoverable	90,693	65,326
Materials and supplies	25,995	21,294
Other current assets	14,847	15,141

Total current assets	401,316	379,155
Related parties (Note 11)	30,336
Long-term account receivable	1,388	1,350
Concession rights and related assets—Net (Note 4)	1,231,881	1,179,634
Property, machinery and equipment—Net (Note 5)	757,811	730,413
Other assets (Note 6)	13,851	18,008
Equity investments (Note 3k.)	22,438	22,212
Deferred income taxes (Note 14)	220,675	146,010

Total assets	$2,679,696	$2,476,782

Liabilities and stockholders' equity
Short term liabilities:
Current portion of long-term debt (Note 7)	$213,954	$566,947
Suppliers	78,805	99,923
Interest payable	10,744	51,525
Accounts payable and accrued expenses	100,025	131,699
Related parties (Note 11)	32,695	10,845
Obligations for sale of receivables (Note 9)	48,784	15,257
Convertible notes (Note 10)	10,866

Total short-term liabilities	495,873	876,196

Long-term debt (Note 7)	1,166,889	748,214
Dividends payable	9,803	9,803
Reserve for pensions and seniority premiums (Note 16)	12,236	10,348
Obligations for sale of receivables (Note 9)	32,357	54,808
Other long-term liabilities	57,206	46,020

Total long-term liabilities	1,278,491	869,193

Total liabilities	1,774,364	1,745,389

Minority interest	765,482	678,205

Commitments and contingencies (Note 17)
Subsequent events (Note 20)
Stockholders' equity (Note 12):
Common stock	121,158	121,158
Retained earnings (deficit)	36,449	(50,213)
Initial accumulated translation loss	(17,757)	(17,757)

Total stockholders' equity	139,850	53,188

Total liabilities and stockholders' equity	$2,679,696	$2,476,782

The accompanying notes are an integral part of these consolidated financial statements.

GRUPO TMM, S. A.

CONSOLIDATED STATEMENTS OF INCOME
(Notes 1, 2 and 11)

(amounts in thousands of US dollars, except per share amounts)

	Year ended December 31,
	2001	2002	2003
Transportation revenues	$1,000,092	$1,008,616	$938,043

Costs and expenses:
Salaries, wages and employee benefits	197,754	215,074	208,706
Car hire and other rents	189,866	184,423	176,538
Purchased services	152,286	167,737	150,635
Fuel, material and supplies	74,281	60,624	77,381
Other costs	93,443	89,355	87,560
Depreciation and amortization	103,319	107,410	100,206

	810,949	824,623	801,026

Income on transportation	189,143	183,993	137,017

Net gain on the sale of the port business (Note 2)			62,660

Other income (expenses)—Net (Note 13)	26,769	(35,192)	(95,327)

Operating income	215,912	148,801	104,350

Interest income	15,933	8,399	11,142
Interest expense	(141,103)	(163,430)	(173,860)
Exchange income (loss)—Net	2,172	(20,033)	(17,985)

Net financing cost	(122,998)	(175,064)	(180,703)

Income (loss) before income taxes and minority interest	92,914	(26,263)	(76,353)
Benefit (provision) for income taxes (Note 14)	7,150	(19,801)	(41,557)

Income (loss) before minority interest	100,064	(46,064)	(117,910)
Minority interest	(91,139)	3,455	31,248

Net income (loss) for the period	$8,925	$(42,609)	$(86,662)

Net income (loss) for the period per share (Notes 3s. and 12)	$0.477	$(0.748)	$(1.521)

Weighted average number of shares outstanding (thousands) for the period	18,694	56,963	56,963

The accompanying notes are an integral part of these consolidated financial statements.

GRUPO TMM, S. A.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003
(Notes 1, 2 and 12)

(amounts in thousands of dollars)

	Number of common shares outstanding	Common stock	Retained earnings (Deficit)		Initial accumulated translation loss	Total
Balance at January 1, 2001	17,441,590	$29,900	$(2,764)		$(17,757)	$9,379
Capital stock increase of December 7, 2001	4,412,914	33,411				33,411
Capital stock spin-off of December 7, 2001		(7,738)				(7,738)
Capital stock increase of December 21, 2001	35,108,633	65,585				65,585
Other effects of merger (Note 1)			67,369			67,369
Net income for the period			8,925			8,925

Balance at December 31, 2001	56,963,137	121,158	73,530		(17,757)	176,931
Convertible warrant (Note 10)			5,528			5,528
Net loss for the period			(42,609)			(42,609)

Balance at December 31, 2002	56,963,137	121,158	36,449		(17,757)	139,850
Net loss for the period			(86,662)			(86,662)

Balance at December 31, 2003	56,963,137	$121,158	$(50,213	)(1)	$(17,757)	$53,188

(1)
Includes $4,172 of statutory reserve.

The accompanying notes are an integral part of these consolidated financial statements.

	Year ended December 31,
	2001	2002	2003
Cash flows from operating activities:
Net income (loss) for the period	$8,925	$(42,609)	$(86,662)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	103,319	107,410	100,206
Other amortizations	7,647	12,609	12,925
Amortization of discount on senior secured debentures, obligations and commercial paper	49,531	29,832	1,624
(Benefit) provision for income taxes	(7,150)	19,801	41,557
Minority interest	91,139	(3,455)	(31,248)
Loss on sale of property, machinery and equipment—Net	6,928	4,075	8,793
Loss on sale of other subsidiaries			20,208
Gain on transfer of concession rights—Net	(60,744)
Gain on sale of port business			(62,660)
Changes in assets and liabilities:
Restricted cash	(1,637)	(2,654)	(1,575)
Accounts receivable	(39,695)	9,291	(8,086)
Other accounts receivable and related parties	(44,389)	(25,053)	(4,564)
Material and supplies	508	3,107	3,498
Other current assets	930	(1,877)	(803)
Accounts payable and accrued expenses	2,998	5,688	97,070
Other non-current assets and long-term liabilities	(18,244)	(18,459)	(18,186)

Total adjustments	91,141	140,315	158,759

Net cash provided by operating activities	100,066	97,706	72,097

Cash flows from investing activities:
Sale of property, machinery and equipment	11,808	4,299	9,948
Acquisition of property, machinery and equipment	(105,907)	(106,971)	(81,108)
Sales of shares of subsidiaries	2,543		112,368
Acquisitions of associated companies	(4,422)
Acquisition of subsidiary shares		(200,251)

Net cash (used in) provided by investing activities	(95,978)	(302,923)	41,208

GRUPO TMM, S. A.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Notes 1 and 2)

(amounts in thousands of US dollars)

	Year ended December 31,
	2001	2002	2003
Cash flows from financing activities:
Payments under capital lease obligation	(4,292)	(372)	(1,131)
Bank borrowings—Net	(864)	122,011	(20,074)
Payments under commercial paper	(55,000)	(659,001)	(148,744)
Proceeds from commercial paper	29,844	464,004	95,794
Senior notes proceeds		177,491
Convertible notes proceeds (payments)—Net		13,295	(13,295)
Cash received (paid) from sale of accounts receivable—Net	23,931	64,702	(10,420)
Dividends paid to minority stockholders	(5,773)	(1,578)	(8,000)
Other	1,734

Net cash (used in) provided by financing activities	(10,420)	180,552	(105,870)

Net (decrease) increase in cash and cash equivalents	(6,332)	(24,665)	7,435
Cash and cash equivalents at beginning of the period	92,323	85,991	61,326

Cash and cash equivalents at end of the period	$85,991	$61,326	$68,761

Supplemental cash disclosures:
Interest paid	$73,192	$107,541	$105,701

Income tax and asset tax paid	$1,943	$1,741	$2,615

Non-cash transactions:
Convertible notes		$5,528

Due from Mexican Government	$81,892	$(93,555)

Assets acquired through capital lease obligations	$2,448	$750	$120

Capital stock increase	$98,996

Capital stock spin-off	$(7,738)

Other effects of merger	$67,369

Sale of shares of subsidiaries			$6,509

The accompanying notes are an integral part of these consolidated financial statements.

GRUPO TMM, S. A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001, 2002 AND 2003

(amounts in thousands of US dollars except number of shares)

NOTE 1—THE COMPANY:

        Grupo TMM, S. A. ("Grupo" or the "Company") is a Mexican company whose main activity is providing maritime, land and rail freight transportation, storage and agent services, as well as attending to cruise ships and other similar activities appropriate to the shipping and cargo transport business. Due to the nationality of some of the subsidiaries and the activities in which they are engaged, Grupo and its subsidiaries are subject to the laws and ordinances of other countries, as well as international regulations governing maritime transportation and the disposal of contaminating waste into the environment.

        At the Extraordinary General Stockholders' Meeting held on March 15, 2001, the Company changed its name from Grupo Servia, S. A. de C. V. to Grupo TMM, S. A. de C. V.

        At the Extraordinary General Stockholders' Meeting held on August 20, 2002, the Company reclassified its Series "L" shares of stock as Series "A" shares, eliminating the variable portion of the capital stock and changing its registered name from Grupo TMM, S. A. de C. V. to Grupo TMM, S. A. (See Note 12).

        Grupo wholly owns the shares comprising the capital stock of the following companies:

	December 31,
	2002	2003
Compañía Arrendadora TMM, S. A. de C. V. and subsidiaries	100%	100%
Contrataciones Marítimas, S. A. de C. V.	100%	(a)
Inmobiliaria TMM, S. A. de C. V. and subsidiaries	100%	100%
Línea Mexicana TMM, S. A. de C. V. and subsidiaries	100%	100%
Operadora de Apoyo Logístico, S. A. de C. V. and subsidiaries	100%	100%
Operadora Marítima TMM, S. A. de C. V.	100%	100%
Servicios en Puertos y Terminales, S. A. de C. V. and subsidiaries	100%	100%
Taxi Aéreo TMM, S. A. de C. V.	100%	(b)
División de Negocios Especializados, S. A. and subsidiaries (formerly Transportes Marítimos del Pacífico, S. A.)	100%	100%
Transportes Marítimos México, S. A. and subsidiaries	100%	100%
TMM Holdings, S. A. de C. V. and subsidiaries	100%	100%
TMM División Puertos, S. A. de C. V. and subsidiary	100%	(c)
Comercializadora Internacional de Carga, S. A. de C. V. and subsidiary (from March 2002)	100%	(d)

        Grupo also holds an equity interest in the following consolidated subsidiaries:

	Percentage of ownership at December 31,
	2002		2003
Administración Portuaria Integral Acapulco, S. A. de C. V.	51		51
Comercializadora Internacional de Carga, S. A. de C. V.
and subsidiary (until February 2002)		(e)
Seamex International, Ltd. (Liberia) and subsidiaries	60		60
Servicios Administrativos Portuarios, S. A. de C. V. (merged into TMM Puertos y Terminales, S. A. de C. V. in July, 2002)	51			(c)
Servicios Administrativos en Puertos y Terminales, S. A. de C. V. (merged into TMM Puertos y Terminales, S. A. de C. V. in March 2003)	51			(c)
TMM Multimodal, S. A. de C. V. and subsidiaries (until August 2002)		(f)
TMM Puertos y Terminales, S. A. de C. V. (until December 2002)		(g)		(c)
Seglo Operaciones Logísticas, S. A. de C. V.		(h)		(h)

a)
On August 1, 2003 Grupo approved the merger, in which Contrataciones Marítimas, S. A. de C. V. was merged with and into Operadora Marítima TMM, S. A. de C. V.

b)
On November 13, 2003, Grupo agreed to sell Taxi Aéreo, S. A. de C. V. to Montacar, S. A. de C. V. (a non-related party). The effect of this transaction generated a loss in sale of subsidiaries of $1.4 million. (See Note 13).

c)
On May 13, 2003, División de Negocios Especializados, S. A. de C. V. sold its entire holding interest of TMM División Puertos, S. A. de C.V. to a related party of SSA Internacional ("SSA"). (See Note 2).

d)
On May 31, 2003, Grupo sold its holding interest in Comercializadora Internacional de Carga, S. A. de C. V. ("CIC") to Operadora de Apoyo Logístico ("OAL"). Thereon CIC was merged into TMM Logistics, S. A. de C. V. (subsidiary of OAL) as of July 1, 2003. (See e) below).

e)
On February 28, 2002, Grupo acquired the 49% controlling interest in CIC held by J.B. Hunt Transport, Inc. ("JB Hunt"). The purchase price was $22.5 million compared to the fair value of $18,000. The excess over the fair value in the amount of $4.5 million, was recorded as goodwill (see Note 6). During 2003, the due date of the promissory note payable on June 30, 2003 was amended and the new expiration date is June 30, 2006. The promissory notes expiring on June 30, 2004 and 2005, remain on the same terms. At December 31, 2003 the balance due was $13,585. The promissory notes boar interest at a rate of 5% per year. In the event that the Company completes certain asset sales or receive VAT proceeds, the Company will be required to apply such proceeds, toward the retirement of the J.B. Hunt notes on a pro rata basis with any obligations the Company may have under the new notes indenture to redeem the new notes. (See Note 7).

f)
On August 12, 2002, Grupo created a Mexican subsidiary named TMM Holdings, S. A. de C. V. ("TMM Holdings") into which it transferred its 96.64% controlling interest in its subsidiary TMM Multimodal, S. A. de C. V. ("TMM Multimodal"). TMM Multimodal is a non-operating holding Company with no material assets or operations other than its investment in shares of Grupo Transportación Ferroviaria Mexicana ("Grupo TFM"). TMM Holdings will irrevocably and unconditionally guarantee the debt refinancing contemplated by Grupo of its Notes due 2003 and Notes due 2006, among all other wholly owned subsidiaries are to guarantee irrevocably and unconditionally the restructuring of the debt as mentioned in Note 7.

g)
On December 30, 2002, TMM División Puertos, S. A. de C.V. ("TMM División Puertos"), a wholly-owned Mexican subsidiary, was incorporated, into which the shares of TMM Puertos y Terminales, S. A. de C. V. ("TMMPyT") were transferred in order to guarantee the obligations for sales of receivables. Nevertheless since these shares were sold, the Company granted a "put option" of the TMM Multimodal's shares in Grupo TFM in order to guarantee the obligations for sales of receivables. (See Note 9).

h)
On December 5, 2002, Seglo Operaciones Logísicas, S. A. de C. V. was incorporated in the state of Puebla to provide assembling services, logistics and advisory in handling goods as a joint venture of Grupo and Rolf Schnellecke, S. A. de C. V.

Sale of Mexrail, Inc.

        On February 27, 2002, Grupo and Kansas City Southern ("KCS") announced that they had agreed to sell Mexrail, Inc. ("Mexrail") and its wholly owned subsidiary (the Tex-Mex Railway), to TFM, S. A. de C. V. ("TFM") for an aggregate price of $64 million ($32.6 million to Grupo and $31.4 million to KCS). The sale was completed on March 27, 2002 resulting in a gain on dilution for Grupo amounting to $8.1 million, and is recorded in other income (expenses) in the consolidated statement of income (see Note 13). As a result, Mexrail, with its wholly owned subsidiary, (the Tex-Mex Railway), became wholly owned subsidiaries of TFM. TFM now controls the operation and dispatching of the entire international rail bridge of Nuevo Laredo, Tamaulipas and Laredo, Texas.

        On May 9, 2003, TFM sold its 51% interest in Mexrail and its wholly owned subsidiary (the Tex-Mex Railway), to KCS for 32.6 million. The Mexrail stock sold was to remain in an independent voting trust pending approval of the transaction by the U.S. Surface Transportation Board ("STB"). Within two years of the date of this agreement, TFM has the right to repurchase all of the shares from KCS at any time for an amount equal to the purchase price. Such right was unconditional and could be exercised in the sole discretion of TFM by written notice to KCS given by the chairman of TFM and without any other corporate approvals of TFM or Grupo. Since the sale was conditional on obtaining approval of the transaction by the STB, TFM recognized a liability for the net present value of the purchase price. Proceeds from the sale were re-invested in TFM. In September 2003, TFM reacquired for $32.6 million the shares previously transferred to KCS, and the related liability was canceled.

Acquisition of the 24.6% shares in Grupo TFM

        On July 29, 2002, TFM purchased the 24.6% non-voting interest in Grupo TFM previously held by the Mexican Government (the "Government") for an aggregate price of $256.1 million. The purchase price for the call option shares was financed through (1) a portion ($162,575) of the proceeds of the issuance of $180,000 of debt securities by TFM (see Note 7) and approximately $93.5 million was applied against note receivables from the Government (see Note 4). This transaction was accounted under the purchase accounting by recognizing a negative goodwill of $13.9 million from the difference between 51% of the consideration given by TFM and 12.5% (the additional share of assets acquired) of the fair value of the net assets of Grupo TFM (See Note 6).

        Grupo TFM is a non-operating holding company whose most important operations and assets are the investment in TFM. TFM was incorporated by the Government in November, 1996 under the privatization of the railway system.

        The railway system for the north east of the country (the "TFM Lines") is comprised of approximately 2,641 (excluding the 20 miles of the Griega-Mariscala stretch, see Note 4) miles of track, which form a strategically important rail link between Mexico and to the North American Free Trade Agreement corridor. The TFM Lines directly link Mexico City and Monterrey (as well as Guadalajara through trackage rights) with the ports of Lázaro Cárdenas, Veracruz and Tampico, and the Mexican/United States border crossings of Nuevo Laredo, Tamaulipas—Laredo, Texas and Matamoros, Tamaulipas—Brownsville, Texas.

Merger

        In December 2001, the Boards of Directors of Transportación Marítima Mexicana ("TMM") and Grupo unanimously approved the corporate reorganization and merger, in which TMM was merged with and into Grupo. Each holder of TMM stock, after the merger, continued to own, as a shareholder of Grupo, the same relative economic interest in Grupo as it owned in TMM. As a result of this merger, the capital stock and the retained earnings of Grupo increased by $65,585 and $67,369, respectively. Resulting from the issuance of shares to the previous minority shareholders of TMM, who subsequent to the merger, became shareholders of Grupo (See Note 12).

        In preparation for the merger, the shareholders of Grupo approved the split-up of Grupo into two companies, Grupo and a newly formed corporation, Promotora Servia, S.A. de C.V. ("Promotora Servia"). Under the terms of the split-up, Grupo transferred all of its assets, rights and privileges (other than its interest in TMM) and all of its liabilities to Promotora Servia.

        The terms of the reorganization are set forth in the merger agreement signed on December 3, 2001 by and between TMM and Grupo. The Merger Agreement provided for the merger of TMM with and into Grupo, with Grupo, the surviving company. Under the terms of the merger agreement, all of the assets, privileges and rights, and all of the liabilities of TMM were transferred to Grupo upon the effectiveness of the merger on December 26, 2001.

        Since the above corporate reorganization and merger was a transaction between entities under common control, the transaction, for financial reporting purposes, has been accounted for on a historical cost basis in a manner similar to a pooling of interest.

Sale of other subsidiaries

        During 2003, Grupo spinned off some assets of subsidiaries creating four new companies, which were sold later on to third parties. The effect of these transactions generated a loss in sale of subsidiaries of $18.8 million, which was recorded in other income (expenses)—net in the consolidated statement of income. (See Note 13).

Going concern

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the consolidated financial statements, the Company's outstanding 2003 notes, amounting to $176,875 matured on May 15, 2003, and the Company did not make payment of the principal amount thereof nor the accrued interest on the due date. As a result, Grupo is in default under the terms of the 2003 notes, and such default has resulted in a cross default under the 2006 notes amounting to $200,000, and under certain other obligations of the Company and its subsidiaries. Moreover, Grupo failed to make the payments of interest on the obligations on May 15, 2003 and November 15, 2003 amounting to $45,739 resulting in a default of the 2003 and 2006 notes. In addition, at December 31, 2003, as discussed in notes 7 and 9 to the consolidated financial statements, the Company's outstanding commercial paper and obligations for sale of receivables amounting to $85,000 and $15,257 will become effective in September, 2004, and on a monthly basis during 2004, respectively. The Company is currently negotiating with its creditors to restructure the terms and conditions of its obligations. During the year ended December 31, 2003, Grupo incurred a net loss of $86,552, and at December 31, 2003 had an excess of current liabilities over current assets of $497,041 and a deficit of $67,970. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 7. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 2—DISCONTINUED OPERATIONS:

The sale of the Port Business

        On May 13, 2003, the Company completed the sale of its interest in the ports and terminals division to an affiliate of SSA, its former joint venture partner in the ports and terminals division for approximately $114 million net in cash, subject to certain post-closing adjustments based on specified balance sheet items as of the closing date. During 2003, the Company recognized a net gain related with this transaction of approximately $62,660, which was credited to the consolidated statement of income.

        The following discontinuing items are shown by the Company in the consolidated balance sheet at December 31, 2002 under assets and liabilities:

Assets	December 31, 2002
Current assets:
Cash and cash equivalents	$3,762
Clients	9,227
Other accounts receivable—Net	46,436
Materials and supplies	1,087
Other current assets	882

Total current assets	61,394
Concession rights and related assets—Net	10,489
Property, machinery and equipment—Net	32,994
Other assets	2,286
Deferred income taxes	21,859

Total assets	$129,022

Obligations for sale of receivable	$4,808
Other liabilities	8,693

Total liabilities	$13,501

Minority interest in discontinuing operations	$45,767

        The results and the cash flows of the sale of the Port Business for the three years ended on December 31, 2003 are shown as follows:

	Continuing operations			Discontinuing Operations			Consolidated Operations
	December 31,			December 31,			December 31,
Results of operations:
	2001	2002	2003	2001	2002	2003	2001	2002	2003
Transportation revenues	$926,932	$915,766	$907,325	$73,160	$92,850	$30,718	$1,000,092	$1,008,616	$938,043
Costs, expenses and depreciation	770,666	763,073	780,417	40,283	61,550	20,609	810,949	824,623	801,026

Income on transportation	156,266	152,693	126,908	32,877	31,300	10,109	189,143	183,993	137,017
Other income (expenses)—Net	25,812	(33,633)	(94,078)	957	(1,559)	61,411	26,769	(35,192)	(32,667)

Operating income	182,078	119,060	32,830	33,834	29,741	71,520	215,912	148,801	104,350
Net financing cost	(125,621)	(176,391)	(181,461)	2,623	1,327	758	(122,998)	(175,064)	(180,703)

Income (loss) before income taxes and minority interest	56,457	(57,331)	(148,631)	36,457	31,068	72,278	92,914	(26,263)	(76,353)
(Provision) benefit for income taxes	(15,201)	(9,282)	(39,012)	22,351	(10,519)	(2,545)	7,150	(19,801)	(41,557)

Income (loss) before minority interest	41,256	(66,613)	(187,643)	58,808	20,549	69,733	100,064	(46,064)	(117,910)
Minority interest	(77,636)	12,904	34,092	(13,503)	(9,449)	(2,844)	(91,139)	3,455	31,248

Net (loss) income for the period	$(36,380)	$(53,709)	$(153,551)	$45,305	$11,100	$66,889	$8,925	$(42,609)	$(86,662)

	Continuing operations			Discontinuing Operations			Consolidated Operations
	December 31,			December 31,			December 31,
Cash flows:
	2001	2002	2003	2001	2002	2003	2001	2002	2003
Cash flows from operating activities:
Net (loss) income	$(36,380)	$(53,709)	$(153,551)	$45,305	$11,100	$66,889	$8,925	$(42,609)	$(86,662)
Adjustments to reconcile net (loss) income to net cash provided by operating activities	168,285	144,706	149,993	22,385	25,566	(58,588)	190,670	170,272	91,405
Net change in working capital	(26,703)	8,147	63,472	(72,826)	(38,104)	3,882	(99,529)	(29,957)	67,354

Net cash provided by (used in) operating activities	105,202	99,144	59,914	(5,136)	(1,438)	12,183	100,066	97,706	72,097

Cash flows from investing activities:
Sale of fixed assets	10,925	4,205	8,747	883	94	1,201	11,808	4,299	9,948
Acquisition of fixed assets	(99,341)	(102,849)	(80,285)	(6,566)	(4,122)	(823)	(105,907)	(106,971)	(81,108)
Acquisition of associated and subsidiary companies	(4,422)	(200,251)					(4,422)	(200,251)
Sale of subsidiaries, net proceeds	2,543		128,691			(16,323)	2,543		112,368

Net cash (used in) provided by investing activities	(90,295)	(298,895)	57,153	(5,683)	(4,028)	(15,945)	(95,978)	(302,923)	41,208

Cash flows provided by financing activities:
Bank borrowings—Net	(864)	122,011	(20,074)				(864)	122,011	(20,074)
Proceeds (payments) from commercial paper—Net	(25,156)	(194,997)	(52,950)				(25,156)	(194,997)	(52,950)
Proceeds (payments) under capital lease obligation—Net	(4,292)	(372)	(1,131)				(4,292)	(372)	(1,131)
Senior notes proceeds		177,491						177,491
Convertible notes proceeds (payments)—Net		13,295	(13,295)					13,295	(13,295)
Cash received (paid) from sale of accounts receivable—Net	23,931	59,894	(10,420)		4,808		23,931	64,702	(10,420)
Other	1,734						1,734
Dividends paid to minority stockholders	(5,773)	(1,578)	(8,000)				(5,773)	(1,578)	(8,000)

Net cash (used in) provided by financing activities	(10,420)	175,744	(105,870)		4,808		(10,420)	180,552	(105,870)

Net increase (decrease) in cash and cash equivalents	4,487	(24,007)	11,197	(10,819)	(658)	(3,762)	(6,332)	(24,665)	7,435
Cash and cash equivalents at beginning of the period	77,087	81,574	57,567	15,236	4,417	3,759	92,323	85,991	61,326

Cash and cash equivalents at end of the period	$81,574	$57,567	$68,764	$4,417	$3,759	$(3)	$85,991	$61,326	$68,761

NOTE 3—SUMMARY OF ACCOUNTING POLICIES AND PRACTICES:

        Grupo and subsidiaries prepare their financial statements in accordance with International Financial Reporting Standards ("IFRS") expressed in US dollars, the currency in which most transactions and a significant portion of their assets and liabilities arose and/or are denominated. The Mexican National Banking and Securities Commission approved this method in 1985. The initial effect of conversion to US dollar as the functional currency is shown as a debit of $17,757 in the statement of changes in stockholders' equity of Grupo.

        The IFRS differ in certain material respect from those under United States of America Generally Accepted Accounting Principles ("U.S. GAAP"). (See Note 18).

        These consolidated financial statements have been approved by the Board of Directors of the Company.

        The most significant accounting policies are described as follows:

        a.    Consolidation basis

        The consolidated financial statements include the accounts of Grupo and its subsidiaries. All intercompany balances and transactions have been eliminated. Grupo consolidates the companies in which it holds 51% or more direct or indirect participation and/or has control.

        b.    Translation

        Although Grupo and subsidiaries are required to maintain for tax purposes their books and records in Mexican pesos ("Ps"), except for foreign subsidiaries, Grupo and subsidiaries keep records and use the U.S. dollar as their functional and reporting currency.

        Monetary assets and liabilities denominated in other currencies are translated into US dollars using current exchange rates. Differences arising from fluctuations in exchange rates between the dates on which transactions are entered into and those on which they are settled, or the balance sheet date, are applied to income. Non-monetary assets and liabilities denominated in other currencies are translated into US dollars at the historical rate of exchange in effect on the date they are entered into. The capital stock and minority interest are translated at the historical exchange rate. Results of operations are mainly translated at the monthly average exchange rates. Depreciation and amortization of non-monetary assets are translated at the historical exchange rate.

        c.    Cash and cash equivalents

        Cash and cash equivalents represent highly liquid interest-bearing deposits and investments with and original maturity of less than three months and are stated at cost plus interest earned.

        d.    Restricted cash

        It represents the amount required to guarantee the monthly payments according to the agreements of obligations for sale of receivables. (See Note 9).

        e.    Accounts receivable

        Accounts receivable are carried at original invoice amount less provision made for impairment of these receivables. A provision for impairment of trade receivables is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of receivables.

        f.    Materials and supplies

        Materials and supplies consist mainly of fuel and items for maintenance of property and equipment and are valued at the lower of the average cost or net realizable value.

        g.    Concession rights and related assets

        Costs incurred by Grupo TFM to acquire the concession rights and related assets were capitalized and are amortized on a straight-line basis over the estimated useful lives of the related assets and rights acquired (see Note 4). The purchase price to acquire the concession rights and related assets was allocated to the identifiable assets acquired and liabilities assumed in connection with the privatization process based on their estimated fair value.

        The assets acquired and liabilities assumed include:

  (i)
  The tangible assets acquired pursuant to the asset purchase agreement, consisting of locomotives, rail cars and material and supplies;

  (ii)
  The rights to utilize the right of way, track structure, buildings and related maintenance facilities of the TFM Lines;

  (iii)
  The 25% equity interest in the company established to operate the Mexico City rail terminal facilities; and

  (iv)
  Capital lease obligations assumed.

        Other concession rights (mainly those related with partial assignment agreements of ports) correspond to payments made for the rights to operate them, which are stated at cost, and are amortized over the terms specified in the agreements.

        h.    Property, machinery and equipment

        TFM's machinery and equipment acquired through the asset purchase agreement were initially recorded at their estimated fair value. Subsequent acquisitions are stated at cost. Depreciation is calculated by the straight-line method based on the estimated useful lives of the respective fixed assets. (See Note 5).

        Other property, machinery and equipment are stated at construction or acquisition cost. Acquisitions through capital leases or charter arrangements with an obligation to purchase are capitalized based on the present value of future minimum payments, recognizing the related liability (see Note 17). Depreciation of vessels, containers and tractor trucks is computed using the straight-line method based on the useful lives of the assets net of the estimated salvage value. Depreciation of other fixed assets is computed using the straight-line method based on the estimated useful lives of the assets.

        Recurring maintenance and repair expenditures are charged to operating expenses as incurred. The reconstruction of locomotives and major repairs on vessels are capitalized and amortized over the period that benefits are expected to be derived (eight years for locomotives and two to three years for vessels).

        i.    Prepaid expenses

        These represent advance payment for future services to be received. Prepaid expenses are included in other assets. (See Note 6).

        j.    Goodwill

        Represent the difference between the consideration paid and the fair value of the identifiable net assets, which are amortized by the straight line method in terms of 10 and 31 years. (See Note 6).

        k.    Equity investments

        Equity investments in associated companies are valued using the equity method. The carrying value of equity investments are periodically reviewed for impairment.

        l.    Deferred income tax

        Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax basis of assets and liabilities and their carrying amounts in the financial statements. Currently enacted tax rates are used in the determination of deferred income tax.

        Deferred tax assets are recognized to the extent that it is probable that future taxable profit against which the temporary differences can be utilized, will be available.

        Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except where the timing of the reserval of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

        m.    Borrowings

        Borrowings are recognized initially as the proceeds received, net of transactions costs incurred. Borrowings are subsequently stated at amortized cost using the effective yield method; any difference between proceeds (net of transactions costs) and the redemption value is recognized in the income statement over the period of the borrowings.

        n.    Labor obligations

        Seniority premiums, which employees are entitled upon termination of employment after 15 years of service and retirement plan benefits ("pension benefits") obligations are recorded as cost for the years in which the services are rendered, by recording a provision against which contributions are made to an irrevocable trust fund. TFM does not have pension benefits, nor a trust fund. (See Note 16).

        Other compensation based on length of service to which employees may be entitled in the event of dismissal in accordance with the Mexican Federal Labor Law, are charged to income in the year in which they become payable.

        o.    Revenue recognition

        Voyage and railroad revenues are recognized proportionally as a shipment moves from origin to destination.

        Revenues and costs associated with trucking transportation services and other non-maritime transactions are recognized at the time the services are rendered.

        p.    Impairment

        The carrying value of intangible assets and long-lived assets are periodically reviewed and impairments are recognized whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is recognized for the amount by which the carrying amount of the assets exceeds its recoverable amount, which is the higher of an asset's net selling price and its value in use. For the purpose of assessing impairment, assets are grouped at the lowest level for which there are separately identifiable discounted cash flows.

        q.    Leases

        Leases of property, machinery and equipment where the Company has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the inception of the lease at the lower of the fair value of the leased property and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance changes so as to achieve a constant rate on the finance balance outstanding. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

        Leases where the lessor retains a significant portion of the risks and rewards of ownership are classified as operating leases. Payments made under operating leases are charged to the income statement on a straight- line basis over the period of the lease.

        r.    Minority interest

        Represents the percentage of interest of third parties in the subsidiaries of Grupo.

        s.    Net income (loss) per share

        Net income (loss) per share is calculated based on the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding for the years ended December 31, 2001, 2002 and 2003 was 18,693,635, 56,963,137 and 56,963,137, respectively. The weighted average number of shares has been retroactively adjusted for 15.06 for one reverse stock split that occurred on October 31, 2001. (See Note 12).

        t.    Financial risk management

  (i)
  Financial risk factors

        The Company enters into financial and commodity derivative instruments as a part of its risk management program including currency exchange contracts, interest rate arrangements and U.S. based fuel futures. These contracts are marked-to-market and accordingly gains and losses related to such transactions are recognized in results of operations on a monthly basis. (See Note 8).

  (ii)
  Foreign exchange risk

        Grupo operates internationally and is exposed to foreign exchange risk arising from exposure primarily with respect to the Mexican peso.

        At December 31, 2002 and 2003, the Company had monetary assets and liabilities denominated in currencies other than the US dollar, determined at the interbank exchange rate, as follows:

	December 31,
	2002	2003
Assets	$188,434	$170,193
Liabilities	(112,468)	(60,103)

	$75,966	$110,090

        At December 31, 2002 and 2003 the exchange rate was Ps10.45 and Ps11.23 per US dollar, respectively. On April 7, 2004, date of issuance of the audited consolidated financial statements, the exchange rate was Ps11.15 per US dollar.

  (iii)
  Interest-rate risk

        The Company's income and operating cash flows are substantially independent of changes in market interest rate. The interest rate of the finance leases to which the Company is lessor are fixed at the inception of the lease. Grupo's policy is to maintain the majority of its borrowings in fixed-rate instruments. At the year ended December 31, 2002 and 2003 80% and 85% were at fixed rates.

  (iv)
  Concentration of risk

        An important source of the Company's revenues are generated by the automotive industry, which is made up of a relatively small number of customers. Not one single client represents individually more than 10% of the total revenues.

        The Company performs ongoing credit valuations of its customers' financial conditions and maintains a provision for impairment of those receivables.

        u.    Use of estimates

        The preparation of the consolidated financial statements requires Management to make estimates and assumptions that could affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from these estimates.

        v.    Obligations for sale of receivables

        The Company enters into a type of factoring agreements for the sale of future receivables. Proceeds are received when agreement is made and collections of receivables are applied on scheduled basis as payments. Collection is held by the designated trust and exceeding amounts from scheduled payments are reimbursed to the Company.

        w.    Reclassifications

        Certain figures of the years 2001 and 2002 were reclassified to conform to the 2003 figures.

        x.    New accounting pronouncements

        The International Accounting Standards Board ("IASB") on December 18, 2003 revised International Accounting Standards ("IAS") 1, 2, 8, 10, 16, 17, 21, 24, 27, 28, 31, 33 and 40 and gave notice of the withdrawal of IAS 15. The revised standards mark the near-completion of the IASB's improvement project.

        The project addressed concerns, questions and criticism raised by securities regulators and other interested parties about the existing set of IASs. The project brings:

        —Removal of some options (i. e. allowed alternatives)

        —Better reporting through convergence

        —New guidance and disclosures

        Improved versions of two further standards (IAS 32 and IAS 39) were also revised by the Board as part of its improvements project and issued on December 17, 2003.

        The effective date for the amended standards is for financial periods beginning on or after January 1, 2005. Earlier adoption is permitted.

        On February 19, 2004, the IASB published IFRS 2, "Share-based Payment". Effective date is for periods beginning on or after January 1, 2005. IFRS 2 replaces the IAS 19 disclosure requirements for equity compensation benefits. The IFRS 2 requires an entity to recognize share-based payment transactions in its financial statements, including transactions with employees or other parties to be settled in cash, other assets or equity instruments of the entity. The standard sets out measurement principles and specific requirements for three types of share-based payment transactions: equity-settled share-based payment transactions; cash-settled share-based transactions and with settlement alternatives.

        The IASB issued IFRS 3, "Business Combinations" on 31 March 2004. IFRS 3 supersedes IAS 22 for all business combinations with an agreement date after 31 March 2004. The IFRS also replaces the following Interpretations:

        SIC-9 Business Combination—Classification either as Acquisition or Unitings of Interests.

        SIC-22 Business Combinations—Subsequent Adjustment of Fair Values and Goodwill Initially Reported.

        SIC-28 Business Combinations—"Date of Exchange" and Fair Value of Equity Instruments.

        The objective of this IFRS is to specify the financial reporting by an entity when it undertakes a business combination. In particular, it specifies that all business combinations should be accounted for by applying the purchase method. Therefore, the acquirer recognizes the acquiree's identifiable assets, liabilities and contingent liabilities at their fair values at the acquisition date, and also recognizes goodwill, which is subsequently tested for impairment rather than amortised.

        This IFRS does not apply to:

  a.
  Business combinations in which separate entities or businesses are brought together to form a joint venture.

  b.
  Business combinations involving entities or businesses under common control.

  c.
  Business combinations involving two or more mutual entities.

  d.
  Business combinations in which separate entities or businesses are brought together to form a reporting entity by contract alone without the obtaining of an ownership interest (for example, combinations in which separate entities are brought together by contract alone to form a dual listed corporation).

        The IASB issued IFRS 4, "Insurance Contracts" on 31 March 2004. The publication of this IFRS provides, for the first time, guidance on accounting for insurance contracts, and marks the first step in the IASB's project to achieve the convergence of widely varying insurance industry accounting practices around the world.

        The objective of this IFRS is to specify the financial reporting for insurance contracts by any entity that issues such contracts (described in this IFRS as an insurer) until the Board completes the second phase of its project on insurance contracts. In particular, this IFRS requires:

  a.
  Limited improvements to accounting by insurers for insurance contracts.

  b.
  Disclosure that identifies and explains the amounts in an insurer's financial statements arising from insurance contracts and helps users of those financial statements understand the amount, timing and uncertainty of future cash flows from insurance contracts.

        An entity shall apply this IFRS for annual periods beginning on or after 1 January 2005. Earlier application is encouraged. If an entity applies this IFRS for an earlier period, it shall disclose that fact.

        The IASB has issued on 31 March 2004 IFRS 5, "Non-current Assets Held for Sale and Discontinued Operations". This IFRS sets out requirements for the classification, measurement and presentation of non-current assets held for sale and replaces IAS 35 Discontinuing Operations.

        The objective of this IFRS is to specify the accounting for assets held for sale, and the presentation and disclosure of discontinued operations. In particular, the IFRS requires:

  a.
  Assets that meet the criteria to be classified as held for sale to be measured at the lower of carrying amount and fair value less costs to sell, and depreciation on such assets to cease; and.

  b.
  Assets that meet the criteria to be classified as held for sale to be presented separately on the face of the balance sheet and the results of discontinued operations to be presented separately in the income statement.

        An entity shall apply this IFRS for annual periods beginning on or after 1 January 2005. Earlier application is encouraged. If an entity applies the IFRS for a period beginning before 1, January 2005, it shall disclose that fact.

        Management is currently evaluating the impact, if any, of the adoption of the above-mentioned standards.

NOTE 4—CONCESSION RIGHTS AND RELATED ASSETS:

        Under the terms of TFM's concession, TFM has the right to use and the obligation to maintain the right of way, track structure, buildings and related maintenance facilities. Ownership of such property and fixtures, however, has been retained by the Government.

        Additionally, the partial assignment agreements to operate ports, establish that the Company has the right to operate and obligation to maintain the corresponding port facilities. At the end of the agreements, the assets will be transferred to the Government.

        Thus, the TFM concession rights and the partial assignment agreements establish rights in favor of the Government. (See Note 17).

        Concession rights and related assets are summarized below:

	December 31,
			Estimated useful lives (years)
	2002	2003
Land	$132,878	$132,878	50
Buildings	33,113	33,113	27-30
Bridges	75,350	75,350	41
Tunnels	94,043	94,043	40
Rail	317,268	317,268	29
Concrete and wood ties	137,351	137,351	27
Yards	106,174	106,174	35
Ballast	107,189	107,189	27
Grading	391,808	391,808	50
Culverts	14,942	14,942	21
Signals	1,418	1,418	26
Others	61,792	61,792	5-50

TFM Lines	1,473,326	1,473,326
International cruise ship terminal on
Cozumel Island	7,148		20
Integral Acapulco Port Administration	6,783	6,783	20
Tugboats in the Port of Manzanillo	2,170	2,170	10
Manzanillo Port	2,589		20
Progreso Port	4,577		20

	1,496,593	1,482,279
Accumulated amortization	(264,712)	(302,645)

Concession rights and related assets—Net	$1,231,881	$1,179,634

        Amortization of concession rights was $41.2 million, $41.4 million and $41.8 million for the years ended December 31, 2001, 2002 and 2003, respectively.

        On February 9, 2001, the Ministry of Communications and Transports ("SCT") issued Statement 4.123. Under this statement, the SCT and TFM agreed to transfer a line of the two-way

Griega-Mariscala stretch to the Government in order to be included in the North Pacific concession. In return for this stretch, TFM recorded a receivable from the Government in the amount of $85,226, which was applied against the purchase price of the 24.6% Grupo TFM's capital stock owned indirectly by the Government through Ferrocarriles Nacionales de México ("FNM") and Nacional Financiera, S.N.C. During 2001, the Company recognized a net gain related with this transaction of approximately $60,744, which was credited to other income (expenses)—Net in the consolidated statement of income. (See Note 13).

        Government payment was restated in accordance with an appraisal performed by the "Comisión de Avalúos de Bienes Nacionales", until the payment date.

        On February 12, 2001, the SCT modified the concession title granted to TFM to the transfer of the Griega-Mariscala stretch described above, and authorized the dismantling of the catenary running over the route between Huehuetoca, State of Mexico and the City of Querétaro.

NOTE 5—PROPERTY, MACHINERY AND EQUIPMENT:

        Pursuant to the asset purchase agreement, TFM obtained the right to acquire locomotives and rail cars and various materials and supplies, formerly owned by FNM. TFM also agreed to assume the outstanding indebtedness, as of the commencement of operations, relating to certain locomotives originally acquired by FNM under capital lease arrangements (see Note 17). Legal title to the purchased assets was transferred to TFM at that time.

	December 31, 2002
	Balance at beginning of year—net of accumulated depreciation	Additions	Disposals	Transfer and others	Depreciation	Balance at end of year—net of accumulated depreciation	Estimated useful lives (years)
Railroad equipment	$527,879	$18,337	$5,313	$42,353	$39,743	$543,513	8-25
Vessels	31,174	12,288	16,016	5,934	5,060	28,320	25
Dry-docks (mayor vessel repairs)	3,036	2,854	627	(634)	2,353	2,276	5
Buildings and installations	15,283		35	3	1,521	13,730	20 and 25
Warehousing equipment	3,881	207	175	8	739	3,182	10
Computer equipment	1,786	540	8	372	889	1,801	3 and 4
Terminal equipment	15,664	1,755	57	3,514	3,016	17,860	10
Ground transportation equipment	19,481	1,849	2,552	1,840	3,482	17,136	4.5 and 10
Other equipment	28,508	449	109	1,033	3,751	26,130	5

	646,692	38,279	24,892	54,423	60,554	653,948
Land	53,968	118	40	85		54,131
Construction in progress	24,129	68,574	157	(42,814)		49,732

	$724,789	$106,971	$25,089	$11,694	$60,554	$757,811

	December 31, 2003
	Balance at beginning of year—net of accumulated depreciation	Additions	Ports sale	Disposals	Transfer and others	Depreciation	Balance at end of year—net of accumulated depreciation	Estimated useful lives (years)
Railroad equipment	$543,513	$38,287		$3,613	$24,562	$43,018	$559,731	8-25
Vessels	28,320	2,498		11,358		3,761	15,699	25
Dry-docks (mayor vessel repairs)	2,276	1,551		434	(36)	2,143	1,214	5
Buildings and installations	13,730	210	$(2)	5	1,935	1,143	14,729	20 and 25
Warehousing equipment	3,182	113	213	48	559	715	2,878	10
Computer equipment	1,801	729	187	15	54	813	1,569	3 and 4
Terminal equipment	17,860	237	6,704	1,136	12,708	1,393	21,572	10
Ground transportation equipment	17,136	772	597	510	757	3,125	14,433	4.5 and 10
Other equipment	26,130	397	20,494	75	784	2,073	4,669	5

	653,948	44,794	28,193	17,194	41,323	58,184	636,494
Land	54,131	224		160			54,195
Construction in progress	49,732	36,090	2,986		(43,112)		39,724

	$757,811	$81,108	$31,179	$17,354	$(1,789)	$58,184	$730,413

NOTE 6—OTHER ASSETS:

      These items are as follows:

	December 31, 2002
	Balance at beginning of year—net of accumulated depreciation	Additions	Disposals	Transfer and cancellations	Amortization	Balance at end of year—net of accumulated depreciation	Estimated useful lives (years)
Capitalized software	$1,693	$53		$122	$739	$1,129	5
Goodwill	16,389	4,531	$1,935		587	18,398	10 a 31
Negative Goodwill		(13,937)			(223)	(13,714)	31

	18,082	(9,353)	1,935	122	1,103	5,813
Guarantee deposit	785	106				891
Other assets and prepaid expenses	10,773	7,064	4,553	(389)	5,748	7,147

	$29,640	$(2,183)	$6,488	$(267)	$6,851	$13,851

	December 31, 2003
	Balance at beginning of year—net of accumulated depreciation	Additions	Disposals	Transfer and cancellations	Amortization	Balance at end of year—net of accumulated depreciation	Estimated useful lives (years)
Capitalized software	$1,129	$133		$(810)	$277	$175	5
Goodwill	18,398				1,012	17,386	10 a 31
Negative Goodwill	(13,714)				(536)	(13,178)	31

	5,813	133		(810)	753	4,383
Guarantee deposit	891		$3	(205)		683
Other assets and prepaid expenses	7,147	12,769		(5,804)	1,170	12,942

	$13,851	$12,902	$3	$(6,819)	$1,923	$18,008

NOTE 7—FINANCING:

      Total debt is summarized as follows:

	December 31,
	2002			2003
	Proceeds	Transaction costs	Borrowings	Proceeds	Transaction costs	Borrowings
Short-term debt:
Commercial paper(4)				$84,953	$(546)	$84,407
Team loan(5)	$18,286		$18,286	109,714	(1,380)	108,334
2006 notes(6)				199,799	(5,165)	194,634
2003 notes(7)	176,861	$(28)	176,833	176,875		176,875
Bank loan(9)	989		989	989		989
Eurocommercial paper(8)	14,783		14,783
Other	2,000	(37)	1,963	1,200		1,200
Capital lease	1,100		1,100	508		508

	$214,019	$(65)	$213,954	$574,038	$(7,091)	$566,947

	December 31,
	2002			2003
	Proceeds	Transaction costs	Borrowings	Proceeds	Transaction costs	Borrowings
Longs-term debt:
Commercial paper(4)	$121,838	$(1,355)	$120,483
Term loan(5)	109,714	(1,897)	107,817
Senior discount debentures(1)	443,501	(7,592)	435,909	$443,501	$(6,247)	$437,254
Senior notes due 2007(2)	150,000		150,000	150,000		150,000
Senior notes due 2012(3)	177,624	(23,278)	154,346	177,879	(19,945)	157,934
2006 notes(6)	199,724	(5,790)	193,934
Bank loan(9)	2,308	(27)	2,281	1,319		1,319
Capital lease	2,119		2,119	1,707		1,707

	$1,206,828	$(39,939)	$1,166,889	$774,406	$(26,192)	$748,214

(1)
Senior discount debentures ("SDD") (TFM)—

  The US dollar denominated SDD were sold in June 1997, at a substantial discount from their principal amount of $443,501, and no interest was payable thereon prior to June 15, 2002. The SDD will mature on June 15, 2009. The SDD yield 11.75% fixed rate at semiannual specified date and accreted value, computed on the basis of semiannual compounding and maturing on June 15, 2002. Interest on the SDD is payable semiannually at a fixed rate of 11.75%, commencing on December 15, 2002. The SDD are redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2002, at redemption price of 100% starting on June 15, 2004 from and thereafter (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any.

  Interest expense related with the SDD amounted $47,763, $53,406 and $54,796 during 2001, 2002 and 2003, respectively.

(2)
Senior notes (TFM)—

  In June 1997 TFM issued US dollar denominated securities bearing interest semiannually at a fixed rate of 10.25% and maturing on June 15, 2007.

  Interest expense related with the senior notes amounted $16,167, for each one of the years ended December 31, 2001, 2002 and 2003.

(3)
Senior notes due 2012 (TFM)—

  TFM completed a solicitation of consents of holders of 10.25% Senior Notes due 2007 and 11.75% SDD due 2009 senior notes and its debentures to an amendment providing for certain changes to the "Limitation on Restricted Payments", "Limitation on Indebtedness", and "Limitation on Liens" covenants in each of the indentures pursuant to which the securities were issued. TFM obtained the requisite consents and paid a fee of $16,972 to allow it to issue additional $180,000 in new debt and to purchase the call option shares in Grupo TFM held by the Government. (See Note 1).

  In June 2002, TFM issued senior notes for an aggregate principal amount of $180,000. The senior notes are denominated in dollars, bear interest semi-annually at a fixed rate of 12.50% and mature on June 15, 2012. The senior notes are redeemable at TFM's option on or after June 15, 2007 subject to certain limitations. The senior notes were issued at a discount of $2.5 million, which is being amortized based on the interest method over its term.

  The Company incurred $25.1 million in consent and professional services fees in connection with the issuance of these notes and is being amortized based on the interest method over the term of the senior notes.

  Interest expense related with the senior notes due 2012 amounted to $12,944 and $23,659, for the years ended December 31, 2002 and 2003, respectively.

(4)
Commercial paper (TFM)—

  On September 17, 2002, the total amount of the initial commercial paper was due and the Company entered into two new bank facilities provided by a consortium of banks for an aggregate amount of $250 million in order to refinance the initial commercial paper program (the "Credit Agreement"). The Company repaid the remaining $60 million of indebtedness outstanding under the former commercial paper program.

  According to the Credit Agreement, the Company entered into two new bank facilities as follows:

        New commercial paper (TFM)—

  The second and new commercial paper program consists of a two-year facility in the amount of $122,000, which is supported by a letter of credit issued under the bank facility. The new commercial paper facility allows the Company to draw-down advances from time to time, subject to certain terms and conditions. The obligations of the new commercial paper facility rank at least pari passu with the other senior unsecured indebtedness.

  The average interest rate for the year ended December 31, 2002 and 2003 was 1.87% and 1.28%, respectively.

(5)
Term loan facility (TFM)—

  The term loan facility is a four-year term loan in the amount of $128,000. The term loan is payable in semi-annual instalments beginning in September 2003 and ending in September 2006 and bearing interest at Libor plus the applicable margin. The obligations of the term loan facility rank at least pari passu with the other senior unsecured indebtedness. The average interest rate for the year ended December 31, 2002 and 2003 was 4.44% and 3.97%, respectively.

  On October 22, 2003, the Company began discussions with the Syndicate Members towards the refinancing of the outstanding balance of the existing $122,000 commercial paper program,

  including the reduction of such program to a maximum amount of $85,000 and the required changes to financial covenants to the above mentioned credit agreements.

  As of April 7, 2004, date of issuance of these combined and consolidated financial statements the Company is still discussing the terms of the refinancing of its commercial paper program.

(6)
The 2006 notes represent ten-year instruments (Grupo) bearing 10.25% annual interest (10.00% annually up to November 14, 2000) through November 15, 2006. (See point (7) below).

(7)
2003 notes (Grupo) over a ten year term, bearing interest at the rate of 9.50% (9.25% annually up to November 14, 2000) up to May 15, 2003, with the option to pay all or part as from May 15, 1998. The Company is currently in default under its 2006 notes as a consequence of failure to pay interest when due on such obligations on May 15, 2003 and November 15, 2003 and as a result of a cross-default caused by its default under the 2003 notes. Accordingly, the trustee or the holders of at least 25% of the outstanding principal amount of the 2006 notes have the right to accelerate the 2006 notes, thereby requiring the immediate repayment of its entire principal amount.

  If the Company is unable to refinance or repay its 2003 notes or its 2006 notes, or fail to meet its other obligations (such as its obligation to repurchase the receivables under the securitization facility), holders of the 2003 notes, 2006 notes and some of its other creditors, as the case may be, could take legal action against it, including instituting a reorganization proceeding in Mexico.

  On January 12, 2004, the Company announced that it has received voting agreements executed by holders of approximately 64% of the aggregate outstanding principal amount of its 9 1/2 percent Notes due 2003 and its 10 1/4 percent Senior Notes due 2006 (together, the "Existing Notes"). Bondholders who execute voting agreements agree to support the restructuring proposed by Grupo and agreed upon with the Ad Hoc Bondholders' Committee, subject to the terms and conditions of the voting agreements.

  The voting agreements provide that the Company will implement the restructuring through a registered exchange offer of new Senior Secured Notes due 2007 for the Existing Notes, together with a consent solicitation to amend the indenture governing any untendered Senior Notes due 2006. If the conditions to the exchange offer are not met or waived, the restructuring will be implemented through a prepackaged plan in the United States or, if the Company elects, in Mexico.

  The voting agreements became effective upon execution by holders of a majority in aggregate principal amount of the outstanding Existing Notes. As a result, the Company is proceeding with the restructuring on the terms set forth in the voting agreements. In addition, within two business days, the Company will deposit into escrow approximately $21.1 million principal amount of the new Senior Secured Notes due 2007, for the benefit of holders who tender their Existing Notes in the exchange offer or, under certain circumstances, who have entered into voting agreements and are not a default thereunder. These notes, which represent a 5 percent incentive payment for participation in the restructuring, will be released from the escrow to eligible holders of Existing Notes upon completion of the restructuring, or earlier in certain circumstances.

  For compliance with certain conditions for 2003 notes and 2006 notes, the Company needs to provide a condensed consolidated balance sheets and results of operations of Grupo and subsidiaries, accounting for Grupo TFM and subsidiaries under the equity method of accounting, as follows:

	Condensed consolidated balance sheets December 31,
	2002	2003
Total current assets	$172,108	$155,376
Concession rights and related assets—Net	16,394	5,417
Property, machinery and equipment—Net	124,757	75,098
Investment in Grupo TFM	386,165	360,502
Deferred taxes	119,702	67,200
Other assets	15,892	31,463

Total assets	$835,018	$695,056

Total short-term liabilities	$363,724	$517,477
Total long-term liabilities	244,629	88,726

Total liabilities	608,353	606,203

Minority interest	86,815	35,665

Capital stock	121,158	121,158
Retained earnings (deficit)	18,692	(67,970)

Total stockholders' equity	139,850	53,188

Total liabilities and stockholders' equity	$835,018	$695,056

	Condensed consolidated statements of income for the year ended December 31,
	2002	2003
Transportation revenues	$327,495	$257,614
Costs, expenses and depreciation	299,163	252,598

Transportation income	28,332	5,016
Other (expenses) income—Net	(5,429)	2,709

Operating income	22,903	7,725
Net financing cost	(60,910)	(55,876)

Loss before deferred income tax, minority interest and interest in TFM	(38,007)	(48,151)
Deferred income tax benefit (provision)	10,416	(8,667)
Minority interest	(8,898)	(4,886)
Interest in TFM	(6,120)	(24,958)

Net loss for the period	$(42,609)	$(86,662)

(8)
Issue of Europaper (Grupo) with maturities from January 7 through February 27, 2003 and annual interest rate of 10%. At December 31, 2003 all Europaper has been paid.

(9)
Loan (Grupo) with Banco Invex bearing 10% interest (12.75% until April 18, 2003 and 11.35% until October 3, 2002), maturing on December 21, 2005.

Covenants

        The agreements related to the above-mentioned loans include certain affirmative and negative covenants and maintenance of certain financial conditions, including, among other things, dividend and other payment restrictions affecting restricted subsidiaries, limitation on affiliate transactions and restrictions and asset sales, with which Grupo and subsidiaries were in compliance at December 31, 2002.

        On May 2, 2003 the Credit Agreement was amended to restate some covenants for the term loan facility and the commercial paper program.

        On October 24, 2003 and on March 10, 2004, TFM received a waiver from the banks which participate in the Credit Agreement of the term loan facility and the commercial paper program. TFM is now waived from the financial covenants under such agreement for the three months ended September 30, 2003 and for the three months ended December 31, 2003, respectively.

        Considering that some financial covenants were breached in 2003, and it is probable that further breaches will occur within twelve months period of the balance sheet date, the outstanding long-term loan facility amounting to $71,762 has been reclassified to short-term debt as of December 31, 2003.

        For the year ended December 31, 2003, the Company is in default in its obligations according to point (7) above.

        Interest expense amounted to $133,501, $148,027 and $158,524 for the years ended December 31, 2001, 2002 and 2003, respectively. Average interest rate paid was 10.06% in 2001, 8.8% in 2002 and 11.2% in 2003.

Maturity of long-term debt is as follows:

	December 31,
	2002			2003
	Proceeds	Transaction costs	Borrowings	Proceeds	Transaction costs	Borrowings
2004	$159,656	$(1,870)	$157,786
2005	37,877	(517)	37,360	$1,470		$1,470
2006	236,883	(6,653)	230,230	298		298
2007	150,259		150,259	150,298		150,298
2008 and thereafter	622,153	(30,899)	591,254	298		298
2009 and thereafter				622,042	$(26,192)	595,850

	$1,206,828	$(39,939)	$1,166,889	$774,406	$(26,192)	$748,214

NOTE 8—FINANCIAL INSTRUMENTS:

Interest rate agreements

        During the year ended December 31, 2001, the Company entered into various types of interest rate contracts in managing its interest rate risk. The Company used interest rates swaps to reduce the potential impact of increases in its interest rates under its long-term debt described in Note 7 and on rental payments for the leasing of the vessels "Tepozteco II" and "Aya II".

        With respect to the vessels described above, the Company contracted 5.50% annual LIBOR interest rate swaps which matured on March 30, 2001. The benefit derived from these operations was $12 in 2001.

Fuel swap contracts

        TFM seeks to assure itself of more predictable fuel expenses through U.S. fuel swap contracts. Hedge positions are also closely monitored to ensure that they do not exceed actual fuel requirements in any period.

        As of December 31, 2002, TFM had ten swap contracts outstanding for 5,000,083 gallons of fuel which expired on January and February 2003. The realized gain was $1,548 and TFM has only recorded at December 31, 2002 a benefit of $1,009, and in 2003 the remaining $539 was recognized.

        As a result of the fuel swaps contracts acquired during 2003, the realized gain was $849. As of December 31, 2003, the Company did not have any fuel future contracts.

Foreign exchange contracts

        The purpose of the Company's foreign exchange contracts is to limit the risks arising from its non-US dollar denominated monetary assets and liabilities.

        The nature and quantity of these transactions is determined by Management of the Company based upon on net asset exposure and market conditions.

        As of December 31, 2002, the Company had one Mexican peso call option outstanding in the notional amount of $1.7 million, based on the average exchange rate of Ps11.0 per dollar. This option expired on May 29, 2003.

        Additionally, as of December 31, 2002, the Company had one forward contract outstanding in the notional amount of $10 million, based on the exchange rate of Ps9.769 per dollar. This forward contract expired on February 13, 2003.

        As of December 31, 2003, the Company had two Mexican peso call options outstanding in the notional amount of $11.8 million and $1.7 million, respectively, based on the exchange rate of Ps13.00 and Ps12.50 each one per dollar. These options will expire on September 8, and May 29, 2004, respectively. The premium paid was $250 and $40, respectively.

Fair value of financial instruments

        The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value.

        The fair values of cash and cash equivalents, accounts receivable and accounts payable approximate carrying values because of the short maturity of these financial instruments.

        The fair value of the Company's bank loans and other obligations is estimated based on the quoted market prices or on the rates offered to the Company for debt of the same remaining maturities at the end of each year. Debt bearing interest at variable rates is generally representative of the rates that are currently available to the Company at December 31, 2003 for the issuance of debt with similar terms and remaining maturities and therefore the carrying values of these obligations are reasonable estimate of their fair value.

        A summary of the estimated fair values of the Company's bank loans and other obligations is shown below:

	December 31, 2002		December 31, 2003
	Proceeds	Fair value	Proceeds	Fair value
Short-term debt:
Fixed rates	$191,644	$156,246	$376,674	$326,919
Variable rates	22,375	22,375	197,364	197,317

	$214,019	$178,621	$574,038	$524,236

Long-term debt:
Fixed rates	$970,851	$874,738	$771,380	$792,660
Variable rates	235,977	235,977	3,026	3,026

	$1,206,828	$1,110,715	$774,406	$795,686

NOTE 9—OBLIGATIONS FOR SALE OF RECEIVABLES:

        On November 30, 2001, the Company entered into a factoring agreement with the Bank of N. Y. for the sale of future receivables. Under this agreement, the Company receives advances, which are repaid with future accounts receivable which will be generated. Grupo received advances of $25,000 ("2001-A" certificates) for the future sale of receivables in terms of the agreement, at an effective rate of Libor to 90 days plus 5 percentage points over a period of 5 years.

        On October 28, 2002 the initial contract was restructured and an additional $35,000 (the "2002-A" certificates) was received at a rate equivalent Libor to 90 days plus 5 percentage points over a period of 9 years.

        On December 23, 2002 the Company received additionally $35,000 (the "2002-B" certificates) to an effective rate of Libor to 90 days plus 5 percentage points with maturity on April 15, 2003.

        Under the agreement relating to the obligations for sale of receivables, if the Company (i) does not sell certain assets or receive proceeds from tax awards, in either case in excess of $50 million, by September 30, 2003, (ii) fails to prepay Series 2001-A Certificates by April 15, 2003 and (iii) fails to complete the transfer of TMMPyT's shares to TMM Division Puertos on or before March 6, 2003, the Company and its subsidiaries may be required to repurchase the receivables for a price equal to the outstanding amount of the Series 2001 and the Series 2002 Certificates, together with accrued interest thereon, which repurchase price would be applied by the trust to the payment of the Certificates.

        Accordingly, on August 19, 2003, the Company and certain subsidiaries entered into amended and restated agreements relating to the securitization facility which began in December 2001. The agreements modified and restated certain provisions of the securitization facility, increased the outstanding amount of the securitization facility for $54 million and shortened the maturity date from 2008 to 2006. The new certificates ("2003-A") require monthly amortization of principal and interest and mature in three years. Funding for the refinancing was provided by Maple Bank GmbH, a German commercial bank. On December 29, 2003, the Company further amended the securitization facility to increase the amounts outstanding by an additional $25 million (Tranche "2003-B").

        Additionally, the obligation for sale of receivables contracts requires to establish a trust to guarantee payments required by the Company which is shown as restricted cash in the consolidated balance sheets. At December 31, 2002 and 2003, Grupo has deposited into the trust accounts receivable totaling $4.3 million and $5.9 million, respectively.

        Pursuant to the securitization facility, TMM Multimodal has granted to the trust an option to acquire shares of Grupo TFM owned by it. The call option becomes exercisable upon the occurrence of certain events, including the nonpayment events described above and the failure of the Company to comply with certain covenants. Exercise of the call option is subject to certain transfer restrictions contained in the bylaws of Grupo TFM. The holder of the Certificates has agreed, upon consummation of the restructuring, to amend the securitization facility as required to facilitate the restructuring an determinate the call option in respect of the Grupo TFM shares in exchange for a first priority security interest in a number of TMM Multimodal's shares with a fair market value of not less than 150% of the value of the then outstanding Certificates. The holder of the Certificates has further agreed, upon consummation of the restructuring, to enter into an intercreditor of similar agreement which will govern the relative rights of the holder of Certificates and the holders of new notes with respect to the pledged TMM Multimodal's shares.

        On November 26, 2002, TMMPyT signed a contract with the Banco Nacional de Obras y Servicios, SNC, for the sale of the future rights of collection corresponding to bills generated by Cozumel's rail for $4,808, to a rate equivalent to the rate Libor to 90 days plus 4.75 percentage points amortizable in 32 quarterly consecutive payments from June 5, 2003 until March 5, 2011. The proceeds were used to finance the working capital required in the construction, and supplies to the rail cruises and ferrys of Puerto Progreso, Yucatán and Manzanillo, Colima.

        On May 13, 2003, TMMPyT was sold to SSA. Due to this operation the contract with the Banco Nacional de Obras y Servicios, SNC, was transferred in order to guarantee the obligation from the buying part. (See Note 2).

        At December, 31, 2002 and 2003, the obligations for sale of receivables are summarized as follows:

	December 31,
	2002	2003
Tranche 2001-A	$25,000
Tranche 2002-A	35,000
Tranche 2002-B	35,000
Tranche 2003-A		$54,000
Tranche 2003-B		25,000
TMMPyT	4,808

	99,808	79,000
Payments	(11,175)	(3,600)
Deferred financing	(7,492)	(5,335)
Current portion	(48,784)	(15,257)

	$32,357	$54,808

NOTE 10—CONVERTIBLE NOTES:

        On May 29, 2002, the Company entered into a Securities Purchase Agreement with the buyers named therein, pursuant to which the buyers agreed to purchase senior convertible notes (the "convertible notes") into shares or American Depositary shares ("ADS") in an aggregate amount of $32.5 million. Additionally, note linked securities were issued which are exercisable for 1,311,290 of the Company's Series A shares or ADS's at an exercise price of $9.9139 per share of ADS in a term of three years since issuance.

        The convertible notes will be repaid in weekly installments of principal plus 9% accrued interest per annum. Each of the Convertible Notes is convertible at the option of the holder at any time into that number of Series A ADSs equal to (i) the principal amount being converted, plus accrued interest at 9% per annum divided by (ii) the applicable conversion price. Through December 31, 2002 and May 2, 2003 the Company paid installments in cash.

        Regarding these transactions, the Company recognized in the balance sheet an account payable for $26,972 net of a discount of $5,528. At December 31, 2002, the convertible notes net of payments amounts to $13,295, and the discount to be amortized amounts to $2,429. On May 2, 2003, the Company repaid all of its outstanding senior convertible notes.

        As of December 31, 2003, 1,311,290 note-linked securities relating to the senior convertible note remain outstanding until May 29, 2005, unless the Company redeems them prior to such date. (See Note 12).

NOTE 11—BALANCES AND TRANSACTIONS WITH RELATED PARTIES:

	December 31,
	2002	2003
Due from:
Current:
Seacor Marine, Inc. ("Seacor")	$546	$593
Terminal Ferroviaria del Valle de México, S. A. de C. V. ("TFVM")		1,550

	$546	$2,143

Long term:
FRS Service Companies, Inc.	$30,336

Due to:
Promotora Servia	$26,900	$6,500
KCS	1,222	4,345
SSA	1,094
TFVM	3,479

	$32,695	$10,845

Seacor (Strategic partner in the Specialized Maritime Division)

        Seamex International, Ltd. (a Grupo's subsidiary) and Seacor have internal arrangements under which each company may receive or transfer money in accordance with its cash requirements, as well as to provide agency services and to provide repair services to each other. The account receivable at December 31, 2002 and 2003 of $546 and $593, respectively, corresponds to agency services and repairs provided.

TFVM (equity investment)

        Represents the balance due to/due from TFM regarding interline services, trackage and haulage rights and car hire.

FRS Service Companies, Inc. (a subsidiary of SSA)

        The Board of Directors of TMMPyT approved a shareholders resolution held on December 6, 2001, to enter into lending arrangements with the shareholders and their respective affiliates. At December 31, 2002, TMMPyT had lent $30,336, to FRS Service Companies, Inc. at an interest rate of 6.35%. In May 2003, TMMPyT was sold to SSA. (See Note 2).

Administrative service agreement with Promotora Servia

        In connection with the restructuring described in Note 1, TMM and Grupo entered into an agreement to terminate the management services agreement between TMM and Grupo that had been in effect since January 15, 1991. Under this agreement, TMM was obligated to pay Grupo, 1% of the TMM's net consolidated revenues, excluding TFM's revenues. The termination agreement, dated October 11, 2001 provides for the payment by TMM to Grupo of $17.5 million on or before September 7, 2002. This contract was renewed and the new payment day of April 30, 2003 was established. This agreement was transferred to Promotora Servia, the company arising from Grupo's spin-off.

        Additionally, on December 14, 2001 TMM and Grupo signed an agreement for the collection rights derived from the benefits of the tax consolidation amounting to $9.4 million which is payable to Promotora Servia at latest on April 30, 2003.

        The Company paid $20.4 million. The remaining unpaid balance owed to Promotora Servia is $6.5 million and Promotora Servia has agreed to be issued new notes in an aggregate principal amount equal to such remaining unpaid balance in lieu of a cash payment.

KCS Transportation Company ("KCSTC") management services agreement

        The Company and KCSTC, a wholly owned subsidiary of KCS, a Grupo TFM's stockholder, entered into a management service agreement pursuant to which KCSTC makes available to TFM certain railroad consulting and management services commencing in May 1997 for a term of 12 months and which may be renewed for additional one-year periods by agreement of the parties. Under the terms of the agreement, KCSTC is to be reimbursed for its costs and expenses incurred in the performance of such services.

        On April 30, 2002, TFM and KCS, as successor in interest through merger with KCSTC entered into an amendment to the management services agreement that provides for automatic renewal the agreement and compensates KCS services under the agreement. The amendment states that KCS is entitled to receive (1) $2,500 paid in nine equal monthly installments beginning in April 2002, as compensation for services rendered between January 1, 1999 and December 31, 2000; (2) and additional $2,500 in a lump sum payment on or before January 2, 2003 as compensation for services rendered from January 1, 2001 though December 31, 2002; and (3) quarterly service payments, payable in arrears, for the period beginning January 1, 2003 at an annual rate of $1,250. The management service agreement is terminable by either party upon 60 days written notice.

SSA

        On December 31, 2001, the Company celebrated an agreement with SSA in which the latter will provide technical assistance to TMMPyT. Thus, TMMPyT will reimburse the corresponding expenses to SSA for rendering those services. In May 2003, TMMPyT was sold to SSA. (See Note 2).

        The most important transactions with related parties are summarized as follows:

	Year ended December 31,
	2001	2002	2003
Transportation revenues	$40,276	$803	$8,109

Management services	$1,524	$5,453	$8,706

Financial products		$1,429

Other expenses	$(877)	$(1,423)	$3,872

NOTE 12—STOCKHOLDERS' EQUITY:

Capital stock

        At the Ordinary and Extraordinary Stockholders' Meeting held on October 31, 2001, the Stockholders agreed to approve a new capital structure in connection with the spin-off of certain assets and merger of the Company, as described in Note 1. As a result, Grupo effected a 15.06 for one reverse stock split and converted its 1,596,700 Series "B" shares, 833,189 Series "B-1" shares, 26,061,401 Series "B-2" shares, 5,447,075 Series "B-3" shares and 228,715,601 Series "B-4" shares into one class of 17,440,890 new Series "B" common shares, ordinary and without par value.

        At the Extraordinary Stockholders' Meetings held on December 7, 2001, the Grupo's stockholders agreed to:

        —Transfer of 17,440,890 shares Series "B" to the Series "A" shares.

        —Increase the capital stock by $33,411 through the issuance of 4,412,914 new Series "A" shares.

        —Capital stock spin-off by $7,738 without affecting the outstanding shares.

        At the Extraordinary Stockholders' Meeting held on December 21, 2001, the Company's stockholders agreed to merge TMM into Grupo through the increase of capital stock by $65,585 and the issuance of (i) 20,867,849 shares Series "A" which were delivered to the Series "A" stockholders of TMM, and (ii) 14,240,784 shares Series "L" which were delivered to Series "L" stockholders of TMM.

        At the Extraordinary Stockholders' Meeting held on April 29, 2002, the Company's stockholders agreed to issue 10.5 million of Series "A" shares as treasury shares according to the convertible notes obligations in order to cover the amount regarding the convertible notes series "1" and series "2", as well as the note linked securities. (See Note 10). At the date of issuance of these consolidated financial statements no shares have been converted.

        At the Extraordinary Stockholders' Meeting held on August 29, 2002 the Company's stockholders agreed to reclassify Series "L" shares to Series "A" shares eliminating the variable portion of capital stock of the Company. Therefore, Grupo made the transfer of its series "L" shares into the same number of series "A" shares, in a proportion of one to one. Thus, in order to obtain the series "L"

shares relating to foreign residents the amount of ADS's were increased and the corresponding transfer was made into ADS's.

        After giving effect to the transactions described above, the capital stock amounted to Ps700,000 is fixed and its integrated for 56,963,137 Series "A" shares outstanding, nominative, without nominal value and with voting rights, which can be held only by persons or companies of Mexican nationality or Mexican companies in which their by-laws include the exclusion of foreign residents clause.

Dividends

        Dividends paid are not subject to income tax if paid from the Net Tax Profit Account and will be taxed at a rate that fluctuates between 4.62% and 7.69% if they arise from the Reinvested Net Tax Profit Account. Any excess over this account is subject to a tax equivalent to 49.25% and 47.06% depending on whether paid in 2004 or 2005, respectively. The tax is payable by the Company and may be credited against its income tax in the same year or the following two years. Dividends paid are not subject to tax withholding.

        In the event of a capital reduction, any excess of stockholders' equity over capital contributions, the latter restated in accordance with the provisions of the Income Tax Law, is accorded the same treatment as dividends.

NOTE 13—OTHER INCOME (EXPENSES):

	December 31,
	2001	2002	2003
Gain on sale of Griega Mariscala Line (Note 4)	$60,744	$2,384
Recoverable taxes	3,392	5,451	$14,112
Tax consolidation benefit (Note 11)	(9,400)
Gain on dilution of subsidiary shares (Note 1)		8,111
Termination agreement (Note 11)		(17,500)
Loss on sale of other subsidiaries (Note 1)			(20,208)
Fees in VAT Lawsuit(1)		(6,260)	(26,701)
Reestructuring costs and others			(21,654)
Loss a sales of property and equipment—Net	(7,585)	(6,897)	(8,793)
Reserve for BIMMSA contingencies (Note 17)			(6,168)
Cancellation of fees related with previous tranches of the obligations for sale of receivables			(6,190)
Loss on disposition of assets			(5,000)
Costs of locomotive sublease	(1,452)	(1,256)	(1,240)
Electric locomotive maintenance	(2,469)	(2,428)	(2,428)
Equity in Terminal Ferroviaria del Valle de México	(915)	1,269	282
Other—Net	(15,546)	(18,066)	(11,339)

	$26,769	$(35,192)	$(95,327)

(1)
As a result of the resolution of the courts regarding the VAT claim, in which TFM won on August 13, 2003, TFM has paid to external lawyers handling the case on behalf of the Company, fees in accordance with the terms of the agreements. Notwithstanding, in accordance with IAS, the VAT recovery is a contingency gain as of December 31, 2003. (See Note 17).

NOTE 14—INCOME TAX, ASSET TAX, TAX LOSS CARRYFORWARDS AND EMPLOYEES' STATUTORY PROFIT SHARING:

Income tax

        The Company determines its consolidated tax result as authorized by the General Technical Revenue Direction of the Ministry of Finance, in ruling number 396-I-B-3-49-1482 dated December 31, 1991.

        For the years ended December 31, 2001, 2002 and 2003, there was a consolidated tax loss of $132,662, $450,293 and $376,801, respectively. The difference between tax and book results is due principally to the inflation gain or loss recognized for tax purposes, the difference between book and tax depreciation and amortization, temporary differences for certain items that are reported in different periods for financial reporting an income tax purposes, and non deductible expenses.

        The benefit (provision) for income tax applied to income was as follows:

	Year ended December 31,
	2001	2002	2003
Current income tax	$(766)	$(1,633)	$(11,426)
Deferred income tax	8,493	(18,076)	(29,737)

Net benefit (provision)	7,727	(19,709)	(41,163)
Asset tax and other taxes	(577)	(92)	(394)

Benefit (provision) for income taxes	$7,150	$(19,801)	$(41,557)

        Reconciliation of the income tax (provision) benefit based on the statutory income tax rate, and the effective income tax benefit (provision) recorded by the Company is as follows:

	Year ended December 31,
	2001	2002	2003
Income (loss) before income taxes and minority interest	$92,914	$(26,263)	$(76,353)

(Provision) benefit for income tax at 35% and at 34% in 2003	$(32,520)	$9,192	$25,960
Decrease (increase) resulting from:
Profits reported by the foreign subsidiaries	(2,593)	1,294	(351)
Effects of inflationary components and inflationary effects on fixed assets and provisions	29,747	(12,556)	(39,163)
Effects on inflation indexing and exchange rate devaluation on tax loss carryforwards—Net	15,724	(11,698)	(16,911)
Non-deductible expenses	(1,093)	(1,088)	(6,811)
Change in tax rate from 35% to 32%		(2,708)	1,987
Other—Net	(2,115)	(2,237)	(6,268)

Net deferred income tax benefit (provision)	$7,150	$(19,801)	$(41,557)

        According to the amendments to the Mexican Income Tax Law in 2002, the income tax rate will decrease by one percent each year from 35% starting in 2003 down to 32% in 2005.

        The components of deferred tax assets and (liabilities) are as follow:

	December 31,
	2002	2003
Tax-loss carryforwards	$496,689	$531,669
Income tax paid on dividends	15,660	1,401
Inventories and provisions—Net	59,596	64,566
Concession rights and property, machinery and equipment	(351,270)	(451,626)

Net deferred tax assets	$220,675	$146,010

Balance at the beginning of the year	$238,751	$220,675

Sale of subsidiary shares		$(44,928)

Deferred tax provision of the year	$(18,076)	$(29,737)

        The Company has recognized deferred tax assets related to its tax loss carryforwards and other items after evaluating the reversal of existing taxable temporary differences. To the extent that the balance of the deferred tax assets exceeds the existing temporary differences, Management has evaluated the recoverability of such amounts evaluating the probability of prudent and feasible tax planning strategies as well as by estimating future tax profits in expected in the foreseeable future and the remaining tax loss carryforwards periods which extend between 2004 through 2046. The tax profits include estimates of profitability and macroeconomic assumptions which are based on Management's best estimate as of date.

Asset tax

        The Asset Tax Law establishes a tax of 1.8% on the average of assets, less certain liabilities, which is payable when it exceeds the income tax due. There was no asset tax base in the consolidated returns for 2001, 2002 and 2003. Some subsidiaries generated an asset tax on individual basis of $92 and $394, for the years ended December 31, 2002 and 2003, respectively.

Tax loss carryforwards

        At December 31, 2003 Grupo, with the exception of Grupo TFM, have the tax loss carryforwards shown in the following page, which under the Mexican Income Tax Law, are inflation-indexed through the date of utilization.

Year in which loss arose	Inflation-indexed amounts as of December 31, 2003	Year of expiration
1994	$6,609	2004
1995	16,380	2005
1996	737	2006
1997	5,245	2007
1998	13,641	2008
1999	9,050	2009
2000	17,020	2010
2001	5,174	2011
2002	66,881	2012
2003	81,016	2013

	$221,753

        Grupo TFM and subsidiaries has tax losses updated in the terms of the Income Tax Law, that can be amortized as shown below:

Year in which loss arose	Inflation-indexed amounts as of December 31, 2002	Year of expiration
1996	$14,130	2046
1997	228,092	2046
1998	339,384	2046
1999	9,049	2046
2000	160,049	2046
2001	68,743	2046
2002	398,791	2012
2003	274,817	2046

	$1,493,055

Employees' statutory profit sharing

        Employees' statutory profit sharing is determined by the Company at the rate of 10% on taxable income, adjusted as prescribed by the Mexican Income Tax Law.

        For the years ended December 31, 2001, 2002 and 2003, there was no basis for employee's profit sharing.

NOTE 15—FINANCIAL INFORMATION BY SEGMENT:

        The Company operates in the following segments: specialized maritime transportation, land transportation, operation of ports and terminals, and railroad transportation. Specialized maritime transportation ("Maritime Transportation Division") operations include liquid petroleum products in bulk, materials and supplies for drilling platforms and vehicle transportation operations, as well as tugboat services. Land transportation ("Logistics Division") includes truck services and logistics. Port operations ("Ports and Terminal Division") include terminal activities, both cargo and passenger. Rail transportation ("Railroad Division") includes interline connections, consisting of US and Mexican railroad lines and traffic in the United States of America.

        Information for each operating segment is as follows:

	Specialized Maritime Division		Logistics Division		Ports and Terminals Division		Railroad Division	Elimination between segments and share accounts	Total consolidated
December 31, 2001
Transportation revenues		$118,988		$77,401		$100,617	$722,845	$(19,759)	$1,000,092
Cost and expenses		(101,819)		(66,654)		(56,333)	(489,226)	6,402	(707,630)
Depreciation and amortization		(8,152)		(4,432)		(7,321)	(79,602)	(3,812)	(103,319)

Income on transportation		$9,017		$6,315		$36,963	$154,017	$(17,169)	189,143

Costs, expenses and income not allocated									(180,218)

Net income for the period									$8,925

Total capital expenditures by segment		$9,597		$3,361		$6,608	$84,626		$104,192
Shared capital expenditures								$1,715	1,715

Total capital expenditures		$9,597		$3,361		$6,608	$84,626	$1,715	$105,907

Total non- cash transactions	$		$		$		$84,340		$84,340
Shared non-cash transactions								$158,627	158,627

Total non-cash transactions	$		$		$		$84,340	$158,627	$242,967

December 31, 2002
Transportation revenues	$123,214		$79,057		$112,517	$712,327	$(18,499)	$1,008,616
Cost and expenses	(106,343)		(70,817)		(70,319)	(474,042)	4,308	(717,213)
Depreciation and amortization	(8,177)		(4,214)		(8,776)	(82,553)	(3,690)	(107,410)

Income on transportation	$8,694		$4,026		$33,422	$155,732	$(17,881)	183,993

Costs, expenses and income not allocated								(226,602)

Net loss of the period								$(42,609)

Total assets by segment	$144,193		$82,827		$132,882	$2,264,955		$2,624,857
Shared assets							$54,839	54,839

Total assets	$144,193		$82,827		$132,882	$2,264,955	$54,839	$2,679,696

Total liabilities by segment	$82,084		$51,710		$18,577	$1,152,980		$1,305,351
Shared liabilities							$469,013	469,013

Total liabilities	$82,084		$51,710		$18,577	$1,152,980	$469,013	$1,774,364

Total capital expenditures by segment	$2,705		$5,132		$7,010	$89,355		$104,202
Shared capital expenditures							$2,769	2,769

Total capital expenditures	$2,705		$5,132		$7,010	$89,355	$2,769	$106,971

Total non-cash transactions	$750	$		$		$(93,555)		$(92,805)
Shared non-cash transactions							$5,528	5,528

Total non-cash transactions	$750	$		$		$(93,555)	$5,528	$(87,277)

December 31, 2003
Transportation revenues		$116,000		$89,531	$52,188	$698,528	$(18,204)	$938,043
Cost and expenses		(101,719)		(83,645)	(37,171)	(481,327)	3,042	(700,820)
Depreciation and amortization		(6,263)		(3,367)	(4,496)	(85,195)	(885)	(100,206)

Income on transportation		$8,018		$2,519	$10,521	$132,006	$(16,047)	137,017

Costs, expenses and income not allocated								(223,679)

Net loss for the period								$(86,662)

Total assets by segment		$227,784		$97,277	$43,540	$2,121,733		$2,490,334
Shared assets							$(13,552)	(13,552)

Total assets		$227,784		$97,277	$43,540	$2,121,733	$(13,552)	$2,476,782

Total liabilities by segment		$78,003		$59,611	$38,213	$1,141,879		$1,317,706
Shared liabilities							$427,683	427,683

Total liabilities		$78,003		$59,611	$38,213	$1,141,879	$427,683	$1,745,389

Total capital expenditures by segment		$4,257		$2,029	$1,529	$73,121		$80,936
Shared capital expenditures							$172	172

Total capital expenditures		$4,257		$2,029	$1,529	$73,121	$172	$81,108

Total non-cash transactions	$		$		$2,362	$120		$2,482
Shared non-cash transactions							$4,147	4,147

Total non-cash transactions	$		$		$2,362	$120	$4,147	$6,629

NOTE 16—LABOR OBLIGATIONS:

      Seniority premiums and retirement plan benefits ("pension benefits") obligations are based on actuarial calculations using the projected unit credit method. Pension benefits are based mainly on years of service, age and salary upon retirement.

        Seniority premiums and pension benefits charged to income include the amortization of past service costs over the average remaining working lifetime of employees.

        The following is a breakdown of the labor cost, together with the actuarial estimation of the present value of this benefit, as well as the basic actuarial assumptions for the calculation of those labor obligations.

	Year ended December 31,
	2001	2002	2003
Labor cost	$179	$619	$677
Financial cost	262	978	906
Return on trust assets	(244)	(199)	(204)
Amortization of the transitory obligation and variations in assumptions	(20)	(46)	(131)

Net period cost	$177	$1,352	$1,248

	December 31,
	2002	2003
Reserve for pension and seniority premiums:
Projected benefit obligations	$(12,984)	$(12,019)
Plan assets	2,252	1,953
Unamortized transition asset	(1,504)	(282)

Reserve for pensions and seniority premiums	$(12,236)	$(10,348)

        Plan assets consist basically of fixed-rate investments, marketable securities authorized for pension plans by the Mexican National Banking and Securities Commission as well as Mexican Bonds.

        The economic hypotheses with respect to the discount rate, the increase in salaries and the long-term return considered in determining the projected benefit obligation were 9%, 5% and 9%, in 2002 and 2003, respectively.

        As of December 31, 2003, approximately 67.45% of the Company's employees are covered under a collective bargaining agreements. Under these labor agreements, the compensation terms of the collective bargaining agreements are subject to renegotiation on an annual basis, whereas all other terms are to be renegotiated every two years.

NOTE 17—COMMITMENTS AND CONTINGENCIES:

Commitments

Concession duty

        Under TFM's concession, the Government has the right to receive a payment from TFM equivalent to 0.5% of the gross revenue during the first 15 years of the concession period and 1.25% during the remaining years of the concession period. For the years ended December 31, 2001, 2002 and 2003, the concession duty expense amounted to $3,391, $3,267 and $3,599, respectively, which were recorded as operating expense.

        According to the partial assignment agreements to operate ports, the Company had the obligation to make monthly fixed and variable rental payments. Such payments totaled $6,051 in 2001, $11,749 in 2002 and $4,740 in 2003.

Capital lease obligations

        At December 31, 2002 and 2003, the outstanding indebtedness corresponds to two land capital leases for a period of ten years, in which TFM has the option to purchase at the end of the agreement term.

Locomotives operating leases

        In May 1998 and September 1999, TFM entered into two operating lease agreements for 75 locomotives each, which will expire over the next 17 and 18 years, respectively. At the end of the contracts the locomotives will be returned to the lessor. As of December 31, 2003, TFM had received 150 locomotives. Rents under these agreements amounted to $28.8 million in 2001, $29.1 million in 2002 and $29.1 million in 2003.

        Future minimum payments by year and in the aggregate, under the aforementioned leases are show as follows:

	At December 31,
Year ending December 31,
	2002	2003
2003	$29,095
2004	29,135	$29,135
2005	29,095	29,095
2006	29,095	29,095
2007	29,095	29,095
2008 and thereafter	344,173	29,135
2009 and thereafter		315,038

	$489,688	$460,593

Railcars operating leases

        TFM leases certain railcars under agreements, which are classified as operating leases. The term of the contracts fluctuate between 3 and 15 years. Future minimum rental payments, under these agreements are shown as follows:

	At December 31,
Year ending December 31,
	2002	2003
2003	$32,830
2004	18,064	$31,930
2005	12,504	15,592
2006	10,012	12,642
2007	9,084	10,433
2008 and thereafter	51,143	9,498
2009 and thereafter		40,942

	$133,637	$121,037

Locomotives maintenance agreements

        TFM has entered into two locomotive maintenance agreements, which expire in 2004 and 2018 with third-party contractors. Under current arrangements, the contractors provide both routine maintenance and major overhauls at an established rate in a range from four to five hundred dollars per locomotive per day.

Track maintenance and rehabilitation agreement

        In May 2000, TFM entered into a track maintenance and rehabilitation agreement, which expires in 2012. Under this contract, the contractor provides both routine maintenance and major rehabilitation to the Celaya-Lázaro Cárdenas stretch, which is comprised of approximately 350 miles. Maintenance and rehabilitation expense amounted to $30.2 million in 2001 and $35.6 million in 2002 and $3.4 million in 2003. Under this agreement, TFM will pay approximately $30 million over the remaining term of the contract in the next 9 years.

Fuel purchase agreement

        On December 19, 1997, TFM entered into a fuel purchase agreement with PEMEX Refinación, under which TFM has the obligation to purchase at market price a minimum of 15,000 cubic meters and a maximum of 20,000 cubic meters per month of PEMEX diesel. The term of the agreement is indefinite, but can be terminated for justified cause by each party with a written notification upon three months notice.

Leases and charters

        The Company uses various bareboat and time-chartered vessels to supplement its fleet for periods ranging from seven months to ten years. The related charter expenses were to $56,780 in 2001, $38,127 in 2002, and $37,2487 in 2003. In addition, at the end of 1998, the Company leased several cranes for periods ranging from two to five years for use in a port. Rental payments for these cranes amounted $6,375 in 2001, $6,001 in 2002 and $2,473 in 2003.

        An analysis of minimum future charter and lease payments specified in the related agreements is as follows:

	December 31,
Year
	2002	2003
2003	$35,919
2004	12,144	$34,238
2005	9,351	20,785
2006	6,788	15,201
2007 and thereafter	14,668	15,289
2008 and thereafter		9,472

	$78,870	$94,985

Fuel freight service agreement

        On October 30, 2002, TFM entered into a freight service agreement with PEMEX Refinación, which will expire in 2006. Under this agreement TFM has the obligation to provide services payable in pesos by year as shown below:

	Minimum	Maximum
2003	Ps126,264	Ps315,659
2004	98,769	246,922
2005	98,769	246,922
2006	65,756	164,390

	Ps389,558	Ps973,893

Synthetic lease contracts

Keith G McCall and Isla Guadalupe

        On October 10, 2002, Marítima Mexicana, S. A. de C. V. ("Marmex"), an indirect subsidiary of Grupo, sold the vessels Keith G McCall and Isla Guadalupe for $15,200. The Company recorded a gain of $419 on the sale of the vessels.

        On the same date, Marmex entered into a seven year line charter contract with a purchase option with the new owner of the vessels. The purchase option was established at the market cost of the vessels at the time the option is exercised. Marmex does not currently intend to exercise the purchase option. Additionally, the contract establishes the possibility of extending the charter period to the terms agreed upon by the two parties when the current contract expires. As per the terms of the contracts, Marmex is required to make quarterly payments through 2009.

Isla Azteca (ex-Seacor Alcina)

        On December 19, 2003 Marmex bought from Seacor the Seacor Alcina vessel for $8,800. This vessel was renamed as Isla Azteca.

        On the same date, Marmex sold the vessel for $8,800 and entered into a seven year line charter contract with a purchase option. The purchase option was established at the market cost of the veseel at the time the option is exercised. Marmex does not currently intend to exercise the purchase option. Additionally, the contract establishes the possibility of extending the charter period to the terms agreed upon by the two parties when the current contract expires. As per the terms of the contract, the Company is required to make quarterly payments through 2004 and 2008.

        As of December 31, 2002 and 2003 the minimum compulsory future rental payments for the three vessels are as follows:

Year	Amount
2003	$1,992
2004	2,869
2005	3,125
2006	3,125
2007	3,125
2008	2,246
2009	1,954

Total	$18,436

Shipbuilding contract

        On March 17, 2004, the Company entered into a shipbuilding contract for two 47,000 DWT product tanker vessels, to be delivered 2007, at an aggregate price of $62.0 million. The current aggregate market value of the vessels is $67.0 million. The Company has the option to transfer its rights under the shipbuilding contract at any time, and as such, may benefit from the surplus.

        At present, Management is evaluating the accounting method according to IAS 39.

Contingencies

  A)
  Value Added Tax Lawsuit

            The Company has filed a claim for the refund of approximately $188 million (Ps 2,111 million) of value added tax ("VAT") paid in connection with the acquisition of TFM.

            On September 25, 2002 the Mexican Magistrates Court of the First District (the "Federal Court") issued its judgment in favor of TFM on the VAT claim, which has been pending in the Mexican Courts since 1997. The claim arose out of the Mexican Treasury's delivery of a VAT refund certificate to a Mexican governmental agency rather than to TFM. By a unanimous decision, a three-judge panel of the Federal Court vacated a prior judgment of the Mexican Fiscal Court (Tribunal Federal de Justicia Fiscal y Administrativa) and remanded the case to the Mexican Fiscal Court with specific instructions to enter a new judgment consistent with the guidance provided by the Federal Court's ruling. The Federal Court's ruling required the fiscal authorities to issue the VAT refund certificate in the name of TFM. On December 6, 2002 the upper chamber of the Mexican Fiscal Court issued a ruling denying TFM's right to receive a value added tax refund from the Government. On January 8, 2003, TFM was officially notified of the new judgment of the Fiscal Court and on January 29, 2003, filed the appropriate appeal.

            On June 11, 2003 the Federal Court issued a judgment in favor of TFM against the ruling of the Fiscal Court. On July 9, 2003 TFM was formally notified by a three-judge panel of the Federal Court of its June 11, 2003 judgment, which granted TFM constitutional protection ("amparo") against the ruling of the Fiscal Court issued on December 6, 2002, which had denied TFM the right to receive the VAT refund certificate. The Federal Court found that the VAT refund certificate had not been delivered to TFM, and confirmed the Fiscal Court's determination that TFM had the right to receive the VAT refund certificate. The Federal Court's ruling stated that the Treasury's decision denying delivery of the VAT refund certificate to TFM violated the Mexican Law, and it instructed that the VAT refund certificate be issued to TFM on the terms established by Article 22 of the Mexican Fiscal Code in effect at that time.

            In a public session held on August 13, 2003, the Fiscal Court issued a resolution regarding TFM's VAT lawsuit vacating its previous resolution of December 6, 2002, and in strict compliance with the ruling issued on June 11, 2003, by the Fiscal Court, resolved that TFM had proved its case, and that a "ficta denial" occurred, declaring such denial null and void as ordered by the Fiscal Court. On August 25, 2003, TFM was formally notified by the Fiscal Court of its resolution regarding TFM's VAT lawsuit. The resolution was the result of the unanimous vote of the nine magistrates present at the public session. The Fiscal Court ordered the issuance of the VAT refund certificate to TFM under the terms established by Article 22 of the Mexican Fiscal Code in effect in 1997. On October 3, 2003 the Mexican Tax Attorney of the Federal Government (Procuraduría Fiscal de la Federación) filed for a review of the Fiscal Court's ruling issued on August 13, 2003. On November 5, 2003, the Federal

    Court found no merit to the requested review and as a result, the August 13, 2003 Fiscal Court's ruling remains in place.

            On January 19, 2004, the Mexican Treasury delivered to TFM, pursuant to the August 13, 2003 Fiscal Court ruling, a Special VAT Certificate representing the historical claim amount of Ps2,111 million, or approximately $188 million as of December 31, 2003.TFM will continue seeking for the additional amounts representing the effect of inflation and interest on the original claim amount.

            On January 20, 2004, the Mexican Fiscal Administration Service ("Servicio de Administración Tributaria" or "SAT") issued a provisional attachment of the Special VAT Certificate, stating that the documents that support the value of the Special VAT Certificate do not comply with applicable tax requirements. TFM has publicly stated it will oppose the SAT's action through all possible legal means.

            In the preliminary summation finding, the SAT noted that the Company, "…wrongfully declared a VAT receivable for Ps2,111 million, which in the Company's opinion refers to expenses that do not comply with fiscal requirements, and therefore, are not deductible. In our view, TFM did not prove its VAT claim with corresponding documentation, which incorporates fiscal requisites as to the identity of the taxpayer, its tax identification code, address of the seller and buyer of the assets in question, and the VAT shown as separate from the principal." and as a result, the VAT cannot be credited. TFM has not made any reserve for this purported claim as it believes that it does not have any merits and as of today, no tax liability has been levied against TFM, as the final summary of the audit is still pending.

  B)
  The Mexican Government Put

            In October 2003, Grupo TFM requested that a federal judge in Mexico provide an appropriate interpretation of the Put Agreements. When the Government opened the Mexican railroad system to private investment, it retained a 20% equity interest in TFM. The intention was to sell these shares through a public offering, at such time as the Government considered it appropriate and with approval of the Comisión Nacional Bancaria y de Valores—"CNBV", with the objective of strengthening the market for public investments in Mexico and encouraging additional investors to invest in the capital stock of TFM.

            Additionally, TFM's bid contained the following condition: "The franchise purchasers will be obligated to acquire the equity portion that cannot be placed in the Bolsa Mexicana de Valores—"BMV", at the initial offering prices plus respective interest".

            The Company believes that under the Put Agreements, the Government agreed to comply with the following process in order to sell the equity interest that the Government retains in TFM:

    1.
    Register the TFM shares with the BMV;

    2.
    Receive the approval of the CNBV to exercise the put;

    3.
    Request that TFM provide all information necessary to place the Government's equity stake in the equity markets; and

    4.
    Place the number of TFM shares it is able to in the equity markets once all necessary approvals are granted.

            When the above steps are completed, the Government is to notify Grupo TFM of the number of TFM shares that could not be placed in the equity markets and is to request that Grupo TFM acquire those shares at the minimum stipulated price. The Company does not believe that any of the steps described above have been carried out. As a result, the Company believes that the Government has not yet completed the steps required for it to request that Grupo TFM acquire the equity stake in TFM held by the Government; and consequently, the Company believes that the put is still outstanding until the above conditions and the VAT claim will be completed and on such date the term of 81 months starts, in accordance with the agreement dated June 9, 1997.

            The price of the Government's interest, as indexed for Mexican inflation, as of December 31, 2003 was approximately 1,570.3 million UDIs (representing Ps5,264 million, or approximately $469.4 million). The estimated fair market value of the Government's interest as of December 31, 2003 was $475.6 million. If the Government's put rights were properly exercised and the transaction was consummated, purchase accounting would apply and goodwill may be recognized for the excess, if any, of the purchase price over the fair value of the net assets acquired.

            Nevertheless, and notwithstanding the judicial proceeding initiated by Grupo TFM in October 2003, on October 31, 2003, the SCT requested that Grupo TFM confirm whether it intends to purchase the TFM shares subject to the put rights of the Government. Grupo TFM responded that the purchase of the Government's shares of TFM was the subject of an ongoing judicial proceeding that had yet to be resolved. On November 3, 2003, the SCT stated in a communication to Grupo TFM that it had complied with the requirements for the exercise of its put rights as set out in the Put Agreements and that all procedures required to execute the sale of the Government's TFM shares would be made through the SAT.

            Grupo TFM requested that a federal court review the SCT's communications with respect to the Government's put rights. On December 16, 2003, the Fourth Administrative District Court issued an injunction ordering the parties to maintain the status quo pending judicial resolution of the dispute. In order for the injunction to be effective, the Fourth Administrative District Court required that Grupo TFM post a bond for the equivalent of six months of interest on the exercise price of the Government's put option to be calculated at an interest rate of 6% per annum (approximately Ps160 millions or approximately $14.3 million at December 31, 2003).

            However, as no further action has been taken by the Government to enforce its rights in connection with the put shares, Grupo TFM's obligation to post such a bond is considered discretionary under Mexican law. Consequently, Grupo TFM has elected, for the time being, not to post the bond so as not to incur unnecessary expense. Grupo TFM has the right to post the bond at any time while the amparo proceeding is pending. Grupo TFM will vigorously defend its view that the Government has not fulfilled the prescribed steps required to exercise its put rights. Although Grupo TFM believes that it will prevail in legal proceedings related to these matters, there can be no assurance that it will prevail.

            In the event that Grupo TFM does not purchase the Government's put, Grupo and KCS, or either Grupo or KCS, are obligated to purchase the Government's interest. Grupo and KCS have cross indemnities in the event the Government requires only one of them to purchase its interest. The cross indemnities allow the party required to purchase the Government's interest to require the other party to purchase its pro rata portion of such interest.

  C)
  Ferrocarril Mexicano, S. A. de C. V. ("Ferromex") disputes

            TFM and Ferromex have not been able to agree upon the rates each of them is required to pay to the other for interline services and haulage and trackage rights. Therefore, in accordance with TFM's rights under the Mexican railroad services law and regulations, in February 2001, TFM initiated and administrative proceeding requesting a determination of such rates by the SCT.

            In September 2001, Ferromex filed a legal claim against TFM relating to the payments that TFM and Ferromex are required to make to each other for interline services and trackage and haulage rights. TFM believes that this legal claim is without merit, and that the payments for interline services and trackage and haulage rights owed to TFM by Ferromex exceed the amount of payments that Ferromex claims TFM owes to Ferromex for such services and rights. Accordingly, TFM believes that the outcome of this legal claim will not have a material adverse effect on the financial condition of TFM. On September 25, 2002, the Third Civil Court of Mexico City rendered its judgment in favor of TFM. Ferromex appealed the judgment and TFM prevailed in such appeal. Ferromex went in last resource, to the "amparo" proceedings before Federal Courts, and obtained a resolution that orders the higher local court to review the case again exclusively for the interline services. The higher local court issued a new ruling which both Ferromex and TFM claimed in a new "amparo" proceeding at the Federal Court, and which is pending resolution. TFM cannot predict whether it will ultimately prevail.

            In connection with the Ferromex claim, Ferromex temporarily prevented TFM from using certain short trackage rights which TFM has over a portion of its route running from Celaya to Silao, which is the site of a General Motors plant from where TFM transports finished vehicles to the border crossing at Nuevo Laredo. Ferromex was subsequently ordered by the court to resume giving us access, and in October 2001, TFM filed a counterclaim against Ferromex relating to these actions. TFM has also initiated several judicial and administrative proceedings at the SCT to seek the imposition sanctions on Ferromex for violations to the trackage rights in the route from Celaya to Silao, which as of to date have not been resolved.

            TFM has also initiated several administrative and judicial proceedings (including criminal actions) against Ferromex at the SCT and the relevant Federal Courts, in connection with its trackage rights in Altamira, Topo Grande-Chipinque, Guadalajara, Arellano-Chicalote, Ramos Arizpe-Encantada, and Pedro C. Morales-Cerro de la Silla. TFM cannot predict whether it will ultimately prevail on such proceedings.

            In March 2002, the SCT issued its ruling in response to TFM's request, establishing a rate to be charged for trackage rights using the criteria set forth in the Mexican railroad services law and regulations. TFM is appealing the ruling and requesting a suspension of the effectiveness of the ruling pending resolution of its appeal. TFM cannot predict whether it will ultimately prevail. TFM believes that even if the rates established in the ruling go into effect and TFM and Ferromex begin using the long-distance trackage rights over each other's rail line, this will not have a material adverse effect on TFM's results of operations. A separate ruling was issued confirming TFM's right to use the Celaya-Silao stretch of Ferromex track, which was appealed by Ferromex before Federal Courts obtaining the suspension of such ruling. TFM requested and obtained an "amparo" proceeding against such suspension and Ferromex appealed the resolution granting the "amparo" to TFM. The final resolution on the appeal of Ferromex is pending. TFM cannot predict whether it will ultimately prevail in this "amparo" proceeding as well as on the main procedure regarding TFM's right to use the Celaya-Silao stretch of Ferromex track.

            Both Ferromex and TFM have suspended the reconciliation of their balances in 2003, and have initiated several judicial and administrative proceedings in connection with the amounts payable to each other for interline services, haulage and trackage rights. Those procedures continue under litigation and therefore are pending of final resolution.

  D)
  Dispute between Grupo and KCS

            On April 20, 2003, Grupo entered into the Acquisition Agreement with KCS, which owns a 49% voting interest in Grupo TFM, under the terms of which Grupo was to sell its entire interest in Grupo TFM, which owns 80% of TFM and through which its railroad operations are conducted. Under the agreement, KCS was to acquire the Grupo's interest in Grupo TFM in exchange for $200 million in cash and 18,000,000 shares of common stock of KCS's successor corporation. In addition, Grupo is to have the right to receive an additional earnout of up to $175 million in cash ($180 million if KCS elected to defer a portion of the payment) in the event that the pending VAT claim against the Government by TFM was successfully resolved prior to the execution by the Government of its "put" rights in certain shares of TFM and the amount of VAT Proceeds received was greater than the purchase price of the "put" shares held by the Government. Completion of the TFM sale was subject to approval by (i) holders of Grupo existing notes, (ii) the shareholders of KCS and (iii) the shareholders of Grupo, receipt of certain governmental approvals in the United States and Mexico and other customary conditions. Subsequent to the execution of the Acquisition Agreement, KCS representatives undertook certain activities that Grupo believes jeopardized the economic value to be realized by Grupo and its shareholders form the sale of Grupo TFM. Grupo believes these actions interfered with its ability to realize the earnout and also created the potential for serious detriment to the value of the KCS shares Grupo was to receive in the transaction.

            On August 18, 2003, Grupo's shareholders voted to reject the Acquisition Agreement. In addition, Grupo's Board of Directors, assuming their responsibility with respect to the shareholders' vote, met on August 22, 2003 and voted to terminate the Acquisition Agreement. Grupo sent a notice of termination of the Acquisition Agreement to KCS that day.

            KCS has disputed Grupo's rights to terminate the Acquisition Agreement and alleged certain breaches by Grupo of the Acquisition Agreement. Under the terms of the Acquisition Agreement, the parties have submitted these disputes to binding arbitration. An arbitration panel has been chosen in accordance with the terms of the Acquisition Agreement. KCS obtained a preliminary injunction for the Delaware Chancery Court enjoining Grupo from violating the terms of the Acquisition Agreement pending a subsequent decision by a panel of arbitrators regarding whether the Acquisition Agreement was properly terminated.

            On December 8, 2003, Grupo and KCS participated in a preliminary hearing with the arbitrators during which the arbitrators deliberated whether the issue of the Acquisition Agreement's continued effectiveness should be bifurcated from the other issues in the case. On December 22, 2003, the panel bifurcated the issue of whether Grupo properly terminated the Acquisition Agreement from the other disputed issues between the parties. On February 2, 3 and 4, 2004 a hearing was held in New York on the issue of whether Grupo's termination was proper. Grupo maintained that they properly terminated the Acquisition Agreement while KCS sought a declaration that the Acquisition Agreement was wrongfully terminated. On February 19, 2004, Grupo and KCS filed post-hearing briefs with the panel.

            In March 2004, Grupo announced that the three-member panel in the arbitration proceeding between KCS and Grupo concluded, in an interim award, that the rejection of the Acquisition Agreement by Grupo's shareholders in its vote on August 18, 2003, did not authorize Grupo to terminate the Acquisition Agreement. Accordingly, the three-member panel indicated the Acquisition Agreement will remain in force and binding on the parties until otherwise terminated according to its terms or by law. In reaching the conclusion, the panel found it unnecessary to determine whether approval by Grupo's shareholders is a "condition" of the Acquisition Agreement.

            Grupo continues to believe that any transaction cannot occur without approval of Grupo's shareholders, and the panel's decision did not reach a conclusion on that issue. The arbitration process will continue, and Grupo will review the interim reward with its counsel and analyze the alternatives available to it in this process.

            On April 4, 2004, the panel issued an order, which was stipulated to by KCS and Grupo, and which provided that the parties agreed "not to request a scheduling order for a further hearing in the arbitration at this time" and that "each party reserves the right to request a scheduling order for a further hearing at any time".

            On April 7, 2004, Grupo and KCS agreed not to move immediately into the next phase of arbitration, following the March 19, 2004 Interim Award of the AAA International Center for Dispute Resolution Arbitration Panel, which found that the Acquisition Agreement remains in force and is binding on KCS and Grupo unless otherwise terminated according to its terms or by law. Both companies have reserved the right to proceed with the next phase of arbitration at any time. In a stipulation signed by Grupo and KCS and accepted by the arbitration panel, the two companies have agreed to discharge in good faith all of the obligations of the Acquisition Agreement signed April 20, 2003.

            There are no further proceedings currently scheduled before the arbitrators, although KCS has indicated that it intends to submit a claim for its fees and expenses in connection with the hearings in February. Under an agreement between the parties, each side remains free to seek to recommence proceedings at any time. No damage claims have been particularized, and no hearings set in connection with any damage claims. The Company cannot say when; if ever, any such claims will be presented to the arbitrators.

  E)
  The GM Put Option

            In October 2000, EMD a subsidiary of General Motors, invested $20 million in TMM Multimodal (representing an approximate 3.4% economic interest in TMM Multimodal). EMD's investment as a partner is part of the overall strategy of Grupo designed to encourage the participation of strategic investors. Under the terms of the Subscription and Stockholder Agreement relating to its investment in TMM Multimodal, EMD has the right to cause Grupo to purchase, or, alternatively, to cause TMM Multimodal to redeem, all, but not less than all, of EMD's shares in TMM Multimodal ("GM put option"). The GM Put Option is exercisable by EMD at any time during the period beginning June 30, 2003 and ending June 30, 2007. The price to be paid upon exercise of the GM Put Option is $20 million, plus interest compounded annually from June 30, 2000, at the rate of 12% per annum, less certain distributions received by EMD in respect of its shares of TMM Multimodal. As of the date of these consolidated financial statements EMD has not exercised the GM Put Option. EMD also has the right, under certain circumstances, to exchange its shares of TMM Multimodal for shares in either Grupo or Grupo TFM. In addition, Grupo and TMM Multimodal have the right to acquire or redeem all, but not less than all, of EMD's shares in TMM Multimodal for a price of $20 million, plus interest compounded annually from June 30, 2000 at rates beginning at 15% per annum for period up to June 30, 2003, and increasing periodically to 20% per annum for periods after June 30, 2010, less certain distribution received by EMD in respect of its shares of TMM Multimodal.

            The price of the GM Put option as of December 31, 2003 was approximately $29.7 million and the estimated fair market value of the GM Put option as of December 31, 2003, was $33.4 million.

  F)
  Other legal proceedings

  —
  The Company is a party to various other legal proceedings and administrative actions, all of which are of an ordinary or routine nature and incidental to its operations. Although it is impossible to predict the outcome of any legal proceeding, in the opinion of the Company's Management, such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on the Company's financial condition, results of operations or liquidity.

  —
  The Company has significant transactions and relationships with related parties. Because of these relationships, in accordance with the Mexican Income Tax Law, the Company must obtain a transfer pricing study that confirms that the terms of these transactions are the same as those that would result from transactions among wholly unrelated parties. The Company is in the process of completing this study.

  —
  During the years ended, December 31, 2000, 2001 and 2002, Grupo and some of its subsidiaries assumed joint and several responsibility for the pre-payment of federal taxes for some of the Grupo's other subsidiaries, having informed the Ministry of Finance and Public Credit of the tax liabilities that such subsidiaries had generated, on the understanding that the former would be jointly and severally liable for payments of such taxes.

  —
  In November 2001, Grupo filed a claim for nullity against the Federal Tax and Administrative Court, whereby the tax loss for the fiscal year 1996, for income tax purposes, is reduced, and differences were determined as a result of withholdings from the payment of interest to nonresidents, derived from the placement of Yankee bonds abroad, as well as the value-added tax, restatement, surcharges and fines in the amount of Ps326 million ($29 million) for fiscal years 1995 and 1996. Management believes that the outcome of this legal claim will not be against the Company.

  —
  The account due from Bufete de Infraestructura Marítima Mexicana, S. A. de C. V. ("BIMMSA"), a related Company, amounting to $85,625 (100% reserved at December 31, 2003) (a joint venture company) was derived from maritime services provided to that company. BIMMSA was engaged primarily in installing underwater ducts in the Campeche Sound in the Gulf of Mexico for PEMEX. BIMMSA ultimately failed to complete the PEMEX contract, due to the non payment of increased costs not imputable to BIMMSA, finishing less than a third of the required pipelines. On June 20, 2000 certain suppliers filed Chapter 7 case and on June 28, 2000, the court filed the Chapter 7 case against BIMMSA. On February 4, 2003, the United States Bankruptcy court requested Grupo to pay a sum of $3.4 million to the designated Trustee in full and final satisfaction of the Agreed Judgment. On April 29, 2003, the Company paid the total sum of $3.4 million, on behalf of BIMMSA, withdrawing it from any responsibility in this case. (See Note 13).

    —
    In 2004, KCS initiated judicial proceedings against Grupo, TMM Multimodal, and Grupo TFM seeking the nullification of the call option agreement dated December 31, 2001 and the corresponding amendments celebrated between the Bank of New York and TMM Multimodal, as well as the payment of the fees and expenses in connection with the celebration of these agreements. The call option agreement refers to the acquisition of Grupo TFM shares owned by TMM Multimodal in case of failure of Grupo to comply with certain covenants regarding its obligations for sale of receivables agreements.

NOTE 18—RECONCILIATION OF DIFFERENCES BETWEEN IFRS AND U.S. GAAP:

a.     Reconciliation between consolidated results:

		Year ended December 31,
	Reference to subnote d.
		2001	2002	2003
Net income (loss) for the period under IFRS		$8,925	$(42,609)	$(86,662)
Deferred gain on building and vessels arising from sales and lease back transactions—net	i.	7,213	9,858	3,220
Pension and seniority premium plan	ii.	(374)	(159)	(464)
Translation adjustments of U.S. GAAP adjustments	iii.	2,097	4,815	393
Deferred taxes	iv.	14,529	113,239	82,099
Effect of U.S. GAAP adjustments on minority interest	v.	6,503	(91,921)	(62,039)
Deferred charges	vi.	(933)	702	34
Investments	vii.	(5,000)
Amortization of goodwill	vii.		1,070	536
Dilution in sale of Mexrail	viii.		(8,111)
Depreciation	viii.		(459)	(612)
Amortization	x.		189	226
Gain on valuation of the Put Options	xi.			(6,779)
Effect of U.S. GAAP adjustments on discontinued operations	xv.	(15,124)	24,034	22,978

Net income (loss) under U.S. GAAP		$17,836	$10,648	$(47,070)

b.     Reconciliation of stockholders' equity:

		Year ended December 31,
	Reference to subnote d.
		2002	2003
Balance under IFRS		$139,850	$53,188
Deferred gain on building and vessels arising from sales and lease back transactions—Net	i.	(8,357)	(4,558)
Pension and seniority premium plan	ii.	66	240
Deferred taxes	iv.	65,185	169,328
Effect of U.S. GAAP adjustments on minority interest	v.	(38,653)	(100,582)
Deferred charges	vi.	(231)	(197)
Investments	vii.	(3,930)	(3,394)
Dilution in sale of Mexrail	viii.	6,036	6,036
Depreciation	viii.	(459)	(1,071)
Amortization	x.	189	415
Gain on valuation of the Put Options	xi.		(6,779)

Balance under U.S. GAAP		$159,696	$112,626

c.     Analysis of changes in stockholders' equity under U.S. GAAP:

		December 31,
	Reference to subnote d.	2002	2003
Balance at beginning of period		$129,373	$159,696
Convertible warrant		5,528
Dilution in sale of Mexrail	viii.	14,147
Net income (loss)		10,648	(47,070)

Balance at end of period		$159,696	$112,626

d.     Significant differences between IFRS and U.S. GAAP:

  i.
  Deferred gain on sales and lease back transactions arising from disposal of building and vessels

    Under IFRS, the Company recognized a gain on the sale of its corporate building in 2001, three vessels in 1998 and two in 1997, which were leased back for a period of five years in 2001 and five and eight years in 1998 and five years in 1997, respectively, without any obligation to repurchase. Under IFRS, the gains were recognized at the respective transactions dates whereas under U.S. GAAP, the gains should be deferred and amortized over the terms of the lease contracts. Accordingly, the gains and the related deferred income tax effects are being recognized over such leaseback periods. During 2002, the leasing of the vessels "Tepozteco II" and "Aya II" early terminated, therefore the remaining unamortized gains of $2,794 and $2,496, respectively, were recognized this year.

  ii.
  Pension and seniority premium plans

    The Company accrues expenses for the pension and seniority premium plans on the basis of actuarial computations. Retirement benefits are based primarily on years of service, age, and the employee's pay at retirement. The difference between IFRS and U.S. GAAP relates mainly to the amortization of transition liability, variances in assumptions and the effect on employee reduction.

    The pension and seniority premium plans liability is as follows:

	December 31
	2002	2003
Actuarial present value of benefit obligations:
Vested benefit obligation	$6,737	$7,802
Nonvested benefit obligation	3,618	2,285

Accumulated benefit obligation	10,355	10,087
Additional benefits related to future compensation increases	2,629	1,932

Projected benefit obligation	$12,984	$12,019

    The change in the pension plan benefit obligation is as follows:

	December 31
	2001	2002	2003
Benefit obligation at beginning of year	$13,667	$12,950	$12,984
Service cost	301	735	856
Interest cost	528	978	1,011
Actuarial gain	(695)	(891)	(2,081)
Benefits paid	(851)	(788)	(751)

Benefit obligation at end of year or period	$12,950	$12,984	$12,019

    The change in projected plan assets and funded status of the plan is as follows:

	December 31
	2002	2003
Fair value of plan assets at beginning of year	$2,336	$2,252
Exchange gain on value of plan assets at beginning of year	902	640
Actual return on plan assets	(198)	(188)
Employer contributions
Benefits paid	(788)	(751)

Fair value of plan assets at end of year	$2,252	$1,953

	December 31
	2001	2002	2003
Funded status	$(10,614)	$(10,732)	$(10,066)
Unrecognized net actuarial loss (gain)	(1,620)	(1,312)	(524)
Unrecognized net transition obligation and intangible asset	43	612	482
Additional minimum liability intangible asset		(738)	—

Accrued benefit cost	$(12,191)	$(12,170)	$(10,108)

    The difference between reserve for pensions and seniority premiums costs under SFAS No. 87 and IAS 19 were as follows:

	Year ended December 31,
	2001	2002	2003
Net cost of pension and seniority premiums under IFRS	$177	$1,352	$1,248
Net cost of pension and seniority premiums under U.S. GAAP	(551)	(1,511)	(1,712)

U.S. GAAP net income adjustment	$(374)	$(159)	$(464)

	Year ended December 31,
	2002	2003
Reserve for pension and seniority premiums under IFRS	$12,236	$10,348
Reserve for pension and seniority premiums under U.S. GAAP	(12,170)	(10,108)

U.S. GAAP stockholders equity adjustment	$66	$240

  iii.
  Translation adjustments of U.S. GAAP adjustments

    These differences are related to the effects of exchange rates on deferred taxes, pension and seniority premium costs and liabilities, which these are calculated in pesos and translated to U.S. dollars, as shown in the next page:

	Year ended December 31,
	2001	2002	2003
Translation adjustment on:
Pension and seniority premium plan	$(2,347)	$878	$638
Deferred taxes	3,661	6,642	(245)

	$1,314	$7,520	$393

  iv.
  Deferred taxes

    As mentioned in Note 3, income tax is recorded in accordance with IAS 12 (revised), which among other provisions, requires the recognition of deferred taxes for non-monetary assets indexed for tax purposes. Under U.S. GAAP, the Company follows the procedures established in SFAS No. 109 "Accounting for Income Taxes". This statement does not permit recognition of deferred taxes for differences related to assets and liabilities that are remeasured from local currency into the functional currency using historical exchange rates and that result from changes in exchange rates or indexing for tax purposes.

    For U.S. GAAP purposes the deferred tax computation on non-monetary assets and liabilities is based on current historical pesos whereas for IFRS purposes amounts in historical US dollars are considered for book purposes and for tax purposes indexation is recognized.

    In Mexico, companies are required to pay their employees a portion of net income as defined by specific regulations. For U.S. GAAP purposes, deferred profit sharing liabilities or assets would be recorded for temporary differences that may arise in the determination of the current liability based on the statutory rate of 10%. These temporary differences are similar to those that exist for deferred income tax purposes. IFRS does not require the establishment of deferred tax assets or liabilities for these differences. U.S. GAAP, employee profit sharing would be considered as operating expense.

    The deferred tax adjustment included in the consolidated results and stockholders' equity reconciliations, also include the effect of deferred taxes on the other U.S. GAAP adjustments.

  v.
  Effects of U.S. GAAP adjustments on minority interest

    This item corresponds to the effect of U.S. GAAP adjustments on minority interest.

  vi.
  Deferred charges

    During 2001, the Company incurred in certain financing costs paid to third parties which were capitalized under IFRS amounting to $933. Under U.S. GAAP, these costs are expensed as incurred.

    Additionally during 2002, the Company incurred in certain expenses related with the $180,000 senior notes as mentioned in Note 5. Under U.S. GAAP the legal fees for the exchange of such senior notes amounting to $231 should be expensed as incurred. Nevertheless, under IFRS these expenses should be capitalized and amortized over the period of the senior notes. The amortization for the year ended December 31, 2003 was 34.

  vii.
  Investments

    Under IFRS, in 2000, Grupo established a reserve of $5,000 for an investment which it had decided to abandon in the foreseeable future. In 2001, due to a change in economic circumstances, Management elected to maintain the investment and consequently, the reserve was reversed. The reserve corresponded to the goodwill arising from the purchase of said investment which is being amortized over the period of ten years. The amortization of the goodwill for IFRS purposes during the period ended December 31, 2002 and 2003 was $1,070 and $536, respectively which is being reversed for U.S. GAAP purposes.

    Under U.S. GAAP, the reversal of adjustments to the carrying basis of cost method invested is not permitted.

  viii.
  Dilution in sale of Mexrail to TFM

    As more fully described in Note 1, on March 27, 2002, Grupo and KCS sold their respective interests in Mexrail to TFM for an aggregate purchase price of $64 million. Under U.S. GAAP, the portion of Mexrail purchased from KCS was accounted for as a purchase pursuant to SFAS No. 141 "Business Combinations" with partial fair value step-up (49%), for KCS's investment being recognized for the assets and liabilities being acquired. Thus, the amount recorded was $20,557 and the corresponding deferred income tax (45%) for $9,249, were both allocated in fixed assets. During the year ended December 31, 2003 the depreciation was $612 ($459 for 2002). The portion sold by Grupo to TFM (51%) amounting to $21.4 million was accounted for on a historical carryover basis since both Mexrail and TFM are under the common control of the Company.

  ix.
  Acquisition of 24.6% interest in Grupo TFM by TFM

    As discussed in Note 1, TFM purchased the 24.6% non-voting interest in Grupo TFM for an aggregate price of $256.1 million. Under IFRS, a negative goodwill for $13,937 was recognized. For U.S. GAAP purposes in accordance with SFAS 141 "Business Combinations" and SFAS 142 "Goodwill and other Intangible Assets" negative goodwill has been allocated as a prorata reduction of the amounts that otherwise would have been assigned to the acquired assets. Therefore, no goodwill has been recognized. Therefore, the amounts of $13,937 and its corresponding deferred income tax for $4,632 were allocated into fixed assets. The credit to depreciation arising from this transaction was $313 as of December 31, 2002 and 2003.

    Under IFRS the amortization of the negative goodwill for the year ended December 31, 2002 and 2003 was $313, thus no reconciling items were shown in the reconciliation between consolidated results, only a reclassification is included in the condensed consolidated balance sheets and consolidated statements of income as of December 31, 2002 and 2003.

  x.
  Goodwill arising from the acquisition of 49% in "CIC"

    As described in Note 1, the Company recorded a goodwill of $4.5 million arising from the acquisition of the 49% controlling interest in CIC. Under IFRS, this goodwill is being amortized over a period of 20 years. During the year ended December 31, 2002 and 2003 the amortization of this transaction was $189 and $226 respectively. For U.S. GAAP purposes, according to SFAS 142 "Goodwill and Other Intangible Assets" the amortization is being reversed since goodwill should be only tested for impairment on a yearly basis and not being amortized.

  xi.
  Gain on valuation of Put Options

    As mentioned in Note 17, the Company has two put options: the Mexican Government Put and the GM Put Option (collectively the "Put Options"). Under IAS No. 39 "Financial Instruments: Recognition and Measurement", the Put Options were deemed to qualify as a derivative, which need to be measured at fair value. The difference between the estimated fair market value and the strike price of the Put Options at December 31, 2003, was a positive adjustment of $6.8 million, which was recorded in the consolidated income statement for the year. The difference between the estimated fair market value and the exercise price of the Put Options at December 31, 2002 was not significant. Under US GAAP, the Put Options did not meet the definition of a financial instrument pursuant to SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". Nevertheless, the gain on the Put Options was not recognized, and an adjustment appears in the U.S. GAAP reconciliation.

  xii.
  Earnings per share

    The weighted average number of shares outstanding (basic and diluted) for the year ended December 31, 2001 was 18,693,635, 56,963,137 in 2002 and 56,963,137 in 2003.

  xiii.
  Impairment

    In accordance with IFRS, impairments are recognized using discounted operating cash flows, while under U.S. GAAP the Company must use undiscounted cash flows. Under both methods, there is no impairment of intangible assets and long-lived assets.

  xiv.
  Deferred financing costs

    For U.S. GAAP purposes costs of issuing debt should be deferred as an asset and amortized by periodic charges to the income statement using the interest method over the life of the debt. Under IFRS, those costs are presented net from the debt proceedings.

  xv.
  Discontinued operations -sale of Port Business

    As more fully described in Note 2, in the second quarter of 2003, Grupo sold its 51% remaining interest in the Port Business to SAA, for an aggregate purchase price of $127.7 million (approximately $114 million net in cash).

    The sale was completed in May 13, 2003. Under IFRS, the sale of the Port Business was accounted for as a discontinued operation, nevertheless, such disclosures are only required to be presented in Note to the financial statements.

    Under U.S. GAAP, the sale of the Port Business would also be accounted as a discontinued operation pursuant to Statement No. 144 "Accounting for the Impairment of Disposal of Long-Lived Assets". Therefore, the financial statements as of December 31, 2003 and for the year then ended, reflect the discontinued operation and the financial statements as of December 31, 2001 and 2002 and for the years then ended have also been restated to reflect the Port Business as a discontinued operation. This did not impact the historical stockholders'

    equity or net results previously reported under U.S. GAAP, but only the presentation as shown in the condensed statements of income and earnings per share date presented in this footnote.

    These items related to the U.S. GAAP adjustments attributable to operations that were discontinued:

	Year ended December 31,
	2001	2002	2003
Deferred gain on vessels arising from sales and lease back transactions—Net	$387	$388	$579
Deferred taxes	(15,689)	21,361	22,274
Translation adjustment	(783)	2,705	15
Minority interest	961	(420)	110

	$(15,124)	$24,034	$22,978

  xvi.
  Effect of recently issued accounting standards

    In April 2003, SFAS No. 149 Amendments to SFAS No. 133 ("SFAS No. 133") on "Derivative Instruments and Hedging Activities" was issued and is applicable for contracts entered into or modified after June 30, 2003. The requirements of SFAS No. 133, as amended by SFAS 149 requires all derivative instruments to be recognized as either assets or liabilities on the balance sheet, measured at fair values. The statement permits special hedge accounting for fair value, cash flow and foreign currency hedges providing specific criteria are met. Certain aspects of the required hedge criteria do not allow portfolio hedging.

    In May 2003, Statement of Financial Accounting Standard No. 150 ("SFAS 150") "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS 150 improves the accounting for certain free standing financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150 requires that certain instruments be classified as liabilities in the statements of financial position. With the exception of the deferral of the provisions related to mandatorily redeemable non controlling interests, SFAS No. 150 is applicable for all financial instruments entered into or modified after May 31, 2003 and is otherwise applicable at the beginning of the first interim period after June 15, 2003.

    In January 2003, FIN 36 "Consolidations of Variable Interest Entities" ("FIN 46"), was issued and clarifies the application of Accounting Research Bulletin No. 51 "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support form other parties. These types of entities are referred to as VIEs. For all Special Purpose Entities ("SPEs") created prior to February 1, 2003, public companies must apply either the provisions of FIN 46 or early adopt the provisions of FIN 46-R at the end of the first interim or annual reporting period ending after December 15, 2003 (i. e., as of December 31, 2003 for an entity with a calendar year-end). If a public company applied Fin 46 for such period, the provisions of FIN 46-R must be applied as of the end of the first interim or annual reporting period ending after March 15, 2004. For all non-SPEs created prior to February 1, 2003, public companies will be required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004. For all entities (regardless or whether the entity is an SPE) that were created subsequent to January 31, 2003, public companies were already required to apply the provisions of FIN 46, and should continue doing so unless they elect to early adopt the provisions of FIN 46-R as of the first interim or annual reporting period ending after December 15, 2003. If they do not elect to early adopt FIN 46-R, public companies would be required apply FIN 46-R to these post-January 31, 2003 entities as of the end of the firs interim or annual reporting period ending after March 15, 2004.

    The Company is currently evaluating the impact, if any, that the adoption of the above mentioned standards may have on the combined and consolidated financial statements.

e.     Condensed consolidated balance sheets and income statements

        Condensed consolidated balance sheets and consolidated income statements reflect the effects of the principal differences between IFRS and U.S. GAAP, are shown as follows:

	Condensed consolidated balance sheets
	December 31,
	2002	2003
Total current assets	$401,316	$379,155
Concession rights and related assets—Net	1,221,392	1,179,634
Property, machinery and equipment—Net	703,714	736,191
Deferred income taxes	283,450	311,310
Other non-current assets	190,274	83,410

Total assets	$2,800,146	$2,689,700

Total short-term liabilities	$503,430	$883,287
Total long-term liabilities	1,318,364	900,479

Total liabilities	1,821,794	1,783,766
Minority interest	818,656	793,308

Capital stock	121,158	121,158
Retained earnings (deficit)	38,538	(8,532)

Total stockholders' equity	159,696	112,626

Total liabilities and stockholders' equity	$2,800,146	$2,689,700

	Condensed consolidated statements of income December 31,
	2001	2002	2003
Transportation revenues	$926,932	$917,670	$907,325
Costs and expenses	717,858	735,799	771,880

Income on transportation	209,074	181,871	135,445
Other expenses—net	(28,246)	(26,800)	(88,181)

Operating income	180,828	155,071	47,264
Net financing cost	(124,455)	(170,593)	(187,813)

Income before income taxes, minority interest and discontinued operations	56,373	(15,522)	(140,549)
Benefit for income taxes	2,416	78,162	31,559
Minority interest	(71,134)	(87,126)	(27,947)

Loss before discontinued operations	(12,345)	(24,486)	(136,937)
Discontinued operations—Net	30,181	35,134	89,867

Net income (loss) for the period	$17,836	$10,648	$(47,070)

(Loss) income per share:
From continuing operations	$(0.660)	$(0.430)	$(2.404)
From discontinued operations	1.614	0.617	1.578

Net	$0.954	$0.187	$(0.826)

Weighted average of shares (thousands)	18,694	56,963	56,963

NOTE 19—GUARANTOR FINANCIAL INFORMATION:

        Each of the wholly owned direct or indirect subsidiaries will irrevocably and unconditionally guarantee the obligations of the Company under the new notes, the new notes indenture and the collateral documents. In addition, in the event that any entity becomes a wholly owned subsidiary after the issuance of the new notes, that entity will also be required to guarantee the new notes. The following companies are Grupo's wholly owned direct and indirect subsidiaries:

TMM Holdings, S.A. de C.V.
Operadora de Apoyo Logístico, S.A. de C.V.
Compañía Arrendadora TMM, S.A. de C.V.
Transportes Marítimos México, S.A. de C.V.
División de Negocios Especializados, S.A.
Inmobiliaria TMM, S.A. de C.V.
Lacto Comercial Organizada, S.A. de C.V.
Línea Mexicana TMM, S.A. de C.V.
Naviera del Pacífico, S.A. de C.V.
Operadora Marítima TMM, S.A. de C.V.
Operadora Portuaria de Tuxpan, S.A. de C.V.
Personal Marítimo, S.A. de C.V.
Servicios Administrativos de Transportación, S.A. de C.V.
Servicios de Logística de México, S.A. de C.V.
Servicios en Operaciones Logísticas, S.A. de C.V.
Servicios en Puertos y Terminales, S.A. de C.V.
Terminal Marítima de Tuxpan, S.A. de C.V.
TMG Overseas, S.A. de C.V.
TMM Agencias, S.A. de C.V.
TMM Logistics, S.A. de C.V.
Transportación Portuaria Terrestre, S.A. de C.V.

        Presented on the following page is condensed consolidating information as of December 31, 2003 and 2002 and for the three years ended December 31, 2003 for i) the parent company, ii) the guarantor subsidiaries, iii) the combined non-guarantor subsidiaries, iv) eliminations and v) the Company's consolidated financial statements.

        Where applicable the equity method has been used by the parent company and guarantors with respect to its investment in certain subsidiaries for the respective periods presented.

        The Company has not presented separate financial statements and other disclosures concerning the guarantor subsidiaries because Management has determined that such information is not material to investors.

GRUPO TMM, S. A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

As of December 31, 2003

(amount in thousands of U.S. Dollars)

	Grupo TMM S. A.	TMM Holdings S. A. de C. V.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Total current assets	$28,998	$6	$134,840	$268,071	$(52,760)	$379,155
Concession rights and related assets—Net				1,179,634		1,179,634
Property, machinery and equipment—Net	22,412		47,543	660,458		730,413
Other assets	685		1,363	16,164	(204)	18,008
Equity investments	513,101	333,073	56,280	24,406	(904,648)	22,212
Deferred income tax	27,881	16	47,649	70,464		146,010
Long-term account receivable				1,350		1,350

Total assets	$593,077	$333,095	$287,675	$2,220,547	$(957,612)	$2,476,782

Total short-term liabilities	$507,419	$50	$44,230	$377,257	$(52,760)	$876,196
Total long-term liabilities	32,470		56,236	780,487		869,193

Total liabilities	539,889	50	100,466	1,157,744	(52,760)	1,745,389

Minority interest				678,205		678,205

Capital stock	121,158	415,952	11	346,115	(762,078)	121,158
Effect on purchase of subsidiary shares		(52,570)			52,570
Accumulated (deficit) retained earnings	(67,970)	(30,337)	187,198	38,483	(195,344)	(67,970)

Total stockholders' equity	53,188	333,045	187,209	384,598	(904,852)	53,188

Total liabilities and stockholders' equity	$593,077	$333,095	$287,675	$2,220,547	$(957,612)	$2,476,782

Reconciliation of differences between IFRS and U.S. GAAP:
Total stockholders' equity under IFRS	$53,188	$333,045	$187,209	$384,598	$(904,852)	$53,188

U.S. GAAP adjutsments:
Deferred taxes	1,659		96	167,573		169,328
Equity investment	62,099	71,550	60,941		(194,590)
Deferred gain on building and vessels arising from sales and lease back transactions—Net	(4,558)					(4,558)
Effect of U.S. GAAP adjustments on minority interest				(100,582)		(100,582)
Gain on valuation of Put Options				(6,779)		(6,779)
Others	238			1,791		2,029

Total U.S. GAAP adjustments	59,438	71,550	61,037	62,003	(194,590)	59,438

Total stockholders' equity under U.S. GAAP	$112,626	$404,595	$248,246	$446,601	$(1,099,442)	$112,626

GRUPO TMM, S. A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING INCOME STATEMENTS

For the year ended December 31, 2003

(amount in thousands of U.S. Dollars)

	Grupo TMM S. A.	TMM Holdings S. A. de C. V.		Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Transportation revenues	$27,642	$		$143,177	$815,211	$(47,987)	$938,043
Costs and expenses	37,358		37	153,134	659,060	(48,563)	801,026

(Loss) income on transportation	(9,716)		(37)	(9,957)	156,151	576	137,017
Net gain on the sale of the port business				62,660			62,660
Other (expenses) income—Net	(8,564)			(69,736)	(60,071)	43,044	(95,327)

Operating income	(18,280)		(37)	(17,033)	96,080	43,620	104,350
Net financing cost	(55,772)		(1)	(8,440)	(116,490)		(180,703)
(Provisions) benefit for taxes	(13,628)		237	12,168	(40,334)		(41,557)
Minority interest					31,248		31,248
Equity interest	1,018		(17,734)	(45,721)		62,437

Net (loss) income for the year under IFRS	$(86,662)		$(17,535)	$(59,026)	$(29,496)	$106,057	$(86,662)

Reconciliation of differences between IFRS and U.S. GAAP:
Net (loss) income for the year under IFRS U.S. GAAP adjustments	$(86,662)		$(17,535)	$(59,026)	$(29,496)	$106,057	$(86,662)

Deferred taxes	2,981			(25,848)	104,966		82,099
Investment in subsidiaries	33,795		37,583	12,692		(84,070)
Deferred gain on building and vessels arising from sales and lease back transactions—Net	3,212				8		3,220
Effect of U.S. GAAP adjustments on minority interest					(62,039)		(62,039)
Effect of U.S. GAAP adjustments on discontinued operations					22,978		22,978
Translation adjustments	68			461	(136)		393
Gain on valuation of Put Options					(6,779)		(6,779)
Others	(464)			(352)	536		(280)

Total U.S. GAAP adjustments	39,592		37,583	(13,047)	59,534	(84,070)	39,592

Net (loss) income for the year under U.S. GAAP	$(47,070)		$20,048	$(72,073)	$30,038	$21,987	$(47,070)

GRUPO TMM, S. A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended December 31, 2003

(amount in thousands of U.S. Dollars)

	Grupo TMM S. A.	TMM Holdings S. A. de C. V.		Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) income for the year	$(86,662)		$(17,535)	$(59,026)	$(29,496)	$106,057	$(86,662)
Adjustments to reconcile net income to net cash provided by operating activities	23,378		17,498	(15,829)	134,979	(68,621)	91,405
Net change in working capital	135,012		37	(6,539)	(56,740)	(4,416)	67,354

Net cash provided by (used in) operating activities	71,728		—	(81,394)	48,743	33,020	72,097

Cash flows from investing activities:
Sale of property, machinery and equipment	30			156	9,762		9,948
Acquisition of property, machinery and equipment	(2,802)			(1,797)	(76,509)		(81,108)
Sales of shares of subsidiaries				112,368			112,368

Net cash (used in) provided by investing activities	(2,772)			110,727	(66,747)		41,208

Cash flows from financing activities:
Proceeds from senior notes
Proceeds from convertible notes	(13,295)						(13,295)
Short-term bank (payments) borrowings—Net	(798)			(989)	(18,287)		(20,074)
Payments under commercial paper
Proceeds (payments) from comercial paper—Net	(45,950)				(7,000)		(52,950)
Cash received (paid) from sale of accounts receivable—Net	(2,605)			(7,815)			(10,420)
Others provided (used) by financing activities					(8,000)		(8,000)
Payments under capital lease obligation				(83)	(1,048)		(1,131)

Net cash used in financing activities	(62,648)			(8,887)	(34,335)		(105,870)

Net increase (decrease) in cash and cash equivalents	6,308			20,446	(52,339)	33,020	7,435
Cash and cash equivalents at beginning of the year	3,963			16,586	73,797	(33,020)	61,326

Cash and cash equivalents at end of the year	$10,271	$		$37,032	$21,458	$—	$68,761

GRUPO TMM, S. A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

As of December 31, 2002

(amount in thousands of U.S. Dollars)

	Grupo TMM S. A.	TMM Holdings S. A. de C. V.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Total current assets	$112,955	$2	$63,256	$375,345	$(150,242)	$401,316
Concession rights and related assets—Net			4,765	1,227,116		1,231,881
Property, machinery and equipment—Net	22,870		59,270	675,671		757,811
Other assets	2,861		9,551	4,126	(2,687)	13,851
Equity investments	482,749	361,921	514,321	23,877	(1,360,430)	22,438
Deferred income tax	41,508	(221)	84,838	94,550		220,675
Other non-current assets				31,724		31,724

Total assets	$662,943	$361,702	$736,001	$2,432,409	$(1,513,359)	$2,679,696

Total short-term liabilities	$297,535	$9	$190,372	$158,196	$(150,239)	$495,873
Total long-term liabilities	225,558		35,650	1,017,283		1,278,491

Total liabilities	523,093	9	226,022	1,175,479	(150,239)	1,774,364

Minority interest				765,482		765,482

Capital stock	121,158	427,065	153,349	356,347	(936,761)	121,158
Effect on purchase of subsidiary shares		(52,570)			52,570
Accumulated (deficit) retained earnings	18,692	(12,802)	356,630	135,101	(478,929)	18,692

Total stockholders' equity	139,850	361,693	509,979	491,448	(1,363,120)	139,850

Total liabilities and stockholders' equity	$662,943	$361,702	$736,001	$2,432,409	$(1,513,359)	$2,679,696

Reconciliation of differences between IFRS and U.S. GAAP:
Total stockholders' equity under IFRS	$139,850	$361,693	$509,979	$491,448	$(1,363,120)	$139,850

U.S. GAAP adjutsments:
Deferred taxes	(752)		512	65,425		65,185
Equity investment	28,302	33,967	25,405		(87,674)
Deferred gain on building and vessels arsigin from sales and lease back transactions—Net	(7,769)			(588)		(8,357)
Effect of U.S. GAAP adjustments on minority interest				(38,653)		(38,653)
Others	65		(3,740)	5,346		1,671

Total U.S. GAAP adjustments	19,846	33,967	22,177	31,530	(87,674)	19,846

Total stockholders' equity under U.S. GAAP	$159,696	$395,660	$532,156	$522,978	$(1,450,794)	$159,696

GRUPO TMM, S. A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING INCOME STATEMENT

For the year ended December 31, 2002

(amount in thousands of U.S. Dollars)

	Grupo TMM S. A.	TMM Holdings S. A. de C. V.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Transportation revenues	$40,949		$127,226	$889,825	$(49,384)	$1,008,616
Costs and expenses	56,875	$12	131,541	686,272	(50,077)	824,623

Income on transportation	(15,926)	(12)	(4,315)	203,553	693	183,993
Other (expenses) income—Net	(9,979)	5,048	(93,659)	(46,674)	110,072	(35,192)

Operating income	(25,905)	5,036	(97,974)	156,879	110,765	148,801
Net financing cost	(51,331)		(10,275)	(113,458)		(175,064)
(Provisions) benefit for taxes	(5,337)	(221)	29,742	(43,985)		(19,801)
Minority interest				3,455		3,455
Equity interest	39,964	(17,617)	1,378		(23,725)

Net (loss) income for the year under IFRS	$(42,609)	$(12,802)	$(77,129)	$2,891	$87,040	$(42,609)

Reconciliation of differences between IFRS and U.S. GAAP:
Net (loss) income for the year under IFRS U.S. GAAP adjustments	$(42,609)	$(12,802)	$(77,129)	$2,891	$87,040	$(42,609)

Deferred taxes	(26,310)		1,676	137,877		113,243
Investment in subsidiaries	74,264	42,513	30,370		(147,147)
Deferred gain on building and vessels arising from sales and lease back transactions—Net	3,213		6,635	11		9,859
Effect of U.S. GAAP adjustments on minority interest				(91,921)		(91,921)
Effect of U.S. GAAP adjustments on discontinued operations				24,034		24,034
Translation adjustments	2,249		1,169	1,397		4,815
Others	(159)		1,256	(7,870)		(6,773)

Total U.S. GAAP adjustments	53,257	42,513	41,106	63,528	(147,147)	53,257

Net income (loss) for the year under U.S. GAAP	$10,648	$29,711	$(36,023)	$66,419	$(60,107)	$10,648

GRUPO TMM, S. A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended December 31, 2002

(amount in thousands of U.S. Dollars)

	Grupo TMM S. A.	TMM Holdings S. A. de C. V.		Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) income for the year	$(42,609)		$(12,802)	$(77,129)	$2,893	$87,038	$(42,609)
Adjustments to reconcile net income to net cash provided by operating activities	(28,816)		17,838	68,995	199,293	(87,038)	170,272
Net change in working capital	66,140		(5,041)	(27,655)	(63,401)		(29,957)

Net cash (used in) provided by operating activities	(5,285)		(5)	(35,789)	138,785		97,706

Cash flows from investing activities:
Sale of property, machinery and equipment	866			2,626	807		4,299
Acquisition of property, machinery and equipment	(4,772)			(4,976)	(97,223)		(106,971)
Acquisition of subsidiaries shares				(4,528)	(195,723)		(200,251)

Net cash used in investing activities	(3,906)			(6,878)	(292,139)		(302,923)

Cash flows from financing activities:
Proceeds from revolving credit facility					177,491		177,491
Proceeds from convertible notes	13,295						13,295
Short-term bank (payments) borrowings—Net	(5,000)				127,011		122,011
Payments under commercial paper
Proceeds (payments) from comercial paper—Net	(18,794)				(143,183)	(33,020)	(194,997)
Cash received (paid) from sale of accounts receivable—Net	15,430			49,272			64,702
Dividends paid to minority stockholders'
Others provided (used) by financing activities					(1,578)		(1,578)
Proceeds (payments) under capital lease obligation				(1,063)	691		(372)

Net cash provided by (used in) financing activities	4,931			48,209	160,432	(33,020)	180,552

Net (decrease) increase in cash and cash equivalents	(4,260)		(5)	5,542	7,078	(33,020)	(24,665)
Cash and cash equivalents at beginning of the year	8,223		5	11,044	66,719		85,991

Cash and cash equivalents at end of the year	$3,963	$		$16,586	$73,797	$(33,020)	$61,326

GRUPO TMM, S. A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING INCOME STATEMENTS

For the year ended December 31, 2001

(amount in thousands of U.S. Dollars)

	Grupo TMM S. A.	TMM Holdings S. A. de C. V.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations	Consolidated
Transportation revenues	$48,359		$118,496	$892,464	$(59,227)	$1,000,092
Costs and expenses	60,689		118,170	691,798	(59,708)	810,949

Income on transportation	(12,330)		326	200,666	481	189,143
Other income (expense)—Net	147,768		(92,377)	23,100	(51,722)	26,769

Operating income	135,438		(92,051)	223,766	(51,241)	215,912
Net financing cost	(41,577)		(5,245)	(76,535)	359	(122,998)
(Provisions) benefit for taxes	(41,951)		30,829	18,272		7,150
Minority interest				(91,139)		(91,139)
Equity interest	(42,985)	$32,563	61,121		(50,699)

Net income (loss) for the year under IFRS	$8,925	$32,563	$(5,346)	$74,364	$(101,581)	$8,925

Reconciliation of differences between IFRS and U.S. GAAP:
Net income (loss) for the year under IFRS	$8,925	$32,563	$(5,346)	$74,364	$(101,581)	$8,925

U.S. GAAP adjustments
Deferred taxes	31,040		(5,106)	(11,405)		14,529
Investment in subsidiaries	(25,096)	(3,043)	(9,442)		37,581
Deferred gain on building and vessels arising from sales and lease back transactions—Net	3,212		3,989	12		7,213
Effect of U.S. GAAP adjustments on minority interest				6,503		6,503
Translation adjustments	129		1,945	23		2,097
Others	(374)		(5,000)	(933)		(6,307)
Effect of U.S. GAAP adjustments on discontinued operations				(15,124)		(15,124)

Total U.S. GAAP adjustments	8,911	(3,043)	(13,614)	(20,924)	37,581	8,911

Net income (loss) for the year under U.S. GAAP	$17,836	$29,520	$(18,960)	$53,440	$(64,000)	$17,836

GRUPO TMM, S. A. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended December 31, 2001

(amount in thousands of U.S. Dollars)

	Grupo TMM S. A.	TMM Holdings S. A. de C. V.	Combined guarantor subsidiaries	Combined non-guarantor subsidiaries	Eliminations		Consolidated
Cash flows from operating activities:
Net income (loss) for the year	$8,925	$32,563	$(5,346)	$74,363		$(101,580)	$8,925
Adjustments to reconcile net income to net cash provided by operating activities	(19,261)	(32,563)	(87,692)	228,606		101,580	190,670
Net change in working capital	6,425		66,661	(172,615)			(99,529)

Net cash (used in) provided by operating activities	(3,911)		(26,377)	130,354			100,066

Cash flows from investing activities:
Sale of fixed assets	189		963	10,656			11,808
Acquisition of fixed assets and subsidiaries	(1,777)		(5,663)	(98,467)			(105,907)
Sale of shares of subsidiaries			2,543				2,543
Acquisition of associate companies			(4,422)				(4,422)

Net cash used in investing activities	(1,588)		(6,579)	(87,811)			(95,978)

Cash flows from financing activities:
Short-term bank (payments) borrowings—Net			(1,236)	372			(864)
Proceeds (payments) from comercial paper—Net	(372)			(24,784)			(25,156)
Proceeds (payments) under capital lease obligation			(65)	(4,227)			(4,292)
Cash received (paid) from sale of accounts receivable—Net	6,250		17,681				23,931
Others provided (used) by financing activities	855			(4,894)			(4,039)

Net cash provided by (used in) financing activities	6,733		16,380	(33,533)			(10,420)

Net increase (decrease) in cash and cash equivalents	1,234		(16,576)	9,010			(6,332)
Cash and cash equivalents at beginning of the year	6,989	5	27,620	57,709			92,323

Cash and cash equivalents at end of the year	$8,223	$5	$11,044	$66,719	$		$85,991

NOTE 20—SUBSEQUENT EVENTS

Other Legal Proceedings

        On September 15, 2003, HFTP Investment, L.L.C., Gaia Offshore Fund Ltd., and Caerus Fund, Ltd. filed a lawsuit against Grupo seeking a declaratory judgment to adjust the exercise price of the note linked securities and the number of American Depository Shares acquirable upon exercise of the note linked securities acquired by them from the Company in connection with the convertible notes issued by Grupo in April 2002.

        On June 14, 2004, Justice Gammerman of the Supreme Court of the State of New York issued partial summary judgment in favor of plaintiffs, finding that the announcement of the sales of the Ports and Terminals and of the Company's interest in Grupo TFM triggered the Company's obligation to adjust the exercise price of the note linked securities and the number of American Depositary Shares acquirable upon exercise thereof. The judge has not ruled on plaintiffs' specific claims for relief, including whether the plaintiffs are entitled to any damages. Further proceedings will be held on those issues. The Company believes these claims will not have a material adverse effect on the business or operations.

Amendment to TFM's Term loan facility and refinancing of TFM's Commercial Paper Program.

        On June 24, 2004, in order to refinance its commercial paper program, TFM entered into an amendment to its term loan facility which was established on September 17, 2002. The amendment increased the amount of the term loan facility to $186.4 million, the proceeds of which will be used to repay amounts outstanding under TFM's commercial paper program. Under the amended term loan facility. Dollar-denominated commitments bear interest at a floating rate based on an adjusted Eurodollar rate plus an applicable Eurodollar margin. Certain lenders may elect to extend Peso-denominated commitments which bear interest at a floating rate based on the Tasa de Interes Inter bancasia de Equilibrio published by Banco de Mexico plus applicable Peso margin. Amounts outstanding under the amended term loan facility are secured by a first priority conditional pledge on the locomotives owned by TFM's subsidiary, Arrendadora TFM S.A. de C.V.

        Amounts outstanding under the amended term loan facility are payable in semi-annual installments beginning in September 2004 and ending in September 2006. Certain lenders may elect to make their respective portion of the loan payable in semi-annual installments beginning in September 2004 and ending in September 2005. TFM may voluntarily prepay the loan under the amended term loan facility without penalty provided it gives five business days' notice, subject to a minimum payment threshold. TFM is required to prepay the loan using excess cash flow or if it receives certain net proceeds from, among other things, the issuance of equity, the incurrence of indebtedness, asset sales, and the VAT refund if the amount received from the Mexican government is in cash and after any settlement related to the Purchase-Sale Agreements dated January 31, 1997 and June 9, 1997.

        The amended term loan facility contains customary covenants, including limitations on dividends, limitations on investments, limitations on prepayments of (and amendments to the terms of) other indebtedness, limitations on sale and leaseback transactions, limitations on asset sales, limitations on the incurrence of indebtedness, and limitations on affiliate transactions. Under the amended term loan facility, TFM is also subject to various financial covenants, including maintaining certain consolidated interest coverage, consolidated fixed charge coverage and consolidated leverage ratios.

TMM HOLDINGS, S. A. DE C. V.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001, 2002 AND 2003

TMM HOLDINGS, S. A. DE C. V.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001, 2002 AND 2003

INDEX

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Mexico City, April 7, 2004

To the Board of Directors and Stockholders of
TMM Holdings, S. A. de C. V.
(subsidiary of Grupo TMM, S. A.)

1.
We have audited the accompanying consolidated balance sheets of TMM Holdings, S. A. de C. V. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, of changes in stockholders' equity and of cash flows for each of the three years in the period ended December 31, 2003, all expressed in US dollars. These consolidated financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

2.
We conducted our audits in accordance with International Auditing Standards and with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with International Financial Reporting Standards. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

3.
TMM Holdings, S. A. de C. V. was incorporated on August 12, 2002, as a non-operating holding company with no material assets or operations other than its investment in TMM Multimodal, S. A. de C. V. The accompanying consolidated financial statements have been prepared to comply with rule 3.16 of the regulation S-X of the U.S. Securities and Exchange Commission; and consequently, for financial reporting purposes, it has been considered that the Company was incorporated since January 1, 2001, for all periods presented. (See Notes 1 and 2).

4.
In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the consolidated financial position of TMM Holdings, S. A. de C. V. and subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations, the changes in their stockholders' equity and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with International Financial Reporting Standards.

5.
International Financial Reporting Standards vary in certain significant respects from Accounting Principles Generally Accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 12 to the consolidated financial statements.

PricewaterhouseCoopers

/s/  ALBERTO DEL CASTILLO V. VILCHIS
Alberto Del Castillo V. Vilchis
Audit Partner

TMM HOLDINGS, S. A. DE C. V.

CONSOLIDATED BALANCE SHEETS
(Notes 1 and 2)

(amounts in thousands of US dollars)

	December 31,
	2002	2003
Assets
Current assets:
Cash and cash equivalents	$30,250	$3,599
Accounts receivable—Net	90,596	101,595
Amounts due from related parties (Note 7)	16,878	5,698
Taxes recoverable	78,808	51,244
Other accounts receivable—Net	27,826	34,391
Materials and supplies	20,261	16,693
Other current assets	12,200	13,157

Total current assets	276,819	226,377
Long-term account receivable	1,388	1,350
Concession rights and related assets—Net (Note 3)	1,215,487	1,174,217
Property, machinery and equipment—Net (Note 4)	609,367	632,431
Investment held in associate company (Note 2h.)	7,438	8,023
Goodwill	(811)	(712)
Other assets	524	8,286
Deferred income taxes (Note 10)	100,838	78,868

Total assets	$2,211,050	$2,128,840

Liabilities and stockholders' equity
Short-term liabilities:
Current portion of long-term debt (Note 5)	$18,286	$192,740
Current portion of capital lease obligations (Note 11)	267	414
Amounts owed to related parties (Note 7)	9,175	10,010
Suppliers	57,236	65,522
Advanced payments from customers	7,055	5,809
Accounts payable and accrued expenses	55,305	86,704

Total short-term liabilities	147,324	361,199

Long-term portion of capital lease obligations (Note 11)	1,875	1,556
Long-term debt (Note 5)	968,555	745,189
Other long-term liabilities	40,735	33,724

Total long-term liabilities	1,011,165	780,469

Total liabilities	1,158,489	1,141,668

Minority interest (Note 2p.)	690,868	654,127

Commitments and contingencies (Note 11)
Stockholders' equity (Note 8):
Common stock, 4,202,409 shares authorized and issued without par value	427,065	415,952
Effect on purchase of subsidiary shares	(52,570)	(52,570)
Deficit	(12,802)	(30,337)

Total stockholders' equity	361,693	333,045

Total liabilities and stockholders' equity	$2,211,050	$2,128,840

The accompanying notes are an integral part of these consolidated financial statements.

TMM HOLDINGS, S. A. DE C. V.

CONSOLIDATED STATEMENTS OF INCOME
(Notes 1 and 7)

(amounts in thousands of US dollars, except per share amounts)

	Year ended December 31,
	2001	2002	2003
Transportation revenues	$720,627	$712,140	$698,528

Costs and expenses:
Salaries, wages and employee benefits	128,845	124,413	121,762
Purchased services	147,015	163,835	155,594
Fuel, material and supplies	68,717	58,594	71,843
Other costs	147,606	129,458	130,814
Depreciation and amortization	79,496	82,552	86,554

	571,679	558,852	566,567

Income on transportation	148,948	153,288	131,961

Other income (expenses)—Net (Note 9)	38,043	(27,638)	(35,095)

Operating income	110,905	125,650	96,866
Interest income	4,510	4,974	8,288
Interest expense	(87,009)	(101,722)	(112,641)
Exchange gain (loss)—Net	2,782	(17,379)	(13,658)

Net financing cost	(79,717)	(114,127)	(118,011)

Income (loss) before provision for deferred income taxes and minority interest	107,274	11,523	(21,145)
Income tax expense (Note 10)	(3,683)	(29,496)	(32,754)

Income (loss) before minority interest	103,591	(17,973)	(53,899)
Minority interest	(73,572)	5,171	36,364

Net income (loss) for the year	$30,019	($12,802)	($17,535)

Net income (loss) for the year per share (Note 2q.)	$7.14	($3.05)	($4.17)

The accompanying notes are an integral part of these consolidated financial statements.

TMM HOLDINGS, S. A. DE C. V.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003
(Notes 1, 2 and 8)

(amounts in thousands of US dollars)

	Common stock	Effect on purchase of subsidiary shares	Deficit	Total
Balance at January 1, 2001	$382,855	($16,231)	$14,191	$380,815
Net income for the year			30,019	30,019

Balance at December 31, 2001	382,855	(16,231)	44,210	410,834
Effect of incorporation and sale of subsidiary shares	44,210	16,231	(44,210)	16,231
Effect on purchase of subsidiary shares		(52,570)		(52,570)
Net loss for the year			(12,802)	(12,802)

Balance at December 31, 2002	427,065	(52,570)	(12,802)	361,693
Capital stock reduction on January 1, 2003	(11,113)			(11,113)
Net income for the year			(17,535)	(17,535)

Balance at December 31, 2003	$415,952	($52,570)	($30,337)	$333,045

The accompanying notes are an integral part of these consolidated financial statements.

TMM HOLDINGS, S. A. DE C. V.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Notes 1 and 2)

(amounts in thousands of US dollars)

	Year ended December 31,
	2001	2002	2003
Cash flows from operating activities:
Net income (loss) for the year	$30,019	($12,802)	($17,535)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	79,496	82,552	86,554
Amortization of discount on senior secured debentures and commercial paper	49,408	23,158	370
Income tax expense	3,683	29,496	32,754
Minority interest	73,572	(5,171)	(36,364)
Loss on sale of property, machinery and equipment—Net	7,585	6,897	2,909
Gain on transfer of concession rights—Net	(60,744)
Effects on sale of subsidiary shares		16,231
Changes in other assets and liabilities:
Accounts receivable	(17,450)	12,621	(10,999)
Other accounts receivable	(26,434)	(34,776)	10,215
Materials and supplies	1,269	3,068	3,568
Other current assets	(1,084)	(2,170)	(957)
Amounts due to related parties	(21,289)	(19,568)	902
Accounts payable and accrued expenses	11,641	13,813	38,439
Other non-current assets and long-term liabilities	2,876	(12,582)	(10,191)

Total adjustments	102,529	113,569	117,200

Net cash provided by operating activities	132,548	100,767	99,665

Cash flows from investing activities:
Investment in Mexrail Inc.		(31,360)
Sale of property, machinery and equipment	2,012	642	2,390
Acquisition of property, machinery and equipment	(85,245)	(89,355)	(73,121)
Acquisition of treasury shares		(162,575)
Incorporation of capital		5

Net cash used in investing activities	(83,233)	(282,643)	(70,731)

Cash flows from financing activities:
Payments under commercial paper	(25,156)	(340,000)	(67,001)
Proceeds from commercial paper		196,738	30,000
Proceeds from senior notes		175,241
Proceeds from term loan facility		128,000
Principal payment of term loan facility			(18,286)
Principal payments under capital lease obligations	(4,227)	(298)	(298)
Dividends paid		(672)

Net cash (used in) provided by financing activities	(29,383)	159,009	(55,585)

Increase (decrease) in cash and cash equivalents	19,932	(22,867)	(26,651)
Cash and cash equivalents:
Beginning of the year	33,185	53,117	30,250

End of the year	$53,117	$30,250	$3,599

Supplemental information:
Cash paid during the year for interest	$28,779	$58,525	$98,826

Non cash transactions:
Due from Mexican Government	$81,892	$93,555

Capital stock increase through liabilities capitalization		$427,060

Capital stock reduction			($11,113)

Assets acquired through capital lease obligation	$2,448		$120

The accompanying notes are an integral part of these consolidated financial statements.

TMM HOLDINGS, S. A. DE C. V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(amounts in thousands of US dollars, except number of shares)

NOTE 1—THE COMPANY:

        On August 12, 2002, TMM Holdings, S. A. de C. V. ("TMM Holdings" or the "Company") was incorporated by Grupo TMM, S. A. ("Grupo TMM"), as a wholly-owned subsidiary. TMM Holdings is a non-operating holding company with no material assets or operations other than its investments in TMM Multimodal, S. A. de C. V. ("TMM Multimodal").

        At the Extraordinary General Stockholders' Meeting held on August 14, 2002, Grupo TMM, sold its 96.64% controlling interest in its subsidiary TMM Multimodal to TMM Holding. The purchase price was $427 million compared to the book value of $374.4 million. The excess over the book value in the amount of $52.6 million was recorded as a debit to stockholder's equity as this was a transaction between entities under common control.

        TMM Mutimodal was incorporated in 1986, whose main activity is providing national and international intermodal freight services. Since 1997, the Company has not received any revenue regarding the activity for which it was created and it has been used solely as a holding company.

        TMM Multimodal holds (directly and indirectly) the following companies:

		Percentage of Ownership at December 31,
Company
	Subsidiary of	2002	2003
Grupo Transportación Ferroviaria Mexicana, S. A. de C. V. ("Grupo TFM")	TMM Multimodal (c)	51.00	51.00
TFM, S. A. de C. V. ("TFM")	Grupo TFM (a)	80.00	80.00
Mexrail, Inc. ("Mexrail")	TFM (b)	100.00	100.00
Arrendadora TFM, S. A. de C. V. ("Arrendadora TFM")	TFM and Grupo TFM (d)	100.00	100.00
The Tex-Mex Railway (the "Tex-Mex")	Mexrail	100.00	100.00
a.
Grupo TFM is a non-operating holding company with no material assets or operations other than its investments in TFM, which in turn is the holding company of Mexrail and Arrendadora TFM.

  TFM lines are comprised of approximately 2,641 (excluding the 20 miles of the Griega-Mariscala stretch, see Note 3) miles of track, which form a strategically important rail link within Mexico and to the North American Free Trade Agreement corridor. TFM lines directly link Mexico City and Monterrey (as well as Guadalajara through trackage rights) with the ports of Lázaro Cárdenas, Veracruz and Tampico and the Mexican/United States border crossings of Nuevo Laredo-Laredo, Texas and Matamoros-Brownsville, Texas.

b.
In May 1999, Grupo TMM sold its 51% holding interest in Mexrail to TMM Multimodal for an aggregate price of $30.5 million. The purchase of Mexrail by TMM Multimodal was accounted for at historical cost in a manner similar to a pooling of interests because it is considered a business reorganization among companies within the same control group. The transaction resulted in a reduction of stockholders' equity amounting to $16.8 million representing the difference between the historical carrying value of the assets and liabilities acquired and the purchase price of

  $30.5 million. Thus, the transaction in TMM Holdings was accounted as a reduction of stockholders' equity amounting to $16,231 and to minority interest amounting to $564.

  On February 27, 2002, TMM Multimodal and Kansas City Southern ("KCS") announced that they had agreed to sell Mexrail and its wholly owned subsidiary, the Tex-Mex, to TFM for an aggregate price of $64 million ($32.6 million to TMM Multimodal and $31.4 million to KCS). The sale was completed on March 27, 2002, resulting in a loss amounting to 8.7 million, (net of the effect of purchase in subsidiary shares from 2000), and is recorded in other income (expenses) in the consolidated statements of income. As a result, Mexrail with its wholly owned subsidiary, the Tex-Mex became wholly owned subsidiaries of TFM. TFM now controls the operations and dispatching of the entire international rail bridge.

c.
On July 29, 2002, TFM purchased the 24.6% non voting interest in Grupo TFM, previously held by the Mexican Government (the "Government") for an aggregate price of $256.1 million. The payment for the call option shares was financed through (1) a portion ($162,575) of the proceeds of the issuance of $180,000 of debt securities by TFM (see Note 5) and approximately $93.5 million was applied against note receivables from the Government (see Note 3). This transaction was accounted under the purchase accounting by recognizing a negative goodwill of $13.9 million from the difference between 51% of the consideration given by TFM and 12.5% (the additional share of assets acquired) of the fair value of the net assets of Grupo TFM.

  On May 9, 2003, TFM sold the 51% interest in Mexrail and its wholly owned subsidiary the Tex-Mex Railway, to KCS for 32.6 million. The Mexrail stock sold was to remain in an independent voting trust pending approval of the transaction by the U.S. Surface Transportation Board ("STB"). Within two years of the date of this agreement, TFM has the right to repurchase all of the shares from KCS at any time for an amount equal to the purchase price. Such right was unconditional and could be exercised in the sole discretion of TFM by written notice to KCS given by the chairman of TFM and without any other corporate approvals of TFM or Grupo TMM. Since the sale was conditional on obtaining approval of the transaction by the STB, TFM recognized a liability for the net present value of the purchase price. Proceeds from the sale were re-invested in TFM. In September 2003, TFM reacquired for $32.6 million the shares previously transferred to KCS, and the related liability was canceled.

d.
Arrendadora TFM was incorporated on September 27, 2002 under the Mexican Law regulations and its only operation is the leasing to TFM of the locomotives and cars acquired through the privatization previously transferred by TFM (locomotives in 2002 and cars in 2003). Arrendadora TFM is a subsidiary of TFM.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        TMM Holdings and subsidiaries prepare their financial statements in accordance with International Financial Reporting Standards ("IFRS") expressed in U.S. dollars, which differ in certain material respects from those under United States of America Generally Accepted Accounting Principles ("U.S. GAAP"). See Note 12. The most significant accounting policies are described below.

        The consolidated financial statements have been approved by the Board of Directors of the Company.

a.
Consolidation

        The consolidated financial statements include the accounts of TMM Holdings and its subsidiaries. All intercompany balances and transactions have been eliminated.

b.
Translation

        Although TMM Holdings and subsidiaries are required to maintain for tax purposes their books and records in Mexican pesos ("Ps"), except Mexrail and its subsidiary, the Company and subsidiaries keep records and use the US dollar as their functional and reporting currency.

        Monetary assets and liabilities denominated in Mexican pesos are translated into US dollars using current exchange rates. The difference between the exchange rate on the date of the transaction and the exchange rate on the settlement date, or balance sheet date if not settled, is included in the income statement as a foreign exchange gain/loss. Non monetary assets or liabilities originally denominated in Mexican pesos are translated into US dollars using the historical exchange rate at the date of the transaction. Capital stock transactions and minority interest are translated at historical rates. Results of operations are mainly translated at the monthly average exchange rates. Depreciation and amortization of non-monetary assets are translated at the historical exchange rate.

c.
Cash and cash equivalents

        Cash and cash equivalents represent highly liquid interest-bearing deposits and investments with an original maturity of less than three months and are stated at cost plus interest earned.

d.
Accounts receivable

        Accounts receivable are carried at original invoice amount less provision made for impairment of these receivables. A provision for impairment of trade receivables is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of receivables.

e.
Materials and supplies

        Materials and supplies consist mainly of fuel and items for maintenance of property and equipment, are valued at the lower of the average cost and net realizable value.

f.
Concession rights and related assets

        Costs incurred by the Company to acquire the concession rights and related assets were capitalized and are amortized on a straight-line basis over the estimated useful lives of the related assets and rights acquired (see Note 3). The purchase price to acquire the concession rights and related assets was allocated to the identifiable assets acquired and liabilities assumed in connection with the privatization process (see Note 3) based on their estimated fair value.

        The assets acquired and liabilities assumed include:

  (i)
  The tangible assets acquired pursuant to the asset purchase agreement, consisting of locomotives, rail cars and materials and supplies;

  (ii)
  The rights to utilize the right of way, track structure, buildings arte related maintenance facilities of the TFM lines;

  (iii)
  The 25% equity interest in the company established to operate the Mexico City rail terminal facilities; and

  (iv)
  Capital lease obligations assumed.

g.
Property, machinery and equipment

        Machinery and equipment acquired through the asset purchase agreement were initially recorded at their estimated fair value. Subsequent acquisitions are stated at cost. Depreciation is calculated by the straight-line method based on the estimated useful lives of the respective fixed assets (see Note 4).

        Recurring maintenance and repair expenditures are charged to operating expenses as incurred. The cost of locomotives rebuilt is capitalized and is amortized over the period in which benefits are expected to be received (eight years).

h.
Investment held in associate company

        TFM's 25% interest in the Mexico City rail terminal is accounted for using the equity method of accounting. For the years ended December 31, 2001, 2002 and 2003, the equity in the loss (income) of Mexico City rail terminal amounted $915 ($1,269) and ($282), respectively and is included in other income (expenses)-net in the consolidated statements of income (see Note 9).

i.
Goodwill

        Represent the difference between the consideration paid and the fair value of the identifiable net assets.

j.
Deferred income tax

        Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax basis of assets and liabilities and their carrying amounts in the financial statements. Currently enacted tax rates are used in the determination of deferred income tax.

        Deferred tax assets are recognized to the extent that it is probable that future taxable profit against which the temporary differences can be utilized, will be available.

        Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

k.
Borrowings

        Borrowings are recognized initially as the proceeds received, net of transactions costs incurred. Borrowings are subsequently stated at amortized cost using the effective yield method; any difference between proceeds (net of transactions costs) and the redemption value is recognized in the income statements over the period of the borrowings.

l.
Seniority premiums

        Seniority premiums to which employees are entitled upon termination of employment after 15 years of service are expensed in the years in which the services are rendered. Starting in 2002, the Company recognized the seniority premiums based on actuarial computations. At December 31, 2002 and 2003, the Company had a provision of $778 and $847, respectively, wich is included in other long-term liabilities in the combined and consolidated balance sheets.

        Other compensations based on length of service to which employees may be entitled in the event of dismissal, in accordance with the Mexican Federal Labor Law, are charged to the statement of income in the year in which they become payable.

m.
Revenue recognition

        Revenue is recognized proportionally as a shipment moves from origin to destination.

n.
Impairment

        The carrying value of intangible assets and long-lived assets are periodically reviewed by the Company and impairments are recognized whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is recognized for the amount by which the carrying amount of the assets exceeds its recoverable amount, which is the higher of an asset's net selling price and its value in use. For the purpose of assessing impairment, assets are grouped at the lowest level for which there are separately identifiable discounted cash flows.

o.
Leases

        Leases of property, machinery and equipment where the Company has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the inception of the lease at the lower of the fair value of the leased property and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

        Leases where the lessor retains a significant portion of the risks and rewards of ownership are classified as operating leases. Payments made under operating leases are charged to the income statement on a straight-line basis over the period of the lease.

p.
Minority interest

        The minority interest reflects the interest held by third parties.

q.
Net income (loss) per share

        Net income (loss) per share is calculated based on the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding for the years ended December 31, 2001, 2002 and 2003 was 4,202,409, 4,202,409 and 4,202,409, respectively.

r.
Use of estimates

        The preparation of the consolidated financial statements requires Management to make estimates and assumptions that could affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from these estimates.

s.
Financial risk management

(i)
Financial risk factors

        The Company enters into financial and commodity derivative instruments as a part of its risk management program including currency exchange contracts, interest rate arrangements and U.S. based fuel futures. These contracts are mark to market and accordingly gains and losses related to such transactions are recognized in results of operations on a monthly basis. See Note 6.

(ii)
Foreign exchange risk

        TFM operates internationally and is exposed to foreign exchange risk arising from exposure primarily with respect to the Mexican peso.

        At December 31, 2003 Grupo TFM had monetary assets and liabilities denominated in Mexican pesos of Ps1,325 million and Ps261 million (Ps1,292 million and Ps414 million, at December 31, 2002), respectively. At December 31, 2002 and 2003 the exchange rate was Ps10.45 and Ps11.23 per US dollar, respectively. At April 7, 2004, date of issuance of these consolidated financial statements, the exchange rate was Ps11.15 per US dollar.

(iii)
Interest-rate risk

        The Company's income and operating cash flows are substantially independent of changes in market interest rates. The interest rates of the finance leases to which TFM is lessor are fixed at the inception of the lease. TFM's policy is to maintain approximately 75% of its borrowings in fixed-rate instruments. At the year and December 31, 2002 and 2003 75% and 80% were at fixed rates.

(iv)
Concentration of risk

        Over 19.4% of the Company's transportation revenues are generated by the automotive industry, which is made up of a relatively small number of customers. In addition, the Company's largest customer accounted for approximately 10% of transportation revenues. The Company performs ongoing credit valuations of its customers' financial conditions and maintains a provision for impairment of those receivables.

t.
Reclassifications

        Certain figures of the year 2001 and 2002 were reclassified according to 2003 figures.

u.
New accounting pronouncements

        The International Accounting Standards Board ("IASB") on December 18, 2003 revised International Accounting Standards ("IAS") 1, 2, 8, 10, 16, 17, 21, 24, 27, 28, 31, 33 and 40 and gave notice of the withdrawal of IAS 15. The revised standards mark the near-completion of the IASB's improvement project.

        The project addressed concerns, questions and criticism raised by securities regulators and other interested parties about the existing set of IASs. The project brings:

—Removal of some options (i. e. allowed alternatives)

—Better reporting through convergence

—New guidance and disclosures

        Improved versions of two further standards (IAS 32 and IAS 39) were also revised by the Board as part of its improvements project and issued on December 17, 2003.

        The effective date for the amended standards is for financial periods beginning on or after January 1, 2005. Earlier adoption is permitted.

        On February 19, 2004, the IASB published IFRS 2, "Share-based Payment". Effective date is for periods beginning on or after January 1, 2005. IFRS 2 replaces the IAS 19 disclosure requirements for equity compensation benefits. The IFRS 2 requires an entity to recognize share-based payment transactions in its financial statements, including transactions with employees or other parties to be settled in cash, other assets or equity instruments of the entity. The standard sets out measurement principles and specific requirements for three types of share-based payment transactions: equity-settled share-based payment transactions; cash-settled share-based transactions and with settlement alternatives.

        The IASB issued IFRS 3, "Business Combinations" on March 31, 2004. IFRS 3 supersedes IAS 22 for all business combinations with an agreement date after March 31, 2004. The IFRS also replaces the following interpretations:

  •
  SIC-9 Business Combination—Classification either as Acquisition or Uniting of Interests.

  •
  SIC-22 Business Combination—Subsequent Adjustment of Fair Values and Goodwill Initially Reported.

  •
  SIC-28 Business Combination—"Date of Exchange" and Fair Values of Equity Instruments.

        The objective of this IFRS is to specify the financial reporting by an entity when it undertakes a business combination. In particular, it specifies that all business combinations should be accounted for by applying the purchase method. Therefore, the acquirer recognizes the acquirer's identifiable assets, liabilities and contingent liabilities at their fair values at the acquisition date, and also recognizes goodwill, which is subsequently tested for impairment rather than amortized.

        The IFRS does not apply to:

a.
Business combination in which separate entities or businesses are brought together to form a joint venture.

b.
Business combination involving entities or businesses under common control.

c.
Business combination involving two or more mutual entities.

d.
Business combination in which separate entities or businesses are brought together to form a reporting entity by contract alone without the obtaining of an ownership interest (for example, combinations in which separate entities are brought together by contract alone to form a dual listed corporation).

        The IASB issued IFRS 4, "Insurance Contracts" on March 31, 2004. The publication of this IFRS provides, for the first time, guidance on accounting for insurance contracts, and marks the fist step in the IASB's project to achieve the convergence of widely varying insurance industry accounting practices around the world.

        The objective of this IFRS is to specify the financial reporting for insurance contracts by any entity that issues such contracts (described in this IFRS as an insurer) until the Board completes the second phase of its project on insurance contracts. In particular, this IFRS requires:

a.
Limited improvements to accounting by insurers for insurance contracts.

b.
Disclosure that identifies ad explains the amounts in an insurer's financial Statement arising from insurance contracts and helps users of those financial Statements understand the amount, timing and uncertainty of future cash flows from insurance contracts.

        An entity shall apply this IFRS for annual periods beginning on or after January 1, 2005. Earlier application is encouraged. If an entity applies this IFRS for an earlier period, it shall disclose that fact.

        The IASB has issued on March 31, 2004 IFRS 5, "Non-current Assets Held for Sale and Discontinued Operations". This IFRS sets out requirements for the classification, measurement and presentation of non-current assets held for sale and replaces IAS 35, "Discontinuing Operations".

        The objective of this IFRS is to specify the accounting for assets held for sale, and the presentation and disclosure of discontinued operations. In particular, the IFRS requires:

a.
Assets that meet the criteria to be classified as held for sale to be measured at the lower of carrying amount and fair value less costs to sell, and depreciation on such assets to cease; and.

b.
Assets that meet the criteria to be classified as held for sale to be presented separately on the face of the balance sheet and the results of discontinued operations to be presented separately in the income statement.

        An entity shall apply this IFRS for annual periods beginning on or after January 1, 2005. Earlier application is encouraged. If an entity applies the IFRS for a period beginning before January 1, 2005, it shall disclose that fact.

        Management is currently evaluating the impact, if any, of the adoption of the above-mentioned standards.

NOTE 3—CONCESSION RIGHTS AND RELATED ASSETS:

        In December 1996, the Mexican Government (the "Government") granted TFM the Concession (the "Concession") to operate the northeast rail lines for an initial period of fifty years, exclusive for thirty years, renewable, subject to certain conditions, for a second period of equal length.

        Under the terms of the Concession, the Company has the right to use and the obligation to maintain the right of way, track structure, buildings and related maintenance facilities. Ownership of such property and fixtures, however, has been retained by the Government.

        Concession rights and related assets are summarized below:

	December 31,
			Estimated useful lives (years)
	2002	2003
Land	$132,878	$132,878	50
Buildings	33,113	33,113	27–30
Bridges	75,350	75,350	41
Tunnels	94,043	94,043	40
Rail	317,268	317,268	29
Concrete and wood ties	137,351	137,351	27
Yards	106,174	106,174	35
Ballast	107,189	107,189	27
Grading	391,808	391,808	50
Culverts	14,942	14,942	21
Signals	1,418	1,418	26
Other	61,792	61,792	5–50

	1,473,326	1,473,326
Accumulated amortization	(257,839)	(299,109)

Concession rights and related assets—Net	$1,215,487	$1,174,217

        Amortization of concession rights was $40.0 million, $40.2 million, and $41.0 for the years ended December 31, 2001, 2002 and 2003, respectively.

        On February 9, 2001 the Ministry of Communications and Transport ("SCT") issued statement 4.123. Under this statement, the SCT and TFM agreed to transfer a line of the two-way Griega-Mariscala stretch to the Government in order to be included in the North Pacific concession. In return for this stretch, TFM recorded a receivable from the Government in the amount of $85,226, which was applied against the purchase price of the 24.63% Grupo TFM's capital stock owned indirectly by the Government through Ferrocarriles Nacionales de México ("FNM") and Nacional Financiera, S. N. C. ("Nafin"). During 2001, the Company recognized a net gain related with this transaction of approximately $60,744, which was credited to other income (expenses) net in the consolidated statement of income (See Note 9).

        Government payment was restated in accordance with an appraisal performed by the "Comisión de Avalúos de Bienes Nacionales", until the payment date.

        On February 12, 2001, the SCT modified the Concession title granted to TFM (i) to transfer the Griega-Mariscala stretch described above, and (ii) authorized the dismantling of the catenary running over the route between Huehuetoca, State of Mexico and the City of Querétaro.

NOTE 4—PROPERTY, MACHINERY AND EQUIPMENT:

        Pursuant to the asset purchase agreement, the Company obtained the right to acquire locomotives and rail cars and various materials and supplies, formerly owned by FNM. The Company also agreed to assume the outstanding indebtedness, as of the commencement of operations, relating to certain locomotives originally acquired by FNM under capital lease arrangements (see Note 11). Legal title to the purchased assets was transferred to TFM at that time.

	December 31, 2002
	Balance at beginning of year—net of accumulated depreciation	Additions	Disposals	Transfer and others	Depreciation	Balance at end of year—net of accumulated depreciation	Estimated useful lives (years)
Locomotives	$123,385		$122		$11,619	$111,644	14
Freight cars	76,905		4,974		5,908	66,023	12–16
Machinery of workshop	8,499	$70		$337	1,906	7,000	8
Machinery of road	20,790	14	61	2,747	1,778	21,712	14
Terminal and other equipment	36,798	1,571	223	3,069	5,687	35,528	1–15
Track Improvement	195,136	5,518		40,885	6,770	234,769	15–48
Buildings	5,033	181		292	138	5,368	20
Overhaul	44,092	10,120			8,966	45,246	8

	510,638	17,474	5,380	47,330	42,772	527,290
Land	37,459		14	162		37,607
Construction in progress	20,624	71,881		(48,035)		44,470

	$568,721	$89,355	$5,394	($543)	$42,772	$609,367

	December 31, 2003
	Balance at beginning of year—net of accumulated depreciation	Additions	Disposals	Transfer and others	Depreciation	Balance at end of year—net of accumulated depreciation	Estimated useful lives (years)
Locomotives	$111,644				$11,609	$100,035	14
Freight cars	66,023	$122	$3,356		5,387	57,402	12–16
Machinery of workshop	7,000	5		$387	1,944	5,448	8
Machinery of road	21,712	310		78	1,910	20,190	14
Terminal and other equipment	35,528	1,212	177	17,951	5,153	49,361	1–15
Track improvement	234,769	27,391		22,939	9,096	276,003	15–48
Buildings	5,368	820	34		177	5,977	20
Overhaul	45,246	9,758			10,197	44,807	8

	527,290	39,618	3,567	41,355	45,473	559,223
Land	37,607	18	198			37,427
Construction in progress	44,470	33,485		(42,174)		35,781

	$609,367	$73,121	$3,765	($819)	$45,473	$632,431

        Depreciation of property, machinery and equipment was $39.5 million in 2001, $42.8 million in 2002 and $45.5 in 2003.

NOTE 5—FINANCING:

        Financing is summarized as follows:

	December 31,
	2002			2003
	Proceeds	Transaction costs/ discount	Borrowings	Proceeds	Transaction costs/ discount	Borrowings
Short-term debt:
Commercial paper(1)				$85,000	($593)	$84,407
Current portion of long-term debt:
Term loan facility(2)	$18,286		$18,286	109,713	(1,380)	108,333

	$18,286		$18,286	$194,713	($1,973)	$192,740

	December 31,
	2002			2003
	Proceeds	Transaction costs/ discount	Borrowings	Proceeds	Transaction costs/ discount	Borrowings
Long-term debt:
Senior notes due 2007(3)	$150,000		$150,000	$150,000		$150,000
Senior discount debentures(4)	443,501	($7,592)	435,909	443,501	($6,247)	437,254
Senior notes due 2012(5)	180,000	(25,654)	154,346	180,000	(22,065)	157,935
Commercial paper(1)	122,000	(1,517)	120,483
Term loan facility(2)	109,714	(1,897)	107,817

	$1,005,215	($36,660)	$968,555	773,501	($28,312)	$745,189

        On September 17, 2002, the total amount of the initial commercial paper was due and the Company entered into two new bank facilities provided by a consortium of banks for an aggregate amount of $250 million in order to refinance the initial commercial paper program (the "Credit Agreement"). The Company repaid the remaining $60 million of indebtedness outstanding under the former commercial paper program.

        According to the Credit Agreement, the Company entered into two new bank facilities as follows:

(1)   New Commercial paper

        The second and new commercial paper program consists of a two-year facility in the amount of $122,000, which is supported by a letter of credit issued under the bank facility. The new commercial paper facility allows the Company to draw-down advances from time to time, subject to certain terms and conditions. The obligations of the new commercial paper facility rank at least pari passu with the other senior unsecured indebtedness.

        The average interest rate for the year ended December 31, 2002 and 2003 was 1.87% and 1.28% respectively.

(2)   Term loan facility

        The term loan facility is a four-year term loan in the amount of $128,000. The term loan is payable in semi-annual installments beginning in September 2003 and ending in September 2006 and bearing interest at Libor plus applicable margin. The obligations of the term loan facility rank at least pari passu with the other senior unsecured indebtedness. The average interest rate for the year ended December 31, 2002 and 2003 was 4.44% and 3.97% respectively.

        On October 22, 2003 the Company began discussions with the Syndicate Members towards the refinancing the outstanding balance of the existing $122,000 commercial paper program, including the reduction of such program to a maximum amount of $85,000 and the required changes to financial covenants to the above mentioned credit agreements.

        As of March 19, 2004, date of issuance of these combined and consolidated financial statements the Company is still discussing the terms of the refinancing of its commercial paper program.

(3)   Senior notes due 2007

        In June 1997 the Company issued US dollar denominated securities bearing interest semiannually at a fixed rate of 10.25% and maturing on June 15, 2007.

        Interest expense related with the senior notes amounted $16,167, for each one of the years ended December 31, 2001, 2002 and 2003.

(4)   Senior discount debentures ("SDD")

        The US dollar denominated SDD were sold in June 1997, at a substantial discount from their principal amount of $443,501, and no interest was payable thereon prior to June 15, 2002. The SDD will mature on June 15, 2009. The SDD yield 11.75% fixed rate at semiannual specified date and accreted value computed on the basis semiannual compounding and maturing on June 15, 2002. Interest on the SDD is payable semiannually at a fixed rate of 11.75%, commencing on December 15, 2003. The SDD are redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2002, at a redemption price of 100% starting on June 15, 2004 from and thereafter (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any.

        Interest expense related with the SDD amounted $47,763, $53,406 and $54,796 during 2001, 2002 and 2003, respectively.

(5)   Senior notes due 2012

        TFM completed a solicitation of consents of holders of 10.25% Senior Notes due 2007 and 11.75% SDD due 2009 senior notes and its debentures to an amendment providing for certain changes to the "Limitation on Restricted Payments", "Limitation on Indebtedness", and "Limitation on Liens" covenants in each of the indentures pursuant to which the securities were issued. TFM obtained the requisite consents and paid a fee of $16,972 to allow it to issue additional $180,000 in new debt and to purchase the call option shares in Grupo TFM held by the Government (see Note 8).

        In June 2002, TFM issued senior notes for an aggregate principal amount of $180,000. The senior notes are denominated in dollars, bear interest semi-annually at a fixed rate of 12.50% and mature on June 15, 2012. The senior notes are redeemable at TFM's option on or after June 15, 2007 and, subject to certain limitations. The senior notes were issued at a discount of $2.5 million, which is being amortized based on the interest method over its term.

        The Company incurred and capitalized $25.1 million in consent and professional services fees in connection with the issuance of these notes and is being amortized based on the interest method over the term of the senior notes.

        Interest expense related with the senior notes due 2012 amounted to $12,944 and $23,659, for the year ended December 31, 2002 and 2003, respectively.

Covenants

        The agreements related to the above-mentioned loans include certain affirmative and negative covenants and maintenance of certain financial conditions, including, among other things, dividend and other payment restrictions affecting restricted subsidiaries, limitation on affiliate transactions and restrictions and asset sales, with which Grupo TFM and subsidiaries were in compliance at December 31, 2002.

        On May 2, 2003 the Credit Agreement was amended to restate some covenants for the term loan facility and the commercial paper program.

        On October 24, 2003 and on March 10, 2004, TFM received a waiver from the banks which participate in the Credit Agreement of the term loan facility and the commercial paper program. TFM is now waived from the financial covenants under such agreement for the three months ended September 30, 2003 and for the three months ended December 31, 2003, respectively.

        Considering that some financial covenants were breached in 2003, and it is probable that further breaches will occur within twelve months period of the balance sheet date, the outstanding long-term loan facility amounting to $71,762 has been reclassified to short-term debt as of December 31, 2003.

        Maturity of long-term debt is as follows:

	December 31,
	2002			2003
	Proceeds	Transaction costs/ discount	Borrowings	Proceeds	Transaction costs/ discount	Borrowings
2004	$158,570	($2,034)	$156,536
2005	36,572	(517)	36,055
2006	36,572	(863)	35,709
2007	150,000		150,000	$150,000		$150,000
2008 and thereafter	623,501	(33,246)	590,255
2009 and thereafter				623,501	($28,312)	595,189

	$1,005,215	($36,660)	$968,555	$773,501	($28,312)	$745,189

NOTE 6—FINANCIAL INSTRUMENTS:

Fuel swap contracts

        The Company may seek to assure itself of more predictable fuel expenses through U.S. fuel swap contracts. Hedge positions are also closely monitored to ensure that they will not exceed actual fuel requirements in any period.

        As of December 31, 2002, the Company had ten swap contracts outstanding for 5,000,083 gallons of fuel, which expired in January and February 2003. The realized gain was $1,548 and the Company has only recorded at December 31, 2002 a benefit of $1,009, and in 2003 the remaining $539 were recognized.

        As a result of the fuel swaps contracts acquired during 2003, the realized gain was $849. As of December 31, 2003, the Company did not have any fuel future contracts.

Foreign exchange contracts

        The purpose of the Company's foreign exchange contracts is to limit the risks arising from its peso-denominated monetary assets and liabilities.

        The nature and quantity of any hedging transactions will be determined by Management of the Company based upon net assets exposure and market conditions.

        As of December 31, 2002, the Company had one Mexican peso call options outstanding in the notional amount of $17 million, based on the exchange rate of Ps11.0 per dollar. This option expired in May 29, 2003.

        Additionally, as of December 31, 2002, the Company had one forward contract outstanding in the notional amount of $10 million, based on the exchange rate of Ps9.769 per dollar. This forward expired on February 13, 2003.

        As of December 31, 2003, the Company had two Mexican peso call options outstanding in the national amount of $11.8 million and $1.7 million, respectively based on the exchange rate of Ps13.00 and Ps12.50 each one per dollar. These options will expire on September 8, and May 29, 2004 respectively. The premium paid was $250 and $40, respectively.

Fair value of financial instruments

        The fair values of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate carrying values because of the short maturity of these financial instruments.

        The related fair value based on the quoted market prices for the Senior notes due 2007 and SDD or similar issues at December 31, 2002 was $140,625 and $427,334, and at December 31, 2003 was $142,922 and $446,956, respectively. The related fair value based on the quoted market prices for the senior notes due 2012 at December 31, 2002 and 2003 was $179,325 and $205,200, respectively. The carrying amount of commercial paper and term loan facility approximates fair value due to their variable rates.

NOTE 7—BALANCES AND TRANSACTIONS WITH RELATED PARTIES:

	December 31,
Accounts receivable:
	2002	2003
Terminal Ferroviaria del Valle de México, S. A. de C. V.		$1,550
Grupo TMM	$11,562	288
Other Grupo TMM's subsidiaries	5,316	3,860

	$16,878	$5,698

	December 31,
Accounts payable:
	2002	2003
KCS	$1,222	$4,345
Terminal Ferroviaria del Valle de México, S. A. de C. V.	3,479
Other Grupo TMM's subsidiaries	4,474	5,665

	$9,175	$10,010

        The most important transactions with related parties are summarized as follows:

	Year ended December 31,
	2001	2002	2003
Transportation revenues	$3,434	$7,645	$13,783

Management services	($2,500)	($2,500)	($2,500)

Other expenses	($9,501)	($11,634)	($8,426)

Grupo TMM management services agreement

        The Company and Grupo TMM entered into a management services agreement pursuant to which Grupo TMM provides certain consulting and management services to the Company commencing May 1997 for a term of 12 months and which may be renewed for additional one-year periods by agreement of the parties. Under the terms of the agreement, Grupo TMM is to be reimbursed for its costs and expenses incurred in the performance of such services.

KCS Transportation Company ("KCSTC") management services agreement

        The Company and KCSTC, a wholly owned subsidiary of KCS, entered into a management services agreement pursuant to which KCSTC makes available to the Company certain railroad consulting and management services commencing May 1997 for a term of 12 months and which may be renewed for additional one-year periods by agreement of the parties. Under the terms of the agreement, KCSTC is to be reimbursed for its costs and expenses incurred in the performance of such services.

        On April 30, 2002, TFM and KCS, as successor in interest through merger with KCSTC, as well as TFM and Grupo TMM, entered into amendments to the management services agreements that provides for automatic renewal of the agreements and compensates KCS and Grupo TMM for their services under the agreements. The amendments state that KCS and Grupo TMM are entitled to receive (1) $2,500 paid in nine equal monthly installments beginning in April 2002, as compensation for services rendered between January 1, 1999 and December 31, 2000; (2) and additional $2,500, in a lump sum payment on or before January 2, 2003 as compensation for services rendered from January 1, 2001 through December 31, 2002; and (3) quarterly service payments, payable in arrears, for the period beginning January 1, 2003 at an annual rate of $1,250. The management services agreements are terminable by either party upon 60 days written notice.

NOTE 8—STOCKHOLDERS' EQUITY:

        TMM Holdings was incorporated on August 12, 2002 with a minimum fixed capital amounting to $5 and comprised by 50 of the Series "A" and "B" Class I ordinary, nominative and without expression of nominal value shares.

        At the Ordinary Stockholders' Meeting held on August 14, 2002, the stockholders agreed to increase capital stock through the capitalization of the indebtedness to Grupo TMM by $427,060 issuing 4,202,359 Series "A" Class "II" ordinary shares, nominative and without par value.

        At the Ordinary Stockholders' Meeting held on January 1, 2003, the Stockholders agreed to reduce capital stock through an indebtedness to Grupo TMM by $11,113, reducing Series "A" Class "II" ordinary shares, nominative and without par value.

        After giving effect to the above transactions, at December 31, 2003, the capital stock is variable with a fixed minimum of $5. The capital stock of TMM Holdings is divided into series "A" and "B" of Class "I" and series "A" and "B" of Class "II" and are integrated as follows:

	Fixed Class "I"		Variable Class "II"
Stockholders
	"A"	"B"	"A"	"B"	Total
Grupo TMM	49		4,202,359		4,202,408
Inmobiliaria TMM, S. A. de C. V.		1			1

	49	1	4,202,359		4,202,409

        The Government retained a 20% interest in TFM's shares and has reserved the right to sell such shares by October 31, 2003 in a public offering. In the event that such public offering does not occur by October 31, 2003, Grupo TFM may purchase the Government's equity interest in TFM at a purchase price equal to the per share price initially paid by Grupo TFM, indexed based on Mexican inflation. It Grupo TFM does not purchase the Government's TFM interest, the Government may require Grupo TMM and KCS to purchase the TFM shares at the price discussed above. See actual events on Note 11.

        Dividends paid are not subject to income tax if paid from the Net Tax Profit Account and will be taxed at a rate that fluctuates between 4.62% and 7.69% if they arise from the Reinvested Net Tax Profit Account. Any excess over this account is subject to a tax equivalent to 49.25% or 47.06%, depending on whether paid in 2004 or 2005, respectively. The tax is payable by the Company and may be credited against its income tax in the same year or the following two years. Dividends paid are not subject to tax withholding.

        In the event of a capital reduction, any excess of stockholders' equity over capital contributions, the latter restated in accordance with the provisions of the Income Tax Law, is accorded the same treatment as dividends.

NOTE 9—OTHER INCOME (EXPENSES):

	December 31,
	2001	2002	2003
Effect on sale of subsidiaries shares		($16,795)
Fees in VAT Lawsuit(1)		(6,260)	($26,701)
Sales of property and equipment—Net	($7,585)	(6,897)	(2,909)
Costs of locomotive sublease	(1,452)	(1,256)	(1,240)
Electric locomotive maintenance	(2,469)	(2,428)	(2,428)
Gain on sale of Griega Mariscala Line	60,744	2,384
Gain on sale of subsidiary shares		8,111
Equity in Terminal Ferroviaria del Valle de México	(915)	1,269	282
Recoverable income tax	2,861		1,222
Other—Net	(13,141)	(5,766)	(3,321)

	$38,043	($27,638)	($35,095)

(1)
As a result of the resolution of the courts regarding the VAT claim, in which TFM won on August 13, 2003, TFM has paid to external lawyers handling the case on behalf of the Company, fees in accordance with the terms of the agreements. Notwithstanding, in accordance with IFRS the VAT recovery is a contingency gain as of December 31, 2003. (See Note 11).

NOTE 10—INCOME TAX, EMPLOYEES' STATUTORY PROFIT SHARING, ASSET TAX AND TAX LOSS CARRYFORWARDS:

Income tax

        TMM Holdings and its subsidiaries compute income tax on an individual basis. However, TMM Holdings and its subsidiaries (except Mexrail and its subsidiary) report tax results to Grupo TMM at the 60% from its holding interest in each subsidiary to determine Grupo TMM's consolidated tax result. Thus, Arrendadora TFM owes income tax of $2,551 to Grupo TMM as of December 31, 2003.

        TMM Holdings and its subsidiaries had combined losses for tax purposes of $52,580, $400,381 and $234,383 for the years ended December 31, 2001, 2002 and 2003, respectively. The difference between tax losses and book income (loss) is due principally to the inflation gain or loss recognized for tax purposes, the difference between book and tax depreciation and amortization, non-deductible expenses and temporary differences for certain items that are reported in different periods for financial reporting and income tax purposes.

        The expense for income tax charged to income was as follows:

	Year ended December 31,
	2001	2002	2003
Current income tax	$79	$—	$10,784
Deferred income tax
expense	3,604	29,496	21,970

Net income tax expense	$3,683	$29,496	$32,754

        Reconciliation of the income tax expense based on the statutory income tax rate to recorded income tax expense was as follows:

	Year ended December 31,
	2001	2002	2003
Income before income tax	$107,274	$11,523	($21,145)

Income tax at 35% in 2001 and 2002 and 34%	$37,546	$4,033	($7,189)
(Decrease) increase resulting from:
Effects of inflationary and devaluation components	28,680	(43,251)	15,347
Indexation of depreciation and amortization	(39,648)	48,117	30,154
Effects of inflation on tax loss carryforwards	(26,202)	14,281	(9,222)
Non-deductible expenses	911	2,128	578
Change in tax rate from 35% to 32%		(1,837)	2,992
Other—Net	2,396	6,025	94

Net deferred income tax expense	$3,683	$29,496	$32,754

        According to the amendments to the Mexican Income Tax Law in 2002, the income tax rate will decrease one percent per year from 35% starting in 2003 up to 32% in 2005.

        The components of deferred tax assets and (liabilities) are comprised of the following:

	December 31,
	2002	2003
Tax-loss carryforwards	$381,954	$478,947
Inventories and provisions—Net	31,255	20,597
Machinery and equipment	(42,951)	(48,224)
Concession rights	(264,046)	(367,949)
Other	(5,374)	(4,503)

Net deferred income tax asset	$100,838	$78,868

        The Company has recognized deferred tax assets related to its tax loss carryforwards and other items after evaluating the reversal of existing taxable temporary differences. To the extent that the balance of the deferred tax assets exceeds the existing temporary differences, Management has evaluated the recoverability of such amounts by estimating future tax profits expected in the foreseeable future and the remaining tax loss carryforwards periods which extend between 2012 through 2046. The tax profits include estimates of profitability and macroeconomic assumptions which are based on Management's best estimate as of this date.

Employees' statutory profit sharing

        Employees' statutory profit sharing is determined by the Company at the rate of 10% on taxable income, adjusted as prescribed by the Mexican Income Tax Law. For the years ended December 31, 2001, 2002 and 2003, there was no basis for employees' statutory profit sharing.

Asset tax

        The Asset Tax Law establishes a tax of 1.8% on the average of assets, less certain liabilities, which is payable when it exceeds the income tax due. For the year ended December 31, 2001 the Company was not subject to asset tax. There was no basis for asset tax in 2002 and 2003.

Tax loss carryforwards

        At December 31, 2003 TMM Holdings and its subsidiaries had combined tax loss carryforwards, which under the Mexican Income Tax Law are inflation-indexed through the date of utilization as shown as follows:

Year in which loss arose	Inflation-indexed amounts as of December 31, 2003	Year of expiration
1996	$14,130	2046
1997	228,092	2046
1998	339,384	2046
1999	9,049	2046
2000	160,049	2046
2001	68,743	2046
2002	398,791	2012
2003	274,817	2046

	$1,493,055

NOTE 11—COMMITMENTS AND CONTINGENCIES:

Commitments:

Concession duty

        Under the Concession, the Government has the right to receive a payment from the Company equivalent to 0.5% of the gross revenue during the first 15 years of the Concession period and 1.25% during the remaining years of the Concession period. For the years ended December 31, 2001, 2002 and 2003 the concession duty expense amounted to $3,391, $3,267 and $3,599, respectively, which were recorded as operating expense.

Capital lease obligations

        At December 31, 2002 and 2003, the outstanding indebtedness corresponds to two land capital leases for a period of ten years, in which TFM has the option to purchase them at the end of the agreement term.

Locomotives operating leases

        In May 1998 and September 1999, the Company entered into operating lease agreements for 75 locomotives each, which expire over the next 17 and 18 years, respectively. At the end of the contracts the locomotives will be returned to the lessor. As of December 31, 2003, the Company had received 150 locomotives. Rents under these agreements amounted $28.8 million in 2001, $29.1 million in 2002 and $29.1 million in 2003.

        Future minimum payments, by year and in the aggregate, under the aforementioned leases are as follows:

	At December 31,
Year ending December 31,
	2002	2003
2003	$29,095
2004	29,135	$29,135
2005	29,095	29,095
2006	29,095	29,095
2007	29,095	29,095
2008 and thereafter	344,173	29,135
2009 and thereafter		315,038

	$518,783	$460,593

Railcars operating leases

        The Company leases certain railcars under agreements, which are classified as operating leases. The term of the contracts fluctuate between 3 and 15 years. Future minimum rental payments, under these agreements are shown as follows:

	At December 31,
Year ending December 31,
	2002	2003
2003	$32,830
2004	18,064	$31,930
2005	12,504	15,592
2006	10,012	12,642
2007	9,084	10,433
2008 and thereafter	51,143	9,498
2009 and thereafter		40,942

	$133,637	$121,037

Locomotives maintenance agreements

        The Company has entered into two locomotive maintenance agreements, which expire in 2004 and 2018 with third-party contractors. Under current arrangements, the contractors provide both routine maintenance and major overhauls at an established rate in a range from four to five hundred dollars per locomotive per day.

Track maintenance and rehabilitation agreement

        In May 2000, the Company entered into a track maintenance and rehabilitation agreement, which expires in 2012. Under this contract, the contractor provides both routine maintenance and major rehabilitation to the Celaya—Lazaro Cardenas stretch, which is comprised of approximately 350 miles. Maintenance and rehabilitation expense amounted to $30.2 million in 2001, $35.6 million in 2002 and $3.4 million in 2003. Under this agreement, the Company will pay approximately $30 million in the following 9 years.

Fuel purchase agreement

        On December 19, 1997, the Company entered into a fuel purchase agreement with PEMEX Refinación, under which the Company has the obligation to purchase at market price a minimum of 15,000 cubic meters and a maximum of 20,000 cubic meters per month of PEMEX diesel. The term of the agreement is indefinite but can be terminated for justified cause by each party with a written notification upon three months notice.

Fuel freight service agreement

        On October 30, 2002, the Company entered into a freight service agreement with PEMEX Refinación, which will expire until 2006. Under this agreement the Company has the obligation to provide services amounting in thousands of pesos by year as shown below:

	Minimum	Maximum
2003	Ps126,264	Ps315,659
2004	98,769	246,922
2005	98,769	246,922
2006	65,756	164,390

	Ps389,558	Ps973,893

Contingencies:

A)    Value Added Tax Lawsuit

        The Company has filed a claim for the refund of approximately $188 million (Ps2,111 million) of value added tax ("VAT") paid in connection with the Acquisition (see Note 1).

        On September 25, 2002 the Mexican Magistrates Court of the First District (the "Federal Court") issued its judgment in favor of TFM on the VAT claim, which has been pending in the Mexican Courts since 1997. The claim arose out of the Mexican Treasury's delivery of a VAT refund certificate to a Mexican governmental agency rather than to TFM. By a unanimous decision a three-judge panel of the Federal Court vacated a prior judgment of the Mexican Federal Tribunal of Mexican and Administrative Justice (the "Fiscal Court") and remanded the case to the Mexican Fiscal Court with specific instructions to enter a new decision consistent with the guidance provided by the Federal Court's ruling. The Federal Court's ruling required the fiscal authorities to issue the VAT refund certificate in the name of TFM. On December 6, 2002 the upper chamber of the Mexican Fiscal Court issued a ruling denying TFM?s right to receive a value added tax refund from the Government. On

January 8, 2003, TFM was officially notified of the new judgment of the Fiscal Court and on January 29, 2003, filed the appropriate appeal.

        On June 11, 2003 the Federal Court issued a judgment in favor of TFM against the ruling of the Fiscal Court. On July 9, 2003 TFM was formally notified by a three-judge panel of the Federal Court of its June 11, 2003 judgment, which granted TFM constitutional protection ("amparo") against the ruling of the Fiscal Court issued on December 6, 2002, which had denied TFM the right to receive the VAT refund certificate. The Federal Court found that the VAT refund certificate had not been delivered to TFM, and confirmed the Fiscal Court's determination that TFM had the right to receive the VAT refund certificate. The Federal Court's ruling stated that the Treasury's decision denying delivery of the VAT refund certificate to TFM violated the Mexican Law, and it instructed that the VAT refund certificate be issued to TFM on the terms established by Article 22 of the Mexican Fiscal Code in effect at that time.

        In a public session held on August 13, 2003, the Fiscal Court issued a resolution regarding TFM's VAT lawsuit vacating its previous resolution of December 6, 2002, and in strict compliance with the ruling issued on June 11, 2003, by the Fiscal Court, resolved that TFM has proved its case, and that a "ficta denial" occurred, declaring such denial null and void as ordered by the Fiscal Court. On August 25, 2003, TFM was formally notified by the Fiscal Court of its resolution regarding TFM's VAT lawsuit. The resolution was the result of the unanimous vote of the nine magistrates present at the public session. The Fiscal Court ordered the issuance of the VAT refund certificate to TFM under the terms established by Article 22 of the Mexican Fiscal Code in effect in 1997. On October 3, 2003 the Mexican Tax Attorney of the Federal Government (Procuraduría Fiscal de la Federación) filed for a review of the Fiscal Court's ruling issued on August 13, 2003. On November 5, 2003, the Federal Court found no merit to the requested review and as a result, the August 13, 2003 Fiscal Court's ruling remains in place.

        On January 19, 2004, the Mexican Treasury delivered to TFM, pursuant to the August 13, 2003 Fiscal Court ruling, a Special VAT Certificate representing the historical claim amount of Ps2,111 million, or approximately $188 million as of December 31, 2003.TFM will continue seeking for the additional amounts representing the effect of inflation and interest on the original claim amount.

        On January 20, 2004, the Mexican Fiscal Administration Service ("Servicio de Administración Tributaria" or "SAT") issued a provisional attachment of the Special VAT Certificate, stating that the documents that support the value of the Special VAT Certificate do not comply with applicable tax requirements. TFM has publicly stated it will oppose the SAT's action through all possible legal means.

        In the preliminary summation finding, the SAT noted that the Company, "... wrongfully declared a VAT receivable for Ps2,111 million, which in the Company's opinion refers to expenses that do not comply with fiscal requirements, and therefore, are not deductible. In our view, TFM did not prove its VAT claim with corresponding documentation, which incorporates fiscal requisites as to the identity of the taxpayer, its tax identification code, address of the seller and buyer of the assets in question, and the VAT shown as separate from the principal..." and as a result, the VAT cannot be credited. TFM has not made any reserve for this purported claim as it believes that it has not merits and as of today, no tax liability has been levied against TFM, as the final summary of the audit is still pending.

B)    The Mexican Government Put

        In October 2003, Grupo TFM requested that a federal judge in Mexico provide an appropriate interpretation of the Put Agreements. When the Government opened the Mexican railroad system to private investment, it retained a 20% equity interest in TFM. The intention was to sell these shares through a public offering, at such time as the Government considered it appropriate and with approval of the Comisión Nacional Bancaria y de Valores- "CNBV", with the objective of strengthening the market for public investments in Mexico and encouraging additional investors to invest in the capital stock of TFM.

        Additionally, TFM's bid contained the following condition: "The franchise purchasers will be obligated to acquire the equity portion that cannot be placed in the Bolsa Mexicana de Valores- "BMV", at the initial offering prices plus respective interest".

        The Company believes that under the Put Agreements, the Government agreed to comply with the following process in order to sell the equity interest that the Government retains in TFM:

1.
Register the TFM shares with the BMV;

2.
Receive the approval of the CNBV to exercise the put;

3.
Request that TFM provide all information necessary to place the Government's equity stake in the equity markets; and

4.
Place the number of TFM shares it is able to in the equity markets once all necessary approvals are granted.

        When the above steps are completed, the Government is to notify Grupo TFM of the number of TFM shares that could not be placed in the equity markets and is to request that Grupo TFM acquire those shares at the minimum stipulated price. The Company does not believe that any of the steps described above have been carried out. As a result, the Company believes that the Government has not yet completed the steps required for it to request that Grupo TFM acquire the equity stake in TFM held by the Government; and consequently, the Company believes that the put is still outstanding until the above conditions and the VAT claim will be completed and on such date the term of 81 months starts, in accordance with the agreement dated June 9, 1997.

        The price of the Government's interest, as indexed for Mexican inflation, as of December 31, 2003 was approximately 1,570.3 million UDIs (representing Ps5,264 million, or approximately $469.4 million). The estimated fair market value of the Government's interest as of December 31, 2003 was $475.6 million. If the Government's put rights were properly exercised and the transaction was consummated, purchase accounting would apply and goodwill may be recognized for the excess, if any, of the purchase price over the fair value of the net assets acquired.

        Nevertheless, and notwithstanding the judicial proceeding initiated by Grupo TFM in October 2003, on October 31, 2003, the SCT requested that Grupo TFM confirm whether it intends to purchase the TFM shares subject to the put rights of the Government. Grupo TFM responded that the purchase of the Government's shares of TFM was the subject of an ongoing judicial proceeding that had yet to be resolved. On November 3, 2003, the SCT stated in a communication to Grupo TFM that it had complied with the requirements for the exercise of its put rights as set out in the Put Agreements and that all procedures required to execute the sale of the Government's TFM shares would be made through the SAT.

        Grupo TFM requested that a federal court review the SCT's communications with respect to the Government's put rights. On December 16, 2003, the Fourth Administrative District Court issued an injunction ordering the parties to maintain the status quo pending judicial resolution of the dispute. In order for the injunction to be effective, the Fourth Administrative District Court required that Grupo TFM post a bond for the equivalent of six months of interest on the exercise price of the Government's put option to be calculated at an interest rate of 6% per annum (approximately Ps160 millions or approximately $14.3 million at December 31, 2003).

        However, as no further action has been taken by the Government to enforce its rights in connection with the put shares, Grupo TFM's obligation to post such a bond is considered discretionary under Mexican law. Consequently, Grupo TFM has elected, for the time being, not to post the bond so as not to incur unnecessary expense. Grupo TFM has the right to post the bond at any time while the amparo proceeding is pending. Grupo TFM will vigorously defend its view that the Government has not fulfilled the prescribed steps required to exercise its put rights. Although Grupo TFM believes that it will prevail in legal proceedings related to these matters, there can be no assurance that it will prevail.

        In the event that Grupo TFM does not purchase the Government's put, Grupo TMM and KCS, or either Grupo TMM or KCS, are obligated to purchase the Government's interest. Grupo TMM and KCS have cross indemnities in the event the Government requires only one of them to purchase its interest. The cross indemnities allow the party required to purchase the Government's interest to require the other party to purchase its pro rata portion of such interest.

C)    Ferrocarril Mexicano, S. A. de C. V. ("Ferromex") disputes

        TFM and Ferromex have not been able to agree upon the rates each of them is required to pay to the other for interline services and haulage and trackage rights. Therefore, in accordance with TFM's rights under the Mexican railroad services law and regulations, in February 2001, TFM initiated and administrative proceeding requesting a determination of such rates by the SCT.

        In September 2001, Ferromex filed a legal claim against TFM relating to the payments that TFM and Ferromex are required to make to each other for interline services and trackage and haulage rights. TFM believes that this legal claim is without merit, and that the payments for interline services and trackage and haulage rights owed to TFM by Ferromex exceed the amount of payments that Ferromex claims TFM owes to Ferromex for such services and rights. Accordingly, TFM believes that the outcome of this legal claim will not have a material adverse effect on the financial condition of TFM. On September 25, 2002, the Third Civil Court of Mexico City rendered its judgment in favor of TFM. Ferromex appealed the judgment and TFM prevailed in such appeal. Ferromex went in last resource, to the "amparo" proceedings before Federal Courts, and obtained a resolution that orders the higher local court to review the case again exclusively for the interline services. The higher local court issued a new ruling which both Ferromex and TFM claimed in a new "amparo" proceeding at the Federal Court, and which is pending resolution. TFM cannot predict whether it will ultimately prevail.

        In connection with the Ferromex claim, Ferromex temporarily prevented TFM from using certain short trackage rights which TFM has over a portion of its route running from Celaya to Silao, which is the site of a General Motors plant from where TFM transports finished vehicles to the border crossing at Nuevo Laredo. Ferromex was subsequently ordered by the court to resume giving us access, and in October 2001, TFM filed a counterclaim against Ferromex relating to these actions. TFM has also initiated several judicial and administrative proceedings at the SCT to seek the imposition sanctions on Ferromex for violations to the trackage rights in the route from Celaya to Silao, which as of to date have not been resolved.

        TFM has also initiated several administrative and judicial proceedings (including criminal actions) against Ferromex at the SCT and the relevant Federal Courts, in connection with its trackage rights in Altamira, Topo Grande-Chipinque, Guadalajara, Arellano-Chicalote, Ramos Arizpe-Encantada, and Pedro C. Morales-Cerro de la Silla. TFM cannot predict whether it will ultimately prevail on such proceedings.

        In March 2002, the SCT issued its ruling in response to TFM's request, establishing a rate to be charged for trackage rights using the criteria set forth in the Mexican railroad services law and regulations. TFM is appealing the ruling and requesting a suspension of the effectiveness of the ruling pending resolution of its appeal. TFM cannot predict whether it will ultimately prevail. TFM believes that even if the rates established in the ruling go into effect and TFM and Ferromex begin using the long-distance trackage rights over each other's rail line, this will not have a material adverse effect on TFM's results of operations. A separate ruling was issued confirming TFM's right to use the Celaya-Silao stretch of Ferromex track, which was appealed by Ferromex before Federal Courts obtaining the suspension of such ruling. TFM requested and obtained an "amparo" proceeding against such suspension and Ferromex appealed the resolution granting the "amparo" to TFM. The final resolution on the appeal of Ferromex is pending. TFM cannot predict whether it will ultimately prevail in this "amparo" proceeding as well as on the main procedure regarding TFM's right to use the Celaya-Silao stretch of Ferromex track.

        Both Ferromex and TFM have suspended the reconciliation of their balances in 2003, and have initiated several judicial and administrative proceedings in connection with the amounts payable to each other for interline services, haulage and trackage rights. Those procedures continue under litigation and therefore are pending of final resolution.

D)    Dispute between Grupo TMM and KCS

        On April 20, 2003, Grupo TMM entered into the Acquisition Agreement with KCS, which owns a 49% voting interest in Grupo TFM, under the terms of which Grupo TMM was to sell its entire interest in Grupo TFM, which owns 80% of TFM and through which its railroad operations are conducted. Under the agreement, KCS was to acquire the Grupo TMM's interest in Grupo TFM in exchange for $200 million in cash and 18,000,000 shares of common stock of KCS's successor corporation. In addition, Grupo TMM was to have the right to receive an additional earnout of up to $175 million in cash ($180 million if KCS elected to defer a portion of the payment) in the event that the pending VAT claim against the Government by TFM was successfully resolved prior to the execution by the Government of its "put" rights in certain shares of TFM and the amount of VAT Proceeds received was greater than the purchase price of the "put" shares held by the Government. Completion of the TFM sale was subject to approval by (i) holders of Grupo TMM existing notes, (ii) the shareholders of KCS and (iii) the shareholders of Grupo TMM, receipt of certain governmental approvals in the United States and Mexico and other customary conditions. Subsequent to the execution of the Acquisition Agreement, KCS representatives undertook certain activities that Grupo TMM believes jeopardized the economic value to be realized by Grupo TMM and its shareholders form the sale of Grupo TFM. Grupo TMM believes these actions interfered with its ability to realize the earnout and also created the potential for serious detriment to the value of the KCS shares Grupo TMM was to receive in the transaction.

        On August 18, 2003, Grupo TMM's shareholders voted to reject the Acquisition Agreement. In addition, Grupo TMM's Board of Directors, assuming their responsibility with respect to the shareholders' vote, met on August 22, 2003 and voted to terminate the Acquisition Agreement. Grupo TMM sent a notice of termination of the Acquisition Agreement to KCS that day.

        KCS has disputed Grupo TMM's rights to terminate the Acquisition Agreement and alleged certain breaches by Grupo TMM of the Acquisition Agreement. Under the terms of the Acquisition Agreement, the parties have submitted these disputes to binding arbitration. An arbitration panel has been chosen in accordance with the terms of the Acquisition Agreement. KCS has obtained a preliminary injunction for the Delaware Chancery Court enjoining Grupo TMM from violating the terms of the Acquisition Agreement pending a subsequent decision by a panel of arbitrators regarding whether the Acquisition Agreement was properly terminated.

        On December 8, 2003, Grupo TMM and KCS participated in a preliminary hearing with the arbitrators during which the arbitrators deliberated whether the issued of the Acquisition Agreement's continued effectiveness should be bifurcated from the other issues in the case. On December 22, 2003, the panel bifurcated the issue of whether Grupo TMM properly terminated the Acquisition Agreement for the other disputed issues between the parties. On February 2, 3 and 4, 2004 a hearing was held in New York on the issue of whether Grupo TMM's termination was proper. Grupo TMM maintained that they properly terminated the Acquisition Agreement while KCS sought a declaration that the Acquisition Agreement was wrongfully terminated. On February 19, 2004, Grupo TMM and KCS filed post-hearing briefs with the panel.

        In March 2004, Grupo TMM announced that the three-member panel in the arbitration proceeding between KCS and Grupo TMM concluded, in an interim award, that the rejection of the Acquisition Agreement by Grupo TMM's shareholders in its vote on August 18, 2003, did not authorize Grupo TMM to terminate the Agreement. Accordingly, the three-member panel indicated the Agreement will remain in force and binding on the parties until otherwise terminated according to its terms or by law. In reaching the conclusion, the panel found it unnecessary to determine whether approval by Grupo TMM's shareholders is a "condition" of Acquisition Agreement.

        Grupo TMM continues to believe that any transaction cannot occur without approval of the Grupo TMM shareholders, and the panel's decision did not reach a conclusion on that issue. The arbitration process will continue, and Grupo TMM will review the interim reward with its counsel and analyze the alternatives available to it in this process.

        On April 4, 2004, the panel issued an order, which was stipulated to by KCS and Grupo TMM, and which provided that the parties agreed "not to request a scheduling order for a further hearing in the arbitration at this time" and that "each party reserves the right to request a scheduling order for a further hearing at any time".

        On April 7, 2004, Grupo TMM and KCS agreed not to move immediately into the next phase of arbitration, following the March 19, 2004 Interim Award of the AAA International Center for Dispute Resolution Arbitration Panel, which found that the Acquisition Agreement remains in force and is binding on KCS and Grupo TMM unless otherwise terminated according to its terms or by law. Both companies have reserved the right to proceed with the next phase of arbitration at any time. In a stipulation signed by Grupo TMM and KCS and accepted by the arbitration panel, the two companies have agreed to discharge in good faith all of the obligations of the Acquisition Agreement signed April 20, 2003.

        There are no further proceedings currently scheduled before the arbitrators, although KCS has indicated that it intends to submit a claim for its fees and expenses in connection with the hearings in February. Under an agreement between the parties, each side remains free to seek to recommence proceedings at any time. No damage claims have been particularized, and no hearings set in connection with any damage claims. The Company cannot say when; if ever, any such claims will be presented to the arbitrators.

E)    The GM Put Option

        In October 2000, EMD a subsidiary of General Motors, invested $20 million in TMM Multimodal (representing an approximate 3.4% economic interest in TMM Multimodal). EMD's investment as a partner is part of the overall strategy of Grupo TMM designed to encourage the participation of strategic investors. Under the terms of the Subscription and Stockholder Agreement relating to its investment in TMM Multimodal, EMD has the right to cause Grupo TMM to purchase, or, alternatively, to cause TMM Multimodal to redeem, all, but not less than all, of EMD's shares in TMM Multimodal ("GM Put Option"). The GM Put Option is exercisable by EMD at any time during the period beginning June 30, 2003 and ending June 30, 2007. The price to be paid upon exercise of the GM Put Option is $20 million, plus interest compounded annually from June 30, 2000, at the rate of 12% per annum, less certain distributions received by EMD in respect of its shares of TMM Multimodal. As of the date of these consolidated financial statements EMD has not exercised the GM Put Option. EMD also has the right, under certain circumstances, to exchange its shares of TMM Multimodal for shares in either Grupo TMM or Grupo TFM. In addition, Grupo TMM and TMM Multimodal have the right to acquire or redeem all, but not less than all, of EMD's shares in TMM Multimodal for a price of $20 million, plus interest compounded annually from June 30, 2000 at rates beginning at 15% per annum for period up to June 30, 2003, and increasing periodically to 20% per annum for periods after June 30, 2010, less certain distribution received by EMD in respect of its shares of TMM Multimodal.

        The price of the GM Put Option as of December 31, 2003 was approximately $29.7 million and the estimated fair market value of the GM Put Option as of December 31, 2004 was $33.4 million.

F)    Other legal proceedings

—
The Company is a party to various other legal proceedings and administrative actions, all of which are of an ordinary or routine nature and incidental to its operations. Although it is impossible to predict the outcome of any legal proceeding, in the opinion of the Company's Management, such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on the Company's financial condition, results of operations or liquidity.

—
The Company has significant transactions and relationships with related parties. Because of these relationships, in accordance with the Mexican Income Tax Law, the Company must obtain a transfer pricing study that confirms that the terms of these transactions are the same as those that would result from transactions among wholly unrelated parties. The Company is in the process of completing this study.

—
In January 2004, TFM and Arrendadora TFM assumed joint and several responsibility for the prepayment of federal taxes.

—
The SAT, which is empowered to verify tax results for the last five years, is performing a review of the TFM?s 2000 and 2001 tax results. At present no final conclusion has been reached from the tax authorities; however, the Company considers that no material adverse effect would result from these reviews.

—
In 2004, KCS initiated judicial proceedings against Grupo TMM, TMM Multimodal, and Grupo TFM seeking the nullification of the call option agreement dated December 31, 2001 and the corresponding amendments celebrated between the Bank of New York and TMM Multimodal, as well as the payment of the fees and expenses in connection with the celebration of these agreements. The call option agreement refers to the acquisition of Grupo TFM shares owned by TMM Multimodal in case of failure of Grupo TMM to comply with certain covenants regarding its obligations for sale of receivables agreements.

NOTE 12—RECONCILIATION OF DIFFERENCES BETWEEN IFRS AND U.S. GAAP:

        The Company's consolidated financial statements are prepared in accordance with IFRS which differ in certain material respects from U.S. GAAP. The main differences between IFRS and U.S. GAAP, as they relate to the Company, are summarized in the following pages. An explanation is provided when considered necessary of the effects on the consolidated net income and on stockholders' equity.

a.     Reconciliation of net income

		Year ended December 31,
	Reference to subnote d.
		2001	2002	2003
Net income (loss) under IFRS		$30,019	($12,802)	($17,535)
Deferred income tax	i	(6,679)	121,738	84,379
Deferred employees' statutory profit sharing	i	(2,623)	25,792	11,528
Deferred charges	ii	(933)	702	34
Depreciation	iii		(459)	(612)
Dilution in sale of Mexrail	iii		(8,111)
Gain on valuation of Put Option	vi			(6,779)
Effect of U.S. GAAP adjustments on minority interest		7,192	(97,149)	(57,746)

Net income under U.S. GAAP		$26,976	$29,711	$13,269

b.     Reconciliation of stockholders' equity

		December 31,
	Reference to subnote d.
		2002	2003
Stockholders' equity under IFRS		$361,693	$333,045
Deferred income tax	i	33,406	117,785
Deferred employees' statutory profit sharing	i	38,693	50,221
Deferred charges	ii	(231)	(197)
Depreciation	iii	(459)	(1,071)
Dilution in sale of Mexrail	iii	6,036	6,036
Gain on valuation of Put Option	vi		(6,779)
Effect of U.S. GAAP adjustments on minority interest		(43,478)	(101,224)

Stockholders' equity under U.S. GAAP		$395,660	$397,816

c.     Analysis of changes in stockholders' equity under U.S. GAAP:

		December 31,
	Reference to subnote d.
		2002	2003
Balance at beginning of the year		$388,141	$395,660
Capital stock reduction			(11,113)
Dilution in sale of Mexrail	iii	14,147
Effect on sale of subsidiary shares		16,231
Effect on purchase of subsidiary shares		(52,570)
Net income		29,711	13,269

Balance at end of the year		$395,660	$397,816

d.     Significant differences between IFRS and U.S. GAAP:

i.      Deferred income tax and employees' statutory profit sharing

        The deferred income tax included in the consolidated financial statements was calculated in accordance with the IAS-12 (revised) which requires the recording of deferred taxes for fixed assets and concession, including the effects of indexing for tax purposes.

        U.S. GAAP prohibits recognition of deferred tax assets or liabilities for differences related to assets and liabilities that are remeasured from the local currency into the functional currency using historical exchange rates and that result from changes in exchange rates or the indexation for tax purposes.

        In Mexico, companies are obligated to pay their employees a portion of the net income as defined by specific regulations. For U.S. GAAP purposes, deferred profit sharing liabilities or assets would be recorded for temporary differences that may arise in the determination of the current liability based on the statutory rate of 10%. These temporary differences are similar to those that exist for deferred income tax purposes. IFRS do not require the establishment of assets or liabilities for these differences.

        The differences in the net deferred income tax and employees' statutory profit sharing assets determined under U.S. GAAP and IFRS at December 31, 2002 and 2003 are summarized below:

	Deferred income tax assets		Deferred profit sharing assets
	2002	2003	2002	2003
Amounts recorded under IFRS	$100,838	$78,868	$—	$—
Amount determined under U.S. GAAP	134,244	196,653	38,693	50,221

Net difference	($33,406)	($117,785)	($38,693)	($50,221)

        Under U.S. GAAP, employee profit sharing would be considered as operating expense.

ii.     Deferred charges

        During 2002, the Company incurred in certain financing costs paid to third parties which were capitalized under IAS amounting to $933. Under U.S. GAAP, it is required that these costs are expensed as incurred.

        Additionally during 2003, the Company incurred in certain expenses related with the 180,000 senior notes as mentioned in Note 5. Under U.S.GAAP the legal fees for the exchange of such senior notes amounting to $231 should be expensed as incurred. Nevertheless, under IFRS these expenses should be capitalized and amortized over the period of the senior notes. The amortization for the year ended December 31, 2003 was 34.

iii.    Mexrail Transaction

        As more fully described in Note 1, on February 27, 2002, the Company and KCS sold their respective interests in Mexrail to TFM for an aggregate purchase price of $64 million. Under U.S. GAAP, the portion of Mexrail purchased from KCS is accounted for as a purchase pursuant to SFAS No. 141 "Business Combinations" with partial fair value step-up (49%), for KCS's investment, being recognized for the assets and liabilities being acquired. Thus, the amount recorded was $20.6 million and the corresponding deferred income tax (45%) for $9,249, were both allocated in fixed assets. During the year ended December 31, 2002 and 2003 the depreciation of this transaction was $459 and 612, respectively. The portion sold by TMM Multimodal to TFM (51%) amounting to $21.4 million is accounted on a historical carryover basis since both Mexrail and TFM are under the common control of the TMM Multimodal.

        In addition, as a result of the transaction described above, under IFRS, TMM Multimodal recognized a gain of $8.1 million resulting from its equity dilution in Mexrail representing the amount "deemed sold". Under U.S. GAAP, such a gain would not have reflected in the income statement, but would have affected stockholders' equity due to the step-up described above for $14,147.

iv.    Acquisition of 24.6% interest in Grupo TFM by TFM

        As discussed in Note 1, TFM purchased the 24.6% non-voting interest in Grupo TFM for an aggregate price of $256.1 million. Under IFRS, a negative goodwill for $13.9 million was recognized. For U.S. GAAP purposes in accordance with SFAS 141 "Business Combinations" and SFAS 142 "Goodwill and other Intangible Assets" negative goodwill has been allocated as a prorata reduction of the amounts that otherwise would have been assigned to the acquired assets. Therefore, no goodwill has been recognized. Therefore, the amounts of $13.9 million and its corresponding deferred income tax for $4.6 million were allocated into fixed assets.

        Under IFRS the amortization of the negative goodwill for the year ended December 31, 2001 was similar to the depreciation expense under U.S. GAAP; and consequently, no reconciling item was shown in the reconciliation between consolidated results, only a reclassification is included in the condensed consolidated balance sheet and consolidated statement of income as of December 31, 2002 and 2003.

v.      Goodwill arising from the acquisition of Grupo TFM shares

        For U.S. GAAP purposes the goodwill that was originated from the acquisition of the 38.44% of Grupo TFM shares amounting to $13,886 ($12,902 and $12,465 net of accumulated amortization as of December 31, 2002 and 2003, respectively) was allocated to fixed assets. Thus, the amounts of $12,902 and $12,465 and its corresponding deferred income tax for $4,387 and $4,113, respectively in 2002 and 2003 were allocated into fixed assets.

        Under IFRS, during the years ended December 31, 2001, 2002 and 2003 the amortization arising from this transaction was $437 in 2001, 2002 and 2003, which is similar to the depreciation expense under U.S. GAAP; and consquently, no reconciling item was shown in the reconciliation between consolidated results, only a reclassification is included in the condensed consolidated balance sheets as of December 31, 2002 and 2003 and in the consolidated statements of income for the three years ended December 31, 2003.

vi.    Gain on valuation of Put Options

        As mentioned in Note 11, the Company has two put options: the Mexican Government Put and the GM Put Option (collectively the "Put Options"). Under IAS No. 39 "Financial Instruments: Recognition and Measurement", the Put Options were deemed to qualify as a derivative, which need to be measured at fair value. The difference between the estimated fair market value and the exercise price of the Put Options at December 31, 2003, was a positive adjustment of $6.8 million, which was recorded in the consolidated income statement for the year. The difference between the estimated fair market value and the exercise price of the Put Options at December 31, 2002 was not significant. Under U.S. GAAP, the Put Options did not meet the definition of a financial instrument pursuant to SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". Nevertheless, the gain on the Put Options was not recognized, and an adjustment appears in the U.S. GAAP reconciliation.

vii.   Earnings per share

        The weighted average number of shares outstanding for the years ended December 31, 2001, 2002 and 2003 was 4,202,409, 4,202,409 and 4,202,409, respectively. The net income per share under U.S. GAAP was $6.41 in 2001, $7.07 in 2002 and $4.77 in 2003.

viii.  Deferred financing costs

        For U.S. GAAP purposes costs of issuing debt should be deferred as an asset and amortized by periodic charges to the income statement using the interest method over the life of the debt. Under IFRS, those costs are presented net from the debt proceedings.

ix.    Effect of recently issued accounting standards as they relate to the Company

        In April 2003, SFAS No. 149 Amendments to SFAS No. 133 ("SFAS No. 133") on "Derivative Instruments and Hedging Activities" was issued and is applicable for contracts entered into or modified after June 30, 2003. The requirements of SFAS No. 133, as amended by SFAS 149 requires all derivative instruments to be recognized as either assets or liabilities on the balance sheet, measured at fair values. The statement permits special hedge accounting for fair value, cash flow and foreign currency hedges providing specific criteria are met. Certain aspects of the required hedge criteria do not allow portfolio hedging.

        In May 2003, Statement of Financial Accounting Standard No. 150 ("SFAS 150") "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS 150 improves the accounting for certain free standing financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150 requires that certain instruments be classified as liabilities in the statements of financial position. With the exception of the deferral of the provisions related to mandatorily redeemable non controlling interests, SFAS No. 150 is applicable for all financial instruments entered into or modified after May 31, 2003 and is otherwise applicable at the beginning of the first interim period after June 15, 2003.

        In January 2003, FIN 46 "Consolidations of Variable Interest Entities" ("FIN 46"), was issued and clarifies the application of Accounting Research Bulletin No. 51 "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. These types of entities are referred to as VIEs. For all Special Purpose Entities ("SPEs") created prior to February 1, 2003, public companies must apply either the provisions of FIN 46 or early adopt the provisions of FIN 46-R at the end of the first interim or annual reporting period ending after December 15, 2003 (i. e., as of December 31, 2003 for an entity with a calendar year-end). If a public company applies FIN 46 for such period, the provisions of FIN 46-R must be applied as of the end of the first interim or annual reporting period ending after March 15, 2004. For all non-SPEs created prior to February 1, 2003, public companies will be required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004. For all entities (regardless or whether the entity is an SPE) that were created subsequent to January 31, 2003, public companies were already required to apply the provisions of FIN 46, and should continue doing so unless they elect to early adopt the provisions of FIN 46-R as of the first interim or annual reporting period ending after December 15, 2003. If they do not elect to early adopt FIN 46-R, public companies would be required apply FIN 46-R to these post-January 31, 2003 entities as of the end of the first interim or annual reporting period ending after March 15, 2004.

        The Company is currently evaluating the impact, if any, that the adoption of the above mentioned standards may have on the consolidated financial statements.

e.     Condensed consolidated balance sheets and income statements

        The following condensed consolidated balance sheets and income statements reflect the effects of the principal differences between IFRS and U.S. GAAP:

	Condensed consolidated Balance Sheets
	December 31,
	2002	2003
Total current assets	$276,819	$226,377
Due from Mexican Government
Long-term account receivable	1,388	1,350
Concession rights and related assets—Net	1,215,487	1,174,217
Property, machinery and equipment—Net	638,239	659,817
Deferred income taxes and employees' statutory profit sharing	163,441	238,262
Other non-current assets	41,765	37,450

Total assets	$2,337,139	$2,377,473

	Condensed consolidated Balance Sheets
	December 31,
	2002	2003
Total short-term liabilities	$147,324	$363,125
Total long-term liabilities	1,045,287	806,660

Total liabilities	1,192,611	1,169,785

Minority interest	748,868	769,872

Capital stock	427,065	415,952
Effect on purchase of subsidiary shares	(52,570)	(52,570)
Retained earnings	21,165	34,434

Total stockholders' equity	395,660	397,816

Total liabilities and stockholders' equity	$2,337,139	$2,337,473

	Condensed consolidated Statements of Income
	Years ended December 31,
	2001	2002	2003
Transportation revenues	$720,627	$712,140	$698,528
Costs and expenses	521,580	541,166	558,526

Income on transportation	199,047	170,974	140,002
Other expenses—net	(14,679)	(28,102)	(32,186)

Operating income	184,368	142,872	107,816
Net financing cost	(80,650)	(113,425)	(124,790)

Income (loss) before provision for income taxes and minority interest	103,718	29,447	(16,974)
Current income tax	(79)		(10,784)
Deferred income tax (expense) benefit	(10,283)	92,242	62,409
Minority interest	(66,380)	(91,978)	(21,382)

Net income for the year	$26,976	$29,711	$13,269

TMM MULTIMODAL, S. A. DE C. V.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001, 2002 AND 2003

TMM MULTIMODAL, S. A. DE C. V.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001, 2002 AND 2003

INDEX

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Mexico City, April 7, 2004

To the Board of Directors and Stockholders of
TMM Multimodal, S. A. de C. V.
(subsidiary of Grupo TMM, S. A.)

1.
We have audited the accompanying consolidated balance sheets of TMM Multimodal, S. A. de C. V. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, of changes in stockholders' equity and of cash flows for each of the three years in the period ended December 31, 2003, all expressed in US dollars. These consolidated financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

2.
We conducted our audits in accordance with International Auditing Standards and with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with International Financial Reporting Standards. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

3.
TMM Multimodal, S. A. de C. V. is a non-operating holding company with no material assets or operations other than its investment in subsidiaries. The accompanying consolidated financial statements have been prepared to comply with Rule 3-16 of the Regulation S-X of the U.S. Securities and Exchange Commission.

4.
In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the consolidated financial position of TMM Multimodal, S. A. de C. V. and subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations, the changes in their stockholders' equity and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with International Financial Reporting Standards.

5.
International Financial Reporting Standards vary in certain significant respects from Accounting Principles Generally Accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 12 to the consolidated financial statements.

PricewaterhouseCoopers

/s/  ALBERTO DEL CASTILLO V. VILCHIS
Alberto Del Castillo V. Vilchis
Audit Partner

TMM MULTIMODAL, S. A. DE C. V.

CONSOLIDATED BALANCE SHEETS
(Note 1)

(amounts in thousands of US dollars)

	December 31,
	2002	2003
Assets
Current assets:
Cash and cash equivalents	$30,250	$3,599
Accounts receivable—Net	90,596	101,595
Amounts due from related parties (Note 7)	16,878	5,739
Taxes recoverable	78,808	51,244
Other accounts receivable—Net	27,824	34,350
Materials and supplies	20,261	16,693
Other current assets	12,200	13,157

Total current assets	276,817	226,377
Long-term account receivable	1,388	1,350
Concession rights and related assets—Net (Note 3)	1,215,487	1,174,217
Property, machinery and equipment—Net (Note 4)	609,367	632,431
Investment held in associate company (Note 2h.)	7,438	8,023
Goodwill	(811)	(712)
Other assets	524	8,286
Deferred income taxes (Note 10)	101,059	78,852

Total assets	$2,211,269	$2,128,824

Liabilities and stockholders' equity
Short-term liabilities:
Current portion of long-term debt (Note 5)	$18,286	$192,740
Current portion of capital lease obligations (Note 11)	267	414
Amounts owed to related parties (Note 7)	9,175	10,010
Suppliers	57,236	65,522
Advance payments from customers	7,055	5,809
Accounts payable and accrued expenses	55,296	86,660

Total short-term liabilities	147,315	361,155

Long-term portion of capital lease obligations (Note 11)	1,875	1,556
Long-term debt (Note 5)	968,555	745,189
Other long-term liabilities	40,735	33,724

Total long-term liabilities	1,011,165	780,469

Total liabilities	1,158,480	1,141,624

Minority interest (Note 2p.)	678,671	642,546

Commitments and contingencies (Note 11)
Stockholders' equity (Note 8):
Common stock 2,753,785 shares authorized and issued without par value	345,639	345,639
Premium on share subscription	8,387	8,387
Retained earnings (deficit)	20,092	(9,372)

Total stockholders' equity	374,118	344,654

Total liabilities and stockholders' equity	$2,211,269	$2,128,824

The accompanying notes are an integral part of these consolidated financial statements.

TMM MULTIMODAL, S. A. DE C. V.

CONSOLIDATED STATEMENTS OF INCOME
(Notes 1 and 7)

(amounts in thousands of US dollars, except per share amounts)

	Year ended December 31,
	2001	2002	2003
Transportation revenues	$720,627	$712,140	$698,528

Costs and expenses:
Salaries, wages and employee benefits	128,845	124,413	121,762
Purchased services	147,015	163,835	155,594
Fuel, material and supplies	68,717	58,594	71,843
Other costs	147,606	129,446	130,777
Depreciation and amortization	79,496	82,552	86,554

	571,679	558,840	566,530

Income on transportation	148,948	153,300	131,998

Other income (expenses)—Net (Note 9)	38,043	(30,278)	(35,095)

Operating income	186,991	123,022	96,903

Interest income	4,510	4,974	8,288
Interest expense	(87,009)	(101,722)	(112,641)
Exchange (loss) gain—Net	2,782	(17,379)	(13,657)

Net financing cost	(79,717)	(114,127)	(118,010)

Income (loss) before provision for deferred income taxes and minority interest	107,274	8,895	(21,107)
Income tax expense (Note 10)	(3,683)	(29,275)	(32,991)

Income (loss) before minority interest	103,591	20,380	(54,098)
Minority interest	(72,528)	4,642	36,134

Net income (loss) for the year	$31,063	($15,738)	($17,964)

Net income (loss) for the year per share (Note 2q.)	$11.28	($5.71)	($6.52)

The accompanying notes are an integral part of these consolidated financial statements.

TMM MULTIMODAL, S. A. DE C. V.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003
(Notes 1 and 8)

(amounts in thousands of US dollars)

	Common stock	Premium on share subscription	Effect on purchase of subsidiary shares	Retained earnings	Total
Balance at January 1, 2001	$345,639	8,387	(16,795)	$24,767	$361,998
Net income for the year				31,063	31,063

Balance at December 31, 2001	345,639	8,387	(16,795)	55,830	393,061
Dividends declared on January 18, 2002				(20,000)	(20,000)
Effect on sale of subsidiary shares			16,795		16,795
Net loss for the year				(15,738)	(15,738)

Balance at December 31, 2002	345,639	8,387		20,092	374,118
Dividends declared on January 1, 2003				(11,500)	(11,500)
Net loss for the year				(17,964)	(17,964)

Balance at December 31, 2003	$345,639	$8,387	$—	($9,372)	$344,654

The accompanying notes are an integral part of these consolidated financial statements.

TMM MULTIMODAL, S. A. DE C. V.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Note 1)

(amounts in thousands of US dollars)

	Year ended December 31,
	2001	2002	2003
Cash flows from operating activities:
Net income (loss) for the year	$31,063	($15,738)	($17,964)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	79,496	82,552	86,554
Amortization of discount on senior secured debentures and commercial paper	49,408	23,158	370
Income tax expense	3,683	29,275	32,991
Minority interest	72,528	(4,642)	(36,134)
Loss on sale of property, machinery and equipment—Net	7,585	6,897	2,909
Gain on transfer of concession rights—Net	(60,744)
Effect on sale of subsidiary shares		16,795
Changes in other assets and liabilities:
Accounts receivable	(20,610)	12,966	(10,999)
Other accounts receivable	(23,521)	(34,776)	10,254
Materials and supplies	1,269	3,068	3,568
Other current assets	(1,084)	(2,170)	(957)
Amounts due to related parties	(21,289)	(19,568)	860
Accounts payable and accrued expenses	11,641	13,822	38,018
Other non-current assets and long-term liabilities	3,123	(10,862)	(9,805)

Total adjustments	101,485	116,515	117,629

Net cash provided by operating activities	132,548	100,777	99,665

Cash flows from investing activities:
Investment in Mexrail Inc.		(31,360)
Sale of property, machinery and equipment	2,012	642	2,390
Acquisition of property, machinery and equipment	(85,245)	(89,355)	(73,121)
Acquisition of treasury shares		(162,575)

Net cash used in investing activities	(83,233)	(282,648)	(70,731)

Cash flows from financing activities:
Payments under commercial paper	(25,156)	(340,000)	(67,001)
Proceeds from commercial paper		196,738	30,000
Proceeds from senior notes		175,241
Proceeds from term loan facility		128,000
Principal payment of term loan facility			(18,286)
Principal payments under capital lease obligations	(4,227)	(298)	(298)
Dividends paid		(672)

Net cash (used in) provided by financing activities	(29,383)	159,009	(55,585)

Increase (decrease) in cash and cash equivalents	19,932	(22,862)	(26,651)
Cash and cash equivalents:
Beginning of the year	33,180	53,112	30,250

End of the year	$53,112	$30,250	$3,599

Supplemental information:
Cash paid during the year for interest	$28,779	$58,525	$98,626

Non cash transactions:
Due from Mexican Government	$81,892	$93,555

Assets acquired through capital lease obligation	$2,448		$120

Dividends		$19,328	$11,500

The accompanying notes are an integral part of these consolidated financial statements.

TMM MULTIMODAL, S. A. DE C. V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(amounts in thousands of US dollars, except number of shares)

NOTE 1—THE COMPANY:

        TMM Multimodal, S. A. de C. V. ("TMM Multimodal" or the "Company") is subsidiary of TMM Holdings, S. A. de C. V. ("TMM Holdings"), which in turn is subsidiary of Grupo TMM, S. A. ("Grupo TMM") and was incorporated in 1986, whose main activity is providing national and international intermodal freight services. Since 1997, TMM Multimodal has not received any revenue regarding the activity for which it was created and it has been used solely as a holding company.

        At the Extraordinary General stockholders' Meeting held on August 14, 2002, Grupo TMM transferred its 96.64% controlling interest in its subsidiary TMM Multimodal to TMM Holdings (100% subsidiary of Grupo TMM).

        TMM Multimodal holds (directly and indirectly) the following companies:

		Percentage of ownership at December 31
Company
	Subsidiary of	2002	2003
Grupo Transportación Ferroviaria Mexicana, S. A. de C. V. ("Grupo TFM")	TMM Multimodal(c)	51.00	51.00
TFM, S. A. de C. V. ("TFM")	Grupo TFM(a)	80.00	80.00
Mexrail, Inc. ("Mexrail")	TFM(b)	100.00	100.00
Arrendadora TFM, S. A. de C. V. ("Arrendadora TFM")	TFM and Grupo TFM(d)	100.00	100.00
The Tex-Mex Railway (the "The Tex-Mex")	Mexrail	100.00	100.00

a.
Grupo TFM is a non-operating holding company with no material assets or operations other than its investment in TFM, which in turn is the holding company of Mexrail, Inc. ("Mexrail") and Arrendadora TFM.

  TFM lines are comprised of approximately 2,641 (excluding the 20 miles of the Griega-Mariscala stretch, see Note 3) miles of track, which form a strategically important rail link within Mexico and to the North American Free Trade Agreement corridor. TFM lines directly link Mexico City and Monterrey (as well as Guadalajara through trackage rights) with the ports of Lázaro Cárdenas, Veracruz and Tampico and the Mexican/United States border crossings of Nuevo Laredo-Laredo, Texas and Matamoros-Brownsville, Texas.

b.
In May 1999, Grupo TMM sold its 51% holdings interest in Mexrail to TMM Multimodal for an aggregate price of $30.5 million. The purchase of Mexrail by TMM Multimodal was accounted for at historical cost in a manner similar to a pooling of interests because it is considered a business reorganization among companies within the same control group. The transaction resulted in a reduction of stockholders' equity amounting to $16,795 representing the difference between the historical carrying value of the assets and liabilities acquired and the purchase price of $30.5 million.

  On February 27, 2002, TMM Multimodal and Kansas City Southern ("KCS") announced that they had agreed to sell Mexrail and its wholly owned subsidiary, the Tex-Mex, to TFM for an aggregate price of $64 million ($32.6 million to TMM Multimodal and $31.4 million to KCS). The sale was completed on March 27, 2002, resulting in a loss amounting to $8.7 million (net of the effect of purchase in subsidiary shares from 2000), and is recorded in other income (expenses) in the consolidated statement of income. As a result, Mexrail, Inc., with its wholly owned subsidiary, the Tex-Mex became wholly owned subsidiaries of TFM. TFM now controls the operations and dispatching of the entire international rail bridge.

c.
On July 29, 2002, TFM purchased the 24.6% non-voting interest in Grupo TFM, previously held by the Mexican Government (the "Government") for an aggregate price of $256.1 million. The payment for the call option shares was financed through (1) a portion ($162,575) of the proceeds of the issuance of $180,000 of debt securities by TFM (see Note 5) and approximately $93.5 million was applied against note receivables from the Government. This transaction was accounted under the purchase accounting by recognizing a negative goodwill of $13.9 million from the difference between 51% of the consideration given by TFM and 12.5% (the additional share of assets acquired) of the fair value of the net assets of Grupo TFM.

  On May 9, 2003, TFM sold the 51% interest in Mexrail and its wholly owned subsidiary The Tex-Mex Railway, to KCS for 32.6 million. The Mexrail stock sold was to remain in an independent voting trust pending approval of the transaction by the U.S. Surface Transportation Board ("STB"). Within two years of the date of this agreement, TFM has the right to repurchase all of the shares from KCS at any time for an amount equal to the purchase price. Such right was unconditional and could be exercised in the sole discretion of TFM by written notice to KCS given by the chairman of TFM and without any other corporate approvals of TFM or Grupo TMM. Since the sale was conditional on obtaining approval of the transaction by the STB, TFM recognized a liability for the net present value of the purchase price. Proceeds from the sale were re-invested in TFM. In September 2003, TFM reacquired for $32.6 million the shares previously transferred to KCS, and the related liability was canceled.

d.
Arrendadora TFM was incorporated on September 27, 2002 under the Mexican Law regulations and its only operation is the leasing to TFM of the locomotives and cars acquired through the privatization previously transferred by TFM (locomotives in 2002 and cars in 2003). Arrendadora TFM is a subsidiary of TFM.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        TMM Multimodal and subsidiaries prepare their financial statements in accordance with International Financial Reporting Standards ("IFRS") expressed in U.S. dollars, which differ in certain material respects from those under United States of America Generally Accepted Accounting Principles ("U.S. GAAP"). See Note 12. The most significant accounting policies are described below.

        The consolidated financial statements have been approved by the Board of Directors of the Company.

a.     Consolidation

        The consolidated financial statements include the accounts of TMM Multimodal and its subsidiaries. All intercompany balances and transactions have been eliminated.

b.     Translation

        Although TMM Multimodal and subsidiaries are required to maintain for tax purposes their books and records in Mexican pesos ("Ps"), except Mexrail and its subsidiary, the Company and subsidiaries keep records and use the US dollar as their functional and reporting currency.

        Monetary assets and liabilities denominated in Mexican pesos are translated into US dollars using current exchange rates. The difference between the exchange rate on the date of the transaction and the exchange rate on the settlement date, or balance sheet date if not settled, is included in the income statement as a foreign exchange gain/loss. Non monetary assets or liabilities originally denominated in Mexican pesos are translated into US dollars using the historical exchange rate at the date of the transaction. Capital stock transactions and minority interest are translated at historical rates. Results of operations are mainly translated at the monthly average exchange rates. Depreciation and amortization of non-monetary assets are translated at the historical exchange rate.

c.     Cash and cash equivalents

        Cash and cash equivalents represent highly liquid interest-bearing deposits and investments with an original maturity of less than three months and are stated at cost plus interest earned.

d.     Accounts receivable

        Accounts receivable are carried at original invoice amount less provision made for impairment of these receivables. A provision for impairment of trade receivables is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of receivables.

e.     Materials and supplies

        Materials and supplies consisting mainly of fuel and items for maintenance of property and equipment, are valued at the lower of the average cost and net realizable value.

f.      Concession rights and related assets

        Costs incurred by the Company to acquire the concession rights and related assets were capitalized and are amortized on a straight-line basis over the estimated useful lives of the related assets and rights acquired (see Note 3). The purchase price to acquire the concession rights and related assets was allocated to the identifiable assets acquired and liabilities assumed in connection with the privatization process (see Note 3) based on their estimated fair value.

The assets acquired and liabilities assumed include:

(i)
The tangible assets acquired pursuant to the asset purchase agreement, consisting of locomotives, rail cars and materials and supplies;

(ii)
The rights to utilize the right of way, track structure, buildings and related maintenance facilities of the TFM lines;

(iii)
The 25% equity interest in the company established to operate the Mexico City rail terminal facilities; and

(iv)
Capital lease obligations assumed.

g.     Property, machinery and equipment

        Machinery and equipment acquired through the asset purchase agreement were initially recorded at their estimated fair value. Subsequent acquisitions are stated at cost. Depreciation is calculated by the straight-line method based on the estimated useful lives of the respective fixed assets (see Note 4).

        Recurring maintenance and repair expenditures are charged to operating expenses as incurred. The cost of locomotives rebuilt is capitalized and is amortized over the period in which benefits are expected to be received (eight years).

h.     Investment held in associate company

        TFM's 25% interest in the Mexico City rail terminal is accounted for using the equity method of accounting. For the years ended December 31, 2001, 2002 and 2003, the equity in the loss (income) of Mexico City rail terminal amounted $915 ($1,269) and ($282), respectively and is included in other income (expenses)-net in the consolidated statements of income (see Note 9).

i.      Goodwill

        Represent the difference between the consideration paid and the fair value of the identifiable net assets.

j.      Deferred income tax

        Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax basis of assets and liabilities and their carrying amounts in the financial statements. Currently enacted tax rates are used in the determination of deferred income tax.

        Deferred tax assets are recognized to the extent that it is probable that future taxable profit against which the temporary differences can be utilized, will be available.

        Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

k.     Borrowings

        Borrowings are recognized initially as the proceeds received, net of transactions costs incurred. Borrowings are subsequently stated at amortized costs using the effective yield method; any difference between proceeds (net of transactions costs) and the redemption value is recognized in the income statements over the period of the borrowings.

l.      Seniority premiums

        Seniority premiums to which employees are entitled upon termination of employment after 15 years of service are expensed in the years in which the services are rendered. Starting in 2002, the Company recognized the seniority premiums based on actuarial computations. At December 31, 2002 and 2003, the Company had a provision of $778 and $847, respectively, which is included in other long-term liabilities in the consolidated balance sheets.

        Other compensations based on length of service to which employees may be entitled in the event of dismissal, in accordance with the Mexican Federal Labor Law, are charged to the statement of income in the year in which they become payable.

m.    Revenue recognition

        Revenue is recognized proportionally as a shipment moves from origin to destination.

n.     Impairment

        The carrying value of intangible assets and long-lived assets are periodically reviewed by the Company and impairments are recognized whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is recognized for the amount by which the carrying amount of the assets exceeds its recoverable amounts, which is the higher of an asset's net selling price and its value in use. For the purpose of assessing impairment, assets are grouped at the lowest level for which there are separately identifiable discounted cash flows.

o.     Leases

        Leases of property, machinery and equipment where the Company has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the inception of the lease at the lower of the fair value of the leased property and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

        Leases where the lessor retains a significant portion of the risks and rewards of ownership are classified as operating leases. Payments made under operating leases are charged to the income statement on a straight-line basis over the period of the lease.

p.     Minority interest

        The minority interest reflects the interest held by third parties.

q.     Net income (loss) per share

        Net income (loss) per share is calculated based on the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding for the years ended December 31, 2001, 2002 and 2003 was 2,753,785, respectively.

r.      Use of estimates

        The preparation of the consolidated financial statements requires Management to make estimates and assumptions that could affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from these estimates.

s.     Financial risk management

(i)    Financial risk factors

        The Company enters into financial and commodity derivative instruments as a part of its risk management program including currency exchange contracts, interest rate arrangements and U.S. based fuel future. These contracts are mark to market and accordingly gains and losses related to such transactions are recognized in results of operations on a monthly basis. See Note 6.

(ii)   Foreign exchange risk

        TFM operates internationally and is exposed to foreign exchange risk arising from exposure primarily with respects to the Mexican peso.

        At December 31, 2003 Grupo TFM had monetary assets and liabilities denominated on Mexican pesos of Ps1,325 million and Ps261 million (Ps1,292 million and Ps414 million, at December 31, 2002), respectively. At December 31, 2002 and 2003 the exchange rate was Ps10.45 and Ps11.23 per US dollar, respectively. At April 7, 2004, date of issuance of these consolidated financial statements, the exchange rate was Ps11.15 per US dollar.

(iii)  Interest-rate risk

        The Company's income and operating cash flows are substantially independent of changes in market interest rates. The interest rates of the finance leases to which TFM is lessor are fixed at the inception of the lease. TFM's policy is to maintain approximately 75% of its borrowings in fixed-rate instruments. At the year and December 31, 2002 and 2003 75% and 80% were at fixed rates.

(iv)  Concentration of risk

        Over 19.4% of the Company's transportation revenues are generated by the automotive industry, which is mad up of a relatively small number of customers. In addition, the Company's largest customer accounted for approximately 10% of transportation revenues. The Company performs ongoing credit valuations of its customers' financial conditions and maintains a provision for impairment of those receivables.

t.      Reclassifications

        Certain figures of the year 2001 and 2002 were reclassified according to 2003 figures.

y.      New accounting pronouncements

        The International Accounting Standards Board ("IASB") on December 18, 2003 revised International Accounting Standards ("IAS") 1, 2, 8, 10, 16, 17, 21, 24, 27, 28, 31, 33 and 40 and gave notice of the withdrawal of IAS 15. The revised standards mark the near-completion of the IASB's improvement project.

        The project addressed concerns, questions and criticism raised by securities regulators and other interested parties about the existing set of IASs. The project brings:

        —Removal of some options (i.e. allowed alternatives)

        —Better reporting through convergence

        —New guidance and disclosures

        Improved version of two further standards (IAS 32 and IAS 39) were also by the Board as part of its improvements project and issued on December 17, 2003.

        The effective date for the amended standards is for financial periods beginning on or after January 1, 2005. Earlier adoption is permitted.

        On February 19, 2004, the IASB published IFRS 2, "Share-based Payment". Effective date is for periods beginning on or after January 1, 2005. IFRS 2 replaces the IAS 19 disclosure requirements for equity compensation benefits. The IFRS 2 requires an entity to recognize share-based payment transactions in its financial statements, including transactions with employees or other parties to be settled in cash, other assets or equity instruments of the entity. The standard sets out measurement principles and specific requirements of the entity. The standard sets our measurement principles and specific requirements for three types of share-based payment transactions: equity-settled share-based payment transactions; cash-settled share-based transactions and with settlement alternatives.

        The IASB issued IFRS 3, "Business Combinations" on 31 March 2004. IFRS 3 supersedes IAS 22 for all business combinations with an agreement date after 31 March 2004. The IFRS also replaces the following Interpretations:

  •
  SIC-9 Business Combination—Classification either as Acquisition or Unitings of Interests.

  •
  SIC-22 Business Combinations—Subsequent Adjustment of Fair Values and Goodwill Initially Reported.

  •
  SIC-28 Business Combinations—"Date of Exchange" and Fair Value of Equity Instruments.

        The objective of this IFRS is to specify the financial reporting by an entity when it undertakes a business combination. In particular, it specifies that all business combinations should be accounted for by applying the purchase method. Therefore, the acquirer recognizes the acquiree's identifiable assets, liabilities and contingent liabilities at their fair values at the acquisition date, and also recognizes goodwill, which is subsequently tested for impairment rather than amortized.

        This IFRS does not apply to:

  a.
  Business combinations in which separate entities or businesses are brought together to form a joint venture.

  b.
  Business combinations involving entities or businesses under common control.

  c.
  Business combinations involving two or more mutual entities.

  d.
  Business combinations in which separate entities or businesses are brought together to form a reporting entity by contract alone without the obtaining of an ownership interest (for example, combinations in which separate entities are brought together by contract alone to form a dual listed corporation).

        The IASB issued IFRS 4, "Insurance Contracts" on 31 March 2004. The publication of this IFRS provides, for the first time, guidance on accounting for insurance contracts, and marks the first step in the IASB's project to achieve the convergence of widely varying insurance industry accounting practices around the world.

        The objective of this IFRS is to specify the financial reporting for insurance contracts by any entity that issues such contracts (described in this IFRS as an insurer) until the Board completes the second phase of its project on insurance contracts. In particular, this IFRS requires:

  a.
  Limited improvements to accounting by insurers for insurance contracts.

  b.
  Disclosure that identifies and explains the amounts in an insurer's financial statements arising from insurance contracts and helps users of those financial statements understand the amount, timing and uncertainty of future cash flows from insurance contracts.

        An entity shall apply this IFRS for annual periods beginning on or after 1 January 2005. Earlier application is encouraged. If an entity applies this IFRS for an earlier period, it shall disclose that fact.

        The IASB has issued on 31 March 2004 IFRS 5, "Non-current Assets Held for Sale and Discontinued Operations". This IFRS sets out requirements for the classification, measurement and presentation of non-current assets held for sale and replaces IAS 35 Discontinuing Operations.

        The objective of this IFRS is to specify the accounting for assets held for sale, and the presentation and disclosure of discontinued operations. In particular, the IFRS requires:

  a.
  Assets that meet the criteria to be classified as held for sale to be measured at the lower of carrying amount and fair value less costs to sell, and depreciation on such assets to cease; and

  b.
  Assets that meet the criteria to be classified as held for sale to be presented separately on the face of the balance sheet and the results of discontinued operations to be presented separately in the income statement.

        An entity shall apply this IFRS for annual periods beginning on or after 1 January 2005. Earlier application is encouraged. If an entity applies the IFRS for a period beginning before 1, January 2005, it shall disclose that fact.

        Management is currently evaluating the impact, if any, of the adoption of the above-mentioned standards.

NOTE 3—CONCESSION RIGHTS AND RELATED ASSETS:

        In December 1996, the Government (the "Government") granted TFM the Concession (the "Concession") to operate the northeast rail lines for an initial period of fifty years, exclusive for thirty years, renewable, subject to certain conditions, for a second period of equal length.

        Under the terms of the Concession, the Company has the right to use and the obligation to maintain the right of way, track structure, buildings and related maintenance facilities. Ownership of such property and fixtures, however, has been retained by the Government.

        Concession rights and related assets are summarized below:

	December 31,
			Estimated useful lives (years)
	2002	2003
Land	$132,878	$132,878	50
Buildings	33,113	33,113	27-30
Bridges	75,350	75,350	41
Tunnels	94,043	94,043	40
Rail	317,268	317,268	29
Concrete and wood ties	137,351	137,351	27
Yards	106,174	106,174	35
Ballast	107,189	107,189	27
Grading	391,808	391,808	50
Culverts	14,942	14,942	21
Signals	1,418	1,418	26
Other	61,792	61,792	5-50

	1,473,326	1,473,326
Accumulated amortization	(257,839)	(299,109)

Concession rights and related assets—Net	$1,215,487	$1,174,217

        Amortization of concession rights was $40.0 million, $40.2 million, and $41.0 for the years ended December 31, 2001, 2002 and 2003, respectively.

        The affective date for the amended standards is for financial periods beginning on or after January 1, 2005. Earlier adoption is permited.

        On February 9, 2001 the Ministry of Communications and Transport ("SCT") issued statement 4.123. Under this statement, the SCT and TFM agreed to transfer a line of the two-way Griega-Mariscala stretch to the Government in order to be included in the North Pacific concession. In return for this stretch, TFM recorded a receivable from the Government in the amount of $85,226, which was applied against the purchase price of the 24.63% Grupo TFM's capital stock owned indirectly by the Government through Ferrocarriles Nacionales de México ("FNM") and Nacional Financiera, S. N. C. ("Nafin"). During 2001, the Company recognized a net gain related with this transaction of approximately $60,744, which was credited to other income (expenses)-net in the consolidated statement of income (see Note 9).

        Government payment was restated in accordance with an appraisal performed by the "Comisión de Avalúos de Bienes Nacionales", until the payment date.

        On February 12, 2001, the SCT modified the Concession title granted to TFM (i) to transfer the Griega-Mariscala stretch described above, and (ii) authorized the dismantling of the catenary running over the route between Huehuetoca, State of Mexico and the City of Querétaro.

NOTE 4—PROPERTY, MACHINERY AND EQUIPMENT:

        Pursuant to the asset purchase agreement, the Company obtained the right to acquire locomotives and rail cars and various materials and supplies, formerly owned by FNM. The Company also agreed to assume the outstanding indebtedness, as of the commencement of operations, relating to certain locomotives originally acquired by FNM under capital lease arrangements (see Note 11). Legal title to the purchased assets was transferred to TFM at that time.

	December 31, 2002
	Balance at beginning of year—net of accumulated depreciation	Additions	Disposals	Transfer and others	Depreciation	Balance at end of year—net of accumulated depreciation	Estimated useful lives (years)
Locomotives	$123,385		$122		$11,619	$111,644	14
Freight cars	76,905		4,974		5,908	66,023	12–16
Machinery of workshop	8,499	$70		$337	1,906	7,000	8
Machinery of road	20,790	14	61	2,747	1,778	21,712	14
Terminal and other equipment	36,798	1,571	223	3,069	5,687	35,528	1–15
Track Improvement	195,136	5,518		40,885	6,770	234,769	15–48
Buildings	5,033	181		292	138	5,368	20
Overhaul	44,092	10,120			8,966	45,246	8

	510,638	17,474	5,380	47,330	42,772	527,290
Land	37,459		14	162		37,607
Construction in progress	20,624	71,881		(48,035)		44,470

	$568,721	$89,355	$5,394	($543)	$42,772	$609,367

	December 31, 2003
	Balance at beginning of year—net of accumulated depreciation	Additions	Disposals	Transfer and others	Depreciation	Balance at end of year—net of accumulated depreciation	Estimated useful lives (years)
Locomotives	$111,644				$11,609	$100,035	14
Freight cars	66,023	$122	$3,356		5,387	57,402	12–16
Machinery of workshop	7,000	5		$387	1,944	5,448	8
Machinery of road	21,712	310		78	1,910	20,190	14
Terminal and other equipment	35,528	1,212	177	17,951	5,153	49,361	1–15
Track improvement	234,769	27,391		22,939	9,096	276,003	15–48
Buildings	5,368	820	34		177	5,977	20
Overhaul	45,246	9,758			10,197	44,807	8

	527,290	39,618	3,567	41,355	45,473	559,223
Land	37,607	18	198			37,427
Construction in progress	44,470	33,485		(42,174)		35,781

	$609,367	$73,121	$3,765	($819)	$45,473	$632,431

        Depreciation of property, machinery and equipment was $39.5 million in 2001, $42.8 million in 2002 and $45.5 in 2003.

NOTE 5—FINANCING:

        Financing is summarized as follows:

	December 31,
	2002			2003
	Proceeds	Transaction costs/ discount	Borrowings	Proceeds	Transaction costs/ discount	Borrowings
Short-term debt:
Commercial paper(1)				$85,000	($593)	$84,407
Current portion of long-term debt:
Term loan facility(2)	$18,286		$18,286	109,713	(1,380)	108,333

	$18,286		$18,286	$194,713	($1,973)	$192,740

	December 31,
	2002			2003
	Proceeds	Transaction costs/ discount	Borrowings	Proceeds	Transaction costs/ discount	Borrowings
Senior notes due 2007(3)	$150,000		$150,000	$150,000		$150,000
Senior discount debentures (4)	443,501	($7,592)	435,909	443,501	($6,247)	437,254
Senior notes due 2012 (5)	180,000	(25,654)	154,346	180,000	(22,065)	157,935
Commercial paper (1)	122,000	(1,517)	120,483
Term loan facility (2)	109,714	(1,897)	107,817

	$1,005,215	($36,660)	$968,555	$773,501	($28,312)	$745,189

        On September 17, 2002, the total amount of the initial commercial paper was due and the Company entered into two new bank facilities provided by a consortium of banks for an aggregate amount of $250 million in order to refinance the initial commercial paper program (the "Credit Agreement"). The Company repaid the remaining $60 million of indebtedness outstanding under the former commercial paper program.

        According to the Credit Agreement, the Company entered into two new bank facilities as follows:

(1)   New commercial paper

        The second and new commercial paper program consists of a two-year facility in the amount of $122,000, which is supported by a letter of credit issued under the bank facility. The new commercial paper facility allows the Company to draw-down advances from time to time, subject to certain terms and conditions. The obligations of the new commercial paper facility rank at least pari passu with the other senior unsecured indebtedness.

        The average interest rate for the year ended December 31, 2002 and 2003 was 1.87% and 1.28%, respectively.

(2)   Term loan facility

        The term loan facility is a four-year term loan in the amount of $128,000. The term loan is payable in semi-annual installments beginning in September 2003 and ending in September 2006 and bearing interest at Libor plus applicable margin. The obligations of the term loan facility rank at least pari passu with the other senior unsecured indebtedness. The average interest rate for the year ended December 31, 2002 and 2003 was 4.44% and 3.97%, respectively.

        On October 22, 2003, the Company began discussions with the Syndicate Members towards the refinancing the outstanding balance of the existing $122,000 commercial paper program, including the reduction of such program to a maximum amount of $85,000 and the required changes to financial covenants to the above mentioned credit agreements.

        As of March 19, 2004, date of issuance of these combined and consolidated financial statements the Company is still discussing the terms of the refinancing of its commercial paper program.

(3)   Senior notes due 2007

        In June 1997 the Company issued US dollar denominated securities bearing interest semiannually at a fixed rate of 10.25% and maturing on June 15, 2007.

        Interest expense related with the senior notes amounted $16,167, for each one of the years ended December 31, 2001, 2002 and 2003.

(4)   Senior discount debentures ("SDD")

        The US dollar denominated SDD were sold in June 1997, at a substantial discount from their principal amount of $443,501, and no interest was payable thereon prior to June 15, 2002. The SDD will mature on June 15, 2009. The SDD yield 11.75% fixed rate at semiannual specified date an accreted value computed on the basis of semiannual compounding and maturing on June 15, 2002. Interest on the SDD is payable semiannually at a fixed rate of 11.75%, commencing on December 15, 2002. The SDD are redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2002, at redemption price of 100% starting on June 15, 2004 from and thereafter (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any.

        Interest expense related with the SDD amounted $47,763, $53,406 and $54,796 during 2001, 2002 and 2003, respectively.

(5)   Senior notes due 2012

        TFM completed a solicitation of consents of holders of 10.25% Senior Notes due 2007 and 11.75% SDD due 2009 senior notes and its debentures to an amendment providing for certain changes to the "Limitation on Restricted Payments", "Limitation on Indebtedness", and "Limitation on Liens" covenants in each of the indentures pursuant to which the securities were issued. TFM obtained the requisite consents and paid a fee of $16,972 to allow it to issue additional $180,000 in new debt and to purchase the call option shares in Grupo TFM held by the Government (see Note 8).

        In June 2002, TFM issued senior notes for an aggregate principal amount of $180,000. The senior notes are denominated in dollars, bear interest semi-annually at a fixed rate of 12.50% and mature on June 15, 2012. The senior notes are redeemable at TFM's option on or after June 15, 2007 and, subject to certain limitations. The senior notes were issued at a discount of $2.5 million, which is being amortized based on the interest method over its term.

        The Company incurred and capitalized $25.1 million in consent and professional services fees in connection with the issuance of these notes and is being amortized based on the interest method over the term of the senior notes.

        Interest expense related with the senior notes due 2012 amounted to $12,944 and $23,659, for the years ended December 31, 2002 and 2003, respectively.

Covenants

        The agreements related to the above-mentioned loans include certain affirmative and negative covenants and maintenance of certain financial conditions, including, among other things, dividend and other payment restrictions affecting restricted subsidiaries, limitation on affiliate transactions and restrictions and asset sales, with which Grupo TFM and subsidiaries were in compliance at December 31, 2002.

        On May 2, 2003, the Credit Agreement was amended to restate some covenants for the term loan facility and the commercial paper program.

        On October 24, 2003, and on March 10, 2004, TFM received a waiver from the banks which participate in the Credit Agreement of the term loan facility and the commercial paper program. TFM is now waived from the financial covenants under such agreement for the three months ended September 30, 2003 and for the three months ended December 31, 2003, respectively.

        Considering that some financial covenants were breached in 2003, and it is probable that further breaches will occur within twelve months period of the balance sheet date, the outstanding long-term loan facility amounting to $71,762 has been reclassified to short-term debt as of December 31, 2003.

        Maturity of long-term debt is as follows:

	December 31,
	2002			2003
	Proceeds	Transaction costs/ discount	Borrowings	Proceeds	Transaction costs/ discount	Borrowings
2004	$158,570	($2,034)	$156,536
2005	36,572	(517)	36,055
2006	36,572	(863)	35,709
2007	150,000		150,000	$150,000		$150,000
2008 and thereafter	623,501	(33,246)	590,255
2009 and thereafter				623,501	($28,312)	595,189

	$1,005,215	($36,660)	$968,555	$773,501	($28,312)	$745,189

NOTE 6—FINANCIAL INSTRUMENTS:

Fuel swap contracts

        The Company may seek to assure itself of more predictable fuel expenses through U.S. fuel swap contracts. Hedge positions are also closely monitored to ensure that they will not exceed actual fuel requirements in any period.

        As of December 31, 2002, the Company had ten swap contracts outstanding for 5,000,083 gallons of fuel which expired in January and February 2003. The realized gain was $1,548 and the Company has only recorded at December 31, 2002 a benefit of $1,009 and in 2003 the remaining $539 were recognized.

        As s result of the fuel swaps contracts acquired during 2003, the realized gain was $849. As of December 31, 2003, the Company did not have any fuel future contracts.

Foreign exchange contracts

        The purpose of the Company's foreign exchange contracts is to limit the risks arising from its peso-denominated monetary assets and liabilities.

        The nature and quantity of any hedging transactions will be determined by Management of the Company based upon net assets exposure and market conditions.

        As of December 31, 2002, the Company had one Mexican peso call option outstanding in the notional amount of $1.7 million, based on the average exchange rate of Ps11.0 per dollar. This option expired in May 29, 2003.

        Additionally, as of December 31, 2002, the Company had one forward contract outstanding in the notional amount of $10 million, based on the exchange rate of Ps9.769 per dollar. This forward expired on February 13, 2003.

        As of December 31, 2003, the Company had two Mexican peso call options outstanding in the notional amount of $11.8 million and $1.7 million, respectively, based on the exchange rate of Ps13.00 and Ps12.50 each one per dollar. These options will expire on September 8, and May 29, 2004, respectively. The premium paid was $250 and $40, respectively.

Fair value of financial instruments

        The fair values of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate carrying values because of the short maturity of these financial instruments.

        The related fair value based on the quoted market prices for the Senior notes due 2007 and SDD or similar issues at December 31, 2002 was $140,625 and $427,334, and at December 31, 2003 was $142,922 and $446,956, respectively. The related fair value based on the quoted market price for the senior notes due 2012 at December 31, 2002 and 2003 was $179,325 and $205,200, respectively. The carrying amount of commercial paper and term loan facility approximates fair value due to their variable rates.

NOTE 7—BALANCES AND TRANSACTIONS WITH RELATED PARTIES:

	December 31,
	2002	2003
Accounts receivable:
Terminal Ferroviaria del Valle de México, S. A. de C. V.		$1,550
Grupo TMM	$11,562	329
Other Grupo TMM's subsidiaries	5,316	3,860

	$16,878	$5,739

	December 31,
	2002	2003
Accounts payable:
KCS	$1,222	$4,345
Terminal Ferroviaria del Valle de México, S. A. de C. V.	3,479
Other Grupo TMM's subsidiaries	4,474	5,665

	$9,175	$10,010

        The most important transactions with related parties are summarized as follows:

	Year ended December 31,
	2001	2002	2003
Transportation revenues	$4,431	$10,375	$13,783

Management services	($2,500)	($2,500)	($2,500)

Other expenses	($9,161)	($9,800)	($8,426)

Grupo TMM management services agreement

        The Company and Grupo TMM entered into a management services agreement pursuant to which Grupo TMM provides certain consulting and management services to the Company commencing May 1997 for a term of 12 months and which may be renewed for additional one-year periods by agreement of the parties. Under the terms of the agreement, Grupo TMM is to be reimbursed for its costs and expenses incurred in the performance of such services.

KCS Transportation Company ("KCSTC") management services agreement

        The Company and KCSTC, a wholly owned subsidiary of KCS, entered into a management services agreement pursuant to which KCSTC makes available to the Company certain railroad consulting and management services commencing May 1997 for a term of 12 months and which may be renewed for additional one-year periods by agreement of the parties. Under the terms of the agreement, KCSTC is to be reimbursed for its costs and expenses incurred in the performance of such services.

        On April 30, 2002, TFM and KCS, as successor in interest through merger with KCSTC, as well as TFM and Grupo TMM, entered into amendments to the management services agreements that provides for automatic renewal of the agreements and compensates KCS and Grupo TMM for their services under the agreements. The amendments state that KCS and Grupo TMM are entitled to receive (1) $2,500 paid in nine equal monthly installments beginning in April 2002, as compensation for services rendered between January 1, 1999 and December 31, 2000; (2) and additional $2,500 in a lump sum payment on or before January 2, 2003 as compensation for services rendered from January 1, 2001 through December 31, 2002; and (3) quarterly service payments, payable in arrears, for the period beginning January 1, 2003 at an annual rate of $1,250. The management services agreements are terminable by either party upon 60 days written notice.

NOTE 8—STOCKHOLDERS' EQUITY:

        At the Ordinary Stockholders' Meeting held on January 18, 2002, the stockholders agreed to declare dividends in cash by an amount of $20,000. Dividends paid to EMD Holding Corporation caused income tax since they did not come from the Net Tax Profit Account. In the other hand, dividends declared to Grupo TMM included the corresponding income tax due that the Company consolidates its results for income tax purposes.

        At the Ordinary Stockholders' Meeting held on January 1, 2003, the stockholders agreed to declare dividends by an amount of $11,500. Dividends corresponding to EMD Holding Corporation caused income tax since they did not come from Net Tax Profit Account. In the other hand, income tax due from dividends declared to TMM Holdings were transferred to Grupo TMM due that the Company consolidates its results for income tax purposes.

        As of December 31, 2003, the capital stock of the Company is integrated in its fixed portion by 50 of the Series "A" Class I ordinary, nominative and without expression of nominal value each one and in its variable portion by 2,661,208 shares of the Series "A" Class II ordinary nominative and without expression of nominal value each one and 92,527 shares of the Series N-1 Class II, and as of December 31, 2003 are integrated as follows:

Stockholders	Fixed	Variable	% of total
TMM Holdings	49	2,661,208	97
EMD Holding Corporation		92,527	3
Inmobiliaria TMM S. A. de C. V.	1

	50	2,753,735	100

        The Government retained a 20% interest in TFM's shares and has reserved the right to sell such shares by October 31, 2003 in a public offering. In the event that such public offering does not occur by October 31, 2003, Grupo TFM may purchase the Government's equity interest in TFM a purchase price equal to the per share price initially paid by Grupo TFM, indexed based on Mexican inflation. If Grupo TFM does not purchase the Government's TFM interest, the Government may require Grupo TMM and KCS to purchase the TFM shares at the price discussed above. See actual events on Note 11.

        Dividends paid are not subject to income tax if paid from the Net Tax Profit Account and will be taxed at a rate that fluctuates between 4.62% and 7.69% if they arise from the Reinvested Net Tax Profit Account. Any excess over this account is subject to a tax equivalent to, 49.25% or 47.06% depending on whether paid in 2004 or 2005, respectively. The tax is payable by the Company and may be credited against its income tax in the same year or the following two years. Dividends paid are not subject to tax withholding.

        In the event of a capital reduction, any excess of stockholders' equity over capital contributions, the latter restated in accordance with the provisions of the Income Tax Law, is accorded the same treatment as dividends.

NOTE 9—OTHER INCOME (EXPENSES):

	December 31,
	2001	2002	2003
Effect on sale of subsidiaries shares		($16,795)
Fees in VAT Lawsuit(1)		(6,260)	($26,701)
Sales of property and equipment—Net	($7,585)	(6,897)	(2,909)
Costs of locomotive sublease	(1,452)	(1,256)	(1,240)
Electric locomotive maint enance	(2,469)	(2,428)	(2,428)
Gain on sale of Griega Mariscala Line	60,744	2,384
Gain on sale of subsidiary shares		8,111
Equity in Terminal Ferroviaria del Valle de México	(915)	1,269	282
Recoverable income tax	2,861		1,222
Other—Net	(13,141)	(8,406)	(3,321)

	$38,043	($30,278)	($35,095)

(1)
As a result of the resolution of the courts regarding the VAT claim, in which TFM won on August 13, 2003, TFM has paid to external lawyers handling the case on behalf of the Company, fees in accordance with the terms of the agreements. Notwithstanding, in accordance with IAS the VAT recovery is a contingency gain as of December 31, 2003. (See Note 11)

NOTE 10—INCOME TAX, EMPLOYEES' STATUTORY PROFIT SHARING, ASSET TAX AND TAX LOSS:

Income tax

        TMM Multimodal and its subsidiaries compute income tax on an individual basis. However, TMM Multimodal and its subsidiaries (except Mexrail and its subsidiary) report tax results to Grupo TMM at the 60% from its holding interest in each subsidiary to determine Grupo TMM's consolidated tax result. Thus, Arrendadora TFM owes income tax of $2,551 to Grupo TMM as of December 31, 2003.

        TMM Multimodal and its subsidiaries had combined losses for tax purposes of $52,580, $400,378 and $234,383 for the years ended December 31, 2001, 2002 and 2003, respectively. The difference between tax losses and book income (loss) is due principally to the inflation gain or loss recognized for tax purposes, the difference between book and tax depreciation and amortization, non-deductible expenses and temporary differences for certain items that are reported in different periods for financial reporting and income tax purposes.

        The expense for income tax charged to income was as follows:

	Year ended December 31,
	2001	2002	2003
Current income tax	$79	$—	$10,784
Deferred income tax	3,604	29,275	22,207

Net income tax expense	$3,683	$29,275	$32,991

        Reconciliation of the income tax expense (benefit) based on the statutory income tax rate to recorded income tax expense was as follows:

	Year ended December 31,
	2001	2002	2003
Income before income tax	$107,274	$8,895	($21,107)

Income tax at 35% in 2001 and 2002 and 34% in 2003	$37,546	$3,113	($7,176)
(Decrease) increase resulting from:
Effects of inflationary and devaluation components	28,680	(43,251)	15,347
Indexation of depreciation and amortization	(39,648)	48,117	30,154
Effects of inflation on tax loss carryforwards	(26,202)	14,281	(9,222)
Non-deductible expenses	911	2,128	578
Change in tax rate from 35% to 32%		(1,837)	2,992
Other—Net	2,396	6,724	318

Net deferred income tax expense	$3,683	$29,275	$32,991

        According to the amendments to the Mexican Income Tax Law in 2002, the income tax rate will decrease one percent per year from 35% starting in 2002 up to 32% in 2005.

        The components of deferred tax assets and (liabilities) are comprised of the following:

	December 31,
	2002	2003
Tax-loss carryforwards	$381,954	$478,947
Inventories and provisions—Net	31,255	20,597
Machinery and equipment	(42,951)	(48,224)
Concession rights	(264,046)	(367,949)
Other	(5,153)	(4,519)

Net deferred income tax asset	$101,059	$78,852

        The Company has recognized deferred tax assets related to its tax loss carryforwards and other items after evaluating the reversal of existing taxable temporary differences. To the extent that the balance of the deferred tax assets exceeds the existing temporary differences, management has evaluated the recoverability of such amounts by estimating future tax profits expected in the foreseeable future and the remaining tax loss carryforwards periods which extend between 2012 through 2046. The tax profits include estimates of profitability and macroeconomic assumptions which are based on management's best estimate as of this date.

Employees' statutory profit sharing

        Employees' statutory profit sharing is determined by the Company at the rate of 10% on taxable income, adjusted as prescribed by the Mexican Income Tax Law. For the years ended December 31, 2001, 2002 and 2003, there was no basis for employees' statutory profit sharing.

Asset tax

        The Asset Tax Law establishes a tax of 1.8% on the average of assets, less certain liabilities, which is payable when it exceeds the income tax due. For the year ended December 31, 2001 the Company was not subject to asset tax. There was no asset tax due in 2002 and 2003.

Tax loss carryforwards

        At December 31, 2003 TMM Multimodal and its subsidiaries had combined tax loss carryforwards, which under the Mexican Income Tax Law are inflation-indexed through the date of utilization as shown as follows:

Year in which loss arose	Inflation-indexed amounts as of December 31, 2003	Year of expiration
1996	$14,130	2046
1997	228,092	2046
1998	339,384	2046
1999	9,049	2046
2000	160,049	2046
2001	68,743	2046
2002	398,791	2012
2003	274,817	2046

	$1,493,055

NOTE 11—COMMITMENTS AND CONTINGENCIES:

Commitments:

Concession duty

        Under the Concession, the Government has the right to receive a payment from the Company equivalent to 0.5% of the gross revenue during the first 15 years of the Concession period and 1.25% during the remaining years of the Concession period. For the years ended December 31, 2001, 2002 and 2003 the concession duty expense amounted to $3,391, $3,267 and $3,599, respectively, which were recorded as operating expense.

Capital lease obligations

        At December 31, 2002 and 2003, the outstanding indebtedness corresponds to two land capital leases for a period of ten years, in which TFM has the option to purchase them at the end of the agreement term.

Locomotives operating leases

        In May 1998 and September 1999, the Company entered into operating lease agreements for 75 locomotives each, which expire over the next 17 and 18 years, respectively. At the end of the contracts the locomotives will be returned to the lessor. As of December 31, 2003, the Company had received 150 locomotives. Rents under these agreements amounted $28.8 million in 2001, $29.1 million in 2002 and $29.1 million in 2003.

        Future minimum payments, by year and in the aggregate, under the aforementioned leases are as follows:

	December 31,
Year ending December 31,
	2002	2003
2003	$29,095
2004	29,135	$29,135
2005	29,095	29,095
2006	29,095	29,095
2007	29,095	29,095
2008 and thereafter	344,173	29,135
2009 and thereafter		315,038

	$489,688	$460,593

Railcars operating leases

        The Company leases certain railcars under agreements, which are classified as operating leases. The term of the contracts fluctuate between 3 and 15 years. Future minimum rental payments, under these agreements are shown in the following page.

	December 31,
Year ended December 31,
	2002	2003
2003	$32,830
2004	18,064	$31,930
2005	12,504	15,592
2006	10,012	12,642
2007	9,084	10,433
2008 and thereafter	51,143	9,498
2009 and thereafter		40,942

	$133,637	$121,037

Locomotives maintenance agreements

        The Company has entered into two locomotive maintenance agreements, which expire in 2004 and 2018 with third-party contractors. Under current arrangements, the contractors provide both routine maintenance and major overhauls at an established rate in a range from four to five hundred dollars per locomotive per day.

Track maintenance and rehabilitation agreement

        In May 2000, the Company entered into a track maintenance and rehabilitation agreement, which expires in 2012. Under this contract, the contractor provides both routine maintenance and major rehabilitation to the Celaya—Lazaro Cardenas stretch, which is comprised of approximately 350 miles. Maintenance and rehabilitation expense amounted to $30.2 million in 2001, $35.6 million in 2002 and $3.4 million in 2003. Under this agreement, the Company will pay approximately $30 million in the following 9 years.

Fuel purchase agreement

        On December 19, 1997, the Company entered into a fuel purchase agreement with PEMEX Refinación, under which the Company has the obligation to purchase at market price a minimum of 15,000 cubic meters and a maximum of 20,000 cubic meters per month of PEMEX diesel. The term of the agreement is indefinite but can be terminated for justified cause by each party with a written notification upon three months notice.

Fuel freight service agreement

        On October 30, 2002, the Company entered into a freight service agreement with PEMEX Refinación, which will expire until 2006. Under this agreement the Company has the obligation to provide services amounting in thousands of pesos by year as shown in the following page.

	Minimum	Maximum
2003	Ps126,264	Ps315,659
2004	98,769	246,922
2005	98,769	246,922
2006	65,756	164,390

	Ps389,558	Ps973,893

Contingencies:

A)    Value Added Tax Lawsuit

        The Company has filed a claim for the refund of approximately $188 million (Ps 2,111 million) of value added tax ("VAT") paid in connection with the Acquisition (see Note 1).

        On September 25, 2002 the Mexican Magistrates Court of the First District (the "Federal Court"), issued its judgment in favor of TFM on the VAT claim, which has been pending in the Mexican Courts since 1997. The claim arose out of the Mexican Treasury's delivery of a VAT refund certificate to a Mexican governmental agency rather than to TFM. By a unanimous decision a three judge panel of the Federal Court vacated a prior judgment of the Mexican Federal Tribunal of Mexican Fiscal and Administrative Justice (the "Fiscal Court") and remanded the case to the Mexican Fiscal Court with specific instructions to enter a new decision consistent with the guidance provided by the Federal Court's ruling. The Federal Court's ruling requires the fiscal authorities to issue the VAT refund certificate only in the name of TFM. On December 6, 2002, the upper chamber of the Mexican Fiscal Court issued a ruling denying TFM's right to receive a value a dded tax refund from the Government. On January 8, 2003, TFM was officially notified of the new judgment of the Fiscal Court and on January 29, 2003, filed the appropriate appeal.

        On June 11, 2003 the Federal Court issued a judgment in favor of TFM against the ruling of the Fiscal Court. On July 9, 2003, TFM was formally notified by a three-judge panel of the Federal Court of its June 11, 2003 judgment, which granted TFM constitutional protection (amparo) against the ruling of the Fiscal Court issued on December 6, 2002, which had denied TFM the right to receive the VAT refund certificate. The Federal Court found that the VAT refund certificate had not been delivered to TFM, and confirmed the Fiscal Court's determination that TFM has the right to receive the VAT refund certificate. The Federal Court's ruling stated that the Treasury's decision denying delivery of the VAT refund certificate to TFM violated the Mexican Law, and it instructed that the VAT refund certificate be issued to TFM on the terms established by Article 22 of the Mexican Fiscal Code in effect at that time.

        In a public session held on August 13, 2003, the Fiscal Court issued a resolution regarding TFM?s VAT lawsuit vacating its previous resolution of December 6, 2002, and in strict compliance with the ruling issued on June 11, 2003, by the Fiscal Court, resolved that TFM had proved its case, and that a "ficta denial" occurred, declaring such denial null and void as ordered by the Federal Court. On August 25, 2003, TFM was formally notified by the Fiscal Court of its resolution regarding TFM's VAT lawsuit. The resolution was the result of the unanimous vote of the nine magistrates present at the public session. The Fiscal Court ordered the issuance of the VAT refund certificate to TFM under the terms established by Article 22 of the Mexican Fiscal Code in effect in 1997. On October 3, 2003 the Mexican Tax Attorney of the Federal Government (Procuraduría Fiscal de la Federación) filed for a review of the Fiscal Court's ruling issued on August 13, 2003. On November 5, 2003 the Federal Court found no merit to the requested review and as a result, the August 13, 2003 Fiscal Court's ruling remained in place.

        On January 19, 2004, the Mexican Treasury delivered to TFM, pursuant to the August 13, 2003 Fiscal Court ruling, a Special VAT Certificate representing the historical claim amount of Ps2,111 million or approximately $188 million as of December 31, 2003. TFM will continue seeking for the additional amounts representing the effect of inflation and interest on the original claim amount.

        On January 20, 2004, the Mexican Fiscal Administration Service ("Servicio de Administración Tributaria" or "SAT") issued a provisional attachment of the Special VAT Certificate, stating that the documents that support the value of the Special VAT Certificate do not comply with applicable tax requirements. TFM has publicly stated it will oppose the SAT's action through all possible legal means.

        In the preliminary summation finding, the SAT noted that the Company, "... wrongfully declared a VAT receivable for Ps2,111 million, which in the Company's opinion refers to expenses that do not comply with fiscal requirements, and therefore, are not deductible. In our view, TFM did not prove its VAT claim with corresponding documentation, which incorporates fiscal requisites as to the identity of the taxpayer, its tax identification code, address of the seller and buyer of the assets in question, and the VAT shown as separate from the principal..." and as a result, the VAT cannot be credited. TFM has not made any reserve for this purported claim as it believes that it does not have any merits and as of today, no tax liability has been levied against TFM, as the final summary of the audit is still pending.

B)    The Mexican Government Put

        In October 2003, Grupo TFM requested that a federal judge in Mexico provide an appropriate interpretation of the Put Agreements. When the Government opened the Mexican railroad system to private investment, it retained a 20% equity interest in TFM. The intention was to sell these shares through a public offering, at such time as the Government considered it appropriate and with approval of the Comisión Nacional Bancaria y de Valores- "CNBV", with the objective of strengthening the market for public investments in Mexico and encouraging additional investors to invest in the capital stock of TFM.

        Additionally, TFM's bid contained the following condition: "The franchise purchasers will be obligated to acquire the equity portion that cannot be placed in the Bolsa Mexicana de Valores- "BMV", at the initial offering prices plus respective interest".

        The Company believes that under the Put Agreements, the Government agreed to comply with the following process in order to sell the equity interest that the Government retains in TFM:

  1.
  Register the TFM shares with the BMV;

  2.
  Receive the approval of the CNBV to exercise the put;

  3.
  Request that TFM provide all information necessary to place the Government's equity stake in the equity markets; and

  4.
  Place the number of TFM shares it is able to in the equity markets once all necessary approvals are granted.

        When the above steps are completed, the Government is to notify Grupo TFM of the number of TFM shares that could not be placed in the equity markets and is to request that Grupo TFM acquire those shares at the minimum stipulated price. The Company does not believe that any of the steps described above have been carried out. As a result, the Company believes that the Government has not yet completed the steps required for it to request that Grupo TFM acquire the equity stake in TFM held by the Government; and consequently, the Company believes that the put is still outstanding until the above conditions and the VAT claim will be completed and on such date the term of 81 months starts, in accordance with the agreement dated June 9, 1997.

        The price of the Government's interest, as indexed for Mexican inflation, as of December 31, 2003 was approximately 1,570.3 million UDIs (representing Ps5,264 million, or approximately $469.4 million). The estimated fair market value of the Government's interest as of December 31, 2003 was $475.6 million. If the Government's put rights were properly exercised and the transaction was consummated, purchase accounting would apply and goodwill may be recognized for the excess, if any, of the purchase price over the fair value of the net assets acquired.

        Nevertheless, and notwithstanding the judicial proceeding initiated by Grupo TFM in October 2003, on October 31, 2003, the SCT requested that Grupo TFM confirm whether it intends to purchase the TFM shares subject to the put rights of the Government. Grupo TFM responded that the purchase of the Government's shares of TFM was the subject of an ongoing judicial proceeding that had yet to be resolved. On November 3, 2003, the SCT stated in a communication to Grupo TFM that it had complied with the requirements for the exercise of its put rights as set out in the Put Agreements and that all procedures required to execute the sale of the Government's TFM shares would be made through the SAT.

        Grupo TFM requested that a federal court review the SCT's communications with respect to the Government's put rights. On December 16, 2003, the Fourth Administrative District Court issued an injunction ordering the parties to maintain the status quo pending judicial resolution of the dispute. In order for the injunction to be effective, the Fourth Administrative District Court required that Grupo

TFM post a bond for the equivalent of six months of interest on the exercise price of the Government's put option to be calculated at an interest rate of 6% per annum (approximately Ps160 millions or approximately $14.3 million at December 31, 2003).

        However, as no further action has been taken by the Government to enforce its rights in connection with the put shares, Grupo TFM's obligation to post such a bond is considered discretionary under Mexican law. Consequently, Grupo TFM has elected, for the time being, not to post the bond so as not to incur unnecessary expense. Grupo TFM has the right to post the bond at any time while the amparo proceeding is pending. Grupo TFM will vigorously defend its view that the Government has not fulfilled the prescribed steps required to exercise its put rights. Although Grupo TFM believes that it will prevail in legal proceedings related to these matters, there can be no assurance that it will prevail.

        In the event that Grupo TFM does not purchase the Government's put, Grupo TMM and KCS, or either Grupo TMM or KCS, are obligated to purchase the Government's interest. Grupo TMM and KCS have cross indemnities in the event the Government requires only one of them to purchase its interest. The cross indemnities allow the party required to purchase the Government's interest to require the other party to purchase its pro rata portion of such interest.

C)    Ferrocarril Mexicano, S. A. de C. V. ("Ferromex") disputes

        TFM and Ferromex have not been able to agree upon the rates each of them is required to pay to the other for interline services and haulage and trackage rights. Therefore, in accordance with TFM's rights under the Mexican railroad services law and regulations, in February 2001, TFM initiated and administrative proceeding requesting a determination of such rates by the SCT.

        In September 2001, Ferromex filed a legal claim against TFM relating to the payments that TFM and Ferromex are required to make to each other for interline services and trackage and haulage rights. TFM believes that this legal claim is without merit, and that the payments for interline services and trackage and haulage rights owed to TFM by Ferromex exceed the amount of payments that Ferromex claims TFM owes to Ferromex for such services and rights. Accordingly, TFM believes that the outcome of this legal claim will not have a material adverse effect on the financial condition of TFM. On September 25, 2002, the Third Civil Court of Mexico City rendered its judgment in favor of TFM. Ferromex appealed the judgment and TFM prevailed in such appeal. Ferromex went in last resource, to the "amparo" proceedings before Federal Courts, and obtained a resolution that orders the higher local court to review the case again exclusively for the interline services. The higher local court issued a new ruling which both Ferromex and TFM claimed in a new "amparo" proceeding at the Federal Court, and which is pending resolution. TFM cannot predict whether it will ultimately prevail.

        In connection with the Ferromex claim, Ferromex temporarily prevented TFM from using certain short trackage rights which TFM has over a portion of its route running from Celaya to Silao, which is the site of a General Motors plant from where TFM transports finished vehicles to the border crossing at Nuevo Laredo. Ferromex was subsequently ordered by the court to resume giving us access, and in October 2001, TFM filed a counterclaim against Ferromex relating to these actions. TFM has also initiated several judicial and administrative proceedings at the SCT to seek the imposition sanctions on

Ferromex for violations to the trackage rights in the route from Celaya to Silao, which as of to date have not been resolved.

        TFM has also initiated several administrative and judicial proceedings (including criminal actions) against Ferromex at the SCT and the relevant Federal Courts, in connection with its trackage rights in Altamira, Topo Grande-Chipinque, Guadalajara, Arellano-Chicalote, Ramos Arizpe-Encantada, and Pedro C. Morales-Cerro de la Silla. TFM cannot predict whether it will ultimately prevail on such proceedings.

        In March 2002, the SCT issued its ruling in response to TFM's request, establishing a rate to be charged for trackage rights using the criteria set forth in the Mexican railroad services law and regulations. TFM is appealing the ruling and requesting a suspension of the effectiveness of the ruling pending resolution of its appeal. TFM cannot predict whether it will ultimately prevail. TFM believes that even if the rates established in the ruling go into effect and TFM and Ferromex begin using the long-distance trackage rights over each other's rail line, this will not have a material adverse effect on TFM's results of operations. A separate ruling was issued confirming TFM's right to use the Celaya-Silao stretch of Ferromex track, which was appealed by Ferromex before Federal Courts obtaining the suspension of such ruling. TFM requested and obtained an "amparo" proceeding against such suspension and Ferromex appealed the resolution granting the "amparo" to TFM. The final resolution on the appeal of Ferromex is pending. TFM cannot predict whether it will ultimately prevail in this "amparo" proceeding as well as on the main procedure regarding TFM's right to use the Celaya-Silao stretch of Ferromex track.

        Both Ferromex and TFM have suspended the reconciliation of their balances in 2003, and have initiated several judicial and administrative proceedings in connection with the amounts payable to each other for interline services, haulage and trackage rights. Those procedures continue under litigation and therefore are pending of final resolution.

D)    Dispute between Grupo TMM and KCS

        On April 20, 2003, Grupo TMM entered into the Acquisition Agreement with KCS, which owns a 49% voting interest in Grupo TFM, under the terms of which Grupo TMM was to sell its entire interest in Grupo TFM, which owns 80% of TFM and through which its railroad operations are conducted. Under the agreement, KCS was to acquire the Grupo TMM's interest in Grupo TFM in exchange for $200 million in cash and 18,000,000 shares of common stock of KCS's successor corporation. In addition, Grupo TMM is to have the right to receive an additional earnout of up to $175 million in cash ($180 million if KCS elected to defer a portion of the payment) in the event that the pending VAT claim against the Government by TFM was successfully resolved prior to the execution by the Government of its "put" rights in certain shares of TFM and the amount of VAT Proceeds received was greater than the purchase price of the "put" shares held by the Government. Completion of the TFM sale was subject to approval by (i) holders of Grupo TMM existing notes, (ii) the shareholders of KCS and (iii) the shareholders of Grupo TMM, receipt of certain governmental approvals in the United States and Mexico and other customary conditions. Subsequent to the execution of the Acquisition Agreement, KCS representatives undertook certain activities that Grupo

TMM believes jeopardized the economic value to be realized by Grupo TMM and its shareholders form the sale of Grupo TFM. Grupo TMM believes these actions interfered with its ability to realize the earnout and also created the potential for serious detriment to the value of the KCS shares Grupo TMM was to receive in the transaction.

        On August 18, 2003, Grupo TMM's shareholders voted to reject the Acquisition Agreement. In addition, Grupo TMM's Board of Directors, assuming their responsibility with respect to the shareholders' vote, met on August 22, 2003 and voted to terminate the Acquisition Agreement. Grupo TMM sent a notice of termination of the Acquisition Agreement to KCS that day.

        KCS has disputed Grupo TMM's rights to terminate the Acquisition Agreement and alleged certain breaches by Grupo TMM of the Acquisition Agreement. Under the terms of the Acquisition Agreement, the parties have submitted these disputes to binding arbitration. An arbitration panel has been chosen in accordance with the terms of the Acquisition Agreement. KCS obtained a preliminary injunction for the Delaware Chancery Court enjoining Grupo TMM from violating the terms of the Acquisition Agreement pending a subsequent decision by a panel of arbitrators regarding whether the Acquisition Agreement was properly terminated.

        On December 8, 2003, Grupo TMM and KCS participated in a preliminary hearing with the arbitrators during which the arbitrators deliberated whether the issue of the Acquisition Agreement's continued effectiveness should be bifurcated from the other issues in the case. On December 22, 2003, the panel bifurcated the issue of whether Grupo TMM properly terminated the Acquisition Agreement from the other disputed issues between the parties. On February 2, 3 and 4, 2004 a hearing was held in New York on the issue of whether Grupo TMM's termination was proper. Grupo TMM maintained that they properly terminated the Acquisition Agreement while KCS sought a declaration that the Acquisition Agreement was wrongfully terminated. On February 19, 2004, Grupo and KCS filed post-hearing briefs with the panel.

        In March 2004, Grupo TMM announced that the three-member panel in the arbitration proceeding between KCS and Grupo TMM concluded, in an interim award, that the rejection of the Acquisition Agreement by Grupo TMM's shareholders in its vote on August 18, 2003, did not authorize Grupo TMM to terminate the Acquisition Agreement. Accordingly, the three-member panel indicated the Acquisition Agreement will remain in force and binding on the parties until otherwise terminated according to its terms or by law. In reaching the conclusion, the panel found it unnecessary to determine whether approval by Grupo TMM's shareholders is a "condition" of the Acquisition Agreement.

        Grupo TMM continues to believe that any transaction cannot occur without approval of the Grupo TMM shareholders, and the panel's decision did not reach a conclusion on that issue. The arbitration process will continue, and Grupo TMM will review the interim reward with its counsel and analyze the alternatives available to it in this process.

        On April 4, 2004, the panel issued an order, which was stipulated to by KCS and Grupo TMM, and which provided that the parties agreed "not to request a scheduling order for a further hearing in the arbitration at this time" and that "each party reserves the right to request a scheduling order for a further hearing at any time".

        On April 7, 2004, Grupo and KCS agreed not to move immediately into the next phase of arbitration, following the March 19, 2004 Interim Award of the AAA International Center for Dispute Resolution Arbitration Panel, which found that the Acquisition Agreement remains in force and is binding on KCS and Grupo TMM unless otherwise terminated according to its terms or by law. Both companies have reserved the right to proceed with the next phase of arbitration at any time. In a stipulation signed by Grupo TMM and KCS and accepted by the arbitration panel, the two companies have agreed to discharge in good faith all of the obligations of the Acquisition Agreement signed April 20, 2003.

        There are no further proceedings currently scheduled before the arbitrators, although KCS has indicated that it intents to submit a claim for its fees and expenses in connection with the hearings in February. Under an agreement between the parties, each side remains free to seek to recommence proceedings at any time. No damage claims have been particularized, and no hearings set in connection with any damage claims. The Company cannot say when; if ever, any such claims will be presented to the arbitrators.

E)    The GM Put Option

        In October 2000, EMD a subsidiary of General Motors, invested $20 million in TMM Multimodal (representing an approximate 3.4% economic interest in TMM Multimodal). EMD's investment as a partner is part of the overall strategy of Grupo TMM designed to encourage the participation of strategic investors. Under the terms of the Subscription and Stockholder Agreement relating to its investment in TMM Multimodal, EMD has the right to cause Grupo TMM to purchase, or, alternatively, to cause TMM Multimodal to redeem, all, but not less than all, of EMD's shares in TMM Multimodal ("GM put option"). The GM Put Option is exercisable by EMD at any time during the period beginning June 30, 2003 and ending June 30, 2007. The price to be paid upon exercise of the GM Put Option is $20 million, plus interest compounded annually from June 30, 2000, at the rate of 12% per annum, less certain distributions received by EMD in respect of its shares of TMM Multimodal. As of the date of these consolidated financial statements EMD has not exercised the GM Put Option. EMD also has the right, under certain circumstances, to exchange its shares of TMM Multimodal for shares in either Grupo TMM or Grupo TFM. In addition, Grupo TMM and TMM Multimodal have the right to acquire or redeem all, but not less than all, of EMD's shares in TMM Multimodal for a price of $20 million, plus interest compounded annually from June 30, 2000 at rates beginning at 15% per annum for period up to June 30, 2003, and increasing periodically to 20% per annum for periods after June 30, 2010, less certain distribution received by EMD in respect of its shares of TMM Multimodal.

        The price of the GM Put option as of December 31, 2003 was approximately $29.7 million and the estimated fair market value of the GM Put option as of December 31, 2003, was $33.4 million.

F)    Other legal proceedings

  —
  The Company is a party to various other legal proceedings and administrative actions, all of which are of an ordinary or routine nature and incidental to its operations. Although it is impossible to predict the outcome of any legal proceeding, in the opinion of the Company's Management, such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on the Company's financial condition, results of operations or liquidity.

  —
  The Company has significant transactions and relationships with related parties. Because of these relationships, in accordance with the Mexican Income Tax Law, the Company must obtain a transfer pricing study that confirms that the terms of these transactions are the same as those that would result from transactions among wholly unrelated parties. The Company is in the process of completing this study.

  —
  In January 2004, TFM and Arrendadora TFM assumed joint and several responsibility for the prepayment of federal taxes.

  —
  The SAT, which is empowered to verify tax results for the last five years, is performing a review of the TFM's 2000 and 2001 tax results. At present no final conclusion has been reached from the tax authorities; however, the Company considers that no material adverse effect would result from these reviews.

  —
  In 2004, KCS initiated judicial proceedings against Grupo TMM, TMM Multimodal, and Grupo TFM seeking the nullification of the call option agreement dated December 31, 2001 and the corresponding amendments celebrated between the Bank of New York and TMM Multimodal, as well as the payment of the fees and expenses in connection with the celebration of these agreements. The call option agreement refers to the acquisition of Grupo TFM shares owned by TMM Multimodal in case of failure of Grupo TMM to comply with certain covenants regarding its obligations for sale of receivables agreements.

NOTE 12—RECONCILIATION OF DIFFERENCES BETWEEN IFRS AND U.S. GAAP:

        The Company's consolidated financial statements are prepared in accordance IFRS which differ in certain material respects from U.S. GAAP. The main differences between IFRS and U.S. GAAP, as they relate to the Company, are summarized in the following pages. An explanation is provided when considered necessary of the effects on the consolidated net income and on stockholders' equity.

a.     Reconciliation of net income

		Year ended December 31,
	Reference to subnote d.
		2001	2002	2003
Net income (loss) under IAS		$31,063	($15,738)	($17,964)
Deferred income tax	i	(6,679)	121,738	84,379
Deferred employees' statutory profit sharing	i	(2,623)	25,792	11,528
Deferred charges	ii	(933)	702	34
Depreciation	iii		(459)	(612)
Dilution in sale of Mexrail	iii		(8,111)
Gain on valuation of Put Option	vi			(6,779)
Effect of U.S. GAAP adjustments on minority interest		7,088	(95,180)	(56,212)

Net income under U.S. GAAP		$27,916	$28,744	$14,374

b.     Reconciliation of stockholders' equity

		December 31,
	Reference to subnote d.
		2002	2003
Stockholders' equity under IAS		$374,118	$344,654
Deferred income tax	i	33,406	117,785
Deferred employees' statutory profit sharing	i	38,693	50,221
Deferred charges	ii	(231)	(197)
Depreciation	iii	(459)	(1,071)
Dilution in sale of Mexrail	iii	6,036	6,036
Gain on valuation of Put Option	vi		(6,779)
Effect of U.S. GAAP adjustments on minority interest		(42,298)	(98,510)

Stockholders' equity under U.S. GAAP		$409,265	$412,139

c.     Analysis of changes in stockholders' equity under U.S. GAAP:

		December 31,
	Reference to subnote d.
		2002	2003
Balance at beginning of the year		$369,579	$409,265
Dividends declared		(20,000)	(11,500)
Effect on sale of subsidiary shares		16,795
Dilution in sale of Mexrail	iii	14,147
Net income		28,744	14,374

Balance at end of the year		$409,265	$412,139

d.     Significant differences between IFRS and U.S. GAAP:

i.      Deferred income tax and employees' statutory profit sharing

        The deferred income tax included in the consolidated financial statements was calculated in accordance with the IAS-12 (revised) which requires the recording of deferred taxes for fixed assets and concession, including the effects of indexing for tax purposes.

        U.S. GAAP prohibits recognition of deferred tax assets or liabilities for differences related to assets and liabilities that are remeasured from the local currency into the functional currency using historical exchange rates and that result from changes in exchange rates or the indexation for tax purposes.

        In Mexico, companies are obligated to pay their employees a portion of the net income as defined by specific regulations. For U.S. GAAP purposes, deferred profit sharing liabilities or assets would be recorded for temporary differences that may arise in the determination of the current liability based on the statutory rate of 10%. These temporary differences are similar to those that exist for deferred income tax purposes. IFRS do not require the establishment of assets or liabilities for these differences.

        The differences in the net deferred income tax and employees' statutory profit sharing assets determined under U.S. GAAP and IFRS at December 31, 2002 and 2003 are summarized below:

	Deferred income tax assets		Deferred profit sharing assets
	2002	2003	2002	2003
Amounts recorded under IFRS	$100,972	$78,845	$—	$—
Amount determined under U.S. GAAP	134,378	196,630	38,693	50,221

Net difference	($33,406)	($117,785)	($38,693)	($50,221)

        Under U.S. GAAP, employee profit sharing would be considered as operating expense.

ii.     Deferred charges

        During 2001, the Company incurred in certain financing costs paid to third parties which were capitalized under IFRS amounting to $933. Under U.S. GAAP, it is required that these costs are expensed as incurred.

        Additionally during 2002, the Company incurred in certain expenses related with the $180,000 senior notes as mentioned in Note 5. Under U.S. GAAP the legal fees for the exchange of such senior notes amounting to $231 should be expensed as incurred. Nevertheless, under IFRS these expenses should be capitalized and amortized over the period of the senior notes. The amortization for the year ended December 31, 2003 was 34.

iii.    Dilution in sale of Mexrail to TFM

        As more fully described in Note 1, on February 27, 2002, the Company and KCS sold their respective interests in Mexrail to TFM for an aggregate purchase price of $64.0 million. Under U.S. GAAP, the portion of Mexrail purchased from KCS is accounted for as a purchase pursuant to SFAS No. 141 "Business Combinations" with partial fair value step-up (49%), for KCS's investment, being recognized for the assets and liabilities being acquired. Thus, the amount recorded was $20.6 million and the corresponding deferred income tax (45%) for $9.2 million, were both allocated in fixed assets. During the year ended December 31, 2002 and 2003 the depreciation of this transaction was $459 and $612, respectively. The portion sold by TMM Multimodal to TFM (51%) amounting to $21.4 million is accounted on a historical carryover basis since both Mexrail and TFM are under the common control of the TMM Multimodal.

        In addition, as a result of the transaction described above, under IAS, TMM Multimodal recognized a gain of $8.1 million resulting from its equity dilution in Mexrail representing the amount "deemed sold". Under U.S. GAAP, such a gain would not have reflected in the income statement, but would have affected stockholders' equity due to the step-up described above for $14,147.

iv.    Acquisition of 24.6% interest in Grupo TFM by TFM

        As discussed in Note 1, TFM purchased the 24.6% non-voting interest in Grupo TFM for an aggregate price of $256.1 million. Under IAS, a negative goodwill for $13,937 was recognized. For U.S. GAAP purposes in accordance with SFAS 141 "Business Combinations" and SFAS 142 "Goodwill and other Intangible Assets" negative goodwill has been allocated as a prorata reduction of the amounts that otherwise would have been assigned to the acquired assets. Therefore, no goodwill has been recognized. Therefore, the amounts of $13,937 and its corresponding deferred income tax for $4,632 were allocated into fixed assets.

        Under IAS the amortization of the negative goodwill for the year ended December 31, 2001 was similar to depreciation expense; and no reconciling item was shown in the reconciliation between consolidated results, only a reclassification is included in the condensed consolidated balance sheet and consolidated statement of income as of December 31, 2002 and 2003.

v.      Goodwill arising from the acquisition of Grupo TFM shares

        For U.S. GAAP purposes the goodwill that was originated from the acquisition of the 38.44% of Grupo TFM shares amounting to $13,886 ($12,902 and $12,465 net of accumulated amortization as of December 31, 2002 and 2003, respectively) was allocated to fixed assets. Thus, the amounts of $12,902 and $12,465 and its corresponding deferred income tax for $4,387 and $4,113, respectively, in 2002 and 2003 were allocated into fixed assets.

        Under IAS, during the year ended December 31, 2001, 2002 and 2003 the amortization as well as the depreciation arising from this transaction was $437 in 2001, 2002 and 2003, thus no reconciling item was shown in the reconciliation between consolidated results, only a reclassification is included in the condensed consolidated balance sheets as of December 31, 2002 and 2003 and in the consolidated statements of income for the three years ended December 31, 2003.

vi.    Gain on valuation of Put the Options

        As mentioned in Note 11, the Company has two put options: the Mexican Government Put and the GM Put Option (collectively the "Put Options"). Under IAS No. 39 "Financial Instruments: Recognition and Measurement", the Put Options were deemed to qualify as a derivative, which need to be measured at fair value. The difference between the estimated fair market value and the exercise price of the Put Options at December 31, 2003, was a positive adjustment of $6.8 million, which was recorded in the consolidated income statement for the year. The difference between the estimated fair market value and the exercise price of the Put Options at December 31, 2002 was not significant. Under U.S. GAAP, the Put Options did not meet the definition of a financial instrument pursuant to SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". Nevertheless, the gain on the Put Options was not recognized, and an adjustment appears in the U.S. GAAP reconciliation.

vii.   Earnings per share

        The weighted average number of shares outstanding for the years ended December 31, 2001, 2002 and 2003 was 2,753,785, 2,753,785 and 2,753,785, respectively. The net income per share under U.S. GAAP was $10.14 in 2001, $10.44 in 2002 and $5.22 in 2003.

viii.  Deferred financing costs

        For U.S. GAAP purposes costs of issuing debt should be deferred as an asset and amortized by periodic change to the income statement using the interest method over the life of the debt. Under IFRS, those costs are presented net from the debt proceedings.

ix.    Effect of recently issued accounting standards as they relate to the Company

        In April 2003, SFAS No. 149 Amendments to SFAS No. 133 ("SFAS No. 133") on "Derivative Instruments and Hedging Activities" was issued and is applicable for contracts entered into or modified after June 30, 2003. The requirements of SFAS No. 133, as amended by SFAS 149 requires all derivative instruments to be recognized as either assets or liabilities on the balance sheet, measured at fair values. The statement permits special hedge accounting for fair value, cash flow and foreign currency hedges providing specific criteria are met. Certain aspects of the required hedge criteria do not allow portfolio hedging.

        In May 2003, Statement of Financial Accounting Standard No. 150 ("SFAS 150") "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS 150 improves the accounting for certain free standing financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150 requires that certain instruments be classified as liabilities in the statements of financial position. With the exception of the deferral of the provisions related to mandatorily redeemable non controlling interests, SFAS No. 150 is applicable for all financial instruments entered into or modified after May 31, 2003 and is otherwise applicable at the beginning of the first interim period after June 15, 2003.

        In January 2003, FIN 46 "Consolidations of Variable Interest Entities" ("FIN 46"), was issued and clarifies the application of Accounting Research Bulletin No. 51 "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. These types of entities are referred to as VIEs. For all Special Purpose Entities ("SPEs") created prior to February 1, 2003, public companies must apply either the provisions of FIN 46 or early adopt the provisions of FIN 46-R at the end of the first interim or annual reporting period ending after December 15, 2003 (i. e., as of December 31, 2003 for an entity with a calendar year-end). If a public company applies FIN 46 for such period, the provisions of FIN 46-R must be applied as of the end of the first interim or annual reporting period ending after March 15, 2004. For all non-SPEs created prior to February 1, 2003, public companies will be required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004. For all entities (regardless or whether the entity is an SPE) that were created subsequent to January 31, 2003, public companies were already required to apply the provisions of FIN 46, and should continue doing so unless they elect to early adopt the provisions of FIN 46-R as of the first interim or annual reporting period ending after December 15, 2003. If they do not elect to early adopt FIN 46-R, public companies would be required apply FIN 46-R to these post-January 31, 2003 entities as of the end of the first interim or annual reporting period ending after March 15, 2004.

        The Company is currently evaluating the impact, if any, that the adoption of the above mentioned standards may have on the combined and consolidated financial statements.

e.     Condensed consolidated balance sheets and income statements

        The following condensed consolidated balance sheets and income statements reflect the effects of the principal differences between IAS and U.S. GAAP.

TMM MULTIMODAL, S. A. DE C. V.

CONDENSED CONSOLIDATED BALANCE SHEETS

YEARS ENDED DECEMBER 31, 2002 AND 2003

(amounts in thousands of US dollars, except number of shares)

	December 31,
	2002	2003
Total current assets	$276,817	$226,377
Due from Mexican Government
Long-term account receivable	1,388	1,350
Concession rights and related assets—Net	1,215,487	1,174,217
Property, machinery and equipment—Net	638,239	659,817
Deferred income taxes and employees' statutory profit sharing	163,662	238,246
Other non-current assets	41,764	37,450

Total assets	$2,337,357	$2,337,457

Total short-term liabilities	$147,315	$363,081
Total long-term liabilities	1,045,287	806,660

Total liabilities	1,192,602	1,169,741

Minority interest	735,490	755,577

Capital stock	345,639	345,639
Premium on share subscription	8,387	8,387
Retained earnings	55,239	58,113

Total stockholders' equity	409,265	412,139

Total liabilities and stockholders' equity	$2,337,357	$2,337,457

TMM MULTIMODAL, S. A. DE C. V.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(amounts in thousands of US dollars, except number of shares)

	Years ended December 31,
	2001	2002	2003
Transportation revenues	$720,627	$712,140	$698,528
Costs and expenses	521,580	541,154	558,489

Income on transportation	199,047	170,986	140,039
Other income (expenses)—net	(14,679)	(30,742)	(32,186)

Operating income	184,368	140,244	107,853
Net financing cost	(80,650)	(113,425)	(124,789)

Income before provision for deferred income taxes, minority interest and extraordinary item	103,718	26,819	(16,936)
Current income tax	(79)		(10,784)
Deferred income tax (expense) benefit	(10,283)	92,463	62,172
Minority interest	(65,440)	(90,538)	(20,078)

Net income for the year	$27,916	$28,744	$14,374

PROSPECTUS

September 16, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

        Under Mexican law, when an officer or director of a corporation acts within the scope of his or her authority, the corporation will answer for any resulting liabilities or expenses. The bylaws of the Registrant and the resolutions of the Registrant's shareholders relating to the offering provide that the Registrant will indemnify and hold harmless its directors and officers against any liability they might incur in connection with the offering or as a result of the performance of services on behalf of the Registrant within the scope of their authority as provided for in the bylaws of the Registrant and which are not the result of the misconduct or negligence of the director or officer.

        The Registrant maintains, at its expense, an insurance policy that insures the Registrant's directors and officers against certain liabilities that may be incurred by them in their capacity as agents of the Registrant, subject to exclusions and deductions customary in such policies.

Item 7. Recent Sales of Unregistered Securities.

        On May 29, 2002, the Registrant entered into a Securities Purchase Agreement with the buyers named therein, pursuant to which the buyers agreed to purchase senior convertible notes convertible into shares or American Depositary Shares in an aggregate amount of $32,500. Additionally, note linked securities were issued which are exercisable for 1,311,290 of the Registrant's Series A shares or ADSs at an exercise price of $9.9139 per share or ADSs for a term of three years since issuance.

        On August 11, 2004, the Registrant issued in the aggregate $508,703,356 of Senior Secured Notes due 2007 in connection with: (i) a private exchange offer of Old Senior Notes and a public exchange offer of Old Senior Notes collectively in the amount of $170.7 million principal amount of 2003 notes and $197.1 million principal amount of 2006 notes; (ii) a private placement of $6.5 million principal amount of Senior Secured Notes to Promotora Servia; (iii) a private placement of $13.7 million principal amount of Senior Secured Notes to J.B. Hunt; and (iv) a private placement of $29,023,071 aggregate principal amount of Senior Secured Notes to certain holders of Old Senior Notes that had entered into the voting agreement relating to the restructuring and a purchase agreement with the Registrant. See "About This Prospectus."

Item 8. Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

Exhibit Number	Document Description
3.1†	Estatutos Sociales de TMM Holdings, S.A. de C.V. (corporate charter and Bylaws of TMM Holdings, S.A. de C.V.) registered with the Public Registry of Commerce on September 4, 2002.
3.2†	Estatutos Sociales de Grupo TMM, S.A., together with an English Translation, as registered with the Public Registry of Commerce on September 26, 2002.
3.3†	Estatutos Sociales de Operadora de Apoya Logistico S.A. de C.V., together with an English translation.
3.4†	Estatutos Sociales de Compania Arrendadora TMM S.A. de C.V., together with an English translation.
3.5†	Estatutos Sociales de Transportes Maritimos Mexico S.A., together with an English translation.
3.6†	Estatutos Sociales de Division de Negocios Especializados S.A. de C.V., together with an English translation.
3.7†	Estatutos Sociales de Inmobiliaria TMM S.A. de C.V., together with an English translation.
3.8†	Estatutos Sociales de Lacto Comercial Organizada S.A. de C.V., together with an English translation.
3.9†	Estatutos Sociales de Linea Mexicana TMM S.A. de C.V., together with an English translation.
3.10†	Estatutos Sociales de Naviera del Pacifico S.A. de C.V., together with an English translation.
3.11†	Estatutos Sociales de Operadora Maritima TMM S.A. de C.V, together with an English translation.
3.12†	Estatutos Sociales de Personal Maritimo S.A. de C.V., together with an English translation.
3.13†	Estatutos Sociales de Servicios Administrativos de Transportacion S.A. de C.V., together with an English translation.
3.14†	Estatutos Sociales de Servicios de Logistica de Mexico S.A. de C.V., together with an English translation.
3.15†	Estatutos Sociales de Servicios en Operaciones Logisticas S.A. de C.V., together with an English translation.
3.16†	Estatutos Sociales de Servicios en Puertos y Terminales S.A. de C.V., together with an English translation.
3.17†	Estatutos Sociales de Terminal Maritima de Tuxpan S.A. de C.V., together with an English translation.
3.18†	Estatutos Sociales de TMM Agencias S.A. de C.V., together with an English translation.
3.19†	Estatutos Sociales de TMM Logistics S.A. de C.V., together with an English translation.
3.20†	Estatutos Sociales de Transportacion Portuaria Terrestre S.A. de C.V., together with an English translation.
3.21†	Estatutos Sociales de TMG Overseas S.A., together with an English translation.

3.22†	Estatutos Sociales de Operadora Portuaria de Tuxpan S.A. de CV, together with an English translation.
4.1	Specimen Provision Certificate for Series L Shares (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form F-4—Registration No. 333-14194).
4.2	Specimen Ordinary Participation Certificate, together with an English translation (incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form F-1—Registration No. 33-47334).
4.3	Form of Deposit Agreement for Series L American Depositary Shares among the Company, Citibank, N.A. ("Citibank"), as depositary and all holders and beneficial owners of American Depositary Shares evidenced by the American Depositary Receipts issued thereunder (incorporated by reference to Exhibit 4.3 of the Company's Registration Statement on Form F-4—Registration No. 333-14194).
4.4	Form of Deposit Agreement for Series A Ordinary Participation Certificate American Depositary Shares among the Company, Citibank, as depositary and all holders and beneficial owners of American Depositary Shares evidenced by the American Depositary Receipts issued thereunder (incorporated by reference to Exhibit 4.4 of the Company's Registration Statement on Form F-4—Registration No. 333-14194).
4.5	Trust Agreement, dated November 24, 1989, (the "CPO Trust Agreement"), between Nacional Financiera, S.N.C., as grantor, and as CPO Trustee, together with an English translation (incorporated herein by reference to Exhibit 4.4 of the Registration Statement on Form F-1—Registration No. 33-47334).
4.6	Public Deed, dated January 28, 1992, together with an English translation (incorporated herein by reference to Exhibit 4.5 of the Registration Statement on Form F-1—Registration No. 33-47334).
4.7	Amended and Restated Indenture, dated as of January 25, 2001, to the Indenture dated as of May 12, 1993, between the Company and Citibank, as trustee (incorporated herein by reference to Exhibit 2.1 of TMM's Annual Report on Form 20-F for fiscal 2000).
4.8	Indenture, dated as of June 16, 1997, among TFM, S.A. de C.V. ("TFM"), Grupo Transportación Ferroviaria Mexicana, S.A. de C.V. ("Grupo TFM"), The Bank of New York, as Trustee, and Bankers Trust Luxembourg, S.A., as a Paying Agent, covering up to $150,000,000 of TFM's 10 1/4% Senior Notes due 2007 (incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form F-4—Registration No. 333-8322).
4.9	Indenture, dated as of June 16, 1997, among TFM, Grupo TFM, The Bank of New York, as Trustee, and Bankers Trust Luxembourg, S.A., as a Paying Agent, covering up to $443,500,000 of TFM's 11 3/4% Senior Discount Debentures due 2009 (incorporated herein by reference to Exhibit 4.2 of the Registration Statement on Form F-4—Registration No. 333-8322).
4.10	Specimen Global Note representing the 2006 Notes (incorporated herein by reference to Exhibit 4.3 of the Registration Statement of Form F-4—File No. 333-8322).
4.11*	Indenture, dated as of August 11, 2004, among the Company, the Guarantors and The Bank of New York, or Trustee, relating to the Company's Senior Secured Notes due 2007.
4.12†	Form of Global Note representing the Senior Secured Notes due 2007 (included in Exhibit 4.11).

4.13†	Form of guarantees of Senior Secured Notes due 2007 (included in Exhibit 4.11).
4.14†	Supplemental Indenture dated August 11, 2004 to the Indenture for 2006 Notes.
4.15	Letter Agreement, dated as of May 22, 2002, by and between Citibank, N.A., as Depositary and the Company, supplementing the Deposit Agreement for the Series A Ordinary Participation Certificate American Depositary Shares (incorporated by reference to the Registration Statement on Form F-3—Registration No. 333-90710).
4.16	Securities Purchase Agreement (including the schedules thereto), dated as of May 6, 2002, by and among the Company and the investors listed on the Schedule of Buyers attached thereto (incorporated herein by reference to Items 6 and 7 of the Company's Form 6-K dated May 9, 2002 and submitted to the Securities and Exchange Commission on May 10, 2002).
4.17	Irrevocable Instruction Letter, dated as of May 22, 2002, between the Company and Citibank, as Depositary (incorporated by reference to the Registration Statement on Form F-3—Registration No. 333-90710).
4.18	Form of Note-Linked Security (incorporated herein by reference to Item 12 of the Company's Form 6-K dated May 9, 2002 and submitted to the Securities and Exchange Commission on May 10, 2002).
4.19	Registration Rights Agreement, dated as of May 6, 2002, by and among Grupo TMM, and the buyers party thereto (incorporated herein by reference to Item 9 of the Company's Form 6-K dated May 9, 2002 and submitted to the Securities and Exchange Commission on May 10, 2002).
4.20†	Form of guarantees of senior secured notes due 2007 (included in Exhibit 4.15).
5.1*	Opinion of Haynes & Boone, S.C., as to the due authorization of the securities being registered.
5.2*	Opinion of Milbank, Tweed, Hadley & McCloy LLP regarding the validity of the Senior Secured Notes under New York law.
8.1*	Opinion of Ortiz, Sainz y Erreguerena regarding Mexican tax matters.
8.2*	Opinion of Milbank, Tweed, Hadley & McCloy LLP regarding U.S. tax matters (contained in Exhibit 5.2).
9.1	CPO Trust Agreement (incorporated herein by reference to Exhibit 4.4 of the Registration Statement on Form F-1—Registration No. 33-47334).
10.1	Termination Agreement (the "Termination Agreement"), dated August 23, 2001, between the Company and TMM (incorporated herein by reference to Exhibit 10.1 of the Registration Statement on Form F-4—Registration No. 333-14194).
10.2	Amendment Agreement to the Termination Agreement, dated October 11, 2001, between the Company and TMM (incorporated herein by reference to Exhibit 10.2 of the Registration Statement on Form F-4—Registration No. 333-14194).
10.3	Tax Benefits Agreement, dated December 5, 2001, between the Company and TMM, together with an English translation (incorporated herein by reference to Exhibit 10.3 of the Registration Statement on Form F-4—Registration No. 14194).
10.4	Master Trust Agreement, dated as of November 30, 2001, between TMM and its Subsidiaries, as Sellers, TMM as Sellers' Representative, Guarantor and Servicer, and The Bank of New York, as Trustee (incorporated herein by reference to Exhibit 10.7 of the Registration Statement on Form F-4—Registration No. 33-14194).

10.5	Series 2001-A Supplement to Master Trust Agreement, dated as of November 30, 2001, among TMM and its Subsidiaries, as Sellers, TMM as Sellers' Representative, Guarantor and Servicer, The Bank of New York, as Trustee, and the Financial Institutions from time to time parties thereto, as Purchasers (incorporated herein by reference to Exhibit 10.8 of the Registration Statement on Form F-4—Registration No. 333-14194).
10.6	Concession title granted by the Secretaría de Comunicaciones y Transportes ("SCT") in favor of Ferrocarril del Noreste, S.A. de C.V., ("FNE"), dated December 2, 1996, together with an English translation (incorporated herein by reference to Exhibit 2.1 of the Registration Statement on Form F-4—Registration No. 333-8322).
10.7	Amendment dated February 12, 2001 of Concession title granted by SCT in favor of TFM, formerly known as FNE, December 2, 1996, together with an English translation (incorporated herein by reference to Exhibit 4.2 of TFM's Annual Report on Form 20-F for fiscal 2000).
10.8	Sale Purchase Agreement respecting Capital Stock of FNE, among the United Mexican States (through SCT), FNE and Ferrocarriles Nacionales de Mexico, S.A. de C.V. ("FNM"), dated December 2, 1996, together with an English translation (incorporated by reference herein to Exhibit 2.2 of the Registration Statement on Form F-4—Registration No. 333-8322).
10.9	Sale Purchase Agreement respecting Property and Equipment, among the United Mexican States (through SCT), FNE and FNM, dated December 2, 1996, together with an English translation (incorporated by reference herein to Exhibit 2.3 of the Registration Statement on Form F-4—Registration No. 333-8322).
10.10	Management Services Agreement between TFM and TMM dated May 1997 (incorporated herein by reference to Exhibit 10.1 of the Registration Statement on Form F-4—Registration No. 333-8322).
10.11	Management Services Agreement between TFM and KCS Transportation Company, dated May 1997 (incorporated herein by reference to Exhibit 10.2 of the Registration Statement on Form F-4—Registration No. 333-8322).
10.12	Omnibus Agreement among Grupo TFM, Caymex Transportation, Inc., TMM Multimodal, S.A. de C.V. and FNM, dated June 9, 1997, together with an English translation (incorporated herein by reference to Exhibit 10.5 of the Registration Statement on Form F-4—Registration No. 333-8322).
10.13	Credit Agreement, dated as of September 19, 2000 among TFM, the several Banks parties thereto, Westdeutsche Landesbank Girozentrale, New York Bank, as the Issuing Bank, Chase Securities Inc., as Lead Arranger, Banc of America Securities LLC and Westdeutsche Landesbank Girozentrale, New York Branch as Co-Syndication Agents and Co-Documentation Agents, and The Chase Manhattan Bank, as Administration Agent (the "Commercial Paper Credit Agreement") (incorporated herein by reference to Exhibit 4.3 of TFM's Annual Report on Form 20-F for fiscal 2000).
10.14	Amendment, dated as of December 5, 2000, to the Commercial Paper Credit Agreement (the "Commercial Paper Credit Agreement") (incorporated herein by reference to Exhibit 4.4 of TFM's Annual Report on Form 20-F for fiscal 2000).
10.15	Second Amendment, dated as of September 25, 2001, to the Commercial Paper Credit Agreement (incorporated by reference to Exhibit 10.18 of the Registration Statement on Form F-4—Registration No. 333-14194).

10.16†	Amended and Restated Master Trust Agreement dated as of October 25, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A. as sellers' representative, guarantor and servicer, and The Bank of New York, as trustee.
10.17†	Amended and Restated Series 2001-A Supplement to Amended and Restated Master Trust Agreement, dated as of October 25, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A. as sellers' representative, guarantor and servicer, The Bank of New York, as trustee and the financial institutions from time to time parties thereto, as purchasers.
10.18†	Series 2002-A Supplement dated as of October 25, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A. as sellers' representative, guarantor and servicer, The Bank of New York, as trustee and the financial institutions from time to time parties thereto, as purchasers.
10.19†	Second Amended and Restated Master Trust Agreement dated as of December 10, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A., as sellers' representative, guarantor and servicer, and The Bank of New York, as trustee.
10.20†	Second Amended and Restated Series 2001-A Supplement to the Second Amended and Restated Mater Trust Agreement dated as of December 10, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A., as sellers' representative, guarantor and servicer, The Bank of New York, as trustee and the financial institutions from time to time parties thereto, as purchasers.
10.21†	Amendment Number One to Series 2002-A Supplement and Consent dated as of December 10, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A. as sellers' representative, guarantor and servicer, The Bank of New York, as trustee and the financial institutions from time to time parties thereto, as purchasers.
10.22†	Acquisition Agreement dated as of April 21, 2003, by and among Kansas City Southern, KARA Sub, Inc., Grupo TMM, cb S.A., TMM Holdings, S.A. de C.V. and TMM Multimodal, S.A. de C.V.
10.23†	Stock Purchase Agreement dated as of April 15, 2003, by and among Kansas City Southern, Grupo TMM, S.A. and cb Grupo TFM, S.A. de C.V.
10.24†	Stock Purchase Agreement dated as of April 10, 2003, by and among Mexico Ports & Terminals Holdings, S.A. de C.V, cb SSA Mexico, Inc., División de Negocio Especializado, S.A. and Inmobiliaria TMM, S.A. de C.V.
10.25	Voting Agreement, dated as of December 9, 2003, by and between the Company and the Supporting Noteholders (as such term is defined in such agreement) (incorporated herein by reference to Exhibit 99.1 to the Company's report on Form 6-K on December 18, 2003).
10.26†	First Amendment to Voting Agreement, dated as of March 31, 2004, by and among the Company and Supporting Noteholders (as such term is defined in such agreement).
10.27*	Irrevocable Administration and Guaranty Trust Agreement relating to the capital stock of TMM Multimodal, together with an English translation.
10.28*	Irrevocable Administration and Guaranty Trust Agreement relating to the capital stock of Subsidiaries of the Company and of the guarantors and other assets, together with an English translation.
10.29*	Mexican Pledge Agreement Without Transfer of Possession relating to the Senior Secured Notes, together with an English translation.

10.30†	Amendment Number One to Third Amended and Restated Master Trust Agreement, dated as of December 29, 2003, by and among the Company, TMM Logistics, S.A. de C.V., Naviera Del Pacifico, S.A. de C.V. and The Bank of New York, as trustee.
10.31†	Amendment Number One to Series 2003-A Supplement, dated as of December 29, 2003, by and among the Company, TMM Logistics, S.A. de C.V., Naviera Del Pacifico, S.A. de C.V., The Bank of New York, and Maple Bank GmbH.
10.32†	Amendment Number One to Series 2003-A Supplement, dated as of December 29, 2003, by and among the Company, TMM Logistics, S.A. de C.V., Naviera Del Pacifico, S.A. de C.V., The Bank of New York, and Maple Bank GmbH.
10.33*	Fourth Amendment to Voting Agreement, dated as of July 29, 2004, by and among Grupo TMM, S.A. and the Supporting Noteholders as defined therein.
10.34*	Purchase Agreement, dated as of July 29, 2004 among Grupo TMM, the Guarantors and purchasers party thereto relating to Grupo TMM's Senior Secured Notes.
10.35*	Registration Rights Agreement, dated as of August 11, 2004, by Grupo TMM, S.A. and the Guarantors named therein for the benefit of certain holders of Senior Secured Notes due 2007 of Grupo TMM, S.A.
10.36*	Letter Agreement, dated as of August 11, 2004, between Grupo TMM, S.A., Promotora Servia, S.A. de C.V. and JPMorgan Chase Bank.
11.1*	Computation of Earnings per Share (IFRS & U.S. GAAP).
12.1*	Statement regarding computation of ratio of earnings to fixed charges.
21.1*	List of Subsidiaries of the Company.
23.1*	Consent of Haynes & Boone, S.C. (contained in Exhibit 5.1)
23.2*	Consent of Milbank, Tweed, Hadley & McCloy LLP (contained in Exhibit 5.2)
23.3*	Consent of PricewaterhouseCoopers, S.C.

*
Previously filed.

**
Filed herewith.

†
Previously filed with the Registration Statement of Grupo TMM, S.A. on Form F-4 No. 333-112242.

(b)
Financial Statement Schedules

        The financial statement schedules of the Company have been omitted because the information required to be set forth therein is shown in the Financial Statements or notes thereto.

Item 9. Undertakings

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a) 3 of the Securities Act of 1933 (the "Securities Act");

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by item 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of the financial statements.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("TIA") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the TIA.

SIGNATURES OF GRUPO TMM, S.A.

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of September, 2004.

Grupo TMM, S.A.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President (Principal Executive Officer)
By:	/s/ JUAN FERNANDEZ GALEAZZI Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 2004.

Signature	Title

* José Francisco Serrano Segovia	Director, Chief Executive Officer
Ramón Serrano Segovia	Director, Vice President
/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	Director, President
* Mario Mohar Ponce	Director
* Ignacio Rodríguez Rocha	Director, Secretary
Lorenzo Cue Sánchez Navarro	Director
Robert Carl Rosenthal	Director
* Horacio Reyes Guzman	Principal Accounting Officer

/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi	Principal Financial Officer
*By:	/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi Attorney-in-fact

SIGNATURES OF TMM HOLDINGS, S.A. DE C.V.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form F-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of September, 2004.

TMM HOLDINGS, S.A. DE C.V.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President (Principal Executive Officer)
By:	/s/ JUAN FERNANDEZ GALEAZZI Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 2004.

Signature	Title

* José Francisco Serrano Segovia	Director, Chief Executive Officer
/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	Director, President
* Jacinto David Marina Cortés	Director
* Mario Mohar Ponce	Director
* Horacio Reyes Guzmán	Principal Accounting Officer
/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi	Principal Financial Officer
*By:	/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi Attorney-in-fact

SIGNATURES OF OPERADORA DE APOYO LOGISTICO, S.A. DE C.V.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form F-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of September, 2004.

OPERADORA DE APOYO LOGISTICO, S.A. DE C.V.
By:	/s/ JUAN FERNANDEZ GALEAZZI Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director (Principal Financial Officer)
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 2004.

Signature	Title

/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	Director, President
* Jacinto Marina Cortés	Director
* Horacio Reyes Guzmán	Director, Principal Accounting Officer
/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi	Principal Financial Officer
*By:	/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi Attorney-in-fact

SIGNATURES OF COMPAÑIA ARRENDADORA TMM, S.A. DE C.V.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form F-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of September, 2004.

COMPAÑIA ARRENDADORA TMM, S.A. DE C.V.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President (Principal Executive Officer)
By:	/s/ JUAN FERNANDEZ GALEAZZI Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 2004.

Signature	Title

/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	Director, President
* Jacinto Marina Cortés	Director
* Horacio Reyes Guzmán	Director, Principal Accounting Officer
/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi	Principal Financial Officer
*By:	/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi Attorney-in-fact

SIGNATURES OF TRANSPORTES MARÍTIMOS MÉXICO, S.A.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form F-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of September, 2004.

TRANSPORTES MARÍTIMOS MÉXICO, S.A.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President (Principal Executive Officer)
By:	/s/ JUAN FERNANDEZ GALEAZZI Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 2004.

Signature	Title

/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	Director, President
* Jacinto Marina Cortés	Director
* Horacio Reyes Guzmán	Director, Principal Accounting Officer
/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi	Principal Financial Officer
*By:	/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi Attorney-in-fact

SIGNATURES OF DIVISION DE NEGOCIOS ESPECIALIZADOS, S.A. DE C.V.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this to Form F-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of September, 2004.

DIVISION DE NEGOCIOS ESPECIALIZADOS, S.A. DE C.V.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President (Principal Executive Officer)
By:	/s/ JUAN FERNANDEZ GALEAZZI Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 2004.

Signature	Title

/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	Director, President
* Jacinto Marina Cortés	Director
* Horacio Reyes Guzmán	Director, Principal Accounting Officer
/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi	Principal Financial Officer
*By:	/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi Attorney-in-fact

SIGNATURES OF INMOBILIARIA TMM, S.A. DE C.V.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form F-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of September, 2004.

INMOBILIARIA TMM, S.A. DE C.V.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President (Principal Executive Officer)
By:	/s/ JUAN FERNANDEZ GALEAZZI Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 2004.

Signature	Title

/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	Director, President
* Jacinto Marina Cortés	Director
* Gerardo Primo Ramírez	Director
* Horacio Reyes Guzmán	Director, Principal Accounting Officer
/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi	Principal Financial Officer
*By:	/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi Attorney-in-fact

SIGNATURES OF LACTO COMERCIAL ORGANIZADA, S.A. DE C.V.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form F-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of September, 2004.

LACTO COMERCIAL ORGANIZADA, S.A. DE C.V.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President (Principal Executive Officer)
By:	/s/ JUAN FERNANDEZ GALEAZZI Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 2004.

Signature	Title

/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	Director, President
* Gerardo Primo Ramírez	Director
* Horacio Reyes Guzmán	Director, Principal Accounting Officer
/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi	Principal Financial Officer
*By:	/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi Attorney-in-fact

SIGNATURES OF LINEA MEXICANA TMM, S.A. DE C.V.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form F-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of September, 2004.

LINEA MEXICANA TMM, S.A. DE C.V.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President (Principal Executive Officer)
By:	/s/ JUAN FERNANDEZ GALEAZZI Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 2004.

Signature	Title

/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	Director, President
* Jacinto Marina Cortés	Director
* Gerardo Primo Ramírez	Director
* Horacio Reyes Guzmán	Director, Principal Accounting Officer
/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi	Principal Financial Officer
*By:	/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi Attorney-in-fact

SIGNATURES OF NAVIERA DEL PACIFICO, S.A. DE C.V.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form F-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of September, 2004.

NAVIERA DEL PACIFICO, S.A DE C.V.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President (Principal Executive Officer)
By:	/s/ JUAN FERNANDEZ GALEAZZI Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 2004.

Signature	Title

/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	Director, President
* Jacinto Marina Cortés	Director
* Silverio Di Costanzo Pérez	Director
* Horacio Reyes Guzmán	Director, Principal Accounting Officer
/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi	Principal Financial Officer
*By:	/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi Attorney-in-fact

SIGNATURES OF OPERADORA MARITIMA TMM, S.A. DE C.V.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form F-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of September, 2004.

OPERADORA MARITIMA TMM, S.A. DE C.V.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President (Principal Executive Officer)
By:	/s/ JUAN FERNANDEZ GALEAZZI Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 2004.

Signature	Title

/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	Director, President
* Jacinto Marina Cortés	Director
* Silverio Di Costanzo Pérez	Director
* Horacio Reyes Guzmán	Director, Principal Accounting Officer
/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi	Principal Financial Officer
*By:	/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi Attorney-in-fact

SIGNATURES OF OPERADORA PORTUARIA DE TUXPAN, S.A. DE C.V.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form F-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of September, 2004.

OPERADORA PORTUARIA DE TUXPAN, S.A. DE C.V.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President (Principal Executive Officer)
By:	/s/ JUAN FERNANDEZ GALEAZZI Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 2004.

Signature	Title

/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	Director, President
* Jacinto Marina Cortés	Director
* Silverio Di Costanzo Pérez	Director
* Horacio Reyes Guzmán	Director, Principal Accounting Officer
/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi	Principal Financial Officer
*By:	/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi Attorney-in-fact

SIGNATURES OF PERSONAL MARÍTIMO, S.A. DE C.V.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form F-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of September, 2004.

PERSONAL MARÍTIMO, S.A. DE C.V.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President (Principal Executive Officer)
By:	/s/ JUAN FERNÁNDEZ GALEAZZI Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 2004.

Signature	Title

/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	Director, President
* Jacinto Marina Cortés	Director
* Silverio Di Costanzo Pérez	Director
* Horacio Reyes Guzmán	Director, Principal Accounting Officer
/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi	Principal Financial Officer

*By:	/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi Attorney-in-fact

SIGNATURES OF SERVICIOS ADMINISTRATIVOS DE TRANSPORTACION, S.A. DE C.V.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form F-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of September, 2004.

SERVICIOS ADMINISTRATIVOS DE TRANSPORTACION, S.A. DE C.V.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President (Principal Executive Officer)
By:	/s/ JUAN FERNÁNDEZ GALEAZZI Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 2004.

Signature	Title

/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	Director, President
* Jacinto Marina Cortés	Director
* Gerardo Primo Ramírez	Director
* Horacio Reyes Guzmán	Director, Principal Accounting Officer
/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi	Principal Financial Officer

*By:	/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi Attorney-in-fact

SIGNATURES OF SERVICIOS DE LOGISTICA DE MEXICO, S.A. DE C.V.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form F-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of September, 2004.

SERVICIOS DE LOGISTICA DE MEXICO, S.A. DE C.V.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President (Principal Executive Officer)
By:	/s/ JUAN FERNANDEZ GALEAZZI Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 2004.

Signature	Title

/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	Director, President
* Jacinto Marina Cortés	Director
* Gerardo Primo Ramírez	Director
* Horacio Reyes Guzmán	Director, Principal Accounting Officer
/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi	Principal Financial Officer
*By:	/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi Attorney-in-fact

SIGNATURES OF SERVICIOS EN OPERACIONES LOGISTICAS, S.A. DE C.V.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form F-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of September, 2004.

SERVICIOS EN OPERACIONES LOGISTICAS, S.A. DE C.V.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President (Principal Executive Officer)
By:	/s/ JUAN FERNANDEZ GALEAZZI Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 2004.

Signature	Title

/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	Director, President
* Jacinto Marina Cortés	Director
* Gerardo Primo Ramírez	Director
* Horacio Reyes Guzmán	Director, Principal Accounting Officer
/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi	Principal Financial Officer
*By:	/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi Attorney-in-fact

SIGNATURES OF SERVICIOS EN PUERTOS Y TERMINALES, S.A. DE C.V.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form F-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of September, 2004.

SERVICIOS EN PUERTOS Y TERMINALES, S.A. DE C.V.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President (Principal Executive Officer)
By:	/s/ JUAN FERNANDEZ GALEAZZI Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 2004.

Signature	Title

/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	Director, President
* Jacinto Marina Cortés	Director
* Horacio Reyes Guzmán	Director, Principal Accounting Officer
/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi	Principal Financial Officer
*By:	/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi Attorney-in-fact

SIGNATURES OF TERMINAL MARITIMA DE TUXPAN, S.A. DE C.V.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form F-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of September, 2004.

TERMINAL MARITIMA DE TUXPAN, S.A. DE C.V.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President (Principal Executive Officer)
By:	/s/ JUAN FERNANDEZ GALEAZZI Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 2004.

Signature	Title

/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	Director, President
* Jacinto Marina Cortés	Director
* Gerardo Primo Ramírez	Director
* Horacio Reyes Guzmán	Director, Principal Accounting Officer
/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi	Principal Financial Officer
*By:	/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi Attorney-in-fact

SIGNATURES OF TMG OVERSEAS, S.A.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form F-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of September, 2004.

TMG OVERSEAS, S.A.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President (Principal Executive Officer)
By:	/s/ JUAN FERNANDEZ GALEAZZI Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 2004.

Signature	Title

* José Francisco Serrano Segovia	Director, Chief Executive Officer
/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	Director
Francisco Kassian Diaz	Director
* Horacio Reyes Guzmán	Director, Principal Accounting Officer
/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi	Principal Financial Officer
*By:	/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi Attorney-in-fact

\

SIGNATURES OF TMM AGENCIAS, S.A. DE C.V.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form F-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of September, 2004.

TMM AGENCIAS, S.A. DE C.V.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President (Principal Executive Officer)
By:	/s/ JUAN FERNANDEZ GALEAZZI Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 2004.

Signature	Title

/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	Director, President
* Jacinto Marina Cortés	Director
* Horacio Reyes Guzmán	Director, Principal financial Officer
/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi	Principal Financial Officer
*By:	/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi Attorney-in-fact

SIGNATURES OF TMM LOGISTICS, S.A. DE C.V.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form F-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of September, 2004.

TMM LOGISTICS, S.A. DE C.V.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President (Principal Executive Officer)
By:	/s/ JUAN FERNANDEZ GALEAZZI Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 2004.

Signature	Title

/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	Director, President
* Jacinto Marina Cortés	Director
* Gerardo Primo Ramírez	Director
* Horacio Reyes Guzmán	Director, Principal financial Officer
/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi	Principal Financial Officer
*By:	/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi Attorney-in-fact

SIGNATURES OF TRANSPORTACION PORTUARIA TERRESTRE, S.A. DE C.V.

        Pursuant to the requirements o f the Securities Act of 1933, the registrant has duly caused this Form F-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of September, 2004.

TRANSPORTACION PORTUARIA TERRESTRE, S.A. DE C.V.
By:	/s/ JAVIER SEGOVIA SERRANO Name: Javier Segovia Serrano Title: President (Principal Executive Officer)
By:	/s/ JUAN FERNANDEZ GALEAZZI Name: Juan Fernandez Galeazzi Title: Finance and Treasury Director (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form F-1 Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 2004.

Signature	Title

/s/ JAVIER SEGOVIA SERRANO Javier Segovia Serrano	Director, President
* Jacinto Marina Cortés	Director
* Gerardo Primo Ramírez	Director
* Horacio Reyes Guzmán	Director, Principal Accounting Officer
/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi	Principal Financial Officer
*By:	/s/ JUAN FERNANDEZ GALEAZZI Juan Fernandez Galeazzi Attorney-in-fact

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of the Securities Act of 1933, this Form F-1 Registration Statement to be signed on its behalf by the Company by the undersigned in the capacity indicated on this 16th day of September, 2004.

/s/ DONALD J. PUGLISI Donald J. Puglisi Managing Director of Puglisi & Associates

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of the Securities Act of 1933, this Form F-1 Registration Statement has been signed by the undersigned in the capacity indicated on the 16th day of September, 2004 on behalf of each of the Guarantors listed on Schedule A hereto.

/s/ DONALD J. PUGLISI Donald J. Puglisi Managing Director of Puglisi & Associates

INDEX TO EXHIBITS

Exhibit Number	Document Description
3.1†	Estatutos Sociales de TMM Holdings, S.A. de C.V. (corporate charter and Bylaws of TMM Holdings, S.A. de C.V.) registered with the Public Registry of Commerce on September 4, 2002.
3.2†	Estatutos Sociales de Grupo TMM, S.A., together with an English Translation, as registered with the Public Registry of Commerce on September 26, 2002.
3.3†	Estatutos Sociales de Operadora de Apoya Logistico S.A. de C.V., together with an English translation.
3.4†	Estatutos Sociales de Compania Arrendadora TMM S.A. de C.V., together with an English translation.
3.5†	Estatutos Sociales de Transportes Maritimos Mexico S.A., together with an English translation.
3.6†	Estatutos Sociales de Division de Negocios Especializados S.A. de C.V., together with an English translation.
3.7†	Estatutos Sociales de Inmobiliaria TMM S.A. de C.V., together with an English translation.
3.8†	Estatutos Sociales de Lacto Comercial Organizada S.A. de C.V., together with an English translation.
3.9†	Estatutos Sociales de Linea Mexicana TMM S.A. de C.V., together with an English translation.
3.10†	Estatutos Sociales de Naviera del Pacifico S.A. de C.V., together with an English translation.
3.11†	Estatutos Sociales de Operadora Maritima TMM S.A. de C.V, together with an English translation.
3.12†	Estatutos Sociales de Personal Maritimo S.A. de C.V., together with an English translation.
3.13†	Estatutos Sociales de Servicios Administrativos de Transportacion S.A. de C.V., together with an English translation.
3.14†	Estatutos Sociales de Servicios de Logistica de Mexico S.A. de C.V., together with an English translation.
3.15†	Estatutos Sociales de Servicios en Operaciones Logisticas S.A. de C.V., together with an English translation.
3.16†	Estatutos Sociales de Servicios en Puertos y Terminales S.A. de C.V., together with an English translation.
3.17†	Estatutos Sociales de Terminal Maritima de Tuxpan S.A. de C.V., together with an English translation.
3.18†	Estatutos Sociales de TMM Agencias S.A. de C.V., together with an English translation.
3.19†	Estatutos Sociales de TMM Logistics S.A. de C.V., together with an English translation.
3.20†	Estatutos Sociales de Transportacion Portuaria Terrestre S.A. de C.V., together with an English translation.
3.21†	Estatutos Sociales de TMG Overseas S.A., together with an English translation.
3.22†	Estatutos Sociales de Operadora Portuaria de Tuxpan S.A. de CV, together with an English translation.

4.1	Specimen Provision Certificate for Series L Shares (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form F-4—Registration No. 333-14194).
4.2	Specimen Ordinary Participation Certificate, together with an English translation (incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form F-1—Registration No. 33-47334).
4.3	Form of Deposit Agreement for Series L American Depositary Shares among the Company, Citibank, N.A. ("Citibank"), as depositary and all holders and beneficial owners of American Depositary Shares evidenced by the American Depositary Receipts issued thereunder (incorporated by reference to Exhibit 4.3 of the Company's Registration Statement on Form F-4—Registration No. 333-14194).
4.4	Form of Deposit Agreement for Series A Ordinary Participation Certificate American Depositary Shares among the Company, Citibank, as depositary and all holders and beneficial owners of American Depositary Shares evidenced by the American Depositary Receipts issued thereunder (incorporated by reference to Exhibit 4.4 of the Company's Registration Statement on Form F-4—Registration No. 333-14194).
4.5	Trust Agreement, dated November 24, 1989, (the "CPO Trust Agreement"), between Nacional Financiera, S.N.C., as grantor, and as CPO Trustee, together with an English translation (incorporated herein by reference to Exhibit 4.4 of the Registration Statement on Form F-1—Registration No. 33-47334).
4.6	Public Deed, dated January 28, 1992, together with an English translation (incorporated herein by reference to Exhibit 4.5 of the Registration Statement on Form F-1—Registration No. 33-47334).
4.7	Amended and Restated Indenture, dated as of January 25, 2001, to the Indenture dated as of May 12, 1993, between the Company and Citibank, as trustee (incorporated herein by reference to Exhibit 2.1 of TMM's Annual Report on Form 20-F for fiscal 2000).
4.8	Indenture, dated as of June 16, 1997, among TFM, S.A. de C.V. ("TFM"), Grupo Transportación Ferroviaria Mexicana, S.A. de C.V. ("Grupo TFM"), The Bank of New York, as Trustee, and Bankers Trust Luxembourg, S.A., as a Paying Agent, covering up to $150,000,000 of TFM's 10 1/4% Senior Notes due 2007 (incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form F-4—Registration No. 333-8322).
4.9	Indenture, dated as of June 16, 1997, among TFM, Grupo TFM, The Bank of New York, as Trustee, and Bankers Trust Luxembourg, S.A., as a Paying Agent, covering up to $443,500,000 of TFM's 11 3/4% Senior Discount Debentures due 2009 (incorporated herein by reference to Exhibit 4.2 of the Registration Statement on Form F-4—Registration No. 333-8322).
4.10	Specimen Global Note representing the 2006 Notes (incorporated herein by reference to Exhibit 4.3 of the Registration Statement of Form F-4—File No. 333-8322).
4.11*	Indenture, dated as of August 11, 2004, among the Company, the Guarantors and The Bank of New York, or Trustee, relating to the Company's Senior Secured Notes due 2007.
4.12†	Form of Global Note representing the Senior Secured Notes due 2007 (included in Exhibit 4.11).
4.13†	Form of guarantees of Senior Secured Notes due 2007 (included in Exhibit 4.11).

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4.14†	Supplemental Indenture dated August 11, 2004 to the Indenture for 2006 Notes.
4.15	Letter Agreement, dated as of May 22, 2002, by and between Citibank, N.A., as Depositary and the Company, supplementing the Deposit Agreement for the Series A Ordinary Participation Certificate American Depositary Shares (incorporated by reference to the Registration Statement on Form F-3—Registration No. 333-90710).
4.16	Securities Purchase Agreement (including the schedules thereto), dated as of May 6, 2002, by and among the Company and the investors listed on the Schedule of Buyers attached thereto (incorporated herein by reference to Items 6 and 7 of the Company's Form 6-K dated May 9, 2002 and submitted to the Securities and Exchange Commission on May 10, 2002).
4.17	Irrevocable Instruction Letter, dated as of May 22, 2002, between the Company and Citibank, as Depositary (incorporated by reference to the Registration Statement on Form F-3—Registration No. 333-90710).
4.18	Form of Note-Linked Security (incorporated herein by reference to Item 12 of the Company's Form 6-K dated May 9, 2002 and submitted to the Securities and Exchange Commission on May 10, 2002).
4.19	Registration Rights Agreement, dated as of May 6, 2002, by and among Grupo TMM, and the buyers party thereto (incorporated herein by reference to Item 9 of the Company's Form 6-K dated May 9, 2002 and submitted to the Securities and Exchange Commission on May 10, 2002).
4.20†	Form of guarantees of senior secured notes due 2007 (included in Exhibit 4.15).
5.1*	Opinion of Haynes & Boone, S.C., as to the due authorization of the securities being registered.
5.2*	Opinion of Milbank, Tweed, Hadley & McCloy LLP regarding the validity of the Senior Secured Notes under New York law.
8.1*	Opinion of Ortiz, Sainz y Erreguerena regarding Mexican tax matters.
8.2*	Opinion of Milbank, Tweed, Hadley & McCloy LLP regarding U.S. tax matters (contained in Exhibit 5.2).
9.1	CPO Trust Agreement (incorporated herein by reference to Exhibit 4.4 of the Registration Statement on Form F-1—Registration No. 33-47334).
10.1	Termination Agreement (the "Termination Agreement"), dated August 23, 2001, between the Company and TMM (incorporated herein by reference to Exhibit 10.1 of the Registration Statement on Form F-4—Registration No. 333-14194).
10.2	Amendment Agreement to the Termination Agreement, dated October 11, 2001, between the Company and TMM (incorporated herein by reference to Exhibit 10.2 of the Registration Statement on Form F-4—Registration No. 333-14194).
10.3	Tax Benefits Agreement, dated December 5, 2001, between the Company and TMM, together with an English translation (incorporated herein by reference to Exhibit 10.3 of the Registration Statement on Form F-4—Registration No. 14194).
10.4	Master Trust Agreement, dated as of November 30, 2001, between TMM and its Subsidiaries, as Sellers, TMM as Sellers' Representative, Guarantor and Servicer, and The Bank of New York, as Trustee (incorporated herein by reference to Exhibit 10.7 of the Registration Statement on Form F-4—Registration No. 33-14194).

3

10.5	Series 2001-A Supplement to Master Trust Agreement, dated as of November 30, 2001, among TMM and its Subsidiaries, as Sellers, TMM as Sellers' Representative, Guarantor and Servicer, The Bank of New York, as Trustee, and the Financial Institutions from time to time parties thereto, as Purchasers (incorporated herein by reference to Exhibit 10.8 of the Registration Statement on Form F-4—Registration No. 333-14194).
10.6	Concession title granted by the Secretaría de Comunicaciones y Transportes ("SCT") in favor of Ferrocarril del Noreste, S.A. de C.V., ("FNE"), dated December 2, 1996, together with an English translation (incorporated herein by reference to Exhibit 2.1 of the Registration Statement on Form F-4—Registration No. 333-8322).
10.7	Amendment dated February 12, 2001 of Concession title granted by SCT in favor of TFM, formerly known as FNE, December 2, 1996, together with an English translation (incorporated herein by reference to Exhibit 4.2 of TFM's Annual Report on Form 20-F for fiscal 2000).
10.8	Sale Purchase Agreement respecting Capital Stock of FNE, among the United Mexican States (through SCT), FNE and Ferrocarriles Nacionales de Mexico, S.A. de C.V. ("FNM"), dated December 2, 1996, together with an English translation (incorporated by reference herein to Exhibit 2.2 of the Registration Statement on Form F-4—Registration No. 333-8322).
10.9	Sale Purchase Agreement respecting Property and Equipment, among the United Mexican States (through SCT), FNE and FNM, dated December 2, 1996, together with an English translation (incorporated by reference herein to Exhibit 2.3 of the Registration Statement on Form F-4—Registration No. 333-8322).
10.10	Management Services Agreement between TFM and TMM dated May 1997 (incorporated herein by reference to Exhibit 10.1 of the Registration Statement on Form F-4—Registration No. 333-8322).
10.11	Management Services Agreement between TFM and KCS Transportation Company, dated May 1997 (incorporated herein by reference to Exhibit 10.2 of the Registration Statement on Form F-4—Registration No. 333-8322).
10.12	Omnibus Agreement among Grupo TFM, Caymex Transportation, Inc., TMM Multimodal, S.A. de C.V. and FNM, dated June 9, 1997, together with an English translation (incorporated herein by reference to Exhibit 10.5 of the Registration Statement on Form F-4—Registration No. 333-8322).
10.13	Credit Agreement, dated as of September 19, 2000 among TFM, the several Banks parties thereto, Westdeutsche Landesbank Girozentrale, New York Bank, as the Issuing Bank, Chase Securities Inc., as Lead Arranger, Banc of America Securities LLC and Westdeutsche Landesbank Girozentrale, New York Branch as Co-Syndication Agents and Co-Documentation Agents, and The Chase Manhattan Bank, as Administration Agent (the "Commercial Paper Credit Agreement") (incorporated herein by reference to Exhibit 4.3 of TFM's Annual Report on Form 20-F for fiscal 2000).
10.14	Amendment, dated as of December 5, 2000, to the Commercial Paper Credit Agreement (the "Commercial Paper Credit Agreement") (incorporated herein by reference to Exhibit 4.4 of TFM's Annual Report on Form 20-F for fiscal 2000).
10.15	Second Amendment, dated as of September 25, 2001, to the Commercial Paper Credit Agreement (incorporated by reference to Exhibit 10.18 of the Registration Statement on Form F-4—Registration No. 333-14194).

4

10.16†	Amended and Restated Master Trust Agreement dated as of October 25, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A. as sellers' representative, guarantor and servicer, and The Bank of New York, as trustee.
10.17†	Amended and Restated Series 2001-A Supplement to Amended and Restated Master Trust Agreement, dated as of October 25, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A. as sellers' representative, guarantor and servicer, The Bank of New York, as trustee and the financial institutions from time to time parties thereto, as purchasers.
10.18†	Series 2002-A Supplement dated as of October 25, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A. as sellers' representative, guarantor and servicer, The Bank of New York, as trustee and the financial institutions from time to time parties thereto, as purchasers.
10.19†	Second Amended and Restated Master Trust Agreement dated as of December 10, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A., as sellers' representative, guarantor and servicer, and The Bank of New York, as trustee.
10.20†	Second Amended and Restated Series 2001-A Supplement to the Second Amended and Restated Mater Trust Agreement dated as of December 10, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A., as sellers' representative, guarantor and servicer, The Bank of New York, as trustee and the financial institutions from time to time parties thereto, as purchasers.
10.21†	Amendment Number One to Series 2002-A Supplement and Consent dated as of December 10, 2002, among Grupo TMM, S.A. and its subsidiaries, as sellers, Grupo TMM, S.A. as sellers' representative, guarantor and servicer, The Bank of New York, as trustee and the financial institutions from time to time parties thereto, as purchasers.
10.22†	Acquisition Agreement dated as of April 21, 2003, by and among Kansas City Southern, KARA Sub, Inc., Grupo TMM, cb S.A., TMM Holdings, S.A. de C.V. and TMM Multimodal, S.A. de C.V.
10.23†	Stock Purchase Agreement dated as of April 15, 2003, by and among Kansas City Southern, Grupo TMM, S.A. and cb Grupo TFM, S.A. de C.V.
10.24†	Stock Purchase Agreement dated as of April 10, 2003, by and among Mexico Ports & Terminals Holdings, S.A. de C.V, cb SSA Mexico, Inc., División de Negocio Especializado, S.A. and Inmobiliaria TMM, S.A. de C.V.
10.25	Voting Agreement, dated as of December 9, 2003, by and between the Company and the Supporting Noteholders (as such term is defined in such agreement) (incorporated herein by reference to Exhibit 99.1 to the Company's report on Form 6-K on December 18, 2003).
10.26†	First Amendment to Voting Agreement, dated as of March 31, 2004, by and among the Company and Supporting Noteholders (as such term is defined in such agreement).
10.27*	Irrevocable Administration and Guaranty Trust Agreement relating to the capital stock of TMM Multimodal, together with an English translation.
10.28*	Irrevocable Administration and Guaranty Trust Agreement relating to the capital stock of Subsidiaries of the Company and of the guarantors and other assets, together with an English translation.
10.29*	Mexican Pledge Agreement Without Transfer of Possession relating to the Senior Secured Notes, together with an English translation.

5

10.30†	Amendment Number One to Third Amended and Restated Master Trust Agreement, dated as of December 29, 2003, by and among the Company, TMM Logistics, S.A. de C.V., Naviera Del Pacifico, S.A. de C.V. and The Bank of New York, as trustee.
10.31†	Amendment Number One to Series 2003-A Supplement, dated as of December 29, 2003, by and among the Company, TMM Logistics, S.A. de C.V., Naviera Del Pacifico, S.A. de C.V., The Bank of New York, and Maple Bank GmbH.
10.32†	Amendment Number One to Series 2003-A Supplement, dated as of December 29, 2003, by and among the Company, TMM Logistics, S.A. de C.V., Naviera Del Pacifico, S.A. de C.V., The Bank of New York, and Maple Bank GmbH.
10.33*	Fourth Amendment to Voting Agreement, dated as of July 29, 2004, by and among Grupo TMM, S.A. and the Supporting Noteholders as defined therein.
10.34*	Purchase Agreement, dated as of July 29, 2004 among Grupo TMM, the Guarantors and purchasers party thereto relating to Grupo TMM's Senior Secured Notes.
10.35*	Registration Rights Agreement, dated as of August 11, 2004, by Grupo TMM, S.A. and the Guarantors named therein for the benefit of certain holders of Senior Secured Notes due 2007 of Grupo TMM, S.A.
10.36*	Letter Agreement, dated as of August 11, 2004, between Grupo TMM, S.A., Promotora Servia, S.A. de C.V. and JPMorgan Chase Bank.
11.1*	Computation of Earnings per Share (IFRS & U.S. GAAP).
12.1*	Statement regarding computation of ratio of earnings to fixed charges.
21.1*	List of Subsidiaries of the Company.
23.1*	Consent of Haynes & Boone, S.C. (contained in Exhibit 5.1)
23.2*	Consent of Milbank, Tweed, Hadley & McCloy LLP (contained in Exhibit 5.2)
23.3*	Consent of PricewaterhouseCoopers, S.C.

*
Previously filed.

**
Filed herewith.

†
Previously filed with the Registration Statement of Grupo TMM, S.A. on Form F-4 No. 333-112242.

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QuickLinks

SCHEDULE A CO-REGISTRANTS—SUBSIDIARY GUARANTORS
TABLE OF CONTENTS
PRESENTATION OF FINANCIAL INFORMATION
EXCHANGE RATES
Noon Buying Rate(a)
Noon Buying Rate(a)
ABOUT THIS PROSPECTUS
SUMMARY
The Company and the Guarantors
Corporate Structure
Debt Restructuring
SUMMARY OF TERMS OF THE SENIOR SECURED NOTES
GRUPO TMM AND SUBSIDIARIES SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA ($ in millions except ratios and per share data)
RISK FACTORS
FORWARD-LOOKING STATEMENTS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL INFORMATION
GRUPO TMM AND SUBSIDIARIES SELECTED CONSOLIDATED FINANCIAL DATA ($ in millions, except per share data)
GRUPO TMM AND SUBSIDIARIES SELECTED CONSOLIDATED OPERATING DATA ($ in millions)
SUPPLEMENTAL UNAUDITED SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA GRUPO TMM AND SUBSIDIARIES WITHOUT GRUPO TFM(a) ($ in millions, except per share data)
UNAUDITED PRO FORMA FINANCIAL INFORMATION
GRUPO TMM, S. A. AND SUBSIDIARIES PRO FORMA CONSOLIDATED BALANCE SHEET As of December 31, 2003 (Unaudited) ($ in thousands)
GRUPO TMM, S. A. AND SUBSIDIARIES PRO FORMA CONSOLIDATED INCOME STATEMENT For the year ended December 31, 2003 (Unaudited) ($ in thousands, except per share amounts)
Notes to Unaudited Summary Pro Forma Financial Information
RATIO OF EARNINGS TO FIXED CHARGES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Grupo TMM Operations Income on Transportation(1)(2) ($ in millions)
Grupo TMM—Transportation Revenues ($ in millions)
Railroad Revenues ($ in millions)
Grupo TMM Operations Income on Transportation(1)(2) ($ in millions)
Our Principal Capital Expenditures ($ in millions)
Our Principal Capital Divestitures ($ in millions)
Unaudited Divisional Results ($ in thousands)
Grupo TMM, S.A. and subsidiaries Consolidated Statement of Income ($ in thousands)
Grupo TMM, S.A. and subsidiaries Condensed Consolidated Balance Sheets ($ in thousands)
Grupo TMM, S.A. and subsidiaries Condensed Consolidated Statements of Cash Flows ($ in thousands)
Grupo TMM, S.A. and subsidiaries Condensed Consolidated Statements of Income (without Grupo TFM)(a) ($ in thousands)
Grupo TMM, S.A. and subsidiaries Condensed Balance Sheet (without Grupo TFM)(a) ($ in thousands)
Grupo TMM, S.A. and subsidiaries Condensed Consolidated Statements of Cash Flows (without Grupo TFM)(a) ($ in thousands)
Grupo TFM, S.A. de C.V. and Subsidiaries Condensed Consolidated Statements of Income ($ in thousands)
Grupo TFM, S.A. de C.V. and Subsidiaries Condensed Consolidated Balance Sheets ($ in thousands)
Grupo TFM, S.A. de C.V. and Subsidiaries Condensed Consolidated Statements of Cash Flows ($ in thousands)
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS
Breakdown of Fixed and Variable Rates of Financial Obligations(1)(2)
Breakdown of Fixed and Variable Rates of Financial Obligations(1)(2)
Pro Forma Breakdown of Fixed and Variable Rates of Financial Obligations(1)(2)
BUSINESS
Mexican Foreign Trade
MANAGEMENT
SELLING NOTEHOLDERS
MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS
LEGAL PROCEEDINGS
DESCRIPTION OF SIGNIFICANT INDEBTEDNESS AND SECURITIZATION FACILITY
THE GUARANTORS AND THE SECURITY
DESCRIPTION OF THE SENIOR SECURED NOTES
NATURE OF TRADING MARKET
PLAN OF DISTRIBUTION
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
MATERIAL MEXICAN FEDERAL INCOME TAX CONSIDERATIONS
ENFORCEMENT OF CIVIL LIABILITIES AGAINST NON-U.S. PERSONS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
GRUPO TMM, S. A. CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2002 AND 2003 INDEX
GRUPO TMM, S. A. CONSOLIDATED BALANCE SHEETS (Notes 1, 2, 3 and 7) (amounts in thousands of US dollars)
GRUPO TMM, S. A. CONSOLIDATED STATEMENTS OF INCOME (Notes 1, 2 and 11) (amounts in thousands of US dollars, except per share amounts)
GRUPO TMM, S. A. CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003 (Notes 1, 2 and 12) (amounts in thousands of dollars)
GRUPO TMM, S. A. CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued) (Notes 1 and 2) (amounts in thousands of US dollars)
GRUPO TMM, S. A. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2002 AND 2003 (amounts in thousands of US dollars except number of shares)
GRUPO TMM, S. A. AND SUBSIDIARIES CONDENSED CONSOLIDATING BALANCE SHEETS As of December 31, 2003 (amount in thousands of U.S. Dollars)
GRUPO TMM, S. A. AND SUBSIDIARIES CONDENSED CONSOLIDATING INCOME STATEMENTS For the year ended December 31, 2003 (amount in thousands of U.S. Dollars)
GRUPO TMM, S. A. AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the year ended December 31, 2003 (amount in thousands of U.S. Dollars)
GRUPO TMM, S. A. AND SUBSIDIARIES CONDENSED CONSOLIDATING BALANCE SHEETS As of December 31, 2002 (amount in thousands of U.S. Dollars)
GRUPO TMM, S. A. AND SUBSIDIARIES CONDENSED CONSOLIDATING INCOME STATEMENT For the year ended December 31, 2002 (amount in thousands of U.S. Dollars)
GRUPO TMM, S. A. AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the year ended December 31, 2002 (amount in thousands of U.S. Dollars)
GRUPO TMM, S. A. AND SUBSIDIARIES CONDENSED CONSOLIDATING INCOME STATEMENTS For the year ended December 31, 2001 (amount in thousands of U.S. Dollars)
GRUPO TMM, S. A. AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the year ended December 31, 2001 (amount in thousands of U.S. Dollars)
TMM HOLDINGS, S. A. DE C. V. CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2002 AND 2003
TMM HOLDINGS, S. A. DE C. V. CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2002 AND 2003 INDEX
TMM HOLDINGS, S. A. DE C. V. CONSOLIDATED BALANCE SHEETS (Notes 1 and 2) (amounts in thousands of US dollars)
TMM HOLDINGS, S. A. DE C. V. CONSOLIDATED STATEMENTS OF INCOME (Notes 1 and 7) (amounts in thousands of US dollars, except per share amounts)
TMM HOLDINGS, S. A. DE C. V. CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003 (Notes 1, 2 and 8) (amounts in thousands of US dollars)
TMM HOLDINGS, S. A. DE C. V. CONSOLIDATED STATEMENTS OF CASH FLOWS (Notes 1 and 2) (amounts in thousands of US dollars)
TMM HOLDINGS, S. A. DE C. V. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003 (amounts in thousands of US dollars, except number of shares)
TMM MULTIMODAL, S. A. DE C. V. CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2002 AND 2003
TMM MULTIMODAL, S. A. DE C. V. CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2002 AND 2003 INDEX
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TMM MULTIMODAL, S. A. DE C. V. CONSOLIDATED BALANCE SHEETS (Note 1) (amounts in thousands of US dollars)
TMM MULTIMODAL, S. A. DE C. V. CONSOLIDATED STATEMENTS OF INCOME (Notes 1 and 7) (amounts in thousands of US dollars, except per share amounts)
TMM MULTIMODAL, S. A. DE C. V. CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003 (Notes 1 and 8) (amounts in thousands of US dollars)
TMM MULTIMODAL, S. A. DE C. V. CONSOLIDATED STATEMENTS OF CASH FLOWS (Note 1) (amounts in thousands of US dollars)
TMM MULTIMODAL, S. A. DE C. V. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003 (amounts in thousands of US dollars, except number of shares)
TMM MULTIMODAL, S. A. DE C. V. CONDENSED CONSOLIDATED BALANCE SHEETS YEARS ENDED DECEMBER 31, 2002 AND 2003 (amounts in thousands of US dollars, except number of shares)
TMM MULTIMODAL, S. A. DE C. V. CONDENSED CONSOLIDATED STATEMENTS OF INCOME YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003 (amounts in thousands of US dollars, except number of shares)
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES OF GRUPO TMM, S.A.
SIGNATURES OF TMM HOLDINGS, S.A. DE C.V.
SIGNATURES OF OPERADORA DE APOYO LOGISTICO, S.A. DE C.V.
SIGNATURES OF COMPAÑIA ARRENDADORA TMM, S.A. DE C.V.
SIGNATURES OF TRANSPORTES MARÍTIMOS MÉXICO, S.A.
SIGNATURES OF DIVISION DE NEGOCIOS ESPECIALIZADOS, S.A. DE C.V.
SIGNATURES OF INMOBILIARIA TMM, S.A. DE C.V.
SIGNATURES OF LACTO COMERCIAL ORGANIZADA, S.A. DE C.V.
SIGNATURES OF LINEA MEXICANA TMM, S.A. DE C.V.
SIGNATURES OF NAVIERA DEL PACIFICO, S.A. DE C.V.
SIGNATURES OF OPERADORA MARITIMA TMM, S.A. DE C.V.
SIGNATURES OF OPERADORA PORTUARIA DE TUXPAN, S.A. DE C.V.
SIGNATURES OF PERSONAL MARÍTIMO, S.A. DE C.V.
SIGNATURES OF SERVICIOS ADMINISTRATIVOS DE TRANSPORTACION, S.A. DE C.V.
SIGNATURES OF SERVICIOS DE LOGISTICA DE MEXICO, S.A. DE C.V.
SIGNATURES OF SERVICIOS EN OPERACIONES LOGISTICAS, S.A. DE C.V.
SIGNATURES OF SERVICIOS EN PUERTOS Y TERMINALES, S.A. DE C.V.
SIGNATURES OF TERMINAL MARITIMA DE TUXPAN, S.A. DE C.V.
SIGNATURES OF TMG OVERSEAS, S.A.
SIGNATURES OF TMM AGENCIAS, S.A. DE C.V.
SIGNATURES OF TMM LOGISTICS, S.A. DE C.V.
SIGNATURES OF TRANSPORTACION PORTUARIA TERRESTRE, S.A. DE C.V.
INDEX TO EXHIBITS